 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-228363
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
PLATINUM EAGLE ACQUISITION CORP.

PROSPECTUS FOR
16,391,623 UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK AND ONE-THIRD OF ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK),
24,608,377 SHARES OF CLASS A COMMON STOCK, 8,125,000 SHARES OF CLASS B COMMON STOCK AND 10,702,786 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK, IN EACH CASE, OF PLATINUM EAGLE ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION (WHICH WILL BE RENAMED TARGET HOSPITALITY CORP. IMMEDIATELY AFTER CONSUMMATION OF THE BUSINESS COMBINATION)

The board of directors of Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (“Platinum Eagle,” the “Company,” “we,” “us” or “our”), has unanimously approved (i) the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Target Merger Agreement”), by and among the Company, Topaz Holdings LLC, a Delaware limited liability company (f/k/a Topaz Holdings Corp.) and a wholly-owned subsidiary of the Company (the “Holdco Acquiror,” and, together with the Company and Signor Merger Sub (defined below), the “Acquirors”), Algeco Investments B.V., a Netherlands besloten vennotschap (“Algeco Seller”), Arrow Bidco, LLC, a Delaware limited liability company (“Arrow Bidco”), and Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”), the owner of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”), pursuant to which Target Parent will merge with and into Arrow Bidco, with Arrow Bidco surviving the merger, and (ii) the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Signor Merger Agreement” and, together with the Target Merger Agreement, the “Merger Agreements”), by and among the Company, the Holdco Acquiror, Signor Merger Sub LLC, a Delaware limited liability company (f/k/a Signor Merger Sub Inc.) and wholly-owned subsidiary of the Company and sister company to the Holdco Acquiror (“Signor Merger Sub”), Arrow Holdings S.a.r.l., a Luxembourg société à responsabilité limitée (“Arrow Seller” and, together with the Algeco Seller, the “Sellers”), and Arrow Parent Corp., a Delaware corporation (“Signor Parent”)), the owner of Arrow Bidco, and owner of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), pursuant to which Signor Merger Sub will merge with and into Signor Parent, with Signor Parent, as sole parent of Arrow Bidco, surviving the merger (the transactions contemplated by the Merger Agreements, the “business combination”). Upon consummation of the business combination, the Holdco Acquiror will be the sole parent of Arrow Bidco, which will be the sole parent of each of Target and Signor and a wholly owned subsidiary of Platinum Eagle.
As described in this proxy statement/prospectus, Platinum Eagle’s shareholders are being asked to consider and vote upon (among other things) the business combination, which includes the change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “domestication”). The domestication is expected to be effectuated three calendar days prior to the closing of the business combination (the “Closing”). The continuing entity following the domestication will continue to be named Platinum Eagle Acquisition Corp. (“Platinum Eagle Delaware”). Concurrent with the Closing, the post-business combination company will be renamed Target Hospitality Corp. (“Target Hospitality”).
Under the Merger Agreements, the total amount payable by us will be $1.311 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses), of which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock (as defined below) valued at $10.00 per share, with (i) 25,800,000 of such shares delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 of such shares delivered to the Arrow Seller pursuant to the Signor Merger Agreement (the “Stock Consideration”). The Cash Consideration will come from the following sources: (1) proceeds available from the trust account established in connection with Platinum Eagle’s initial public offering (the “trust account”), after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers, at least $80 million of proceeds from private placements of Class A ordinary shares (as defined below) by Platinum Eagle (the “Equity Offering”) or other equity offerings to fund any shortfall of proceeds from the trust account after taking into account the Equity Offering (the “Backstop Offering”). The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the trust account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to the Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event will the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.
On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), of Platinum Eagle, will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (“Platinum Eagle Delaware Class A common stock”), and shares of Class B common stock, par value $0.0001 per share (“Platinum Eagle Delaware Class B common stock”), of Platinum Eagle Delaware, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Target Hospitality (“Target Hospitality common stock”). Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
This proxy statement/prospectus covers the following securities of Platinum Eagle Delaware to be issued in the domestication: (i) 16,391,623 units (each unit including one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock), representing the units that were registered in our initial public offering less those that have been separated into their underlying public shares (as defined herein) and public warrants (as defined herein), (ii) 24,608,377 shares of Platinum Eagle Delaware Class A common stock, representing our currently issued and outstanding Class A ordinary shares and the Class A ordinary shares that will be issued immediately prior to the domestication pursuant to the Equity Offering and Backstop Offering, if any, less the number of public shares that are represented by the aforementioned units, (iii) 8,125,000 shares of Platinum Eagle Delaware Class B common stock, which represent our currently issued and outstanding Class B ordinary shares, and (iv) 10,702,786 warrants to acquire shares of Platinum Eagle Delaware Class A common stock, representing our currently issued and outstanding warrants less the number of public warrants that are represented by the aforementioned units.
Platinum Eagle’s units, Class A ordinary shares and public warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “EAGLU,” “EAGL” and “EAGLW,” respectively. Platinum Eagle has applied to continue the listing of the Target Hospitality common stock and public warrants effective upon the consummation of the business combination, on Nasdaq under the proposed symbols “TH” and “THWW,” respectively.
This proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the general meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of either of the Merger Agreements or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated February 19, 2019, and is first being mailed to Platinum Eagle shareholders on or about February 20, 2019.

PLATINUM EAGLE ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 324737)
2121 Avenue of the Stars, Suite 2300
Los Angeles, California 90067
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON MARCH 6, 2019
TO THE SHAREHOLDERS OF PLATINUM EAGLE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “general meeting”) of Platinum Eagle Acquisition Corp., a Cayman Islands exempted company, company number 324737 (“Platinum Eagle,” the “Company,” “we,” “us” or “our”), will be held at 10:00 a.m., Eastern Time, on March 6, 2019, at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York 10166. You are cordially invited to attend the meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt (i) the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Target Merger Agreement”), by and among the Company, Topaz Holdings LLC, a Delaware limited liability company (f/k/a Topaz Holdings Corp.) and a wholly-owned subsidiary of the Company (the “Holdco Acquiror,” and, together with the Company and Signor Merger Sub (defined below), the “Acquirors”), and Algeco Investments B.V., a Netherlands besloten vennotschap (“Algeco Seller”), Arrow Bidco, LLC, a Delaware limited liability company (“Arrow Bidco”), and Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”), the owner of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”), pursuant to which Target Parent will merge with and into Arrow Bidco, with Arrow Bidco surviving the merger, and (ii) the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Signor Merger Agreement” and, together with the Target Merger Agreement, the “Merger Agreements”), by and among the Company, Signor Merger Sub LLC, a Delaware limited liability company (f/k/a Signor Merger Sub Inc.) and wholly-owned subsidiary of the Company and sister company to Holdco Acquiror (“Signor Merger Sub”), Arrow Holdings S.a.r.l., a Luxembourg société à responsabilité limitée (“Arrow Seller” and, together with the Algeco Seller, the “Sellers”), and Arrow Parent Corp., a Delaware corporation (“Signor Parent”), the owner of Arrow Bidco and owner of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), pursuant to which Signor Merger Sub will merge with and into Signor Parent, with Signor Parent, as sole parent of Arrow Bidco, surviving the merger (the transactions contemplated by the Merger Agreements, the “business combination,” and such proposal, the “business combination proposal”);

(b)
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, assuming the business combination proposal is approved and adopted, the change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which is expected to be effectuated three calendar days prior to the Closing (the “domestication”). In connection with the domestication, Platinum Eagle will replace its current amended and restated memorandum and articles of association (the “Existing Organizational Documents”) with the proposed interim certificate of incorporation of Platinum Eagle Delaware (the “Interim Domestication Charter”) (we refer to such proposal as the “domestication proposal”);

(c)
The Organizational Documents Proposals — to consider and vote upon three separate proposals (which we refer to, collectively, as the “organizational documents proposals”) to approve by special resolution, assuming the domestication proposal is approved and adopted, the following material differences between the current amended and restated memorandum and articles of association of Platinum Eagle (the “Existing Organizational Documents”) and the proposed new amended and restated certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Target Hospitality Corp., the post-domestication company (“Target Hospitality”):
(1)
Proposal No. 3 — Organizational Documents Proposal A — to approve the provision in the Proposed Charter changing the authorized share capital from $40,100 divided into 380,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), and 1,000,000 preferred shares, par value $0.0001 per share (“preferred shares”), to authorized capital stock of 401,000,000 shares, consisting of  (x) 400,000,000 shares of common stock, par value $0.0001 per share (“Target Hospitality common stock”) and (y) 1,000,000 shares of preferred stock (we refer to this as “organizational documents proposal A”);

(2)
Proposal No. 4 — Organizational Documents Proposal B — to approve the provision in the Proposed Bylaws authorizing that only the board of directors, chairperson of the board of directors or the chief executive officer may call a meeting of stockholders (we refer to this as “organizational documents proposal B”);

(3)
Proposal No. 5 — Organizational Documents Proposal C — to approve all other material differences between the Existing Organizational Documents and the Proposed Organizational Documents in connection with the Closing including, among other things, (i) changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iii) granting a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors and (iv) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which Platinum Eagle’s board of directors believe are necessary to adequately address the needs of Target Hospitality after the business combination (we refer to this as “organizational documents proposal C”).

(d)
Proposal No. 6 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the business combination proposal, the domestication proposal and the organizational documents proposals are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of  (x) shares of Target Hospitality common stock to (i) Algeco Seller pursuant to the terms of the Target Merger Agreement, (ii) Arrow Seller pursuant to the terms of the Signor Merger Agreement, and (y) Class A ordinary shares to certain institutions and accredited investors in connection with the Equity Offering, in each case as described below (we refer to this proposal as the “stock issuance proposal”);

(e)
Proposal No. 7 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the business combination proposal, the domestication proposal, the organizational documents proposals and stock issuance proposal are approved and adopted, the Target Hospitality Corp. 2019 Incentive Award Plan (we refer to this proposal as the “incentive award plan proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposals and the stock issuance proposal, the “condition precedent proposals”); and

(f)
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Merger Agreements is not satisfied or waived (we refer to this proposal as the “adjournment proposal”).

Only holders of record of Platinum Eagle’s Class A ordinary shares and Class B ordinary shares (collectively, “ordinary shares”) at the close of business on January 17, 2019 are entitled to notice of and to vote and have their votes counted at the general meeting and any adjournment of the general meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the general meeting and at any adjournment of the general meeting. Whether or not you plan to attend the general meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, Platinum Eagle’s board of directors has determined that each of the business combination proposal, the domestication proposal, the organizational documents proposals, the stock issuance proposal, the incentive award plan proposal and the adjournment proposal are in the best interests of Platinum Eagle and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” in the proxy statement/prospectus when it becomes available for a further discussion.
Under the Merger Agreements, the approval of each of the condition precedent proposals is a condition to the consummation of the business combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The adjournment proposal is not conditioned on the approval of any other proposal. If our shareholders do not approve each of the condition precedent proposals, the business combination may not be consummated.
In connection with our initial public offering, our initial shareholders (consisting of Platinum Eagle Acquisition LLC, a Delaware limited liability company (our “Sponsor”) and Harry E. Sloan) and our directors at the time of our initial public offering entered into letter agreements to vote their Class B ordinary shares purchased prior to our initial public offering (“founder shares”), as well as any Class A ordinary shares sold by us in our initial public offering (“public shares”) purchased by them during or after our initial public offering, in favor of the business combination proposal and we also expect them to vote their shares in favor of all other proposals being presented at the general meeting. As of the date hereof, our initial shareholders own 20.0% of our total outstanding ordinary shares.
Pursuant to Platinum Eagle’s Existing Organizational Documents, a holder of public shares (“public shareholder”) may request that Platinum Eagle redeem all or a portion of its public shares (which would become shares of Target Hospitality common stock in the business combination) for cash if the business combination is consummated. For the purposes of Article 49.3 of the Existing Organizational Documents and the Cayman Islands Companies Law (2018 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in the proxy statement/prospectus relating to the business combination shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on March 4, 2019, (a) submit a written request to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent (the “transfer agent”), that Platinum Eagle redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.1185 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See “Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus when it becomes available for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Under the Merger Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses), of which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock valued at $10.00 per share, with (i) 25,800,000 such shares delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 such shares delivered to the Arrow Seller pursuant to the Signor Merger Agreement (the “Stock Consideration”). The Cash Consideration will come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers, at least $80 million of proceeds from private placements of Class A ordinary shares (the “Equity Offering”) and certain Backstop Offerings, if any. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the trust account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, except to the extent reduced by the working capital adjustment, in no event will the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.
The consummation of the business combination is conditioned upon, among other things, (i) the Company (or its applicable subsidiaries) receiving gross proceeds of at least $340 million from new debt financing, (ii) approval by the Company’s shareholders of the Merger Agreements, the business combination and certain other actions related thereto, (iii) the availability of at least $225 million of cash in the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any (the “Minimum Proceeds”) and (iv) the receipt of consent from the existing lenders of Algeco Scotsman Global S.a.r.l. (“Algeco Global” and, collectively with its subsidiaries, the “Algeco Group”) and certain of its affiliates. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.
In order to finance a portion of the Cash Consideration payable in the business combination and the costs and expenses incurred in connection therewith, (i) the Company entered into subscription agreements with certain institutions and accredited investors (the “Subscription Agreements”) and (ii) the Holdco Acquiror entered into a debt commitment letter (the “Debt Commitment Letter”) with Bank of America,

N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Credit Suisse AG, Credit Suisse Loan Funding LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (collectively, the “Commitment Parties”). Pursuant to the terms of the Subscription Agreements, the investors party thereto have agreed to purchase an aggregate of up to 8,000,000 Class A ordinary shares immediately prior to the closing of the business combination (the “Closing”) at a cash purchase price of  $10.00 per share. In addition, pursuant to the terms of the Debt Commitment Letter, the Commitment Parties have committed to make available to the Holdco Acquiror, at Closing, a senior secured asset-based revolving credit facility in the aggregate principal amount of $125 million (the “New ABL Facility”) and, to the extent the Holdco Acquiror does not receive at least $300 million of gross proceeds from the issuance of second-lien senior secured notes on the date of the Closing (the “Closing Date”), $300 million (minus the amount of gross proceeds from the issuance of second-lien senior secured notes on or prior to the Closing Date) in aggregate principal amount of senior secured increasing rate loans under a senior secured credit facility (the “Bridge Facility”).
Our Sponsor and Harry E. Sloan (together with the Sponsor, the “Founders”) will deposit into escrow certain of their founder shares pursuant to an earnout agreement (the “Earnout Agreement”) and an escrow agreement (the “Escrow Agreement”) to be entered into at Closing. Pursuant to the Earnout Agreement, the founder shares will be released from escrow to the Founders and/or transferred to Arrow Seller upon the achievement of certain earnout targets. Upon the expiration of the three year earnout period, any founder shares remaining in escrow that were not released in accordance with the Earnout Agreement will be transferred to the Company for cancellation. The Founders, Algeco Seller, Arrow Seller, the Company and certain other parties named therein will enter into an amended and restated registration rights agreement providing the parties thereto with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock owned by each holder.
All Platinum Eagle shareholders are cordially invited to attend the general meeting in person. To ensure your representation at the general meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding ordinary shares, you may also cast your vote in person at the general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the general meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the proposals because such action would not count as a vote cast at the general meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the general meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing EAGL.info@morrowsodali.com. This notice of general meeting is and the proxy statement/prospectus relating to the business combination will be available at https://www.cstproxy.com/platinumeagleacquisitioncorp/sm2019.
Thank you for your participation. We look forward to your continued support.
February 19, 2019	By Order of the Board of Directors,
/s/ Jeff Sagansky Jeff Sagansky Chief Executive Officer and Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE FOR MORE SPECIFIC INSTRUCTIONS.

i

ANNEXES
ii

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Platinum Eagle, without charge, by written request to Eli Baker, Platinum Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067, or by telephone request at (310) 209-7280; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing EAGL.info@morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the general meeting of Platinum Eagle to be held on March 6, 2019, you must request the information no later than four business days prior to the date of the general meeting, by February 28, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement/prospectus and in any document incorporated by reference herein that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to Target Parent has been provided by Target Parent and its management team, and the information included in this proxy statement/prospectus in relation to Signor has been provided by Signor and its management. Forward-looking statements include statements relating to each of Target Parent’s and Signor’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference herein may include, for example, statements about:
•
our ability to complete the business combination, or, if we do not consummate the business combination, any other initial business combination;

•
satisfaction of conditions to the business combination, including satisfaction of conditions to the business combination, including the Company (or its applicable subsidiaries) receiving gross proceeds of at least $340 million from debt financing and the availability of at least $225 million of cash in the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreements;

•
the ability to obtain and/or maintain the listing of our common stock on Nasdaq following the business combination;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•
our potential ability to obtain financing to complete the business combination;

•
our public securities’ potential liquidity and trading;

•
the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
factors relating to the business, operations and financial performance of Target Hospitality, including:

•
its ability to effectively compete in the specialty rental accommodations and hospitality services industry;

•
its reliance on third party manufacturers and suppliers;

•
its ability to successfully acquire and integrate new operations;

•
its inability to recognize deferred tax assets and tax loss carryforwards;

•
its ability to meet its debt service requirements and obligations;

•
market conditions and global and economic factors beyond Target Hospitality’s control;

•
factors relating to the business, operations and financial performance of Target Hospitality, including:

•
market conditions and global and economic conditions and other factors beyond Target Hospitality’s control;

•
intense competition and competitive pressures from other companies worldwide in the industries in which Target Hospitality operates;

•
litigation and the ability to adequately protect Target Hospitality’s intellectual property rights; and

•
other factors detailed under the section entitled “Risk Factors”.

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus and in our registration statement on Form S-1 filed in connection with our initial public offering. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before you grant your proxy or instruct how your vote should be cast or vote on the proposals to be put to the general meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Platinum Eagle, Target Parent, Signor, or, following the consummation of the business combination, Target Hospitality.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
Q:
Why am I receiving this proxy statement/prospectus?

A:
Platinum Eagle is proposing to consummate a business combination with Target Parent and Signor. Platinum Eagle, the Algeco Seller and the Arrow Seller have entered into the Merger Agreements, the terms of which are described in this proxy statement/prospectus. A copy of each of the Merger Agreements is attached to this proxy statement/prospectus as Annex A and Annex B, respectively. Platinum Eagle urges its shareholders to read each of the Merger Agreements in their entirety. The Merger Agreements, among other things, provide for the acquisition by Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, of Target Parent and Signor Parent; these transactions, along with the other transactions contemplated by the Merger Agreements, are referred to as the “business combination.”

Consummation of the business combination requires the approval of shareholders holding a majority of the ordinary shares voting at the general meeting that is being called by Platinum Eagle.
In addition, under the Merger Agreements, Platinum Eagle will domesticate as a Delaware corporation. On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-forone basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
In connection with the domestication, the Existing Organizational Documents will be replaced by the Interim Domestication Charter. Upon the Closing, the Interim Domestication Charter will be replaced with the Proposed Charter of Target Hospitality. The provisions of the Proposed Charter will differ materially from those of Platinum Eagle’s Existing Organizational Documents. Please see “Questions and Answers About the Proposals — What amendments will be made to the Existing Organizational Documents of Platinum Eagle” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
Why is Platinum Eagle proposing the business combination?

A:
Platinum Eagle was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Target provides high-quality and cost-effective specialty rental accommodations, culinary services and hospitality solutions to a diverse client base across the U.S. Signor is a large regional accommodations provider that delivers quality accommodations and limited facilities services to U.S. energy and natural resource companies operating in Texas, New Mexico and Oklahoma. The combination of Target and

Signor will establish the largest network of premier flexible accommodation in the U.S., featuring 22 communities with approximately 13,000 beds. The companies’ network in the Permian basin provides great growth prospects for the company as the Permian basin has experienced a dramatic increase in oil and gas production activity.
Platinum Eagle believes that the combined company is well positioned to continue its dynamic growth trajectory as it integrates Target and Signor and expands its network throughout the Permian and Bakken basins and beyond.
See “The Business Combination Proposal — Platinum Eagle’s Board of Directors’ Reasons for Approval of the Business Combination.”
Q:
What will Target Parent’s equity holders receive in return for the acquisition of Target Parent by Platinum Eagle?

A:
In accordance with the terms and subject to the conditions of the Target Merger Agreement, upon completion of the business combination, Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, will acquire Target Parent from Algeco Seller. The total amount payable by the Holdco Acquiror will be $820 million (which amount is inclusive of amounts required to pay third party and intercompany indebtedness as of the Closing), of which (i) $562 million will be paid in cash and (ii) $258 million will be paid to Algeco Seller in the form of 25,800,000 shares of Target Hospitality common stock. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the trust account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.

Q:
What will Signor’s equity holders receive in return for the acquisition of Signor by Platinum Eagle?

A:
In accordance with the terms and subject to the conditions of the Signor Merger Agreement, upon completion of the business combination, Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, will acquire Signor Parent from Arrow Seller. The total amount payable by the Holdco Acquiror under the Signor Merger Agreement, is $491 million (which amount is inclusive of amounts required to pay third party and intercompany indebtedness as of the Closing), which will be paid to Arrow Seller in the form of 49,100,000 shares of Target Hospitality common stock.

Q:
What equity stake will current Platinum Eagle shareholders hold in Target Hospitality immediately after the consummation of the business combination?

A
Assuming (i) that no public shareholders exercise their redemption rights (no redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and $80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 11,114,949 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 30.4%, the Algeco Seller would own approximately 10.4% and the Arrow Seller would own approximately 46.0% of the total of 106,794,949 shares of issued and outstanding shares of Target Hospitality common stock (excluding 2,045,000 shares of Target Hospitality common stock to be held in escrow as of the Closing and subject to release to the Founders and Arrow Seller in accordance with the terms of the Earnout Agreement (the “Earnout Shares”)).

Assuming (i) that holders of 10,263,429 public shares exercise their redemption rights (based on $328,850,509 held in trust as of September 30, 2018 and a redemption price of  $10.1185 per share) (maximum redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and

$80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 21,500,000 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 20.9%, Algeco Seller would own approximately 20.2% and Arrow Seller would own approximately 46.2% of the total of 106,316,571 issued and outstanding shares of Target Hospitality common stock (excluding 2,645,000 Earnout Shares held in escrow).
There are currently outstanding an aggregate of 16,166,667 warrants to acquire our Class A ordinary shares, which comprise 5,333,334 private placement warrants held by our initial shareholders, Platinum Eagle’s independent directors at the time of the initial public offering (and/or one or more of their estate planning vehicles) and 10,833,333 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one Class A ordinary share and, following the domestication, will entitle the holder thereof to purchase one share of Target Hospitality common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of Target Hospitality common stock is issued as a result of such exercise, with payment to the Company of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 16,166,167 shares, with $185,910,920 paid to the company to exercise the warrants.
Q:
Why is Platinum Eagle proposing the domestication?

A:
Our board of directors believes that there are significant advantages to Target Hospitality that will arise as a result of a change of domicile to Delaware and that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Company and its shareholders, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of foregoing as discussed in greater detail in the section entitled “The Domestication Proposal — Reasons for the Domestication.”

To effect the domestication, Platinum Eagle will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and will file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Platinum Eagle will be domesticated, continue as a Delaware corporation and will continue to be named “Platinum Eagle Acquisition Corp.”
The approval of the domestication proposal is a condition to the closing of the transactions contemplated by the Merger Agreements. The approval of the domestication proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
Q:
What happens to the funds deposited in the trust account after consummation of the business combination?

A:
A total of  $325,000,000, comprised of approximately $317,000,000 of the proceeds from our initial public offering, including approximately $11,375,000 of underwriters’ deferred discount, and $8,000,000 of the proceeds of the sale of the private placement warrants were placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of September 30, 2018, there were investments and cash held in the trust account of  $328,850,509. These funds will not be released until the earlier of the completion of our initial business combination or the redemption of our public shares if we are unable to complete a business combination by January 17, 2020, although we may withdraw the interest earned on the funds held in the trust account to pay income taxes.

Q:
What happens if a substantial number of the public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A:
Platinum Eagle’s public shareholders may vote in favor of the business combination and also exercise their redemption rights. Furthermore, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.
However, the consummation of the business combination is conditioned upon, among other things, the availability of the Minimum Proceeds from the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any, as further described below.
In addition, with fewer public shares and public shareholders, the trading market for Target Hospitality common stock may be less liquid than the market for Platinum Eagle’s ordinary shares was prior to consummation of the business combination and Target Hospitality may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into Target Hospitality’s business will be reduced.
Q:
What conditions must be satisfied to complete the business combination?

A:
Unless waived by the parties to the Merger Agreements, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Merger Agreements including, among others, (i) the Company (or its applicable subsidiaries) receiving gross proceeds of at least $340 million from debt financing, (ii) approval by the Company’s shareholders of the Merger Agreements, the business combination and certain other actions related thereto, (iii) the availability of the Minimum Proceeds from the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any, and (iv) the receipt of consent from the existing lenders of the Algeco Group and certain of its affiliates. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreements.”

Q:
What happens if the business combination is not consummated?

A:
If we are not able to complete our business combination by January 17, 2020, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
When do you expect the business combination to be completed?

A:
It is currently anticipated that the business combination will be consummated as soon as practicable following the general meeting, which is set for March 6, 2019; however, such meeting could be adjourned if the adjournment proposal is adopted by our shareholders at the general meeting and we elect to adjourn the general meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, each of the condition precedent proposals has not been approved. For a description of the conditions for the completion of the business combination, see “The Merger Agreements — Conditions to the Closing of the Business Combination.”

Q:
What proposals are shareholders being asked to vote upon?

A:
Under the Merger Agreements, the approval of the business combination proposal, the domestication proposal, the organizational documents proposals, the stock issuance proposal and the incentive award plan proposal (which we sometimes refer to as the “condition precedent proposals”) are conditions to the consummation of the business combination. If our public shareholders do not approve each of the condition precedent proposals, then the business combination may not be consummated.

In addition to the foregoing proposals, the shareholders also may be asked to consider and vote upon a proposal to adjourn the general meeting to a later date or dates to permit further solicitation and vote of proxies if  (i) based upon the tabulated vote at the time of the general meeting, each of the condition precedent proposals has not been approved and/or (ii) Platinum Eagle determines that one or more of the closing conditions under the Merger Agreements has not been satisfied. See “The Adjournment Proposal.”
Platinum Eagle will hold the general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the business combination and the other matters to be acted upon at the general meeting. Shareholders should read it carefully.
After careful consideration, Platinum Eagle’s board of directors has determined that the business combination proposal, the domestication proposal, each of the organizational documents proposals, the stock issuance proposal, the incentive award plan proposal and the adjournment proposal are in the best interests of Platinum Eagle and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What amendments will be made to the Existing Organizational Documents of Platinum Eagle?

A:
The consummation of the business combination is conditioned, among other things, on the domestication of Platinum Eagle to Delaware. Accordingly, in addition to voting on the business combination, Platinum Eagle’s shareholders also are being asked to consider and vote upon a proposal to (i) approve a change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which is referred to as the “domestication,” and the adoption of the Interim Domestication Charter, and (ii) approve the material differences between the Existing Organizational Documents under the Cayman Islands Companies Law (2018 Revision) (the “Cayman Islands Companies Law”) and the Proposed Organizational Documents of Target Hospitality, under the Delaware General Corporation Law (the “DGCL”) which differ materially from the Existing Organizational Documents in the following respects:

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Capital Stock (Organizational Documents Proposal A)
The Existing Organizational Documents provide for share capital of  $40,100 divided into 380,000,000 Class A ordinary shares of a par value of  $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preferred shares of a par value of  $0.0001 each.
See paragraph 5 of the Existing Organizational Documents.

The Proposed Organizational Documents provide for authorization to issue 401,000,000 shares, consisting of (x) 400,000,000 shares of Target Hospitality common stock, par value $0.0001 per share, and (y) 1,000,000 shares of preferred stock, par value $0.0001 per share.
See Article 5 of the Proposed Charter.

Ability of Stockholder to Call a Special Meeting	The Existing Organizational Documents provide that the	The Proposed Organizational Documents do not permit the

	Existing Organizational Documents	Proposed Organizational Documents
(Organizational Documents Proposal B)
board of directors shall, on a shareholders’ requisition, proceed to convene an extraordinary general meeting of Platinum Eagle, provided that the requesting shareholder holds not less than 10% in par value of the issued shares entitled to vote at a general meeting.
See Article 20.4 of the Existing Organizational Documents.
stockholders of Target Hospitality to call a special meeting. See Article 1.3 of the Proposed Bylaws.
Corporate Name (Organizational Documents Proposal C)	The Existing Organizational Documents provide the name of the company is “Platinum Eagle Acquisition Corp.” See paragraph 1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide the new name of the corporation to be “Target Hospitality Corp.” See Article 1 of the Proposed Charter.
Perpetual Existence (Organizational Documents Proposal C)
The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in our Existing Organizational Documents) by January 17, 2020, Platinum Eagle shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.
See Article 49.4 of the Existing Organizational Documents.
The Proposed Organizational Documents do not include any provisions relating to Target Hospitality’s ongoing existence, under the DGCL, Target Hospitality’s existence will be perpetual.
Exclusive Jurisdiction (Organizational Documents Proposal C)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain stockholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 9.1 of the Proposed Charter
Corporate Opportunities (Organizational Documents Proposal C)
The Existing Organizational Documents contain certain allowances in relation to entering into a business combination (as defined in such documents) with an affiliate of our Sponsor or our own directors or executive officers.
See Article 49.11 of the Existing Articles.
The Proposed Organizational Documents grant a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors, or their affiliates (although Target Hospitality does not renounce any interest or expectancy in business opportunities presented to a non-employee director solely in his or her capacity as a director).

	Existing Organizational Documents	Proposed Organizational Documents
See Article 11 of the Proposed Charter.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)
The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Existing Organizational Documents.
The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the business combination, as we will cease to be a blank check company at such time.
Q:
What material negative factors did Platinum Eagle’s board of directors consider in connection with the business combination?

A:
Although the Platinum Eagle board of directors believes that the acquisition of Target and Signor will provide Platinum Eagle’s shareholders with an opportunity to participate in a combined company with significant growth potential, market share and well-known brands, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that shareholders would not approve the business combination and the risk that significant numbers of shareholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Platinum Eagle’s Board of Director’s Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to Target Hospitality’s Business.”

Q:
How will the domestication affect my public shares, public warrants and units?

A:
On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-forone basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that Platinum Eagle redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Our initial shareholders and our independent directors entered into the insider letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination.
The consummation of the business combination is conditioned upon, among other things, (i) the Company (or its applicable subsidiaries) receiving gross proceeds of at least $340 million from a new debt financing, (ii) approval by the Company’s shareholders of the Merger Agreements, the business combination and certain other actions related thereto, (iii) the availability of the Minimum Proceeds from the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any, and (iv) the receipt of consent from the existing lenders of the Algeco Group and certain of its affiliates. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreements.”
Q:
How do I exercise my redemption rights?

A:
If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on March 4, 2019, (a) submit a written request to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent (the “transfer agent”), that Target Hospitality redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, directly and instruct them to do so.
Any holder of public shares will be entitled to request that their public shares (which would become shares of Target Hospitality common stock in the business combination) be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then outstanding public shares. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.1185 per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the business combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, at the address listed at the end of this section.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the general meeting. If you deliver your shares for redemption to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, and later decide prior to the general meeting not to elect redemption, you may request that Platinum Eagle instruct its transfer agent to return the shares (physically or electronically). You may make such request by contacting Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Platinum Eagle’s secretary prior to the vote taken on the business combination proposal at the general meeting. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, by 5:00 p.m., Eastern time, on March 4, 2019.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the business combination is consummated, Target Hospitality will redeem public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the business combination.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Platinum Eagle warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, by 5:00 p.m., Eastern Time, on March 4, 2019 you will not be able to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that a U.S. Holder owns or is deemed to own (including through the ownership of Target Hospitality warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the domestication will occur immediately prior to the redemption by U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the domestication. The tax consequences of Section 367 of the Code are discussed more fully below under “U.S. Federal Income Tax Considerations.”

Q:
Do I have appraisal rights in connection with the proposed business combination and the proposed domestication?

A:
No. Neither Platinum Eagle shareholders nor Platinum Eagle warrantholders have appraisal rights in connection with the business combination or the domestication under the Cayman Islands Companies Law or under the DGCL.

Q:
What are the U.S. federal income tax consequences of the domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations” below, we believe the domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) of Platinum Eagle ordinary shares will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder of Platinum Eagle ordinary shares whose Platinum Eagle ordinary shares have a fair market value of less than $50,000 at the time of the domestication will not recognize any gain or loss and will not be required to include any part of Platinum Eagle’s earnings in income;

•
A U.S. Holder of Platinum Eagle ordinary shares whose Platinum Eagle ordinary shares have a fair market value of  $50,000 or more, but who at the time of the domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Platinum Eagle ordinary shares entitled to vote will generally recognize gain (but not loss) as a result of the domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend earnings and profits (as defined in the Treasury Regulations under Section 367) attributable to its Platinum Eagle ordinary shares provided certain other requirements are satisfied. Platinum Eagle does not expect that Platinum Eagle’s cumulative earnings and profits will be material at the time of the domestication.

•
A U.S. Holder of Platinum Eagle ordinary shares whose Platinum Eagle ordinary shares have a fair market value of  $50,000 or more, and who at the time of the domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Platinum Eagle ordinary shares entitled to vote will generally be required to include in income as a dividend earnings and profits (as defined in the Treasury Regulations under Section 367) attributable to its Platinum Eagle ordinary shares provided certain other requirements are satisfied. Platinum Eagle does not expect that Platinum Eagle’s cumulative earnings and profits will be greater than zero at the time of the domestication.

As discussed further under “U.S. Federal Income Tax Considerations” below, Platinum Eagle believes that it is likely treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. In the event that Platinum Eagle is considered a PFIC then, notwithstanding the foregoing U.S. federal income tax consequences of the domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — Impact of PFIC Rules on Certain U.S. Holders” with respect to their Platinum Eagle ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the domestication, see “U.S. Federal Income Tax Considerations.”
Additionally, the domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. Holder’s Target Hospitality common stock subsequent to the domestication.

The tax consequences of the domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the domestication, see “U.S. Federal Income Tax Considerations.”
Q:
What do I need to do now?

A:
Platinum Eagle urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the business combination will affect you as a shareholder and/or warrant holder of Platinum Eagle. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date, you may vote in person at the general meeting or by submitting a proxy for the general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:
When and where will the general meeting be held?

A:
The general meeting will be held at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York 10166 on March 6, 2019, at 10:00 a.m., Eastern Time, unless the general meeting is adjourned.

Q:
Who is entitled to vote at the general meeting?

A:
Platinum Eagle has fixed January 17, 2019 as the record date. If you were a shareholder of Platinum Eagle at the close of business on the record date, you are entitled to vote on matters that come before the general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the general meeting.

Q:
How many votes do I have?

A:
Platinum Eagle shareholders are entitled to one vote at the general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date, there were outstanding 40,625,000 ordinary shares, of which 32,500,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of Platinum Eagle shareholders is necessary to hold a valid meeting. A quorum will be present at the Platinum Eagle general meeting if the holders of a majority of issued and outstanding shares entitled to vote at the general meeting are represented in person or by proxy. As of the record date for the general meeting, 20,312,501 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the general meeting?

A:
The following votes are required for each proposal at the general meeting:

•
Business combination proposal: The approval of the business combination proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of ordinary shares who, being present and entitled to vote at the general meeting to approve the business combination proposal, vote at the general meeting.

•
Domestication proposal: The approval of the domestication proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote for the proposal by the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting to approve the domestication proposal, vote at the general meeting.

•
Organizational documents proposals: The separate approval of each of the organizational documents proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for each of the organizational documents proposals by the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting to approve each such organizational documents proposal, vote at the general meeting.

•
Stock issuance proposal: The approval of the stock issuance proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the stock issuance proposal, vote at the general meeting.

•
Incentive award plan proposal: The approval of the incentive award plan proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the incentive award plan proposal, vote at the general meeting.

•
Adjournment proposal: The approval of the adjournment proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the adjournment proposal, vote at the general meeting.

Q:
What are the recommendations of Platinum Eagle’s board of directors?

A:
Platinum Eagle’s board of directors believes that the business combination proposal and the other proposals to be presented at the general meeting are in the best interest of Platinum Eagle’s shareholders and unanimously recommends that its shareholders vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” each of the separate organizational documents proposals, “FOR” the stock issuance proposal, “FOR” the incentive award plan proposal and “FOR” the adjournment proposal, in each case, if presented to the general meeting.

The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among others, that if we do not consummate a business combination by January 17, 2020, we may be forced to liquidate and the 8,125,000 founder shares and 5,333,334 private placement warrants owned by our initial shareholders and independent directors would be worthless. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

Q:
How do our Sponsor and the other initial shareholders intend to vote their shares?

A:
In connection with our initial public offering, our initial shareholders entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of our initial business combination and we also expect them to vote their shares in favor of all other proposals being presented at the general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own an aggregate of 8,125,000 ordinary shares, which in the aggregate represents 20% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:
May our Sponsor and the other initial shareholders purchase public shares or warrants prior to the general meeting?

A:
At any time prior to the general meeting, during a period when they are not then aware of any material nonpublic information regarding Platinum Eagle or its securities, the Platinum Eagle initial shareholders, Target and/or its affiliates and Signor and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Platinum Eagle’s ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of that (i) the proposals presented to shareholders for approval at the general meeting are approved and/or (ii) that Platinum Eagle satisfy the minimum cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Platinum Eagle initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Platinum Eagle’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the general meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Platinum Eagle will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:
What happens if I sell my ordinary shares before the general meeting?

A:
The record date for the general meeting is earlier than the date of the general meeting and earlier than the date that the business combination is expected to be completed. If you transfer your ordinary shares after the applicable record date, but before the general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to Platinum Eagle’s secretary at the address set forth below so that it is received by Platinum Eagle’s secretary prior to the vote at the general meeting (which is scheduled to take place on March 6, 2019) or attend the general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Platinum Eagle’s secretary, which must be received by Platinum Eagle’s secretary prior to the vote at the general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the general meeting?

A:
If you fail to take any action with respect to the general meeting and the business combination is approved by shareholders and consummated, you will become a shareholder and/or warrantholder of Target Hospitality. If you fail to take any action with respect to the general meeting and the business combination is not approved, you will remain a shareholder and/or warrantholder of Platinum Eagle. However, if you fail to take any action with respect to the general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the business combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:
What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:
Platinum Eagle shareholders who exercise their redemption rights must deliver their stock certificates to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, (either physically or electronically) prior to 5:00 p.m., Eastern Time, on March 4, 2019.

Platinum Eagle warrantholders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
On the effective date of the domestication, holders of Platinum Eagle units, common stock and warrants will receive units, common stock and warrants of Platinum Eagle Delaware without needing to take any action and accordingly such holders should not submit the certificates relating to their units, common stock and warrants. In addition, after the effectiveness of the domestication and before the closing of the business combination, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrant. Furthermore, on the Closing Date, holders of Platinum Eagle Delaware Class A common stock and warrants will receive common stock and warrants of Target Hospitality without needing to take any action and accordingly such holders should not submit the certificates relating to their common stock and warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who can help answer my questions?

A:
If you have questions about the business combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference herein or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: EAGL.info@morrowsodali.com
You also may obtain additional information about Platinum Eagle from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your ordinary shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on March 4, 2019. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the general meeting, including the business combination, you should read this entire document carefully, including each of the Merger Agreements, which are attached as Annexes A and B, respectively, to this proxy statement/prospectus. The Merger Agreements are the legal documents that govern the business combination and the other transactions that will be undertaken in connection therewith. The Merger Agreements are also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Merger Agreements.”
The Parties to the Business Combination
Platinum Eagle Acquisition Corp.
Platinum Eagle is a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, Platinum Eagle is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Platinum Eagle’s units, ordinary shares and warrants are listed on Nasdaq under the symbols “EAGLU,” “EAGL,” and “EAGLW,” respectively.
The mailing address of Platinum Eagle’s principal executive office is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Its telephone number is (310) 209-7280.
The Holdco Acquiror
The Holdco Acquiror is a wholly-owned subsidiary of Platinum Eagle formed solely for the purpose of effecting a business combination. The Holdco Acquiror was incorporated under the laws of the State of Delaware on November 8, 2018. The Holdco Acquiror has no material assets and does not operate any business. Pursuant to the terms of the Merger Agreements, and subject to the satisfaction or waiver of certain conditions set forth therein, the Holdco Acquiror will acquire all of the issued and outstanding equity interests of Target Parent and Signor Parent in the business combination.
Target Parent
Target Parent was established in 2017 to hold the Algeco Group’s investment in Target, one of the largest suppliers of specialty rental accomodations and hospitality services in North America, after the Algeco Group’s sale of the business of Williams Scotsman International, Inc. (“WSII”) in 2017, and to effect the payment of certain costs associated with the sale of WSII. In addition, employees of the Algeco Group’s U.S. headquarters were transferred to Target Parent from an entity that was sold in connection with the WSII sale. The remaining functions of the Algeco Group’s U.S. headquarters have now been transitioned to the Algeco Group’s European headquarters. Target Parent will have no employees after January 2019.
Signor
Founded in 1990, Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage, and operate workforce community facilities located in Oklahoma, New Mexico, and Texas.
Summary of the Merger Agreements
On November 13, 2018, the Company and the Holdco Acquiror entered into the respective Merger Agreements with each of the Algeco Seller and the Arrow Seller, to effect the business combination transactions. Pursuant to the terms of the Merger Agreements, and subject to the satisfaction or waiver of certain conditions set forth therein, Platinum Eagle, through its wholly-owned subsidiaries, the Holdco

Acquiror and Signor Merger Sub, will acquire all of the issued and outstanding equity interests of Target Parent and Signor Parent, respectively.
The closing of the business combination is subject to certain conditions, including, among others, (i) the Company (or its applicable subsidiaries) receiving gross proceeds of at least $340 million from debt financing, (ii) approval by the Company’s shareholders of the Merger Agreements, the business combination and certain other actions related thereto, (iii) the availability of at least $225 million of cash in the Company’s trust account (and/or from other specified sources, if necessary), after giving effect to redemptions of public shares, if any, and (iv) the receipt of consent from the existing lenders of the Algeco Group and certain of its affiliates.
The Merger Agreements may be terminated by the Acquirors or the Sellers under certain circumstances, including, among others, (i) by mutual written consent of the Sellers and the Acquirors, (ii) by either Seller or the Acquirors if the closing of the business combination has not occurred on or before such date that is 120 days from the date of the Merger Agreements, subject to extension by mutual agreement of the parties, and (iii) by the Sellers or the Acquirors if the Company has not obtained the required approval of its shareholders. For additional information about the Merger Agreements and the business combination and other transactions contemplated thereby, see “The Business Combination Proposal — The Merger Agreements.”
Prior to and as a condition of the business combination, Platinum Eagle will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Platinum Eagle’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. The business combination will follow the domestication.
Business Combination Consideration
Under the Merger Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses), of which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock valued at $10.00 per share, with (i) 25,800,000 of such shares delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 of such shares delivered to the Arrow Seller pursuant to the Signor Merger Agreement. The Cash Consideration shall come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers, at least $80 million of proceeds from the Equity Offering and certain Backstop Offerings, if any. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the trust account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.
The portion of the purchase price funded from the trust account will be adjusted by an amount equal to the aggregate amount paid to each eligible shareholder of Platinum Eagle who has elected to redeem all or a portion of such shareholder’s Platinum Eagle ordinary shares at a per-share price, payable in cash, as calculated based on such shareholder’s pro rata share of the funds held in the trust account (the “Platinum Eagle Redemption Shares”). Prior to the Closing, none of the funds held in the trust account may be used or released except for the withdrawal of interest to fund Platinum Eagle’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay Platinum Eagle’s taxes and to effectuate a share redemption of the Platinum Eagle Redemption Shares.

Related Agreements
The Founders will deposit certain founder shares held by them into escrow pursuant to the Earnout Agreement and the Escrow Agreement at the Closing. The founder shares will be released from escrow to the Founders and/or transferred to the Arrow Seller upon the achievement of certain earnout targets. Target Hospitality, Arrow Seller, Algeco Seller and certain other parties named therein will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) providing the parties with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock owned by each holder. The Registration Rights Agreement shall contain certain lock-up provisions and customary joinder provisions, pursuant to which certain other people who are issued or receives shares of common stock of Target Hospitality in connection with the business combination shall become party thereto. See “The Business Combination Proposal — Related Agreements” for additional information about the agreements related to the Merger Agreements.
Debt Financing
A portion of the Cash Consideration will be financed with at least $340 million from secured debt financing made available to Arrow Bidco pursuant to commitments obtained by the Holdco Acquiror for an aggregate amount of  $425 million (the “Debt Financing”). For more information regarding the Debt Financing, see “The Business Combination Proposal — Related Agreements — Debt Commitment Letter.”
Equity Investment
In order to finance a portion of the Cash Consideration, the Company entered into subscription agreements (the “Subscription Agreements”), each dated as of November 13, 2018, with certain institutions and accredited investors (the “Investors”), pursuant to which, among other things, the Company agreed to issue and sell in private placements an aggregate of up to 8,000,000 Class A ordinary shares to the Investors for $10.00 per share (the “Equity Offering”). The Equity Offering is expected to close immediately prior to the Closing. Furthermore, the Class A ordinary shares sold in the Equity Offering will become shares of Target Hospitality common stock in connection with the Closing as described in this proxy statement/prospectus. For more information regarding the Equity Offering, see “The Business Combination Proposal — Related Agreements — Subscription Agreements.”
Employment Agreements
Prior to the completion of the business combination, Target Hospitality expects to enter into employment agreements with certain of its key executive officers. For descriptions of the employment agreements, see “Business of Target Hospitality — Employment Agreements.”
Equity Ownership Upon Closing
As of the date of this proxy statement/prospectus, there are 40,625,000 ordinary shares outstanding, comprised of 32,500,000 Class A ordinary shares and 8,125,000 Class B ordinary shares, of which our Sponsor owns 4,068,750 Class B ordinary shares, Harry E. Sloan owns 3,981,250 Class B ordinary shares and certain of our directors own an aggregate of 75,000 Class B ordinary shares. On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
Assuming (i) that no public shareholders exercise their redemption rights (no redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and $80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 11,114,949 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 30.4%, the Algeco Seller would own approximately 10.4% and the Arrow Seller would own approximately 46.0% of the total of 106,794,949 shares of issued and outstanding shares of Target Hospitality common stock (excluding 2,045,000 shares of Target Hospitality common stock to be held in escrow as of the closing and subject to release to the Founders and Arrow Seller in accordance with the terms of the Earnout Agreement (the “Earnout Shares”)).
Assuming (i) that holders of 10,263,429 public shares exercise their redemption rights (based on $328,850,509 held in trust as of September 30, 2018 and a redemption price of  $10.1185 per share) (maximum redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and $80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 21,500,000 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 20.9%, Algeco Seller would own approximately 20.2% and Arrow Seller would own approximately 46.2% of the total of 106,316,571 issued and outstanding shares of Target Hospitality common stock (excluding 2,645,000 Earnout Shares held in escrow).
There are currently outstanding an aggregate of 16,166,667 warrants to acquire our Class A ordinary shares, which comprise 5,333,334 private placement warrants held by our initial shareholders and our independent directors at the time of our initial public offering (and/or one or more of their estate planning vehicles) and 10,833,333 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the closing of the business combination for one Class A ordinary share and, following the domestication and the Closing, will entitle the holder thereof to purchase one share of Target Hospitality common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of Target Hospitality common stock is issued as a result of such exercise, with payment to the company of the exercise price of  $11.50 per warrant for one whole share, our fully-diluted share capital would increase by a total of 16,166,167 shares, with approximately $185,910,920 paid to the company to exercise the warrants.
In addition to the restrictions set forth in the Earnout Agreement, subject to certain limited exceptions, the founder shares will not be transferred, assigned or sold until the date that is one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (i) the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Proposals to be put to the General Meeting
The following is a summary of the proposals to be put to the general meeting.
The Business Combination Proposal
Under the Merger Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses), of which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock valued at $10.00 per share, with (i) 25,800,000 of such shares delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 of such shares delivered to the Arrow Seller pursuant to the Signor Merger Agreement. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the Trust Account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly. The Cash Consideration shall come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of to at least $340 million; and (3) subject to the prior consent of the Sellers, at least $80 million of proceeds from the Equity Offering and certain Backstop Offerings, if any.
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Platinum Eagle’s Board of Directors’ Reasons for Approval of the Business Combination,” Platinum Eagle’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of Target Hospitality had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreements.
If any proposal is not approved by Platinum Eagle’s shareholders at the general meeting, the Platinum Eagle board of directors may submit the adjournment proposal for a vote.
For additional information, see “The Business Combination Proposal” section of this proxy statement/prospectus.
The Domestication Proposal
If the business combination proposal is approved, then Platinum Eagle is asking its shareholders to approve the domestication proposal. Under the Merger Agreements, the approval of the domestication proposal is also a condition to the consummation of the business combination. If, however, the domestication proposal is approved, but the business combination proposal is not approved, then neither the domestication nor the business combination will be consummated.
As a condition to closing the business combination pursuant to the terms of the Merger Agreements, the board of directors of Platinum Eagle has unanimously approved a change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, Platinum Eagle will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and will file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Platinum Eagle will be domesticated and continue as a Delaware corporation and will continue to be named “Platinum Eagle Acquisition Corp.”
On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
The domestication proposal, if approved, will approve a change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware and the adoption of the Interim Domestication Charter, which will not materially alter the substantive rights contained in the Existing Organizational Documents. See “The Domestication Proposal — Overview” for further information about the Interim Domestication Charter. Accordingly, while Platinum Eagle is currently governed by the Cayman Islands Companies Law, upon domestication and the Closing, Platinum Eagle Delaware and Target Hospitality, respectively, will be governed by the DGCL. Accordingly, we urge shareholders to carefully consult the Interim Domestication Charter, a form of which is attached hereto as Annex C-2 and the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the domestication proposal is approved, then Platinum Eagle will also ask its shareholders to approve the organizational documents proposals (discussed below) and we urge shareholders to carefully consult the section entitled “The Organizational Documents Proposals” (including the chart of material differences included therein) and the Proposed Organizational Documents of Target Hospitality, attached hereto as Annexes D and E.
The Organizational Documents Proposals
If the domestication proposal is approved and the business combination is to be consummated, Platinum Eagle will replace its Existing Organizational Documents under the Cayman Islands Companies Law with the Interim Domestication Charter of Platinum Eagle Delaware under the DGCL. In connection with the Closing, which is expected to be effectuated three calendar days following the domestication, Platinum Eagle Delaware will replace the Interim Domestication Charter with the Proposed Organizational Documents of Target Hospitality. As noted above, the Interim Domestication Charter will not materially alter the substantive rights contained in the Existing Organizational Documents. See “The Domestication Proposal — Overview” for further information about the Interim Domestication Charter. However, the Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out in the Section “The Organizational Documents Proposals” (including the chart of material differences included therein) and the full text of the Interim Domestication Charter, a form of which is attached hereto as Annex C-2, and the Proposed Organizational Documents of Target Hospitality, attached hereto as Annexes D and E.
Platinum Eagle’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals (collectively, the “organizational documents proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The organizational documents proposals are conditioned on the approval of the domestication proposal, and, therefore, also conditioned on approval of the business combination proposal. Therefore, if the business combination proposal and the domestication proposal are not approved, the organizational documents proposals will have no effect, even if approved by our public shareholders. A brief summary of each of the organizational documents proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents of Target Hospitality.
Organizational Documents Proposal A — Authorized Capital Stock
Assuming the business combination proposal and the domestication proposal are approved, our shareholders are also being asked to approve organizational documents proposal A, which is, in the judgment of our board of directors, necessary to adequately address the needs of Target Hospitality after the business combination. Under the Merger Agreements, the approval of each of the organizational documents proposals is a condition to the consummation of the business combination and therefore approval of this organizational documents proposal A is a condition to the consummation of the business combination.
Organizational documents proposal A is a proposal to approve the provision in the Proposed Charter changing the authorized share capital from $40,100 divided into 380,000,000 Class A ordinary shares of a par value of  $0.0001 each, 20,000,000 Class B ordinary shares of a par value of  $0.0001 each and 1,000,000 preferred shares of a par value of  $0.0001 each, to authorized capital stock of 401,000,000 shares, consisting of  (x) 400,000,000 shares of Target Hospitality common stock and (y) 1,000,000 shares of preferred stock.
For additional information, see “The Organizational Documents Proposals” section in this proxy statement/prospectus.
Organizational Documents Proposal B — Approval of Proposal Relating to the Ability of Stockholders to Call a Special Meeting
Assuming the business combination proposal and the domestication proposal are approved, our shareholders are also being asked to approve organizational documents proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Target Hospitality after the business combination. Under the Merger Agreements, the approval of each of the organizational documents proposals is a condition to the consummation of the business combination and therefore approval of this organizational documents proposal B is a condition to the consummation of the business combination.
The Proposed Organizational Documents stipulate that, unless required by law, special meetings of stockholders may only be called by (i) the board of directors, (ii) the chairperson of the board of directors or (iii) the chief executive officer of Target Hospitality. Under the Proposed Organizational Documents, Target Hospitality’s stockholders have no power to call a special meeting.
For additional information, see “The Organizational Documents Proposals” section in this proxy statement/prospectus.
Organizational Documents Proposal C — Approval of Other Changes in Connection with Adoption of the Proposed Organizational Documents
Assuming the business combination proposal and the domestication proposal are approved, our shareholders are also being asked to approve organizational documents proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Target Hospitality after the business combination. Under the Merger Agreements, the approval of each of the organizational documents proposals is a condition to the consummation of the business combination and therefore approval of this organizational documents proposal C is a condition to the consummation of the business combination.
Organizational documents proposal C is a proposal to approve all other material differences between the Existing Organizational Documents and the Proposed Organizational Documents in connection with the Closing, including (i) changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iii) granting a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors and (iv) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which Platinum Eagle’s board of directors believe are necessary to adequately address the needs of Target Hospitality after the business combination.
For additional information, see “The Organizational Documents Proposal” section of this proxy statement/prospectus.

The Stock Issuance Proposal
Assuming the business combination proposal, the domestication proposal and each of the organizational documents proposals are approved, our shareholders are also being asked to approve, by ordinary resolution, the stock issuance proposal.
Platinum Eagle’s units, ordinary shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval of the issuance of  (x) shares of Target Hospitality common stock to (i) Algeco Seller pursuant to the terms of the Target Merger Agreement and (ii) Arrow Seller pursuant to the terms of the Signor Merger Agreement, and (y) Class A ordinary shares to certain institutions and accredited investors in connection with the Equity Offering in order to comply with the applicable listing rules of Nasdaq.
The number of shares of Target Hospitality common stock that may be issued in connection with the stock issuance proposal is expected to be approximately 25,800,000 shares to Algeco Seller and 49,100,000 shares to Arrow Seller.
For additional information, see “The Stock Issuance Proposal” section of this proxy statement/prospectus.
The Incentive Award Plan Proposal
Assuming the business combination proposal, the domestication proposal, each of the organizational documents proposals and the stock issuance proposal are approved, our shareholders are also being asked to approve, by ordinary resolution, the incentive award plan proposal.
We expect that, prior to the consummation of the business combination, our board of directors will approve and adopt the Target Hospitality Corp. 2019 Incentive Award Plan, referred to as the “Incentive Plan”, and assuming the business combination proposal, the domestication proposal, each of the organizational documents proposals and the stock issuance proposal are approved, we expect that our shareholders will be asked to approve the Incentive Plan. Our shareholders should carefully read the entire Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F, before voting on this proposal.
For additional information, see “The Incentive Award Plan Proposal” section of this proxy statement/prospectus.
The Adjournment Proposal
If based on the tabulated vote, there are not sufficient votes at the time of the general meeting to authorize Platinum Eagle to consummate the business combination (because any of the condition precedent proposals have not been approved (including as a result of the failure of any other cross-conditioned condition precedent proposals to be approved)) or Platinum Eagle determines that one or more of the closing conditions under the Merger Agreements has not been satisfied, Platinum Eagle’s board of directors may submit a proposal to adjourn the general meeting to a later date or dates, if necessary, to permit further solicitation of proxies.
For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of General Meeting of Platinum Eagle’s Shareholders
The general meeting will be held at 10:00 a.m., Eastern Time, on March 6, 2019, at the offices of Winston & Strawn LLP at 200 Park Avenue, New York, New York 10166, to consider and vote upon the proposals to be put to the general meeting, including if necessary, the adjournment proposal.
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the general meeting if they owned ordinary shares at the close of business on January 17, 2019, which is the record date for the general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 40,625,000 ordinary shares outstanding, of which 32,500,000 were public shares, with the rest being held by our initial shareholders.
Quorum and Vote of Platinum Eagle Shareholders
A quorum of Platinum Eagle shareholders is necessary to hold a valid meeting. A quorum will be present at the Platinum Eagle general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
As of the record date for the general meeting, 20,312,501 ordinary shares would be required to achieve a quorum.
In connection with our initial public offering, our initial shareholders (consisting of our Sponsor and Harry E. Sloan) and our directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the business combination proposal and we also expect them to vote their shares in favor of all other proposals being presented at the general meeting. As of the date hereof, our Sponsor and our independent directors own 20.0% of our total outstanding common shares.
The proposals presented at the general meeting require the following votes:
•
Business combination proposal: The approval of the business combination proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the business combination proposal, vote at the general meeting.

•
Domestication proposal: The approval of the domestication proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote for the proposal by the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting to approve the domestication proposal, vote at the general meeting.

•
Organizational documents proposals: The separate approval of each of the organizational documents proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for each of the organizational documents proposals by the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting to approve each such organizational documents proposal, vote at the general meeting.

•
Stock issuance proposal: The approval of the stock issuance proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the stock issuance proposal, vote at the general meeting.

•
Incentive award plan proposal: The approval of the incentive award plan proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the incentive award plan proposal, vote at the general meeting.

•
Adjournment proposal: The approval of the adjournment proposal requires an ordinary resolution being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting to approve the adjournment proposal, vote at the general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
Redemption Rights
Pursuant to Platinum Eagle’s Existing Organizational Documents, a public shareholder may request that Platinum Eagle redeem all or a portion of their public shares (which would become shares of Target Hospitality common stock in the business combination) for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on March 4, 2019, (a) submit a written request to the transfer agent that Target Hospitality redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, Target Hospitality will redeem each share of Target Hospitality common stock into which such public share converted upon the domestication and the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then outstanding public shares. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed shares for cash and will no longer own such shares. See “Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
In order for public shareholders to exercise their redemption rights in respect of the proposed business combination, public shareholders must properly exercise their right to redeem the public shares that you will hold upon the domestication no later than the close of the vote on the business combination proposal and deliver their ordinary shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Platinum Eagle’s transfer agent, prior to 5:00 p.m., Eastern Time, on March 4, 2019. Therefore, the exercise of redemption rights occurs prior to the domestication. For the purposes of Article 49.3 of the amended and restated memorandum and articles of association of Platinum Eagle and the Cayman Islands Companies Law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the domestication and the consummation of the business combination, Target Hospitality shall satisfy the exercise of redemption rights by redeeming the public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of our warrants will not have redemption rights with respect to the warrants held by them.

Appraisal Rights
Neither Platinum Eagle shareholders nor Platinum Eagle warrantholders have appraisal rights in connection with the business combination or the domestication under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Platinum Eagle has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting — Revoking Your Proxy.”
Interests of Platinum Eagle’s Directors and Officers in the Business Combination
When you consider the recommendation of Platinum Eagle’s board of directors in favor of approval of the business combination proposal, you should keep in mind that Platinum Eagle’s initial shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to those of Platinum Eagle shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we do not consummate a business combination transaction by January 17, 2020, we will cease all operations except for the purpose of winding up, redeem all of the issued and outstanding public shares for cash and, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,125,000 founder shares owned by our initial shareholders would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because our initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete a business combination within the required period. Our initial shareholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of  $25,000. Upon the Closing, such founder shares will convert into 8,125,000 shares of Target Hospitality common stock, and such securities, if unrestricted and freely tradable would be valued at approximately $82,631,250, based on the closing price of  $10.17 per share of our Class A ordinary shares on Nasdaq on February 11, 2019.

•
Simultaneously with the closing of our initial public offering, Platinum Eagle consummated the sale of 5,333,334 private placement warrants at a price of  $11.50 per warrant in a private placement to our initial shareholders, including our independent directors at the time of our initial public offering (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing 30 days following the closing of the business combination for one Class A ordinary share at $11.50 per share. If we do not consummate a business combination transaction by January 17, 2020, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our initial shareholders will be worthless. The warrants held by our initial shareholders had an aggregate market value of approximately $6,880,000 based upon the closing price of  $1.29 per warrant on Nasdaq on February 11, 2019.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete our business combination by January 17, 2020.

•
Jeff Sagansky and Eli Baker will serve as directors of Target Hospitality after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Target Hospitality board of directors determines to pay to its directors.

•
Our initial shareholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if Platinum Eagle fails to complete an initial our business combination by January 17, 2020.

•
In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third-party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the consummation of the business combination, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Platinum Eagle and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•
Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain our directors’ and officers’ liability insurance.

•
Following consummation of the business combination, our Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Platinum Eagle from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if we fail to consummate a business combination within the required period, our Sponsor and our officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

At any time prior to the general meeting, during a period when they are not then aware of any material nonpublic information regarding Platinum Eagle or its securities, the Platinum Eagle initial shareholders, Target Parent and/or its affiliates and Signor and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Platinum Eagle’s ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of that (i) the proposals presented to shareholders for approval at the general meeting are approved and/or (ii) that Platinum Eagle satisfy the minimum cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Platinum Eagle initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Platinum Eagle’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the general meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the general meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Platinum Eagle will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of the Platinum Eagle directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Platinum Eagle and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Recommendation to Shareholders
Platinum Eagle’s board of directors believes that the business combination proposal and the other proposals to be presented at the general meeting are in the best interest of Platinum Eagle’s shareholders and unanimously recommends that its shareholders vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” each of the separate organizational documents proposals, “FOR” the stock issuance proposal, “FOR” the incentive award plan proposal and “FOR” the adjournment proposal, in each case, if presented to the general meeting.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.
Conditions to the Closing of the Business Combination
Unless waived by the parties to the Merger Agreements, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Merger Agreements including, among others, receipt of gross proceeds of at least $340 million from debt financing and the requisite shareholder approvals contemplated by this proxy statement/prospectus. For more information about conditions to the consummation of the business combination, see “The Business Combination Proposal — The Merger Agreements — Conditions to the Closing of the Business Combination.”
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent Platinum Eagle’s good faith estimate of such amounts assuming a closing as of the indicated date.
(U.S. dollars in thousands) Sources		Uses
Debt Financing(1)	$340,000	Purchase of Target Parent(5)	$820,000
Equity Offering	$80,000
Trust Account(2)	$328,851	Purchase of Signor(4)	$491,000
Equity Issued to Algeco Seller(3)	$111,149
Equity Issued to Arrow Seller(4)	$491,000	Fees and expenses	$40,000
Total sources	$1,351,000	Total uses	$1,351,000

(1)
Consists of  $425 million committed by the Commitment Parties, including the New ABL Facility of $125 million, of which $40 million will be funded at the Closing, and a $300 million Bridge Facility.

(2)
Assumes none of the ordinary shares are redeemed in connection with the business combination.

(3)
Consists of 11,114,949 shares of Target Hospitality common stock valued at $10.00 per share issued to the Algeco Seller as partial consideration in the business combination. See Note (5) below.

(4)
Consists of 49,100,000 shares of Target Hospitality common stock valued at $10.00 per share issued to the Arrow Seller as consideration in the business combination.

(5)
Consists of 11,114,949 shares of Target Hospitality common stock and $708,850,510 of cash. Pursuant to the Target Merger Agreement, the number of shares of common stock being issued to the Algeco seller has been adjusted to give effect to the receipt of  $80 million in expected proceeds from the Equity Offering.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the domestication, an exercise of redemption rights and the business combination, please see “U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment
The Business Combination
The business combination will be accounted for as a reverse acquisition under the purchase method of accounting, with Target Parent being treated as the accounting acquirer. Consequently, Target Parent’s consolidated financial statements will become the historical financial statements of the registrant following consummation of the business combination, with the transaction treated as a recapitalization.
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Platinum Eagle as a result of domestication. The business, capitalization, assets and liabilities and financial statements of Target Hospitality immediately following the domestication will be the same as those of Platinum Eagle immediately prior to the domestication.
Comparison of Corporate Governance and Shareholder Rights
The domestication will change Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to Delaware and, as a result, Platinum Eagle’s organizational documents will change and will be governed by the DGCL rather than Cayman Islands Companies Law. There are differences between Cayman Islands corporate law, which currently governs Platinum Eagle, and Delaware corporate law, which will govern Platinum Eagle Delaware following the domestication and Target Hospitality following the Closing. Additionally, there are differences between the new organizational documents of Target Hospitality and the current constitutional documents of Platinum Eagle.
For a summary of the material differences among the rights of holders of Target Hospitality common stock and holders of ordinary shares, see “Comparison of Corporate Governance and Shareholder Rights.”
Regulatory Matters
The business combination is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the Cayman Islands and the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreements.
Risk Factors
In evaluating the proposals to be presented at the general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data
Where information has been sourced from a third party, the source of such information has been identified.
Unless otherwise indicated, the information contained in this document on the market environment, market developments, growth rates, market trends and competition in the markets in which Platinum Eagle, Target Parent and Signor operate is taken from publicly available sources, including third-party sources, or reflects Platinum Eagle’s, Target Parent’s or Signor’s estimates that are principally based on information from publicly available sources.
Emerging Growth Company
Platinum Eagle is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Platinum Eagle intends to take advantage of the benefits of this extended transition period. This may make comparison of Platinum Eagle’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Platinum Eagle will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering, (b) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which it is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PLATINUM EAGLE
Platinum Eagle is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the business combination.
Platinum Eagle’s statement of operations data the period from July 12, 2017 (date of inception) to December 31, 2017 and balance sheet data as of December 31, 2017 are derived from Platinum Eagle’s audited financial statements included elsewhere in this proxy statement/prospectus. Platinum Eagle’s statement of operations data for the nine months ended September 30, 2018 and balance sheet data as of September 30, 2018 are derived from Platinum Eagle’s unaudited financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with Platinum Eagle’s consolidated financial statements and related notes and “Platinum Eagle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Platinum Eagle.
	Platinum Eagle Acquisition Corp.
In thousands except shares	Nine months ended September 30, 2018	Year ended December 31, 2017
	(Unaudited)
Statement of operations data:
Revenue	$—	$—
General and administrative expenses	476	9
Loss from operations	(476)	(9)
Other income – interest on Trust Account	3,851	—
Net income (loss)	$3,375	$(9)
Balance sheet data (at period end):
Property, plant and equipment, net	$—	$—
Total assets	329,425	242
Debt, non-current	—	—
Total liabilities	11,543	226
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	$(410)	—
Investing activities	(325,000)	—
Financing activities	(325,886)	—
Other financial data:
Weighted average number of ordinary shares outstanding (basic and diluted)
Class A	32,500,000	—
Class B	8,125,000	7,500,000*
Net Income (Loss) per ordinary share (basic and diluted)
Class A	$0.11	$—
Class B	(0.03)	(0.00)

*
This number excluded an aggregate of up to 1,125,000 Class B ordinary shares subject to surrender if the over-allotment option was not exercised by the underwriters.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TARGET PARENT
The following table shows the selected historical financial information of Target Parent for the periods and as of the dates indicated.
The selected historical financial information of Target Parent as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements of Target Parent included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Target Parent as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 was derived from the unaudited interim consolidated financial statements of Target Parent included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Target Parent’s consolidated financial statements and the related notes. Target Parent’s historical results are not necessarily indicative of Target Parent’s future results, and Target Parent’s results as of and for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Target Parent, prior to and without giving pro-forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Target would have seen as a standalone business during the periods presented. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — Target Parent” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	For the nine months ended September 30,		Year ended December 31,
In thousands	2018	2017	2017	2016
	(Unaudited)
Revenue:
Services income	$103,118	$56,636	$75,422	$69,510
Specialty rental income	41,330	38,484	58,813	79,957
Total revenue	144,448	95,120	134,235	149,467
Costs:
Services	51,377	32,952	46,630	42,245
Specialty rental	7,796	7,541	10,095	9,785
Depreciation of specialty rental assets	22,400	18,397	24,464	36,300
Gross Profit	62,875	36,230	53,046	61,137
Selling, general, and administrative	25,919	12,240	24,337	15,793
Other depreciation and amortization	3,165	4,079	5,681	5,029
Restructuring costs	7,829	1,573	2,180	—
Currency (gain) loss, net	72	(106)	(91)	—
Other income (net)	(1,738)	(610)	(519)	(392)
Operating income	27,628	19,054	21,458	40,707
Interest expense (income), net	14,600	(4,438)	(5,107)	(3,512)
Income before income tax	13,028	23,492	26,565	44,219
Income tax expense	4,594	9,642	(25,584)	(17,310)
Net income	8,434	13,850	981	26,909
Other comprehensive income (loss)
Foreign currency translation	(291)	547	618	205
Comprehensive income	$8,143	$14,397	$1,599	$27,114

	For the nine months ended September 30,		Year ended December 31,
In thousands	2018	2017	2017	2016
	(Unaudited)
Balance sheet data (at period end):
Specialty rental and other PPE	241,809	202,112	199,389	193,907
Total assets	405,608	468,630	363,125	424,276
Debt, non-current	17,519	5,613	2,793	17,591
Total liabilities	372,977	102,291	338,221	113,702
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	24,038	32,748	40,774	44,728
Investing activities	(57,943)	(63,793)	(130,246)	(5,125)
Financing activities	25,384	33,722	98,059	(39,942)
Non-GAAP Financial Measures
Target Parent has included Adjusted gross profit, each of which are measurements not calculated in accordance with US generally accepted accounting principles (“GAAP”), in the discussion of its financial results because they are key metrics used by management to assess financial performance. Target Parent’s business is capital-intensive and these additional metrics allow management to further evaluate its operating performance.
Target Parent defines Adjusted gross profit, as gross profit plus depreciation and amortization.
Target Parent defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation, and amortization.
Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and the effect of what Target Parent considers transactions or events not related to its core business operations.
The following provides a discussion of non-cash items and what Target Parent considers transactions or events not related to its core business operations that are excluded to arrive at Adjusted EBITDA:
•
Currency losses, net:   Target Parent incurred currency gains and losses on monetary assets and liabilities denominated in foreign currencies other than the functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.

•
Restructuring costs:   Target Parent incurred costs associated with restructuring plans designed to streamline operations and reduce costs.

•
Holdings selling, general and administrative costs:   Target Parent incurred nonrecurring costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction in 2017.

•
Other expense:   Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

•
Transaction costs:   Target Parent incurred nonroutine transaction costs associated with costs related to this offering.

EBITDA reflects net income excluding the impact of interest expense, provision for income taxes, depreciation and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.
Target Parent also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of the Target Parent.
Adjusted gross profit, EBITDA and Adjusted EBITDA are not measurements of Target Parent’s financial performance under GAAP and should not be considered as alternatives to gross profit, net income (loss) or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Parent’s liquidity. Adjusted gross profit, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Parent to reinvest in the growth of its business or as measures of cash that will be available to it to meet its obligations. In addition, its measurement of Adjusted gross profit, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Target Parent’s management believes that Adjusted gross profit, EBITDA and Adjusted EBITDA provide useful information to investors about Target Parent and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Parent’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Parent’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Parent’s industry
The following table presents a reconciliation of Target Parent’s consolidated gross profit to Adjusted gross profit:
	For the nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
Gross Profit	$62,875	$36,230	$53,046	$61,137
Depreciation of specialty rental assets	22,400	18,397	24,464	36,300
Adjusted gross profit	$85,275	$54,627	$77,510	$97,437

The following table presents a reconciliation of Target Parent’s consolidated net loss to EBITDA and Adjusted EBITDA:
	For the nine months ended September 30,		Year ended December 31,
	2018	2017	2017	2016
Net Income (loss)	$8,434	$13,850	$981	$26,909
Income tax expense	4,594	9,642	25,584	17,310
Interest expense (income), net	14,600	(4,438)	(5,107)	(3,512)
Other depreciation and amortization	3,165	4,079	5,681	5,029
Depreciation of specialty rental assets	22,400	18,397	24,464	36,300
EBITDA	53,193	41,530	51,603	82,036
Currency (gains) losses, net	72	(106)	(91)	—
Restructuring costs	7,829	1,573	2,180	—
Holdings selling, general and administrative costs	9,133	—	8,771	—
Transaction costs	2,333	—	—	—
Other income, net	(1,738)	(610)	(519)	(392)
Adjusted EBITDA	$70,822	$42,387	$61,944	$81,644

SELECTED HISTORICAL FINANCIAL INFORMATION OF SIGNOR AND SIGNOR PARENT
The following table shows selected historical financial information for Signor and Signor Parent for the periods and as of the dates indicated.
The selected historical financial information of Signor and its Subsidiaries (collectively, as used herein, the “Predecessor”) as of and for the years ended December 31, 2017 and 2016 was derived from the audited historical consolidated financial statements of Signor included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Signor and Signor Parent (“Successor”) as of September 30, 2018, for the nine months ended September 30, 2017, for the period January 1, 2018 to September 6, 2018, and for the period September 7, 2018 to September 30, 2018 was derived from the unaudited interim consolidated financial statements of Signor and Signor Parent included elsewhere in this proxy statement/prospectus.
The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Signor Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Signor’s or Signor Parent’s consolidated financial statements and the related notes. Signor’s and Signor Parent’s historical results are not necessarily indicative of Signor Parent’s future results, and Signor’s and Signor Parent’s results as of September 30, 2018, for the nine months ended September 30, 2017, for the period January 1, 2018 to September 6, 2018, and for the period September 7, 2018 to September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Signor and Signor Parent, prior to and without giving pro forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Signor and Signor Parent would have seen as a standalone business during the periods presented. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
In thousands except units and shares	For the period September 7, 2018 to September 30, 2018	For period January 1, 2018 to September 6, 2018	For nine months ended September 30, 2017	Year ended December 31, 2017	Year ended December 31, 2016
	(Successor) (Unaudited)	(Predecessor) (Unaudited)	(Predecessor) (Unaudited)
Service income	$—	$61,242	$22,394	$38,737	$13,497
Rental income – related party	2,104	—	—	—	—
Cost of services	—	26,675	10,724	17,241	6,974
Depreciation & accretion	780	4,022	2,004	3,279	1,971
Gross Profit	1,324	30,545	9,666	18,217	4,552
Amortization of intangible asset	693	—	—
Selling, general, and administrative	351	2,949	2,271	3,524	2,799
Acquisition expenses	9,227	411	—	(9)	1,478
Operating Income	(8,947)	27,185	7,395	14,684	3,231
Interest (expense) and other income, net	(422)	(268)	(80)	(132)	(128)
(Loss) income before taxes	(9,369)	26,917	7,315	14,552	3,103
Income tax benefit	(2,015)	—	—	—	—
Net income	$(7,354)	$26,917	$7,315	$14,552	$3,103
Balance sheet data (at period end):
Property and equipment, net	$71,950	$56,432	$33,510	$44,708	$20,470
Total assets	225,751	108,821	71,822	81,661	50,300
Debt, non-current	—	2,710	3,476	3,136	475
Total liabilities	119,954	13,895	11,531	13,597	3,827

In thousands except units and shares	For the period September 7, 2018 to September 30, 2018	For period January 1, 2018 to September 6, 2018	For nine months ended September 30, 2017	Year ended December 31, 2017	Year ended December 31, 2016
	(Successor) (Unaudited)	(Predecessor) (Unaudited)	(Predecessor) (Unaudited)
Statements of cash flows data:
Net cash provided by (used in):
Operating activities	$(4,903)	$33,283	$8,668	$13,374	$2,106
Investing activities	(207,187)	(19,078)	(12,440)	(23,184)	(6,111)
Financing activities	221,177	(973)	6,645	11,015	2,232
Per unit information:
Earnings per share of common stock – Basic and Diluted	$(7,354)	$—	$—	$—	$—
Earnings per Series A unit – Basic and Diluted	—	0.51	0.16	0.30	0.07
Earnings per Series B unit – Basic and Diluted	—	0.50	0.10	0.29	0.07
Weighted average common shares (Basic and Diluted)	1,000	—	—	—	—
Weighted average Series A units (Basic and Diluted)	—	51,003,049	45,712,411	46,915,805	41,108,054
Weighted average Series B units (Basic and Diluted)	—	2,240,000	2,240,000	2,240,000	2,240,000
Reconciliation Non-GAAP Financial Measures
Signor and Signor Parent have included Adjusted gross profit, EBITDA and Adjusted EBITDA, which are measurements not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), in the discussion of its financial results because they are key metrics used by management to assess financial performance. Signor’s and Signor Parent’s business is capital-intensive and these additional metrics allow management to further evaluate its operating performance.
Signor and Signor Parent define Adjusted gross profit, as gross profit plus depreciation and accretion.
Signor and Signor Parent define EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation, and amortization.
Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and the effect of what the company considers transactions or events not related to its core business operations.
The following provides a discussion of non-cash items and what management considers transactions or events not related to its core business operations that are excluded to arrive at Adjusted EBITDA:
•
Other expense:   Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

EBITDA, a financial measure that is not required by, or presented in accordance with GAAP reflects net income excluding the impact of interest expense, provision for income taxes, depreciation and amortization. Management believes that EBITDA is a meaningful indicator of operating performance because management uses it to measure the company’s ability to service debt, fund capital expenditures, and expand the company’s business. Management also uses EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.
Management also believes that Adjusted EBITDA, another non-GAAP financial measure, is a meaningful indicator of operating performance. The Company’s Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of the Predecessor and Successor.
Adjusted gross profit is another non-GAAP financial measure that is used by management to evaluate the operating performance of its business allocate resources as appropriate.
EBITDA, Adjusted EBITDA, and Adjusted gross profit have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the company are obligated to make. In addition, other companies in the industry may calculate EBITDA, Adjusted gross profit, and in particular Adjusted EBITDA differently than the company does or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted gross profit, and Adjusted EBITDA as comparative measures.
The following table presents a reconciliation of Signor’s and Signor Parent’s consolidated gross profit to Adjusted gross profit:
In thousands except units	For the period September 7, 2018 to September 30,	For period January 1, 2018 to September 6,	For the nine months ended September 30,	Year Ended December 31,
	2018	2018	2017	2017	2016
	(Successor) (Unaudited)	Predecessor (Unaudited)	Predecessor (Unaudited)
Gross profit	$1,324	$30,545	$9,666	$18,217	$4,552
Depreciation and accretion	780	4,022	2,004	3,279	1,971
Adjusted gross profit	$2,104	$34,567	$11,670	$21,496	$6,523

The following table presents a reconciliation of Signor’s and Signor Parent’s consolidated net loss to EBITDA and Adjusted EBITDA:
In thousands except units	For the period September 7, 2018 to September 30,	For period January 1, 2018 to September 6,	For the nine months ended September 30,	Year Ended December 31,
	2018	2018	2017	2017	2016
	(Successor) (Unaudited)	Predecessor (Unaudited)	Predecessor (Unaudited)
Net Income	$(7,354)	$26,917	$7,315	$14,552	$3,103
Interest expense (income), net	422	268	80	132	128
Depreciation and accretion	780	4,022	2,004	3,279	1,971
Amortization of intangible asset	693	—	—	—	—
EBITDA	(5,459)	31,207	9,399	17,963	5,202
Other expense (income), net	—	—	—	9	(1,478)
Transaction Expenses	9,227	411	—	—	—
Adjusted EBITDA	$3,768	31,618	$9,399	$17,972	$3,724

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the acquisition of Signor by Signor Parent, the reverse acquisition of Target Parent and Signor Parent by Platinum Eagle, and the debt financing and extinguishment of existing debt as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The business combination will be accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Platinum Eagle will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of the Sellers issuing stock for the net assets of Platinum Eagle, accompanied by a recapitalization. The net assets of Platinum Eagle will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2018 gives effect to the business combination and financing activities described above as if they had occurred on September 30, 2018. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2018 and for the year ended December 31, 2017 give effect to the business combination and financing activities described above as if they had occurred on January 1, 2017.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) of Platinum Eagle, Target Parent, Signor and Signor Parent (together, the “Entities”) appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the Pro Forma Financial Statements. In addition, the Pro Forma Financial Statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the Entities.
	As of September 30, 2018
	No Redemption	Maximum Redemption
	(in thousands)
Selected Unaudited Pro Forma Combined Balance Sheet Data
Total assets	$551,191	$551,191
Total liabilities	$528,588	$528,588
Total equity	$22,603	$22,603
	Assuming no redemption		Assuming maximum redemption
	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$205,690	$172,972	$205,690	$172,972
Net income (loss) per share – basic and diluted	$0.10	$(0.20)	$0.10	$(0.20)
Weighted average shares outstanding – basic and diluted	108,839,949	108,839,949	108,961,571	108,961,571

(1)
This presentation gives effect to Platinum Eagle public shareholders redeeming approximately 10.3 million shares for aggregate redemption payments of  $103.9 million. Aggregate redemption payments of  $103.9 million calculated as $328.9 million in trust account per the pro forma condensed combined balance sheet less $225 million required available cash from the trust account. Public redemption shares of approximately 10.3 million shares calculated as $103.9 million redemption payments divided by estimated per share redemption value of approximately $10.12 ($328.9 million in trust account divided by 32.5 million outstanding Platinum Eagle public shares).

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical equity ownership information for Platinum Eagle, Target Parent and Signor Parent and unaudited pro forma condensed consolidated combined per share ownership information of Platinum Eagle, Target Parent and Signor Parent after giving effect to the business combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that no Platinum Eagle shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account.

•
Assuming Maximum Redemption: This presentation gives effect to Platinum Eagle public shareholders redeeming approximately 10.3 million shares for aggregate redemption payments of $103.9 million. Aggregate redemption payments of  $103.9 million calculated as $328.9 million in trust account per the pro forma condensed combined balance sheet less $225 million required available cash from the trust account. Public redemption shares of approximately 10.3 million shares calculated as $103.9 million redemption payments divided by estimated per share redemption value of approximately $10.12 ($328.9 million in trust account divided by 32.5 million outstanding Platinum Eagle public shares).

The book value per share reflects the business combination as if it had occurred on September 30, 2018. The net income (loss) per share information reflects the business combination as if it had occurred at the beginning of the period.
The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Platinum Eagle,” “Selected Historical Financial Information of Target Parent” and “Selected Historical Financial Information of Signor” and the historical consolidated and combined financial statements of Platinum Eagle, Target and Signor and the related notes thereto included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination. The historical information contained in the following table for the nine months ended September 30, 2018 should be read in conjunction with Platinum Eagle’s, Target Parent’s and Signor Parent’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2018 and the related notes included elsewhere herein. The historical information contained in the following table for the year ended December 31, 2017 should be read in conjunction with Platinum Eagle’s, Target Parent’s and Signor’s audited consolidated statement of operations for the year ended December 31, 2017 and the related notes included elsewhere herein.

	Historical (1)				Combined Pro Forma
	Platinum Eagle (3)	Signor (Predecessor)(3)	Signor Parent (Successor)(3)		Assuming No Redemptions		Assuming Maximum Redemptions
As of and for the Nine Months Ended September 30, 2018 (Unaudited)
Book value per share(2)	$0.12	$—		$105.35		$0.21		$0.21
Weighted average shares of Common Stock outstanding - basic and diluted	N/A	N/A		1,000		108,839,949		108,961,571
Weighted average number of Class A ordinary shares outstanding — basic and diluted	32,500,000	51,003,049		N/A		N/A		N/A
Weighted average number of Class B ordinary shares outstanding – basic and diluted	8,125,000	2,240,000		N/A		N/A		N/A
Net income per common share – basic and diluted	N/A	N/A		(7,354)		N/A		N/A
Net income per ordianary share, Class A – basic and diluted	$0.11	$0.51	$	N/A		$0.10		$0.10
Net income per ordianary share, Class B – basic and diluted	$(0.03)	$0.50		N/A		N/A		N/A
As of and for the Year Ended December 31, 2017
Book value per share(2)	$0.00	$1.38		N/A	$	N/A(4)	$	N/A(4)
Weighted average number of Class A ordinary shares outstanding – basic and diluted	7,500,000	45,712,411		N/A		108,839,949		108,961,571
Weighted average number of Class B ordinary shares outstanding – basic and diluted	N/A	2,240,000		N/A		N/A		N/A
Net income per ordianary share, Class A – basic and diluted	$(0.00)	$0.30		N/A		$($0.20)		$($0.20)
Net income per ordianary share, Class B – basic and diluted	N/A	$0.29		N/A		N/A		N/A

(1)
No Historical comparative data shown for Algeco US as the entity is a one member LLC and no such data is disclosed in the historical financials. Refer to the historical financial statements included elsewhere in this proxy statement/prospectus.

(2)
Book value per share = Total Shareholders' (Members') Equity Deficit excluding Preferred Equity / Total Basic (or Diluted) Outstanding Shares

(3)
Signor is an LLC and as such has units versus shares whereas Platinum Eagle and Signor Parent have shares.

(4)
Pro forma balance sheet for year ended December 31, 2017 not required and as such, no such calculation included in this table.

(5)
As part of the transition from predeccesor to successor there were 1,000 shares issued and outstanding. There were no potentially dilutive securites for the period ended September 30, 2018.

TICKER SYMBOL AND DIVIDEND INFORMATION
Platinum Eagle
Ticker Symbol Units, Ordinary Shares and Warrants
Platinum Eagle’s units, ordinary shares and public warrants are currently listed on The Nasdaq Capital Market under the symbols “EAGLU,” “EAGL” and “EAGLW,” respectively.
Holders
As of February 11, 2019, there was one holder of record of our units, one holder of record of our Class A ordinary shares, six holders of record of our Class B ordinary shares and one holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Platinum Eagle has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Target Hospitality’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of Target Hospitality’s board of directors at such time.
Target
Ticker Symbol of Common Stock
There is no public market for Target’s shares of common stock. See “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Signor
Ticker Symbol of Common Stock
There is no public market for Signor’s shares of common stock. See “Signor Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of Target Hospitality and could adversely affect the trading price of its common stock following the business combination.
Risks Relating to Target Hospitality’s Business
Operational Risks
Target Hospitality’s operations are, and its operations will be, exposed to operational, economic, political and regulatory risks.
Target Hospitality’s operations could be affected by economic, political and regulatory risks. These risks include:
•
multiple regulatory requirements that are subject to change and that could restrict Target Hospitality’s ability to build and operate its communities and other sites;

•
inflation, recession, fluctuations in interest rates;

•
compliance with applicable export control laws and economic sanctions laws and regulations;

•
trade protection measures, including increased duties and taxes, and import or export licensing requirements;

•
price controls;

•
ownership regulations;

•
compliance with applicable antitrust and other regulatory rules and regulations relating to potential future acquisitions;

•
different local product preferences and product requirements;

•
pressures on management time and attention due to the complexities of overseeing diverse operations;

•
challenges in maintaining, staffing and managing national operations;

•
different labor regulations;

•
potentially adverse consequences from changes in or interpretations of tax laws;

•
political and economic instability;

•
enforcement of remedies in various jurisdictions;

•
the risk that the business partners upon whom Target Hospitality depend for technical assistance or management and acquisition expertise will not perform as expected;

•
the potential impact of collective bargaining or other union activities if Target Hospitality’s employees were to unionize in the future; and

•
differences in business practices that may result in violation of Target Hospitality policies including but not limited to bribery and collusive practices.

These and other risks could have a material adverse effect on Target Hospitality’s business, results of operations and financial condition.

Target Hospitality faces significant competition as a provider of accommodation and hospitality services in the specialty rental sector. If it is unable to compete successfully, Target Hospitality could lose customers and its revenue and profitability could decline.
Although Target Hospitality’s competition varies significantly by market, the accommodation and hospitality services industry, in general, is highly competitive. Target Hospitality competes on the basis of a number of factors, including quality of services, equipment availability, price, reliability, appearance, functionality, and delivery terms. Target Hospitality may experience pricing pressures in its operations in the future as some of its competitors seek to obtain market share by reducing prices. Target Hospitality may also face reduced demand for its products and services if its competitors are able to provide new or innovative products or services that better appeal to its potential customers. In each of Target Hospitality’s current markets, it faces competition from national, regional and local companies who have an established market position in the specific service area. Target Hospitality expects to encounter similar competition in any new markets that it may enter. Some of its competitors may have greater market share, less indebtedness, greater pricing flexibility, more attractive product or service offerings, or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, and reduced market share. Price competition, together with other forms of competition, may materially adversely affect Target Hospitality’s business, results of operations, and financial condition.
Target Hospitality depends on several significant customers. The loss of one or more such customers or the inability of one or more such customers to meet their obligations could adversely affect Target Hospitality’s results of operations.
Target Hospitality depends on several significant customers. The majority of Target Hospitality’s customers operate in the energy industry. For a more detailed explanation of Target Hospitality’s customers, see “Business of Target Hospitality” section of this proxy statement/prospectus. The loss of any one of Target Hospitality’s largest customers in any of Target Hospitality’s business segments or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on Target Hospitality’s results of operations. In addition, the concentration of customers in the industries in which it operates may impact Target Hospitality’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions.
As a result of Target Hospitality’s customer concentration, risks of nonpayment and nonperformance by its counterparties are a concern in its business. Target Hospitality is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Many of its customers finance their activities through cash flow from operations, the incurrence of debt, or the issuance of equity. Additionally, many of Target Hospitality’s customers’ equity values have declined and could decline further. The combination of lower cash flow due to commodity prices, a reduction in borrowing bases under reserve-based credit facilities, and the lack of available debt or equity financing may continue to result in a significant reduction in Target Hospitality’s customers’ liquidity and could impair their ability to pay or otherwise perform on their obligations to it. Furthermore, some of Target Hospitality’s customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Target Hospitality. The inability or failure of Target Hospitality’s significant customers to meet their obligations to it or their insolvency or liquidation may adversely affect Target Hospitality’s financial results.
Target Hospitality’s business depends on the quality and reputation of the company and its communities, and any deterioration in such quality or reputation could adversely impact its market share, business, financial condition, or results of operations.
Many factors can influence Target Hospitality’s reputation and the value of its communities, including quality of services, food quality and safety, availability and management of scarce natural resources, supply chain management, diversity, human rights, and support for local communities. In addition, events that may be beyond Target Hospitality’s control could affect the reputation of one or more of its communities or more generally impact the reputation of the company, including protests directed at government immigration policies, violent incidents at one or more communities or other sites, or criminal activity. Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Target Hospitality and its communities, and it may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. While reputations may take decades to build, negative incidents can quickly erode trust and confidence, particularly if they result in adverse mainstream and social media publicity, governmental investigations or penalties, or litigation. Negative incidents could lead to tangible adverse effects on Target Hospitality’s business, including customer boycotts, loss of customers, loss of development opportunities, or employee retention and recruiting difficulties. A decline in the reputation or perceived quality of Target Hospitality’s communities or corporate image could negatively affect its market share, reputation, business, financial condition, or results of operations.
Target Hospitality derives a substantial portion of its revenue from the operation of the South Texas Family Residential Center for the U.S. government through a subcontract with a government contractor. The loss of, or a significant decrease in revenues from, this customer could seriously harm Target Hospitality’s financial condition and results of operations.
Target currently derives, and Target Hospitality expects to continue to derive, a significant portion of its revenues from its subcontract with a government contractor for the operation of the South Texas Family Residential Center for the U.S. government. These revenues depend on the U.S. government and its contractors receiving sufficient funding and providing it with timely payment under the terms of Target Hospitality’s contract. If the applicable government entity does not receive sufficient appropriations to cover its contractual obligations, it may delay or reduce payment to its contractors and, as a result, Target Hospitality’s government contractor customer may delay or reduce payments to or terminate its contract with Target Hospitality. Any future impasse or struggle impacting the federal government’s ability to reach agreement on the federal budget, debt ceiling or any future federal government shut downs could result in material payment delays, payment reductions or contract terminations. Additionally, Target Hospitality’s current and potential future government contractor customers may request in the future that Target Hospitality reduce its contract rates or forego increases to those rates as a way for those contractors to control costs and help their government customers to control their spending and address their budgetary shortfalls. For additional information regarding our operation of the South Texas Family Residential Center, see “Business of Target Hospitality — Business Operations — Government Services” elsewhere in this proxy statement/prospectus.
The U.S. government and, by extension, Target Hospitality’s U.S. government contractor customer, may also from time to time adopt, implement or modify certain policies or directives that may adversely affect Target Hospitality’s business. For example, while the U.S. government is currently using private immigration detention sites like the South Texas Family Residential Center, federal, state or local governmental partners may in the future choose to undertake a review of their utilization of privately operated facilities, or may cancel or decide not to renew existing contracts with their government contractors, who may, in turn, cancel or decide not to renew their contracts with Target Hospitality. Changes in government policy, the election of a new administration or other changes in the political landscape relating to immigration policies may similarly result in a decline in Target Hospitality’s revenues in its Government Services segment. In addition, lawsuits, to which Target Hospitality is not a party, have challenged the U.S. government’s policy of detaining migrant families, and government policies with respect to family immigration may impact the demand for the South Texas Family Residential Center and any facilities that Target Hospitality may operate in the future. Any court decision or government action that impacts Target Hospitality’s existing contract for the South Texas Family Residential Center or any future contracts for similar facilities could materially affect its cash flows, financial condition, and results of operations.
Target Hospitality’s oil and gas customers are exposed to a number of unique operating risks and challenges which could also adversely affect it.
Target Hospitality could be impacted by disruptions to its customers’ operations caused by, among other things, any one of or all of the following singularly or in combination:
•
U.S. and international pricing and demand for the natural resources being produced at a given project (or proposed project);

•
unexpected problems, higher costs and delays during the development, construction, and project start-up which may delay the commencement of production;

•
unforeseen and adverse geological, geotechnical, and seismic conditions;

•
lack of availability of sufficient water or power to maintain their operations;

•
lack of availability or failure of the required infrastructure necessary to maintain or to expand their operations;

•
the breakdown or shortage of equipment and labor necessary to maintain their operations;

•
risks associated with the natural resource industry being subject to various regulatory approvals. Such risks may include a government agency failing to grant an approval or failing to renew an existing approval, or the approval or renewal not being provided by the government agency in a timely manner or the government agency granting or renewing an approval subject to materially onerous conditions. For example, the Keystone XL project requires various permits from state and federal authorities that have been delayed as a result of various legal and regulatory challenges. See “Business of Target Hospitality — Business Operations — Other — Future Pipeline Services Plans.”;

•
risks to land titles and use thereof as a result of native title claims;

•
interruptions to the operations of Target Hospitality’s customers caused by industrial accidents or disputes; and

•
delays in or failure to commission new infrastructure in timeframes so as not to disrupt customer operations;

in each case, any of which could have a material adverse effect on Target Hospitality’s business, results of operation and financial condition.
Target Hospitality may be adversely affected if customers reduce their accommodations and hospitality services outsourcing.
Target Hospitality’s business and growth strategies depend in large part on customers outsourcing some or all of the services that it provides. Target Hospitality cannot be certain that these customer preferences for outsourcing will continue or that customers that have outsourced accommodations will not decide to perform these functions themselves or only outsource accommodations during the development or construction phases of their projects. In addition, labor unions representing customer employees and contractors may oppose outsourcing accommodations to the extent that the unions believe that third-party accommodations negatively impact union membership and recruiting. The reversal or reduction in customer outsourcing of accommodations could negatively impact Target Hospitality’s financial results and growth prospects.
Target Hospitality’s failure to retain its current customers, renew its existing customer contracts, and obtain new customer contracts, or the termination of existing contracts, could adversely affect its business.
Target Hospitality’s success depends on Target Hospitality’s ability to retain its current customers, renew or replace its existing customer contracts, and obtain new business. Target Hospitality’s ability to do so generally depends on a variety of factors, including overall customer expenditure levels and the quality, price and responsiveness of its services, as well as its ability to market these services effectively and differentiate itself from its competitors. Target Hospitality cannot assure you that it will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing, or at all, or that Target Hospitality’s current customers will not turn to competitors, cease operations, elect to self-operate, or terminate contracts with it. In the context of a potential depressed commodity price environment, Target Hospitality’s customers may not renew contracts on terms favorable to it or, in some cases, at all, and Target Hospitality may have difficulty obtaining new business. Additionally, several contracts have clauses that allow termination upon the payment of a termination fee. As a result, Target Hospitality’s customers may choose to terminate their contracts. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Further, certain of Target Hospitality’s customers may not reach positive final investment decisions on projects with respect to which Target Hospitality has been awarded contracts to provide related accommodation, which may cause those customers to terminate the contracts. Customer contract cancellations, the failure to renew a significant number of Target Hospitality’s existing contracts, or the failure to obtain new business would have a material adverse effect on Target Hospitality’s business, results of operations and financial condition.
Target Hospitality’s operations could be subject to natural disasters and other business disruptions, which could materially adversely affect its future revenue and financial condition and increase its costs and expenses.
Target Hospitality’s operations could be subject to natural disasters and other business disruptions such as fires, floods, hurricanes, earthquakes, and terrorism, which could adversely affect its future revenue and financial condition and increase its costs and expenses. For example, extreme weather, particularly periods of high rainfall, tornadoes, or extreme cold, in any of the areas in which Target Hospitality operates may cause delays in its community construction activities or result in the cessation of customer operations at one or more communities for an extended period of time. See “Risk Factors — Risks Relating Target Hospitality’s Business — Target Hospitality is exposed to various possible claims relating to Target Hospitality’s business and Target Hospitality’s insurance may not fully protect it” and “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Results of Operations — Natural Disasters or Other Significant Disruption.” In addition, the occurrence and threat of terrorist attacks may directly or indirectly affect economic conditions, which could in turn adversely affect demand for Target Hospitality’s communities and services. In the event of a major natural or man-made disaster, Target Hospitality could experience loss of life of its employees, destruction of its communities or other sites, or business interruptions, any of which may materially adversely affect Target Hospitality’s business. If any of Target Hospitality’s communities were to experience a catastrophic loss, it could disrupt Target Hospitality’s operations, delay services, staffing, and revenue recognition, and result in expenses to repair or replace the damaged facility not covered by asset, liability, business continuity, or other insurance contracts. Also, Target Hospitality could face significant increases in premiums or losses of coverage due to the loss experienced during and associated with these and potential future natural or man-made disasters that may materially adversely affect Target Hospitality’s business. In addition, attacks or armed conflicts that directly impact one or more of Target Hospitality’s properties or facilities could significantly affect Target Hospitality’s ability to operate those properties or communities and thereby impair Target Hospitality’s results of operations.
More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on Target Hospitality’s business, results of operations and financial condition.
Construction risks exist which may adversely affect Target Hospitality’s results of operations.
There are a number of general risks that might impinge on companies involved in the development, construction and installation of facilities as a prerequisite to the management of those assets in an operational sense. Target Hospitality is exposed to the following risks in connection with its construction activities:
•
the construction activities of Target Hospitality’s accommodations are partially dependent on the supply of appropriate construction and development opportunities;

•
development approvals, slow decision making by counterparties, complex construction specifications, changes to design briefs, legal issues, and other documentation changes may give rise to delays in completion, loss of revenue, and cost over-runs which may, in turn, result in termination of accommodation supply contracts;

•
other time delays that may arise in relation to construction and development include supply of labor, scarcity of construction materials, lower than expected productivity levels, inclement weather conditions, land contamination, cultural heritage claims, difficult site access, or industrial relations issues;

•
objections to Target Hospitality’s activities or those of Target Hospitality’s customers aired by aboriginal or community interests, environment and/or neighborhood groups which may cause delays in the granting or approvals and/or the overall progress of a project;

•
where Target Hospitality assumes design responsibility, there is a risk that design problems or defects may result in rectification and/or costs or liabilities which Target Hospitality cannot readily recover; and

•
there is a risk that Target Hospitality may fail to fulfill Target Hospitality’s statutory and contractual obligations in relation to the quality of Target Hospitality’s materials and workmanship, including warranties and defect liability obligations.

Due to the nature of the natural resources industry, Target Hospitality’s business may be adversely affected by periods of low oil, or natural gas prices or unsuccessful exploration results may decrease customers’ spending and therefore Target Hospitality’s results.
Commodity prices have been and are expected to remain volatile. This volatility causes oil and gas companies to change their strategies and expenditure levels. Prices of oil and natural gas can be influenced by many factors, including reduced demand due to lower global economic growth, surplus inventory, improved technology such as the hydraulic fracturing of horizontally drilled wells in shale discoveries, access to potential productive regions, and availability of required infrastructure to deliver production to the marketplace. For example, in late 2014 through early 2016, there was a significant drop in the price of oil as a result of reduced demand in global markets and oversupply. As a result, the Company’s oil and gas customers reduced expenditures, reduced rig counts, and cut costs which in turn, resulted in lower occupancy in the Company’s facilities in the Bakken basin.
The carrying value of Target Hospitality’s communities could be reduced by extended periods of limited or no activity by its customers, which would require us to record impairment charges equal to the excess of the carrying value of the communities over fair value. There were no impairment losses recorded for the year ended December 31, 2017. Target Hospitality may incur asset impairment charges in the future, which charges will affect negatively Target Hospitality’s results of operations and financial condition.
Demand for Target Hospitality’s products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.
Target Hospitality’s financial performance is dependent on the level of demand for Target Hospitality’s facilities and services, which is sensitive to the level of demand within various sectors, in particular, the energy and natural resources and government end-markets. Each of these sectors is influenced not only by the state of the general global economy but by a number of more specific factors as well. For example, demand for workforce accommodations within the energy and resources sector may be materially adversely affected by a decline in global energy prices. Demand for Target Hospitality’s facilities and services may also vary among different localities or regions. The levels of activity in these sectors and geographic regions may also be cyclical, and Target Hospitality may not be able to predict the timing, extent or duration of the activity cycles in the markets in which Target Hospitality or its key customers operate. A decline or slowed growth in any of these sectors or geographic regions could result in reduced demand for its products and services, which may materially adversely affect Target Hospitality’s business, results of operations, and financial condition.
Decreased customer expenditure levels could adversely affect Target Hospitality’s results of operations.
Demand for Target Hospitality’s services is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and gas companies. The oil and gas industries’ willingness to explore, develop, and produce depends largely upon the availability of attractive resource prospects and the prevailing view of future commodity prices. Prices for oil and gas are subject to large fluctuations in response to changes in the supply of and demand for these commodities, market uncertainty, and a variety of other factors that are beyond Target Hospitality’s control. Accordingly, a sudden or long-term decline in commodity pricing would have a material adverse effect on Target Hospitality’s business, results of operations and financial condition.

Additionally, the potential imposition of new regulatory requirements, including climate change legislation, could have an impact on the demand for and the cost of producing oil and natural gas in the regions where Target Hospitality operates. Many factors affect the supply of and demand for oil, natural gas and other resources and, therefore, influence product prices, including:
•
the level of activity in U.S. shale development;

•
the availability of economically attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict development;

•
the availability of transportation infrastructure for oil and natural gas, refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•
global weather conditions and natural disasters;

•
worldwide economic activity including growth in developing countries, such as China and India;

•
national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (“OPEC”) to set and maintain production levels and prices for oil and government policies which could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•
the level of oil and gas production by non-OPEC countries;

•
rapid technological change and the timing and extent of energy resource development, including liquid natural gas or other alternative fuels;

•
environmental regulation; and

•
U.S. and foreign tax policies.

Target Hospitality’s business is contract intensive and may lead to customer disputes or delays in receipt of payments.
Target Hospitality’s business is contract intensive and Target Hospitality is party to many contracts with customers. Target Hospitality periodically reviews its compliance with contract terms and provisions. If customers were to dispute Target Hospitality’s contract determinations, the resolution of such disputes in a manner adverse to Target Hospitality’s interests could negatively affect sales and operating results. In the past, Target Hospitality’s customers have withheld payment due to contract or other disputes, which has delayed Target Hospitality’s receipt of payments. While Target Hospitality does not believe any reviews, audits, delayed payments, or other such matters should result in material adjustments, if a large number of Target Hospitality’s customer arrangements were modified or payments withheld in response to any such matter, the effect could be materially adverse to Target Hospitality’s business or results of operations.
Certain of Target Hospitality’s major communities are located on land subject to leases. If Target Hospitality is unable to renew a lease, Target Hospitality could be materially and adversely affected.
Certain of Target Hospitality’s major communities are located on land subject to leases. Accordingly, while Target Hospitality owns the accommodations assets, Target Hospitality only owns a leasehold interest in those properties. If Target Hospitality is found to be in breach of a lease, Target Hospitality could lose the right to use the property. In addition, unless Target Hospitality can extend the terms of these leases before their expiration, as to which no assurance can be given, Target Hospitality will lose Target Hospitality’s right to operate Target Hospitality’s facilities located on these properties upon expiration of the leases. In that event, Target Hospitality would be required to remove Target Hospitality’s accommodations assets and remediate the site. Generally, Target Hospitality’s leases have an average term of three years and generally contain unilateral renewal provisions for up to seven additional years. Target Hospitality can provide no assurances that it will be able to renew its leases upon expiration on similar terms, or at all. If Target Hospitality is unable to renew leases on similar terms, it may have a material adverse effect on Target Hospitality’s business.

Third parties may fail to provide necessary services and materials for Target Hospitality’s communities and other sites.
Target Hospitality is often dependent on third parties to supply services and materials for its communities and other sites. Target Hospitality typically does not enter into long-term contracts with third-party suppliers. Target Hospitality may experience supply problems as a result of financial or operating difficulties or the failure or consolidation of Target Hospitality’s suppliers. Target Hospitality may also experience supply problems as a result of shortages and discontinuations resulting from product obsolescence or other shortages or allocations by suppliers. Unfavorable economic conditions may also adversely affect Target Hospitality’s suppliers or the terms on which Target Hospitality purchases products. In the future, Target Hospitality may not be able to negotiate arrangements with third parties to secure products and services that Target Hospitality requires in sufficient quantities or on reasonable terms. If Target Hospitality cannot negotiate arrangements with third parties to produce its products or if the third parties fail to produce Target Hospitality’s products to its specifications or in a timely manner, Target Hospitality’s business, results of operations, and financial condition may be materially adversely affected.
It may become difficult for Target Hospitality to find and retain qualified employees, and failure to do so could impede Target Hospitality’s ability to execute its business plan and growth strategy.
One of the most important factors in Target Hospitality’s ability to provide reliable and quality services and profitably execute its business plan is its ability to attract, develop, and retain qualified personnel. The competition for qualified personnel in the industries in which Target Hospitality operates is intense and there can be no assurance that Target Hospitality will be able to continue to attract and retain all personnel necessary for the development and operation of its business. In periods of higher activity, it may become more difficult to find and retain qualified employees which could limit growth, increase operating costs, or have other material adverse effects on the Target Hospitality’s operations.
Many of Target Hospitality’s key executives, managers, and employees have knowledge and an understanding of Target Hospitality’s business and its industry that cannot be readily duplicated and they are the key individuals that interface with customers. In addition, the ability to attract and retain qualified personnel is dependent on the availability of qualified personnel, the impact on the labor supply due to general economic conditions, and the ability to provide a competitive compensation package.
In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally, or locally or increased labor costs could have a material adverse effect on Target Hospitality’s ability to control expenses and efficiently conduct operations. Target Hospitality may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support its operating strategies. Labor expenses could also increase as a result of continuing shortages in the supply of personnel. Failure to retain key personnel or hire qualified employees may materially adversely affect Target Hospitality’s business, results of operations, and financial condition.
Significant increases in raw material and labor costs could increase Target Hospitality’s operating costs significantly and harm its profitability.
Target Hospitality incurs labor costs and purchases raw materials, including steel, lumber, siding and roofing, fuel and other products to construct and perform periodic repairs, modifications and refurbishments to maintain physical conditions of Target Hospitality’s facilities as well as the construction of Target Hospitality’s communities and other sites. The volume, timing, and mix of such work may vary quarter-to-quarter and year-to-year. Generally, increases in labor and raw material costs will increase the acquisition costs of new facilities and also increase the construction, repair, and maintenance costs of Target Hospitality’s facilities. During periods of rising prices for labor or raw materials, and in particular, when the prices increase rapidly or to levels significantly higher than normal, Target Hospitality may incur significant increases in Target Hospitality’s costs for new facilities and incur higher operating costs that Target Hospitality may not be able to recoup from customers through changes in pricing, which could have a material adverse effect on Target Hospitality’s business, results of operations and financial condition.

The estimates and assumptions on which Signor’s and Target’s financial projections for the Target Hospitality business are based may prove to be inaccurate, which may cause Target Hospitality’s future actual results to differ materially from such projections, which may adversely affect Target Hospitality’s future profitability, cash flows and stock price.
In connection with the transactions contemplated by this proxy statement/prospectus, Target and Signor prepared, and the Board of Directors of Platinum Eagle considered, financial forecasts for the Target Hospitality business prepared by company management. These projections are dependent on certain estimates and assumptions related to, among other things, growth and development of the business, market share, service pricing, volume and service mix, commodity prices, distribution, cost savings, accruals for estimated liabilities and Target Hospitality’s ability to generate sufficient cash to reinvest in its existing business, fund internal growth, make acquisitions and meet debt obligations. While the financial projections are based on historical experience and on various other assumptions that Target and Signor management believe to be reasonable under the circumstances and at the time they are made, Target Hospitality’s actual results may differ materially from these financial projections. The financial projections speak only as of the date prepared and have not been, and will not be, updated. The financial projections are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. Any material variation between Target’s and Signor’s financial projections and Target Hospitality’s actual results may adversely affect the future profitability, cash flows and stock price of Target Hospitality.
If Target Hospitality determines that its goodwill and intangible assets have become impaired, it may incur impairment charges, which would negatively impact its operating results.
Target Hospitality has goodwill, which represents the excess of the total purchase price of Target Hospitality’s acquisitions over the fair value of the assets acquired, and other intangible assets. As of September 30, 2018, on a pro forma basis, Target Hospitality had approximately $36 million and $131 million of goodwill and other intangible assets, net, respectively, in Target Hospitality’s statement of financial position, which would represent approximately 2.3% and 3.4% of total assets, respectively. Target Hospitality is required to review goodwill and intangible assets at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Impairment may result from significant changes in the manner of use of the acquired asset, negative industry or economic trends and significant underperformance relative to historic or projected operating results.
Any impairment charges following the Business Combination could adversely affect Target Hospitality’s business, results of operations, and financial condition.
Target Hospitality may be unable to recognize deferred tax assets and, as a result, lose future tax savings, which could have a negative impact on Target Hospitality’s liquidity and financial position.
Target Hospitality recognizes deferred tax assets primarily related to deductible temporary differences based on its assessment that the item will be utilized against future taxable income and the benefit will be sustained upon ultimate settlement with the applicable taxing authority. Such deductible temporary differences primarily relate to tax loss carryforwards and deferred interest expense deductions. Tax loss carryforwards arising in a given tax jurisdiction may be carried forward to offset taxable income in future years from such tax jurisdiction and reduce or eliminate income taxes otherwise payable on such taxable income, subject to certain limitations. Target Hospitality may have to write down, via a valuation allowance, the carrying amount of certain of the deferred tax assets to the extent Target Hospitality determines it is not probable such deferred tax assets will continue to be recognized.
In the event that Target Hospitality does not have sufficient taxable income in future years to use the tax benefits before they expire, the benefit may be permanently lost. In addition, the taxing authorities could challenge Target Hospitality’s calculation of the amount of its tax attributes, which could reduce certain of its recognized tax benefits. In addition, tax laws in certain jurisdictions may limit the ability to use carryforwards upon a change in control.

Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of Target Hospitality’s specialty rental and hospitality services contracts may constrain its ability to make a profit.
Target Hospitality’s profitability can be adversely affected to the extent it is faced with cost increases for food, wages and other labor related expenses, insurance, fuel and utilities, especially to the extent Target Hospitality is unable to recover such increased costs through increases in the prices for its services, due to one or more of general economic conditions, competitive conditions, or contractual provisions in Target Hospitality’s customer contracts. Substantial increases in the cost of fuel and utilities have historically resulted in cost increases in Target Hospitality’s communities. From time to time Target Hospitality has experienced increases in its food costs. While Target Hospitality believes a portion of these increases were attributable to fuel prices, Target Hospitality believes the increases also resulted from rising global food demand. In addition, food prices can fluctuate as a result of foreign exchange rates and temporary changes in supply, including as a result of incidences of severe weather such as droughts, heavy rains, and late freezes. Target Hospitality may be unable to fully recover costs, and such increases would negatively impact its profitability on contracts that do not contain such inflation protections.
Target Hospitality may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls.
The ability of Target Hospitality to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The inability of Target Hospitality to deal with this growth may have a material adverse effect on its business, financial condition, results of operations, and cash flows.
Target Hospitality’s future operating results may fluctuate, fail to match past performance, or fail to meet expectations.
Target Hospitality’s operating results may fluctuate, fail to match past performance, or fail to meet the expectations of analysts and investors. Target Hospitality’s financial results may fluctuate as a result of a number of factors, some of which are beyond Target Hospitality’s control, including but not limited to:
•
general economic conditions in the geographies and industries where Target Hospitality owns or operates communities;

•
legislative policies where Target Hospitality provides its services;

•
the budgetary constraints of Target Hospitality’s customers;

•
the success of Target Hospitality’s strategic growth initiatives;

•
the costs associated with the launching or integrating new or acquired businesses;

•
the cost, type, and timing of customer orders;

•
the nature and duration of the needs of Target Hospitality’s customers;

•
the raw material or labor costs of servicing Target Hospitality’s facilities;

•
the timing of new product or service introductions by Target Hospitality, Target Hospitality’s suppliers, and Target Hospitality’s competitors;

•
changes in end-user demand requirements;

•
the mix, by state and region, of Target Hospitality’s revenue, personnel, and assets;

•
movements in interest rates, or tax rates;

•
changes in, and application of, accounting rules;

•
changes in the regulations applicable to Target Hospitality;

•
litigation matters;

•
the success of large scale capital intensive projects;

•
liquidity, including the impact of Target Hospitality’s debt service costs; and

•
attrition and retention risk.

As a result of these factors, Target Hospitality’s historical financial results are not necessarily indicative of Target Hospitality’s future results.
Target Hospitality is exposed to various possible claims relating to its business, and Target Hospitality’s insurance may not fully protect it.
Target Hospitality is exposed to various possible claims relating to its business. These possible claims include those relating to: (i) personal injury or death caused by accidents or other events at a facility owned and/or operated by it; (ii) motor vehicle accidents involving Target Hospitality’s vehicles and Target Hospitality’s employees; (iii) employment-related claims; (iv) property damage; and (v) commercial claims. Target Hospitality’s insurance policies have deductibles or self-insured retentions which would require it to expand amounts prior to taking advantage of coverage limits. Target Hospitality believes that it has adequate insurance coverage for the protection of Target Hospitality’s assets and operations. However, Target Hospitality’s insurance may not fully protect it for certain types of claims such as dishonest, fraudulent, criminal or malicious acts; terrorism, war, hostile or warlike action during a time of peace; automobile physical damage; natural disasters; and cyber-crime.
Target Hospitality may not have adequate insurance for potential liabilities and insurance may not cover certain liabilities, including litigation.
Target Hospitality’s operations are subject to many hazards. In the ordinary course of business, Target Hospitality may become the subject of various claims, lawsuits, and administrative proceedings seeking damages or other remedies concerning Target Hospitality’s commercial operations, products, employees, and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of Target Hospitality’s products or operations. Some of these claims relate to the activities of businesses that Target Hospitality has acquired, even though these activities may have occurred prior to Target Hospitality’s acquisition of such businesses. Target Hospitality maintains insurance to cover many of Target Hospitality’s potential losses, and Target Hospitality is subject to various self-retentions and deductibles under Target Hospitality’s insurance policies. It is possible, however, that a judgment could be rendered against Target Hospitality in cases in which Target Hospitality could be uninsured and beyond the amounts that it currently has reserved or anticipate incurring for such matters. Even a partially uninsured or underinsured claim, if successful and of significant size, could have a material adverse effect on Target Hospitality’s results of operations or consolidated financial position. The specifications and insured limits under those policies, however, may be insufficient for such claims. Target Hospitality also faces the following other risks related to Target Hospitality’s insurance coverage:
•
Target Hospitality may not be able to continue to obtain insurance on commercially reasonable terms;

•
the counterparties to Target Hospitality’s insurance contracts may pose credit risks; and

•
Target Hospitality may incur losses from interruption of its business that exceed its insurance coverage.

each of which, individually or in the aggregate, could materially and adversely impact Target Hospitality’s business.
Failure to maintain positive relationships with the indigenous people in the areas where Target Hospitality operates could adversely affect its business.
A component of Target Hospitality’s business strategy is based on developing and maintaining positive relationships with the indigenous people and communities in the areas where it operates. These relationships are important to Target Hospitality’s operations and customers who desire to work on traditional Native American lands. The inability to develop and maintain relationships and to be in compliance with local requirements could have a material adverse effect on Target Hospitality’s business, results of operations, or financial condition.

Social, Political, and Regulatory Risks
A failure to maintain food safety or comply with government regulations related to food and beverages may subject Target Hospitality to liability.
Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food suppliers or distributors, food safety could, in part, be out of Target Hospitality’s control. Regardless of the source or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of Target Hospitality’s locations could adversely impact Target Hospitality’s reputation, hindering its ability to renew contracts on favorable terms or to obtain new business, and have a negative impact on Target Hospitality’s sales. Future food product recalls and health concerns associated with food contamination may also increase Target Hospitality’s raw materials costs and, from time to time, disrupt its business.
A variety of regulations at various governmental levels relating to the handling, preparation, and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. Target Hospitality cannot assure you that it is in full compliance with all applicable laws and regulations at all times or that it will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended regulations in this area may significantly increase the cost of compliance or expose Target Hospitality to liabilities. If Target Hospitality is unable to maintain food safety or comply with government regulations related to food and beverages, the effect could be materially adverse to its business or results of operations.
Unanticipated changes in Target Hospitality’s tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.
Target Hospitality is subject to income taxes in the United States. Target Hospitality’s tax liabilities are affected by the amounts charged for inventory, services, funding, and other intercompany transactions. Tax authorities may disagree with Target Hospitality’s intercompany charges, cross-jurisdictional transfer pricing or other tax positions and assess additional taxes. Target Hospitality regularly assesses the likely outcomes of examinations in order to determine the appropriateness of its tax provision. However, there can be no assurance that Target Hospitality will accurately predict the outcomes of potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amounts previously included in Target Hospitality’s income tax provision and, therefore, could have a material impact on its results of operations and cash flows. In addition, Target Hospitality’s future effective tax rate could be adversely affected by changes to its operating structure, changes in the mix of earnings in countries and/or states with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of Target Hospitality’s tax return preparation process.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (“GILTI”) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. Target Hospitality continues to examine the impact this tax reform legislation may have on it at the federal and state level. Target Hospitality will continue to refine its calculations as additional analysis is completed. Target Hospitality expects to finalize its assessment during the one-year measurement period as prescribed by the

Staff Accounting Bulletin 118. Changes in tax laws or regulations may increase tax uncertainty and adversely affect Target Hospitality’s results of operations and effective tax rate.
Target Hospitality’s ability to use its net operating loss carryforwards and other tax attributes may be limited.
As of December 31, 2017, on a pro forma basis, Target Hospitality together with its predecessor parent Algeco US Holding, LLC had U.S. net operating loss (“NOL”) carryforwards of approximately $21,878,000 for U.S. federal and state income tax purposes, available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). The NOL carryforwards begin to expire in 2022 if not utilized.
Target Hospitality’s NOL could expire unused and be unavailable to offset future income tax liabilities. Under Section 382 and corresponding provisions of U.S. state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. Target Hospitality has not completed a Section 382 analysis and therefore cannot forecast or otherwise determine Target Hospitality’s ability to derive any benefit from Target Hospitality’s various federal or state tax attribute carryforwards at this time. As a result, if Target Hospitality earns net taxable income, Target Hospitality’s ability to use Target Hospitality’s pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
Lastly, Target Hospitality may experience ownership changes in the future as a result of subsequent shifts in its share ownership, including this offering, some of which may be outside of Target Hospitality’s control. If Target Hospitality determines that an ownership change has occurred and Target Hospitality’s ability to use Target Hospitality’s historical NOL is materially limited, it may result in increased future tax obligations.
Target Hospitality is subject to various laws and regulations including those governing government contracts, corruption, and the environment. Obligations and liabilities under these laws and regulations may materially harm Target Hospitality’s business.
United States Government Contract Laws and Regulations
Target Hospitality’s customers include U.S. government contractors, which means that Target Hospitality may, indirectly, be subject to various statutes and regulations applicable to doing business with the U.S. government. These types of contracts customarily contain provisions that give the U.S. government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors, including provisions that allow the government to unilaterally terminate or modify Target Hospitality’s customers’ federal government contracts, in whole or in part, at the government’s convenience. Under general principles of U.S. government contracting law, if the government terminates a contract for convenience, the terminated party may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source. In addition, Target Hospitality’s or its customers’ failure to comply with these laws and regulations might result in administrative penalties or the suspension of its customers’ government contracts or debarment and, as a result, the loss of the related revenue which would harm Target Hospitality’s business, results of operations and financial condition. Target Hospitality is not aware of any action contemplated by any regulatory authority related to any possible non-compliance by or in connection with Target Hospitality’s operations.
Target Hospitality’s operations are subject to an array of governmental regulations in each of the jurisdictions in which Target Hospitality operates. Target Hospitality’s activities are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration (“OSHA”) and by federal and state laws. Target Hospitality’s operations and activities in other jurisdictions are subject to similar governmental regulations. Similar to conventionally constructed buildings, the workforce housing industry is also subject to regulations by multiple governmental agencies in each jurisdiction relating to, among others, environmental, zoning and building standards, and health, safety and transportation matters. Noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse effect on Target Hospitality’s business, results of operations, and financial condition.
In addition, U.S. government contracts and grants normally contain additional requirements that may increase Target Hospitality’s costs of doing business, reduce Target Hospitality’s profits, and expose it to liability for failure to comply with these terms and conditions. These requirements include, for example:
•
specialized disclosure and accounting requirements unique to U.S. government contracts;

•
financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•
public disclosures of certain contract and Target Hospitality information; and

•
mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

If Target Hospitality fails to maintain compliance with these requirements, its contracts may be subject to termination, and Target Hospitality may be subject to financial and/or other liability under its contracts or under the Federal Civil False Claims Act (the “False Claims Act”). The False Claims Act’s “whistleblower” provisions allow private individuals, including present and former employees, to sue on behalf of the U.S. government. The False Claims Act statute provides for treble damages and other penalties and, if Target Hospitality’s operations are found to be in violation of the False Claims Act, Target Hospitality could face other adverse action, including suspension or prohibition from doing business with the United States government. Any penalties, fines, suspension or damages could adversely affect Target Hospitality’s financial results as well as its ability to operate its business.
Anti-Corruption Laws and Regulations
Target Hospitality is subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials by a U.S. person for the purpose of obtaining or retaining business. Target Hospitality’s activities create the risk of unauthorized payments or offers of payments by one of Target Hospitality’s employees or agents that could be in violation of various laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”). Target Hospitality has implemented safeguards and policies to discourage these practices by its employees and agents. However, existing safeguards and any future improvements may prove to be ineffective and employees or agents may engage in conduct for which Target Hospitality might be held responsible.
If employees violate Target Hospitality’s policies or Target Hospitality fails to maintain adequate record-keeping and internal accounting practices to accurately record its transactions, Target Hospitality may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, including suspension or debarment from U.S. government contracting, and Target Hospitality may be subject to other liabilities which could have a material adverse effect on its business, results of operations and financial condition. Target Hospitality is also subject to similar anti-corruption laws in other jurisdictions.
Environmental Laws and Regulations
Target Hospitality is subject to a variety of national, state, regional and local environmental laws and regulations. Among other things, these laws and regulations impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liabilities for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, Target Hospitality uses and generates substances that are regulated or may be hazardous under environmental laws. Target Hospitality has an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on Target Hospitality’s properties or as a result of its operations. From time to time, Target Hospitality’s operations or conditions on properties that Target Hospitality has acquired have resulted in liabilities under these environmental laws. Target Hospitality may in the future incur material costs to comply with environmental laws or sustain material liabilities from claims concerning noncompliance or contamination. Target Hospitality has no reserves for any such liabilities.
Target Hospitality cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at Target Hospitality’s facilities or at third party sites for which Target Hospitality may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at sites Target Hospitality own or third party sites may require us to make additional expenditures, some of which could be material.
Target Hospitality may be subject to environmental laws and regulations that may require it to take actions that will adversely affect its results of operations.
All of Target Hospitality’s and its customers’ operations may be affected by federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. Environmental laws and regulations are subject to change in the future, possibly resulting in more stringent requirements. Target Hospitality’s or any of its customers’ failure to comply with applicable environment laws and regulations may result in any of the following:
•
issuance of administrative, civil and criminal penalties;

•
denial or revocation of permits or other authorizations;

•
reduction or cessation of operations; and

•
performance of site investigatory, remedial or other corrective actions.

While it is not possible at this time to predict how environmental legislation may change or how new regulations that may be adopted would impact Target Hospitality’s business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for Target Hospitality or its oil and gas and natural resource company customers and could have a material adverse effect on Target Hospitality’s business or demand for its services. See “Business of Target Hospitality — Regulatory and Environmental Compliance” in this proxy statement/prospectus for a more detailed description of Target Hospitality’s risks associated with environmental laws and regulations.
Target Hospitality may be subject to litigation, judgments, orders or regulatory proceedings that could materially harm Target Hospitality’s business.
Target Hospitality is subject to claims arising from disputes with customers, employees, vendors and other third parties in the normal course of business. The risks associated with any such disputes may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against Target Hospitality were to successfully prosecute their claims, or if Target Hospitality were to settle such suits by making significant payments to the plaintiffs, Target Hospitality’s business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to Target Hospitality, litigation can be time consuming and costly and may divert management resources. To the extent that Target Hospitality’s senior executives are named in such lawsuits, Target Hospitality’s indemnification obligations could magnify the costs.
Target Hospitality may be exposed to certain regulatory and financial risks related to climate change.
Climate change is receiving increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which the climate is changing, the potential causes of any change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Significant focus is being made on companies that are active producers of depleting natural resources.
There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of U.S. federal, regional, provincial, and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:
•
result in increased costs associated with Target Hospitality’s operations and Target Hospitality’s customers’ operations;

•
increase other costs to Target Hospitality’s business;

•
reduce the demand for carbon-based fuels; and

•
reduce the demand for Target Hospitality’s services.

Any adoption of these or similar proposals by U.S. federal, regional, provincial, or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact Target Hospitality’s business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on Target Hospitality’s business or demand for Target Hospitality’s services. See “Business of Target Hospitality — Regulatory and Environmental Compliance” in this proxy statement/prospectus for a more detailed description of Target Hospitality’s climate-change related risks.
Growth Development and Financing Risks
Target Hospitality may not be able to successfully acquire and integrate new operations, which could cause Target Hospitality’s business to suffer.
Target Hospitality may not be able to successfully complete potential strategic acquisitions for various reasons. Target Hospitality anticipates that it will consider acquisitions in the future that meet its strategic growth plans. Target Hospitality cannot predict whether or when acquisitions will be completed, and Target Hospitality may face significant competition for certain acquisition targets. Acquisitions that are completed involve numerous risks, including the following:
•
difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•
diversion of management’s attention from normal daily operations of the business;

•
difficulties in entering markets in which Target Hospitality have no or limited direct prior experience and where Target Hospitality’s competitors in such markets have stronger market positions;

•
difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business;

•
an inability to timely complete necessary financing and required amendments, if any, to existing agreements;

•
an inability to implement uniform standards, controls, procedures and policies;

•
undiscovered and unknown problems, defects, liabilities or other issues related to any acquisition that become known to us only after the acquisition, particularly relating to rental equipment on lease that are unavailable for inspection during the diligence process; and

•
potential loss of key customers or employees.

In connection with any acquisitions, Target Hospitality may: (1) assume liabilities or acquire damaged assets, some of which may be unknown at the time of such acquisitions; (2) record goodwill and non-amortizable intangible assets that will be subject to future impairment testing and potential periodic impairment charges; or (3) incur amortization expenses related to certain intangible assets.
The condition and regulatory certification of any facilities or operations acquired is assessed as part of the acquisition due diligence. In some cases, facility condition or regulatory certification may be difficult to determine due to that facility being on lease at the time of acquisition and/or inadequate certification records. Facility acquisitions may therefore result in a rectification cost which may not have been factored into the acquisition price, impacting deployability and ultimate profitability of the facility acquired.
Acquisitions are inherently risky, and no assurance can be given that Target Hospitality’s future acquisitions will be successful or will not materially adversely affect Target Hospitality’s business, results of operations, and financial condition. If Target Hospitality does not manage new markets effectively, some of Target Hospitality’s new branches and acquisitions may lose money or fail, and Target Hospitality may have to close unprofitable branches. Closing a branch in such circumstances would likely result in additional expenses that would cause Target Hospitality’s operating results to suffer. To successfully manage growth, Target Hospitality will need to continue to identify additional qualified managers and employees to integrate acquisitions within Target Hospitality’s established operating, financial and other internal procedures and controls. Target Hospitality will also need to effectively motivate, train and manage Target Hospitality’s employees. Failure to successfully integrate recent and future acquisitions and new branches into existing operations could materially adversely affect Target Hospitality’s results of operations and financial condition.
Global or local economic movements could have a material adverse effect on Target Hospitality’s business.
Target Hospitality operates in the United States, but its business may be negatively impacted by economic movements or downturns in that market or in global markets generally, including those that could be caused by policy changes by the U.S. administration in areas such as trade and immigration. These adverse economic conditions may reduce commercial activity, cause disruption and volatility in global financial markets, and increase rates of default and bankruptcy. Reduced commercial activity has historically resulted in reduced demand for Target Hospitality’s products and services. For example, reduced commercial activity in the energy and natural resource sectors in certain markets in which Target Hospitality operates may negatively impact its business. U.S. federal spending cuts or further limitations that may result from presidential or congressional action or inaction may also negatively impact Target Hospitality’s arrangements with government contractor customers. Disruptions in financial markets could negatively impact the ability of Target Hospitality’s customers to pay their obligations to it in a timely manner and increase Target Hospitality’s counterparty risk. If economic conditions worsen, Target Hospitality may face reduced demand and an increase, relative to historical levels, in the time it takes to receive customer payments. If Target Hospitality is not able to adjust its business in a timely and effective manner to changing economic conditions, its business, results of operations and financial condition may be materially adversely affected.
Target Hospitality may increase its debt or issue equity in the future, which could affect its financial condition, may decrease its profitability or could dilute its shareholders.
Target Hospitality may increase its debt or issue equity in the future, subject to restrictions in Target Hospitality’s debt agreements. If Target Hospitality’s cash flow from operations is less than it anticipates, or if Target Hospitality’s cash requirements are more than it expects, Target Hospitality may require more financing. However, debt or equity financing may not be available to it on terms acceptable to it, if at all. If Target Hospitality incurs additional debt or raises equity through the issuance of its preferred shares, the terms of the debt or its preferred shares issued may give the holders rights, preferences, and privileges senior to those of holders of Target Hospitality’s common shares, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on Target Hospitality’s operations than Target Hospitality currently has. If Target Hospitality raises funds through the issuance of additional equity, your ownership in Target Hospitality would be diluted. If Target Hospitality is unable to raise additional capital when needed, it could affect Target Hospitality’s financial health, which could negatively affect your investment in Target Hospitality.

If Target Hospitality does not effectively manage its credit risk or collect on its accounts receivable, it could have a material adverse effect on its business, financial condition, and results of operations.
Failure to manage Target Hospitality’s credit risk and receive timely payments on Target Hospitality’s customer accounts receivable may result in the write-off of customer receivables. If Target Hospitality is not able to manage credit risk, or if a large number of customers should have financial difficulties at the same time, Target Hospitality’s credit and equipment losses would increase above historical levels. If this should occur, Target Hospitality’s business, financial condition, and results of operations may be materially and adversely affected.
Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, Target Hospitality cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results.
The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this proxy statement/prospectus are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by Target Hospitality, or on its behalf.
In any forward-looking statement where Target Hospitality, or Target Hospitality’s management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Target Hospitality:
•
risks related to diverting management’s attention from Target Hospitality’s;

•
the level of supply and demand for natural resources;

•
failure by Target Hospitality’s customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which Target Hospitality has been awarded contracts to provide related accommodation, which may cause those customers to terminate or postpone the contracts;

•
the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists;

•
fluctuations in the current and future prices of natural resources;

•
fluctuations in currency exchange rates;

•
general global economic conditions and the pace of global economic growth;

•
changes in tax laws, tax treaties. or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with Target Hospitality’s assessment of the effects of such laws, treaties and regulations;

•
global weather conditions and natural disasters;

•
Target Hospitality’s ability to hire and retain skilled personnel;

•
the availability and cost of capital; and

•
the development of new projects, including whether such projects will continue in the future.

Such risks and uncertainties are beyond Target Hospitality’s ability to control, and in many cases, Target Hospitality cannot predict the risks and uncertainties that could cause Target Hospitality’s actual results to differ materially from those indicated by the forward-looking statements.

Target Parent, currently owned by the Algeco Seller, and Signor Parent, currently owned by the Arrow Seller do not yet operate together as Target Hospitality. Target Parent’s and Signor’s and Signor Parent’s historical financial information is not representative of the results Target Hospitality would have achieved as a separate, publicly-traded company and may not be a reliable indicator of Target Hospitality’s future results.
The historical information of Signor, Signor Parent and Target Parent refers to their respective businesses prior to the business combination. Accordingly, the historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that Target Hospitality would have achieved as a separate, publicly-traded company during the periods presented or those that Target Hospitality will achieve in the future primarily as a result of the factors described below:
•
Signor Parent’s and Target Parent’s businesses are currently owned by the Arrow Seller and the Algeco Seller, respectively, as part of broader corporate organizations, rather than as an independent company. As such, these broader organizations performed various corporate functions for each entity such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Target Parent’s and Signor Parent’s historical financial results reflect allocations of corporate expenses from such functions and are likely to be less than the expenses Target Hospitality would have incurred had it operated as a separate publicly-traded company. Following the business combination, Target Hospitality will be responsible for the cost related to such functions previously performed by each entity’s previous corporate group;

•
decisions regarding capital raising and major capital expenditures for Signor Parent or Target Parent are currently done through the Algeco Seller or the Arrow Seller, respectively;

•
following the business combination, Target Hospitality may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

•
Signor Parent’s and Target Parent’s historical financial information prior to the business combination does not reflect the debt or the associated expenses that Target Hospitality has incurred as part of the business combination.

Other significant changes may occur in Target Hospitality’s cost structure, management, financing and business operations as a result of operating as a company separate from the Algeco Seller and the Arrow Seller. For additional information about the past financial performance of Target Parent and Signor, without giving effect to the business combination and the basis of the presentation of the historical consolidated financial statements of Target Hospitality, see “Target Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Signor Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
Target Hospitality will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.
Target Hospitality will incur significant legal, accounting, insurance, and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and SOX, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. Target Hospitality expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of SOX, will substantially increase its expenses, including legal and accounting costs, and make some activities more time-consuming and costly. It is possible that these expenses will exceed the increases projected by management. These laws, rules, and regulations may also make it more expensive to obtain director and officer liability insurance, and Target Hospitality may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for Target Hospitality to attract and retain qualified persons to serve on its board of directors or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, Target Hospitality nonetheless expects a substantial increase in legal, accounting, insurance, and certain other expenses in the future, which will negatively impact its results of operations and financial condition.
Upon the closing of the business combination, Target Hospitality’s principal stockholder will have substantial control over its business, which may be disadvantageous to other stockholders.
The Arrow Seller, controlled by TDR Capital LLP (“TDR”), is expected to own approximately 46.0% (assuming no redemptions by Platinum Eagle shareholders) of the outstanding shares of common stock of Target Hospitality assuming no redemptions by Platinum Eagle shareholders in connection with the business combination, immediately following the closing. In addition, TDR nominated three directors to serve on Target Hospitality’s board of directors. As a result of its ability to control a significant percentage of the voting power of Target Hospitality’s outstanding common stock, TDR may have substantial control over matters requiring approval by Target Hospitality’s stockholders, including the election and removal of directors, amendments to Target Hospitality’s certificate of incorporation and bylaws, any proposed merger, consolidation or sale of all or substantially all of Target Hospitality’s assets and other corporate transactions. TDR may have interests that are different from those of other stockholders.
As a result of being a public company, Target Hospitality will be subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.
As a public company, Target Hospitality will be obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. Target Hospitality will also be subject to other reporting and corporate governance requirements under SOX, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.
Information Technology and Privacy Risks
Any failure of Target Hospitality’s management information systems could disrupt Target Hospitality’s business and result in decreased revenue and increased overhead costs.
Target Hospitality depends on its management information systems to actively manage its facilities and provide facility information, and availability of Target Hospitality’s services. These functions enhance Target Hospitality’s ability to optimize facility utilization, occupancy, costs of goods sold, and average daily rate. The failure of Target Hospitality’s management information systems to perform as anticipated could damage its reputation with its customers, disrupt its business or result in, among other things, decreased revenue and increased overhead costs. For example, an inaccurate utilization rate could cause Target Hospitality to fail to have sufficient inventory to meet consumer demand, resulting in decreased sales. Any such failure could harm Target Hospitality’s business, results of operations and financial condition. In addition, the delay or failure to implement information system upgrades and new systems effectively could disrupt Target Hospitality’s business, distract management’s focus and attention from business operations and growth initiatives, and increase Target Hospitality’s implementation and operating costs, any of which could materially adversely affect Target Hospitality’s operations and operating results.
Like other companies, Target Hospitality’s information systems may be vulnerable to a variety of interruptions due to events beyond Target Hospitality’s control, including, but not limited to, telecommunications failures, computer viruses, security breaches (including cyber-attacks), and other security issues. In addition, because Target Hospitality’s systems contain information about individuals and businesses, the failure to maintain the security of the data Target Hospitality holds, whether the result of its own error or the malfeasance or errors of others, could harm Target Hospitality’s reputation or give rise to legal liabilities leading to lower revenue, increased costs, regulatory sanctions, and other potential material adverse effects on Target Hospitality’s business, results of operations, and financial condition.

Target Hospitality’s business could be negatively impacted by security threats, including cyber-security threats and other disruptions.
Target Hospitality faces various security threats, including cyber-security threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of Target Hospitality’s employees; threats to the security of Target Hospitality’s facilities and infrastructure or third-party facilities and infrastructure; and threats from terrorist acts. Although Target Hospitality utilizes various procedures and controls to monitor these threats and mitigate its exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to Target Hospitality’s operations and could have a material adverse effect on Target Hospitality’s reputation, financial position, results of operations or cash flows. Cyber-security attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. See “Risk Factors — Risks Relating to Target Hospitality’s Business — Cyber-attacks could have a disruptive effect on Target Hospitality’s business.”
Cyber-attacks could have a disruptive effect on Target Hospitality’s business.
From time to time Target Hospitality may experience cyber-attacks, attempted and actual breaches of its information technology systems and networks or similar events, which could result in a loss of sensitive business or customer information, systems interruption or the disruption of Target Hospitality’s operations. The techniques that are used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and are difficult to detect for long periods of time, and Target Hospitality is accordingly unable to anticipate and prevent all data security incidents.
Even if Target Hospitality is fully compliant with legal standards and contractual or other requirements, it still may not be able to prevent security breaches involving sensitive data. The sophistication of efforts by hackers to gain unauthorized access to information systems has continued to increase in recent years. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause consumers to lose confidence in the security of Target Hospitality’s website, point of sale systems and other information technology systems and choose not to stay in our communities or contract with Target Hospitality in the future. Such security breaches also could expose Target Hospitality to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect its business.
Failure to keep pace with developments in technology could adversely affect our operations or competitive position.
The specialty rental and hospitality services industry demands the use of sophisticated technology and systems for community management, procurement, operation of services across communities and other facilities, distribution of community resources to current and future customers and amenities. These technologies may require refinements and upgrades. The development and maintenance of these technologies may require significant investment by Target Hospitality. As various systems and technologies become outdated or new technology is required, Target Hospitality may not be able to replace or introduce them as quickly as needed or in a cost-effective and timely manner. As a result, Target Hospitality may not achieve the benefits it may have been anticipating from any new technology or system.
Risks Relating to Target Hospitality’s Indebtedness
Target Hospitality’s leverage may make it difficult for Target Hospitality to service its debt and operate its business.
As of September 30, 2018, on a pro forma basis after giving effect to the business combination and the other transactions contemplated hereby, Target Hospitality would have had $340 million of indebtedness under both a no redemption assumption and a maximum redemption assumption.

The no redemption assumption would consist primarily of  $40 million of borrowings under the New ABL Facility and $300 million of bridge loans and/or senior secured notes (the “Notes”). The max redemption assumption would consist primarily of  $40 million of borrowings under the New ABL Facility and $300 million of bridge loans and/or Notes.
Target Hospitality’s leverage could have important consequences, including:
•
making it more difficult to satisfy its obligations with respect to its various debt and liabilities;

•
requiring Target Hospitality to dedicate a substantial portion of its cash flow from operations to debt payments, thus reducing the availability of cash flow to fund internal growth through working capital and capital expenditures on its existing fleet or a new fleet and for other general corporate purposes;

•
increasing Target Hospitality’s vulnerability to a downturn in its business or adverse economic or industry conditions;

•
placing Target Hospitality at a competitive disadvantage compared to its competitors that have less debt in relation to cash flow and that, therefore, may be able to take advantage of opportunities that Target Hospitality’s leverage would prevent it from pursuing;

•
limiting Target Hospitality’s flexibility in planning for or reacting to changes in its business and industry;

•
restricting Target Hospitality from pursuing strategic acquisitions or exploiting certain business opportunities or causing Target Hospitality to make non-strategic divestitures; and

•
limiting, among other things, Target Hospitality’s ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

Target Hospitality’s cash finance costs for the nine months ended September 30, 2018 would have been approximately $11.7 million on a pro forma basis after giving effect to the business combination and debt financing. Target Hospitality’s ability to meet its debt service obligations, including those under the New ABL Facility and the bridge loans and/or Notes, or to refinance its debt depends on Target Hospitality’s future operating and financial performance, which will be affected by Target Hospitality’s ability to successfully implement its business strategy as well as general economic, financial, competitive, regulatory and other factors beyond Target Hospitality’s control. If Target Hospitality’s business does not generate sufficient cash flow from operations, or if future borrowings are not available to Target Hospitality in an amount sufficient to enable Target Hospitality to pay its indebtedness or to fund its other liquidity needs, Target Hospitality may need to refinance all or a portion of its indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on Target Hospitality’s operations. In addition, Target Hospitality may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Any refinancing of Target Hospitality’s debt could be at higher interest rates and may require Target Hospitality to comply with more onerous covenants, which could further restrict its business operations. The terms of Target Hospitality’s existing or future debt instruments may limit or prevent Target Hospitality from taking any of these actions. If Target Hospitality defaults on the payments required under the terms of certain of its indebtedness, that indebtedness, together with debt incurred pursuant to other debt agreements or instruments that contain cross-default or cross-acceleration provisions, may become payable on demand, and Target Hospitality may not have sufficient funds to repay all of its debts. As a result, Target Hospitality’s inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance or restructure Target Hospitality’s obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on Target Hospitality’s business, financial condition and results of operations, as well as on Target Hospitality’s ability to satisfy its debt obligations.
The Holdco Acquiror and its subsidiaries may be able to incur substantial additional indebtedness (including additional secured obligations) in the future following the business combination. Although the indenture governing the Notes and/or the Bridge Facility and the New ABL Facility will contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. See “Indebtedness.” If new debt, including future additional secured obligations, is added to Target Hospitality’s and Target Hospitality’s subsidiaries’ existing debt levels, the related risks that Target Hospitality now faces would increase.
Global capital and credit markets conditions could materially adversely affect Target Hospitality’s ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to it.
Although Target Hospitality believes the banks participating in the New ABL Facility have adequate capital and resources, it can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in Target Hospitality’s lending group were to fail, it is possible that the borrowing capacity under the New ABL Facility would be reduced. Further, practical, legal, and tax limitations may also limit Target Hospitality’s ability to access the cash available to certain businesses within its group to service the working capital needs of other businesses within its group. In the event that the availability under the New ABL Facility were reduced significantly, Target Hospitality could be required to obtain capital from alternate sources in order to finance Target Hospitality’s capital needs. The options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the New ABL Facility, and accessing the public capital markets. In addition, Target Hospitality may delay certain capital expenditures to ensure that Target Hospitality maintain appropriate levels of liquidity. If it became necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the New ABL Facility, which could have a material adverse effect on Target Hospitality’s business, results of operations, financial condition, and cash flows.
In addition, in the future Target Hospitality may need to raise additional funds to, among other things, refinance existing indebtedness, fund existing operations, improve or expand its operations, respond to competitive pressures or make acquisitions. If adequate funds are not available on acceptable terms, Target Hospitality may be unable to achieve its business or strategic objectives or compete effectively. Target Hospitality’s ability to pursue certain future opportunities may depend in part on its ongoing access to debt and equity capital markets. Target Hospitality cannot assure you that any such financing will be available on terms satisfactory to it or at all. If Target Hospitality is unable to obtain financing on acceptable terms, it may have to curtail its growth.
Economic disruptions affecting key counterparties could also have a material adverse effect on Target Hospitality’s business. Target Hospitality monitors the financial strength of its larger customers, derivative counterparties, lenders, and insurance carriers on a periodic basis using publicly-available information in order to evaluate its exposure to those who have or who it believes may likely experience significant threats to their ability to adequately perform their obligations to it. The information available will differ from counterparty to counterparty and may be insufficient for Target Hospitality to adequately interpret or evaluate its exposure and/or determine appropriate or timely responses.
Target Hospitality is, and may in the future become, subject to covenants that limit its operating and financial flexibility and, if Target Hospitality defaults under its debt covenants, it may not be able to meet its payment obligations.
The New ABL Facility, the indenture governing the Notes, and/or the Bridge Facility, as well as any instruments that will govern any future debt obligations, will contain covenants that impose significant restrictions on the way Target Hospitality can operate, including restrictions on its ability to:
•
incur or guarantee additional debt and issue certain types of stock;

•
create or incur certain liens;

•
make certain payments, including dividends or other distributions, with respect to its equity securities;

•
prepay or redeem junior debt;

•
make certain investments or acquisitions, including participating in joint ventures;

•
engage in certain transactions with affiliates;

•
create unrestricted subsidiaries;

•
create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to, and on the transfer of, assets to the issuer or any restricted subsidiary;

•
sell assets, consolidate or merge with or into other companies;

•
sell or transfer all or substantially all its assets or those of its subsidiaries on a consolidated basis; and

•
issue or sell share capital of certain subsidiaries.

Although these limitations will be subject to significant exceptions and qualifications, these covenants could limit Target Hospitality’s ability to finance future operations and capital needs and its ability to pursue acquisitions and other business activities that may be in its interest. Target Hospitality’s ability to comply with these covenants and restrictions may be affected by events beyond its control. These include prevailing economic, financial and industry conditions. If Target Hospitality defaults on its obligations under the New ABL Facility and the indenture governing the Notes (and/or the Bridge Facility), then the relevant lenders or holders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. If the debt under the New ABL Facility, the indenture governing the Notes (and/or the Bridge Facility) or any other material financing arrangement that Target Hospitality enters into were to be accelerated, Target Hospitality’s assets may be insufficient to repay in full the New ABL Facility, the Notes and its other debt.
The New ABL Facility will also require Target Hospitality’s subsidiaries to satisfy specified financial maintenance tests in the event that certain excess liquidity requirements are not satisfied. The ability to meet these tests could be affected by deterioration in Target Hospitality’s operating results, as well as by events beyond Target Hospitality’s control, including increases in raw materials prices, cost of labor and unfavorable economic conditions, and Target Hospitality cannot assure you that these tests will be met. If an event of default occurs under the New ABL Facility, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions also may be accelerated or become payable on demand. In these circumstances, Target Hospitality’s assets may not be sufficient to repay in full that indebtedness and its other indebtedness then outstanding.
The amount of borrowings permitted at any time under the New ABL Facility will be subject to compliance with limits based on a periodic borrowing base valuation of the collateral thereunder. As a result, Target Hospitality’s access to credit under the New ABL Facility will potentially be subject to significant fluctuations depending on the value of the borrowing base of eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. As a result of any change in valuation, the availability under the New ABL Facility may be reduced, or Target Hospitality may be required to make a repayment of the New ABL Facility, which may be significant. The inability to borrow under the New ABL Facility or the use of available cash to repay the New ABL Facility as a result of a valuation change may adversely affect Target Hospitality’s liquidity, results of operations and financial position.
Restrictions in Target Hospitality’s existing and future debt agreements could limit its growth and its ability to respond to changing conditions.
The New ABL Facility and the Notes (and/or the Bridge Facility) will contain a number of significant covenants including covenants restricting the incurrence of additional debt. The credit agreement governing the New ABL Facility will require Target Hospitality, among other things, to maintain certain financial ratios or reduce its debt. These restrictions also limit Target Hospitality’s ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. Target Hospitality may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the New ABL Facility and the indenture governing the Notes will impose on it. In addition, complying with these covenants may also cause Target Hospitality to take actions that are not favorable to its securityholders and may make it more difficult for Target Hospitality to successfully execute its business strategy and compete against companies that are not subject to such restrictions.
The financing of the business combination is not assured.
Although the Holdco Acquiror has received debt financing commitments from lenders to provide the New ABL Facility and the Bridge Facility to Arrow Bidco to finance the business combination, the obligation of the lenders to provide these facilities is subject to a number of conditions. Accordingly, financing for the business combination may not be obtained on the expected terms or at all. In particular, the Holdco Acquiror has received commitments for the Bridge Facility for Arrow Bidco. Arrow Bidco expects to conduct an offering of the Notes to reduce commitments under the Bridge Facility. However, there can be no assurance that Arrow Bidco will be able to issue the Notes or other long-term financing on terms it finds acceptable or at all, in which case Arrow Bidco may choose to borrow under the Bridge Facility. Accordingly, the costs of financing for the business combination may be higher than expected.
Credit rating downgrades could adversely affect the businesses, cash flows, financial condition and operating results of Target Hospitality.
The credit ratings of Target Hospitality will impact the cost and availability of future borrowings, and, as a result, cost of capital. Target Hospitality’s ratings reflect each rating agency’s opinion of the company’s financial strength, operating performance and ability to meet its debt obligations. Each rating agency will review these ratings periodically and there can be no assurance that such ratings will be maintained in the future. A downgrade in the rating of Target Hospitality could adversely affect the businesses, cash flows, financial condition and operating results of the company.
Risks Relating to Platinum Eagle and the Business Combination
Directors of Platinum Eagle have potential conflicts of interest in recommending that securityholders vote in favor of approval of the business combination and approval of the other proposals described in this proxy statement/prospectus.
When considering Platinum Eagle’s board of directors’ recommendation that its shareholders vote in favor of the approval of the business combination, Platinum Eagle’s shareholders should be aware that directors and executive officers of Platinum Eagle have interests in the business combination that may be different from, or in addition to, the interests of Platinum Eagle’s shareholders. These interests include:
•
the right of the Founders to receive common stock following the business combination in accordance with the Earnout Agreement;

•
ownership by the directors of ordinary shares and private placement warrants. As of the date of this proxy statement/prospectus, the directors beneficially own an aggregate of 4,143,750 Class B ordinary shares and 3,000,001 private placement warrants. Upon the Closing, such Class B ordinary shares will convert into 4,143,750 shares of Target Hospitality common stock, and such securities, if unrestricted and freely tradable would be valued at approximately $42,141,937, based on the closing price of  $10.17 per share of our Class A ordinary shares on Nasdaq on February 11, 2019. In addition, the private placement warrants held by the directors had an aggregate market value of approximately $3,870,001 based upon the closing price of  $1.29 per warrant on Nasdaq on February 11, 2019;

•
Jeff Sagansky and Eli Baker serving as independent members of the board of directors of Target Hospitality;

•
the repayment of loans made by, and the reimbursement of out-of-pocket expenses incurred by, certain officers or directors or their affiliates in the aggregate amount of up to $1,500,000; and

•
the continued indemnification of current directors and officers of Platinum Eagle and the continuation of directors’ and officers’ liability insurance after the business combination.

In addition, certain of Platinum Eagle’s Founders, directors and entities affiliated with certain of Platinum Eagle’s directors and executive officers, own shares of common stock that were issued prior to Platinum Eagle’s initial public offering. Such purchasers have waived their right to receive distributions with respect to the founder shares upon Platinum Eagle’s liquidation which will occur if we are unable to complete the business combination by January 17, 2020. Accordingly, the founder shares will be worthless if Platinum Eagle is forced to liquidate. In addition, in the event of Platinum Eagle’s liquidation, Platinum Eagle’s warrants, including the private placement warrants held by certain of Platinum Eagle’s directors and executive officers, will expire worthless. These financial interests of the Founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of Platinum Eagle’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the shareholders.
Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although Platinum Eagle has conducted due diligence on Target and Signor, Platinum Eagle cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Platinum Eagle’s, Target’s or Signor’s control will not later arise. As a result, Target Hospitality may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that Target Hospitality reports charges of this nature could contribute to negative market perceptions about Target Hospitality or its securities. In addition, charges of this nature may cause Target Hospitality to violate net worth or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.
Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Following the business combination, Target Hospitality will have 10,833,333 outstanding public warrants to purchase 10,833,333 shares of common stock at an exercise price of  $11.50 per share, which warrants will become exercisable 30 days following the closing of the business combination. In addition, there will be 5,333,334 private placement warrants outstanding exercisable for 5,333,334 shares of common stock at an exercise price of  $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of Target Hospitality common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.
If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the trust account.
Holders of public shares are not required to affirmatively vote against the business combination proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by 5:00 p.m. Eastern time on March 4,

2019. Shareholders electing to redeem their shares will receive their pro rata portion of the funds held in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, calculated as of two business days prior to the anticipated consummation of the business combination.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Target Hospitality will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of Platinum Eagle’s securities prior to the closing of the business combination may decline. The market values of Platinum Eagle’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreements were executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the business combination. Because the number of shares to be issued pursuant to the Merger Agreements will not be adjusted to reflect any changes in the market price of Platinum Eagle’s common stock, the market value of Target Hospitality common stock issued in the business combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the business combination, fluctuations in the price of Target Hospitality’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the stock of any of Target Hospitality and trading in the shares of Platinum Eagle’s common stock has not been active. Accordingly, the valuation ascribed to Target Hospitality in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of Target Hospitality’s securities may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning Target Hospitality or the industries in which Target Hospitality operates in general;

•
operating and stock price performance of other companies that investors deem comparable to Target Hospitality;

•
our ability to market new and enhanced products on a timely basis;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving Target Hospitality;

•
changes in Target Hospitality’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of our common stock available for public sale;

•
any major change in our board or management;

•
sales of substantial amounts of common stock by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Target Hospitality could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Platinum Eagle’s initial shareholders, directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on the business combination and reduce the public “float” of our common stock.
Platinum Eagle’s initial shareholders, directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.
In the event that Platinum Eagle’s initial shareholders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination or to satisfy a closing condition in the Merger Agreements that requires us to have a certain amount of cash at the closing of the business combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Platinum Eagle’s initial shareholders have agreed to vote in favor of the business combination, regardless of how our public shareholders vote.
Our initial shareholders have agreed to vote their founder shares, as well as any public shares purchased during or after Platinum Eagle’s initial public offering, in favor of the business combination. The initial shareholders own on an as-converted basis, approximately 20% of our outstanding shares prior to the business combination. Accordingly, it is more likely that the necessary shareholder approval for the business combination will be received than would be the case if our initial shareholders agreed to vote their founder shares in accordance with the majority of the votes cast by our public shareholders.
Even if we consummate the business combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
Our shareholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current shareholders have on the management of Target Hospitality.
Assuming (i) that no public shareholders exercise their redemption rights (no redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and $80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 11,114,949 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 30.4%, the Algeco Seller would own approximately 10.4% and the Arrow Seller would own approximately 46.0% of the total of 106,794,949 shares of issued and outstanding shares of Target Hospitality common stock (excluding 2,045,000 shares of Target Hospitality common stock to be held in escrow as of the closing and subject to release to the Founders and Arrow Seller in accordance with the terms of the Earnout Agreement (the “Earnout Shares”)).
Assuming (i) that holders of 10,263,429 public shares exercise their redemption rights (based on $328,850,509 held in trust as of September 30, 2018 and a redemption price of  $10.1185 per share) (maximum redemptions scenario based on $328,850,509 held in trust as of September 30, 2018 and $80 million of additional equity raised through the Equity Offering or Backstop Offering), (ii) that 21,500,000 shares of Target Hospitality common stock are issued to Algeco Seller, and (iii) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, then upon the closing of the business combination our public shareholders would own approximately 20.9%, Algeco Seller would own approximately 20.2% and Arrow Seller would own approximately 46.2% of the total of 106,316,571 issued and outstanding shares of Target Hospitality common stock (excluding the 2,645,000 Earnout Shares held in escrow).
There are currently outstanding an aggregate of 16,166,667 warrants to acquire our Class A ordinary shares, which comprise 5,333,334 private placement warrants held by our initial shareholders and our independent directors at the time of our initial public offering (and/or one or more of their estate planning vehicles) and 10,833,333 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the closing of the business combination for one Class A ordinary share and, following the domestication, will entitle the holder thereof to purchase one share of Target Hospitality common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of Target Hospitality common stock is issued as a result of such exercise, with payment to the company of the exercise price of  $11.50 per share, our fully-diluted share capital would increase by a total of 16,166,167 shares, with approximately $185,910,920 paid to the company to exercise the warrants.

Shares held by our Sponsor, Jeff Sagansky, Harry E. Sloan, Eli Baker and, depending upon amount of gross proceeds, Arrow Seller, will be subject to transfer and voting restrictions under the Earnout Agreement for three years, subject to early release in certain circumstances. Upon release, significant sales of founder shares could have a negative impact on the trading price of our stock.
Sales of substantial amounts of our common stock in the public market after the completion of the business combination, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of common stock or other equity securities.
Assuming no Platinum Eagle shareholders exercise their redemption rights, we will have 106,794,949 shares of common stock outstanding immediately after the business combination. The Founders have agreed that depending upon the amount of proceeds delivered at Closing from the trust account, Equity Offering and Backstop Offering, if any, up to 6,045,000 founder shares will be held in escrow and subject to transfer restrictions under the Earnout Agreement for a period of three years, subject to release to the Founders and Arrow Seller, if applicable, upon the occurrence of certain triggering events as described under “The Business Combination Proposal — Related Agreements — The Earnout Agreement.” In addition, our initial shareholders have agreed not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) the date on which we complete a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. However, assuming such shares are released to the Founders in accordance with the Earnout Agreement, following the termination of these transfer restrictions, we cannot predict what effect, if any, market sales of common stock held by our initial shareholders or any other shareholder or the availability of these shares for future sale will have on the market price of our common stock.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, in each case less income taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

The ability of shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that shareholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the agreements for the business combination, we did not know how many shareholders will exercise their redemption rights, and therefore we structured the business combination based on our expectations as to the number of shares that will be submitted for redemption. The agreements with Target and Signor relating to the business combination require us to have at least $225 million of gross cash proceeds available from the trust account, after giving effect to redemptions of public shares, if any, and/or from other specified sources, if necessary (the “Minimum Proceeds”). If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account. The above considerations may limit our ability to complete the business combination or optimize our capital structure.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by Platinum Eagle’s shareholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the Merger Agreements (as described under “The Merger Agreements — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If Platinum Eagle does not complete the business combination, it could be subject to several risks, including:
•
the parties may be liable for damages to one another under the terms and conditions of the Merger Agreements;

•
negative reactions from the financial markets, including declines in the price of Platinum Eagle’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•
the attention of our management will have been diverted to the business combination rather than our own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that our common stock that will be issued in connection with the business combination will be approved for listing on Nasdaq following the closing of the business combination, or that we will be able to comply with the continued listing standards of Nasdaq.
Our common stock and warrants will be listed on Nasdaq following the business combination. Our continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the business combination, Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
•
a limited availability of market quotations for our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•
a limited amount of analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

If we are not able to complete an initial business combination by January 17, 2020 (or such later date as our shareholders may approve in accordance with our amended and restated memorandum and articles of association), we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our amended and restated articles of association state that we must complete our initial business combination by January 17, 2020. If we have not completed an initial business combination by then (or such later date as our shareholders may approve in accordance with our amended and restated memorandum and articles of association), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Because we are changing our jurisdiction of incorporation from the Cayman Islands to Delaware prior to the closing of the business combination, there is a chance that, following the domestication, the business combination may not close and you will hold shares in Platinum Eagle Delaware, a Delaware special purpose acquisition company, which will be subject to the DGCL instead of the Cayman Islands Companies Law.
The domestication is expected to occur three calendar days before we close the business combination. During the interim period, you will become a shareholder of Platinum Eagle Delaware, a Delaware corporation, which will be subject to the DGCL. The DGCL differs from the Cayman Islands Companies Law in some material respects. For a comparison of the rights of a shareholder under the Cayman Islands Companies Law as compared to under the DGCL, see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
The Proposed Charter designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that Target Hospitality’s stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with Target Hospitality or its directors, officers or employees.
The Proposed Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:
•
derivative action or proceeding brought on behalf of Target Hospitality;

•
action asserting a claim of breach of a fiduciary duty owed by any of Target Hospitality’s directors, officers or other employees to Target Hospitality or its stockholders;

•
action asserting a claim against the Company arising pursuant to any provision of the DGCL, Target Hospitality’s charter or bylaws;

•
action to interpret, apply, enforce or determine the validity of Target Hospitality’s charter or bylaws; or

•
other action asserting a claim against Target Hospitality that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Target Hospitality’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Proposed Charter described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Target Hospitality or its directors, officers or other employees, which may discourage such lawsuits against Target Hospitality and its directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Target Hospitality may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Target Hospitality’s business and financial condition.

EXTRAORDINARY GENERAL MEETING
General
Platinum Eagle is furnishing this proxy statement/prospectus to Platinum Eagle’s shareholders as part of the solicitation of proxies by Platinum Eagle’s board of directors for use at the general meeting to be held on March 6, 2019, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Platinum Eagle’s shareholders on or about February 20, 2019 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Platinum Eagle’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the general meeting.
Date, Time and Place
The general meeting will be held on March 6, 2019, at 10:00 a.m., Eastern Time, at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York, 10166.
Purpose of the Platinum Eagle General Meeting
At the general meeting, Platinum Eagle is asking holders of its ordinary shares to:
•
consider and vote upon a proposal to approve and adopt the Merger Agreements, which, among other things, provides for the acquisition by Platinum Eagle, through its wholly-owned subsidiary, the Holdco Acquiror, of Target Parent and Signor Parent, and to approve the other transactions contemplated by the Merger Agreements (we refer to this proposal as the “business combination proposal”);

•
consider and vote upon a proposal to approve by special resolution, assuming the business combination proposal is approved and adopted, the change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and the adoption of the Interim Domestication Proposal (we refer to this proposal as the “domestication proposal”);

•
consider and vote upon three separate proposals (which we refer to, collectively, as the “organizational documents proposals”) to approve by special resolution, assuming the domestication proposal is approved and adopted, the following material differences between the Existing Organizational Documents of Platinum Eagle and the Proposed Organizational Documents of Target Hospitality:

(1)
to approve the provision in the Proposed Charter changing the authorized share capital from $40,100 divided into 380,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares, to authorized capital stock of 401,000,000 shares, consisting of  (x) 400,000,000 shares of Target Hospitality common stock and (y) 1,000,000 shares of preferred stock (we refer to this as “organizational documents proposal A”);

(2)
to approve the provision in Target Hospitality’s Proposed Bylaws authorizing that only the board of directors, chairperson of the board of directors or the chief executive officer may call a meeting of stockholders (we refer to this as “organizational documents proposal B”);

(3)
to approve all other material differences between the Existing Organizational Documents and the Proposed Organizational Documents in connection with the Closing, including (i) changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iii) granting a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors and (iv) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which Platinum Eagle’s board of directors believe are necessary to adequately address the needs of Target Hospitality after the business combination (we refer to this as “organizational documents proposal C”);

•
consider and vote upon a proposal to approve by ordinary resolution, assuming the organizational documents proposals are approved and adopted, for the purposes of complying with the applicable Nasdaq listing rules, the issuance of  (x) shares of Target Hospitality common stock to (i) Algeco Seller pursuant to the terms of the Target Merger Agreement and (ii) Arrow Seller pursuant to the terms of the Signor Merger Agreement, and (y) Class A ordinary shares by Platinum Eagle to certain institutions and accredited investors in connection with the Equity Offering (we refer to this proposal as the “stock issuance proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution, assuming the stock issuance proposal is approved and adopted, the Target Hospitality Corp. 2019 Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex F (we refer to this proposal as the “incentive award plan proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposals, the stock issuance proposal, the “condition precedent proposals”); and

•
consider and vote upon a proposal to approve by ordinary resolution the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Merger Agreements is not satisfied or waived (we refer to this proposal as the “adjournment proposal”).

Recommendation of Platinum Eagle Board of Directors
Platinum Eagle’s board of directors has unanimously determined that the business combination proposal is in the best interests of Platinum Eagle and its shareholders, has unanimously approved the business combination proposal, and unanimously recommends that shareholders vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” each of the separate organizational documents proposals, “FOR” the stock issuance proposal, “FOR” the incentive award plan proposal and “FOR” the adjournment proposal, in each case, if presented to the general meeting.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.
Record Date; Who is Entitled to Vote
Platinum Eagle has fixed the close of business on January 17, 2019, as the “record date” for determining Platinum Eagle shareholders entitled to notice of and to attend and vote at the general meeting. As of the close of business on January 17, 2019, there were 40,625,000 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the general meeting.
In connection with our initial public offering, our initial shareholders (consisting of our Sponsor and Harry E. Sloan) and our directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the business combination proposal and we also expect them to vote their shares in favor of all other proposals being presented at the general meeting. As of the date hereof, our Sponsor and Harry E. Sloan own 20.0% of our total outstanding ordinary shares.

Quorum
The presence, in person or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the general meeting.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Platinum Eagle but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposal and the domestication proposal.
Vote Required for Approval
The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting.
The approval of the domestication proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. The domestication proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the domestication proposal will have no effect, even if approved by our public shareholders.
The approval of each of the separate organizational documents proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Each of the organizational documents proposals is conditioned on the approval of the domestication proposal, and, therefore, also conditioned on approval of the business combination proposal. Therefore, if the business combination proposal and the domestication proposal are not approved, each of the organizational documents proposals will have no effect, even if approved by our public shareholders.
The approval of the stock issuance proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. The stock issuance proposal is conditioned on the approval of the organizational documents proposals, and, therefore, also conditioned on approval of the domestication proposal and the business combination proposal. Therefore, if the business combination proposal, the domestication proposal and the organizational documents proposals are not approved, the stock issuance proposal will have no effect, even if approved by our public shareholders.
The approval of the incentive award plan proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. The incentive award plan proposal is conditioned on the approval of the stock issuance proposal and, therefore, also conditioned on the approval of the business combination proposal, the domestication proposal and the organizational documents proposals. Therefore, if any of those proposals are not approved, the incentive award plan proposal will have no effect, even if approved by our public shareholders.
The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. The adjournment proposal is not conditioned upon any other proposal.
In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.

Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your ordinary shares at the general meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Platinum Eagle’s board “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” each of the separate organizational documents proposals, “FOR” the stock issuance proposal, “FOR” the incentive award plan proposal and “FOR” the adjournment proposal, in each case, if presented to the general meeting. Votes received after a matter has been voted upon at the general meeting will not be counted.

•
You Can Attend the General Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Platinum Eagle can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a Platinum Eagle shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Eli Baker, Platinum Eagle’s Secretary, in writing before the general meeting that you have revoked your proxy; or

•
you may attend the general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing EAGL.info@morrowsodali.com.
Redemption Rights
Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then-outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Platinum Eagle’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on March 4, 2019, (a) submit a written request to the transfer agent that Target Hospitality redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until immediately prior to the vote on the proposed business combination. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Platinum Eagle instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting Continental Stock Transfer & Trust Company, the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the business combination is not approved or completed for any reason, then Platinum Eagle’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Platinum Eagle will promptly return any shares previously delivered by public holders.
The closing price of ordinary shares on February 11, 2019, was $10.17. For illustrative purposes, the cash held in the trust account on September 30, 2018 was $328,850,509 or $10.1185 per public share, as of September 30, 2018. Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Platinum Eagle cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the domestication, no later than the close of the vote on the business combination proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m., Eastern Time on March 4, 2019, and the business combination is consummated.
In order for public shareholders to exercise their redemption rights in respect of the proposed business combination, public shareholders must properly exercise their right to redeem the public shares that they will hold upon the domestication no later than the close of the vote on the business combination proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m.,

Eastern Time on March 4, 2019. Therefore, the exercise of redemption rights occurs prior to the domestication. For the purposes of Article 49.3 of the amended and restated memorandum and articles of association of Platinum Eagle and the Cayman Islands Companies Law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the domestication and the consummation of the business combination, Target Hospitality shall pay public shareholders who properly exercised their redemption rights in respect of their public shares.
Appraisal Rights
Neither Platinum Eagle shareholders nor Platinum Eagle warrant holders have appraisal rights in connection with the business combination or the domestication under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation Costs
Platinum Eagle is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Platinum Eagle and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Platinum Eagle will bear the cost of the solicitation.
Platinum Eagle has hired Morrow Sodali LLC to assist in the proxy solicitation process. Platinum Eagle will pay that firm a fee of  $22,500 plus disbursements. Such fee will be paid with non-trust account funds.
Platinum Eagle will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Platinum Eagle will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the general meeting, during a period when they are not then aware of any material nonpublic information regarding Platinum Eagle or its securities, the Platinum Eagle initial shareholders, Target Parent and/or its affiliates and Signor and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Platinum Eagle’s ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of that (i) the proposals presented to shareholders for approval at the general meeting are approved and/or (ii) that Platinum Eagle satisfy the minimum cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Platinum Eagle initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Platinum Eagle’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Platinum Eagle will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL
We are asking our shareholders to approve by ordinary resolution, and adopt the Merger Agreements and the transactions contemplated thereby. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreements, which are attached as Annex A and Annex B to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreements” below, for additional information and a summary of certain terms of each Merger Agreement. You are urged to read carefully each Merger Agreement in its entirety before voting on this proposal. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Merger Agreements.
Because we are holding a shareholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the general meeting.
The Merger Agreements
General
It is intended that the business combination be consummated pursuant to: (a) the Signor Merger Agreement by and among the Company, the Holdco Acquiror, Arrow Seller and Signor Merger Sub, pursuant to which Signor Merger Sub will merge with and into Signor Parent, with Signor Parent, as sole parent of Arrow Bidco, surviving such merger; and (b) the Target Merger Agreement by and among Algeco Seller, the Company, Arrow Bidco, Target Parent and the Holdco Acquiror, pursuant to which Target Parent will merge with and into Arrow Bidco, with Arrow Bidco surviving the merger. Immediately following the transactions contemplated by the Signor Merger Agreement and prior to the transactions contemplated by the Target Merger Agreement, Signor Parent will merge with and into the Holdco Acquiror, with the Holdco Acquiror surviving the merger. Upon the consummation of the business combination, the Holdco Acquiror shall be the sole parent of Arrow Bidco, which shall be the sole parent of each of Target and Signor and a wholly owned subsidiary of Platinum Eagle.
Consideration
Under the Merger Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion (which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses), of which (A) $562 million will be paid in cash and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock, valued at $10.00 per share, with (i) 25,800,000 of such shares delivered to the Algeco Seller pursuant to the Target Merger Agreement and (ii) 49,100,000 of such shares delivered to the Arrow Seller pursuant to the Signor Merger Agreement. The Cash Consideration shall come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers, at least $80 million of proceeds from the Equity Offering and certain Backstop Offerings, if any. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the trust account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.
Trust Account
The portion of the purchase price funded from the Equity Offering, Backstop Offering, if any, and the trust account, which will be adjusted by an amount equal to the aggregate amount paid to each eligible shareholder of Platinum Eagle who has elected to redeem all or a portion of such shareholder’s Platinum Eagle ordinary shares at a per-share price, payable in cash, as calculated based on such shareholder’s pro rata share of the funds held in the trust account (the “Platinum Eagle Redemption Shares”), will not be less than $225 million. Prior to the Closing, none of the funds held in the trust account may be used or released except for the withdrawal of interest to pay income taxes and to effectuate a share redemption of the Platinum Eagle Redemption Shares.
Debt Financing
A portion of the business combination consideration will be financed with at least $340 million from new debt financings (the “Debt Financing”). For more information regarding the Debt Financing, see “Debt Commitment Letter” below and “Indebtedness — Debt Financing” elsewhere in this proxy statement/prospectus.
Closing
The Closing is expected to take place at 9:00 a.m., local time, at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020, or at such other place as mutually agreed to in writing, no later than the later of two (2) business days following the satisfaction or waiver of the conditions described below under “Conditions to Closing” or on such other date as mutually agreed to in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”
Definition of Material Adverse Effect
Company Material Adverse Effect
Under each Merger Agreement, certain representations and warranties of the Sellers with respect to the Target Parent and the Signor Parent and each of their respective subsidiaries (collectively, the “Acquired Subsidiaries” and together with Target Parent and Signor Parent, the “Acquired Companies”) are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation or warranty has occurred. Pursuant to each Merger Agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that, (i) individually, or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or effect of the following) alone, or in combination, be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate; (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes in interest rates or other changes affecting financial, credit or capital market conditions; (d) any change in U.S. GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental authority; (f) the execution and delivery of the applicable Merger Agreement or the consummation of the business combination, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of the applicable Merger Agreement; (g) any failure by Target or Signor, as applicable, to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Target or Signor, as applicable, to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Company Material Adverse Effect); or (h) changes or effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disaster, weather conditions or other force majeure events; provided, in each of clauses (a), (b), (c) and (h) of this definition, if such change, effect, development, circumstance, condition, event, state of facts or occurrence referenced has a disproportionate effect on the Acquired Companies (as compared to other participants in the industry in which the Acquired Companies operate), then such disproportionate effect may be considered in determining whether a Company Material Adverse Effect has occurred (but only to the extent of such disproportionate effect) or (ii) prevents or materially delays the applicable Seller from performing their material obligations under such Merger Agreement or consummation of the business combination.
Acquiror Material Adverse Effect
Under each Merger Agreement, certain representations and warranties of the Acquirors are also qualified in whole or in part by a material adverse effect standard. Pursuant to the Merger Agreements, an “Acquiror Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Acquirors to perform their obligations under such Merger Agreement and related transaction documents or to consummate the business combinations.
Representations and Warranties
Under each Merger Agreement, each Seller makes customary representations and warranties relating to its qualification, organization, authorization and ownership of the equity interests of the Acquired Companies, as applicable. In addition, each Seller makes customary representations and warranties relating to: qualification and organization; capitalization; no conflicts; financial statements; no undisclosed liabilities; compliance with laws, permits and regulatory matters; environmental laws and regulations; employee benefit plans; no material adverse effect; investigation; litigation; tax matters; labor and employment matters; intellectual property; real property; material contracts; insurance; finders’ and brokers’ fees; Foreign Corrupt Practices Act and anti-corruption; take-over statues; no rights agreements; affiliate transactions; investment purpose; independent investigation; and disclaimer of warranties.
Under each Merger Agreement, the Acquirors, jointly and severally, make customary representations and warranties relating to: qualification and organization; authorization; capitalization; no conflicts; Holdco liabilities; investment purpose; SEC filings and reports; internal controls; Nasdaq compliance; financial statements; trust account; no undisclosed liabilities; compliance with laws; absence of changes; finders’ and brokers’ fees; indebtedness; no discussions with respect to alternative transactions; approvals of shareholders; independent investigation; and disclaimer of warranties.
Covenants and Agreements
Covenants of the Sellers
Each Seller makes certain covenants under each Merger Agreement with respect to itself and the Acquired Companies and their respective representatives under such Seller’s control, as applicable, including, among other things, the following:
•
From the date of such Merger Agreement until the earlier of the Closing Date, or the date, if any, on which such Merger Agreement is terminated, except (i) as specially set forth in the schedules to such Merger Agreement, (ii) in connection with the transactions contemplated by such Merger Agreement, (iii) as required by law or (iv) as consented to in writing by Acquirors, such consent not to be unreasonably withheld, conditioned or delayed, such Seller shall cause each of the Acquired Companies under its control to conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organizations and present relationships with customers, suppliers and other persons with whom it has material business relationships and agreed not to take, nor permit any such Acquired Company to take, certain actions specifically set forth in such Merger Agreement.

•
In addition to the above, on or prior to the closing of the business combination, the Algeco Seller will use commercially reasonable efforts to: obtain customary and required lien releases; obtain the required consent of lenders under the existing Algeco Group credit facility, which consent shall include the release of any Acquired Subsidiary from its respective obligations (including guarantees) under such existing credit facility and the release of all related liens and other security interests on any property or assets of the Acquired Companies.

Covenants of the Acquirors
The Acquirors, subject to certain specified exceptions, made certain covenants under each Merger Agreement, including, among other things, the following:
•
Between the date of each Merger Agreement and the earlier of the Closing Date, or the date, if any, on which such Merger Agreement is terminated, except (i) in connection with the transactions contemplated by such Merger Agreement, (ii) as required by law or (iii) as consented to in writing by the applicable Seller, such consent not to be unreasonably withheld, conditioned or delayed, the Acquirors shall conduct their business in all material respects in the ordinary course of business consistent with past practice and each of the Acquirors agree not to take certain actions specifically set forth in such Merger Agreement.

•
As promptly as practicable after the Registration Statement to which this proxy statement/prospectus forms a part (the “Registration Statement”) is declared effective under the Securities Act, Platinum Eagle will hold a meeting of its shareholders in accordance with the terms and conditions of its governing documents to obtain the approvals required to effectuate the transactions contemplated by each Merger Agreement, including, amongst other things, providing its shareholders with the opportunity to redeem their ordinary shares.

•
From the date of such Merger Agreement until the earlier of the Closing Date, or the date, if any, on which such Merger Agreement is terminated, except in connection with the transactions contemplated by such Merger Agreement, the Acquirors may not: (i) commence, initiate or renew any proposal or offer to any third party related to a business combination, (ii) commence or renew any due diligence investigation of any third party, (iii) participate in any discussions or enter into any term sheet or other contract with any third party, (iv) present or respond substantively to any proposal or offer to any third party relating to a possible transaction of any kind, or (v) agree or commit to take any of the actions described above.

Mutual Covenants of the Sellers and Acquirors
The Sellers and the Acquirors, subject to certain specified exceptions, made certain mutual covenants under each Merger Agreement, including, among other things, to not, and to cause their respective affiliates and representatives to not, directly or indirectly, commence, initiate or renew any discussion, proposal, offer or due diligence investigation with a third party, other than as contemplated by the respective Merger Agreements, related to a business combination or possible transaction of any kind with a target and shall immediately cease all discussions and negotiations with any third party that may be ongoing with respect to a possible business combination, and shall cooperate in connection with the following actions:
•
afford to the other and its representatives reasonable access, during normal business hours and upon reasonable advance notice, to their respective properties, offices, books, contracts, commitments, personnel and records;

•
furnish reasonably promptly to the other information (financial or otherwise) concerning its business, properties and personnel as reasonably requested;

•
keep confidential any non-public information;

•
provide prompt notice of any communication from any governmental authority with respect to the transaction, commencement or threat of legal proceedings or any occurrence or impending occurrence of a Company Material Adverse Effect or an Acquiror Material Adverse Effect;

•
prepare and file with the SEC materials that shall include this proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of Platinum Eagle relating to the shareholder’s meeting;

•
prepare and file with the SEC the Registration Statement, in which this proxy statement will be included as a prospectus, use commercially reasonable efforts to cause the Registration Statement and this proxy statement to comply with the rules and regulations promulgated by the SEC, and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions;

•
use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the business combination, and furnish all reasonably requested information in connection with any such action;

•
cause this proxy statement/prospectus to be mailed to each shareholder of record promptly after the Registration Statement is declared effective under the Securities Act;

•
ensure that information supplied, including in this proxy statement, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and promptly notify the other party upon discovery of any such untrue or misleading information and promptly file any required amendment or supplement with respect thereto;

•
use commercially reasonable efforts to obtain all consents, authorizations, orders and approvals necessary for execution and delivery of such Merger Agreement and performance of obligations thereunder;

•
disclose to the other party in advance of any applicable filing, submission or attendance, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals by or on behalf of either party before any governmental authority in connection with the transactions contemplated by such Merger Agreement (but, for the avoidance of doubt, not including any interactions between the applicable Seller or Acquired Companies with governmental authorities in the ordinary course of business, any disclosure that is not permitted by law or any disclosure containing confidential information);

•
use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the closing of the business combination, Arrow Bidco may consummate the Debt Financing;

•
shall not issue or cause the publication of any press release or other public announcement with respect to such Merger Agreement or the transactions contemplated thereby without the prior consent of the other parties unless such press release or public announcement is required by applicable law;

•
maintain and sponsor company benefit plans of the applicable Acquired Companies without material interruption for the benefit of employees who remain employed by such Acquired Companies or any successor entity of Platinum Eagle;

•
use commercially reasonable efforts to adopt a new long-term incentive plan and related new benefit plans for Target Hospitality to grant, on a discretionary basis, any benefits not covered by the existing company benefit plans;

•
pay all transfer, documentary, sales, use, stamp, registration, recording, value added and other such taxes, fees and charges (including any penalties and interest) incurred in connection with the Merger Agreement, which shall be borne and paid equally by the Acquirors and each Seller, as applicable;

•
use commercially reasonable efforts to take such actions to expeditiously satisfy the closing conditions, as described under “Conditions to Closing” below; and

•
execute and deliver such additional documents, instruments, conveyances and assurances, and take such actions as may be reasonably required to carry out the provisions of such Merger Agreement and give effect to the transactions.

Conditions to Closing
Conditions to Obligations of the Parties
The obligation of each Party to consummate the transactions contemplated by each Merger Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
•
there being no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by such Merger Agreement;

•
there being no pending legal proceedings by any governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by such Merger Agreement or any other transaction contemplated thereby;

•
the Debt Financing having been obtained on or immediately prior to the Closing;

•
applicable approvals of the shareholders of Platinum Eagle having been obtained;

•
with respect to the Target Merger Agreement only, the required consent under the Algeco Group credit facility having been obtained;

•
the ancillary agreements listed in each Merger Agreement and described further under “Related Agreements” below having been executed and delivered by each party thereto and the Founders shall have deposited certain of their founder shares with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement;

•
with respect to the Target Merger Agreement only, the transactions contemplated by the Signor Merger Agreement having been consummated;

•
with respect to the Signor Merger Agreement only, the transactions contemplated by the Target Merger Agreement having been consummated; and

•
the initial designees having been appointed to the board of directors of Platinum Eagle.

Conditions to Obligations of Sellers
The obligations of each Seller to consummate the transactions contemplated by the applicable Merger Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
•
certain representations and warranties of the Acquirors with respect to capitalization of the Acquirors being true and correct in all respects as of the date of such Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date and except for any failures of any representations and warranties to be true and correct that are de minimis in the aggregate);

•
certain other representations and warranties of the Acquirors with respect to organization and qualification, capitalization of the Acquirors, no Holdco Acquiror liabilities and certain finders’ and brokers’ fees, being true and correct in all material respects (without giving effect to any limitation as to materiality or material adverse effect) as of the date of such Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of the Acquirors being true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the date of the Merger

Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for where any failures of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect;
•
each of the covenants of the Acquirors in such Merger Agreement to be performed as of or prior to the Closing Date having been performed in all material respects;

•
the Acquirors having delivered, on the Closing Date, a closing certificate signed by an officer of the Acquirors in relation to the satisfaction of certain conditions;

•
each of the Acquirors having delivered, on the Closing Date, a certificate signed by the Secretary or any duly authorized officer of such Acquiror, attesting to the corporate documents and corporate authorizations;

•
a minimum of  $225 million of gross cash proceeds available from the trust account, the Equity Offering and Backstop Offering, if any;

•
no Acquiror Material Adverse Effect having occurred;

•
Platinum Eagle having domesticated as a Delaware corporation, with the certificate of incorporation of Platinum Eagle having been filed with the Delaware Secretary of State and the bylaws of Platinum Eagle having been adopted by its board of directors;

•
the certificate of incorporation and bylaws of Holdco Acquiror in the forms filed with the Delaware Secretary of State and attached as exhibits to each Merger Agreement not having been amended without the consent of the applicable Seller;

•
the Arrow Bidco certificate of merger, duly executed by Arrow Parent, and the Holdco Acquiror certificate of merger, duly executed by the Holdco Acquiror, having been delivered and filed in accordance with applicable law; and

•
Platinum Eagle having delivered to each Seller the written resignations of certain specified officers and directors of Platinum Eagle effective as of the Closing Date.

Conditions to Obligations of the Acquirors
The obligations of the Acquirors to consummate the transactions contemplated by each Merger Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
•
certain representations and warranties of the applicable Seller with respect to capitalization of the applicable Acquired Companies being true and correct in all respects as of the date of such Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date and except for any failures of any representations and warranties to be true and correct that are de minimis in the aggregate);

•
certain other representations and warranties of each Seller with respect to such Seller’s qualification, organization, authorization and ownership of the equity interests of the applicable Acquired Companies, the organization and qualification, capitalization of the applicable Acquired Companies and certain finders’ and brokers’ fees, being true and correct in all material respects (without giving effect to any limitation as to materiality or material adverse effect) as of the date of such Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of the applicable Seller being true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the date of such Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for where any failures of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
each of the covenants of the applicable Seller in such Merger Agreement to be performed as of or prior to the Closing Date having been performed in all material respects;

•
each of the Sellers having delivered, on the Closing Date, a closing certificate signed by an officer of such Seller in relation to the satisfaction of certain conditions;

•
each of the Sellers having delivered, on the Closing Date, a certificate signed by the Secretary or any duly authorized officer of such Seller, attesting to the corporate documents and corporate authorizations;

•
no Company Material Adverse Effect having occurred;

•
each of the Sellers having delivered one or more duly completed and executed FIRPTA certificates from each Seller;

•
on the Closing Date, prior to giving effect to the proceeds from the trust account, Debt Financing, Equity Offering and Backstop Offering, if any, there shall be $5.0 million of cash or cash equivalents available at the combined businesses of Target and Signor; and

•
each Acquired Company shall have been released with no further liability from certain of the affiliate agreements specifically listed on the schedules to the Merger Agreement.

Indemnification
The Merger Agreements contain certain indemnification obligations of the applicable Seller to indemnify and defend the Acquirors and their respective representatives (collectively, the “Indemnitees”) against losses incurred, sustained by or imposed upon the Indemnitees or Target Hospitality as a result of: (i) any breach of certain representations and warranties of the Sellers specifically set forth in the Merger Agreements pertaining to authorization, ownership of equity interests, no conflicts, and, solely with respect to the transactions contemplated by the Target Merger Agreement, or, any action directly relating to or arising from the events or circumstances that resulted in such breach (disregarding any references to materiality or Company Material Adverse Effect when determining whether a breach occurred); (ii) any environmental liability related to the operation of the Acquired Companies prior to the Closing Date; and (iii) with respect to the Target Merger Agreement, any breach of certain tax representations or any action directly relating to or arising from the events, or circumstances that resulted in such breach.
The Acquirors and Target Hospitality are required to take all commercially reasonable actions to mitigate any damages. The Sellers’ indemnification obligations will be determined net of any amount actually recovered under any indemnified party’s insurance policies or from other collateral sources and any cash tax benefits actually realized by such indemnified party. Each Seller’s indemnification obligations under the respective Merger Agreement are payable only if the total amount of such losses under such Merger Agreement equals or exceeds $500,000, in which case the applicable Seller would be liable for the entire amount of the indemnifiable losses. Algeco Seller would not be liable for any liability incurred under clause (i) above exceeding $82.0 million and, incurred under clause (ii) above exceeding $6,262,395; provided that in no event shall the aggregate amount of indemnifiable losses under clauses (i) exceed $82.0 million; provided further that any losses incurred under clause (iii) above shall be uncapped, except that any amounts actually paid by the indemnifying parties with respect to losses under clause (i) and (ii) shall be taken into account in determining such limitations. Arrow Seller shall would not be liable for any liability exceeding $49.1 million; provided that in no event shall Arrow Seller’s liability under clause (ii) exceed $3,737,605. In no event shall the Sellers be liable for any consequential, indirect, special, exemplary, punitive, incidental or enhanced damages, or other similar types of damages, including, but not limited to, damages for lost profits, lost revenues, lost business or diminution in value, regardless of whether such damages were foreseeable and the legal or equitable theory (contract, tort or otherwise) upon which the claim was made; provided that this limitation shall not apply to any such damages that are payable to a third party by a Seller as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Termination
Each Merger Agreement may be terminated at any time, but not later than the Closing Date, by written notice by the party effecting such termination under each of the following circumstances:
•
by mutual written consent of the applicable Seller and the Acquirors;

•
by either the applicable Seller or the Acquirors if the transactions contemplated by such Merger Agreement have not been consummated on or before such date that is 120 days from the date of the Merger Agreements (the “Outside Date”); provided that such Outside Date may be extended for 30 days by mutual written consent of such Seller and Acquirors;

•
by the applicable Seller, if the Acquirors have breached any representation or warranty or have failed to comply with any covenant or agreement, in each case that would cause any of the conditions to closing not to be satisfied, and such condition is incapable of being satisfied by the Outside Date, provided, however, that such Seller is not then in material breach of such Merger Agreement;

•
by the Acquirors, if the applicable Seller has breached any representation or warranty or has failed to comply with any covenant or agreement, in each case that would cause any of the conditions to closing not to be satisfied, and such condition is incapable of being satisfied by the Outside Date, provided, however, that the Acquirors are not then in material breach of such Merger Agreement;

•
by either the applicable Seller or the Acquirors in the event of the issuance of a final, non-appealable order by a governmental authority restraining or prohibiting the transactions; and

•
by either the applicable Seller or the Acquirors if the required approvals of the shareholders of Platinum Eagle are not obtained at the shareholders meeting of Platinum Eagle duly convened therefor (unless such meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the transactions contemplated by such Merger Agreement was taken.

Effect of Termination
In the event of proper termination of each Merger Agreement, such Merger Agreement will be of no further force or effect and the transactions contemplated thereby will be abandoned, except that, among other things:
•
the obligation of each party to pay fees and expenses incurred by such party in connection with such Merger Agreement will survive;

•
the respective obligations of the parties to keep non-public information confidential will survive; and

•
each party’s liability for any breach by such party of the terms and provisions of such Merger Agreement prior to such termination and for fraud will survive.

Extension; Waiver
At any time prior to the Closing, either the applicable Seller or the Acquirors may:
•
extend the time for performance of any of the obligations or other acts of the other party;

•
waive any inaccuracies in the representations and warranties contained in such Merger Agreement; or

•
waive compliance with any of the agreements or conditions contained in such Merger Agreement;

provided, however, that such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure.

Non-Survival of Representations and Warranties
Except for the representations and warranties specifically covered by the indemnification provisions of the respective Merger Agreements, none of the representations and warranties in such Merger Agreement or in any schedule, instrument or other document delivered pursuant to such Merger Agreement shall survive the Closing Date; provided, however, this will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date (as defined in such Merger Agreement).
Expenses
Except as otherwise expressly provided in each Merger Agreement, until the Closing, or in the event such Merger Agreement is terminated, all expenses incurred in connection with such Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Following the Closing, all transaction expenses specifically agreed to by the parties shall be paid by the Acquirors and Target Hospitality from the gross proceeds of the transactions contemplated by the Merger Agreements.
Amendments
Each Merger Agreement may only be amended, modified and supplemented by an instrument in writing signed by each of the parties.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
Each Merger Agreement is governed by and construed in accordance with the law of the State of Delaware.
With respect to any proceeding or action based upon, arising out of or related to each Merger Agreement or the transactions contemplated thereby, each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the federal court of the United States of America sitting in Delaware), in respect of any action, suit or proceeding arising in connection with such Merger Agreement, and agrees that any action, suit or proceeding may be brought only in such court.
The parties to each Merger Agreement agreed to waive a trial by jury in respect of any claim, demand or action directly or indirectly arising out of or relating to such Merger Agreement or transactions contemplated thereby.
Related Agreements
Debt Commitment Letter
On November 13, 2018, in connection with the execution of the Merger Agreements, the Holdco Acquiror entered into the Debt Commitment Letter pursuant to which the Commitment Parties agreed to provide (or to have certain of their affiliates provide), subject to satisfaction of customary closing conditions, including the Closing, new credit facilities (the “New Credit Facilities”) for the purpose of financing a portion of the consideration, fees and expenses payable by the Acquirors in connection with the business combination and for general corporate purposes. The New Credit Facilities provide for credit facilities in the aggregate principal amount of up to $425 million, consisting of: (i) a senior secured asset-based revolving credit facility in the aggregate principal amount of  $125 million (the “New ABL Facility”), to be made available to Arrow Bidco and certain of its U.S. wholly owned subsidiaries (collectively, the “Borrowers”), and (ii) senior secured increasing rate loans under a senior secured credit facility in an aggregate principal amount of up to $300 million (the “Bridge Facility”), made available to Arrow Bidco, to the extent that Arrow Bidco issues less than $300 million in gross cash proceeds of second-lien senior secured notes (the “Notes”) in a Rule 144A offering or other private placement.
The obligations of the Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including (1) the execution and delivery of definitive documentation consistent with the terms of the Debt Commitment Letter; (2) the simultaneous or substantially concurrent completion of the business combination in accordance in all material respects with the Merger Agreements (without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the lenders (in their capacities as such) unless it is approved by the Commitment Parties); (3) since the date of the Merger Agreements, no Company Material Adverse Effect (as described under “The Business Combination Proposal — Definition of Company Material Adverse Effect — Company Material Adverse Effect” in this proxy statement/prospectus) shall have occurred; (4) the Company having made a cash equity contribution to Holdco Acquiror of at least $225 million, and such cash equity contributions made by the Company, plus the cash equity contribution and/or the stock consideration under the Merger Agreements, constituting at least $750 million of acquisition consideration; (5) delivery of certain audited, unaudited and pro forma financial statements; (6) as a condition to the availability of the Bridge Facility, the borrower having afforded the investment banks a marketing period with respect to the Notes of 15 consecutive business days (subject to certain blackout dates) following receipt of a preliminary offering memorandum, which includes certain financial statements; (7) payment of all applicable invoiced fees and expenses; (8) the receipt of documentation and other information about the borrower and guarantors thereto required by regulatory authorities under applicable “know your customer,” “beneficial ownership” and anti-money laundering rules and regulations (including the PATRIOT Act); (9) the execution and delivery of guarantees by guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; (10) the accuracy in all material respects of specified representations and warranties in the loan documents under which the Debt Financing will be provided and of certain representations and warranties in the Merger Agreements; (11) delivery of certain customary closing documents; and (12) the receipt of consent of the requisite lenders under the existing Algeco Group credit facility to the sale of Target and related transactions.
The obligations of the Commitment Parties to provide the Debt Financing under the Debt Commitment Letter will terminate at the earliest of  (1) April 12, 2019; (2) the termination of either of the Merger Agreements without the consummation of the business combination having occurred; and (3) the consummation of the business combination without the use of the Debt Financing.
The Holdco Acquiror also has agreed to reimburse BofA Merrill Lynch and Deutsche Bank Securities Inc. (“Deutsche Bank”) for their respective expenses incurred in connection with their engagement and to indemnify BofA Merrill Lynch and Deutsche Bank, any controlling person of BofA Merrill Lynch and Deutsche Bank and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Merrill Lynch, Deutsche Bank and their respective affiliates comprise full service securities firms and commercial banks engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch, Deutsche Bank and their respective affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, TDR, Algeco Global, Holdco Acquiror and certain of their respective affiliates.
BofA Merrill Lynch, Deutsche Bank and their respective affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as an underwriter for the initial public offering of the Company. Pursuant to the Debt Commitment Letter, BofA Merrill Lynch has agreed to act as administrative agent, joint lead arranger and joint bookrunner and lender for the New ABL Facility. In connection with their financing commitments under the Debt Commitment Letter, BofA Merrill Lynch and certain of its affiliates and Deutsche Bank and certain of its affiliates each currently expect to receive an aggregate fee of approximately $1.41 million, plus an aggregate fee of approximately $1.5 million in connection with a notes offering for Arrow Bidco in connection with the transactions. In addition, pursuant to an underwriting agreement entered into by the Company, BofA Merrill Lynch and Deutsche Bank Securities Inc. in connection with the Company’s initial public offering,

BofA Merrill Lynch and Deutsche Bank agreed to defer the portion of their underwriting fees until the Company’s consummation of an initial business combination. Of the approximate $11.375 million in deferred underwriting fees, each of Deutsche Bank and BofA Merrill Lynch are entitled to approximately 48.5% of such fees in the event the Company consummates the business combination.
In addition, BofA Merrill Lynch, Deutsche Bank and their affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Algeco Global and certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, collateral agent, lead arranger and lender to Algeco Global in connection with Algeco Global’s $1.1 billion revolving credit facility.
In addition, BofA Merrill Lynch, Deutsche Bank and their affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TDR and the Holdco Acquiror and certain of their respective affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services.
Subscription Agreements
In order to finance a portion of the Cash Consideration, the Company entered into subscription agreements (the “Subscription Agreements”), substantially in the form of Annex J to this proxy statement prospectus each dated as of November 13, 2018, with certain institutions and accredited investors (the “Investors”), pursuant to which, among other things, the Company agreed to issue and sell in private placements an aggregate of up to 8,000,000 Class A ordinary shares to the Investors for up to $10.00 per share (the “Equity Offering”). The Equity Offering is expected to close immediately prior to the Closing. Furthermore, the Class A ordinary shares sold in the Equity Offering will be become shares of Target Hospitality common stock in connection with the domestication as described in this proxy statement/prospectus.
Earnout Agreement
As a condition precedent to the closing of the business combination, Arrow Seller, Target Hospitality and the Founder Group (as defined in the Earnout Agreement) will enter into an Earnout Agreement, substantially in the form of Annex H to this proxy statement/prospectus. Pursuant to the terms and conditions of the Earnout Agreement, on the Closing Date, and depending upon the delivery of the Minimum Proceeds by Platinum Eagle and the aggregate amount of gross proceeds at Closing, certain Founder Shares and additional shares of Target Hospitality will be deposited into an escrow account at Closing at released to the Founder Group and Arrow Seller, if applicable, upon the occurrence of certain triggering events and in accordance with the terms and conditions of the Earnout Agreement.
If Platinum Eagle delivers at least the Minimum Proceeds, the Founder Group shall be entitled to retain at Closing a minimum of 3,000,000 Founder Shares (as defined in the Earnout Agreement) (if gross proceeds equal $225 million) and a maximum of 6,000,000 Founder Shares (if gross proceeds equal $325 million) and if gross proceeds are more than $225 million and less than $325 million, such number shall be pro-rated such that the Founder Shares shall be calculated as (i) 3,000,000 plus (ii) the product of (a) 3,000,000 multiplied by (b) a fraction, the numerator of which is the amount by which gross proceeds exceeds $225 million and the denominator of which is $100 million. The balance of the Founder Shares not retained at Closing shall be placed in an escrow account at Closing to be released to the Founder Group in accordance with the terms and conditions of the Earnout Agreement as follows: at any time during the period of three years following the Closing Date, (i) if the closing price of the shares of Target Hospitality exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 50% will be released to the Founder Group and (ii) if the closing price of the shares of Target Hospitality exceeding $15.00 per share for 20 out of any 30 consecutive trading days, the remaining 50% will be released to the Founder Group.
In the event Platinum Eagle delivers less than the Minimum Proceeds, and the Sellers have agreed in their sole discretion to proceed with the business combination, then the Founder Group shall retain 2,000,000 Founder Shares at Closing, which will be deemed “Upfront Shares”, with the balance of 6,045,000 Founder Shares will be placed in an escrow account, half of which will be released to the Founder

Group at any time during the period of three years following the Closing Date, (i) if the closing price of the shares of Target Hospitality exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 50% will be released to the Founder Group and (ii) if the closing price of the shares of Target Hospitality exceeding $15.00 per share for 20 out of any 30 consecutive trading days, the remaining 50% will be released to the Founder Group. The remaining half of the 6,045,000 Founder Shares in escrow shall be released on 50/50 basis to the Founder Group and Arrow Seller in the event of no Backstop Offering and, in the event of a Backstop Offering, shall be delivered on a pro rata basis to the party or parties who deliver(s) the cash to fund such Backstop Offering, in either case to be released on the same triggering events as noted above. In addition to the foregoing, in the event of an Equity Offering and the issuance of up to 1,000,000 additional Founder Shares by Target Hospitality in connection therewith, all of such additional Founder Shares shall be held in escrow at Closing and released to the Founder Group and Arrow Seller on a 50/50 basis in accordance with the same triggering events as above.
Upon the expiration of the three year earnout period, any shares remaining in escrow that were not released in accordance with the Earnout Agreement will be forfeited and returned to the Company to be held in treasury.
The parties to the Earnout Agreement are obligated to make customary representations, warranties and covenants with respect to authority, due authorization and enforceability. In addition, the Founders will make customary representations with respect to ownership of their shares and Target Hospitality, after giving effect to the business combination, will make customary representations with respect to the valid issuance of the shares and warrants, no conflicts, and compliance with laws and compliance with the Nasdaq marketplace rules. Arrow Seller will make standard accredited investor representations and warranties.
The Earnout Agreement will be subject to termination upon: (i) mutual written consent of the parties; (ii) termination of the Signor Merger Agreement; or (iii) the earlier of the expiration of the time periods set forth therein and the depletion of all shares from the escrow account.
Escrow Agreement
As a condition precedent to the Closing pursuant to the terms and conditions of the Earnout Agreement described above, Target Hospitality, the Founder Group (as defined in the Escrow Agreement), Arrow Seller and Continental Stock Transfer & Trust Company, as escrow agent, will enter into an Escrow Agreement, substantially in the form of Annex I to this proxy statement/prospectus. The Escrow Agreement provides for, among other things, restricting the escrow shares in an escrow account until such time as the escrow shares are to be released by the escrow agent to the Founder Group and/or Arrow Seller, as the case may be, upon the occurrence of certain triggering events as specifically set forth in the Earnout Agreement. The Founder Group and Arrow Seller will agree to the appointment of an escrow agent to hold the Founder Group’s shares which are subject to the Earnout Agreement in escrow (collectively, the “escrow shares”) and administer release thereof in accordance with the terms and conditions of the Earnout Agreement. The escrow agent will hold the escrow shares as a book-entry position registered in the name of the escrow agent until any such shares are released in accordance with the Earnout Agreement. All voting rights and other shareholder rights with respect to the escrow shares shall be suspended until such shares are released from the escrow account.
The escrow agent will release the escrow shares only in accordance with the joint written instructions executed by each Founder party to the Escrow Agreement and Arrow Seller, in the form of a release notice contemplated by the Earnout Agreement, which notices shall in each case be promptly issued upon the occurrence of each triggering event as set forth in the Earnout Agreement. The escrow agent will have no obligation to determine whether a triggering event under the Earnout Agreement has occurred or is contemplated to occur. The escrow agent will have only those duties as are specifically and expressly provided in the Escrow Agreement, which will be deemed purely ministerial in nature. The escrow agent will keep proper books of record and account in which full and correct entries will be made of all release activity in the escrow account. The escrow agent will not be liable for any error of judgment, except for its own gross negligence, willful misconduct or actions taken in bad faith (each as determined by a final judgment of a court of competent jurisdiction). Absent gross negligence, bad faith or willful misconduct, the escrow agent may rely upon and will not be liable for acting or refraining from acting upon any written document furnished to it and reasonably believed by it to be genuine.

In the event that the escrow agent is uncertain or believes there is some ambiguity as to its duties or rights hereunder or receives instructions, claims or demands from any party that, in its opinion, conflict with any of the provisions of the Escrow Agreement, the escrow agent will be entitled to refrain from taking any action and its sole obligation will be to keep safely all property held in escrow until it is given a joint direction in writing by the Founder Group and Arrow Seller that eliminates such ambiguity or uncertainty to the satisfaction of the escrow agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.
The Escrow Agreement will terminate on the earlier of the termination of the Earnout Agreement and five calendar days after all the escrow shares have been released. The escrow agent may resign from its duties or obligations by giving 30 days’ advance notice in writing of such resignation. By joint written instructions, the Founder Group and Arrow Seller will have the right to terminate their appointment of the escrow agent upon 30 days’ notice to the escrow agent.
The escrow agent will be entitled to compensation for its services under the Escrow Agreement as escrow agent and for reimbursement for its reasonable, documented out-of-pocket costs and expenses incurred by it in performance of its duties.
The escrow agent will be liable for any losses of the Founder Group or Arrow Seller only to the extent such losses are determined by a court of competent jurisdiction to be a result of the escrow agent’s bad faith, gross negligence or willful misconduct; provided, however, that any liability of the escrow agent with respect to, arising from or arising in connection with the Escrow Agreement, or from all services provided or omitted to be provided under the Escrow Agreement, will not exceed the aggregate value of the escrow shares deposited with the escrow agent. The Founder Group and Arrow Seller will jointly and severally indemnify and hold the escrow agent harmless from and against, and the escrow agent will not be responsible for, any and all losses arising out of or attributable to the escrow agent’s duties under the Escrow Agreement, including the reasonable costs and expenses of defending itself.
Registration Rights Agreement
As a condition precedent to the closing of the business combination, Target Hospitality, Arrow Seller, the Founder Group, Algeco Seller and certain other parties named on the signature pages thereto, will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) that will amend and restate that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, the Arrow Seller and Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement will provide each of Arrow Seller, Algeco Seller and certain of the initial investors (the “Initiating Holders”) the right to request an unlimited number of demands, at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the Registration Rights Agreement will grant each of Arrow Seller, Algeco Seller and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Target Hospitality will be responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Arrow Seller, Algeco Seller or the Initiating Holders. In addition, the Registration Rights Agreement will contain certain lock-up provisions.
Employment Agreements
Prior to the completion of the business combination, Target Hospitality will enter into employment agreements with certain of its key executive officers. Descriptions of the employment agreements are provided under the section entitled “Business of Target Hospitality — Employment Agreements.”
Background of the Business Combination
The terms of the business combination are the result of negotiations between the representatives of Platinum Eagle, Algeco Global, Arrow Bidco, Target, and TDR. The following is a brief description of the background of these negotiations and the resulting business combination.

Platinum Eagle is a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with businesses with high growth potential.
On January 17, 2018, we consummated our initial public offering, or IPO, of 32,500,000 units, with each unit consisting of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of  $11.50 per full share. The units in our IPO were sold at an offering price of  $10.00 per unit, generating total gross proceeds of  $325,000,000. Prior to the consummation of our IPO, the Sponsor and Harry E. Sloan (together the “Founder Group”) purchased 8,125,000 founder shares (after various adjustments) for an aggregate purchase price of  $25,000, or approximately $0.003 per share.
Simultaneously with the consummation of our IPO, we consummated the private sale of 5,333,334 private placement warrants, each of which entitles the holder to purchase one Class A ordinary share at an exercise price of  $11.50 per share, to the Founder Group and Joshua Kazam and Fredric Rosen (and/or one or more of their estate planning vehicles) at a price of  $1.50 per warrant, generating gross proceeds of approximately $8,000,000. After deducting underwriting discounts and commissions and offering expenses, $325,000,000 of the proceeds of our IPO and the private placement of the private placement warrants (or $10.00 per unit sold in our IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.
Except for a portion that may be released to us to pay working capital expenses of up to $250,000 per calendar year and taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by January 17, 2020. As of September 30, 2018, no cash had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes. As of September 30, 2018, there was approximately $476,554 held outside the trust account available for working capital purposes and approximately $167,768 in current liabilities and payables, excluding the $11,375,000 deferred underwriting fee.
Prior to the consummation of our IPO, neither Platinum Eagle, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with respect to an initial business combination with Platinum Eagle.
After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of Platinum Eagle were contacted by, and representatives of Platinum Eagle contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates, as well as our founding investor Harry E. Sloan, also brought to our attention target business candidates.
During this search process, Platinum Eagle reviewed more than 25 acquisition opportunities and entered into discussions with more than 10 potential target businesses or their representatives. In addition to Target Hospitality, we delivered draft term sheets to three other prospective targets and executed a term sheet with one of those other prospective targets. We ultimately determined to abandon each of our other potential acquisition opportunities either because (i) we could not pre-empt a competitive auction process or alternative transaction path (e.g., a standalone IPO); (ii) the target did not have, or could not quickly and easily prepare, SEC-compliant financial statements, or extensive structuring or regulatory consideration would delay a transaction or drive unacceptable uncertainty; or (iii) we concluded that the target business or the terms of a potential business combination would not be a suitable acquisition for Platinum Eagle.
On February 27, 2018, Jeff Sagansky, our Chief Executive Officer met with Stephen Robertson and Gary Lindsay of TDR in Baltimore, Maryland while on a break during a board meeting for WillScot Corp. During the meeting, Mr. Robertson explained to Mr. Sagansky that after the sale of William Scotsman,

Target, an Algeco Global subsidiary, was the lone U.S.-based asset of Algeco Global and did not fit with the core direction of Algeco Global. Mr. Robertson inquired as to whether Mr. Sagansky and Platinum Eagle would have any interest in pursuing Target as a potential business combination target and creating a stand-alone public company opportunity for Target. Mr. Sagansky replied that he would discuss the opportunity with the rest of the Platinum Eagle team.
At that time and during the next several months, Platinum Eagle pursued several other business combination targets and was particularly focused on one target, with which it entered into a non-binding term sheet, completed a “testing the waters” roadshow and solicited certain private placement commitments. After Platinum Eagle and the other business combination target terminated discussions in late March, 2018, Mr. Sagansky contacted Mr. Robertson, and Mr. Lindsay, about the Target opportunity and suggested that they share information.
On March, 24, 2018, Mr. Lindsay sent a detailed memo about the opportunity in the commercial accommodations sector and details regarding Target and several acquisition opportunities, including Signor. Mr. Lindsay explained the growth in the sector as well as the myriad acquisition opportunities and other vertical opportunities the company was pursuing.
On April 16, 2018, Platinum Eagle and TDR entered into a non-disclosure agreement whereby TDR agreed to share information concerning Target as well as information related to Signor, which TDR was pursuing.
Following the execution of the non-disclosure agreement, Mr. Sagansky and Mr. Baker had several telephone discussions with Mr. Lindsay regarding a possible business combination with Platinum Eagle. The content of those conversations covered merits of the Target business, the amount of capital required to make a transaction work and considerations pertaining to TDR’s potential acquisition of Signor.
On May 15, 2018, Mr. Sagansky and James Graf, one of our directors, and Diarmuid Cummins, Group CEO of Algeco Global, went to Chicago to meet with LEK Consulting, LLC a global management consulting firm. Messrs. Sagansky and Graf met with Chris Kenney and Eric Navales, who had performed extensive research into the remote accommodations sector and prepared a report about the business operations of Target. The LEK Consulting team described the business and the expanding market opportunities both in the Permian and in other shale basins and other areas.
On May 23, 2018, Mr. Sagansky, Mr. Baker, Mr. Sloan and Mr. Graf flew to Houston to meet the entire Target management team at that their main offices in The Woodlands, Texas just outside of Houston. This was the first occasion that the Platinum Eagle management team met Brad Archer, Chief Executive Officer, Andy Aberdale, Chief Financial Officer, and Troy Schrenk, Chief Commercial Officer of Target and several other Target executives. At the meeting, the Target management team gave a detailed presentation about the Target business, its history and its growth prospects for the future and the parties had an extensive question and answer session.
During this time period, the Platinum Eagle team spoke with several potential financial advisors, including Royal Bank of Canada, Deutsche Bank and others about advising Platinum Eagle with respect to a business combination with Target and perhaps a third company.
On May 31, 2018, Mr. Baker sent Mr. Lindsay via email a copy of the Platinum Eagle initial public offering prospectus, and a summary of the Platinum Eagle capital structure.
On June 25, 2018, Mr. Sagansky, Mr. Baker and Mr. Sloan held a conference call with Mr. Lindsay, Manjit Dale another partner at TDR and others from TDR to discuss the opportunity. The parties agreed to further work together on the possibility of the business combination and TDR made arrangements for Platinum Eagle officers to collaborate with the Target team to further gauge the opportunity and begin conducting due diligence. In addition, we informed Mr. Lindsay that Platinum Eagle would engage Oppenheimer as its financial advisor and that Oppenheimer, at the direction of the Platinum Eagle and Target management teams, would work on an investor presentation describing the potential business combination for Platinum Eagle’s presentation to both of its capital markets advisors, Deutsche Bank and Bank of America Merrill Lynch (“BAML”).

On June 25, 2018, Eli Baker contacted David Hartzell from Oppenheimer, with whom he was familiar with from prior a transaction. Mr. Baker explained the opportunity and mandate to Mr. Hartzell, who confirmed that Oppenheimer had significant experience in covering the remote accommodations sector. In addition, Mr. Hartzell and Oppenheimer were very familiar with both TDR and Algeco Seller, the parent of Target. Mr. Hartzell and Oppenheimer was also familiar with Signor.
On June 27, 2018, TDR convened a call that included Gary Lindsay, Diarmuid Cummins from Algeco Global, Andy Aberdale, Viki Morris, Gregoire Paepegaey to discuss Target’s readiness to become a public company. This included a discussion as to the status of TDR’s pursuit of Signor and whether Signor would be part of the transaction as well as other subsidiaries of Algeco Global.
From June 27, 2018 through July 2018, Platinum Eagle and its financial advisors at Oppenheimer continued to have conference calls and discussion with Target and TDR and conducted due diligence on Target and Signor. Simultaneously, the Platinum Eagle and the Target management teams continued to prepare the investor presentation that would be used in connection with meetings to be held with current and prospective investors.
Between June 27, 2018 through November 13, 2018, Platinum Eagle and Oppenheimer had numerous phone calls, emails, question and answer sessions with Target’s management and TDR principals. Platinum Eagle prepared a preliminary financial model with the support of BAML and Oppenheimer, which was generally consistent with the model prepared by Target.
On July 18, 2018, Mr. Baker held a conference call with Messrs. Lindsay, Aberdale and Paepegaey and representatives of Ernst & Young (“EY”) regarding the state of the Target financials. The representatives of EY has worked with the Founder Group in previous business combination transactions were asked to join the call in order to provide Mr. Aberdale financial reporting requirements for a business combination with Platinum Eagle. The collective group generally agreed that the required structuring, tax and accounting issues could be handed within two months, and thus it was expected that it could be possible to file a registration statement on Form S-4 by early to mid-November 2018.
On July 19, 2018, Platinum Eagle and Target entered into a non-disclosure agreement, separate from the one previously executed between Platinum Eagle and TDR.
On July 24, 2018, Mr. Sagansky, Mr. Baker and Mr. Sloan flew to Odessa, Texas to meet the Target management to get a tour of the Target facilities in West Texas. The entire group toured the Odessa West Lodge, the Pecos Lodge, and the Mentone Lodge and reviewed their facilities including, rooms, kitchens, food preparation facilities, and other amenities that the communities offer to their customers and guests. The Platinum Eagle team spent considerable time speaking with the community managers and staff as well as conversations with guests. Afterwards, the group flew from Pecos to Cotulla, Texas and drove to the South Texas Residential Center in Dilley, Texas. There, the group toured the entire facility, including the schools, cafeterias, medical center, rooms and other aspects of the location.
On August 30, 2018 Platinum Eagle convened a meeting of its board of directors. During the meeting, Mr. Sagansky briefed the board on a list of potential business combination targets, including Target, and the board discussed the background and rationale for each one, including potential timing, terms and valuation and the status of negotiations. The board concluded that a potential business combination with Target was the most compelling of those discussed and encouraged Platinum Eagle officers to continue to explore the opportunity.
On September 10, 2018, TDR through its acquisition vehicle Arrow Bidco successfully acquired Signor and issued a press release to announce the acquisition. Shortly thereafter, Mr. Lindsay informed Mr. Sagansky and Mr. Baker that it had completed its acquisition of Signor and that Target would immediately manage Signor under a management agreement.
On September 21, 2018, Mr. Sagansky and Mr. Baker prepared and sent a draft of a non-binding term sheet to Mr. Lindsay for the potential business combination between Platinum Eagle, Target and Signor. In addition, Mr. Baker provided a projected timeline to illustrate the steps and the expected timing to complete the proposed business combination.

On October 3, 2018, Platinum Eagle hosted a conference call with Deutsche Bank, BAML and Oppenheimer in which Platinum Eagle and the Target management team made a presentation to all the banks. Platinum Eagle management asked both Deutsche Bank and BAML for feedback as to the presentation generally and specific feedback as to the fair and marketable valuation for the combined company. Over the next week, both BAML and Deutsche Bank agreed with the valuation framework established in the investor presentation and did not recommend any changes to the valuation.
On October 5, 2018, Platinum Eagle convened a special meeting of its board of directors to vote on entering into a non-binding term sheet with Algeco Seller, Arrow Seller and the other parties thereto for the potential business combination between Platinum Eagle, Target and Signor. During the meeting, Mr. Sagansky updated the board on the status of negotiations with TDR and Algeco Seller, proposed timing for the transaction and additional information about Target’s business and the proposed business combination. Mr. Baker also discussed with the board the proposed valuation of the transaction, which exceeded 80% of the value of the assets held in the trust account. The board voted unanimously to proceed.
During the week of October 8, 2018, Platinum Eagle held “testing the waters” meetings with certain existing shareholders, after they agreed to standard “wall crossing” procedures. Mr. Sagansky, Mr. Baker and Mr. Sloan represented Platinum Eagle, Mr. Lindsay and Mr. Robertson represented TDR and Mr. Archer, Mr. Aberdale and Mr. Shrenk represented Target in these meetings.
On October 11, 2018 Platinum Eagle and TDR hosted a conference call to “kick off” the transaction with BAML and Deutsche Bank, as financial and capital markets advisors, Winston & Strawn LLP, as legal advisors to Platinum Eagle, Allen & Overy LLP as legal advisors to Algeco Global, Target and TDR, and EY as auditor of Target. The parties and their counsel and advisors also continued to finalize the non-binding term sheet. Following this kick-off call, a working group was established to hold bi-weekly calls on all transaction tracks which continued until the transaction announcement.
Immediately after the “testing the waters” meetings, Platinum Eagle and TDR initiated requests for proposals from multiple banks to manage the required debt financing for the transaction, which would include both an asset-based loan and senior secured note issuance.
On October 31, 2018, Platinum Eagle, Algeco Seller, Arrow Seller and the other parties thereto entered into a non-binding term sheet for a business combination. Following execution of the term sheet, the parties began drafting the Merger Agreements. The parties also began discussions with potential subscribers in the Equity Offering.
On November 1, 2018, Platinum Eagle arranged for a digital data room to be established to provide certain materials to prospective equity investors. Platinum Eagle, through its capital markets bankers, sent invitation to a small number of potential investors who had a track record of long-term investments and an interest in investing in similar transactions.
On November 8, 2018 Platinum Eagle’s board of directors met to discuss the Merger Agreements and the transactions related thereto. Mr. Sagansky briefed the board on the terms of the Merger Agreements and Mr. Baker discussed the status of the proposed Equity Offering. Following the discussions, the board of directors unanimously approved the business combination, the Merger Agreements and the transactions contemplated thereunder, as well as the Equity Offering. In approving the Merger Agreements, the board determined that the aggregate fair market value of the proposed business combination was at least 80% of the assets held in the trust account.
On November 13, 2018, the Merger Agreements and the Subscription Agreements for the Equity Offering were signed. On the same day, Platinum Eagle issued a press release and filed a registration statement on Form S-4 with the SEC, of which this proxy statement/prospectus is a part.
Platinum Eagle’s Board of Directors’ Reasons for the Approval of the Business Combination
On November 12, 2018, our board of directors unanimously (i) approved the signing of the Merger Agreements and the transactions contemplated thereby and (ii) directed that the Merger Agreements, related transaction documentation and other proposals necessary to consummate the business combination be submitted to our shareholders for approval and adoption, and recommended that our shareholders approve and adopt the Merger Agreements, related transaction documentation and such other proposals. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
•
research on industry trends, revenue and operating cost projections and other industry factors;

•
extensive meetings and calls with Target’s management team and representatives regarding operations, company services, major customers, financial prospects, the pipeline of potential new builds and possible acquisitions, among other customary due diligence matters;

•
personal visits to Target’ headquarters in The Woodlands, Texas and facilities throughout South West Texas and Dilley, Texas;

•
review of Target and Signors material business contracts and certain other legal and commercial diligence including discussions with the company’s major customers;

•
Financial and accounting diligence; and

•
creation of an independent financial model in conjunction with management of Target, which was generally consistent with the financial model prepared by Target management and TDR.

Our board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the Platinum Eagle board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of our board of directors may have given different weight to different factors in their evaluation of the business combination.
In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.
•
High-Growth Markets.   We will seek out opportunities in faster-growing segments of developed markets and emerging international markets. Our management has extensive experience operating media businesses and leading transactions in international markets.

•
Business with Revenue and Earnings Growth Potential.   We will seek to acquire one or more businesses that have multiple, diverse potential drivers of revenue and earnings growth, including but not limited to a combination of development, production, digital and distribution capabilities and balance sheet management.

•
Companies with Potential for Strong Free Cash Flow Generation.   We will seek to acquire one or more businesses that have the potential to generate strong and stable free cash flow.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that would disclose that the target business does not meet the above criteria in our shareholder communications related to our initial business combination.
In considering the business combination, Platinum Eagle’s board of directors concluded that it met all the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:
High-Growth Markets.   The combination of Target and Signor will establish the largest network of premier flexible accommodation in the United States, featuring 22 communities with approximately 13,000 beds that has experienced increases in both utilization and pricing since 2016. The companies’ network in the Permian Basin provides great growth prospects for the company as the Permian Basin has experienced a dramatic increase in oil and gas production activity. Based on further third-party data and industry reports, the Permian Basin is likely to experience continued rapid growth for an extended period of time, providing Target Hospitality the business opportunity to service those customers.
Business with Revenue and Earnings Growth Potential.   Target has an attractive financial profile characterized by a combination of strong growth and profitability. From 2016 thru 2019E, the company has achieved and projects an EBITDA CAGR of approximately 25% and expects to grow revenues to approximately $303.5 million. Platinum Eagle believes that Target is well positioned to continue its dynamic growth trajectory as it integrates Target with Signor and expands its network throughout the Permian Basin and beyond.
Visibility and Compelling Unit Economics.   Target operates its business through long-term, “take-or-pay” contracts primarily with well capitalized customers. This has resulted in strong future visibility into revenue, margins and stability of the company for several years into the future. Coupled with these highly reliable contracts is the certainty of payback on invested capital for the construction of new facilities or new expansion for existing facilities.
High EBITDA Margins with Strong Free Cash Flow.   Along with Target’s dynamic growth on both revenue and EBITDA metrics, Target has also demonstrated strong EBITDA margins of over 50%. This is achieved in large part by operating a business with low annual maintenance capital expenditures. The corresponding result is a business that yields a very strong ratio of free cash to EBITDA, which will allow the company to access capital to build new projects and execute new business opportunities as they arise.
Experienced and Motivated Management Team.   Target is led by a seasoned team of industry experts that have re-defined premiere flexible remote accommodations and lodging and the vision to diversify and expand the business to other private and public customer bases.
The combined purchase price for Target and Signor is $1.311 billion consisting of  $562 million in cash and the remaining $749 million paid to the Sellers in the form of shares of Target Hospitality common stock. With an estimated $340 million in net debt at Closing, this represents a market value of equity in excess of 80% of the assets held in Platinum Eagle’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under our Existing Organizational Documents.
Although Platinum Eagle’s board of directors did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party in connection with the business combination, the board of directors relied on the following sources (i) due diligence on Target’s business operations, (ii) detailed channel checks with Target’s customer base, particularly those who have entered into long-term “take-or-pay” contracts with Target, (iii) extensive research reports and data related to the energy sector, which Target greatly serves, with particular emphasis on the Permian and the Bakkan Basins and (iv) Platinum Eagle management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The $1.311 billion purchase price represents 8.0x projected Adjusted EBITDA in 2019, on a pre-money basis. The board of directors concluded that this is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.
The board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
The risk that our public shareholders would vote against the business combination proposal or exercise their redemption rights
The board of directors considered the risk that some of the current public shareholders would vote against the business combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the business combination. The board concluded however, that this risk was substantially mitigated because Platinum Eagle has issued a private placement in the amount of up to $115 million, which represents 51% of the minimum proceeds necessary for closing. Further, and the fact that public shareholders may vote for the business combination proposal while also exercising their redemption rights mitigates incentive for a public shareholder to vote against the business combination proposal, especially to the extent that they hold public warrants which would be worthless if the business combination is not completed.
Our management and directors may have different interests in the business combination than the public shareholders
The board of directors considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our shareholders generally, including the matters described under “— Certain Benefits of Platinum Eagle’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with any target company, (iii) the business combination was structured to permit public shareholders to redeem a substantial portion of our ordinary shares, and (iv) a portion of the founder shares held by the Founder Group have been deferred to an earnout structure based on a certain gradient of gross proceeds raised. Notwithstanding the foregoing, the 80,000 founder shares that will be held by Platinum Eagle’s other directors are not subject to this earnout.
Certain Benefits of Platinum Eagle’s Directors and Officers and Others in the Business Combination
In considering the recommendation of our board of directors in favor of approval of the business combination, it should be noted that our directors and officers have interests in the business combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:
•
the continued right of the Founders to hold our common stock in Target Hospitality following the business combination, subject to certain lock-up provisions;

•
Jeff Sagansky and Eli Baker serving as independent members of the board of directors of Target Hospitality;

•
the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the business combination.

Certain Projected Financial Information
Certain Target Hospitality Forecasts and Performance Targets
Neither Signor nor Target as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of their future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Signor and Target have established certain targets relating to their consolidated results of operations and businesses in connection with the proposed business combination and certain financial forecasts were prepared by Target’s management and made available to its board of directors and to Platinum Eagle.
The targets assume Target Hospitality’s current run-rate is applicable in 2019, with an increase in revenue of  $22.2 million or 7.8%, and an increase in EBITDA of  $16.6 million or 11.1%.
Target Hospitality’s projections for 2019 include an increase in rate of  $0.5, or 0.6%, driven by strength in the Permian region and a 1% increase in utilization also being driven by strength in the Permian region.
The targets also assume the consummation of the business combination. Target Hospitality’s ability to achieve the targets set out below will depend upon a number of factors outside of its control. These include significant business, economic and competitive uncertainties and contingencies, as well as actions taken by counterparties. These targets have been developed based upon assumptions with respect to future business decisions and conditions that are subject to change, including Target Hospitality’s execution of its strategies and service development, as well as growth in the markets in which Target Hospitality operates. As a result, Target Hospitality’s actual results may vary from the targets set out below, and those variations may be material. See also “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors — The estimates and assumptions on which Signor’s and Target’s financial projections for the Target Hospitality business are based may prove to be inaccurate, which may cause Target Hospitality’s future actual results to differ materially from such projections, which may adversely affect Target Hospitality’s future profitability, cash flows and stock price” and “Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.”
Target’s management has identified the following targets with respect to certain financial and operating metrics for the business combination:
•
Fast Growing Business with Strong Momentum: Management estimates that Target Hospitality’s EBITDA will have a compound annual growth rate from 2016 to 2018 of 32% and that Target Hospitality will have an EBITDA margin of more than 50% in 2019, prior to incorporating the impact of any acquisitions or any estimated public company costs. The key value drivers include increased utilization, expansion of existing facilities, and addition of new facilities and acquisitions.

•
High margins and free cash flow, with low annual maintenance CAPEX and high EBITDA to free cash flow conversion.

•
Robust balance sheet to fund business expansion with ample liquidity available to support growth.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Target Hospitality’s business, all of which are difficult to predict and many of which are beyond Target Hospitality’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.
The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by Target’s management. None of Target’s independent registered public accounting firm, Signor’s independent registered public accounting form or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus only because the projections were made available to Platinum Eagle. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Platinum Eagle, Platinum Eagle’s board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination proposal. No person has made or makes any representation or warranty to any Platinum Eagle shareholder regarding the information included in these financial projections. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, PLATINUM EAGLE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The following tables summarize the historical results and future projections of Target Parent and Signor used by the Platinum Eagle board of directors for purposes of its consideration of the business combination:
Target Parent (in thousands)	Year ended December 31,
	2019E	2018E	2017	2016
Net Income (loss)	$34,003	$14,865	$981	$26,909
Income tax expense	8,600	1,100	25,584	17,310
Interest expense (income), net	32,313	19,230	(5,107)	(3,512)
Other depreciation and amortization	3,770	4,133	5,681	5,029
Depreciation of accommodation assets	30,735	31,015	24,464	36,300
EBITDA	109,420	70,344	51,603	82,036
Currency (gains) losses, net	—	136	(91)	—
Restructuring costs	—	18,014	2,180	—
Holdings selling, general and administrative costs	—	9,833	8,771	—
Other expense (income), net	—	(965)	(519)	(392)
Adjusted EBITDA	$109,420	$97,362	$61,944	$81,644

Target Parent (in thousands)	Year ended December 31,
	2019E	2018E	2017	2016
Total gross profit	$96,907	$83,043	$53,046	$61,137
Total depreciation and accommodation assets	30,735	31,015	24,464	36,300
Adjusted gross profit	$127,642	$114,058	$77,510	$97,437

Signor (in thousands)	Year ended December 31,
	2019E	2018E	2017	2016
Net Income	$39,835	$35,518	$14,552	$3,103
Interest expense (income), net	—	300	132	128
Depreciation and accretion	16,643	8,897	3,279	1,971
EBITDA	56,478	44,716	17,963	5,202
Restructuring costs		7,268
Other expense (income), net	—	(3)	9	(1,478)
Adjusted EBITDA	$56,478	$51,981	$17,972	$3,724

Signor (in thousands)	Year ended December 31,
	2019E	2018E	2017	2016
Gross profit	$42,380	$46,137	$18,217	$4,552
Depreciation and accretion	16,643	8,897	3,279	1,971
Adjusted gross profit	$59,022	$55,034	$21,496	$6,523

Certain Estimated Financial Results and Updated Projected Information for Target Hospitality
On February 7, 2019, Target reaffirmed its full year 2018 Adjusted EBITDA estimate for Target Hospitality to Platinum Eagle’s board and increased its full year revenue and Adjusted EBITDA estimates for 2019 for Target Hospitality. The new estimates for 2019 take into account Target’s recent renewal and extension of certain contracts with four major customers, the current status of the planned integration of Signor and other anticipated operational enhancements. The expanded contracts are expected to contribute incremental revenue of approximately $45 million over the life of the contracts, with Target Hospitality’s recognition of a portion of this incremental revenue potentially beginning as early as 2019.
After giving effect to the business combination, Target Hospitality’s full year 2019 revenue is expected to be in the range of  $340 million to $350 million, compared to the prior estimate of  $303.5 million, and Target Hospitality’s full year 2019 Adjusted EBITDA is expected to be in the range of  $175 million to $180 million, compared to the prior estimate of  $165.9 million.
Information reconciling the updated forward-looking Adjusted EBITDA for Target Hospitality to a GAAP financial measure is unavailable without unreasonable effort. Target is not able to provide a reconciliation of the combined company’s forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations cannot be reasonably predicted, such as the provision for income taxes for the combined company. Preparation of such reconciliations would require an updated forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to Target without unreasonable effort.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Platinum Eagle’s Board of Directors’ Reasons for Approval of the Business Combination,” Platinum Eagle’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business combination had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreements.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of Platinum Eagle’s board of directors in favor of approval of the business combination proposal, you should keep in mind that Platinum Eagle’s initial shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to those of Platinum Eagle shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we do not consummate a business combination transaction by January 17, 2020, we will cease all operations except for the purpose of winding up, redeem all of the issued and outstanding public shares for cash and, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,125,000 founder shares owned by our initial shareholders would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because our initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete a business combination within the required period. Our initial shareholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of  $25,000. Upon the Closing, such founder shares will convert into 8,125,000 shares of Target Hospitality common stock, and such securities, if unrestricted and freely tradable would be valued at approximately $82,631,250 based on the closing price of  $10.17 per Class A ordinary share on Nasdaq on February 11, 2019.

•
Simultaneously with the closing of our initial public offering, Platinum Eagle consummated the sale of 5,333,334 private placement warrants at a price of  $1.50 per warrant in a private placement to our initial shareholders and our independent directors at the time of our initial public offering (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing 30 days following the closing of the business combination for one Class A ordinary share at $11.50 per share. If we do not consummate a business combination transaction by January 17, 2020, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public shareholders and the warrants held by our initial shareholders will be worthless. The warrants held by our initial shareholders had an aggregate market value of approximately $6,880,000 based upon the closing price of  $1.29 per warrant on Nasdaq on February 11, 2019.
•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by January 17, 2020.

•
Jeff Sagansky and Eli Baker serving as directors of Target Hospitality after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Target Hospitality board of directors determines to pay to its directors.

•
Our initial shareholders, our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if Platinum Eagle fails to complete an initial business combination by January 17, 2020.

•
In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third-party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•
Following the consummation of the business combination, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Platinum Eagle and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•
Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain our directors’ and officers’ liability insurance.

•
Following consummation of the business combination, our Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Platinum Eagle from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if we fail to consummate a business combination within the required period, our Sponsor and our officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

Potential Purchases of Public Shares and/or Warrants
At any time prior to the general meeting, during a period when they are not then aware of any material nonpublic information regarding Platinum Eagle or its securities, the Platinum Eagle initial shareholders, Target Parent and/or its affiliates and Signor Parent and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Platinum Eagle’s ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of that (i) the proposals presented to shareholders for approval at the general meeting are approved and/or (ii) that Platinum Eagle satisfy the minimum cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Platinum Eagle initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Platinum Eagle’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the general meeting.
If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Platinum Eagle will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent Platinum Eagle’s good faith estimate of such amounts assuming a closing as of the indicated date.
(U.S. dollars in thousands) Sources		Uses
Debt Financing(1)	$340,000	Purchase of Target Parent(5)	$820,000
Equity Offering	$80,000
Trust Account(2)	$328,851	Purchase of Signor(4)	$491,000
Equity Issued to Algeco Seller(3)	$111,149
Equity Issued to Arrow Seller(4)	$491,000	Fees and expenses	$40,000
Total sources	$1,351,000	Total uses	$1,351,000

(1)
Consists of  $425 million committed by the Commitment Parties, including the New ABL Facility of $125 million, of which $40 million will be funded at the Closing, and a $300 million Bridge Facility.

(2)
Assumes none of the ordinary shares are redeemed in connection with the business combination.

(3)
Consists of 11,114,949 shares of Target Hospitality common stock valued at $10.00 per share issued to the Algeco Seller as partial consideration in the business combination.

(4)
Consists of 49,100,000 shares of Target Hospitality common stock valued at $10.00 per share issued to the Arrow Seller as consideration in the business combination. See Note (5) below.

(5)
Consists of 11,114,949 shares of Target Hospitality common stock and $708,850,510 of cash. Pursuant to the Target Merger Agreement, the number of shares of common stock being issued to the Algeco Seller has been adjusted to give effect to the receipt of  $80 million in expected proceeds from the Equity Offering.

Board of Directors of the Company Following the Business Combination
Upon consummation of the business combination, we anticipate that the board of directors of Target Hospitality will consist of seven directors. See the section entitled “Management of Target Hospitality Following the Business Combination” for additional information.
Name; Headquarters
The name of the company after the business combination will be Target Hospitality Corp. and our headquarters will be located at 2170 Buckthorne Place, Suite 440, The Woodlands, Texas.
Anticipated Accounting Treatment
The business combination will be accounted for as a reverse acquisition under the purchase method of accounting, with Target Parent being treated as the accounting acquirer. Consequently, Target Parent’s consolidated financial statements will become the historical financial statements of the registrant following consummation of the business combination, with the transaction treated as a recapitalization.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“It was resolved, as an ordinary resolution, that the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Target Merger Agreement”), by and among the Company, Topaz Holdings LLC, a Delaware limited liability company (f/k/a Topaz Holdings Corp.) and a wholly-owned subsidiary of the Company (the “Holdco Acquiror,” and, together with the Company and Signor Merger Sub (defined below), the “Acquirors”), Algeco Investments B.V., a Netherlands besloten vennotschap (“Algeco Seller”), Arrow Bidco, LLC, a Delaware limited liability company (“Arrow Bidco”), and Algeco US Holdings LLC, a Delaware limited liability company (“Target Parent”), the owner of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”), pursuant to which Target Parent will merge with and into Arrow Bidco, with Arrow Bidco surviving the merger, and (ii) the agreement and plan of merger, dated as of November 13, 2018, as may be amended from time to time (the “Signor Merger Agreement” and, together with the Target Merger Agreement, the “Merger Agreements”), by and among the Company, the Holdco Acquiror, Signor Merger Sub LLC, a Delaware limited liability company (f/k/a Signor Merger Sub Inc.) and wholly-owned subsidiary of the Company and sister company to the Holdco Acquiror (“Signor Merger Sub”), Arrow Holdings S.a.r.l., a Luxembourg société à responsabilité limitée (“Arrow Seller” and, together with the Algeco Seller, the “Sellers”), and Arrow Parent Corp., a Delaware corporation (“Signor Parent”)), the owner of Arrow Bidco and owner of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), pursuant to which Signor Merger Sub will merge with and into Signor Parent, with Signor Parent, as sole parent of Arrow Bidco, surviving the merger, be approved and adopted in all respects.”
Vote Required for Approval
The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
Recommendation of the Platinum Eagle Board of Directors
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PLATINUM EAGLE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “— Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the business combination proposal is approved, then Platinum Eagle is asking its shareholders to approve the domestication proposal. Under the Merger Agreements, the approval of the domestication proposal is also a condition to the consummation of the business combination. If, however, the domestication proposal is approved, but the business combination proposal is not approved, then neither the domestication nor the business combination will be consummated.
As a condition to closing the business combination pursuant to the terms of the Merger Agreements, the board of directors of Platinum Eagle has unanimously approved a change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “domestication”). To effect the domestication, Platinum Eagle will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Platinum Eagle will be domesticated and continue as a Delaware corporation and will continue to be named “Platinum Eagle Acquisition Corp.” On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
The domestication proposal, if approved, will approve a change of Platinum Eagle’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware and the adoption of the Interim Domestication Charter. Accordingly, while Platinum Eagle is currently governed by the Cayman Islands Companies Law, upon domestication and the Closing, Platinum Eagle Delaware and Target Hospitality, respectively, will be governed by the DGCL.
There are differences between the Existing Organizational Documents and the Interim Domestication Charter arising from, among other things, the differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law. These changes will be implemented if our shareholders approve this domestication proposal. As such, we urge shareholders to carefully consult the Interim Domestication Charter, a form of which is attached hereto as Annex C-2, and the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” The Interim Domestication Charter will not materially alter the substantive rights contained in the Existing Organizational Documents, including:
•
the authorized capitalization, par value and outstanding capitalization;

•
the date by which a business combination or an executed letter of intent, agreement in principle or definitive agreement for a business combination, must be completed;

•
the stockholder approval and redemption requirements related to a business combination;

•
the redemption rights of stockholders if we do not complete a business combination;

•
the ratio at which the Platinum Eagle Delaware Class B common stock will convert to Platinum Eagle Delaware Class A common stock;

•
the stockholders who will be entitled to elect directors until the closing of an initial business combination; and

•
how and why directors may be removed.

Additionally, we note that if the domestication proposal is approved, then Platinum Eagle will also ask its shareholders to approve the organizational documents proposals (discussed below), which, if approved, will approve the material differences between the Existing Organizational Documents and the Proposed Organizational Documents. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “The Organizational Documents Proposals,” the Existing Organizational Documents of Platinum Eagle, attached hereto as Annex C-1 and the Proposed Organizational Documents of Target Hospitality, attached hereto as Annexes D and E, respectively.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to Platinum Eagle Delaware and, following the Closing, Target Hospitality that will arise as a result of a change of domicile to Delaware. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Platinum Eagle and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and 60% of all Fortune 500 companies are incorporated in Delaware.

•
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to Target Hospitality, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Target Hospitality’s shareholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. Target Hospitality’s incorporation in Delaware may make Target Hospitality more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Target Hospitality to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Platinum Eagle as a result of domestication. The business, capitalization, assets and liabilities and financial statements of Target Hospitality immediately following the domestication will be the same as those of Platinum Eagle immediately prior to the domestication.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“It was resolved, as special resolutions, that (i) Platinum Eagle Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Platinum Eagle Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware and (i) conditional upon, and with effect from, the registration of Platinum Eagle Acquisition Corp. in the State of Delaware as a corporation with the laws of the State of Delaware, the Amended and Restated Articles of Association of Platinum Eagle Acquisition Corp. currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Interim Domestication Charter of Platinum Eagle Acquisition Corp. annexed to the proxy statement dated February 19, 2019.”
Vote Required for Approval
The approval of the domestication proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
The domestication proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the domestication proposal will have no effect, even if approved by our public shareholders.
Recommendation of the Platinum Eagle Board of Directors
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATINUM EAGLE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Platinum Eagle’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

THE ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
If the domestication proposal is approved and the business combination is to be consummated, Platinum Eagle will replace the Existing Organizational Documents, under the Cayman Islands Companies Law, with the Interim Domestication Charter, under the DGCL. In connection with the Closing, which is expected to be effectuated three calendar days following the domestication, Platinum Eagle Delaware will replace the Interim Domestication Charter with the Proposed Organizational Documents of Target Hospitality. As noted in “The Domestication Proposal” above, the Interim Domestication Charter will not materially alter the substantive rights contained in the Existing Organizational Documents. However, there will be material differences between the Existing Organizational Documents and the Proposed Organizational Documents.
As such, Platinum Eagle’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals (collectively, the “organizational documents proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The organizational documents proposals are conditioned on the approval of the domestication proposal, and, therefore, also conditioned on approval of the business combination proposal. Therefore, if the business combination proposal and the domestication proposal are not approved, the organizational documents proposals will have no effect, even if approved by our public shareholders.
Organizational Documents Proposal A — Authorized Capital Stock
In connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents, Platinum Eagle’s shareholders are being asked to approve the provision in the Proposed Charter changing the authorized share capital from $40,100 divided into 380,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares to authorized capital stock of 401,000,000 shares, consisting of  (x) 400,000,000 shares of Target Hospitality common stock and (y) 1,000,000 shares of preferred stock.
Organizational Documents Proposal B — Approval of Proposal Relating to the Ability of Stockholders to Call a Special Meeting
In connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents, Platinum Eagle’s shareholders are being asked to approve the provisions in the Proposed Bylaws, pursuant to which only (i) the board of directors, (ii) the chairperson of the board of directors or (iii) the chief executive officer may call a meeting of stockholders. Under the Proposed Organizational Documents, Target Hospitality’s stockholders have no power to call a special meeting.
Organizational Documents Proposal C — Approval of Other Changes in Connection With Adoption of the Proposed Organizational Documents
In connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents, Platinum Eagle’s shareholders are being asked to approve all other material differences between the Existing Organizational Documents and the Proposed Organizational Documents in connection with the Closing, including, among other things, (i) changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iii) granting a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors and (iv) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.
Reasons for the Approval of the Organizational Documents Proposals
Authorized Stock
Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, Organizational documents proposal A, if approved, would also adequately address the needs of Target Hospitality after the business combination.
Approval of Proposal Relating to the Ability of Stockholders to Call a Special Meeting
Our board of directors believes it is in the best interests of Platinum Eagle to approve organizational documents proposal B because these changes are necessary to adequately address the needs of Target Hospitality after the business combination. Limiting the stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the board of directors’ consent or to call a stockholders meeting to otherwise advance minority stockholders’ agenda. The amendment is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless the board of directors, chairperson of the board of directors or chief executive officer determines such expense and management focus is warranted.
Classified Board
Our board of directors believes that a classified board of directors (i) increases board continuity and the likelihood that experienced board members with familiarity of Target Hospitality’s business operations would serve on the board at any given time, (ii) ensures that control of the board would not abruptly shift in the event of a sudden acquisition of a substantial portion of Target Hospitality’s common stock by an unrelated person, group or entity and (iii) makes it more difficult for a potential acquiror or other person, group or entity to gain control of Target Hospitality’s board of directors.
Corporate Name and Perpetual Existence
Our board of directors believes that changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual is desirable to reflect the business combination with Target and Signor and to clearly identify Target Hospitality as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for Target Hospitality following the business combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Target Hospitality in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the domestication, Target Hospitality will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra- corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Waiver of Corporate Opportunities
Our board of directors believes that granting this waiver is essential to our ability to retain and attract qualified non-employee directors. We expect that qualified non-employee directors would likely engage in business activities outside of Target Hospitality and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of Target Hospitality. Our board of directors believes that without such a waiver, qualified non-employee directors could be dissuaded from serving on Target Hospitality’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to Target Hospitality and its affiliates). Our board believes that the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for Target Hospitality and what constitutes a commercial opportunity that a non-employee director may otherwise pursue in his or her individual capacity, and that such clarity will enable Target Hospitality to attract and retain qualified non-employee directors.
Blank Check Company
Our board of directors has determined it is in the best interest of Platinum Eagle to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve Platinum Eagle and allow it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for Target Hospitality.
Comparison of Existing Organizational Documents to Proposed Organizational Documents
The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents for Target Hospitality. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Platinum Eagle, attached to this proxy statement/prospectus as Annex C-1 and the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex D and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex E. All shareholders are urged to read each of the Proposed Organizational Documents in their entirety for a more complete description of their terms as well as the Interim Domestication Charter, a form of which is attached to this proxy statement/prospectus as Annex C-2. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we urge shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	Existing Organizational Documents	Proposed Organizational Documents
Authorized Capital Stock (Organizational Documents Proposal A)	The Existing Organizational Documents provide for share capital of $40,100 divided into 380,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each and 1,000,000 preferred shares of a par value of $0.0001 each. See paragraph 5 of the Existing Organizational Documents.	The Proposed Organizational Documents provide for authorization to issue 401,000,000 shares, consisting of The Proposed Organizational Documents provide for authorization to issue 401,000,000 shares, consisting of (x) 400,000,000 shares of Target Hospitality common stock, par value $0.0001 per share, and (y) 1,000,000 shares of preferred stock, par value $0.0001 per share. See Article 5 of the Proposed Charter.
Ability of Stockholder to Call a Special Meeting (Organizational Documents Proposal B)	The Existing Organizational Documents provide that the board of directors shall, on a shareholders’ requisition, proceed to convene an	The Proposed Organizational Documents do not permit the stockholders of Target Hospitality to call a special meeting. See Article 1.3

	Existing Organizational Documents	Proposed Organizational Documents
	extraordinary general meeting of Platinum Eagle, provided that the requesting shareholder holds not less than 10% in par value of the issued shares entitled to vote at a general meeting. See Article 20.4 of the Existing Organizational Documents.	of the Proposed Bylaws.
Corporate Name (Organizational Documents Proposal C)	The Existing Organizational Documents provide the name of the company is “Platinum Eagle Acquisition Corp.” See paragraph 1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide the new name of the corporation to be “Target Hospitality Corp.” See Article 1 of the Proposed Charter.
Perpetual Existence (Organizational Documents Proposal C)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in our Existing Organizational Documents) by January 17, 2020, Platinum Eagle shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account. See Article 49.4 of the Existing Organizational Documents.	The Proposed Organizational Documents do not include any provisions relating to Target Hospitality’s ongoing existence; under the DGCL, Target Hospitality’s existence will be perpetual.
Exclusive Jurisdiction (Organizational Documents Proposal C)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article 9.1 of the Proposed Charter
Corporate Opportunities (Organizational Documents Proposal C)	The Existing Organizational Documents contain certain allowances in relation to entering into a business combination (as defined in such documents) with an affiliate of our Sponsor or our own directors or executive officers. See Article 49.11 of the Existing Articles.	The Proposed Organizational Documents grant a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors, or their affiliates (although Target Hospitality does not renounce any interest or expectancy in business opportunities presented to a non-employee director solely in his or her capacity as a director). See Article 11 of the Proposed Charter.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal C)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination. See Article 49 of the Existing Organizational Documents.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the business combination, as we will cease to be a blank check company at such time.

Resolution to be Voted Upon
The full text of the resolutions to be passed are as follows:
“It was resolved, as a special resolution, that, assuming the business combination proposal and the domestication proposal are approved and adopted, the Interim Domestication Charter of Platinum Eagle Acquisition Corp. annexed to the proxy statement dated February 19, 2019 be amended to change the authorized share capital from $40,100 divided into 380,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), and 1,000,000 preferred shares, par value $0.0001 per share (“preferred shares”), to authorized capital stock of 401,000,000 shares, consisting of  (x) 400,000,000 shares of common stock, par value $0.0001 per share (“Target Hospitality common stock”) and (y) 1,000,000 shares of preferred stock.”
“It was resolved, as a special resolution, that, assuming the business combination proposal and the domestication proposal are approved and adopted, the Interim Domestication Charter of Platinum Eagle Acquisition Corp. annexed to the proxy statement dated February 19, 2019 be amended to approve the provision in the Proposed Bylaws annexed to the proxy statement dated February 19, 2019 authorizing that only the board of directors, chairperson of the board of directors or the chief executive officer may call a meeting of stockholders.”
“It was resolved, as a special resolution, that, assuming the business combination proposal and the domestication proposal are approved and adopted, the Interim Domestication Charter of Platinum Eagle Acquisition Corp. annexed to the proxy statement dated February 19, 2019 be amended to approve all other material differences between the Existing Organizational Documents and the Proposed Organizational Documents in connection with the Closing including, among other things, (i) changing the post-business combination corporate name from “Platinum Eagle Acquisition Corp.” to “Target Hospitality Corp.” and making Target Hospitality’s corporate existence perpetual, (ii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iii) granting a waiver regarding corporate opportunities to Target Hospitality’s non-employee directors and (iv) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which Platinum Eagle’s board of directors believe are necessary to adequately address the needs of Target Hospitality after the business combination.
“It was resolved, as an ordinary resolution, that, assuming the business combination proposal, the domestication proposal and the organizational documents proposals are approved and adopted, the Interim Domestication Charter of Platinum Eagle Acquisition Corp. annexed to the proxy statement dated February 19, 2019 currently in effect be amended and restated by its deletion in its entirety and the substitution in its place of the Proposed Organizational Documents annexed to the proxy statement dated February 19, 2019.”
Vote Required for Approval
The approval of organizational documents proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
Recommendation of the Platinum Eagle Board of Directors
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATINUM EAGLE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL
Overview
Assuming the business combination proposal, the domestication proposal and each of the organizational documents proposals are approved, our shareholders are also being asked to approve, by ordinary resolution, the stock issuance proposal.
Platinum Eagle’s units, Class A ordinary shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for the issuance of  (x) shares of Target Hospitality common stock to (i) Algeco Seller pursuant to the terms of the Target Merger Agreement and (ii) Arrow Seller pursuant to the terms of the Signor Merger Agreement, and (y) Class A ordinary shares by Platinum Eagle to certain institutions and accredited investors in connection with the Equity Offering in order to comply with the applicable listing rules of Nasdaq.
Reasons for the Approval of the Stock Issuance Proposal
We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, Target Hospitality may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the business combination. Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Effect of the Proposal on Current Shareholders
In the event that this proposal is not approved by Platinum Eagle shareholders, the business combination may not be consummated. In the event that this proposal is approved by Platinum Eagle shareholders, but the Merger Agreements are terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Merger Agreements, Target Hospitality will not issue the shares of common stock.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“It was resolved, as an ordinary resolution, that, assuming the business combination proposal, the domestication proposal and the organizational documents proposals are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of  (x) shares of Target Hospitality common stock to (i) Algeco Seller pursuant to the terms of the Target Merger Agreement, (ii) Arrow Seller pursuant to the terms of the Signor Merger Agreement, and (y) Class A ordinary shares to certain institutions and accredited investors in connection with the Equity Offering, in each case as described in the proxy statement dated February 19, 2019 be approved and adopted in all respects.”

Vote Required for Approval
The approval of the stock issuance proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
The stock issuance proposal is conditioned on the approval of the organizational documents proposals, and, therefore, also conditioned on approval of the domestication proposal and the business combination proposal. Therefore, if the business combination proposal, the domestication proposal and the organizational documents proposals are not approved, the stock issuance proposal will have no effect, even if approved by our public shareholders.
Recommendation of the Platinum Eagle Board of Directors
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATINUM EAGLE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE AWARD PLAN PROPOSAL
Overview
Prior to the consummation of the business combination, we expect that our board of directors will approve and adopt, subject to shareholder approval, the Target Hospitality Corp. 2019 Incentive Award Plan (the “Incentive Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F. Our board of directors is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below.
Purpose of the Incentive Plan
The purpose of the Incentive Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our shareholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the Incentive Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Reasons for the Approval of the Incentive Award Plan Proposal
Shareholder approval of the Incentive Plan is necessary in order for us to (1) meet the shareholder approval requirements of Nasdaq, and (2) grant incentive stock options (“ISOs”) thereunder.
Specifically, approval of the Incentive Plan will constitute approval of the material terms of the Incentive Plan pursuant to the shareholder approval requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), relating to ISOs.
If shareholders do not approve this proposal, the Incentive Plan will not become effective and we will not be able to grant equity awards under the Incentive Plan.
Material Terms of the Incentive Plan
The material terms of the Incentive Plan, as currently contemplated by our board of directors, are summarized below. As noted above, our board of directors is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F.
Administration.   The compensation committee of our board of directors (the “Compensation Committee”) will administer the Incentive Plan. The Compensation Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Incentive Plan.
Eligibility.   In general, employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of Target Hospitality or its affiliates are eligible to participate in the Incentive Plan.
Number of Shares Authorized.   The Incentive Plan provides for an aggregate of 4,000,000 shares of Target Hospitality common stock to be delivered. No more than 1,500,000 shares of Target Hospitality common stock may be granted under the Incentive Plan to any participant during any fiscal year with respect to stock options and stock appreciation rights (“SARs”), no more than 1,500,000 shares of Target Hospitality common stock may be granted under the Incentive Plan to any participant during any fiscal year with respect to performance compensation awards that are restricted stock, restricted stock units or stock bonus awards. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of  $600,000, provided that the Board may make exceptions to this limit for a non-executive Chair of the Board. Shares of Target Hospitality common stock underlying awards under the Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. In the event that any award is exercised through the tendering of common stock or by the withholding of common stock by Target Hospitality, or that withholding tax liabilities arising from such award are satisfied by the tendering of common stock or by the withholding of common stock by Target Hospitality, then in each case the shares of common stock so tendered or withheld shall be added to the shares of common stock available for grant under the Incentive Plan on a one-for-one basis. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Target Hospitality common stock reserved for issuance under the Incentive Plan, the number of shares of Target Hospitality common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.
The Incentive Plan will have a term of ten years from the date it is approved by shareholders and no further awards may be granted under the Incentive Plan after that date.
Awards Available for Grant.   The Committee may grant awards of nonqualified stock options, ISOs, SARs, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options.   The Committee will be authorized to grant options to purchase shares of Target Hospitality common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. In general, the exercise price per share of Target Hospitality common stock for each option granted under the Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Incentive Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option (including any options granted under the Incentive Plan prior to the present amendment and restatement that are currently outstanding) would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is thirty (30) calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Unless otherwise provided in an award agreement, options granted under the Incentive Plan will vest on the fourth anniversary of the grant date. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Committee may determine to be appropriate.
Stock Appreciation Rights.   The Committee will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Target Hospitality common stock or any combination of cash and shares of Target Hospitality common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the Committee and reflected in the award agreement. Unless otherwise provided in an award agreement, SARs granted pursuant to the Incentive Plan will vest and become exercisable on the fourth anniversary of the grant date.
Restricted Stock.   The Committee will be authorized to award restricted stock under the Incentive Plan. Unless otherwise provided by the Committee and specified in an award agreement, restrictions on restricted stock will lapse after four years of service with us. The Committee will determine the terms of such restricted stock awards, including any dividend or voting rights. Restricted stock is shares of Target Hospitality common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Committee shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Target Hospitality common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.   The Committee will be authorized to award restricted stock unit awards under the Incentive Plan. Unless otherwise provided by the Committee and specified in an award agreement, restricted stock units will vest after four years of service with us. The Committee will determine the terms of such restricted stock units, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of Target Hospitality common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Target Hospitality common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Target Hospitality common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).
Stock Bonus Awards.   The Committee will be authorized to grant awards of unrestricted shares of Target Hospitality common stock or other awards denominated in shares of Target Hospitality common stock, either alone or in tandem with other awards, under the Incentive Plan, on such terms and conditions as the Committee may determine.
Performance Compensation Awards.   The Committee will be authorized to grant any award, including in the form of cash, under the Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The Committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
•
Net earnings or net income (before or after taxes);

•
basic or diluted earnings per share (before or after taxes);

•
net revenue or revenue growth;

•
gross profit or gross profit growth;

•
operating profit (before or after taxes);

•
return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•
cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

•
financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities;

•
earnings before or after taxes, interest, depreciation, and/or amortization;

•
gross or operating margins;

•
productivity ratios;

•
share price (including, but not limited to, growth measures and total shareholder return);

•
expense targets;

•
margins;

•
productivity and operating efficiencies;

•
objective measures of customer satisfaction;

•
customer growth;

•
working capital targets;

•
measures of economic value added;

•
inventory control;

•
enterprise value;

•
sales;

•
debt levels and net debt;

•
combined ratio;

•
timely launch of new facilities;

•
client retention;

•
employee retention;

•
timely completion of new product rollouts;

•
cost targets;

•
reductions and savings;

•
productivity and efficiencies;

•
strategic partnerships or transactions;

•
objective measures of personal targets, goals or completion of projects; or

•
any combination of the foregoing.

The Committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.
Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination.   In general, our Board may amend, suspend or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.   Except as otherwise provided in an award agreement or the Incentive Plan, if a participant experiences a “Qualifying Termination” (as defined in the Incentive Plan), in the event of a “Change in Control” (as defined in the Incentive Plan), the Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Incentive Plan will become fully vested and performance compensation awards will vest based on the level of attainment of the specified performance goals. The Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a Change in Control.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted a non-qualified stock option under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Stock Appreciation Rights.   Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock and Stock Bonus Award.   A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price, if any, paid for the restricted stock. Stock bonus awards are taxed in a similar manner as when a restricted stock award is no longer subject to a substantial risk of forfeiture.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, for the restricted stock, and we or our subsidiaries or affiliates will be entitled to a deduction for the same amount.
Restricted Stock Units.   A participant will not recognize taxable income at the time of the grant of the restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Cash-Based Awards.   A participant generally will not recognize taxable income at the time of the grant of a cash-based award, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When any such cash-based award is paid, whether in cash or common stock, the participant will have ordinary income equal to the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Section 409A of the Code.
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Grants of awards under the Incentive Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“It was resolved, as an ordinary resolution, that, assuming the business combination proposal, the domestication proposal, the organizational documents proposals and stock issuance proposal are approved and adopted, the Target Hospitality Corp. 2019 Incentive Award Plan be approved and adopted in all respects.”
Recommendation
Our board of directors believes that the Incentive Plan will provide us with the continued ability to link participants’ pay to shareholder returns, is a critical compensation component in our ability to attract, retain and motivate employees by aligning their interests with the interests of our shareholders.
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATINUM EAGLE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL
The adjournment proposal allows Platinum Eagle’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the condition precedent proposals or we determine that if one or more of the closing conditions under the Merger Agreements has not been satisfied. See “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the adjournment proposal is presented to the general meeting and is not approved by the shareholders, Platinum Eagle’s board of directors may not be able to adjourn the general meeting to a later date in the event that based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the condition precedent proposals or if one or more of the closing conditions under the Merger Agreements has not been satisfied. In such events, the business combination would not be completed.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“It was resolved, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Merger Agreements is not satisfied or waived be approved and adopted in all respects.”
Vote Required for Approval
The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.
The adjournment proposal is not conditioned upon any other proposal.
Recommendation of the Platinum Eagle Board of Directors
THE PLATINUM EAGLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of Platinum Eagle’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Platinum Eagle and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Platinum Eagle’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:
•
the acquisition of Signor by Arrow Seller;

•
the reverse acquisition of Target Parent and Signor Parent by Platinum Eagle, collectively (the “Business Combination”); and

•
the Debt Financing

Platinum Eagle is a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Platinum Eagle has neither engaged in any operations nor generated any revenue to date. Based on its business activities, Platinum Eagle is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
The following describes the above entities:
Target Parent
Target Parent was formed in September 2017. Target Parent, a limited liability company incorporated under the laws of Delaware, owns 100% of Target. Target Parent is owned by Algeco Global which is ultimately owned by a group of investment funds managed by TDR. On November 28, 2017, in a restructuring transaction of entities under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and another subsidiary’s net assets from WSII and incorporated as a new division under the direct ownership of Target Parent effective as of December 22, 2017. Founded in 2006, Target is one of the largest suppliers of turnkey workforce services and housing solutions in North America. Target provides temporary living accommodations and comprehensive community services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management and laundry service.
Arrow Seller
Arrow Seller is a holding company owned by TDR through a group of its managed funds and related subsidiaries. On September 6, 2018, Arrow Seller acquired Signor, a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce community facilities located primarily throughout Texas. Signor’s customers are primarily companies for which it provides workforce housing. Signor’s assets consist of housing facilities, equipment and infrastructure that provide workforce housing in oil and gas basins in the United States. The acquisition of Signor by Arrow Bidco was accounted for as a business combination under ASC 805 and Arrow Bidco recorded the assets acquired and liabilities assumed at fair value on a preliminary basis.
Description of the Business Combination
Pursuant to the terms of the Merger Agreements, Platinum Eagle, through its wholly-owned subsidiary, Topaz Holdings LLC, has agreed to acquire all of the equity interests of Target Parent and Signor Parent from the Algeco Seller and Arrow Seller, respectively, for approximately $1.311 billion, financed partly with Platinum Eagle’s IPO funds currently held in a trust account as well as leverage from a debt instrument and additional equity offering where necessary. Upon the closing of the business combination, Platinum Eagle will own 100% of Topaz Holdings LLC which will own 100% of Arrow Bidco, which will own 100% of each of Signor and Target, respectively, which will be sister companies below Arrow Bidco.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Platinum Eagle will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Target Parent and Signor Parent issuing stock for the net assets of Platinum Eagle, accompanied by a recapitalization. The net assets of Platinum Eagle will be stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to and on the closing of the business combination, Target Parent and Signor Parent are entities under ultimate TDR ownership resulting in common control. TDR is the ultimate parent of Target Parent; TDR owns 76% percent of Target Parent and the other 24% is held through TDR affiliated entities. TDR owns 100% of Arrow Seller. Upon the closing of the business combination, TDR will have majority ownership in the combined company. As such, the business combination assumes Target Parent and Signor Parent are “one” target versus separate targets to reflect the common control ownership by TDR. Target Parent and Signor Parent, deemed “one” target for purposes of the accounting acquirer determination, have been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:
•
Target Parent and Signor Parent’s senior management will comprise the senior management of the combined company;

•
TDR, through the Algeco and Arrow Sellers, will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios;

•
The combined company’s board of directors will initially consist of seven directors, four of which will be selected by TDR and two held by TDR;

•
Target Parent and Signor Parent’s subsidiaries will comprise the ongoing operations of the combined company;

•
Target Parent and Signor Parent are larger individually and in the aggregate than Platinum Eagle;

•
The combined company’s headquarters will be that of Target Parent.

Consideration of  $1.311 billion will consist of  (A) Cash Consideration of  $562 million and (B) the remaining $749 million will be paid to the Sellers in the form of shares of Target Hospitality common stock, par value $0.0001, with (i) 25.8 million shares delivered to the Algeco Seller and (ii) 49.1 million shares delivered to the Arrow Seller. The Cash Consideration shall come from the following sources: (1) the gross proceeds from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds of new debt financings in an amount equal to at least $340 million; and (3) in each case upon the prior written consent of the Sellers, which may be granted in their sole discretion, at least $80 million gross proceeds from an Equity Offering and Backstop Offering. The Cash Consideration payable to the Algeco Seller will be increased to the extent any cash on the balance sheet of the combined business of Signor and Target, after giving effect to the business combination, the redemptions from the Trust Account, the proceeds from the Equity Offering and the proceeds from the Backstop Offering, if any, exceeds $5.0 million. In the event the Cash Consideration is increased, the Stock Consideration paid to Algeco Seller will be decreased on a dollar for dollar basis. Notwithstanding the foregoing, in no event shall the Cash Consideration be less than $562.0 million, but depending upon the amount of redemptions and additional equity raised through the Equity Offering and Backstop Offering, if any, the Cash Consideration and Stock Consideration will be adjusted accordingly.
The following represents the aggregate consideration (in thousands):
	No Redemption Amounts	Maximum Redemption Amounts
Cash paid to Algeco Seller	$708,851	$605,000
Stock Issuance to Algeco Seller, at $10 per share	111,149	215,000
Stock Issuance to Arrow Seller, at $10 per share	491,000	491,000
Total Consideration	$1,311,000	$1,311,000

Platinum Eagle has no specified maximum redemption threshold; however, the consummation of the business combination is conditioned upon, among other things, availability of at least $225 million of cash in the Company’s trust account, after giving effect to redemptions and equity offerings. Furthermore, in no event will the Company redeem public shares in an amount that would cause net tangible assets to be less than $5,000,001. The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption:
•
Assuming No Redemption — This presentation assumes that no current Platinum Eagle public shareholders exercise redemption rights with respect to their shares for a pro rata portion of the funds in Platinum Eagle’s trust account at the Closing.

•
Assuming Maximum Redemption — This presentation gives effect to Platinum Eagle public shareholders redeeming approximately 10.3 million shares for aggregate redemption payments of $103.9 million. Aggregate redemption payments of  $103.9 million calculated as $328.9 million in trust account per the pro forma condensed combined balance sheet less $225 million required available cash from the trust account. Public redemption shares of approximately 10.3 million shares calculated as $103.9 million redemption payments divided by estimated per share redemption value of  $10.12 ($328.9 million in trust account divided by 32.5 million outstanding Platinum Eagle public shares).

Concurrently with the signing of the Merger Agreements, the Company entered into subscriptions to sell 8.0 million Common A Shares to investors. The table below has been updated to reflect this.
The following summarizes the pro forma common shares outstanding under the no redemption and maximum redemption scenarios (in thousands):
	No Redemption		Maximum Redemption
	Shares	%	Shares	%
Platinum Eagle Public Shareholders	32,500	30%	22,237	21%
Platinum Eagle Founders and Harry Sloan	6,000	6%	5,400	5%
Independent Directors	80	0%	80	0%
Total Platinum Eagle	38,580	36%	27,717	26%
Algeco Seller	11,115	10%	21,500	20%
Arrow Seller	49,100	46%	49,100	46%
Total TDR	60,215	56%	70,600	66%
PIPE Investor(s)	8,000	8%	8,000	8%
Total Shares at Closing [excluding shares held in escrow]	106,795	100%	106,317	100%
Other – Escrow Shares	2,045		2,645
Total Shares at Closing [including shares held in escrow]	108,840		108,962

Platinum Eagle Acquisition Corporation
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2018
(Amounts in thousands of U.S. dollars)
	Platinum Eagle (Historical)	Target Parent (Historical)	Signor Parent (Historical) (2a)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)		Combined Pro Forma (assuming max redemption)
ASSETS
Current assets:
Cash and cash equivalents	$477	$3,982	$8,830	$328,325	2b	$—	$(103,851)	2q	$—
				328,851	2c		103,851	2j
				(17,719)	2e
				(11,375)	2i
				(12,520)	2i
				(708,851)	2j
				80,000	2n
Accounts receivable, net	—	30,088	8,975	(436)	2o	38,627	—		38,627
Related party receivable	—	—	2,104	(2,104)	2o	—	—		—
Notes due from affiliates	—	3,215	—	(3,215)	2o	—	—		—
Prepaid expenses and other current assets	97	6,310	250	(4,100)	2d	2,557	—		2,557
Notes due from officers	—	770	—	(770)	2p	—	—		—
Total current assets	574	44,365	20,159	(23,914)		41,184	—		41,184
Restricted cash	—	—	257	—		257	—		257
Cash and investments held in trust accounts	328,851	—	—	(328,851)	2c	—	—		—
Property, plant and equipment, net	—	241,809	71,950	—		313,759	—		313,759
Land held for investment	—	—	7,560	—		7,560	—		7,560
Goodwill	—	8,065	28,278	—		36,343	—		36,343
Intangible assets, net	—	35,384	95,532	—		130,916	—		130,916
Deferred tax assets	—	19,285	2,015	(128)	2m	21,172	—		21,172
Notes due from affiliates	—	55,742	—	(55,742)	2d	—	—		—
Notes due from officers	—	958	—	(958)	2p	—	—		—
Total assets	$329,425	$405,608	$225,751	$(409,593)		$551,191	$—		$551,191

Platinum Eagle Acquisition Corporation
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)
As of September 30, 2018
(Amounts in thousands of U.S. dollars)
	Platinum Eagle (Historical)	Target Parent (Historical)	Signor Parent (Historical) (2a)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)		Combined Pro Forma (assuming max redemption)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$13,120	$2,021	$(2,104)	2o	$13,037	$—		$13,037
Accrued expenses	168	40,123	4,910	(200)	2e	30,365	—		30,365
				(16,700)	2f
				2,064	2i
Related party payable	—	—	3,651	(3,651)	2o	—	—		—
Deferred revenue and customer deposits	—	16,953	304	—		17,257	—		17,257
Current portion of long-term debt	—	5,952	457	—		6,409	—		6,409
Notes due to affiliate	—	33,726	—	(33,726)	2f	—	—		—
Total current liabilities	168	109,874	11,343	(54,317)		67,068	—		67,068
Long-term debt	—	17,519	108,068	328,325	2b	436,393	—		436,393
				(17,519)	2e
Notes due to affiliate	—	221,000	—	(221,000)	2f	—	—		—
Deferred underwriting compensation	11,375	—	—	(11,375)	2i	—	—		—
Deferred revenue and customer deposits	—	22,493	—	—		22,493	—		22,493
Asset retirement obligation	—	2,013	—	—		2,013	—		2,013
Other non-current liabilities	—	78	543	—		621	—		621
Total liabilities	11,543	372,977	119,954	24,114		528,588	—		528,588
Class A ordinary shares subject to possible redemption	312,882	—		(312,882)	2g	—	—		—
Preferred shares	—	—		—		—	—		—
Class A ordinary shares	—	—		6	2k	7	1	2k	8
				1	2h
Class B ordinary shares	1	—		(1)	2h	—	—		—
Additional paid-in capital	1,633	—		312,882	2g	22,724	(103,851)	2q	22,723
				271,426	2f		103,851	2j
				3,366	2h		—
				(14,584)	2i		—
				(708,851)	2j		—
				(6)	2k		(1)	2k
				138,428	2l
				(59,842)	2d
				80,000	2n
				(1,728)	2p
Retained earnings	3,366			(3,366)	2h	(128)	—		(128)
				(128)	2m
Total Shareholders’ Equity	$5,000	$—	$—	$17,603		$22,603	$—		$22,603
Members’ Equity		32,631	105,797	(138,428)	2l	—	—		—
Total liabilities and shareholders’ equity	$329,425	$405,608	$225,751	$(409,593)		$551,191	$—		$551,191

Platinum Eagle Acquisition Corporation
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2018
(Amounts in thousands of U.S. dollars, except share and per share data)
	Platinum Eagle (Historical)	Target Parent (Historical)	Signor Parent (Historical) (3a)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)	Combined Pro Forma (assuming max redemption)
REVENUE:
Services and lodging	$—	$103,118	$61,242	$—		$164,360	$—	$164,360
Specialty rental	—	41,330	—	—		41,330	—	41,330
Rental income – related party	—		2,104	(2,104)	3h	—	—	—
Total revenue	—	144,448	63,346	(2,104)		205,690	—	205,690
COSTS OF REVENUE:
Services and lodging	—	51,377	26,675	(2,104)	3h	75,948	—	75,948
Specialty rental	—	7,796	—	—		7,796	—	7,796
Depreciation and amortization	—	22,400	4,802	1,148	3a	28,350	—	28,350
Gross profit	—	62,875	31,869	(1,148)		93,596	—	93,596
OPERATING EXPENSES:
Selling, general, and administrative	476	25,919	3,300	(2,333)	3g	27,010	—	27,010
				(352)	3h
Restructuring costs	—	7,829	—	—		7,829	—	7,829
Other depreciation and amortization	—	3,165	693	7,326	3a	11,184	—	11,184
Acquisition expenses	—	—	9,638	—		9,638	—	9,638
Currency losses, net	—	72	—	—		72	—	72
Other expenses (income), net	—	(1,738)	—	352	3h	(1,386)	—	(1,386)
Total operating expenses	476	35,247	13,631	4,993		54,347	—	54,347
Operating (loss) income	(476)	27,628	18,238	(6,141)		39,249	—	39,249
OTHER (INCOME) EXPENSE:
Interest expense and other income, net	—	14,600	690	(13,614)	3b	22,878	—	22,878
				19,451	3c
				1,751	3e
Other (income) expense, net	(3,851)	—	—	3,851	3d	—	—	—
Other (income) expense, net	(3,851)	14,600	690	11,439		22,878	—	22,878
Net income (loss) before income taxes	3,375	13,028	17,548	(17,580)		16,371	—	16,371
Income tax (expense) benefit	—	(4,594)	2,015	(2,987)	3f	(5,566)	—	(5,566)
Net income	$3,375	$8,434	$19,563	$(20,567)		$10,805	$—	$10,805
Net income per ordinary share, Class A – basic and diluted	$0.11					$0.10		$0.10
Weighted average number of Class A ordinary shares outstanding – basic and diluted	32,500,000					108,839,949		108,961,571
Net loss per ordinary share, Class B – basic and diluted	$(0.03)
Weighted average number of Class B ordinary shares outstanding – basic and diluted	8,125,000

Platinum Eagle Acquisition Corporation
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2017
(Amounts in thousands of U.S. dollars, except share and per share data)
	Platinum Eagle	Target Parent	Signor (3a)	Pro Forma Adjustments (assuming no redemption)		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming max redemption)	Combined Pro Forma (assuming max redemption)
REVENUE:
Services and lodging	$—	$75,422	$38,737	$—		$114,159	$—	$114,159
Specialty rental	—	58,813	—	—		58,813	—	58,813
Total revenue	—	134,235	38,737	—		172,972	—	172,972
COSTS OF REVENUE:
Services and lodging	—	46,630	17,241	—		63,871	—	63,871
Specialty rental	—	10,095	—	—		10,095	—	10,095
Depreciation and amortization	—	24,464	3,279	4,085	3a	31,828	—	31,828
Gross profit	—	53,046	18,217	(4,085)		67,178	—	67,178
OPERATING EXPENSES:
Selling, general, and administrative	9	24,337	3,524	—		27,870	—	27,870
Restructuring costs	—	2,180	—	—		2,180	—	2,180
Other depreciation and amortization	—	5,681	—	10,692	3a	16,373	—	16,373
Currency gain, net	—	(91)	—	—		(91)	—	(91)
Loss on sale of property, plant, and equipment	—	—	9	—		9	—	9
Other income, net	—	(519)	—	—		(519)	—	(519)
Total operating expenses	9	31,588	3,533	10,692		45,822	—	45,822
Operating (loss) income	(9)	21,458	14,684	(14,777)		21,356	—	21,356
OTHER (INCOME) EXPENSE:
Interest (income) expense and other income, net	—	(5,107)	132	7,723	3b	31,017	—	31,017
				25,934	3c		—
				2,335	3e		—
Other (income) expense, net	—	(5,107)	132	35,992		31,017	—	31,017
Net (loss) income before income taxes	(9)	26,565	14,552	(50,769)		(9,661)	—	(9,661)
Income tax (expense) benefit	—	(25,584)	—	13,404	3f	(12,180)	—	(12,180)
Net (loss) income	$(9)	$981	$14,552	$(37,365)		$(21,841)	$—	$(21,841)
Net income (loss) per ordinary share – basic and diluted	$—					$(0.20)		$(0.20)
Weighted average number of ordinary shares outstanding – basic and diluted	7,500,000					108,839,949		108,961,571

Note 1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the business combination and the related proposed financing transactions were completed on September 30, 2018.
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 has been prepared using, and should be read in conjunction with, the following:
•
Platinum Eagle’s unaudited condensed interim balance sheet as of September 30, 2018 included elsewhere in this proxy statement/prospectus.

•
Target Parent’s unaudited condensed consolidated interim balance sheet as of September 30, 2018 included elsewhere in this proxy statement/prospectus.

•
Signor Parent’s unaudited condensed consolidated interim balance sheet as of September 30, 2018 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 has been prepared using the following:
•
Platinum Eagle’s unaudited condensed interim statement of operations for the nine months ended September 30, 2018 included elsewhere in this proxy statement/prospectus.

•
Target Parent’s unaudited condensed interim statement of operations for the nine months ended September 30, 2018 included elsewhere in this proxy statement/prospectus.

•
Signor’s unaudited condensed interim statement of operations for the period January 1, 2018 through September 6, 2018 (predecessor period) and Signor Parent’s unaudited condensed interim statement of operations for the period September 7, 2018 through September 30, 2018 (successor period) included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 has been prepared using the following:
•
Platinum Eagle’s audited statement of operations for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus;

•
Target Parent’s audited statement of operations for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus.

•
Signor’s audited statement of operations for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus.

As Signor Parent was not formed until August 2018, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 are those of the predecessor, Signor.
All direct costs of the business combination will be recorded as an offset to additional-paid-in-capital, consistent with the accounting for equity recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the business combination.
The unaudited condensed pro forma adjustments reflecting the consummation of the business combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the date of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto Platinum Eagle, Target Parent, Signor, and Signor Parent.
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.
There were no significant intercompany balances or transactions between Platinum Eagle and the operating companies as of the date and for the period of these unaudited pro forma combined financial statements. All intercompany balances and transactions between Signor Parent and Target Parent have been eliminated through pro forma adjustments.
The Company is currently finalizing certain employment agreements for the post close entity. Based on the preliminary terms and estimated stock price, these agreements would result in an increase in compensation cost on a pro forma basis. However, as these employment agreements are preliminary and not yet executed, the Company has not included a pro forma adjustment because such amounts were not known and were deemed not factually supportable.
At September 30, 2018, the Founder Group held 8.1 million founder shares. Prior to the closing of the Business Combination, the Founder Group will transfer 80,000 founder shares to the Company’s independent directors leaving the founders with approximately 8 million founder shares. As a condition to the closing of the business combination, Arrow Seller, Target Hospitality and the Founder Group will enter into an Earnout Agreement, in which the Founder Group will be entitled to up to 8.0 million shares. These shares will be placed in escrow and released as certain conditions are met or achieved. If Platinum Eagle delivers at least the Minimum Proceeds, the Founder Group shall be entitled to retain at Closing a minimum of 3 million Founder Shares (as defined in the Earnout Agreement) (if Gross Proceeds equal $225 million) and a maximum of 6 million Founder Shares (if Gross Proceeds equal $325 million) and if Gross Proceeds are more than $225 million and less than $325 million, such number shall be pro-rated such that the Founder Shares shall be calculated as (i) 3 million plus (ii) the product of  (a) 3 million multiplied by (b) a fraction, the numerator of which is the amount by which Gross Proceeds exceeds $225 million and the denominator of which is $100 million. The balance of the Founder Shares not retained at Closing shall be placed in an escrow account at Closing to be released to the Founder Group in accordance with the terms and conditions of the Earnout Agreement as follows: at any time during the period of three years following the Closing Date, (i) if the closing price of the shares of Target Hospitality exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 50% will be released to the Founder Group and (ii) if the closing price of the shares of Target Hospitality exceeding $15.00 per share for 20 out of any 30 consecutive trading days, the remaining 50% will be released to the Founder Group. The shares expected to be retained by the Founder Group in connection with the minimum and maximum redemptions scenarios of 6 million and 5.4 million shares, respectively, have been included in the pro forma shares outstanding. The remaining 2.0 million and 2.6 million to be placed into escrow in connection with the minimum and maximum redemption scenarios, respectively, that will no longer be beneficially owned by the Founder Group are excluded from the Founder Group’s ownership in the pro forma capitalization but are included in the total pro forma shares outstanding since such shares are generally considered legally outstanding and not subject to cancellation unless the earnout terms pursuant to the Earnout Agreement are not met.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Platinum Eagle and the operating companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Platinum Eagle’s shares outstanding, assuming the business combination and related transactions occurred on January 1, 2017.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2018 are as follows:
a)
On September 6, 2018, Signor was acquired by Arrow Bidco, who is wholly owned by Signor Parent. The acquisition of Signor by Arrow Bidco was treated as a business combination and resulted in the assets and liabilities of Signor being marked to fair value through purchase price accounting adjustments. The balance sheet at September 30, 2018 includes the consolidated assets of Signor, Arrow Bidco, and Signor Parent inclusive of all purchase price accounting adjustments. Purchase price accounting adjustments consisted primarily of tangible fixed assets, customer relationships, and goodwill.

b)
Reflects the net proceeds of  $328.3 million of cash proceeds from borrowing and/or the issuance of the new Debt Financing to fund the consideration as part of the business combination. Gross proceeds of  $340.0 million offset by debt borrowing/issuance costs of  $11.7 million assuming no redemptions. As the interest rate is subject to change, the company performed a sensitivity analysis to determine the change in interest expense:

Nine Months ended September 30, 2018
No and Max Redemption Scenario
	New ABL Facility	Bridge Facility	Total Interest Expense
Increase by 0.125%	1,466	18,304	19,770
Decrease by .125%	1,391	17,741	19,132
c)
Reflects the reclassification of  $328.9 million of cash and cash equivalents held in the Platinum Eagle’s trust account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination assuming no redemptions.

d)
Reflects the non-cash settlement of  $55.7 million of Target Parent intercompany loan receivables and $4.1 million of current interest receivable associated with these loans at the closing in connection with the business combination.

e)
Reflects the cash repayment of  $17.5 million of principal for Target Parent’s ABL revolving credit facility and $0.2 million in accrued interest in cash at Closing.

f)
Reflects the non-cash settlement of  $254.7 million of debt with an affiliate of Algeco Global and $16.7 million of accrued interest payable associated with the debt at the closing in connection with the business combination.

g)
Represents the reclassification of  $312.9 million of common stock subject to possible redemption to permanent equity assuming no redemptions.

h)
Reflects the reclassification of  $1 thousand for the par value of Platinum Eagle Common B shares to the par account for Common A shares to account for the conversion of all outstanding Common B to Common A (refer to Note 4 herein) and elimination of  $3.4 million of Platinum Eagle’s historical retained earnings.

i)
Transaction costs of  $40 million expected to be incurred related to the closing of the business combination. Of that amount, $11.4 million relates to the cash settlement of deferred underwriting compensation incurred as part of Platinum Eagle’s IPO to be paid upon the consummation of a business combination, $16.9 million relates to legal, bankers, accounting, pipe issuance and other fees (of which $12.5 million to be settled in cash at close as reflected in the pro formas, $2.0 million additional amount to be accrued as reflected in the pro formas, and remaining portion was either paid or already accrued in the historical financials). The remaining amount consists of deferred financing costs of  $11.7 million discussed in note 2(b) herein.

j)
Reflects the payment of  $708.9 million of cash consideration paid to the Algeco Seller under no redemption scenario and $605.0 million under the maximum redemption scenario in connection with the business combination. The calculation of cash consideration to the Algeco Seller is the sum of any available cash from the proceeds of the debt financing, trust account, and private placement proceeds less transaction costs and redemptions.
k)
Reflects the recapitalization of Target Parent and Signor Parent as the issuance of 60.2 million shares and 70.6 million shares under the no and maximum redemption, respectively, of common stock at $0.0001 par value.

l)
Reflects the recapitalization of Target Parent and Signor Parent.

m)
Reflects $0.1 million of estimated adjustment to deferred taxes and equity as result of the non-cash settlement of interest due to an affiliate of Target Parent resulting from the transaction. Target Parent currently has a recorded deferred tax assets on the historical balance sheet which has eliminated through pro forma adjustment as the Company will not realize the deferred tax asset at a blended statutory rate of 23.5%. Refer to note 3(f) for further discussion of the blended statutory rate.

n)
Reflects cash proceeds from private placement sale of 8.0 million Class A common shares for $80 million.

o)
Reflects the elimination of  $2.5 million of net intercompany receivables and payables between Target Parent and Signor Parent as a result of the intercompany transactions agreements entered into on September 7, 2018. On September 7, 2018, Signor and Target Parent entered into a Support Services Agreement and Arrow Bidco and Target Parent entered into a Facilities Lease Agreement. Target Parent earns income for general and administrative services provided to Signor and incurs lease expenses for leasing certain Signor properties. Signor Parent records the reverse of Target Parent. As of September 30, 2018, these amounts were fully accrued as net receivables for Signor and net payables for Target and therefore eliminated as part of the pro formas. Refer to Note 3(h) for elimination of the income statement impacts. Also reflects the elimination of intercompany payables and receivables between Target Parent and Signor Parent related to transactions costs that were paid by Target Parent on behalf of Arrow Parent to be reimbursed in the amount of  $3.2 million.

p)
Reflects the forgiveness of Target Parent officer loans which will be settled through equity and forgiven as of the Closing.

The additional pro forma adjustments assuming maximum redemptions:
q)
Reflects $103.9 million withdrawal of funds from the trust account to fund the redemption of 10.3 million shares of common stock at approximately $10.12 per share. All of Platinum Eagle’s public shares contain a redemption feature which allows for redemption of shares of common stock in connection with the liquidation of Platinum Eagle, a tender offer, or stockholder approval of an initial business combination. As of September 30, 2018, this redemption feature would allow for a maximum redemption of 31.3 million Platinum Eagle public shares for $312.9 million. However, this maximum redemption cannot occur as the Merger Agreements for the Business Combination stipulates that the net proceeds in the Trust Account (plus any proceeds from a potential Equity Offering) cannot fall below $225 million and cash cannot fall below zero. Therefore, the maximum redemption is the difference between cash inflow (trust account cash and equity offerings) of  $328.9 milion less $225 million which is $103.9 million per the pro forma balance sheet.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 are as follows:
a)
As discussed in note 2(a), the acquisition of Signor on September 6, 2018 was recorded as a business combination under ASC 805. As Signor was deemed the predecessor in the acquisition, Signor Parent prepared blacklined historical financials to separate the predecessor and successor periods. To obtain the pro forma income statement amounts for the nine months ended September 30, 2018, the Company summed the amounts for the predecessor and successor periods as follows:

	In thousands
	Signor Parent For the period September 7, 2018 to September 30, 2018 (Successor)	Signor For period January 1, 2018 to September 6, 2018 (Predecessor)	Signor Parent Adjusted (unaudited)
Services income	$—	$61,242	$61,242
Rental income – related party	2,104	—	2,104
Total income	2,104	61,242	63,346
Cost of services	—	26,675	26,675
Depreciation & accretion	780	4,022	4,802
Gross profit	1,324	30,545	31,869
Amortizing of intangible asset	693	—	693
Selling, general, and administrative	351	2,949	3,300
Acquisition expenses	9,227	411	9,638
Operating income (expense)	(8,947)	27,185	18,238
Interest expense, net	422	268	690
Income before taxes	(9,369)	26,917	17,548
Income tax benefit	(2,015)	—	(2,015)
Net (loss)/Income	$(7,354)	$26,917	$19,563

Incremental depreciation and amortization expense as a result of the transaction were recorded in the income statements. Incremental amortization expense of  $7.3 million and $10.7 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, was recorded in “Other depreciation and amortization” line. The estimated $96.2 million fair value of customer relationships was determined using an income approach — multi period excess earnings method and are expected to amortize over nine years. For the nine months period incremental value, the Company deducted the $0.7 million recorded in the successor period from the amount for the nine months period. There were no amounts recorded in the predecessor period for customer relationships. Incremental depreciation expenses of  $1.1 million and $4.1 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, was recorded in “Depreciation and amortization”. The assumptions surrounding depreciation were that the stepped up values of fixed assets were depreciated over the lesser of the estimated remaining useful life that was assessed by the valuation firm or the standard useful lives of the asset based on the Company’s fixed asset depreciation policy.
In thousands	Fair Value	Estimated Life	Annual Amortization	Amount recorded at 12.31.2017	Incremental 12.31.2017 Amount	9 Months Amortization	Amount recorded at 9.30.2018	Incremental 9.30.18 Amount
Buildings	$35,171	7	$5,024	$2,039	$2,985	$3,768	$3,010	$758
Land Improvements	$10,280	15	$685	$397	$289	$514	$495	$19
Furniture, fixtures, and equipment	$9,561	7	$1,366	$545	$821	$1,024	$616	$409
Automobiles and trucks	$503	7	$72	$59	$13	$54	$75	$(21)
Capital leases	$863	7	$123	$146	$(23)	$92	$109	$(17)
Land	$11,179	—	$—	$—	$—	$—	$—	$—
Construction in progress	$10,773	—	$—	$—	$—	$—	$—	$—
Total tangible fixed assets	$78,330		$7,270	$3,185	$4,085	$5,452	$4,305	$1,148

in thousands	Fair Value	Estimated Life	Annual Amortization	Amount recorded at 12.31.2017	Additional 12.31.2017 Amount	9 Months Amortization	Amount recorded at 9.30.2018	Incremental 9.30.18 Amount
Customer Relationships	$96,225	9	$10,692	$—	$10,692	$8,019	$683	$7,336
b)
Represents the elimination of  $13.6 million and $7.7 million of historical net interest expense associated with third party and intercompany debt instruments that are being repaid as part of the Business Combination as described in notes 2(e) and 2(f) above for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively.

c)
Represents interest expense of  $19.5 million and $25.9 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively, associated with the new debt issued in connection with the business combination as described in note 2(b) above as if the debt had been issued as of January 1, 2017. The interest was computed on the gross proceeds of the New ABL and Bridge Facility based on the rates found within the debt commitment letter contained in the Indebtedness section of this filing. The debt commitment letter contains two options for computing the interest rate including (a) Libor plus an applicable margin and another for base rate and an applicable margin. The Company used the Libor interest rate for both the New ABL and Bridge Facilities as that rate is currently lower than the base interest rate. The interest rate for the New ABL Facility was calculated using the September 28, 2018 one month Libor of 2.26% and an applicable stated margin of 2.5% for a total calculated interest rate of 4.76%. The Bridge Facility interest rate was calculated utilizing the same 2.26% one month Libor and a stated applicable margin of 5.75% for a total interest rate of 8.01%. No other material terms were associated with the calculation of interest for the New ABL and Bridge Facilities. These assumptions are summarized in the table in note 3(e) below.

d)
Represents the elimination of  $3.9 million of interest income on Platinum Eagle’s trust account for the nine months ended September 30, 2018. No interest earned for the year ended December 31, 2017.

e)
Represents amortization of  $1.8 million and $2.3 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively, associated with the new debt issued in connection with the business combination as described in note 2(b) above as if the debt had been issued as of January 1, 2017. The deferred financing costs were estimated based on the most recently proposed terms received from the lending institutions and included rates for upfront, underwriting, and agency fees for the New ABL Facility and commitment and takeout fees for the Bridge Facility. These costs were amortized over the expected term of 5 years or 60 months. Total deferred financing fees of  $11.7 million as described in note 2(b) consists of $1.9 million and $9.8 million for the New ABL Facility and Bridge Facility using assumptions shown below:

(in thousands, except for interest rate and term)
Financing	Facility size	Amount expected to be drawn at close	Term (years)	Effective interest rates	Variable Deferred financing fees%	Fixed Deferred financing fees	Total Deferred Financing Fees	Net Proceeds
New ABL Facility	$125,000	$40,000	5	4.76%	1.50%	$50	$1,925	$38,075
Bridge Facility	$300,000	$300,000	5	8.01%	3.25%	$—	$9,750	$290,250
Total tangible fixed assets	$425,000	$340,000				$50	$11,675	$328,325

Refer to note 3(c) above for discussion of interest expense associated with the new debt financing.
f)
As part of the business combination transactions, these entities will be part of a new combined company that will be subject to income tax. The Company recorded a tax effect of the 2017 and 2018 operations herein and have also recorded a tax effected on the pro forma GAAP adjustments recorded used an estimated statutory blended rate of 23.5% for the quarter ended September 30, 2018 and 37% for the year ended December 31, 2017. The 2017 historical income statement includes the estimated impacts of the Tax Cuts and Jobs Act. For the purposes of these unaudited pro forma combined financial statements, the Company did not made adjustments related to the remeasurement of the deferred tax assets and liabilities due to the reduction the corporate tax rate from 35% to 21%, and the transition tax on un-repatriated earnings of foreign subsidiaries with respect to the combined company since these are non-recurring items and not directly attributable to the Combination Transactions.
g)
Reflects the elimination of  $2.3 million in non-recurring transaction costs incurred for the nine months ended September 30, 2018 that are directly related to the Business Combination.

h)
On September 7, 2018, Arrow Bidco and Target entered into a Support Services Agreement and Arrow Bidco and Target entered into a Facilities Lease Agreement. Target Parent earns income for general and administrative services provided to Signor and incurs lease expenses for leasing certain Signor properties. Signor Parent records the reverse of Target Parent. This reflects the intercompany eliminations of  $2.1 million of operating lease expenses paid by Target and recognized as revenue by Signor and $0.3 million of management fees paid by Signor and recorded as other income by Target in the period from September 7 through September 30, 2018. As these transactions were new as of the successor period, this adjustment is only applicable to the September 30, 2018 condensed consolidated statement of operations. These amounts were fully accrued as of September 30, 2018 as net receivables for Signor and net payables for Target as discussed in Note 2(o).

Note 4. Earnings (Loss) Per Share
Pro Forma Weighted Average Shares (Basic and Diluted)
The following pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2018 and the year ended December 31, 2017. The unaudited condensed combined pro forma earnings (loss) per share (“EPS”), basic and diluted, are computed by dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period.
The Unaudited Pro Forma Combined Share Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere in this filing.
The Unaudited Pro Forma Combined Share Information does not purport to represent what the actual operations would have been had the Pro Forma transactions been completed or to forecast results of operations that may be achieved after the Pro Forma transactions. The unaudited pro forma earnings (loss) per share information below does not purport to represent what the value of would have been had the Pro Forma transactions been completed nor the earnings (loss) per share for any future date or period.
Prior to the Business Combination, Platinum Eagle had two classes of shares: Class A ordinary shares and Class B ordinary shares. The Class B ordinary shares are held by the Founders and Harry Sloan. As part of the transactions leading to the Business Combination, Platinum Eagle will re-domesticate in Delaware. On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality.
Platinum Eagle has 10,833,333 outstanding Public Warrants sold during the initial public offering and 5,333,334 outstanding warrants sold in private placement to purchase an aggregate of 16,166,667 Class A ordinary shares as of September 30, 2018. The Warrants are exercisable at $11.50 per share amounts which exceeds the current market price of common stock. These warrants are considered anti-dilutive and excluded from the earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period. As a result, pro forma diluted earnings (loss) per shares is the same as pro forma basic earnings (loss) per share for the periods presented.
	Nine months ended September 30, 2018		Year ended December 31, 2017
In thousands, except per share data	Pro Forma Combined (No redemptions)	Pro Forma Combined (Maximum redemptions)	Pro Forma Combined (No redemptions)	Pro Forma Combined (Maximum redemptions)
Pro forma net income attributable to common shareholders	$10,805	$10,805	($21,841)	($21,841)
Basic and Diluted weighted average shares outstanding	108,840	108,962	108,840	108,962
Pro Forma Basic and Diluted Earnings Per Share	$0.10	$0.10	($0.20)	($0.20)
Pro Forma Basic and Diluted Weighted Average Shares
Platinum Eagle Public Shareholders	32,500	22,237	32,500	22,237
Platinum Eagle Founders and Harry Sloan	6,000	5,400	6,000	5,400
Independent Directors	80	80	80	80
Total Platinum Eagle	38,580	27,717	38,580	27,717
Algeco Seller	11,115	21,500	11,115	21,500
Arrow Seller	49,100	49,100	49,100	49,100
Total TDR	60,215	70,600	60,215	70,600
PIPE Investor(s)	8,000	8,000	8,000	8,000
Total Pro Forma Basic and Diluted Weighted Average Shares [excluding shares held in escrow]	106,795	106,317	106,795	106,317
Other – Escrow Shares	2,045	2,645	2,045	2,645
Total Pro Forma Basic and Diluted Weighted Average Shares [including shares held in escrow]	108,840	108,962	108,840	108,962

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Platinum Eagle is an exempted company incorporated under the Cayman Islands Companies Law (2018 Revision) (the “Cayman Islands Companies Law”). The Cayman Islands Companies Law and Platinum Eagle’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the certificate of incorporation and bylaws of Target Hospitality. As a result, when you become a stockholder of Target Hospitality, your rights will differ in some regards as compared to when you were a shareholder of Platinum Eagle.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Platinum Eagle and Target Hospitality according to applicable law and/or the organizational documents of Platinum Eagle and Target Hospitality. You also should review the certificate of incorporation and bylaws of Target Hospitality attached hereto as Annexes D and E, respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Platinum Eagle and Target Hospitality.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal C).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

OTHER INFORMATION RELATED TO PLATINUM EAGLE
Introduction
Platinum Eagle was incorporated on July 12, 2017 in order to serve as a vehicle for the acquisition of a target business. Platinum Eagle’s efforts to identify a prospective target business were not limited to any particular industry or geographic region and it did not focus on any specific type of company or any specific geographic region in its search for a target business. Prior to executing the Merger Agreements with Target and Arrow Seller, Platinum Eagle’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
We are a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, Platinum Eagle is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
On January 17, 2018, we consummated our initial public offering (the “initial public offering”) of 32,500,000 units, including the issuance of 2,500,000 units as a result of the underwriters’ partial exercise of their over-allotment option. Each unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of  $11.50. The units were sold at an offering price of  $10.00 per unit, generating gross proceeds, before expenses, of $325,000,000. Prior to the consummation of the initial public offering, on July 14, 2017, the Sponsor purchased 11,500,000 Class B ordinary shares for an aggregate purchase price of  $25,000, or approximately $0.002 per share. On December 19, 2017, the Sponsor surrendered 2,875,000 founder shares. The number of founder shares issued was determined based on the expectation that the initial public offering would be 30,000,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding Class A ordinary shares under the initial public offering. On December 22, 2017, the Sponsor transferred 4,226,250 founder shares to Harry E. Sloan for a purchase price of  $8,452.50 (the same per-share purchase price initially paid by the Sponsor, resulting in the Sponsor holding 4,398,750 founder shares. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the initial of the initial public offering, on January 16, 2018, the Sponsor and Harry E. Sloan surrendered an aggregate of 500,000 founder shares (consisting of 255,000 by the Sponsor and 245,000 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 4,143,750 founder shares and Harry E. Sloan holding 3,981,250 founder shares.
Simultaneously with the consummation of the initial public offering, we consummated the private sale of an aggregate of 5,333,334 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor and Harry E. Sloan and Platinum Eagle’s independent directors at the time of the initial public offering (and/or one or more of their estate planning vehicles) at a price of  $1.50 per warrant, generating gross proceeds, before expenses, of approximately $8,000,000 (the “private placement warrants”). The warrants sold in the private placement warrants, or the private placement warrants, are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Platinum Eagle, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Platinum Eagle completes its initial business combination and (iii) they may be exercised by the holders on a cashless basis.
Upon the closing of the initial public offering and the private placement warrants, $325,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “trust account”). Except for the withdrawal of interest to pay income taxes, if any, our amended and restated memorandum and articles of association provide that none of the funds held in trust will be released from the trust account until the earlier of  (i) the completion of our initial business combination or (ii) the redemption of the Platinum Eagle’s public shares if Platinum Eagle is unable to complete a business combination by January 17, 2020, subject to applicable law. The proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
After the payment of underwriting discounts and commissions (excluding the deferred portion of $11,375,000 in underwriting discounts and commissions, which amount will be payable upon consummation of our initial business combination if consummated) and approximately $750,000 in expenses relating to the initial public offering, approximately $750,000 of the net proceeds of the initial public offering and private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2018, there was $328,850,509 in investments and cash held in the trust account and $476,554 of cash held outside the trust account available for working capital purposes.
Fair Market Value of Target and Signor Businesses
Platinum Eagle’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the business combination. Platinum Eagle will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. Platinum Eagle’s board of directors determined that this test was met in connection with the proposed business combination.
Shareholder Approval of Business Combination
Under Platinum Eagle’s amended and restated memorandum and articles of association, in connection with any proposed business combination, Platinum Eagle must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to redeem their public shares, subject to the limitations described in the prospectus for Platinum Eagle’s initial public offering. Accordingly, in connection with the business combination, the public shareholders may seek to redeem the Target Hospitality public shares that they will hold upon the domestication in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Shareholder Meeting
In connection with our initial public offering, our initial shareholders (consisting of our Sponsor and Harry E. Sloan) and our directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the business combination proposal and we also expect them to vote their shares in favor of all other proposals being presented at the general meeting. As of the date hereof, our initial shareholders own 20.0% of our total outstanding ordinary shares.
At any time prior to the general meeting, during a period when they are not then aware of any material nonpublic information regarding Platinum Eagle or its securities, the Platinum Eagle initial shareholders, Target Parent and/or its affiliates and Signor Parent and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Platinum Eagle’s ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of that (i) the proposals presented to shareholders for approval at the general meeting are approved and/or (ii) that Platinum Eagle satisfy the minimum cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Platinum Eagle initial shareholders for nominal value.

Liquidation if No Business Combination
We have until January 17, 2020 to complete our initial business combination. If we are unable to complete our business combination by that date (or such later date as our shareholders may approve in accordance with our amended and restated memorandum and articles of association), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by January 17, 2020.
Our initial shareholders have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the required time frame. However, if our initial shareholders acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within by January 17, 2020.
Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by January 17, 2020, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $750,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination, reduce the amount of funds in the trust account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are our securities. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $750,000 held outside the trust accounts with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000) may be paid using funds held outside the trust account. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public shareholders will be entitled to receive funds from the trust account only in the event of the redemption of our public shares if we do not complete our business combination by January 17, 2020 or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above.
Properties
We currently sub-lease our executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an entity affiliated with our sponsor and the members of our management team. We have agreed to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. We believe, based on rents and fees for similar services, that this amount is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.
Employees
We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Directors and Executive Officers
Our directors and executive officers are as follows:
Name	Age	Position
Jeff Sagansky	67	Chief Executive Officer and Chairman
Eli Baker	44	President, Chief Financial Officer and Secretary
James A. Graf	54	Director
Fredric D. Rosen	75	Director
Joshua Kazam	41	Director
Alan G. Mnuchin	58	Director
Jeff Sagansky has been our Chief Executive Officer and Chairman since December 2017. Mr. Sagansky has been a director of WillScot Corporation since Double Eagle was formed in June 26, 2015 and served as Double Eagle’s President and Chief Executive Officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky currently serves as co-founder and chairman of Hemisphere Capital Management LLC, a private motion picture and television finance company. Mr. Sagansky co-founded, together with Harry E. Sloan, Global Eagle Acquisition, which completed its business combination with Row 44 and AIA in January 2013. GEE currently is a Nasdaq-listed worldwide provider of media content, connectivity systems and operational data solutions to the travel industry. Mr. Sagansky served as Global Eagle Acquisition’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle, which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. Videocon d2h merged with DISH TV India Limited in March 2018. Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.
Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment, or SPE, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America, or SCA, Mr. Sagansky oversaw the 1997 merger of SCA’ s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony Playstation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’s ratings rise from third to first place in eighteen months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films.
Mr. Sagansky graduated with a BA from Harvard College and an MBA from Harvard Business School. He also serves on the boards of GEE and GoEuro and previously served on the boards of Scripps Networks Interactive, Starz, Inc. and Videocon d2h.
Eli Baker has been our President, Chief Financial Officer and Secretary since July 2017. Mr. Baker served as Double Eagle’s vice president, general counsel and secretary from June 2015 through its business combination in November 2017. Mr. Baker was also a director of Silver Eagle from July 2014 through Silver’ Eagle’s business combination in March 2015. Mr. Baker is a co-founder and partner of Manifest Investment Partners, LLC, a growth equity/venture fund that focuses in early stage technology-enabled business where he has served since June 2016. Mr. Baker continues to be co-managing director and a partner in Hemisphere Capital Management LLC, a private motion picture and television finance company where he has been since May 2009. Previously, Mr. Baker served as a principal at Grosvenor Park Investors from 2007 to 2009, a joint venture with Fortress Investment Group where he shared oversight over the special opportunity credit/debt funds in the media space. Mr. Baker is a former lawyer, and has served in a legal affairs capacity at various companies in and out of the media business. Mr. Baker earned a Bachelor of Arts degree from the University of California, Berkeley and a Juris Doctor from the University of California at Hastings Law School and is a member of the California State Bar.
James A. Graf is a member of our board of directors. He has served as Chief Executive Officer and as a director of Graf Industrial Corp. since June 2018. He served as the vice president, chief financial officer and treasurer of Double Eagle from June 2015 through its business combination in November 2017. He served as Silver Eagle’s vice president, chief financial officer, treasurer and secretary from April 11, 2013 through Silver Eagle’s business combination, and he served as vice president, chief financial officer, treasurer and secretary of Global Eagle Acquisition from February 2011 to January 2013. He was vice chairman of Global Entertainment AG, the German entity holding GEE’s equity in AIA from 2013 – 2014 and special advisor to GEE in 2013. He served as a special advisor to Videocon d2h Limited, the successor to Silver Eagle, in 2015 – 2016. From 2008 to 2011 Mr. Graf served as a managing director of TC Capital Ltd., an investment bank, in Singapore. From 2007 to 2008, Mr. Graf was engaged as a consultant to provide financial advisory services to Metro-Goldwyn-Mayer, Inc. In 2001, Mr. Graf founded and became chief executive officer of Praedea Solutions, Inc., an enterprise software company with operations in the United States, Malaysia and Ukraine. The assets of Praedea Solutions, Inc. were sold in 2006 to a Mergent Inc, a wholly-owned subsidiary of Xinhua Finance Ltd., and renamed Mergent Data Technology, Inc., where Mr. Graf served as Chief Executive Officer from 2006 – 2007. Praedea Solutions Inc. was renamed PSI Capital Inc., and currently serves as an investment holding company for Mr. Graf’s private investments in media and technology. Mr. Graf continues to be chief executive of PSI Capital Inc. Prior to founding Praedea, Mr. Graf was a managing director at Merrill Lynch, an investment bank, in Singapore from 1998 to 2000 and a consultant to Merrill Lynch in 2001. From 1996 to 1998, Mr. Graf served as a director and then managing director and president of Deutsche Bank’s investment banking entity in Hong Kong, Deutsche Morgan Grenfell (Hong Kong) Ltd. From 1993 to 1996, he was a vice president at Smith Barney in Hong Kong and Los Angeles. From 1987 to 1993, Mr. Graf was an analyst and then associate at Morgan Stanley in New York, Los Angeles, Hong Kong and Singapore. Mr. Graf received a Bachelor of Arts degree from the University of Chicago in 1987.
Fredric D. Rosen is a member of our board of directors. Mr. Rosen has been a director of WillScot Corporation since the closing of Double Eagle’s initial business combination in September 2015. Mr. Rosen was the Co-CEO of Outbox Enterprises, LLC, an entity comprised of Outbox Technology, Cirque du Soleil and Anschutz Entertainment Group from September 2010 until February 2012. Mr. Rosen remained a principal in the enterprise until he sold his interests in October 2014. Since February 2012, Mr. Rosen has been a self-employed consultant. Mr. Rosen was the President and CEO of Ticketmaster Group, Inc. from 1982 to 1998. Mr. Rosen served as Chairman and CEO of Stone Canyon Entertainment, an operator of traveling amusement parks, from 2005 to 2008. Mr. Rosen has served as a director of Exari Group, Inc., a provider of cloud-based software for contract management, since May 2011. He served as a director of Prime Focus World, NV, a filmmaking partner to studios and film production companies, from August 2012 to June 2015. Mr. Rosen served as a trustee of Crossroads School for 16 years and was a board member of the Los Angeles Sports and Entertainment Commission for 15 years and now serves on their advisory board. He was a founding board member of the Wallis Annenberg Cultural Center in Beverly Hills and is currently a member of the Board of Governors of Cedars-Sinai Medical Center. Mr. Rosen is also currently a board member of the Pacific Council and The American Academy of Dramatic Arts.
Mr. Rosen received his Bachelor of Arts degree from Clark University in June 1965 and his Juris Doctor from Brooklyn Law School in June 1969. He was admitted and became a member of the New York State Bar in November 1969 and practiced law in New York City from 1972 to 1982.
Joshua Kazam is a member of our board of directors following the completion of this offering. Mr. Kazam is a co-founder and has been a Partner of Two River Consulting, LLC (“Two River”) since June 2009. Prior to founding Two River, he served as Managing Director of a life science focused venture capital firm from 1999 to 2004, where he was responsible for ongoing operations of venture investments. Mr. Kazam co-founded and served on the Board of Directors of Kite Pharma, Inc. from its inception in 2009 until it was acquired by Gilead Sciences Inc. (GILD) in October 2017. He has also served on the Board of Directors of Capricor Therapeutics Inc. (CAPR) since its inception in 2007 and as a Senior Managing Director of Riverbank Capital Securities, Inc., a FINRA member broker dealer (“Riverbank”) since October 2005. Mr. Kazam also serves as a director of several privately held companies, including Hubble Contacts. Mr. Kazam is a Member of the Wharton School’s Undergraduate Executive Board and serves on the Board of Directors of the Desert Flower Foundation. Mr. Kazam received his B.S. in Economics from the Wharton School of the University of Pennsylvania.
Alan G. Mnuchin is a member of our board of directors. Mr. Mnuchin founded AGM Partners LLC (“AGM”), a merchant banking boutique firm focusing on companies in the media and entertainment and related industries, in May 2003 and is also the Managing Principal. Prior to founding AGM, Mr. Mnuchin was the global head of the Media Group in the Investment Banking Division of Lehman Brothers Holdings Inc. from February 2000 to May 2003. Mr. Mnuchin was also the head of the Media & Entertainment Group in the Investment Banking Department at Bear Stearns from 1996 to 2000 and a Vice President in the CME Group at Goldman Sachs & Co. from 1984 to 1996. Mr. Mnuchin received an M.B.A. from the University of Chicago in 1984 and a B.S. from the Wharton School at the University of Pennsylvania in 1982.

Number and Terms of Office of Officers and Directors
Our board of directors consists of five members is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Rosen and Mr. Mnuchin, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Kazam, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messrs. Sagansky and Graf, will expire at the third annual meeting of shareholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Rosen, Kazam and Mnuchin are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Platinum Eagle directors, officers and persons owning more than 10% of ordinary shares to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Platinum Eagle, or representations from certain reporting persons that no other reports were required, Platinum Eagle believes that all applicable filing requirements were complied with during the year ended December 31, 2017 and for the nine months ended September 30, 2018.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
Platinum Eagle has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Platinum Eagle’s annual reports contain financial statements audited and reported on by Platinum Eagle’s independent registered public accounting firm. Platinum Eagle has filed with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018.

PLATINUM EAGLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on July 12, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of warrants to purchase our Class A ordinary shares that also occurred on the closing date, our shares, debt or a combination of these as the consideration to be paid in our initial business combination.
At September 30, 2018, we held cash and cash equivalents of  $476,554, current liabilities of  $167,768 and deferred underwriting compensation of  $11,375,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Results of Operations
For the three months and nine months ended September 30, 2018, we had net income of  $2,205,340 and $3,374,866, respectively, which consisted of interest income held in the trust account of  $2,504,515 and $3,850,509, respectively, net of general and administrative costs of  $299,175 and $475,643, respectively. Our business activities from our inception through September 30, 2018 consisted solely of completing our initial public offering and identifying and evaluating prospective acquisition targets for a business combination.
Liquidity and Capital Resources
Prior to our initial public offering, on July 14, 2017, we issued an aggregate of 11,500,000 Class B ordinary shares, or founder shares, to Platinum Eagle Acquisition LLC, a Delaware limited liability company (our “Sponsor”) in exchange for a capital contribution of  $25,000 in cash, or approximately $0.002 per share. On December 19, 2017, our Sponsor surrendered 2,875,000 founder shares to the Company for no consideration, resulting in our Sponsor holding 8,625,000 founder shares. On December 22, 2017, the Sponsor transferred 4,226,250 founder shares to Harry E. Sloan for a purchase price of  $8,452.50 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 4,398,750 founder shares. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the initial public offering, on January 16, 2018, the Sponsor and Harry E. Sloan surrendered an aggregate of 500,000 founder shares (consisting of 255,000 by the Sponsor and 245,000 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 4,143,750 founder shares and Harry E. Sloan holding 3,981,250 founder shares, respectively.
On January 17, 2018, we consummated the initial public offering of 32,500,000 units (including the issuance of 2,500,000 units as a result of the underwriters’ partial exercise of their over-allotment option) at a price of  $10.00 per unit generating gross proceeds of  $325,000,000 before underwriting discounts and expenses. Each unit consists of one Class A ordinary share, par value $0.0001 per share of the Company (the “Class A Ordinary Shares”) and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share at an exercise price of  $11.50 per Class A Ordinary Share. Simultaneously with the closing of the initial public offering, we consummated the private sale of an aggregate of 5,333,334 private placement warrants (the “private placement warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, to our Sponsor, Harry E. Sloan and our independent directors at the time of the initial public offering, at a price of  $1.50 per private placement warrant.

We received gross proceeds from the initial public offering and the sale of the private placement warrants of  $325,000,000 and approximately $8,000,000, respectively, for an aggregate of  $333,000,000. $325,000,000 of the gross proceeds were deposited in a trust account with Continental Stock Transfer and Trust Company acting as Trustee (the “trust account”). At the closing date of our initial public offering, the remaining $8,000,000 was held outside of the trust account, of which $6,500,000 was used to pay underwriting discounts. In the future, a portion of the interest income on the funds held in the trust account may be released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay tax obligations. At September 30, 2018, funds held in the trust account consisted solely of investments solely in short term treasury securities and cash deposits.
At September 30, 2018, we had cash and cash equivalents held outside of the trust account of $476,554, which is available to fund our working capital. It is anticipated that the Company may incur loans from the Sponsor for additional working capital for Company’s ordinary operations and in pursuit of a business combination. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the initial public offering.
At September 30, 2018, we had current liabilities of  $167,768, largely due to short term financing of amounts owed to professionals, consultants, advisors and others who performed services or are working on identifying and evaluating a business combination. The identification and evaluation of a potential business combination is continuing after September 30, 2018 and additional expenses will be incurred. Such expenses may be significant, and we expect some portion of them would be paid upon consummation of a business combination. We may request loans from our Sponsor, affiliates of our Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a business combination. We may use working capital to repay such loans, but no funds may be withdrawn from the trust account for such repayment unless and until we complete an initial business combination. Additional funds could also be raised through a private offering of debt or equity. Our Sponsor, affiliates of our Sponsor, executive officers and directors are not obligated to make loans to us, and we may not be able to raise additional funds from unaffiliated parties. If we are unable to fund future working capital needs, if any, prior to completion of a business combination, our ability to continue as a going concern may be impaired.
We have 24 months from the closing date of our initial public offering (or until January 17, 2020) to complete the business combination. If we do not complete the business combination within this time period, we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to use to fund our working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholder’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (excluding deferred underwriting commissions) to consummate the business combination. To the extent that our equity or debt is used, in whole or in part, as consideration to consummate the business combination, the remaining proceeds held in the trust account after completion of the business combination and redemptions of Class A ordinary shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination.

Moreover, we may need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of our Class A ordinary shares upon completion of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.
Liquidity and Capital Resources
Following the consummation of the business combination transaction contemplated by this proxy statement/prospectus, Target Hospitality plans to finance its continued operations, growth strategy and additional expenses for at least the next twelve months through cash on hand and cash generated together with borrowings available under the New ABL Facility, as amended.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities other than an administrative agreement to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services, from the date of closing of the initial public offering. Upon completion of a business combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Redeemable Ordinary Shares
All Class A ordinary shares sold as part of the units in the initial public offering contain a redemption feature under which holders of Class A ordinary shares may, two business days prior to the consummation of a business combination, redeem their Class A ordinary shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account but not previously released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, divided by the number of then outstanding Class A ordinary shares. In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within an entity’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, our charter provides that in no event will we redeem our Class A ordinary shares in an amount that would cause our net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at September 30, 2018, 31,288,226 of our Class A ordinary shares were classified outside of permanent equity.

Net Income (Loss) Per Ordinary Share
Net income per ordinary share is computed by dividing net income applicable to ordinary shares by the weighted average number of shares outstanding for the periods presented. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 16,166,667 Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period. The Company’s statement of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the trust account, less applicable income tax expense and funds available to be withdrawn from the Trust for working capital purposes (up to a maximum of $250,000 annually) by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.
Recent Accounting Pronouncements
In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in shareholders’ equity in accordance with the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF TARGET HOSPITALITY
References in this section to “Target Hospitality,” “our company,” “we,” “us,” and “our,” generally refer to the combined businesses of Signor and Target and their consolidated subsidiaries, subject to the business combination. The following description applies to the businesses of Signor and Target and will apply to the business of Target Hospitality assuming the consummation of the business combination. The information set forth below includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and Adjusted Gross Profit. These measures are not calculated in accordance with U.S. GAAP. They are included in the discussion of Target Hospitality’s business because they are key metrics used by management. For additional information and a reconciliation of these non-GAAP measures to the nearest comparable GAAP measures, see “Selected Historical Financial Information of Target Parent — Non-GAAP Financial Measures” and “Selected Historical Financial Information of Signor — Non-GAAP Financial Measures.”
Our Company
Overview
Our company, Target Hospitality, is the largest vertically integrated specialty rental and hospitality services company in the United States. We own an extensive network of geographically relocatable specialty rental accommodation units with approximately 13,000 beds across 22 sites. The majority of our revenues are generated under multi-year “take-or-pay” contracts which provides visibility to future earnings and cash flows. We believe our customers enter into contracts with us because of our differentiated scale and ability to deliver premier accommodations and in-house culinary and hospitality services across many key geographies in which they operate.
Our company will be comprised of two leading businesses in the sector, Target Lodging and Signor. Signor was founded in 1990, and Target Lodging, though initially founded in 1978, began operating as a specialty rental and hospitality services company in 2006. Our company operates across the U.S. and serves some of the country’s highest producing oil and gas basins. We also own and operate the largest family residential center in the U.S. Using the “Design, Develop, Build, Own, Operate, and Maintain” (“DDBOOM”) business model, Target Hospitality provides comprehensive turnkey solutions to customers’ unique needs, from the initial planning stages through the full cycle of development and ongoing operations. We provide cost-effective and customized specialty rental accommodations, culinary services and hospitality solutions, including site design, construction, operations, security, housekeeping, catering, concierge services and health and recreation facilities for lodging. We deliver end-to-end essential facilities and hospitality services across several end markets in the U.S. and are known for high quality accommodations and vertically integrated hospitality services.
We operate in key oil producing regions in the U.S., which are some of the most active regions in the world. We have established a leadership position in providing a fully integrated service offering to our large customer base, which is comprised of major and independent oil producers, oilfield service companies, midstream companies, refineries, government and government service providers. Our company is built on the foundation of the following core values: safety, care, excellence, integrity and collaboration. We put the safety of our guests and employees above all other concerns. We care about our people, guests, customers, communities and the environment and we deliver excellent service with passion and pride. We act with integrity and collaborate with our people, communities, customers and partners.

Business Model
Our DDBOOM model allows our customers to focus their efforts and resources on their core businesses. This makes us an integral part of the planning and execution phases for all customers.

OUR DDBOOM MODEL

DESIGN	Engineering and design unique to client and project requirements; land planning, site design, facilities design, accommodations design, suite design and FF&E design.
DEVELOP	Turnkey land development, including grading, infrastructure, and service installation and connections.
BUILD	All-vertical construction using systems-built modular technology.
OWN	Acquire, own and control strategic land assets and temporary building portfolio, including permanent structures (hotels and other multilevel buildings).
OPERATE	Comprehensive facilities operations and hospitality services, including, catering, housekeeping, 24-hour security, maintenance, transportation, temporary power, water and waste management.
MAINTAIN	Ongoing preventive maintenance of grounds, services and facilities.

We provide a safe, comfortable, and healthy environment to our guests, employees and workers across the U.S. and anywhere our customers need our products and services. Under our “Target 12” service model, our company provides benefits to its customers, delivering high quality food, rest, connection, wellness, community, and hospitality, which optimizes our customers’ engagement, performance, safety, loyalty, and productivity during work hours.
This product and service model is provided directly by our employees, who deliver the essential services 24 hours per day for 365 days a year. We provide all of our hospitality services at our sites, and as a result, we believe we deliver more consistent and high-quality hospitality services at each community compared to our peers. Our company and employees are driven by our primary objective of helping our customers reach their full potential every day. Our professionally trained hospitality staff has the unique opportunity to live with our customers as most of our employees live on location at the communities where our customers reside. This allows our employees to develop powerful customer empathy, so we are better able to deliver consistent service quality and care through the Target 12 platform each day. Our employees are focused on “the other 12 hours” — the time our customers and their employees are not working — making sure we deliver a well fed, well rested, happier, loyal, safer and more productive employee every day. What we provide our customers “off the clock” optimizes their performance when they are “on the clock”. The investment our customers make in their employees “the other 12 hours” is an essential part of their strategy and overall business and operations execution plan.

WHAT WE PROVIDE YOUR WORKERS OFF THE CLOCK

01 FOOD

02 REST

03 CONNECTION

04 WELLNESS

05 COMMUNITY

06 HOSPITALITY

ENHANCES THEIR PERFORMANCE ON THE CLOCK

ENGAGEMENT 07

PERFORMANCE 08

SAFETY 09

LOYALTY 10

PRODUCTIVITY 11

PREPAREDNESS 12

Using our expansive community network, DDBOOM and Target 12 models, we provide specialty rental accommodations and hospitality services that span the lifecycle of our oil and gas customers’ projects. Our services cover the entire value chain of oil and gas projects, from the initial stages of exploration, resource delineation and drilling to the long-term production, pipeline transportation and final processing. Customers typically require accommodations and hospitality services at the onset of their projects as they assess the resource potential and determine how they will develop the resource. Our temporary accommodation assets are well-suited to support this exploratory stage where customers begin to execute their development and construction plans. As the resource development begins, we can serve customers’ needs with our specialty rental accommodation assets, and we are able to scale our facility size to meet customers’ growing needs. By providing infrastructure early in the project lifecycle, we are well-positioned to continue serving our customers throughout the full cycle of their projects, which can typically last for several decades.
Our integrated model provides value to our customers by reducing project timing and counterparty risks associated with projects. More broadly, our accommodations networks, combined with our integrated value-added hospitality and facilities services creates value for our customers by optimizing our customers’ engagement, performance, safety, loyalty, productivity, and preparedness and profitability.
History and Development
Target Hospitality’s legacy businesses of Signor and Target have grown and developed since they were created. The chart below sets out certain key milestones for each business.

1978 – 2010	2010 - Present

- 1978: Target Logistics is Founded
- 1990: Signor Farm and Ranch Real Estate is Founded
- Target Awarded contracts for logistics services for Olympics in 1984 (Sarajevo)
- 1992 Target (Barcelona), 1996 (Atlanta), 2000 (Sydney), 2002 (Salt Lake City), 2004 (Athens), 2006 (Turin) and 2010 (Vancouver)
  - The Vancouver project consisted of a 1,600 bed facility, a portion of which was subsequently transferred to North Dakota and remains in use today
- 2003: Target Provided logistics services in support of the Harley Davidson 100th anniversary in Milwaukee, WI
- 2004 (and again in 2009): Target hired by corporate clients including Pepsi and MTV to provide logistics services for Woodstock anniversary celebrations
- 2005: Target Operated 1,100-bed cruise ship anchored in the Gulf of Mexico to support relief efforts during aftermath of Hurricane Katrina
  - In addition, built and managed 700-person modular camp in New Orleans with running water, electricity and on-site kitchen services
- 2006: Target Provided 30 days notice to complete unfinished military housing for U.S. and Iraqi personnel in Basra, Iraq
  - Managed 2,000-bed facility, offered 4 types of meals (Western, Hallal, Arabic and MRE)
- 2007: Target Hired by Freeport-McMoRan to build and operate 425-bed facility in Morenci, AZ in support of copper mining operations (re-opening 10/2012)
- 2008: Target Provided catering/food services for 600 personnel in support of relief operations in aftermath of Hurricane Ike
- 2009: Target Provided housing and logistics services for 1,500 workers during a refurbishment of a refinery in St. Croix
- 2009: Signor Lodging is formed
- 2010: Target opened Williston Lodge, Muddy River, Tioga and Stanley Cabins in western North Dakota
- 2010: Target Weatherford International 200-bed campus opened in Mexico
- 2010: Target Added 805 total beds by year-end

- 2011: Target Expanded capacity in Williston, Stanley and Tioga with long-term customers Halliburton, Hess, ONEOK, Schlumberger, Superior Well Service, Key Energy Services and others
- 2011: Signor Lodge opens in Midland, TX (84 rooms)
- 2011: Signor Barnhart Lodge opens in Barnhart, TX (160 beds)
- 2012: Target Developed additional North Dakota facilities in Dunn County (Q1), Judson Lodge(Q3), Williams County (Q3) and Watford City (Q4)
- 2012: Target Expanded service into Texas with the opening of Pecos Lodge (90 beds) (Permian basin) in Q4
- 2012: Target Appears on Inc. 500 List of Fastest Growing Companies in America
- 2013: Target Awarded TCPL Keystone KXL pipeline project to house and feed over 6,000 workers
- 2013: Algeco Scotsman Acquires Target Logistics in Q1
- 2013: Target appears on Inc. 500 List of Fastest Growing Companies in America
- 2014: Target Awarded lodge contract for new 200-bed community in the Permian
- 2014: Signor Jal Lodge opens with 160 rooms
- 2015: Target Awarded contract and built 2,400-bed STRFC for U.S. federal government
- 2015: Opened new community in Mentone, TX (Permian basin) in Q4 for Anadarko Petroleum Company
- 2016: Expanded services in Permian basin by operating the Black Gold Lodge in Odessa, TX in Q4
- 2016: Signor expands Midland Lodge several phased expansions 1,000 beds
- 2016: Signor Kermit Lodge opens with 84 rooms
- 2017: Signor opens Orla Lodge with 208 rooms
- 2017: Target Expanded Permian network with the community expansion of both Wolf Lodge and Pecos Lodge (Permian basin) in Q2
- 2017: Target Permian Expansion New Mexico (Permian basin) and West Texas with the acquisition of 1,000-room Iron Horse Ranch in Q3
- 2017: Signor opens El Reno Lodge with 345 rooms
- 2017: Target Permian Expansion 280-room Blackgold Lodge in Q3
- 2018: Target Logistics rebranded as Target Lodging in March 2018
- 2018: Target Opened new community in Mentone-Permian basin 600 rooms
- 2018: Target ~1700 room expansion across Permian basin network
- 2018: Expanded community network in Permian and Anardarko basins through Acquisition of Signor; Adding 7 locations and ~4,500 beds to the network; in Q2

Summary of Value Added Services
We take great pride in our range of community and hospitality services offerings. We offer a premium customer experience. All of Target’s communities include in-house culinary and hospitality services. Our well-trained culinary and catering professionals serve more than 13,000,000 meals each year with fresh ingredients and many of our meals are made from scratch. Historically, nearly two-thirds of Signor’s legacy communities included culinary, hospitality and facilities management services, which were provided by a third party. Going forward, we plan to self-perform these services, which will provide us with greater control over service quality as well as incremental revenue and profit potential. Our communities are designed to promote rest and quality of life for our customers’ workforce and include amenities such as:
Summary of Amenities:
Facilities:	Services:
• New Innovative Modular Design	• Media Lounges & WIFI Throughout
• Single Occupancy Design	• Individual Xbox/PSII Pods
• Swimming Pool, Volleyball, Basketball	• Flat-Screen TVs in Each Room
• Commercial Kitchens	• 40+ Premium TV Channel Line-up
• Fast Food Lounges	• Personal Laundry Service
• Full & Self Service Dining Areas	• Individually Controlled HVAC
• TV Sports/Entertainment Lounges	• Hotel Access Onity Lock Systems
• Training/Conference Rooms	• 24 Hour No-Limit Dining
• Core Passive Recreation Areas	• Free DVD Rentals
• Active Fitness Centers	• Self Dispensing Free Laundry
• Lodge Reception Areas	• Commercial Laundry
• Locker/Storage/Boot-up Areas	• Transportation to Project Site
• Parking Areas	• 24 Hour Gated & Guarded Security
• Waste Water Treatment Facility	• Daily Cleaning & Custodial Service
• On-Site Commissary	• Professional Uniformed Staff

Our hospitality services and programming are designed to promote safety, security and rest, which in turn promote greater on-the-job productivity for our customers’ workforces. All of our communities strictly adhere to our community code of conduct, which prohibits alcohol, drugs, firearms, co-habitation and guests. We work closely with our customers to ensure that our communities are an extension of the safe environment and culture they aim to provide to their employees while they are on a project location. Our customer code of conduct is adopted by each corporate customer and enforced in conjunction with our customers through their documented health, safety and environmental policies, standards and customer management. We recognize that safety and security extends beyond the customers’ jobsite hours and is a 24-hour responsibility which requires 24-hour services by Target Hospitality and close collaboration with our customer partners.
Industry Overview
We are one of the few vertically integrated specialty rental accommodations and hospitality services providers that service the entire value chain from site identification to long-term community development and facilities management. Our industry divides specialty rental accommodations into three primary types: communities, temporary worker lodges and mobile assets. We are principally focused on communities across several end markets, including oil, gas, energy infrastructure and government.
Communities typically contain a larger number of rooms and require more time and capital to develop. These facilities typically have commercial kitchens, dining areas, conference rooms, medical and dental services, recreational facilities, media lounges and landscaped grounds where climate permits. All of our communities are built and underpinned by multi-year take-or-pay contracts which often include exclusivity provisions. These facilities are designed to serve the long-term needs of customers regardless of the end markets they serve. All of our communities provide fully-integrated and value-added hospitality services, including but not limited to: catering and food services, housekeeping, recreation facilities, laundry services and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. In contrast, temporary lodges are usually smaller in number of rooms and generally do not include hospitality, catering, facilities services or other value-added on-site services and typically serve customers on a spot or short-term basis without long-term take-or-pay contracts. These temporary facilities are “open” for any customer who needs lodging services. Finally, mobile assets, or rig housing, is designed to follow customers’ activities and is generally used for drilling rig operators. They are often used to support conventional drilling crews and are contracted on a project-by-project, well-by-well or short-term basis.
Our specialty rental accommodations and hospitality services deliver the essential services and accommodations when and where there is a lack of sufficient accessible or cost-effective housing, infrastructure or local labor. Many of the geographic areas near the southern U.S. border lack sufficient temporary housing and infrastructure for asylum-seeking immigrants or may require additional infrastructure in the future. In the U.S. oil and gas sector, many of the largest unconventional and hydrocarbon reservoirs are in remote and expansive geographic locations, like the Permian basin (the “Permian”) and Bakken basin (the “Bakken”) where limited infrastructure exists. Our industry supports the development of these natural resources by providing lodging, catering and food services, housekeeping, recreation facilities, laundry services and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. Our communities and integrated hospitality services allow our customers to outsource their accommodations needs to a single provider, optimizing employee morale, productivity, safety, and loyalty while focusing their investment on their core businesses and long term planning.
With our focus on large-scale community networks, large-scale stand-alone communities and hospitality services, our business model is a balanced combination of specialty rental assets and facilities services and is most similar to specialty rental companies like William Scotsman and Mobile Mini, and facilities services companies such as Aramark, Sodexo or Compass Group, and developers of lodging properties who are also owners or operators, such as Hyatt Hotels Corporation or Marriott International, Inc.
The U.S. specialty rental accommodations industry is segmented into competitors that serve components of the overall value chain, with very few integrated providers.

In the government sector, the GEO Group, Inc. is a fully integrated provider of immigration family residential centers. The family residential centers we own, operate, or manage, as well as those facilities we own but are managed by other operators, are subject to competition for residents from other private operators. We compete primarily on siting, cost, the quality and range of services offered, our experience in the design, construction, and management of facilities, and our reputation. We compete with government agencies that are responsible for correctional, detention and residential facilities and a number of companies, including, but not limited to, the GEO Group, Inc. and Management and Training Corporation. Government sector demand for facilities is affected by a number of factors, including the demand for beds, general economic conditions and immigration population variability.
In the U.S. oil and gas sector, Cotton Holdings and Civeo are the only other integrated accommodations and facilities services providers and make up less than 10% of the total U.S. integrated rental accommodations market, while private companies such as Aries and Permian Lodging primarily provide lodging only or offer optional catering services through a third-party catering company and also make up less than 10% of the market. Two public manufacturing and/or leasing firms also participate in the U.S. market — ATCO Structures & Logistics Ltd. (“ATCO”) and Black Diamond Group Limited (“Black Diamond”). Those companies will primarily own and lease the units to customers, facility service companies or integrated providers. Facility service companies, such as Aramark Corporation (“Aramark”), Sodexo Inc. (“Sodexo”) and Compass Group PLC (“Compass Group”) do not invest in, or own, the accommodations assets but manage third-party facilities.
Demand for accommodations and related services within our oil and gas end market is influenced by four primary factors: (i) available infrastructure, (ii) competition, (iii) workforce requirements, and (iv) commodity prices. Current commodity prices, and our customers’ expectations for future commodity prices as well as larger infrastructure requirements, influence customers’ spending on current productive assets, maintenance on current assets, expansion of existing assets and development of greenfield, brownfield or new assets. In addition to commodity prices, different types of customer activity require varying workforce sizes, influencing the demand for accommodations. Also, competing locations and services will influence demand for our assets and services.
Demand within our government end market is primarily influenced by immigration, including the ongoing need to accommodate asylum seekers as well as federal governmental policy and budgets. Continued increases in asylum seeker activity may influence government spending on infrastructure in immigration-impacted regions and consequentially demand for accommodations and related services.
Another factor that influences demand for our rooms and services is the type of customer we are supporting. Generally, oil producer customers require larger workforces during construction and expansionary periods and therefore have a higher demand for accommodations. Due to the contiguous nature of their land positions, a “hub and spoke” model is utilized for producers. Oilfield service companies also require larger and more mobile workforces which, in many cases, consist of employees sourced from outside of the work areas. These employees, described as rotational workers, permanently reside in another region or state and commute to the Permian or Bakken basins on a rotational basis (often, two weeks on and one week off, or some variation). Rotational workers are also sometimes described as a fly-in-fly-out (“FIFO”) or drive-in-drive-out (“DIDO”) commuter work force.
In addition, proximity to customer activities influences occupancy and demand. We have built, own and operate the two largest specialty rental and hospitality services networks available to oil and gas customers operating in the Permian and Bakken basins. These networks allow our customers to utilize one provider across a large and expansive geographic area. Our broad network often results in us having communities that are the closest to our customers’ job sites, which reduces commute times and costs, and improves the overall safety of our customers’ workforce. Generally, if a community is within a one hour drive of a customer’s work location, our exclusive contractual arrangements with our customers require the customers to have their crews lodge at one of our communities. Our communities provide customers with cost efficiencies, as they are able to jointly use our communities and related infrastructure (power, water, sewer and IT) services alongside other customers operating in the same vicinity.
Demand for our services is dependent upon activity levels, particularly our customers’ capital spending on exploration for, development and production of oil, natural gas and government immigration housing programs. Our customers’ spending plans generally are based on their view of commodity supply and demand dynamics, as well as the outlook for near-term and long-term commodity prices and annual government appropriations. Our current oil and gas footprint is strategically concentrated in the Permian Basin, the largest basin in the world with an estimated 60 billion barrels of oil equivalent (“bboe”) of recoverable oil while producing approximately 3.5 million barrels of oil equivalent (“mboe”) per day which is about three times as much produced in the Bakken. The Permian stretches across the southeast corner of New Mexico and through a large swath of land in western Texas, encompassing hundreds of thousands of square miles and dozens of counties. The Permian Basin has experienced elevated drilling activity as the result of improved technologies that have driven down the cost of production. Additionally, the Permian is the lowest cost basin within the U.S., with a breakeven price below $40/bbl, allowing operators focused in the Permian to continue drilling economic wells even at low commodity price levels. Technological improvements in recent years and the large oil reserves support sustained activity in the Permian Basin for the foreseeable future.
Business Strengths & Strategies
Strengths
Market Leader in Strategically Located Geographies.   We are the nation’s largest provider of turnkey specialty rental units with premium catering and hospitality services including 22 strategically located communities with approximately 13,000 beds primarily in the highest demand Permian and Bakken basins. Utilizing our large network of communities with the most bed capacity, particularly within the Permian and Bakken, we believe we are the only provider with the scale and regional density to serve all of our customers’ needs in these key basins. We leverage our scale and experience to deliver a comprehensive service offering of vertically integrated accommodations and hospitality services. Our complete end-to-end accommodations solution, including our premium amenities and experience, provides our customers with a compelling and unmatched value proposition.

Midstream
Pipeline
11 Lodges
~6,500 Beds
North U.S.
5 Lodges
1,673 Beds
South U.S.
16 Lodges / 8,760 Beds
STFRC / 2,556 Beds
Midstream pipeline
Basins
Shale plays
Target Hospitality /
Basins Served

Long-Standing Relationships with Diversified Blue-Chip Customers.   We have long standing relationships with our large, diversified customer base, which includes some of the largest blue-chip, investment grade oil & gas companies in the U.S. We serve the full energy value chain, with customers spanning across the upstream, midstream, downstream and service sectors. We believe we have also established strong relationships in our U.S. government end market with our contract partner and the federal agency we serve. We initially won this large government contract in 2014 based upon our differentiated ability to develop and open the large facility on an accelerated timeline. This contract has already been renewed and extended once, demonstrating our successful execution and customer satisfaction. The relationships we have established over the past decade have been built on trust and credibility given our track record of performance and delivering value to our customers by providing a broad range of hospitality service offerings within a community atmosphere. Our customers’ desire and willingness to enter into multi-year “take-or-pay” contracts and to renew them at a historical rate for Target, of greater than 90% evidence the strength of these long-standing relationships.

Multi-year Contracts and Exclusivity Produce Highly Visible, Recurring Revenue.   The vast majority of our revenues are generated under multi-year take-or-pay contracts. Our take-or-pay contracts guarantee revenue generation regardless of utilization levels. The vast majority of our customer contracts also have exclusivity provisions under which our customers agree to exclusively use our communities for all of their needs within the expansive geographies we serve. The weighted average term of our contracts is approximately 40 months and we have maintained a contract renewal rate of at least 90% for Target over the last six years. Additionally, many of our customers secure minimum capacity commitments with us to ensure they have sufficient accommodations and hospitality services to properly care for their large workforces. Our multi-year take-or-pay customer agreements provide us with contracted recurring revenue and high visibility to future financial performance.
Proven Performance and Resiliency Through the Cycle.   Our business model is well insulated from economic and commodity cycles, as evidenced by our ability to increase revenue and Adjusted EBITDA by over 20% and over 35%, respectively, through the recent commodity downturn. Our multi-year take-or-pay contracts with blue-chip customers support stable performance through commodity and economic cycles. Further, as warranted by customer demand, we are able to move our rental assets and redeploy them. Our strategic focus on the Permian further supports consistent performance as the region’s oil production continues to grow. The Permian is one of the largest basins in the world with high levels of sustained production expected to continue, further supported by the structural decline in breakeven prices in the region.
Long-lived Assets Requiring Minimal Maintenance Capital Expenditures.   Our long-lived specialty rental assets support robust cash flow generation. Our rental assets have an average life in excess of 20 years, and we typically recover our initial investment within the first contract, with a payback period of less than three years. We incur minimal maintenance capital expenditures and cleaning and routine maintenance costs are included in day-to-day operating costs and recovered through our average daily rates. This continual care of our assets supports extended asset lives and the ongoing ability to operate with only nominal maintenance capital expenditures. The investment profile of our rental assets underpins our industry leading unit economics, including internal rates of return on our fleet investments in excess of 35%. Due to the high revenue visibility from long-term contracts, we are poised to generate robust and stable cash flows driven by historical strategic growth investments and minimal future maintenance capital expenditure requirements.
Strategies
We believe that we can further develop our business by, among other things:
•
Maintaining and Expanding Existing Customer Relationships.   Ensuring we have and continue to have excellent relationships with our customers is very important to us. We work to fill the existing bed capacity within our communities, while optimizing our inventory for existing customer expansion or for new customers. Keeping this balance provides us with flexibility and a competitive advantage when pursuing new contract opportunities. We optimize our capacity, inventory and customers’ usage through data analytics, customer collaboration and forecasting. With the scale of our accommodations network, many of our customers are commercially exclusive to Target Hospitality as their primary and preferred provider of accommodations and hospitality throughout the U.S. or for a designated geographic area.
•
Enhancing Contract Scope and Terms.   A primary strategic focus for us is to enhance the scope and terms of our customer contracts. We intend to continue our historical track record of renewing and extending these contracts at favorable commercial and economic terms, while also providing additional value added services to our customers. A key near term priority is to add our vertically integrated suite of services, including catering, to the many legacy Signor contracts that included only accommodations. Replacing legacy third party providers allows us greater control over service quality and delivery and offers substantial incremental revenue potential. Additionally, we believe we have capacity to increase revenue within our existing communities without new growth capital expenditures through increased utilization rates and modest price increases over time.

•
Disciplined Growth Capital Expenditures to Increase Capacity.   We will selectively pursue opportunities to expand existing communities and develop new communities to satisfy customer demand. We employ rigorous discipline to our capital expenditures to grow our business. Our investment strategy is to only deploy new capital with visibility — typically a contract — to revenue and returns to meet our internal return hurdles. We target payback on initial investment within three years. Due to the lower cost per bed, returns on investment are higher for the expansion of existing facilities.

•
Growing and Pursuing New Customer/Contract Opportunities.   We continually seek additional opportunities to lease our facilities to government, energy and natural resources, manufacturing, and other third-party owners or operators in need of specialty rental accommodation assets and integrated hospitality services. We have a proven track record of success in executing our DDBOOM specialty rental and facilities management model across several end markets for ongoing needs as well as major projects that have finite project life cycle durations. While special projects do not constitute a large portion of our business, it is typical for us to secure some special projects that can last anywhere from 1-5 years (or more). We have designated sales related resources that focus on special finite life cycle projects and maintain a dynamic business pipeline which includes but is not limited to special projects across end markets.

•
Expansion Through Acquisitions.   We will selectively pursue asset acquisitions and business combinations related to specialty rental accommodations and hospitality services in the markets we currently serve as well as those we do not. Leveraging our core competencies related to facilities management, culinary services, catering and site services, we can further scale this segment of our business and replicate it in other geographies end markets. We will continue to assess targeted acquisitions and business combinations that would be accretive to the company.

Sales and Marketing
Target has a tenured in-house sales and marketing team that is responsible for acquiring new customers and managing the relationships of our existing customers across the U.S. Our sales approach is based on a consultative-empathy based value creation model. Our professionally trained sales organization is relentlessly focused on providing solutions to our customers’ challenges which has resulted in higher customer satisfaction and loyalty.
Business Operations
Target Hospitality provides specialty rental and hospitality services, temporary specialty rental and hospitality services solutions and facilities management services across the U.S. The company’s primary customers are investment grade oil, gas and energy companies, other workforce accommodation providers operating in the Permian and Bakken basin regions, and government contractors. The company’s specialty rental and hospitality services and management services are highly customizable and are tailored to each customer’s needs and requirements. Target Hospitality is also an approved general services administration (“GSA”) contract holder and offers a comprehensive range of housing, deployment, operations and management services through its GSA professional services schedule agreement. The GSA contract allows U.S. federal agencies to acquire our products and services directly from Target Hospitality which expedites the commercial procurement process often required by government agencies.
Target Hospitality operates its business in three business segments: (i) government (“Government”), which includes the facilities, services and operations of its family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under its lease and services agreement with CoreCivic; (ii) the Permian basin (the “Permian Basin”), which includes the facilities and operations in the Permian basin region and the 15 communities located across Texas and New Mexico and (iii) the Bakken basin (the “Bakken Basin”), which includes facilities and operations in the Bakken basin region and five communities in North Dakota.
The map below shows the company’s primary community locations in the Permian basin and the Bakken basin.

MONTANA
NORTH DAKOTA
NEW MEXICO
TEXAS

NORTH AMERICA LODGE NETWORK

BASIN

- Bakken
- Permian

TEXAS

1. Barnhart Lodge
2. Delaware Lodge
3. Kermit Lodge
4. Mentone Skillman Lodge
5. Mentone Wolf Camp
6. Midland Lodge
7. Odessa Lodge East
8. Odessa Lodge FTSI
9. Odessa Lodge West
10. Orla Lodge North
11. Orla Lodge South
12. Pecos Lodge North
13. Pecos Lodge South

NEW MEXICO

14. Carlsbad Lodge East
15. Carlsbad Lodge West *Coming Soon*
16. Jal Lodge

OKLAHOMA

17. El Reno Lodge

NORTH DAKOTA

18. Dunn County Lodge
19. Judson Lodge
20. Stanley Hotel
21. Watford City Lodge
22. Williams County Lodge

Certain key statistics about our communities in the Permian basin and the Bakken basin, as well as our one location in the Anadarko in Oklahoma, are set forth in the table below:
Location	Company	Community Name	Location	Status as of July 2018	Number of Beds
Permian	Target	Odessa East	Odessa, TX	Own/Operate	280
Permian	Target	Odessa West	Odessa, TX	Own/Operate	655
Permian	Target	Mentone	Mentone, TX	Own/Operate	430
Permian	Target	Pecos	Pecos, TX	Own/Operate	785
Permian	Target	Skillman	Mentone, TX	Own/Operate	600
Permian	Target	Carlsbad	Carlsbad, NM	Own/Operate	606
Permian	Target	Orla North	Orla, TX	Operate Only	155
Permian	Target	Orla South	Orla, TX	Operate Only	160
Permian	Signor	Barnhart	Barnhart, TX	Own/Operate	192
Permian	Signor	FTSI	Odessa, TX	Own/Operate	205
Permian	Signor	Jal	Jal, NM	Own/Operate	626
Permian	Signor	Kermit	Kermit, TX	Own/Operate	126
Permian	Signor	Midland	Midland, TX	Own/Operate	1,521
Permian	Signor	Delaware	Orla, TX	Own/Operate	465
Permian	Signor	Pecos	Pecos, TX	Own/Operate	982
Bakken	Target	Dunn	Dickinson, ND	Own/Operate	596
Bakken	Target	Stanley	Stanley, ND	Own/Operate	338
Bakken	Target	Watford	Watford City, ND	Own/Operate	334
Bakken	Target	Williams	Williston, ND	Own/Operate	300
Bakken	Target	Judson	Williston, ND	Own/Operate	105
Anadarko	Signor	El Reno	El Reno, OK	Own/Operate	458
Total Number of Beds (U.S. Oil & Gas only)					9,919

Government
Historically, the Government segment has included, but is not limited to, two primary end markets which make up approximately 22% of total revenues today:
•
Residential Facilities.   Residential facilities, including the South Texas Family Residential Center (discussed below), provide space and residential services in an open and safe environment to adult females with children who have been detained by ICE and are awaiting the outcome of immigration hearings or the return to their countries of origin. Residential facilities offer services including, but not limited to, educational programs, medical care, recreational activities, counseling, and access to religious and legal services.

•
Community Corrections.   Community corrections/residential reentry facilities offer housing and programs to offenders who are serving the last portion of their sentence or who have been assigned to the facility in lieu of a jail or prison sentence, with a key focus on employment, job readiness, and life skills.

Target Hospitality built and currently leases and operates the South Texas Family Residential Center through a sub-lease and services agreement with CoreCivic, a government solutions company which provides correctional and detention management services. The company owns and operates the facility by providing on-site services including catering, culinary, management, janitorial and light maintenance. The South Texas Family Residential Center includes 524,000 square feet of building space including residential housing units with 2,400 beds, as well as classrooms, a library, chapels, an infirmary with full medical, dental, pharmaceutical and x-ray capabilities, a dining hall, offices and an industrial laundry center.
We look forward to expanding the products and services of our Government segment through our GSA designations, specifically our designation to maintain the professional services schedule (“PSS”) for logistics service solutions, which are designed to assist federal agencies in procuring comprehensive logistics solutions, including planning, consulting, management, and operational support when deploying supplies, equipment, materials and associated personnel. GSA’s PSS is a multiple award schedule (“MAS”) contract for innovative solutions, offered to federal, state and local governments, for their professional services needs. Having a PSS signifies that we have been vetted as a responsible supplier, our pricing has been determined to be fair and reasonable and we are in compliance with all applicable laws and regulations. PSS is one of the GSA’s schedule contracts, which are indefinite delivery, indefinite quantity (“IDIQ”), long-term contracts under the GSA MAS program. GSA schedule contracts were developed to assist federal employees in purchasing products and services and they contain pre-negotiated prices, delivery terms, warranties, and other terms and conditions which streamline the buying process.
The Government segment generated 38.6%, $66.7 million, and 35%, $50.0 million, of the company’s revenue for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. There were no pro forma adjustments to revenue for the Government segment.
Permian Basin
The Permian basin is one of the oldest producing basins in the world, with production dating back to the early 1900s. It stretches across the southeast corner of New Mexico and a large swath of western Texas, encompassing hundreds of thousands of square miles and dozens of counties. The growth story comes from both unconventional and conventional drilling techniques into stacked reservoirs including the Wolf community, Bone Springs, Trend Area (Spraberry area) Spraberry reservoirs. The basin consists of multiple sub-basins; the most targeted are the Delaware and Midlands Basins. Until the oil price decline, over 200 vertical rigs (most of all vertical rigs in the U.S.) were operating in the Permian using traditional drilling methods to vertically target and frac into multiple stacked pay zones, primarily in the Midland Basin’s Trend Area and Spraberry reservoirs. Horizontal production from the Delaware basin began in earnest in 2014, primarily in New Mexico. Horizontal drilling in the Texas portion of the Permian followed shortly thereafter with horizontal drilling in the Spraberry and Trend area reservoirs, which were traditionally vertical targets.
The Permian basin market is the most prolific shale basin in the U.S. with an estimated 60 billion barrels of oil equivalent (bboe) of recoverable oil while producing ~3.5 one million barrels of oil equivalent (mboe) per day (3x the Bakken). This century-old oil basin has attracted investment from large and small companies for many decades. However, it took years of vertical drilling and multi-stage fracking of vertical wells (and simultaneous development of horizontal drilling and fracking outside of the Permian) to learn enough about the stacked pay potential in order to drill it horizontally. When you look at the high level of vertical activity up until 2014, it is evident that it took a long time to unlock the Permian basin’s potential — due in large part to its scale and geologic complexity.
Seeing great potential in the Permian basin, Target entered the market in 2012, ahead of many of our competitors. We started in the Permian basin with an 80-bed community in Pecos, TX. Today, Target has two locations and over 1,600 beds in the Pecos area of the Permian basin, which is located in the Delaware basin area. With 15 communities and approximately 8,800 beds across the Permian basin, we offer the largest network of turnkey specialty rental accommodations and hospitality services in the basin, with the next largest provider having 1,500 beds or less and only four locations.
The Permian Basin segment generated 46%, $80.1 million, and 49%, $70.5 million, of the company’s revenue for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. There were no pro forma adjustments to revenue for the Permian Basin segment.

The map below shows the company’s primary community locations in the Permian basin.

NEW MEXICO
OKLAHOMA
TEXAS
Oklahoma City
16
Odessa
Midland
Carlsbad
Dallas
Austin
San Antonio
14
15
4
10
6
2
3
7
5
8
11
9
12
13
1
LODGE NETWORK
TEXAS
1. Barnhart Lodge
2. Delaware Lodge
3. Kermit Lodge
4. Mentone Skillman Lodge
5. Mentone Wolf Camp
6. Midland Lodge
7. Odessa Lodge East
8. Odessa Lodge FTSI
9. Odessa Lodge West
10. Orla Lodge North
11. Orla Lodge South
12. Pecos Lodge North
13. Pecos Lodge South
NEW MEXICO
14. Carlsbad Lodge
15. Jal Lodge
OKLAHOMA
16. El Reno Lodge
PERMIAN BASIN
Delaware
Midland

Bakken Basin
The Bakken basin was the first of the unconventional oil basins to develop in the U.S. The Bakken basin is one of the most prolific U.S. shale oil basins to date. The basin spans territory in North Dakota, eastern Montana, and a small portion of northern South Dakota (in addition to portions in Saskatchewan and Manitoba in Canada). It is home to the Bakken and Three Forks reservoirs and is often referred to simply as the Bakken shale oil basin. North Dakota is home to most of the Bakken basin production and has been the strongest growth area for many U.S. independent oil companies.
It was an older, conventional oil play that had endured several cycles, but had never really taken off in earnest. It followed on the tails of the shale gas boom and the advent of unconventional technology, particularly horizontal drilling and hydraulic fracturing. Experimental horizontal drilling, without fracking, was being done in the Bakken in the 1990s.
The Bakken basin drew attention and capital investment because operators were looking to find shale oil the same way they found shale gas, cracking open tight rocks and extracting oil.
The geology in the Bakken basin was well known to geologists and was known for its vast reserves. It is a promising, clean and relatively simple geology in its structure. It is a large continuous oil accumulation with a simple Oreo cookie-like structure, a shale, sandstone, and then a shale.
In 2009, Target entered the Bakken basin market and built its first community in Williston, North Dakota for a large OFS company. The community was the first of its kind in the region and provided specialty rental and hospitality services for more than 150 remote rotational workers. Today, Target Hospitality has five community locations and 1,673 rentable rooms serving the region. We are the largest specialty rental and hospitality services provider in the region with approximately 60% of the market share with the next closest direct competitor having less than 10% of the market share.
The Bakken Basin segment generated 13%, $22.4 million, and 14%, $20.0 million, of the company’s revenue for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. There were no pro forma adjustments to revenue for the Bakken Basin segment.

The map below shows the company’s primary community locations in the Bakken basin.

MONTANA
NORTH DAKOTA
Williston
Stanley
Watford City
Dickinson
LODGE NETWORK
NORTH DAKOTA
1. Dunn County Lodge
2. Judson Lodge
3. Stanley Hotel
4. Watford City Lodge
5. Williams County Lodge
BASIN
Bakken

Other
In addition to the three segments above, the company: (i) has facilities and operations for one community in the Anadarko Basin of Oklahoma; (ii) provides catering and other services to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by Target Hospitality (“Facilities Management”); and (iii) provides ongoing preparatory work and plans for facilities and services to be provided in connection with the TransCanada pipeline project.
The company provides specialty rental and hospitality services including concierge, culinary, catering, maintenance, security, janitorial and related services at facilities owned by other companies. We currently provide Facilities Management, culinary and catering services and site services for two facilities located in the Permian for which we do not own the specialty rental accommodation assets.
Future Pipeline Services Plans
We are contracted with TransCanada Pipelines (“TCPL”) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. Our contract with TCPL was executed in 2013 and is currently pending full contract release, subject to TCPL’s final investment decision and formal notice to proceed. Our contract with TCPL is terminable at will by TCPL with ten days prior written notice and, in the event of such termination we are entitled to certain cancellation and termination fees for work performed prior to cancellation. In October 2018, we received partial release for certain pre-work related to the project and have commenced a limited scope of work based on work orders issued by TCPL.
Since entering this agreement in 2013, we have dedicated significant resources to preparation for a timely, cost effective and sequential execution of the Keystone XL project. Our project teams have worked closely with TCPL in the entitlement process for each planned site, and our operations teams, including our project management and culinary and catering personnel, have developed plans for resource allocation and logistical coordination for providing hospitality services in the project community. Due to our lengthy planning and coordination efforts and our long-term collaboration with our supply partners, we believe we have developed plans that will deliver high-quality, cost-effective and consistent services throughout the TCPL project cycle.
If TCPL receives funding and we receive full contract release, we expect to construct 11 workforce housing communities for approximately 6,000 workers and serve over 4.5 million meals between 2019 and

2021 to support the construction of TCPL project. Pipeline construction is expected to start at Morgan, Montana, and travel through Montana and South Dakota, and is expected to join the existing Keystone pipelines at Steele City, Nebraska. The project is still pending a final investment decision by TCPL and, as a result, we cannot be certain that this project will commence in full on the expected timeline or at all.
Additionally, on November 8, 2018, a federal judge in the U.S. District Court for the District of Montana issued an order enjoining TCPL from engaging in any activity in furtherance of the construction or operation of Keystone XL and associated facilities. This ruling could adversely affect the timing and scope of work to be performed by the Company for TCPL in support of the Keystone XL project.
Customers and Competitors
Target Hospitality’s principal customers include investment grade oil and gas companies, energy infrastructure companies, and U.S. government and government contractors. For the year ended December 31, 2017, our largest customers were CoreCivic and Halliburton, who each accounted for more than 10% of our revenues. For the six months ended June 30, 2018, our largest customers were CoreCivic, Halliburton, Keane, Schlumberger, and Anadarko who each accounted for more than 10% of our revenues. There were no pro forma adjustments for revenue.
For the year ended December 31, 2017 and the nine months ended September 30, 2018, the top five customers accounted for 72% and 59% of revenue, respectively.
Our primary competitors in the U.S. for our Oil & Gas Segment are Cotton Logistics, Permian Lodging, Aries, and Civeo for temporary accommodations in the U.S. shale basins. For hospitality services and facilities management, our three primary competitors are: Sodexo, Aramark and Compass.
Our primary competitors in the Government segment are The GEO group and Management and Training Corporation (“MTC”).
The Company’s Community and Services Contracts
For the year ended December 31, 2017, revenue related to the Permian and Bakken regions represented 50% of our consolidated revenues, revenue for our operations at the South Texas Family Residential Center represented 50% of our consolidated revenues, and all other revenue represented less than 1% of our consolidated revenues.
Lease and Services Agreements
The company’s operations in the Permian and Bakken regions are primarily conducted through take-or-pay contractual arrangements with its customers. For certain of the company’s largest customers, it uses network lease and services agreements (“NLSAs”) which cover the customer’s full enterprise and are exclusive agreements with set terms and rates for all geographic regions in which the company operates. The NLSAs obligate the customers to use the company’s facilities and services across the U.S. The company’s NLSAs have an average set term of two to three years. Certain other customers are subject to lease and services agreements (“LSAs”) which are more limited in geographic scope and cover only specified areas with the same structural commercial terms as the NLSAs. The LSAs have terms that range from six to thirty six months and generally do not have termination provisions in favor of the customer.
The company also has master services agreements (“MSAs”) with certain customers which are typically exclusive arrangements without the take-or-pay component of the NLSAs and LSAs and no minimum contractual liability for the customer.
CoreCivic
The company operates the South Texas Family Residential Center pursuant to a contractual arrangement with CoreCivic (the “CoreCivic Contract”). The CoreCivic Contract provides for the company’s sublease and ongoing operation of the South Texas Family Residential Center through September 2021. This facility, located in Dilley, Texas, is the largest family residential center in the U.S. and was built by the company in 2015. This facility has approximately 524,000 square feet of facilities on an 85-acre site. Target Hospitality leases the facilities to CoreCivic and provides onsite managed services including catering, culinary, facilities management, maintenance, and janitorial services of the common area facilities only.
The CoreCivic Contract depends on the U.S. government and its funding. Any impasse or delay in reaching a federal budget agreement, debt ceiling or government shut downs, and the subsequent lack of funding to the applicable government entity, could result in material payment delays, payment reductions or contract terminations. The government may terminate the contract with CoreCivic for convenience on 90 days’ notice; in the event this should occur, CoreCivic may terminate its agreement with Target upon 60 days’ notice.
Regulatory and Environmental Compliance
Our business and the businesses of the company’s customers can be affected significantly by federal, state, municipal and local laws and regulations relating to the oil, natural gas and mining industries, food safety and environmental protection. Changes in these laws, including more stringent regulations and increased levels of enforcement of these laws and regulations, and the development of new laws and regulations could impact the company’s business and result in increased compliance or operating costs associated with its or its customers’ operations.
To the extent that these laws and regulations impose more stringent requirements or increased costs or delays upon the company’s customers in the performance of their operations, the resulting demand for the company’s services by those customers may be adversely affected. Moreover, climate change laws or regulations could increase the cost of consuming, and thereby reduce demand for, oil and natural gas, which could reduce the company’s customers’ demand for its services. The company cannot predict changes in the level of enforcement of existing laws and regulations, how these laws and regulations may be interpreted or the effect changes in these laws and regulations may have on the company or its customers or on our future operations or earnings. The company also cannot predict the extent to which new laws and regulations will be adopted or whether such new laws and regulations may impose more stringent or costly restrictions on its customers or its operations.
Employees
As of November 13, 2018, Target Hospitality had approximately 778 employees. None of the company’s employees are unionized or members of collective bargaining arrangements.
Intellectual Property
Target Hospitality owns a number of trademarks important to the business. Its material trademarks are registered or pending registration in the U.S. Patent and Trademark Office. The business operates primarily under the Target Hospitality brand.
Properties
Corporate Headquarters
Target Hospitality’s headquarters are located in The Woodlands, Texas. Its executive, financial, accounting, legal, administrative, management information systems and human resources functions operate from this single, leased office.
Communities/Owned and Leased Real Estate
Target Hospitality operates 22 communities, of which it owns the underlying real property of 45%, leases the underlying real property of 36%, and both owns and leases the underlying real property of 5%. The remaining 14% are customer sites.
Legal Proceedings and Insurance
Signor, Target and Target Hospitality are involved in various lawsuits, claims and legal proceedings, the majority of which arise out of the ordinary course of business. The nature of the company’s business is such that disputes occasionally arise with vendors including suppliers and subcontractors, and customers over contract specifications and contract interpretations among other things. The company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on its assessment of exposure. Target Hospitality has insurance policies to cover general liability and workers’ compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under such pending lawsuits, claims and legal proceedings will not have a material adverse effect on its financial condition or results of operations. See the audited consolidated financial statements and the notes thereto of Target Parent and Signor elsewhere in this proxy statement/prospectus for additional information.
Management
The following table sets forth information regarding the executive officers of Target, who are anticipated to be executive officers of Target Hospitality, following the business combination. None of the former executive officers of Signor will be continuing with the company following the business combination.
Target
Name	Age	Position(s) at Target
James B. Archer	48	President and Chief Executive Officer
Andrew A. Aberdale	53	Chief Financial Officer
Troy C. Schrenk	44	Chief Commercial Officer
Executive Officers
For biographical information concerning the above persons, see the section entitled “Management of Target Hospitality Following the Business Combination — Management and Board of Directors.”
Executive Compensation
Introduction
This section provides an overview of Target’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2018, Target’s named executive officers were:
•
James B. Archer, who has served as Target’s President and Chief Executive Officer since April 2014;

•
Andrew A. Aberdale, who has served as Target’s Chief Financial Officer since October 2010;

•
Troy C. Schrenk, who has served as Target’s Chief Commercial Officer since May 2018.

The objective of Target’s compensation program is to provide a total compensation package to each named executive officer that will enable Target to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of Target’s equity holders to encourage each named executive officer to contribute to Target’s long-term performance and success.
The compensation program for Target’s named executive officers currently consists of the following elements: base salary, commission and severance and change of control benefits. Historically, the board of directors of Target has determined the compensation for Target’s named executive officers.
Employment Agreements
James Bradley Archer
Contemporaneous with the business combination, Target Hospitality expects to enter into an employment agreement with Mr. Archer. The agreement will provide for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Archer’s agreement will provide for an annual base salary of  $600,000, which he may elect to receive in whole in the form of restricted stock units under the incentive place. Mr. Archer’s agreement will provide for an annual cash performance bonus target of 133% of annual base salary and a long term incentive annual equity award with a target grant value of  $1,000,000. For the 2019 fiscal year, Mr. Archer will receive an equity award under the Incentive Plan of  $1,000,000 – of 50% time-vested options and 50% restricted stock vesting ratably over four years. Mr. Archer’s agreement also includes a 12 month non-competition and non-solicitation provision.
If Mr. Archer’s employment is terminated other than for cause or with good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Archer’s employment is terminated other than for cause or by Mr. Archer, within the first year of his first annual long term incentive grant of  $1,000,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Archer is terminated other than for cause or by Mr. Archer for good reason within 12 months of such change of control, he will be entitled to 150% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards. For more information see “— Bonus Payments Upon Change of Control.”
Andrew A. Aberdale
Contemporaneous with the business combination, Target expects to enter into an employment agreement with Mr. Aberdale. The agreement will provide for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Aberdale’s agreement will provide for an annual base salary of  $400,000, which he may elect to receive in whole in the form of restricted stock units under the Incentive Plan. Mr. Aberdale’s agreement will provide for an annual cash performance bonus target of 75% of annual base salary and a long term incentive annual equity award with a target grant value of  $500,000. For the 2019 fiscal year, Mr. Aberdale will receive an equity award under the Incentive Plan of  $500,000 – of 50% time-vested options and 50% restricted stock vesting ratably over four years. Mr. Aberdale’s agreement also includes a 12 month non-competition and non-solicitation provision.
If Mr. Aberdale’s employment is terminated other than for cause or good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Aberdale’s employment is terminated other than for cause, within the first year of his first annual long term incentive grant of  $500,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Aberdale is terminated other than for cause or by Mr. Aberdale for good reason within 12 months of such change of control, he will be entitled to 100% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards. For more information see “— Bonus Payments Upon Change of Control.”
Troy Schrenk
Contemporaneous with the business combination, Target expects to enter into an employment agreement with Mr. Schrenk. The agreement will provide for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Schrenk’s agreement will provide for an annual base salary of  $200,000, which he may elect to receive in whole in the form of restricted stock units under the incentive place. Mr. Schrenk’s agreement will provide for an annual cash performance bonus target of 75% of annual base salary and a long term incentive annual equity award with a target grant value of  $200,000. For the 2019 fiscal year, Mr. Schrenk will receive an equity award under the Incentive Plan of  $200,000 – of 50%

time-vested options and 50% restricted stock vesting ratably over four years. Upon the occurrence of an initial public offering, Mr. Schrenk is entitled to certain additional benefits including a $500,000 one-time grant of 50% time-vested stock options and 50% restricted stock vesting ratably over 4 years at the closing of such offering. Mr. Schrenk’s agreement also includes a 12 month non-competition and non-solicitation provision.
If Mr. Schrenk’s employment is terminated other than for cause or good reason, he will be entitled to 12 months base salary plus a pro-rata bonus for the year of termination, based on actual performance plus accrued and unpaid benefits and health insurance continuation for the severance period. If Mr. Schrenk’s employment is terminated other than for cause, within the first year of either his initial public offering award of  $500,000 or his first annual long term incentive grant of  $200,000, 25% of the respective grant will vest. In the event of a change of control, if Mr. Schrenk is terminated other than for cause or by Mr. Schrenk with good reason within 12 months of such change of control, he will be entitled to 100% of his base salary and his target annual bonus, as well as a lump sum payment of the costs that would be incurred by him for continued health insurance coverage during the severance period, and vesting of any unvested time-based equity awards.
Base Salary
Target pays base salaries to attract, recruit and retain qualified employees. The base salaries for the year ended December 31, 2018, for Target’s named executive officers were determined by Target’s board of directors, which takes into account the initial base amount set forth in the executive’s employment agreement or employment letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance. The executives’ respective base salaries for the year ended December 31, 2018, are set forth in the table below.
Named Executive Officer	Year ended December 31, 2018 Base Salary
James B. Archer	$419,855.78
Andrew A. Aberdale	$377,989.06
Troy C. Schrenk	$155,319.96
Benefits and Perquisites
Target offers the same health and welfare benefits and life insurance to its named executive officers as it does to other eligible employees, however, the company pays the full premiums for those benefits for Messrs. Archer and Aberdale. Target also offers a 401(k) plan to their eligible employees. Target’s named executive officers participate in its 401(k) plan on the same basis as its other eligible employees.
Target provides limited perquisites to its named executive officers, including benefits offered to all full-time regular employees, plus company-paid Executive Long-Term Disability. For additional information, see “— Year Ended December 31, 2018 Summary Compensation Table.”
Year Ended December 31, 2018 Summary Compensation Table
The following table sets forth information regarding compensation earned by Target’s named executive officers during the year ended December 31, 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
James B. Archer, President and Chief Executive Officer	2018	$419,855.78	$1,000,000.00	$554,000.00	$1,973,855.78
Andrew A. Aberdale, Chief Financial Officer	2018	$377,989.06	$520,000.00	$318,728.31	$1,216,717.37
Troy C. Schrenk, Chief Commercial Officer	2018	$155,319.96	$102,500.00	$476,187.80	$734,007.76

(1)
Amounts in this column are detailed in the table below:

Name	Year	Commission ($)	Loan Forgiveness and Interest ($)(a)	Total All Other Compensation ($)
James B. Archer	2018	—	$554,000.00	$554,000.00
Andrew A. Aberdale	2018	—	$318,728.31	$318,728.31
Troy C. Schrenk	2018	$476,187.80	—	$476,187.80

(a)
Amounts in this column reflect payment arrangement put in place in lieu of commissions.

Bonus Payments Upon Change of Control
Mr. Archer
Pursuant to an agreement between the Algeco Seller and Mr. Archer, on the closing date of the business combination, a bonus related to Mr. Archer’s management of Target Lodging for the period prior to the business combination will become payable as a single lump-sum payment, in cash, in an amount equal to approximately $16 million. The bonus will be paid as soon as administratively practicable on or following the closing date, subject to Mr. Archer’s execution of a waiver and release of claims, and such waiver and release of claims becoming effective and irrevocable, but, in any event, no later than two-and-one-half  (2 ½) months after the end of the year in which the closing date occurs. Mr. Archer must continue to be employed and to satisfactorily perform all of the duties and responsibilities associated with his position through the closing date of the business combination for such payment to be made to him. All amounts payable under Mr. Archer’s arrangement will be funded by the Algeco Seller and Target Hospitality will have no ongoing liability or obligation to Mr. Archer for any payments pursuant to this agreement. Mr. Archer’s compensation arrangements from the business combination closing date onwards are reflected in the multi-year employment agreement Mr. Archer will enter into as part of the closing. Also see “— Employment Agreements.”
Mr. Aberdale
Pursuant to an agreement between the Algeco Seller and Mr. Aberdale, on the closing date of the business combination, a bonus related to Mr. Aberdale’s management of Target Lodging for the period prior to the business combination will become payable as a single lump-sum payment, in cash, in an amount equal to approximately $11 million. The bonus will be paid as soon as administratively practicable on or following the closing date, subject to Mr. Aberdale’s execution of a waiver and release of claims, and such waiver and release of claims becoming effective and irrevocable, but, in any event, no later than two-and-one-half  (2 ½) months after the end of the year in which the closing date occurs. Mr. Aberdale must continue to be employed and to satisfactorily perform all of the duties and responsibilities associated with his position through the closing date of the business combination for such payment to be made to him. All amounts payable under Mr. Aberdale’s arrangement will be funded by the Algeco Seller and Target Hospitality will have no ongoing liability or obligation to Mr. Aberdale for any payments pursuant to this agreement. Mr. Aberdale’s compensation arrangements from the business combination closing date onwards are reflected in the multi-year employment agreement Mr. Aberdale will enter into as part of the closing. Also see “— Employment Agreements.”
Director Compensation
During the year ended December 31, 2018, Target did not have any non-employee directors. Employee directors of Target did not receive additional compensation for their roles as directors during such period.

TARGET PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of Algeco US Holdings LLC’s and its consolidated subsidiaries’ (“Target Parent”) financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information of Target Parent” and Target Parent’s consolidated financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements, such as statements regarding Target Parent’s expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Target Parent’s expectations. Target Parent’s actual results and timing of selected events may differ materially from those contained in or implied by any forward-looking statements contained herein. Factors that could cause such differences include those identified below and those described in the “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information”, and elsewhere in this proxy statement/prospectus.
As explained elsewhere in this proxy statement/prospectus, the discussion and analysis contained in this section relates to Target Parent, prior to and without giving pro-forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results Target Logistics Management, LLC (“Target”) will see going forward or that Target would have seen as a standalone business during the periods presented. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — Algeco US Holdings LLC” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
The information in this “Target Parent’s Management’s Discussion and Analysis of the Financial Condition and Results of Operations” for historical periods prior to December 22, 2017, reflect the financial results of Target. For purposes of this section, references to “we,” “us,” “the Company,” or “Target Parent” refers to Algeco US Holdings LLC and its consolidated subsidiaries for periods from and after December 22, 2017 and Target and its consolidated subsidiaries for periods prior to December 22, 2017.
Overview
We were formed in September 2017. On November 28, 2017, in a restructuring transaction (“Restructuring”) under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and Chard Camp Catering Services Ltd (“Chard”) net assets from WSII and incorporated as a new division under the direct ownership of Algeco Holdings (Chard became a wholly-owned subsidiary of Target). As part of the Restructuring, certain notes and related party balances between WSII, Target, and Chard were offset and extinguished. As this carve-out transaction was among entities under common control, and was not a Business Combination in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations, the net assets have been recorded at historical cost basis and any gain or loss on extinguishment of the notes and intercompany accounts have been recorded as contributions and distributions in member’s equity. For the basis of comparability, the predecessor for financial reporting purposes has been determined to be Target.
We are a limited liability company incorporated under the laws of Delaware and we own 100% of Target. We are owned by Algeco Global which is ultimately owned by a group of investment funds managed by TDR. Target was acquired by WSII in February 2013. Prior to November 28, 2017, WSII was a subsidiary of Algeco Global.
Founded in 2006, Target is one of the largest suppliers of turnkey workforce services and housing solutions in North America. Target is organized as a single-member limited liability company incorporated under the laws of Massachusetts, and is considered a disregarded entity for income tax purposes. The Company, through its operating subsidiaries, provides temporary living accommodations, and comprehensive community services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, and laundry service. Target serves clients in oil, gas, mining, alternative energy, and government categories principally located in the West Texas, South Texas, and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Prior to November 28, 2017, WSII held 100% of Target. WSII also held, through its wholly-owned US and foreign subsidiaries, 100% of all issued and outstanding shares of Chard, a limited liability company organized under the laws of Canada.
On September 7, 2018, we entered into a Support Services Agreement to perform management services for RL Signor Holdings, LLC (“Signor”), a TDR affiliate. The services include management and oversight, information technology and computer operations, accounting and finance, specialty rental asset development and construction support and project management, sales and marketing, human resources, payroll and benefits, legal as well as other support services. In return for these services, we will receive 6% of total gross revenue collected through the operations of the facilities.
On September 7, 2018 we entered into a Facilities Lease Agreement (the “Lease”) with Arrow BidCo, LLC whereby all of the real property, improvements, modular units, personal property, and equipment of Signor (and its subsidiaries) was leased to us in connection with our operation of all Signor properties on behalf of Arrow Bidco, LLC. As consideration for our lease of the Signor property, we pay monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. Pursuant to the Lease, we are responsible for all costs related to taxes, insurance, and utilities related to the leased property. Additionally, we will be reimbursed for all capital expenditures incurred related to the Signor properties.
Factors Affecting Results of Operations
We expect our business to continue to be affected by the key factors discussed below, as well as factors discussed in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.
Supply and Demand for Oil and Gas
As a provider of specialty rental and hospitality services, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the exploration and production (“E&P”) workforce is directly affected by price fluctuations and the industry’s expansion or contraction as a result of these fluctuations. Our occupancy volume depends on the size of the workforce within the oil and gas industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.
Availability and Cost of Capital
Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.
Regulatory Compliance
We are subject to extensive federal, state, local, and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid, and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities, and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise, or be discovered that create substantial environmental compliance or remediation liabilities and costs.
Natural Disasters or Other Significant Disruption
An operational disruption in any of our facilities could negatively impact our financial results. The occurrence of a natural disaster, such as earthquake, tornado, severe weather, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure, capacity expansion difficulties or unscheduled maintenance could cause operational disruptions of varied duration. These types of disruptions could materially adversely affect our financial condition and results of operations to varying degrees dependent upon the facility, the duration of the disruption, our ability to shift business to another facility or find alternative solutions.
How we evaluate our operations
We derive the majority of our revenue from specialty rental with vertically integrated hospitality, specifically community and related ancillary services. Approximately 56% of our revenue was earned from specialty rental with vertically integrated hospitality, specifically community and related ancillary services, whereas the remaining 44% of revenues were earned through leasing of community facilities for the year ended December 31, 2017. Our services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, and laundry services. Revenue is recognized in the period in which community and services are provided pursuant to the terms of contractual relationships with our customers. In some contracts, rates may vary over the contract term, in these cases, revenue is generally recognized on a straight-line basis over the contract term. We enter into arrangements with multiple deliverables for which arrangement consideration is allocated between community and services based on the relative estimated standalone selling price of each deliverable. The estimated price of community and services deliverables is based on the prices of community and services when sold separately or based upon the best estimate of selling price.
Our management uses a variety of financial and operating metrics to analyze our performance. We view these metrics as significant factors in assessing our operating results and profitability and intend to review these measurements frequently for consistency and trend analysis. We primarily review revenue and gross profit when assessing our performance.
Revenue
We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues may include average utilization of existing beds, levels of drilling activity in the Permian and Bakken basins, and the consumer price index impacting government contracts.
Gross profit
We analyze our gross profit, which we define as revenues less cost of sales, excluding depreciation, to measure our financial performance. We believe gross profit is a meaningful metric because it provides insight on financial performance of our revenue streams without consideration of company overhead. Additionally, using gross profit gives us insight on factors impacting cost of sales, such as efficiencies of our direct labor and material costs. When analyzing gross profit, we compare actual gross profit to our internal projections for a given period and to prior periods to assess our performance.
Segments
We have identified three reportable business segments: Government, the Permian Basin, and the Bakken Basin:
Government
The government segment (“Government”) includes the facilities and operations of the family residential center and the related support communities in Dilley, Texas (the “South Texas Family Residential Center”) provided under a lease and services agreement with CoreCivic (“CoreCivic”).
Permian Basin
The Permian Basin segment reflects our facilities and operations in the Permian Basin region and includes our 13 communities located across Texas and New Mexico.

Bakken Basin
The Bakken Basin segment reflects our facilities and operations in the Bakken Basin region and includes our five communities in North Dakota.
Other
Our other facilities and operations which do not meet the criteria to be a separate reportable segment are combined and reported as “Other” which represents the facilities and operations of one community in the Anadarko basin of Oklahoma, the catering and other services provided to communities and other workforce accommodation facilities for the oil, gas and mining industries not owned by us and initial work and future plans for facilities and services to be provided in connection with the TransCanada pipeline project.
Key factors impacting the comparability of results
The historical results of operations for the periods presented may not be comparable, either to each other or to our future results of operations, for the reasons described below:
Target Parent Restructuring
On November 28, 2017, in the Restructuring amongst entities under common control of TDR and Algeco Global, Algeco Global conducted a carve-out transaction of Target and Chard’s net assets from WSII and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017, Target Parent acquired Target and Chard. Due to the acquisition of Target by Target Parent being a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by Algeco Global prior to Target Parent’s formation, the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Target Parent following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Target Parent’s equity structure since the date of its formation. Due to this restructuring, there are approximately $9.3 million of additional expenses related to the activity of Target Parent included in the consolidated statements of comprehensive income for the year ended December 31, 2017, which were not included for the year ended December 31, 2016 as Target Parent did not exist in 2016. Approximately $8.8 million of these additional expenses are reported in selling, general and administrative expenses for the year ended December 31, 2017. As such, our historical financial data prior to the date of this Restructuring are not comparable to the periods subsequent to the restructuring because of this additional expense activity of Target Parent.
Public Company Costs
We expect to incur incremental, non-recurring costs related to our transition to a publicly traded company, including the costs of this offering. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with the employment of additional personnel, compliance under the Exchange Act, annual and quarterly reports to common shareholders, registrar and transfer agent fees, national stock exchange fees, legal fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation.
Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.

Consolidated Results of Operations for the nine months ended September 30, 2018 and September 30, 2017
	For the nine months ended September 30,		Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)
	2018	2017
Revenue:
Services income	$103,118	$56,636	$46,482	82%
Specialty rental income	41,330	38,484	2,846	7%
Total revenue	144,448	95,120	49,328	52%
Costs:
Services	51,377	32,952	18,425	56%
Specialty rental	7,796	7,541	255	3%
Depreciation of specialty rental assets	22,400	18,397	4,003	22%
Gross Profit	62,875	36,230	26,645	74%
Expenses
Selling, general, and administrative expenses	25,919	12,240	13,679	112%
Other depreciation and amortization	3,165	4,079	(914)	(22)%
Restructuring costs	7,829	1,573	6,256	398%
Currency (gain) losses, net	72	(106)	178	(168)%
Other income, net	(1,738)	(610)	(1,128)	185%
Operating Income	27,628	19,054	8,574	45%
Interest (income) expense, net	14,600	(4,438)	19,038	(429)%
Income before income tax	13,028	23,492	(10,464)	(45)%
Income tax expense	4,594	9,642	(5,048)	(52)%
Net income	$8,434	$13,850	$(5,416)	(39)%

Nine months ended September 30, 2018 Compared to Nine months ended September 30, 2017
Total Revenue.   Total revenue was $144.4 million for the nine months ended September 30, 2018 and consisted of  $103.1 million of services income and $41.3 million of specialty rental income. Total revenues for the nine months ended September 30, 2017 were $95.1 million and consisted of  $56.6 million of services income and $38.5 million of specialty rental income. Services income consists primarily of specialty rental accommodations with vertically integrated hospitality services, and comprehensive hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, health and recreation facilities, concierge services, and laundry service. Specialty rental income consists primarily of revenues from renting rooms at facilities leased or owned. The increase of  $49.3 million in revenues was primarily due to a dramatic increase in the rig count and demand for turnkey services in Texas. The increase in oil prices and drilling activity was a driver of the demand for the Company’s services. The average crude oil price in the period from January 2018 through September 2018 was $66.89 per barrel as compared to $49.39 per barrel in the nine months ended September 30, 2017. The rig count for Texas in September 2018 was 530 as compared to 455 in the same period in 2017. The increase in activity and personnel in the basin drove an increase in occupancy, thus leading to higher services and specialty rental income.
Cost of services.   Cost of services was $51.4 million for the nine months ended September 30, 2018 as compared to $33.0 million for the nine months ended September 30, 2017. The increase in total cost of services was primarily due to expansions to add rooms coupled with increased occupancy rates. The average bed count was 7,653 for the nine months ended September 30, 2018 as compared to 5,850 for the nine months ended September 30, 2017, and average occupancy percentage was 67% for the nine months ended September 30, 2018 as compared to 43% for the nine months ended September 30, 2017. As a result, costs of services relating to labor, food, utilities, supplies, and other direct costs associated with operating the community facilities saw a 56% increase.
Special rental costs.   Specialty rental costs were $7.8 million for the nine months ended September 30, 2018 as compared to $7.5 million for the nine months ended September 30, 2017. The increase was primarily due to increased utility costs at our Dilley and Mentone leased community facilities.
Depreciation of specialty rental assets.   Depreciation of specialty rental assets was $22.4 million for the nine months ended September 30, 2018 as compared to $18.4 million for the nine months ended September 30, 2017. The increase of  $4.0 million in depreciation of specialty rental assets was primarily due to $66.9 million in specialty rental asset purchases from September 30, 2017 to September 30, 2018.
Selling, general, and administrative.   Selling, general, and administrative was $25.9 million for the nine months ended September 30, 2018 as compared to $12.2 million for the nine months ended September 30, 2017. The increase was primarily due to $9.9 million in incremental costs as a result of the TDR and Algeco Global common control transaction, primarily relating to professional fees and additional salaries from the Holding’s entity. The remaining increase was due to additional nonroutine transaction costs associated with the Signor lease and services agreement origination and other costs related to this offering.
Other depreciation and amortization.   Other depreciation and amortization was $3.2 million for the nine months ended September 30, 2018 as compared to $4.1 million for the nine months ended September 30, 2017. The decrease of  $0.9 million was primarily due to the Boston office closing in July of 2017. As a result, corresponding depreciation of  $0.1 million did not re-occur in the nine months ended September 30, 2018. The remaining decrease is primarily associated with a decrease in amortization of intangible assets as the majority of certain intangible assets were amortized in 2017.
Restructuring costs.   Restructuring costs were $7.8 million for the nine months ended September 30, 2018 as compared to $1.6 million for the nine months ended September 30, 2017. The increase in restructuring costs in the nine months ended September 30, 2018 primarily related to the closure of our Baltimore corporate office and the movement of those functions to Europe, as well as the relocation of our headquarters from Boston, MA to The Woodlands, TX. We expect to incur an additional $0.9 million of costs related to this restructuring.
Currency (gain) losses, net.   Currency losses were $0.1 million for the nine months ended September 30, 2018, as compared to currency gains of  $0.1 million for the nine months ended September 30, 2017. This change was a result of more favorable average exchange rates during the nine months ended September 30, 2017.
Other income, net.   Other income, net was $1.7 million for the nine months ended September 30, 2018 and related to gains associated with the receipt of casualty insurance proceeds. Other income, net was $0.6 million for the nine months ended September 30, 2017 and related to loss on sale of assets.
Interest expense (income), net.   Interest expense, net was $14.6 million for the nine months ended September 30, 2018 as compared to interest income of  $4.4 million for the nine months ended September 30, 2017. Interest expense for the nine months ended September 30, 2018 consisted of $18.2 million in interest expense associated with affiliate loans, the ABL facility, capital leases, and equipment financing, partially offset by $3.6 million in affiliate receivable interest income. Interest income, net for the nine months ended September 30, 2017 consisted primarily of  $6.5 million of intercompany interest income partially offset by $2.1 million of interest expense.

Consolidated Results of Operations for the Years Ended December 31, 2017 and December 31, 2016.
	For the years ended December 31,		Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)
	2017	2016
Revenue:
Services income	$75,422	$69,510	$5,912	9%
Specialty rental income	58,813	79,957	(21,144)	(26)%
Total revenue	134,235	149,467	(15,232)	(10)%
Costs:
Services	46,630	42,245	4,385	10%
Specialty rental	10,095	9,785	310	3%
Depreciation of specialty rental assets	24,464	36,300	(11,836)	(33)%
Gross Profit	53,046	61,137	(8,091)	(13)%
Expenses
Selling, general, and administrative	24,337	15,793	8,544	54%
Other depreciation and amortization	5,681	5,029	652	13%
Restructuring costs	2,180	—	2,180	100%
Currency gain, net	(91)	—	(91)	100%
Other income, net	(519)	(392)	(127)	32%
Operating income	21,458	40,707	(19,249)	(47)%
Interest income, net	5,107	3,512	1,595	45%
Income before income tax	26,565	44,219	(17,654)	(40)%
Income tax expense	(25,584)	(17,310)	(8,274)	48%
Net income	$981	$26,909	$(25,928)	(96)%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016
Total Revenue.   Total revenue was $134.2 million for the year ended December 31, 2017 and consisted of  $75.4 million of services income and $58.8 million of specialty rental income. Total revenue for the year ended December 31, 2016 was $149.5 million and consisted of  $69.5 million of services income and $80.0 million of specialty rental income. Services income consists primarily of specialty rental accommodations with vertically integrated hospitality services, and comprehensive hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce community management, health and recreation facilities, concierge services, and laundry service. Specialty rental income consists primarily of revenues from leasing entire facilities. The decrease of $15.3 million was due to revenue decreases in the Government and Bakken segments as well as Other operations. Government revenue decreased $35.0 million due to reductions in contracted daily rates in October of 2016; Bakken revenue decreased $1.4 million driven by a closure and contract termination; and Other revenue decreased $5.0 million resulting from a one-time billing for a community demobilization and remediation. Revenue decreases were offset by a $26.2 million increase in Permian segment revenue relating to incremental revenues resulting from the Iron Horse and Black Gold Lodge acquisitions, as well as expansions to add 382 beds.
Cost of services.   Cost of services was $46.6 million for the year ended December 31, 2017 as compared to $42.2 million for the year ended December 31, 2016. The increase in total cost of services was primarily due to expansions to add rooms coupled with increased occupancy rates. The bed count was 7,825 for the year ended December 31, 2017 as compared to 7,787 for the year ended December 31, 2016, and utilization percentage was 56% for the year ended December 31, 2017 as compared to 47% for the year ended December 31, 2016. As a result, costs of services relating to labor, food, utilities, supplies, and other direct costs associated with operating the community units saw a 10% increase.

Specialty rental costs.   Specialty rental costs were $10.1 million for the year ended December 31, 2017 as compared to $9.8 million for the year ended December 31, 2016. The increase in specialty rental costs was primarily due to increased utility costs at our Dilley and Mentone leased community facilities.
Depreciation of specialty rental assets.   Depreciation of specialty rental assets was $24.5 million for the year ended December 31, 2017 as compared to $36.3 million for the year ended December 31, 2016. The decrease of  $11.8 million in depreciation of specialty rental assets was due to accelerated depreciation on underperforming or idle assets in 2016 over a period of 6 months. Most of this was related to site infrastructure at our Bear Paw, Williston North, and Judson communities in North Dakota as well as our site-built Tioga waste water treatment plant in North Dakota.
Selling, general, and administrative.   Selling, general, and administrative expense was $24.3 million for the year ended December 31, 2017 as compared to $15.8 million for the year ended December 31, 2016. The increase was primarily due to $8.8 million in incremental costs as a result of the TDR and Algeco Global common control transaction, largely relating to professional fees and additional salaries from the Target Parent entity. The net increase was offset by slight decreases in bad debt expense, commissions costs, and office costs.
Other depreciation and amortization.   Other depreciation and amortization was $5.7 million for the year ended December 31, 2017 as compared to $5.0 million for the year ended December 31, 2016. The increase of  $0.7 million was primarily due to a $1.3 million increase in the depreciable base of other property, plant, and equipment, net as well as an increase in amortization of intangible assets due to an increase in intangible assets associated with the Iron Horse Ranch acquisition in July of 2017.
Restructuring costs.   Restructuring costs were $2.2 million for the year ended December 31, 2017 as compared to $0.0 million for the year ended December 31, 2016. The increase of  $2.2 million primarily related to the 2017 restructuring costs to relocate our corporate headquarters from Boston, MA to The Woodlands, TX.
Currency gain, net.   Currency gains were $0.1 million for the year ended December 31, 2017, as compared to currency gains of  $0.0 million for the year ended December 31, 2016. The increase of $0.1 million in currency gains were the result of a more favorable average exchange rates for the year ended December 31, 2017.
Other income, net.   Other income, net was $0.5 million for the year ended December 31, 2017 as compared to $0.4 million for the year ended December 31, 2016. Other income, net in both periods related to gain on sales of assets.
Interest income, net.   Interest income, net was $5.1 million for the year ended December 31, 2017 as compared to $3.5 million for the year ended December 31, 2016. Interest income, net during both periods was the result of intercompany interest income netted against other interest expense. This increase is primarily associated with increased intercompany notes from Target Parent associated with the Restructuring previously discussed.

Segment Results
The following table sets forth our selected results of operations for each of our reportable segments for the periods indicated below.
	For the nine months ended September 30,		Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)
	2018	2017
Revenue
Government	$50,019	$50,070	$(51)	0%
Permian Basin	70,510	26,275	44,235	168%
Bakken Basin	20,031	15,387	4,644	30%
Other	3,888	3,388	500	15%
Total Revenues	$144,448	$95,120	$49,328	52%
Gross Profit
Government	$35,274	$36,324	$(1,050)	(3)%
Permian Basin	41,418	$12,701	$28,717	226%
Bakken Basin	8,046	$5,416	$2,630	49%
Other	537	$186	$351	189%
Total Gross Profit	$85,275	$54,627	$30,648	56%

Note:
Gross profit for the CODM’s analysis includes the services and rental costs recognized in the financial statements and excludes depreciation.

Government
Revenue for the Government segment was $50.0 million for the nine months ended September 30, 2018 as compared to $50.1 million for the nine months ended September 30, 2017.
Gross profit for the Government segment was $35.3 million for the nine months ended September 30, 2018 as compared to $36.3 million for the nine months ended September 30, 2017. The decrease in gross profit was primarily due to an increase of  $1.0 million in cost of sales, offset by an increase in revenues of less than $0.1 million.
Permian Basin
Revenue for the Permian Basin segment was $70.5 million for the nine months ended September 30, 2018 as compared to $26.3 million for the nine months ended September 30, 2017. Contributing to the increase in revenue were expansions to add 4,896 beds as a result of the facilities lease agreement with Signor, an affiliated entity through common ownership with Algeco Global. In addition, there was a 6% increase in average occupancy for the nine months ended September 30, 2018 compared to the same period in 2017.
Gross profit for the Permian segment was $41.4 million for the nine months ended September 30, 2018 as compared to $12.7 million for the nine months ended September 30, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of the expansions discussed above.
Bakken Basin
Revenue for the Bakken Basin segment was $20.0 million for the nine months ended September 30, 2018 as compared to $15.4 million for the nine months ended September 30, 2017. The increase in revenue was primarily due to a 13% increase in occupancy while keeping a constant average daily rate.
Gross profit for the Bakken Basin segment was $8.0 million for the nine months ended September 30, 2018 as compared to $5.4 million for the nine months ended September 30, 2017. The increase in gross profit was due to cost efficiencies and increased revenues as a result of higher occupancy.

The following table sets forth our selected results of operations for each of our business segments for the periods indicated below.
	For the Year Ended December 31,		Amount of Increase (Decrease)	Percentage Change Favorable (Unfavorable)
	2017	2016
Revenue
Government	$66,722	$101,733	$(35,011)	(34)%
Permian Basin	41,439	15,274	26,165	171%
Bakken Basin	22,351	23,738	(1,387)	(6)%
Other	3,723	8,722	(4,999)	(57)%
Total Revenues	$134,235	$149,467	$(15,232)	(10)%
Gross Profit
Government	$48,613	$80,129	$(31,516)	(39)%
Permian Basin	18,175	$7,478	$10,697	143%
Bakken Basin	9,333	$8,972	$361	4%
Other	1,389	$858	$531	62%
Total Gross Profit	$77,510	$97,437	$(19,927)	(20)%

Note:
Gross profit for the CODM’s analysis includes the services and rental costs recognized in the financial statements and excludes depreciation.

Government
Revenue for the Government segment was $66.7 million for the year ended December 31, 2017 as compared to $101.7 million for the year ended December 31, 2016. The decrease in revenue was primarily due to a reduction in contracted daily rates in October of 2016.
Gross profit for the Government segment was $48.6 million for the year ended December 31, 2017 as compared to $80.1 million for the year ended December 31, 2016. The decrease in gross profit was due to decreased revenue as a result of a reduction in contracted daily rate in October of 2016.
Permian Basin
Revenue for the Permian Basin segment was $41.4 million for the year ended December 31, 2017 as compared to $15.3 million for the year ended December 31, 2016. The increase was primarily due to the Iron Horse Ranch and Black Gold Lodge acquisitions in Q3 2017, resulting in incremental revenues of $13.1 million and $3.3 million in 2017. Also contributing to the increase in revenue were expansions during 2017 to add 382 beds in response to increased drilling activity in the Permian Basin region.
Gross profit for the Permian Basin segment was $18.2 million for the year ended December 31, 2017 as compared to $7.5 million for the year ended December 31, 2016. The increase in gross profit was due to cost efficiencies and additional revenues resulting from the Iron Horse Ranch and Black Gold Lodge acquisitions and 2017 room expansions.
Bakken Basin
Revenue for the Bakken Basin segment was $22.4 million for the year ended December 31, 2017 as compared to $23.7 million for the year ended December 31, 2016. The decrease was primarily due to a $2.9 million decrease resulting from community closures in August of 2016, along with a $7.7 million decrease related to a large contract termination in 2016. The overall decrease in revenues was partially offset by a $3.8 million increase driven by higher utilization at the Williams County community.
Gross profit for the Bakken Basin segment was $9.3 million for the year ended December 31, 2017 as compared to $9.0 million for the year ended December 31, 2016. The decrease was due to lower revenues as a result of community closures and a large contract termination, as discussed above.

Liquidity and Capital Resources
Historically, our primary sources of liquidity have been capital contributions from our owners and cash flow from operations. We depend on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs and capital expenditures. The Algeco ABL Facility has an availability block of  $25 million, requires a minimum of  $30 million of excess availability, and requires minimum cash, on the last day of the month, of $20 million, shared among all the borrowers. As of September 30, 2018, $112 million was available on the ABL for the Company to borrow. We currently believe that our cash on hand, along with these sources of funds will provide sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.
If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.
Capital Requirements
During the nine months ended September 30, 2018, we incurred $64.7 million in capital expenditures. Our total annual 2018 capital budget is approximately $65 million, including growth projects to increase community capacity. However, the amount and timing of these 2018 capital expenditures is largely discretionary and within our control. We could choose to defer or increase a portion of these planned 2018 capital expenditures depending on a variety of factors, including, but not limited to, additional contracts awarded above and beyond our projections. As we pursue growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. However, future cash flows are subject to a number of variables, including the ability to maintain existing contracts, obtain new contracts and manage our operating expenses. The failure to achieve anticipated revenue and cash flows from operations could result in a reduction in future capital spending. We cannot assure you that operations and other needed capital will be available on acceptable terms or at all. In the event we make additional acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures or seek additional capital. We cannot assure you that needed capital will be available on acceptable terms or at all.
The following table sets forth general information derived from Company’s statement of cash flows:
	For the nine months ended September 30,
	2018	2017
Net cash flows provided by operating activities	$24,038	$32,748
Net cash flows used in investing activities	(57,943)	(63,793)
Net cash flows provided by financing activities	25,384	33,722
Effect of exchange rate changes on cash and cash equivalents	(30)	(209)
Net increase (decrease) in cash and cash equivalents	$(8,551)	$2,468

Nine months ended September 30, 2018 Compared to Nine months ended September 30, 2017
Cash flows provided by operating activities.   Net cash provided by operating activities was $24.0 million for the nine months ended September 30, 2018 as compared to $32.7 million for the nine months ended September 30, 2017. This decrease in net cash provided by operating activities of $8.7 million was primarily attributable to cash payments associated with the Target Parent entity of $8.3 million in restructuring costs and $6.7 million in operating expenses during 2018 and $0 of amounts paid in 2017 as Target Parent did not exist for the nine months ended September 30, 2017. This cash outflow increase of  $15 million was offset by net cash inflow increases from Target of approximately $5.5 million for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 due to growth of the business year over year.
Cash flows used in investing activities.   Net cash used in investing activities was $57.9 million for the nine months ended September 30, 2018 as compared to $63.8 million for the nine months ended September 30, 2017. This decrease in net cash used in investing activities of  $5.9 million was due to a decrease in advances to affiliates combined with the purchase of Iron Horse Ranch in 2017. This decrease in net cash used in investing activities was offset by an increase in capital expenditures for specialty rental assets mainly in the Permian Basin as the business continues to expand in that area.
Cash flows provided by financing activities.   Net cash flows provided by financing activities was $25.4 million for the nine months ended September 30, 2018 as compared to $33.7 million for the nine months ended September 30, 2017. This decrease in net cash flows provided by financing activities of $8.3 million was the result of a decrease in contributions from affiliates year over year, which was partially offset by an increase in net proceeds from ABL borrowings for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017.
The following table sets forth general information derived from the Company’s statement of cash flows:
	For the Years Ended December 31,
	2017	2016
Net cash flows provided by operating activities	$40,774	$44,728
Net cash flows used in investing activities	(130,246)	(5,125)
Net cash flows provided by (used in) financing activities	98,059	(39,942)
Effect of exchange rate changes on cash and cash equivalents	136	(12)
Net increase (decrease) in cash and cash equivalents	$8,723	$(351)

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016
Cash flows provided by operating activities.   Net cash provided by operating activities was $40.8 million for the year ended December 31, 2017 compared to $44.7 million for the year ended December 31, 2016. This decrease in net cash provided by operating activities of  $3.9 million was primarily attributable to an increase in the payment of restructuring costs for the year ended December 31, 2017 of approximately $2.1 million combined with an additional $2 million decrease in cash inflows associated with a decline in income before tax offset by net changes in prepaid expenses, accounts payable and other accrued liabilities, accounts receivable, and deferred revenue and customer deposits.
Cash flows used in investing Activities.   Net cash used in investing activities was $130.2 million for the year ended December 31, 2017 compared to $5.1 million for the year ended December 31, 2016. This increase of  $125.1 million in cash used in investing activities was primarily due to an increase in cash outflows comprised of  $36.5 million associated with the acquisition of Iron Horse Ranch in July of 2017, $15.3 million associated with specialty rental asset purchases, and $79.1 million in additional advances to affiliates.
Cash Flows provided by (used in) financing activities.   Net cash provided by financing activities was $98.1 million for the year ended December 31, 2017 compared to net cash used by financing activities of $39.9 million for the year ended December 31, 2016. This increase in cash provided by financing activities of  $138 million was primarily attributable to an increase of  $114.9 million in capital contributions from affiliates in 2017 as part of the Restructuring previously discussed, a decrease in the payment of affiliate notes of  $53.6 million during 2017, offset by an increase in distributions to affiliates of  $23.6 million combined with cash paid for the acquisition of Target by Target Parent of  $5.6 million during 2017 as part of the Restructuring previously discussed. The remaining change is associated with a net decrease in borrowing proceeds of approximately $1.3 million during 2017 compared to 2016.

Indebtedness
Capital lease and other financing obligations
Our capital lease and financing obligations at December 31, 2017, primarily consisted of  $15.2 million associated with an equipment financing arrangement and $1.7 million of capital leases.
The $15.2 million related to the equipment financing agreement is payable monthly and matures in March 2019 and bears interest at 11.1%. Under this agreement, we transferred title and ownership of certain community units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in March 2019. The agreement was amended in December 2016 for an additional $10.8 million of equipment financing.
Our capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7%.
Concentration of Risks
In the normal course of business, we grant credit to customers based on credit evaluations of their financial condition and generally require no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s revenues or accounts receivable. Our largest customer for the nine months ended September 30, 2018 was CoreCivic of Tennessee, LLC who accounted for 34.5% of revenues. We also had three customers who individually comprised more than 10.0% of accounts receivable. These customers accounted for 14.7%, 14.0% and 12.0% of accounts receivable at September 30, 2018.
Our largest customers for the nine months ended September 30, 2017 were CoreCivic of Tennessee, LLC and Anadarko Petroleum Corporation who accounted for 52.4% and 11.7% of revenues. We also had three customers who individually comprised more than 10.0% of accounts receivable. These customers accounted for 25.5%, 19.7% and 11.6% of accounts receivable at September 30, 2017.
Our largest customers for the year ended December 31, 2017 were CoreCivic of Tennessee, LLC and Anadarko Petroleum Corporation who accounted for 50.5% and 11.8% of total revenues for the year ended December 31, 2017. CoreCivic of Tennessee LLC also accounts for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables for the year ended December 31, 2017.
For the year ended December 31, 2016, the Company had one customer, CoreCivic of Tennessee LLC, representing approximately 68.3% of total revenues for the year ended December 31, 2016. This customer also accounts for 57.3% of accounts receivables for the year ended December 31, 2016.
Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. We had one major vendor for the nine months ended September 30, 2018 comprising of 12.8% of total purchases and no major vendors for the nine months ended September 30, 2017. For the year ended December 31, 2017, the Company had no major suppliers comprising more than 10.0% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 10.2% of total purchases.
The Company provides services almost entirely to customers in the governmental and E&P industries and as such, is almost entirely dependent upon the continued activity of such customers.
ABL Facility
We participate as a co-borrower in a multicurrency asset-based revolving credit facility (the “ABL Revolver”). The borrowers participating in the agreement are affiliates of Algeco Global (“Borrowers”). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of  $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $25 million, requires a minimum of  $30 million of excess availability, and requires minimum cash, on the last day of the month, of  $20 million, shared among all the Borrowers. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a fixed margin of 3.75%. We are a guarantor of the obligations of the other borrowers under the credit facility.
Contractual Obligations
In the ordinary course of business, we enter into various contractual obligations for varying terms and amounts. The table below presents our significant contractual obligations as of September 30, 2018:
Contractual Obligations	Total	2018	2019 and 2020	2021 and 2022	Thereafter
Capital lease and other financing obligations	$5,971	$3,902	$2,069	$—	$—
ABL Facility	17,500	—	—	—	17,500
Notes due to affiliates	254,726	—	33,726	—	221,000
Total	$278,197	$3,902	$35,795	$—	$238,500

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Commitments and Contingencies
We lease certain land, communities, and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability.
Rent expense included in the consolidated statements of comprehensive income for cancelable and non-cancelable leases was $8.5 million and $5.1 million for the years ended December 31, 2017 and 2016, respectively.
Future minimum lease payments at December 31, 2017, by year and in the aggregate, under non-cancelable operating leases are as follows:
Operating Leases
2018	$3,492
2019	1,402
2020	1,107
2021	639
2022	—
Total	$6,640

Quantitative and Qualitative Disclosures About Market Risk
Interest Rates
Capital markets conditions, including but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.
Commodity Risk
Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, community activity will increase as oil and gas prices increase.
We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unitholders. We do not currently hedge our exposure to crude oil prices.
Additionally, we believe that inflation has not had a material effect on our results of operations.
Critical Accounting Policies
Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.
On an ongoing basis, management evaluates its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.
Principles of consolidation
We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries for the years ended December 31, 2017 and 2016. All of our subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.
Accounting Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.
Receivables and Allowances for Doubtful Accounts
Receivables primarily consist of amounts due from customers from the delivery of specialty rental and hospitality services. The trade accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible.

Specialty Rental Assets
Specialty rental assets (units, site work and furniture and fixtures comprising communities) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.
Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years with a 25% residual value. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years.
These useful lives and residual values vary within the Company based on the type of unit, local operating conditions and local business practices. Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.
Other Property, Plant, and Equipment
Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that we will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.
Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:
Buildings	5 – 15 years
Machinery and office equipment	3 – 5 years
Furniture and fixtures	7 years
Software	3 years
Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.
Business Combinations
Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When we acquire a business, we assess the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.
Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.
Goodwill
We evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of our reporting units that are expected to benefit from the combination. We evaluate changes in our reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of our reporting units changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.
We perform the annual impairment test of goodwill on October 1. In addition, we perform impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, we consider the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross profit on sales, operating margins, capital expenditures, tax rates and discount rates.
If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, we consider the income tax effect from any tax deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.
Intangible Assets Other Than Goodwill
Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of trade names. The Company calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.
Asset Retirement Obligations
We recognize asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our specialty rental communities. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. We capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs recognized in the Company’s balance sheets was $1.9 million and $1.8 million as of December 31, 2017 and 2016, respectively.
Revenue Recognition
The Company derives the majority of its revenue from specialty rental with vertically integrated hospitality, specifically community and related ancillary services. Revenue is recognized in the period in which communities and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Company enters into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between communities and services based on the relative estimated selling price of each deliverable. The estimated price of community and services deliverables is based on the prices of community and services when sold separately, or based upon the best estimate of selling price.
When communities and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused communities and services for a specified period beyond the expiration of the contract. The Company recognizes revenue for these paid but unused communities and services as they are used, as it becomes probable the communities and services will not be used, or upon expiration of the specified term.
Income Taxes
The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, and have historically been included in the U.S. consolidated tax return of its parent, along with certain state and local and foreign incomes tax returns. In preparing the consolidated financial statements, the Company calculated the provision for income taxes by using a “separate return” method. Under this method, the Company assumed it would file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from WSII. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical return and assesses the need for a valuation allowance on the basis of its projected separate return results. Any difference between the tax provision allocated to the Company under the separate return method and payments to be made to (or received from) WSII for tax expense, are treated as either dividends or capital contributions. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in the historical periods.
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.
In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on tax deficiencies and income tax penalties within income tax expense. At December 31, 2017 and 2016, the Company had no unrecognized tax benefits.
Fair Value Measurements
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:
Level 1:   Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.
Level 2:   Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3:   Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Recent Accounting Pronouncements
The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act provided to EGCs, the Company has elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under U.S. GAAP. The new standard becomes effective for the Company’s year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Company currently plans to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the evaluation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company is still completing this evaluation and has not yet determined the impact on its financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for the Company in during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.
In October 2016, the FASB issued guidance which requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Company does not believe the pronouncement will have a material impact on its consolidated financial statements.
In January 2017, the Company elected to early adopt the amendments of ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350), which simplifies the accounting for goodwill impairment by eliminating the second step of the two-step goodwill impairment test. Rather, a goodwill impairment charge is measured as the difference between the carrying amount and the fair value of the reporting unit. In addition, the new method should reduce the cost and complexity of evaluating goodwill for impairment. The pronouncement had no material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (“Tax Act”)’s reduction of the U.S. federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. The Company plans to adopt the standard on January 1, 2019 and does not anticipate a material impact upon adoption.
Controls and Procedures
We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley Act and are therefore not required in connection with this proxy statement/prospectus to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an EGC within the meaning of Section 2(a)(19) of the Securities Act.

SIGNOR PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis contains a discussion and analysis of the financial condition and results of operations of RL Signor Holdings, LLC and its consolidated subsidiaries (collectively, the “Predecessor” or “Signor”), from January 1, 2018 to September 6, 2018, and Arrow Parent Corp. and its consolidated subsidiaries (collectively “Signor Parent” or “Successor”), from September 7, 2018 to September 30, 2018, and should be read in conjunction with the information presented in “Selected Historical Financial Information of Signor and Signor Parent” and “Arrow Parent Corp.’s Consolidated Financial Statements” and the notes related thereto included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements, such as statements regarding Signor Parent’s expectations for future performance, liquidity and capital resources that involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Signor Parent’s expectations. Signor Parent’s actual results and timing of selected events may differ materially from those contained in or implied by any forward-looking statements contained herein. Factors that could cause such differences include those identified below and those described in “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information” and elsewhere in this proxy statement/prospectus.
As explained elsewhere in this proxy statement/prospectus, the discussion and analysis contained in this section relates to Signor and Signor Parent, prior to and without giving pro-forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results Target Hospitality will see going forward or that Signor or Signor Parent would have seen as a standalone business during the periods presented. See “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
The information in this “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” are for historical periods as of September 6, 2018 and September 30, 2018. For purposes of this section, references to “Signor” refers to RL Signor and its consolidated subsidiaries for periods as of December 31, 2016, December 31, 2017 and September 6, 2018 and references to “we,” “us,” “our” or “Signor Parent” refers to Signor Parent and its consolidated subsidiaries for the period as of September 30, 2018 .
Overview
Signor Parent is incorporated under the laws of the State of Delaware. Signor Parent is owned by Arrow Holdings S.a.r.l. (“Arrow Seller”), which is ultimately owned by a group of investment funds managed by TDR Capital LLP (“TDR”). Signor Parent was formed in August 2018 and acts as a holding company for Arrow Bidco, LLC (“Arrow Bidco”). Signor Parent does not have operating activity. Signor Parent receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Signor Parent has been identified as the successor company.
Arrow Bidco, incorporated under the laws of Delaware, is a single member LLC, owns 100% of Signor. Arrow Bidco was formed in September 2018. Arrow Bidco acquired Signor and its subsidiaries effective September 7, 2018. Arrow Bidco acts as a holding company for Signor. Arrow Bidco does not have operating activity. Arrow Bidco receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities.
Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage, and operate workforce communities located in Oklahoma, New Mexico, and Texas. Primary operations occur throughout Texas. Signor customers are primarily companies for which Signor provides workforce housing. Signor assets consist of housing facilities, equipment, and infrastructure that provide workforce housing in the oil and gas basins in the United States. As the amount of drilling in the basins continues to grow, there will be a need for housing as there is a limited local supply of the workforce needed.
The workforce community services we provide are critical to the operations of exploration and production (“E&P”) companies, particularly in high-growth unconventional oil and gas basins. There is a shortage of the workforce that is needed locally for E&P companies which causes E&P companies to pay for relocation and temporary housing. By providing workforce communities at reasonable prices for longer term stays, we are filling a critical need for those companies.

Our current operations are primarily located in three of the most prolific oil and gas basins in the United States: the Permian basin, the Eagle Ford basin, and the South-Central Oklahoma Oil Province (the “SCOOP”) / Sooner Trend (oil field), Anadarko (basin), Canadian and Kingfisher (counties) (“STACK”). Our customers include some of the most active E&P companies in these basins, including Halliburton, Schlumberger, BJ Services, and FTS International are a few of our customer base. We expect to expand our business within our existing operating regions by addressing the growing need for workforce communities in these areas.
Components of the Consolidated Historical Operations
Signor generated the majority of their revenue from remote accommodations, specifically by charging fees for workforce communities and related services to customers. Signor services included temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, transportation, and laundry service. Signor’s network of locations allowed customers to have crews mobilized within one hour of 90% of the active drilling locations in the basins mentioned above. The fees that Signor charged were based upon firm commitment contracts (take-or-pay) or exclusivity contracts with our customer base.
Signor management used a variety of financial and operating metrics to analyze their performance. These metrics were significant factors in assessing their operating results and profitability and they reviewed the measurements frequently for consistency and trend analysis. Key performance measures such as service income, operating income, and cash flows were used to evaluate their business.
On September 7, 2018 Arrow Bidco entered into a Facilities Lease agreement to lease all of their owned and leased communities to an affiliated entity. In conjunction with that agreement Arrow Bidco also entered into an agreement to receive management services from the affiliated entity. As consideration for leasing the communities, Arrow Bidco receives monthly rent based on a per person per day rate and actual occupancy at each community during the term of the lease. Pursuant to the lease, the affiliated entity is responsible for contracting and paying all costs related to managing the leased premises, taxes, insurance, and utilities.
Trends and Factors Impacting Results of Operations
We expect our business to continue to be affected by the key factors discussed below, as well as factors discussed in the section titled “Risk Factors.” Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.
Supply and Demand for Oil and Gas
As a workforce community service provider, we are not directly impacted by oil and gas price fluctuations. However, these price fluctuations indirectly influence our activities and results of operations because the E&P workforce is directly affected by price fluctuations and the industry’s expansion or contraction from these changes. Our occupancy volume depends on the size of the workforce within this industry and the demand for labor. Oil and gas prices are volatile and influenced by numerous factors beyond our control, including the domestic and global supply of and demand for oil and gas. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of oil and gas.
Availability and Cost of Capital
Capital markets conditions could affect our ability to access the debt and equity capital markets to the extent necessary to fund our future growth. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand.
Regulatory Compliance
We are subject to extensive federal, state, local and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation liabilities and costs.
Key factors impacting the comparability of results
Financing
On August 21, 2018, Signor Parent entered into a related party note with Arrow Seller for $108 million. The note is due in five years and accrues interest at a rate of Libor plus a specific margin. Interest expense associated with this note is reflected in interest expense on the consolidated statements of operations for the period of September 7, 2018 to September 30, 2018. Interest payable associated with this note is due to affiliates and is included in accrued expenses in the consolidated balance sheet at September 30, 2018, see Note 10 Notes Payable, in the notes to our unaudited consolidated quarterly financial statements.
Acquisitions
On September 6, 2018, Arrow Bidco purchased 100% of the membership interest of Signor. Signor Parent’s results of operations are not directly comparable to historical results of operations at September 30, 2017, primarily due to:
•
The nine months ended September 30, 2018 only includes 249 days of the acquired business’ operating activities as a result of the consummation of the acquisition. Signor Parent’s operations are referred to as the “Successor” during this period. The Predecessor financial information reflects the operations of Signor prior to the Closing Date of the acquisition.

Results of Operations
The period to period comparisons of Signor Parent’s results of operations have been prepared using the historical periods included in Signor Parent’s financial statements. The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this document.
Consolidated Results of Operations for the period from January 1, 2018 through September 6, 2018 and September 30, 2017
	For the period September 7, 2018 to September 30, 2018	For the period from January 1, 2018 through September 6, 2018	For the nine months ended September 30, 2017	Amount of Increase (Decrease)
	(Successor) Unaudited	(Predecessor) Unaudited	(Predecessor) Unaudited
Service income	—	$61,242	$22,394	$38,848
Rental income – related party	2,104	—	—	—
Costs of service	—	26,675	10,724	15,951
Depreciation & accretion	780	4,022	2,004	2,018
Gross Profit	1,324	30,545	9,666	20,879
Amortization of intangible asset	693	—	—	—
Selling, general, and administrative	351	2,949	2,271	678
Acquisition expenses	9,227	411	—	411
Operating Income	(8,947)	27,185	7,395	19,790
Interest expense, net	422	268	80	188
(Loss) income before taxes	(9,369)	26,917	7,315	19,602
Income tax benefit	(2,015)	—	—	—
Net Income	$(7,354)	$26,917	$7,315	$19,602

Period from January 1, 2018 through September 6, 2018 Compared to Nine months ended September 30, 2017
Rental income – related party.   Rental income was $2.1 million for the period September 7, 2018 through September 30, 2018 for the Successor. The rental income was driven by the lease of all communities to an affiliated entity. The Successor earns and bills monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the lease.
Service income.   Service income for the Predecessor was $61.2 million for the period from January 1, 2018 through September 6, 2018 and $22.4 million for the nine months ended September 30, 2017. The increase in service revenue during the period from January 1, 2018 through September 6, 2018 as compared to the same period in 2017 was primarily due to higher crude oil prices and greater U.S. drilling activity and acquisitions in the Permian, Eagle Ford, and SCOOP/STACK oil and gas regions in 2018. The average crude oil price in the period from January 2018 through September 2018 was $66.89 per barrel as compared to $49.39 per barrel in the nine months ended September 30, 2017. The rig count for Texas in September 2018 was 530 as compared to 455 in the same period in 2017. The increase in activity and personnel in the basin drove an increase in occupancy, thus leading to higher rooms, food service and other revenue.
Cost of service.   Cost of service for the Predecessor was $26.7 million for the period from January 1, 2018 through September 6, 2018 as compared to $10.7 million for the nine months ended September 30, 2017. The increase in total service income was primarily due to expansions to add rooms while consistently maintaining a high occupancy rate. The average room count was 3,415 for the period from January 1, 2018 through September 6, 2018 as compared to 1,066 for the nine months ended September 30, 2017. Additionally, the average occupancy rate was 92% for the period from January 1, 2018 through September 6, 2018 as compared to 85% for the same period in 2017. As a result, the cost of service related to Rooms and Food saw a significant increase.
Depreciation and accretion.   Depreciation was $0.8 million for the period September 7, 2018 through September 30, 2018 for the Successor. Depreciation was $4 million for period from January 1, 2018 through September 6, 2018 as compared to $2 million for the nine months ended September 30, 2017 for the Predecessor. The increase in depreciation was due to a $2 million increase in depreciable base from September 30, 2017 to September 6, 2018.
Amortization of Intangible Assets.   Amortization of intangible assets was $0.7 million for the period September 7, 2018 through September 30, 2018. The Successor amortization was due to the preliminary purchase price allocation of customer relationships.
Selling, general, and administrative.   Selling, general, and administrative was $0.4 million for the Successor for the period September 7, 2018 through September 30, 2018. The increase in the Successor period was primarily due to $0.4 million in management fees related to Signor Parent’s purchase of Signor. Selling, general, and administrative was $3 million for the period from January 1, 2018 through September 6, 2018 for the Predecessor as compared to $2.3 million for the nine months ended September 30, 2017. The increase was primarily due to an increase in personnel. The employee headcount as of September 6, 2018 was 334 as compared to 196 at September 30, 2017, resulting in increases in salaries expense, bonuses and incentives.
Acquisition expenses.   Acquisition expense was $9.2 million for the Successor for the period September 7, 2018 through September 30, 2018. The acquisition expenses were as a result of the transaction expenses incurred by the Successor. Acquisition expense was $0.4 million for the Predecessor for the period from January 1, 2018 through September 6, 2018. The acquisition expenses were as a result of the transaction expenses incurred by the Predecessor.
Interest expense, net.   Interest expense, net was $0.4 million for the Successor for the period September 7, 2018 through September 30, 2018 and was related to the $108 million related party note with Arrow Seller. In the Predecessor period, interest expense, net was $0.3 million for the period from January 1, 2018 through September 6, 2018 as compared to $0.1 million for the nine months ended September 30, 2017. The increase in Interest expense, net was due to larger borrowings during the period from January 1, 2018 through September 6, 2018 as compared to the nine months ended September 30, 2017.
Income tax benefit.   Income tax benefit was $2 million for the Successor for the period September 7, 2018 through September 30, 2018 and was as a result of the tax relief incurred due to the acquisition.

Consolidated Results of Operations for the Years Ended December 31, 2017 and December 31, 2016.
	Year Ended December 31,		Amount of Increase (Decrease)
	2017	2016
	(Predecessor) Audited	(Predecessor) Audited
Service Income	$38,737	$13,497	$25,240
Costs of service	17,241	6,974	10,267
Depreciation & accretion	3,279	1,971	1,308
Gross Profit	18,217	4,552	13,665
Selling, general, and administrative	3,524	2,799	725
Net (loss) gain on sale and disposal of property, plant and equipment	(9)	1,478	(1,487)
Operating Income	14,684	3,231	11,453
Interest expense and other income, net	(132)	(128)	(4)
Net income	$14,552	$3,103	$11,449

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016
Total service income.   Total service income was $38.8 million for the year ended December 31, 2017 and $13.5 million for the year ended December 31, 2016. The increase in service income for the year ended December 31, 2017 as compared to December 31, 2016 was a result of higher crude oil prices and greater U.S. drilling activity in the Permian, Eagle Ford, and SCOOP/STACK oil and gas regions in 2017. The average crude oil price in 2017 was $50.88 per barrel as compared to $43.14 per barrel in 2016. The average rig count for Texas for December 2017 was 453 as compared to 324 in the same period in 2016. The increase in activity and personnel in the basin drove an increase in occupancy, thus leading to higher Rooms, Food Service, and Other Revenue.
Cost of service.   Cost of service was $17.2 million for the year ended December 31, 2017 as compared to $7.0 million for the year ended December 31, 2016. The increase in total service income was primarily due to expansions to add rooms while consistently maintaining a high occupancy rate. The average room count was 1,536 for the year ended December 31, 2017 as compared to 874 for the year ended December 31, 2016. Additionally, the average occupancy rate was 87% for the year ended December 31, 2017 as compared to 52% for the same period in 2016. As a result, cost of service related to Rooms and Food saw a significant increase.
Depreciation.   Depreciation was $3.3 million for year ended December 31, 2017 as compared to $2.0 million for the year ended December 31, 2016. The increase in depreciation was due to a $1.3 million increase in depreciable base from December 31, 2016 to December 31, 2017.
Selling, general, and administrative.   Selling, general, and administrative was $3.5 million for year ended December 31, 2017 as compared to $2.8 million for the year ended December 31, 2016. The increase was primarily due to an increase in personnel. The employee headcount as of December 31, 2017 was 240 as compared to 81 at December 31, 2016, resulting in a $0.6 million increase in salaries expense and a $0.2 million increase in bonuses and incentives.
Interest expense, net.   Interest expense, net was $0.1 million for year ended December 31, 2017 as compared to $0.1 million for the year ended December 31, 2016. The increase in Interest expense, net was due to larger borrowings during the year ended December 31, 2017 as compared to the year ended December 31, 2016.
Liquidity and Capital Resources
Historically, Signor’s primary sources of liquidity have been capital contributions from our owners and cash flow from operations. Signor depended on cash flow from operations, cash on hand, borrowings under our revolving credit facility and equity financings to finance our acquisition strategy, working capital needs, and capital expenditures. The Predecessor had a revolving line of credit with Washington Federal for a maximum amount of  $1.0 million. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by the Signor Parent, excluding certain assets as defined in the loan agreements. The balance of this note was zero as of September 30, 2018.
Signor and Signor Parent entered into an asset purchase and sale agreement effective September 7, 2018. On August 21, 2018, Signor Parent entered into a related party note with Arrow Seller for $108 million. The note is due in five years and accrues interest at a rate of Libor plus a specific margin. We currently believe that our cash on hand, along with these sources of funds will provide sufficient liquidity to fund debt service requirements, support our growth strategy, lease obligations, contingent liabilities and working capital investments for at least the next 12 months. However, we cannot assure you that we will be able to obtain future debt or equity financings adequate for our future cash requirements on commercially reasonable terms or at all.
If our cash flows and capital resources are insufficient, we may be forced to reduce or delay additional acquisitions, future investments and capital expenditures, and seek additional capital. Significant delays in our ability to finance planned acquisitions or capital expenditures may materially and adversely affect our future revenue prospects.
Capital Requirements
Our 2018 total annual capital budget is approximately $19.3 million, including growth projects to increase capacity and productivity. However, the amount and timing of these 2018 capital expenditures is largely discretionary. We could choose to defer or increase a portion of these planned 2018 capital expenditures depending on a variety of factors, including, but not limited to, additional contracts awarded above and beyond our projections. As we pursue growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. However, future cash flows are subject to a number of variables, including the ability to maintain existing contracts, obtain new contracts and manage our operating expenses. The failure to achieve anticipated service income and cash flows from operations could result in a reduction in future capital spending. We cannot assure you that operations and other needed capital will be available on acceptable terms or at all. In the event we make additional acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures or seek additional capital. We cannot assure you that needed capital will be available on acceptable terms or at all.
Effective September 7, 2018 we lease all of our communities with an affiliated entity under the Facilities Lease Agreement. As consideration for the affiliated entity’s lease of the Signor properties, Signor Parent receives monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the lease, see “Note 10 Related Party Transactions”, in the notes to our consolidated quarterly financial statements.
The following table sets forth general information derived from our Statement of Cash Flows:
	For the period September 7, 2018 to September 30, 2018	For period January 1, 2018 to September 6, 2018	For nine months ended September 30, 2017	Amount of Increase (Decrease)
	(Successor) Unaudited	(Predecessor) Unaudited	(Predecessor) Unaudited
Net cash provided by (used in) operating activities	$(4,903)	$33,283	$8,668	$24,615
Net cash used in investing activities	(207,187)	(19,078)	(12,440)	(6,638)
Net cash provided by (used in) financing activities	221,177	(973)	6,645	(7,618)
Net increase in cash, cash equivalents and restricted cash	$9,087	$13,232	$2,873	$10,359

Period from January 1, 2018 through September 6, 2018 Compared to Nine months ended September 30, 2017
Cash flows provided by operating activities.   Net cash used in operating activities was $5 million for the period September 7, 2018 through September 30, 2018 for the Successor. This was attributed to a net loss of $7.4 million primarily adjusted for $1.5 million in depreciation. Operating cash flows were negatively impacted by prepaid expenses and other assets, and related party payable, along with a positive impact of a decrease in accounts receivable, related party receivable, accounts payable, accrued expenses, and unearned revenue.
Net cash provided by operating activities for the Predecessor was $33.3 million during the period from January 1, 2018 through September 6, 2018. This was attributed to net income of  $27 million primarily adjusted for $4 million in depreciation. In addition, operating cash flows were positively impacted by a decrease in prepaid expenses and other assets, along with increases in accounts payable, accrued expenses, and unearned revenue. Further, the increase in cash flows was offset by an increase in accounts receivable.
Net cash provided by operating activities for the Predecessor was $8.7 million during the nine months ended September 30, 2017. This was attributed to net income of  $7.3 million primarily adjusted for $2 million in depreciation. Operating cash flows were positively impacted by a decrease in prepaid expenses and other assets. In addition, the net increase in cash flows was offset by increases in accounts receivable, accounts payable, accrued expenses, and unearned revenue.
Cash flows used in investing activities.   Cash used in investing activities was $207 million for the period from September 7, 2018 through September 30, 2018 for the Successor and primarily related to $206 million purchase of business and $1.3 million in asset purchases and improvements to property and equipment.
Cash used in investing activities was $19.1 million during the period from January 1, 2018 through September 6, 2018 which related to $19.1 million in asset purchases and improvements to property and equipment.
Cash used in investing activities was $12.4 million during the nine months ended September 30, 2017 which primarily related to $12.4 million in asset purchases and improvements to property and equipment.
Cash flows provided by financing activities.   Cash provided by financing activities was $221 million during the period from September 7, 2018 through September 30, 2018 which related to $108.0 million in proceeds on notes payable and $113.2 million in contributions, offset by $0.01 capital lease payments.
Cash used in financing activities was $1 million during the period from January 1, 2018 through September 6, 2018 which related to $0.8 million in payments on notes payable, $0.1 million in capital lease payments, and $0.1 million in distributions.
Cash provided by financing activities was $6.6 million during the nine months ended September 30, 2017 which related to $4 million in proceeds from notes payable and $3 million in contributions, partially offset by $0.2 million in payments on notes payable, $0.1 million in payment of deferred financing costs, and $0.1 million in capital lease payments, and $4 thousand in distributions.
The following table sets forth general information derived from our statement of cash flows:
	Years ended December 31,		Amount of Increase (Decrease)
	2017	2016
	(Predecessor) Audited	(Predecessor) Audited
Net cash flows provided by (used in) operating activities	$13,374	$2,106	$11,268
Net cash flows provided by (used in) investing activities	(23,184)	(6,111)	(17,073)
Net cash flows provided by (used in) financing activities	11,015	2,232	8,783
Net increase (decrease) in cash and cash equivalents	$1,205	$(1,773)	$2,978

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016
Cash flows provided by operating activities.   Net cash provided by operating activities was $13.4 million during the year ended December 31, 2017. This was attributed to net income of  $14.6 million primarily adjusted for $3.3 million in depreciation. In addition, operating cash flows were positively impacted by a decrease in prepaid expenses and other assets, along with increases in accounts payable, accrued expenses, and unearned revenue. Further, the increase in cash flows was offset by an increase in accounts receivable.
Net cash provided by operating activities was $2.1 million during the year ended December 31, 2016. This was attributed to net income of  $3.1 million primarily adjusted for $2.0 million in depreciation and a $1.5 million net gain on sale and disposal of property and equipment. In addition, the net increase in cash flows was offset by increases in accounts receivable and prepaid expenses and other assets, along with decreases in accounts payable and accrued expenses.
Cash flows used in investing activities.   Cash used in investing activities was $23.2 million during the year ended December 31, 2017. This was primarily attributed to $23.0 million in asset purchases and improvements to property and equipment, $0.1 million in restricted cash payments, a $0.1 million purchase of land held for investment, and $0.04 million from proceeds from sale of assets.
Cash used in investing activities was $6.1 million during the year ended December 31, 2016. This was attributed to $8.2 million in asset purchases and improvements to property and equipment and $0.1 million in restricted cash payments, partially offset by $2.1 million in proceeds from sale of assets and $0.1 million in proceeds from insurance claims.
Cash Flows provided by financing activities.   Cash provided by financing activities was $11.0 million during the year ended December 31, 2017. This was attributed to $7.8 million in contributions and $4.0 million in proceeds from notes payable, partially offset by $0.5 million in payments on notes payable, $0.1 million in payment of deferred financing costs, $0.2 million in capital lease payments, and $0.1 million in distributions.
Cash provided by financing activities was $2.2 million during the year ended December 31, 2016. This was attributed to $2.9 million in contributions and partially offset by $0.4 million in payments on notes payable and $0.3 million in capital lease payments.
Indebtedness
During 2014, Signor purchased certain workforce community equipment and entered into promissory notes with the vendor totaling $1.4 million. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes were collateralized by the property and equipment purchased. The balance of these notes was $86, $86 thousand and $348 thousand as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.
During 2015, Signor purchased 40 acres of land in Orla, Texas for $135 thousand and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 thousand in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $123, $123 thousand, and $125 thousand as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.
During 2017, Signor entered into a loan agreement with Washington Federal for a $4 million term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the term loan was 5.63% and 5.00% as of September 6, 2018 and December 31, 2017, respectively. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by Signor, excluding certain assets as defined in the loan agreement. The balance of this note was $0 as of September 30, 2018, $3.2 million as of September 6, 2018 and $3.9 million as of December 31, 2017. The agreement also placed certain restrictions upon Signor and required Signor to maintain certain financial and non-financial covenants. As of September 6, 2018, Signor was in compliance with the financial covenants. As part of the transaction agreement, the loan was paid off in the amount of  $3,270 thousand which was the outstanding principal and interest.
During 2017, Signor entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of  $1 million and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of  $3.5 million until April 30, 2018, on which date the maximum amount shall be reduced to $1 million. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by Signor, excluding certain assets as defined in the loan agreements. The balance of this note was $0 as of September 30, 2018, September 6, 2018 and December 31, 2017.
On August 21, 2018, Signor Parent entered into a related party note with Arrow Seller for $108 million. The note is due in five years and accrues interest at a rate of Libor plus a specific margin. Interest expense of  $0.4 million associated with this note is reflected in interest expense on the consolidated statements of operations for the period from September 7, 2018 to September 30, 2018. Interest payable of  $0.4 million associated with these notes due to affiliates is included in accrued expenses in the consolidated balance sheet at September 30, 2018.
Off-balance sheet arrangements
Signor and Signor Parent has not entered into any off-balance sheet arrangements.
Distributions
Signor did not have a legal obligation to make distributions except as provided in the partnership agreement. In determining the amount of distributions, the board of directors of their general partner would determine the amount of cash reserves to set aside for their operations, including reserves for future working capital, maintenance capital expenditures, expansion capital expenditures, acquisitions, and other matters, which will impact the amount of cash we are able to distribute to our unit holders. To the extent Signor was unable to finance growth externally and was unwilling to establish cash reserves to fund future expansions, their distributable cash flow would not significantly increase.
As of September 6, 2018, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding. Pursuant to the acquisition of Signor by Arrow Bidco, all units were sold and effectively canceled.
Concentration of Risks
We are exposed to certain credit risks relating to our ongoing business operations. Credit risk includes the risk that counterparties that owe us money will breach their obligations. If the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and the partnership could incur losses.
We provide our services to customers based on an evaluation of the financial condition of our customers, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. We monitor the exposure for credit losses and maintain allowances for anticipated losses.
We had one contract with one customer for the successor period September 7 through September 30, 2018 and therefore, we had one customer who made up 100% of our income and receivable as of and for the period ended September 30, 2018.
The Predecessor had three customers representing 21.5%, 20.1%, and 10.3% of total service income for the period from January 1, 2018 through September 6, 2018. These customers also represented 34.7%, 13.0%, and 12.0% of accounts receivable for the period from January 1, 2018 through September 6, 2018.
The Predecessor had three customers representing 32.7%, 16.8%, and 12.5% of total service income by customer for the nine months ended September 30, 2017. These customers also accounted for 35.1%, 18.5%, and 19.5% of accounts receivable as of September 30, 2017.
We had three customers representing 29.8%, 20.0%, and 13.1% or 62.9%, of total service income for the year ended December 31, 2017. These customers also accounted for 28.1%, 26.0%, and 11.4% of accounts receivables for the year ended December 31, 2017.

Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. We had one vendor representing 31% of total purchases for the period from January 1, 2018 through September 6, 2018. For the year ended December 31, 2017, we had one major supplier that accounted for approximately 24% of total purchases. As mentioned above effective September 7, 2018, we lease all of our communities to a related party, as such, we did not have vendors during this period.
We provide services almost entirely to customers involved the E&P industry in the Permian basin, Eagle Ford basin region of west Texas and the SCOOP/STACK area of Oklahoma, and as such, is almost entirely dependent upon the continued activity of such customers.
Contractual Obligations
The table below presents Signor’s significant contractual obligations as of December 31, 2017.
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Promissory note 1	$349	$344	$5	$—	$—
Promissory note 2	126	5	121	—	—
Term loan	3,867	800	1,600	1,467	—
Revolving line of credit	—	—	—	—	—
Capital Lease	443	234	209	—	—
Land and building leases	578	168	246	164	—
Total	$5,363	$1,551	$2,181	$1,631	$—

Signor leased office space under a lease expiring August 31, 2018. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $121 thousand and $133 thousand, included in selling, general and administrative expense. The lease was not extended post acquisition of Signor by Arrow Bidco.
During 2017, Signor entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $92 thousand and $54 thousand, respectively.
Signor entered into a workforce housing facility lease in Carrizo Springs, Texas. The initial lease term was from December 11, 2017 through March 11, 2018, and provided for up to three one-month extensions. The lease was extended until April 11, 2018. Rent for the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $240 thousand and $0 thousand, respectively. See Note 13. Commitments and Contingencies, in the notes to our consolidated quarterly financial statements.
Commitments and Contingencies
As of December 31, 2017, Signor was involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Holdings, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges Signor left a breach of contract and other related causes of action arising out of a ground lease entered into by the Signor with Mr. Bell. The terms of the ground lease allowed Signor to terminate the lease if they were unable to secure adequate utilities to build a community on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, Signor terminated the lease and Mr. Bell sued. Signor filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. This litigation matter was settled in June 2018 and paid in August 2018.
The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit pending in Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to Signor in 2017. Signor’s purchase agreement with MacBain states that all leases will be terminated prior to closing and contains a representation and warranty that Signor was receiving unencumbered title for the land and assets purchased. Signor filed a motion to dismiss in this case however it was settled in early November 2018 for $213 thousand. This amount was accrued as of September 6, 2018 and September 30, 2018.

Signor and Signor Parent accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, Signor and Signor Parent record such costs as incurred.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rates
Capital markets conditions, include but not limited to availability and borrowing costs, could affect our ability to access the debt capital markets to the extent necessary to fund our future growth. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly, and could limit our ability to raise funds, or increase the price of raising funds, in the capital markets and may limit our ability to expand our operations or make future acquisitions. However, we expect to remain competitive with respect to acquisitions and capital projects, as our peers and competitors would likely face similar circumstances.
Commodity Risk
Commodity price fluctuations also indirectly influence our activities and results of operations over the long-term because they may affect production rates and investments by E&P companies in the development of oil and gas reserves. Generally, workforce community activity will increase as oil and gas prices increase.
We have limited direct exposure to risks associated with fluctuating commodity prices of crude oil. However, both our profitability and our cash flow are affected by volatility in the prices of crude oil. Adverse effects on our cash flow from reductions in crude oil prices could adversely affect our ability to make distributions to unit holders. We do not currently hedge our exposure to crude oil prices.
Critical Accounting Policies
Our management’s discussion and analysis of our financial condition and results of operations is based on the Predecessor’s and Successor’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.
On an ongoing basis, management would evaluate its estimates. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.
Principles of consolidation:
We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Predecessor and the Successor from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, the years ended December 31, 2017 and 2016. All of our subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.
Property and equipment:
Workforce community property and equipment is stated at cost less accumulated depreciation. Depreciation of buildings, land improvements, and furniture, fixtures and equipment, is computed using the straight-line method over the estimated useful lives of the assets. We evaluate the recoverability of investments in property and equipment, technology, and land held for investment at the lowest identifiable level. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its’ carrying amount. No impairment losses were identified or recorded from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, as of December 31, 2017 or 2016.
Goodwill:
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. We review goodwill for impairment at the reporting unit level annually or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. We have one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. We use a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If we determine that a reporting unit’s fair value is less than its’ carrying amount, an impairment on goodwill would be recorded using Level 3 inputs. We did not recognize any impairment from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018, the nine months ended September 30, 2017, as of December 31, 2017 or 2016.
Intangible Assets Other Than Goodwill:
Intangible assets that are acquired by the Predecessor and the Successor and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Predecessor’s indefinite-lived intangible assets consist of trade names and the Successor’s indefinite-lived intangible assets consist of customer relationships. The Predecessor calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded by the Predecessor to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value. The Successor determined the fair value of the indefinite-lived intangible asset using the purchase price accounting valuation performed by an independent third party.
Asset Retirement Obligations
The Predecessor and the Successor recognize asset retirement obligations (“AROs”) related to legal obligations associated with the operation of our communities. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Predecessor and the Successor capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities in the consolidated balance sheets was $540 thousand, $534 thousand, and $477 thousand as of the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018, and the year ended December 31, 2017, respectively. Accretion expense was $6 thousand, $55 thousand, and $63 thousand for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.
Revenue recognition:
The Predecessor generated the majority of their revenue from remote accommodations, specifically by charging fees for workforce communities and related services to customers. Services include temporary living accommodations, catering food services, maintenance, housekeeping, grounds-keeping, on-site security, workforce community management, transportation, and laundry service. The fees charged were based upon firm commitment contracts (take-or-pay) or exclusivity contracts with their customer base.
The Successor recognizes rental income from the lease of the facilities by an affiliated entity (see note 9). Signor Parent earns and bills monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the lease.

Member Units.   Signor had two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. As of September 6, 2018, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding, respectively. Pursuant to the acquisition of Signor by Arrow Bidco, all units were sold and effectively canceled. During 2017, Signor issued 6,985,215 Series A Units for $7.0 million at $1 per unit.
The Successor was formed as a corporation with 1,000 shares issued at $0.01 par value. The remaining amount that was contributed, was in the form of additional-paid-in-capital.
Incentive Compensation Unit Awards
Signor recognized share-based compensation expense of  $0.01 million for the year ended December 31, 2017, respectively.
Use of estimates:
We use estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, and potential impairment of property and equipment, and goodwill, among others. Actual results could differ from those estimates.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. In 2016 and 2017, the FASB issued several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. We are currently evaluating the impact of the new guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. We are currently evaluating the impact of the new guidance on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the our consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. Additionally, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”) in January 2017. ASU 2017-01 changes the definition of a business for purposes of evaluating whether a transaction represents an acquisition (or disposal) of assets or a business. The revised definition of a business under ASU 2017-01 will reduce the number of transactions that are accounted for as business combinations. ASU 2017-01, is not expected to have a material effect on the consolidated financial statements.
In May 2017, FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU, is not expected to have a material effect on the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU, which we adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU are not expected to have a material effect on our consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. We are in the process of assessing the impact of this ASU on our consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We have adopted this pronouncement as of January 1, 2018 on a retrospective basis resulting in $257 thousand, $257 thousand, and $257 thousand of restricted cash being reflected within the cash, cash equivalents and restricted cash on the statement of cash flows for the period September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30,2017, respectively.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which provides guidance for the recognition, measurement, presentation and disclosure of financial assets, and financial liabilities. ASU 2016-01 requires equity investments with readily determinable fair values, except for those accounted for under the equity method of accounting or those that are consolidated, to be measured at fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable fair values are permitted to be remeasured upon the occurrence of an observable price change or upon identification of an impairment. These ASUs are not expected to have a material effect on our consolidated financial statements.

Controls and Procedures
We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required in connection with this proxy statement/prospectus to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2019. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

INDEBTEDNESS
Debt Financing
Debt Commitment Letter
In connection with the Merger Agreements, the Holdco Acquiror entered into the Debt Commitment Letter with the Commitment Parties pursuant to which the Commitment Parties agreed to provide (or to have certain of their affiliates provide) the New Credit Facilities for the purpose of financing a portion of the consideration, fees and expenses payable by the Acquirors in connection with the business combination and for general corporate purposes. The New Credit Facilities provide for credit facilities in the aggregate principal amount of up to $425 million, consisting of: (i) the $125 million New ABL Facility described below and (ii) the Bridge Facility in an aggregate principal amount of up to $300 million, made available to Arrow Bidco, to the extent Arrow Bidco issues less than $300 million in gross cash proceeds of the Notes in a Rule 144A offering or other private placement.
The obligations of the Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including (1) the execution and delivery of definitive documentation consistent with the terms of the Debt Commitment Letter; (2) the simultaneous or substantially concurrent completion of the business combination in accordance in all material respects with the Merger Agreements (without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the lenders (in their capacities as such) unless it is approved by the Commitment Parties); (3) since the date of the Merger Agreements, no Company Material Adverse Effect (as described under “The Business Combination Proposal — Definition of Company Material Adverse Effect — Company Material Adverse Effect” in this proxy statement/prospectus) shall have occurred; (4) the Company having made a cash equity contribution to Holdco Acquiror of at least $225 million, and such cash equity contributions made by the Company, plus the cash equity contributions and/or the stock consideration under the Merger Agreements, constituting at least $750 million of the acquisition consideration; (5) delivery of certain audited, unaudited and pro forma financial statements; (6) as a condition to the availability of the Bridge Facility, the borrower having afforded the investment banks a marketing period with respect to the Notes of 15 consecutive business days (subject to certain blackout dates) following receipt of a preliminary offering memorandum, which includes certain financial statements; (7) payment of all applicable invoiced fees and expenses; (8) the receipt of documentation and other information about the borrower and guarantors there to required by regulatory authorities under applicable “know your customer,” “beneficial ownership” and anti-money laundering rules and regulations (including the PATRIOT Act); (9) the execution and delivery of guarantees by guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; (10) the accuracy in all material respects of specified representations and warranties in the loan documents under which the Debt Financing will be provided and of certain representations and warranties in the Merger Agreements; (11) delivery of certain customary closing documents; and (12) the receipt of consent of the requisite lenders under the existing Algeco Group credit facility to the sale of Target and related transactions.
The obligations of the Commitment Parties to provide the Debt Financing under the Debt Commitment Letter will terminate at the earliest of  (1) April 12, 2019; (2) the termination of either of the Merger Agreements without the consummation of the business combination having occurred; and (3) the consummation of the business combination without the use of the Debt Financing.
As of the last practicable date before the printing of this proxy statement/prospectus, the Debt Commitment Letter remains in effect. The documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement/prospectus.
The New ABL Facility
The New ABL Facility will provide for a senior secured asset-based revolving credit facility in the aggregate principal amount of up to $125 million. Approximately $40 million of proceeds from the New ABL Facility will be used to finance a portion of the consideration payable, fees and expenses incurred by us and the Holdco Acquiror in connection with the Business Combination. The New ABL Facility will mature four-and-a-half years after the closing date of the New ABL Facility. Borrowings under the New ABL Facility, at the Borrower’s option, will bear interest either (1) an adjusted LIBOR or (2) a base rate, in each case plus an applicable margin. The applicable margin is expected to be 2.50% with respect to LIBOR borrowings and 1.50% with respect to base rate borrowings. Commencing at the completion of the first full fiscal quarter after the Closing Date, the applicable margin for borrowings under the New ABL Facility will be subject to one step-down of 0.25% and one step-up of 0.25% based on excess availability levels with respect to the New ABL Facility.
The New ABL Facility will provide borrowing availability equal to the lesser of  (i) (a) $125 million and (b) the Borrowing Base (defined below) (the “Line Cap”).
The Borrowing Base will be, at any time of determination, an amount (net of reserves) equal to the sum of:
•
85% of the net book value of the Borrowers’ eligible accounts receivable, plus

•
the lesser of  (i) 95% of the net book value of the Borrowers’ eligible rental equipment and (ii) 85% of the net orderly liquidation value of the Borrowers’ eligible rental equipment, minus

•
customary reserves.

The New ABL Facility will include borrowing capacity available for standby letters of credit of up to $15 million and for “swingline” loan borrowings of up to $15 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the New ABL Facility.
In addition, the New ABL Facility will provide the Borrowers with the option to increase commitments under the New ABL Facility in an aggregate amount not to exceed $75 million plus any voluntary prepayments that are accompanied by permanent commitment reductions under the New ABL Facility.
The obligations of the Borrowers under the New ABL Facility and certain of their obligations under hedging arrangements and cash management arrangements will be unconditionally guaranteed by the Holdco Acquiror and each existing and subsequently acquired or organized direct or indirect wholly-owned US organized restricted subsidiary of Arrow Bidco (together with the Holdco Acquiror, the “ABL Guarantors”), in each case, other than certain excluded subsidiaries. The New ABL Facility will be secured by (i) a first priority pledge of the equity interests of the Borrowers and of each direct, wholly-owned restricted subsidiary of any Borrower or any ABL Guarantor and (ii) a first priority security interest in substantially all of the assets of the Borrowers and the ABL Guarantors (in each case subject to customary exceptions).
The New ABL Facility will require the Borrowers to maintain a (i) minimum fixed charge coverage ratio of 1.00:1.00 and (ii) maximum total net leverage ratio of 4.00:1.00, at any time when the excess availability under the New ABL Facility is less than the greater of  (a) $15.625 million and (b) 12.5% of the Line Cap.
The New ABL Facility will also contain a number of customary negative covenants. Such covenants, among other things, will limit or restrict the ability of each of the Borrowers, their restricted subsidiaries, and where applicable, the Holdco Acquiror, to:
•
incur additional indebtedness, issue disqualified stock and make guarantees;

•
incur liens on assets;

•
engage in mergers or consolidations or fundamental changes;

•
sell assets;

•
pay dividends and distributions or repurchase capital stock;

•
make investments, loans and advances, including acquisitions;

•
amend organizational documents and master lease documents;

•
enter into certain agreements that would restrict the ability to pay dividends;

•
repay certain junior indebtedness; and

•
change the conduct of its business.

The aforementioned restrictions will be subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and certain other conditions and (ii) a number of other traditional exceptions that grant the Borrowers continued flexibility to operate and develop their businesses. The New ABL Facility will also contain certain customary representations and warranties, affirmative covenants and events of default.
The documentation governing the New ABL Facility has not been finalized and, accordingly, the actual terms of the New ABL Facility may differ from that described in this proxy statement/prospectus.
Bridge Facility
The loans under the Bridge Facility are structured as senior secured increasing rate loans customary for facilities of this type. Interest on the Bridge Facility will be LIBOR plus 5.75% for the first three-month period commencing on the Closing Date, increasing by 50 basis points at the end of each three-month period occurring thereafter until the one year anniversary of the Closing Date. The Bridge Facility will be secured by a perfected second priority security interest in the collateral securing the New ABL Facility, subject to an intercreditor agreement, and will be guaranteed by the Borrowers and the Guarantors. The Bridge Facility will initially mature one year after the closing date of the Bridge Facility, which maturity date will, subject to certain conditions, be automatically extended to the date that is five years after the date of funding of the Bridge Facility. The covenants under the definitive documentation for the bridge loans will be usual and customary for bridge loan financings and will be incurrence-based covenants (with certain covenants to be more restrictive prior to the initial maturity date of the Bridge Facility).
The Bridge Facility will be reduced on a dollar for dollar basis by the gross cash proceeds obtained by Arrow Bidco from the issuance of the Notes. To the extent Arrow Bidco obtains net proceeds from the issuance of the Notes on or prior to the closing date of the business combination in an amount not less than $300 million, the Bridge Facility would not be funded. The Bridge Facility will also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs thereunder, the lenders under the Bridge Facility will be entitled to take various actions, including the acceleration of amounts due under the Bridge Facility and all actions permitted to be taken by a secured creditor.
Certain terms of the Bridge Facility will be subject to change during the process of syndication.

MANAGEMENT OF Target Hospitality FOLLOWING THE BUSINESS COMBINATION
Management and Board of Directors
For information concerning the current executive officers of Target, see the section entitled “Business of Target Hospitality — Management.”
The following persons are anticipated to be the executive officers and directors of Target Hospitality following the consummation of the business combination:
Names	Class	Age	Position
James B. Archer	III	48	President, Chief Executive Officer, and Director
Andrew A. Aberdale	—	53	Chief Financial Officer
Troy C. Schrenk	—	44	Chief Commercial Officer
Stephen Robertson	III	58	Director
Gary Lindsay	II	39	Director
Jeff Sagansky	I	66	Director
Martin L. Jimmerson	I	55	Director
Eli Baker	I	44	Director
In addition to the individuals in the table above, Target Hospitality expects to select one additional director for its board of directors prior to the closing of the business combination.
James B. Archer serves as Chief Executive Officer and President of Target. In this role, he is responsible for all strategic and operational aspects of the company’s business in the U.S. Mr. Archer joined Target Lodging in 2009 as Chief Operating Officer and has been in his current role since 2014. With 25 years in the specialty rental and hospitality industries, Mr. Archer is a proven leader with a track record of success in executive management which began with GE Capital Modular Space and then Resun Leasing from 1994 – 2004 where he primarily served in Senior Leadership roles ranging from Senior Vice President, VP of Operations and VP of Sales, before holding COO positions at other specialty rental and manufacturing companies.
Andrew A. Aberdale serves as the Chief Financial Officer (“CFO”) of Target. In this role, he is responsible for all strategic financial and administrative operations of the company’s business in the U.S. Mr. Aberdale joined Target Lodging as CFO and has been in the role since 2010. With over 20 years of experience in the financial, operational and technological areas, Mr. Aberdale is a proven leader with a track record of success in financial and business process management which began with W.R. Grace & Co, where he spent 12 years, was responsible for the Performance Chemical Division manufacturing facilities in North America and was ultimately responsible for the division’s 72 world-wide operations’ environmental, health, safety, product stewardship and quality assurance. Mr. Aberdale holds a bachelor’s degree in chemical engineering from Worcester Polytechnic Institute and a master’s degree in business administration (“MBA”) from Saint Mary’s College of California.
Troy C. Schrenk serves as Chief Commercial Officer of Target. In this role, he is responsible for commercial strategy, business development and marketing of the company’s business in the U.S. Mr. Schrenk joined Target Lodging in 2012 as Senior Vice President and has been in his current role since 2018. With 18 years in modular manufacturing, specialty rentals, home building and real estate development, Mr. Schrenk is a proven commercial leader with a track record of success in sales and growth management which began with Fortune 500, Centex Homes from 2000 – 2005 as Area Sales Manager, Director of Sales and VP of Sales and Marketing before holding similar positions at several other homebuilding, specialty rental and manufacturing companies. Mr. Schrenk holds a bachelor’s degree in sociology from George Fox University and MBA from Boise State University.
Stephen Robertson is expected to serve as the chairman of Target Hospitality’s board of directors. He is a co-founder of TDR, a London-based private equity firm with more than €8 billion of committed capital, where he is heavily involved in strategic investment decisions, including acquisitions, capitalizations and monetizations. Prior to co-founding TDR in 2002, Mr. Robertson was managing partner at DB Capital

Partners, where he helped build the European leveraged buyout arm of Deutsche Bank into a leading buyout firm in Europe. He also previously spent a year as managing director of European Leveraged Finance at Merrill Lynch and nine years as managing director of European Leveraged Finance at Bankers Trust.
Gary Lindsay is expected to be a member of Target Hospitality’s board of directors. He is a partner at TDR, a London-based private equity firm with more than €8 billion of committed capital, where he works as a member of the firm’s investment team since 2008 and is involved in the day-to-day management of several TDR portfolio companies. Prior to joining TDR, Mr. Lindsay worked in the chemicals & industrials investment banking teams at both Citi and Bear Stearns in London and New York.
Martin L. Jimmerson is expected to be a member of Target Hospitality’s board of directors. Since January 2017, Mr. Jimmerson has been the CFO and Interim CEO of NorAm Drilling Company, which owns and operates rigs for drilling of horizontal wells in the U.S. Prior to that, he served as the Senior Vice President and CFO and later the Interim CEO and President of RigNet, Inc., from 2006 to 2016, a global technology company that provides communications services, applications, real-time machine learning, and cybersecurity solutions. Mr. Jimmerson worked for River Oaks Imaging & Diagnostic, LP, a company that provides full modality technical diagnostic services using magnetic resonance imaging and other diagnostic equipment, as their CFO from November 2002 to December 2005. Mr. Jimmerson received a B.A. degree in accounting from Baylor University.
For biographical information concerning Jeff Sagansky and Eli Baker, see the section entitled “Other Information Related to Platinum Eagle — Directors and Executive Officers.”
Board Composition
Target Hospitality’s business affairs will be managed under the direction of its board of directors. The board of directors is expected to consist of seven members, four of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. Messrs. Robertson, Lindsay and Archer are not considered independent.
Target Hospitality’s board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•
the Class I directors will be Mr. Baker, Mr. Sagansky and Mr. Jimmerson, and their terms will expire at the annual meeting of stockholders to be held in 2019;

•
the Class II directors will be Mr. Lindsay and the additional director to be selected prior to the closing of the business combination, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

•
the Class III directors will be Mr. Archer and Mr. Robertson, and their terms will expire at the annual meeting of stockholders to be held in 2021.

Target Hospitality’s Proposed Charter provides that the number of directors, which will be fixed at seven members, may be increased or decreased from time to time by a resolution of Target Hospitality’s board of directors. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of Target Hospitality’s board of directors may have the effect of delaying or preventing changes in control of Target Hospitality.
Director Independence
Upon the closing of the business combination, we anticipate that the size of the post-combination company’s board of directors will be seven directors. Nasdaq listing standards will require that a majority of Target Hospitality’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
We anticipate that Messrs. Sagansky, Jimmerson, Baker and the additional director to be selected prior to the closing of the business combination will be “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.
Committees of the Board of Directors
Effective upon completion of the business combination, Target Hospitality’s board of directors will establish the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The proposed composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by Target Hospitality’s board of directors.
Audit Committee
Target Hospitality’s audit committee will oversee Target Hospitality’s corporate accounting and financial reporting process. Among other matters, the audit committee will:
•
appoint our independent registered public accounting firm;

•
evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•
determine the engagement of the independent registered public accounting firm;

•
review and approve the scope of the annual audit and the audit fee;

•
discuss with management and the independent registered public accounting firm the results of the annual audit and the review of Target Hospitality’s quarterly financial statements;

•
approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitor the rotation of partners of the independent registered public accounting firm on Target Hospitality’s engagement team in accordance with requirements established by the SEC;

•
be responsible for reviewing Target Hospitality’s financial statements and Target Hospitality’s management’s discussion and analysis of financial condition and results of operations to be included in Target Hospitality’s annual and quarterly reports to be filed with the SEC;

•
review Target Hospitality’s critical accounting policies and estimates; and

•
review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be Martin Jimmerson, Jeff Sagansky and the additional director to be selected prior to the closing of the business combination, with Mr. Jimmerson serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Mr. Jimmerson qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at www.targetlodging.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:

•
review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•
evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•
recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•
review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of Target Hospitality’s compensation committee will be Stephen Robertson, Eli Baker and the additional director to be selected prior to the closing of the business combination, with the additional director to be selected prior to the closing of the business combination serving as the chair of the committee. Two of the members of Target Hospitality’s compensation committee will be independent under the applicable rules and regulations of Nasdaq, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Mr. Robertson is not an independent director under Nasdaq rules and is being included on our compensation committee pursuant to the exception provided by Nasdaq Rule 5605(d)(2)(B). Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at www.targetlodging.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be responsible for making recommendations to Target Hospitality’s board of directors regarding candidates for directorships and the size and composition of Target Hospitality’s board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing Target Hospitality’s corporate governance policies and reporting and making recommendations to Target Hospitality’s board of directors concerning governance matters.
The initial members of Target Hospitality’s nominating and corporate governance committee will be Jeff Sagansky, Gary Lindsay, and the additional director to be selected prior to the closing of the business combination, with Mr. Sagansky serving as the chair of the committee. Two of the members of Target Hospitality’s nominating and corporate governance committee will be independent under the applicable rules and regulations of Nasdaq. Mr. Lindsay is not an independent director under Nasdaq rules and is being included on our nominating and corporate governance committee pursuant to the exception provided by Nasdaq Rule 5605(e)(3). Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.targetlodging.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
Following the consummation of the business combination, Target Hospitality’s compensation committee will consist of Stephen Robertson, Eli Baker, and the additional director to be selected prior to the closing of the business combination. None of the expected members of Target Hospitality’s compensation committee has at any time been an officer or employee of Platinum Eagle, Target or Signor, other than as disclosed in this proxy statement/prospectus under the heading “Management of Target Hospitality Following the Business Combination.” None of Target Hospitality’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on Platinum Eagle’s, Target’s or Signor’s compensation committee or board of directors.

Involvement in Certain Legal Proceedings
Target Hospitality is not currently involved in any legal proceedings.
Code of Business Conduct and Ethics
Effective upon the consummation of the business combination, Target Hospitality will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the closing of the business combination on Target Hospitality’s website at www.targetlodging.com. Target Hospitality expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.
Limitation on Liability and Indemnification Matters
Target Hospitality’s amended and restated certificate of incorporation that will become effective immediately following the business combination contains provisions that limit the liability of Target Hospitality’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Target Hospitality’s directors will not be personally liable to Target Hospitality or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to Target Hospitality or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which the director derived an improper personal benefit.

Target Hospitality’s amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately following the business combination provide that Target Hospitality is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Target Hospitality’s amended and restated bylaws will also provide that Target Hospitality is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Target Hospitality to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Target Hospitality would otherwise be permitted to indemnify him or her under Delaware law. Target Hospitality expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Target Hospitality believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Target Hospitality will also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in Target Hospitality’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against Target Hospitality’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Target Hospitality’s directors and officers, even though an action, if successful, might benefit Target Hospitality and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Target Hospitality pays the costs of settlement and damage.
Post-Combination Company Executive Compensation
Following the closing of the business combination, the combined company intends to develop an executive compensation program that is designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.

Director Compensation
Following the completion of the business combination, Target Hospitality’s compensation committee will determine the annual compensation to be paid to the members of Target Hospitality’s board of directors.
Target Hospitality Corp. 2019 Incentive Award Plan
Prior to the consummation of the business combination, we expect that our board of directors will approve and adopt, subject to shareholder approval, the Target Hospitality Corp. 2019 Incentive Award Plan (the “Incentive Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F. Our board of directors is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below.
Administration
The compensation committee of our board of directors (the “Compensation Committee”) will administer the Incentive Plan. The Compensation Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Incentive Plan.
Eligibility
In general, employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of Target Hospitality or its affiliates are eligible to participate in the Incentive Plan.
Number of Shares Authorized
The Incentive Plan provides for an aggregate of 4,000,000 shares of Target Hospitality common stock to be delivered. No more the 1,500,000 shares of Target Hospitality common stock may be granted under the Incentive Plan to any participant during any fiscal year with respect to stock options and stock appreciation rights (“SARs”), no more than 1,500,000 shares of Target common stock may be granted under the Incentive Plan to any participant during any fiscal year with respect to performance compensation awards that are restricted stock, restricted stock units or stock bonus awards. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of  $600,000, provided that the Board may make exceptions to this limit for a non-executive Chair of the Board. Shares of Target Hospitality common stock underlying awards under the Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. In the event that any award is exercised through the tendering of common stock or by the withholding of common stock by Target Hospitality, or that withholding tax liabilities arising from such award are satisfied by the tendering of common stock by the withholding of common stock by Target Hospitality, then in each case, the shares of common stock so tendered or withheld shall be added to the shares of common stock available for grant under the plan on a one-for-one basis. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Target Hospitality common stock reserved for issuance under the Incentive Plan, the number of shares of Target Hospitality common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.
The Incentive Plan will have a term of ten years from the date it is approved by shareholders and no further awards may be granted under the Incentive Plan after that date.

Awards Available for Grant
The Committee may grant awards of nonqualified stock options, ISOs, SARs, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.
Options
The Committee will be authorized to grant options to purchase shares of Target common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. In general, the exercise price per share of Target common stock for each option granted under the Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the Incentive Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option (including any options granted under the Incentive Plan prior to the present amendment and restatement that are currently outstanding) would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is thirty (30) calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Unless otherwise provided in an award agreement, options granted under the Incentive Plan will vest on the fourth anniversary of the grant date. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Committee may determine to be appropriate.
Stock Appreciation Rights
The Committee will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Target common stock or any combination of cash and shares of Target common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the Committee and reflected in the award agreement. Unless otherwise provided in an award agreement, SARs granted pursuant to the Incentive Plan will vest and become exercisable on the fourth anniversary of the grant date.
Restricted Stock
The Committee will be authorized to award restricted stock under the Incentive Plan. Unless otherwise provided by the Committee and specified in an award agreement, restrictions on restricted stock will lapse after four years of service with us. The Committee will determine the terms of such restricted stock awards, including any dividend or voting rights. Restricted stock is shares of Target common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Committee shall be distributed to the

Participant in cash or, at the sole discretion of the Committee, in shares of Target common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards
The Committee will be authorized to award restricted stock unit awards under the Incentive Plan. Unless otherwise provided by the Committee and specified in an award agreement, restricted stock units will vest after four years of service with us. The Committee will determine the terms of such restricted stock units, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of Target common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Target common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Target common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, if the applicable share is forfeited, the participant shall have no right to such dividends (except as otherwise provided in the applicable award agreement).
Stock Bonus Awards
The Committee will be authorized to grant awards of unrestricted shares of Target common stock or other awards denominated in shares of Target common stock, either alone or in tandem with other awards, under the Incentive Plan, on such terms and conditions as the Committee may determine.
Performance Compensation Awards
The Committee will be authorized to grant any award, including in the form of cash, under the Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The Committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
•
Net earnings or net income (before or after taxes);

•
basic or diluted earnings per share (before or after taxes);

•
net revenue or revenue growth;

•
gross profit or gross profit growth;

•
operating profit (before or after taxes);

•
return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•
cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

•
financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities;

•
earnings before or after taxes, interest, depreciation, and/or amortization;

•
gross or operating margins;

•
productivity ratios;

•
share price (including, but not limited to, growth measures and total shareholder return);

•
expense targets;

•
margins;

•
productivity and operating efficiencies;

•
objective measures of customer satisfaction;

•
customer growth;

•
working capital targets;

•
measures of economic value added;

•
inventory control;

•
enterprise value;

•
sales;

•
debt levels and net debt;

•
combined ratio;

•
timely launch of new facilities;

•
client retention;

•
employee retention;

•
timely completion of new product rollouts;

•
cost targets;

•
reductions and savings;

•
productivity and efficiencies;

•
strategic partnerships or transactions;

•
objective measures of personal targets, goals or completion of projects; or

•
any combination of the foregoing.

The Committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period.
Transferability
Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination
In general, our Board may amend, suspend or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control
Except as otherwise provided in an award agreement or the Incentive Plan, if a participant experiences a “Qualifying Termination” (as defined in the Incentive Plan), in the event of a “Change in Control” (as defined in the Incentive Plan), the Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the Incentive Plan will become fully vested and performance compensation awards will vest based on the level of attainment of the specified performance goals. The Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a Change in Control.
Recoupment of Awards
The Incentive Plan will provide that awards granted under the Incentive Plan are subject to any recoupment policy that we may establish from time to time or any obligation that we may have regarding the clawback of  “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the Securities and Exchange Commission.
Effective Date; Term
The Incentive Plan will be adopted by our board of directors substantially simultaneously with the consummation of the business combination. No award will be granted under the Incentive Plan on or after the 10 year anniversary of the effective date of the Incentive Plan. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Platinum Eagle ordinary shares as of February 11, 2019 and (ii) expected beneficial ownership of Target Hospitality common stock immediately following consummation of the business combination, assuming that no public shares are redeemed, and alternatively that 10,263,429 public shares are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of Target Hospitality post-business combination; and

•
all executive officers and directors of Platinum Eagle as a group pre-business combination and all executive officers and directors of Target Hospitality post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Notwithstanding the foregoing, the beneficial ownership percentages set forth below do not take into account (a) public warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing) or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F.
The beneficial ownership of Platinum Eagle ordinary shares pre-business combination is based on 40,625,000 ordinary shares issued and outstanding (including 32,500,000 Class A ordinary shares and 8,125,000 Class B ordinary shares) as of February 11, 2019.
The expected beneficial ownership of shares of Target Hospitality common stock post-business combination assuming none of Platinum Eagle shares are redeemed (the no redemption scenario) has been determined based upon the following: (i) that no public shareholders exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases shares of Target Hospitality common stock in the open market; (iii) that 11,114,949 shares of Target Hospitality common stock are issued to Algeco Seller, (iv) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller; (v) that 8,000,000 Class A ordinary shares are issued by Platinum Eagle in connection with the Equity Offering, each of which will convert on a one-for-one basis into an aggregate of 8,000,000 shares of Target Hospitality common stock in connection with the domestication; and (ix) there will be an aggregate of 106,794,949 shares of Target Hospitality common stock issued and outstanding at Closing (excluding 2,045,000 Earnout Shares held in escrow pursuant to the Earnout Agreement).
The expected beneficial ownership of shares of Target Hospitality common stock post-business combination assuming the maximum number of public shares have been redeemed (the maximum redemption scenario) has been determined based on the following: (i) that holders of 10,263,429 public shares exercise their redemption rights (based on $328,850,509 held in trust as of September 30, 2018 and a redemption price of  $10.1185 per share), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Target Hospitality common stock in the open market; (iii) that 21,500,000 shares of Target Hospitality common stock are issued to Algeco Seller, (iv) that 49,100,000 shares of Target Hospitality common stock are issued to Arrow Seller, (v) that 8,000,000 Class A ordinary shares are issued by Platinum Eagle in connection with the Equity Offering, each of which will convert on a one-for-one basis into an aggregate of 8,000,000 shares of Target Hospitality common stock in connection with the domestication; and (ix) there will be an aggregate of 106,316,571 shares of Target Hospitality common stock issued and outstanding at Closing (excluding 2,645,000 Earnout Shares held in escrow pursuant to the Earnout Agreement).

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Maximum Redemption
			Common Stock		Common Stock
Name and Address of Beneficial Owner(1)	Number of shares	%	Number of shares	%	Number of shares	%
Current Directors, Executive Officers and Founders
Platinum Eagle Acquisition LLC (the Sponsor)(2)(3)	6,402,083	14.9%	5,374,583	4.9%	5,074,583	4.6%
Jeff Sagansky(2)(3)	6,402,083	14.9%	5,374,583	4.9%	5,074,583	4.6%
Eli Baker(2)(3)	6,402,083	14.9%	5,374,583	4.9%	5,074,583	4.6%
Harry E. Sloan(4)	6,314,583	14.7%	5,292,083	4.8%	4,992,083	4.6%
James A. Graf(5)	20,000	*	20,000	*	20,000	*
Frederic Rosen(6)	353,334	*	353,334	*	353,334	*
Joshua Kazam(6)	353,334	*	353,334	*	353,334	*
Alan G. Mnuchin(5)	15,000	*	15,000	*	15,000	*
All Directors and Executive Officers as a Group (Seven Individuals)	13,458,334	29.3%	11,408,334	10.2%	10,808,334	9.7%
Directors and Executive Officers of Target Hospitality After Consummation of the Business Combination**
James B. Archer(7)	—	—	—	*	—	*
Andrew A. Aberdale(7)	—	—	—	*	—	*
Troy C. Schrenk	—	—	—	*	—	*
Stephen Robertson(8)	—	—	60,214,949	56.4%	70,600,000	66.4%
Gary Lindsay	—	—	—	*	—	*
Jeff Sagansky(2)(3)	6,402,083	14.9%	5,374,583	4.9%	5,074,583	4.6%
Eli Baker(2)(3)	6,402,083	14.9%	5,374,583	4.9%	5,074,583	4.6%
Martin L. Jimmerson	—	—	—	*	—	*
All Directors and Executive Officers as a Group (8 Individuals)	6,402,083	14.9%	65,589,532	60.1%	75,674,583	69.7%
Five Percent Holders:
Arrow Seller(8)	—	—	49,100,000	46.0%	49,100,000	46.2%
Algeco Seller(9)	—	—	11,114,949	10.4%	21,500,000	20.2%

*
Less than one percent.

**
Excluding the additional director to be selected prior to the closing of the business combination.

(1)
Unless otherwise noted, the business address of each of the shareholders listed is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(2)
Interests shown consist of  (i) 4,068,750 founder shares and (ii) 2,333,333 shares of Target Hospitality common stock underlying the private placement warrants held of record by the Sponsor. The founder shares are classified as Class B ordinary shares. On the effective date of the domestication, the currently issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class B common stock. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality common stock. The “After the Business Combination — Assuming No Redemption” and “After the Business Combination — Assuming Maximum Redemption” columns exclude (i) 5,000 founder shares that the Sponsor intends to transfer to certain Platinum Eagle directors prior to the Closing and (ii) 1,022,500 and 1,322,500 founder shares, respectively, held by the Sponsor, which will be deposited in escrow at the closing of the business combination and released to the Founders and/or to the Arrow Seller in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow the Sponsor will not have the ability to transfer or vote such shares.
(3)
The Sponsor is the record holder of the shares reported herein. Mr. Sagansky and Mr. Baker have voting and dispositive control over the shares held by the Sponsor.

(4)
Interests shown consist of  (i) 3,981,250 founder shares and (ii) 2,333,333 shares of Target Hospitality common stock underlying the private placement warrants. On the effective date of the domestication, the currently issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class B common stock. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality common stock. The “After the Business Combination — Assuming No Redemption” and “After the Business Combination —  Assuming Maximum Redemption” columns exclude 1,022,500 and 1,322,500 founder shares, respectively, held by Mr. Sloan, which will be deposited in escrow at the closing of the business combination and released to the Founders and/or to the Arrow Seller in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow Mr. Sloan will not have the ability to transfer or vote such shares.

(5)
Interests shown consist entirely of founder shares. The founder shares are classified as Class B ordinary shares. On the effective date of the domestication, the currently issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class B common stock. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality common stock.

(6)
Interests shown consist of  (i) 20,000 founder shares and (ii) 333,334 shares of Target Hospitality common stock underlying the private placement warrants. The founder shares are classified as Class B ordinary shares. On the effective date of the domestication, the currently issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class B common stock. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality common stock.

(7)
Pursuant to an earnout agreement entered into on November 11, 2018, Messrs. Archer and Aberdale are expected to receive a number of shares that cannot be determined as of the date of this proxy statement/prospectus as parties thereto. See “Certain Relationships and Related Party Transactions — Target Parent Agreements — Target Parent/Target Related Party Transactions — A&R Earnout Agreement.”

(8)
TDR is manager of the investment fund which is the ultimate beneficial owner of Arrow Seller. TDR controls all of Arrow Seller’s voting rights in respect of its investments and no one else has equivalent control over the investments. The investors in Arrow Seller are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in Arrow Seller. TDR is run by its board and investment committee which consists of the partners of the firm. Mr. Robertson may be deemed to beneficially own the securities held by the Arrow Seller through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at TDR, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, if any, except to the extent of his pecuniary interest therein.
(9)
Algeco Seller is controlled by TDR. See footnote 8 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Platinum Eagle Acquisition Corp.
Platinum Eagle Related Person Transactions
Founder Shares
On July 14, 2017, our Sponsor purchased an aggregate of 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On December 19, 2017 our Sponsor surrendered 2,875,000 founder shares to the Company for no consideration, resulting in our sponsor holding 8,625,000 founder shares. On December 22, 2017, our sponsor transferred 4,226,250 founder shares to Harry E. Sloan for a purchase price of $8,452.50 (the same per-share price initially paid by our sponsor), resulting in our Sponsor holding 4,398,750 founder shares. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of Platinum Eagle’s initial public offering, on January 16, 2018, the Sponsor and Harry E. Sloan surrendered an aggregate of 500,000 founder shares (consisting of 255,000 by the Sponsor and 245,000 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 4,143,750 founder shares and Harry E. Sloan holding 3,981,250 founder shares.
The founder shares are identical to the public shares except that the founder shares are subject to certain transfer restrictions, as described in more detail below.
The initial shareholders have agreed not to transfer, assign or sell any of their founder shares until the date that is one year after the completion of Platinum Eagle’s initial business combination, or earlier if, subsequent to Platinum Eagle’s initial business combination, (i) the closing price of Platinum Eagle’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Platinum Eagle’s initial business combination, or (ii) the date on which Platinum Eagle completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of Platinum Eagle’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
In addition to the foregoing, the Founders have agreed that certain founder shares held by them will be held in escrow and subject to transfer restrictions under the Earnout Agreement for a period of three years, subject to early release as described under “The Business Combination Proposal — Related Agreements — The Earnout Agreement.”
Private Placement Warrants
The Sponsor, Harry E. Sloan, Joshua Kazam, Fredric D. Rosen, the Sara L. Rosen Trust and the Samuel N. Rosen 2015 Trust purchased from the Company 5,333,334 warrants in the aggregate at a price of $1.50 per warrant (for an aggregate purchase price of  $8.0 million) in a private placement that occurred simultaneously with the completion of the Company’s initial public offering (the “private placement warrants”). Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The purchase price of the private placement warrants was added to the proceeds from the Company’s initial public offering held in the trust account. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination, and they will be non-redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers of the private placement warrants or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants and have no net cash settlement provisions.
If Platinum Eagle does not complete a business combination, then the proceeds will be part of the liquidating distribution to the public shareholders and the private placement warrants will expire worthless.

Registration Rights
In connection with the closing of the transactions contemplated by this proxy statement/prospectus, Target Hospitality, Arrow Seller, the Founder Group, Algeco Seller, and certain other parties named on the signature pages thereto, will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which amends and restates that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, the Arrow Seller and Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, Algeco Seller and certain of the initial investors (the “Initiating Holders”), the right to request an unlimited number of demands, at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, Algeco Seller and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Target Hospitality is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Arrow Seller, Algeco Seller or the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions. See “— Platinum Eagle Agreements — Registration Rights Agreement.”
Administrative Services Fee
We currently sub-lease our executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of our sponsor. We will reimburse Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
Existing Platinum Eagle Related Party Policy
Prior to the consummation of Platinum Eagle’s initial public offering, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by Platinum Eagle’s board of directors (or the appropriate committee of Platinum Eagle’s board of directors) or as disclosed in Platinum Eagle’s public filings with the SEC. Under Platinum Eagle code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Platinum Eagle. A form of the code of ethics that was adopted prior to the consummation of Platinum Eagle’s initial public offering was filed as an exhibit to the registration statement relating to Platinum Eagle’s initial public offering.
In addition, Platinum Eagle’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that we plan to adopt prior to the consummation of Platinum Eagle’s initial public offering is filed as an exhibit to the registration statement relating to Platinum Eagle’s initial public offering. We also require each of Platinum Eagle’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of Platinum Eagle’s Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA that Platinum Eagle’s initial business combination is fair to Platinum Eagle company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to Platinum Eagle’s Sponsor, officers or directors, or Platinum Eagle or their affiliates, for services rendered to us prior to or in connection with the completion of Platinum Eagle’s initial business combination, other than the following payments, none of which will be made from the proceeds of Platinum Eagle offering held in the trust account prior to the completion of Platinum Eagle’s initial business combination:
•
payment to an affiliate of our Sponsor for office space, utilities and secretarial support for a total of  $15,000 per month; and

•
reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of loans, if any, and on such terms as to be determined by Platinum Eagle from time to time, made by our Sponsor or certain of Platinum Eagle’s officers and directors to finance transaction costs in connection with an intended initial business combination, provided, that, if Platinum Eagle does not consummate an initial business combination, a portion of the working capital held outside the trust account may be used by Platinum Eagle to repay such loaned amounts so long as no proceeds from the trust account are used for such repayment.

Platinum Eagle Agreements
Amended and Restated Registration Rights Agreement
As a condition precedent to the closing of the business combination, Target Hospitality, Arrow Seller, the Founder Group, Algeco Seller, and certain other parties named on the signature pages thereto, will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), that amends and restates that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, the Arrow Seller and Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, Algeco Seller and certain of the initial investors (the “Initiating Holders”), the right to request an unlimited number of demands, at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, Algeco Seller and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Target Hospitality is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Arrow Seller, Algeco Seller or the Initiating Holders. The registration rights under the Registration Rights Agreement are subject to customary lock-up provisions.
Target Parent Agreements
Earnout Agreement
Target Parent and certain other parties are party to an Earnout Agreement. See “Business Combination Proposal — Related Agreements — Earnout Agreement.”
Target Parent/Target Related Party Transactions
Supply Agreement
Target is party to a supply agreement with WSII, dated August 24, 2018, to appoint WSII as the sole supplier of stand-alone offices and portable storage units required by Target after construction of its core modular facilities (for which WSII has a right of first offer), for use in Target’s businesses in North America. The supply agreement went into effect on August 24, 2018, and the total spend by Target for products which would have been subject to the supply agreement had the supply agreement been in effect would have been less than 1% of the spend on all modular equipment and ancillary products in a typical community for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively. TDR is a beneficial owner of WSII and of Target.
A&R Earnout Agreement
On November 11, 2018, Target, Algeco Holdings, WSII, Brian Lash as the Seller Representative (as defined therein) and the other sellers party thereto entered into an Amended and Restated Earn-Out Agreement (the “A&R Earnout Agreement”) relating to certain earnout payments to be made to certain former equityholders of Target (“Target Sellers”) as part of the total consideration paid or payable to Target Sellers for the sale of Target to Algeco or an affiliate thereof in 2013. The A&R Earnout Agreement amends and restates an Earn-Out Agreement dated February 15, 2013, by and among WSII, the Seller Representative and the Target Sellers. Pursuant to the A&R Earnout Agreement, an earnout payment will be made in connection with an Exit Event (as defined in the A&R Earnout Agreement), including the business combination. Pursuant to the terms of the A&R Earnout Agreement, upon consummation of the merger of Target Parent with and into Holdco Acquiror, Target Sellers will be entitled to receive a portion of the shares of Target Hospitality which Algeco or its affiliates will receive in consideration for such merger. The number of shares to which the Target Sellers will be entitled is calculated in accordance with the provisions of the A&R Earnout Agreement in reference to the total consideration Algeco receives for Target, the historical investment of Algeco in Target and other factors. Among the Target Sellers are Andrew Aberdale and James Bradley Archer, the chief financial officer and chief executive officer of Target, respectively, who are beneficiaries of the A&R Earnout Agreement with respect to their share of the earnout payment only. Of the total number of shares transferred to Target Sellers pursuant to the A&R Earnout Agreement, Mr. Aberdale will receive 4.7696%, and Mr. Archer will receive 9.6896%. Following the consummation of the business combination, Mr. Aberdale will be the chief financial officer of Target Hospitality and Mr. Archer will be the chief executive officer of Target Hospitality.
Algeco Group Sponsor Fees
TDR has previously charged Algeco Global fees for monitoring services, consulting and management advisory services. Algeco Global recharges Target Hospitality for all or a portion of such fees. Upon the closing of the transactions contemplated by this proxy statement/prospectus, Target Hospitality will no longer be responsible for any portion of these fees to the extent they are charged.
Employment Agreements
Certain executives of Target Hospitality, including James B. Archer, Andrew A. Aberdale, and Troy C. Schrenk, are expected to enter into employment agreements in connection with the business combination. See “Business of Target Hospitality — Employment Agreements.”
Algeco Group Directorships
Messrs. Robertson and Lindsay are expected to serve as directors on the board of directors of Target Hospitality following the completion of the business combination. Each of Messrs. Robertson and Lindsay hold director and/or manager positions on the boards of directors or boards of managers, as applicable, of certain Algeco Group companies, of which TDR holds a direct or indirect controlling interest.
TDR Stock Ownership Following the Transaction
Pursuant to the terms of the Merger Agreements, TDR will remain the controlling shareholder of the Algeco Group following the Closing and, assuming no redemptions by Platinum Eagle shareholders in connection with the transaction, will also own approximately 46.0% of the issued and outstanding shares of Target Hospitality common stock immediately following the Closing.
Transaction-Related Agreements
Messrs. Archer and Aberdale have certain outstanding loans to Target for approximately $2,000,000 and $500,000, respectively, each with interest in the amount of 3.6% per annum due and payable on December 31, 2020, that in connection with the change of control triggered by the business combination will immediately terminate and all outstanding repayment obligations thereunder will be forgiven, except for any tax liabilities that such employees may incur in connection with such forgiveness. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Messrs. Archer and Aberdale are party to agreements with Target which provide that they are eligible to receive a bonus payment annually of up to $500,000 and $260,000, respectively, each year they are employed by Target from 2016 – 2019 and 2017 – 2020, respectively. In connection with the business combination, any bonus payments that Messrs. Archer and Aberdale would have been entitled to receive had they remained employed by Target through the relevant period, will be paid to them in full on or prior to the consummation of the business combination.
Policies and Procedures for Related Person Transactions
Upon consummation of the business combination, the Target Hospitality board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Target Hospitality or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of Target Hospitality’s officers or one of Target Hospitality’s directors;

•
any person who is known by Target Hospitality to be the beneficial owner of more than five percent (5%) of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Target Hospitality will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee Charter, the Audit Committee will have the responsibility to review related party transactions.

DESCRIPTION OF SECURITIES
The following description of the Target Hospitality capital stock reflects Target Hospitality’s capital stock as it will exist upon completion of the business combination. The Target Hospitality capital stock will be governed by Target Hospitality’s certificate of incorporation and bylaws and the DGCL. This description is a summary and is not complete. We urge you to read in their entirety (1) Target Hospitality’s certificate of incorporation, which will be in effect as of the effective time of the domestication and a form of which is included as Annex D to this proxy statement/prospectus and is incorporated herein by reference; and (2) Target Hospitality’s bylaws, which will be in effect as of the effective time of the domestication and a form of which is included as Annex E to this proxy statement/prospectus and is incorporated herein by reference. The following summary should be read in conjunction with the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of 401,000,000 shares of capital stock, consisting of (x) 400,000,000 shares of Target Hospitality common stock, $0.0001 par value per share, and (y) 1,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding shares of Target Hospitality common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Merger Agreements and the private placement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the general meeting, there were outstanding 40,625,000 ordinary shares, of which 32,500,000 were public shares, held of record by approximately one holder, 8,125,000 were Class B ordinary shares, held by our initial shareholders, and there were no shares of preferred stock outstanding, and 16,166,667 warrants outstanding held of record by approximately seven holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
Target Hospitality Common Stock
The Target Hospitality common stock will have all the rights, powers and privileges provided for in the Proposed Charter.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Target Hospitality common stock will possess all voting power for the election of Target Hospitality’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of Target Hospitality. Holders of Target Hospitality common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Target Hospitality common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by Target Hospitality’s board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Target Hospitality, the holders of Target Hospitality common stock will be entitled to receive an equal amount per share of all of Target Hospitality’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Target Hospitality’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Target Hospitality common stock.

Election of Directors
There will be no cumulative voting with respect to the election of directors. Target Hospitality’s Proposed Charter establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of votes cast at each annual meeting of Target Hospitality stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Capital Structure Prior to the Business Combination
The following is a summary of Platinum Eagle’s authorized share capital prior to the business combination. On the effective date of the domestication, the currently issued and outstanding Class A ordinary shares and Class B ordinary shares, will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class A common stock and Platinum Eagle Delaware Class B common stock, respectively. Similarly, all of Platinum Eagle’s outstanding warrants will become warrants to acquire the corresponding shares of Platinum Eagle Delaware Class A common stock and no other changes will be made to the terms of any outstanding warrants as a result of the domestication. In addition, all of Platinum Eagle’s outstanding units will become units of Platinum Eagle Delaware and after the effectiveness of the domestication and before the Closing, each outstanding unit of Platinum Eagle Delaware (each of which consists of one share of Platinum Eagle Delaware Class A common stock and one-third of one warrant to purchase one share of Platinum Eagle Delaware Class A common stock) will be separated into its component common stock and warrants. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality. Similarly, all of the outstanding warrants of Platinum Eagle Delaware will become warrants to acquire the corresponding shares of Target Hospitality common stock and no other changes will be made to the terms of any outstanding warrants as a result of the Closing.
Units
Each unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of  $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the Platinum Eagle’s Class A ordinary shares. For example, if a warrantholder holds one-third or two-thirds of one warrant to purchase a Class A ordinary share, such warrant will not be exercisable. If a warrantholder holds three-thirds of one warrant, such whole warrant will be exercisable for one Class A ordinary share at a price of  $11.50 per share. The Class A ordinary shares and warrants comprising the units began separate trading on March 5, 2018. On and after that date, holders have the option to continue to hold units or separate their units into the component securities. Holders who wish to separate their units into Class A ordinary shares and warrants need to have their brokers contact our transfer agent and request such separation.
Ordinary Shares
Upon the closing of Platinum Eagle’s initial public offering, 40,625,000 ordinary shares were outstanding, including:
•
32,500,000 Class A ordinary shares underlying units issued as part of the initial public offering; and

•
8,125,000 Class B ordinary shares held by our initial shareholders.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law.

Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of not less than two-thirds of our ordinary shares that are voted, and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
We are providing our shareholders with the opportunity to redeem all or a portion of their public shares (which will convert into shares of Target Hospitality common stock in the business combination) upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to annual limit of $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we paid to the underwriters. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the business combination. We will complete the business combination only if a majority of the ordinary shares voted are voted in favor of the business combination. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described herein), if any, could result in the approval of the business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against the business combination. For purposes of seeking approval of the majority of our outstanding ordinary shares, non-votes will have no effect on the approval of our business combination once a quorum is obtained. Our amended and restated memorandum and articles of association require that at least five days’ notice will be given of any general meeting.
Additionally, each public shareholder may elect to redeem all or a portion of their public shares irrespective of whether they vote for or against the business combination or if they do not vote at all.
Our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in our initial public offering, which we refer to as the “Excess Shares”. However, we our shareholders’ are not restricted from voting all of their shares (including Excess Shares) for or against the business combination.
Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our business combination by January 17, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination within the required time period. However, if our initial shareholders or management team acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of Platinum Eagle after a business combination, holders of shares of Target Hospitality common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.
Founder Shares
The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units sold in our initial public offering, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial shareholders have entered into agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by January 17, 2020, and (C) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by January 17, 2020, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment as described herein and in our amended and restated memorandum and articles of association, and (iv) only holders of Class B ordinary shares will have the right to elect directors in any election held prior to or in connection with the completion of our initial business combination. If we submit our initial business combination to our public shareholders for a vote, our initial shareholders have agreed to vote their founder shares and any public shares purchased during or after our initial public offering in favor of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our initial shareholders with respect to any public shares acquired by them in or after our initial public offering.
On the effective date of the domestication, the founder shares will automatically convert by operation of law, on a one-for-one basis, into shares of Platinum Eagle Delaware Class B common stock. In connection with the Closing, each currently issued and outstanding share of Platinum Eagle Delaware Class B common stock will automatically convert on a one-for-one basis (subject to adjustment pursuant to the Interim Domestication Charter), into shares of Platinum Eagle Delaware Class A common stock, in accordance with the terms of the Interim Domestication Charter. Immediately thereafter, each currently issued and outstanding share of Platinum Eagle Delaware Class A common stock will automatically convert by operation of law, on a one-for-one basis, into shares of Target Hospitality common stock.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of   (A) one year after the completion of our initial

business combination or earlier if, subsequent to our initial business combination, the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. In addition, up to 6,045,000 founder shares will also be held in escrow and subject to transfer restrictions under the Earnout Agreement for three years following the Closing. See “The Business Combination Proposal — Related Agreements — The Earnout Agreement.”
Preferred Stock
Target Hospitality’s Proposed Charter authorizes 1,000,000 preferred shares and provides that shares of preferred stock may be issued from time to time in one or more series. Target Hospitality’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Target Hospitality’s board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Target Hospitality’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Target Hospitality or the removal of existing management. Platinum Eagle has no preferred stock outstanding at the date hereof. Although Target Hospitality does not currently intend to issue any shares of preferred stock, Target Hospitality cannot assure you that it will not do so in the future.
Warrants
Public Warrants
Upon the closing of the business combination, each whole warrant will entitle the registered holder to purchase one share of Target Hospitality common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial business combination. For example, if a warrantholder holds three-thirds of a warrant, such whole warrant will be exercisable for one share of Target Hospitality common stock. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Target Hospitality will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to its satisfying its obligations described below with respect to registration. No warrant will be exercisable and Target Hospitality will not be obligated to issue a share of common stock upon exercise of a warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Target Hospitality be required to net cash settle any warrant.
Target Hospitality will be obligated to file as soon as practicable, but in no event later than 15 business days, after the closing of its initial business combination, and to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Target Hospitality will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if its common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that the shares of common stock satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Target Hospitality may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, Target Hospitality may call the warrants for redemption:
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Target Hospitality sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable, Target Hospitality may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Target Hospitality has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Target Hospitality issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If Target Hospitality calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Target Hospitality’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares issuable upon the exercise of Target Hospitality’s warrants. If Target Hospitality’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Target Hospitality’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Target Hospitality calls its warrants for redemption and its management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Target Hospitality in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding common stock is increased by a share capitalization payable in common stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase common stock at a price less than the fair market value will be deemed a share capitalization of a number of common stock equal to the product of   (i) the number of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) the quotient of  (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Target Hospitality, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of Target Hospitality’s public shares upon Target Hospitality’s failure to complete Target Hospitality’s initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.
If the number of outstanding common stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding common stock.
Whenever the number of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of Target Hospitality with or into another corporation (other than a consolidation or merger in which Target Hospitality is the continuing corporation and that does not result in any reclassification or reorganization of Target Hospitality’s outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Target Hospitality as an entirety or substantially as an entirety in connection with which Target Hospitality is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than

70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Platinum Eagle. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Target Hospitality, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Target Hospitality will, upon exercise, round down to the nearest whole number the number of common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of Target Hospitality’s initial business combination (except to Target Hospitality’s officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by Target Hospitality so long as they are held by the initial shareholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by Target Hospitality and exercisable by the holders on the same basis as the warrants included in the units sold in Target Hospitality’s initial public offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
In order to finance transaction costs in connection with an intended initial business combination, Target Hospitality’s sponsor or an affiliate of Target Hospitality’s sponsor or certain of Target Hospitality’s officers and directors may, but are not obligated to, loan Target Hospitality funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of  $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Dividends
The payment of cash dividends in the future will be dependent upon Target Hospitality’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of Target Hospitality’s board of directors at such time. Further, if Target Hospitality incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants Target Hospitality may agree to in connection therewith.
Transfer Agent and Warrant Agent
The transfer agent for Target Hospitality common stock and warrant agent for Target Hospitality’s warrants is Continental Stock Transfer & Trust Company.
Registration Rights
In connection with the closing of the transactions contemplated by this proxy statement/prospectus, Target Hospitality, Arrow Seller, the Founder Group, Algeco Seller, and certain other parties named on the signature pages thereto, will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which amends and restates that certain registration rights agreement, dated January 11, 2018 by and among Platinum Eagle and certain of its initial investors and provides such initial investors, the Arrow Seller and Algeco Seller with certain demand, shelf and piggyback registration rights covering all shares of Target Hospitality common stock and warrants to purchase shares of Target Hospitality common stock owned by each holder, until such shares or warrants, as applicable, cease to be “Registrable Securities” as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of Arrow Seller, Algeco Seller and certain of the initial investors (the “Initiating Holders”), the right to request an unlimited number of demands, at any time following the Closing Date and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of Arrow Seller, Algeco Seller and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing Date. Target Hospitality is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Arrow Seller, Algeco Seller or the Initiating Holders.
Certain Anti-Takeover Provisions of Delaware Law, Target Hospitality’s certificate of incorporation and Bylaws
Upon the completion of the domestication, Target Hospitality will be, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
A stockholder who owns fifteen percent or more of Target Hospitality’s outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of Target Hospitality’s assets. However, the above provisions of Section 203 do not apply if:
•
Target Hospitality’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Target Hospitality’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by Target Hospitality’s board of directors and authorized at a meeting of Target Hospitality’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Target Hospitality’s Proposed Charter and Proposed Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by Target Hospitality’s board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of Target Hospitality’s board of directors or taking other corporate actions, including effecting changes in our management. For instance, Target Hospitality’s Proposed Charter will not provide for cumulative voting in the election of directors and will provide for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Target Hospitality board of directors. Target Hospitality’s board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and Target Hospitality’s advance notice provisions in the proposed bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to Target Hospitality’s board of directors or to propose matters to be acted upon at a stockholders’ meeting.
Target Hospitality’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Target Hospitality by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Target Hospitality for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of Target Hospitality for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Target Hospitality common stock then outstanding (as of the date of this proxy statement/prospectus, Platinum Eagle has 40,625,000 ordinary shares outstanding); or

•
the average weekly reported trading volume of Target Hospitality common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
•
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the business combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See “Description of Securities — Registration Rights” above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary is a discussion of U.S. federal income tax considerations of the domestication, an exercise of redemption rights and the business combination generally applicable to holders of Platinum Eagle ordinary shares or warrants and Target Hospitality common stock or warrants. This section applies only to holders that hold their Platinum Eagle ordinary shares, warrants, Target Hospitality common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:
•
a dealer in securities,

•
a trader in securities that elects to use a mark-to-market method of accounting,

•
a tax-exempt organization,

•
a life insurance company, real estate investment trust or regulated investment company,

•
a person liable for alternative minimum tax,

•
a U.S. expatriate,

•
a person that actually or constructively owns 10% or more of Platinum Eagle voting stock,

•
a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity,

•
a person that holds Platinum Eagle ordinary shares or warrants as part of a straddle or a hedging or conversion transaction,

•
a U.S. Holder whose functional currency is not the U.S. dollar,

•
a person that received Platinum Eagle ordinary shares or warrants as compensation for services,

•
a controlled foreign corporation, or

•
a passive foreign investment company.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the domestication, an exercise of redemption rights or the business combination. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Platinum Eagle ordinary shares or warrants or common stock or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Platinum Eagle ordinary shares or warrants or common stock or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the domestication, an exercise of redemption rights and the business combination to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
For purposes of this discussion, a U.S. Holder means a beneficial owner of Platinum Eagle ordinary shares or warrants or common stock or warrants, as the case may be, who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof  (including the District of Columbia),

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if  (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Effects of the domestication
The U.S. federal income tax consequences of the domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the domestication, Platinum Eagle will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Target Hospitality Corp.” The domestication will, therefore, qualify as an F reorganization.
Because the domestication will qualify as an F Reorganization, U.S Holders generally will not recognize taxable gain or loss on the domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effects of Section 367” and “— PFIC Considerations,” and the domestication will be treated for U.S. federal income tax purposes as if Platinum Eagle (i) transferred all of its assets and liabilities to Target Hospitality in exchange for all of the outstanding common stock and warrants of Target Hospitality; and (ii) then distributed the common stock and warrants of Target Hospitality to the shareholders of Platinum Eagle in liquidation of Platinum Eagle. The taxable year of Platinum Eagle will be deemed to end on the date of the domestication.
Because the domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the domestication and an exercise of redemption rights to them.
Basis and Holding Period Considerations
Because the domestication qualifies as an F Reorganization: (i) the tax basis of a share of Target Hospitality common stock or warrant received by a U.S. Holder in the domestication will equal the U.S. Holder’s tax basis in the Platinum Eagle share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Target Hospitality common stock or warrant received by a U.S. Holder will include such holder’s holding period for the Platinum Eagle share or warrant surrendered in exchange therefor.

Effects of Section 367
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Platinum Eagle at the time of the domestication. Because the domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the domestication.
A.   U.S. Holders of Platinum Eagle
A U.S. Holder who, at the time of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Platinum Eagle ordinary shares entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Platinum Eagle ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367. A U.S. Holder’s ownership of warrants and stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Platinum Eagle ordinary shares entitled to vote and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its Platinum Eagle ordinary shares is the net positive earnings and profits of Platinum Eagle (as determined under Treasury Regulations under Section 367) attributable to the shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Platinum Eagle does not expect to have material net earnings and profits at the time of the domestication, although it is possible that the amount of Platinum Eagle’s earnings and profits could be greater than expected through the date of the domestication. A U.S. Shareholder will be required to include it’s all earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the domestication.
B.   U.S. Holders That Own Less Than 10 Percent of Platinum Eagle
A U.S. Holder who, at the time of the domestication, beneficially owns (directly, indirectly or constructively) Platinum Eagle ordinary shares with a fair market value of  $50,000 or more but less than 10% of the total combined voting power of all classes of Platinum Eagle ordinary shares entitled to vote will recognize gain (but not loss) with respect to the domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to common stock received in the domestication in an amount equal to the excess of the fair market value of the common stock received over the U.S. Holder’s adjusted tax basis in the Platinum Eagle ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Platinum Eagle ordinary shares under Section 367(b), as described above under “A. U.S. Holders of Platinum Eagle”. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the domestication is a Section 367(b) exchange;

(ii)
a complete description of the domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Platinum Eagle establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Platinum Eagle ordinary shares, and (B) a representation that the U.S. Holder has notified Platinum Eagle (or Target Hospitality) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the year of the domestication, and the U.S. Holder must send notice of making the election to Target Hospitality no later than the date such tax return is filed. In connection with this election, Platinum Eagle intends to provide each U.S. Holder eligible to make such an election with information regarding Platinum Eagle’s earnings and profits upon request.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C.
U.S. Holders that Own Platinum Eagle ordinary shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, at the time of the domestication, owns (or is considered to own) stock of Platinum Eagle with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Tax Consequences for U.S. Holders of Platinum Eagle Warrants
Subject to the considerations described above relating to Section 367(b) and below relating to PFIC considerations, a U.S. Holder of Platinum Eagle warrants should not be subject to U.S. federal income tax with respect to the exchange of Platinum Eagle warrants for Target Hospitality warrants in the domestication.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367,” above, the domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code.
A.   Definition of a PFIC
In general, Platinum Eagle will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held Platinum Eagle ordinary shares, (a) at least 75% or more of Platinum Eagle’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Platinum Eagle’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as annuities and gains from assets that produce passive income. For purposes of these rules, interest income earned by Platinum Eagle would be considered to be passive income and cash held by Platinum Eagle would be considered to be a passive asset.

B.   PFIC Status of Platinum Eagle
Based upon the composition of its income and assets, and upon a review of its financial statements, Platinum Eagle believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2017 and will be considered a PFIC for its current taxable year which ends as a result of the domestication.
C.   Effect of PFIC Rules on the domestication
As discussed above, Platinum Eagle believes that it likely treated as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those regulations may require taxable gain recognition in the domestication if Platinum Eagle were classified as a PFIC at any time during such U.S. Holder’s holding period in such stock and the U.S. Holder had not made a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned Platinum Eagle ordinary shares or in which Platinum Eagle was a PFIC, whichever is later or a mark-to-market election (as described below). The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Platinum Eagle.
Under these rules:
•
the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Platinum Eagle ordinary shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Platinum Eagle was a PFIC, would be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•
the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the domestication (discussed under the heading “— Effects of Section 367” above) generally would be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Platinum Eagle ordinary shares that have not made a timely QEF Election or a mark-to-market election (as described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the domestication to the extent their shares have a fair market value in excess of their tax basis. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Platinum Eagle, whether or not such amounts are actually distributed.
D.   Impact of PFIC Rules on U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Platinum Eagle ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat Platinum Eagle as a “qualified electing fund” under Section 1295 of the Code for the tax year that is the first year in the U.S. Holder’s holding period of Platinum Eagle ordinary shares during which Platinum Eagle qualified as a PFIC (a “QEF Election”). A U.S. Holder’s ability to make a QEF Election with respect to Platinum Eagle is contingent upon, among other things, the provision by Platinum Eagle of a “PFIC Annual Information Statement” to such U.S. Holder. Platinum Eagle will make available such information statements to

U.S. Holders upon request. A U.S. Holder of Platinum Eagle that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder of Platinum Eagle that did not make a QEF Election may be referred to as a “Non-Electing Shareholder”. A U.S. Holder is not able to make a QEF Election with respect to Platinum Eagle warrants.
A U.S. Holder that has made a valid QEF election effective for the first taxable year in the U.S. Holder’s holding period will not be subject to the general PFIC rules. As a result, such a U.S. Holder should not recognize gain or loss as a result of the domestication except to the extent described under the heading “— Effects of Section 367” above.
A U.S. Holder that has not had a valid QEF election in effect for its entire holding period in its Platinum Eagle ordinary shares (or a mark-to-market election as described below) may be subject to adverse tax consequences upon the sale of its Platinum Eagle ordinary shares and upon the domestication (as described below). If such a U.S. Holder sells or is otherwise treated as disposing of its Platinum Eagle ordinary shares, the entire amount of any gain realized upon the sale will be treated as an “excess distribution” made in the year of sale and as a consequence will generally be treated as ordinary income, and, to the extent allocated to years prior to the year of sale, will be subject to a special interest charge.
The impact of the PFIC rules on a U.S. Holder of Platinum Eagle ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Platinum Eagle ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Platinum Eagle ordinary shares. A mark-to-market election is not available with respect to Platinum Eagle warrants.
U.S. Holders are strongly urged to consult their tax advisors concerning the impact of the PFIC rules on the domestication, including, without limitation, whether a QEF Election, “deemed sale” election and/or “mark to market” election is available and whether a “deemed sale” election is available to the extent a timely QEF Election cannot be made with respect to their Platinum Eagle ordinary shares and the consequences to them of any such election.
NON-U.S. HOLDERS
The following describes U.S. federal income tax considerations relating to the ownership and disposition of common stock and warrants by a non-U.S. Holder after the domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of common stock or warrants who or that is, for U.S. federal income tax purposes, not a U.S. Holder (as defined above).
Dividends
In general, any distributions made to a non-U.S. Holder on shares of Target Hospitality, to the extent paid out of Target Hospitality’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its common stock or warrants of Target Hospitality and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock or warrants, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below.

Dividends paid by Target Hospitality to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax”.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock or warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax,

(ii)
the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, (and, if an applicable treaty so requires, is attributable to the conduct of trade or business through a permanent establishment or fixed base in the United States in which case the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. Holders and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply), or

(iii)
Target Hospitality is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the common stock has ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the common stock.

Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Platinum Eagle ordinary shares or warrants and common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Platinum Eagle ordinary shares or warrants or common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Platinum Eagle ordinary shares or warrants or common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Platinum Eagle ordinary shares or warrants or common stock or warrants.
Effects to U.S. Holders of Platinum Eagle ordinary shares Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of Platinum Eagle ordinary shares (which become common stock in the domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the common stock redeemed.
Whether a redemption qualifies for sale treatment will depend largely on the total amount of common stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all of common stock outstanding both before and after the redemption (which will include any Target Hospitality common stock issued under the stock issuance proposal). The redemption of common stock will generally be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Target Hospitality or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. The redemption of common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Target Hospitality. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Target Hospitality will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only common stock actually owned by the U.S. Holder, but also common stock constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to an exercise of any Target Hospitality warrants by such U.S. Holder.
If the redemption does not qualify as a sale of the common stock redeemed, the U.S. Holder will be treated as receiving a corporate distribution from Target Hospitality. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Target Hospitality’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in such holder’s common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Target Hospitality warrants or possibly in other common stock shares constructively owned by such holder.

Because the domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the domestication discussed further above.
U.S. Holders who actually or constructively own five percent or more of Target Hospitality stock (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.
All U.S. Holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their common stock pursuant to an exercise of redemption rights.

APPRAISAL RIGHTS
Neither Platinum Eagle shareholders nor Platinum Eagle warrant holders have appraisal rights in connection with the business combination or the domestication under the Cayman Islands Companies Law or under the DGCL.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Shareholder Proposals
In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, Target Hospitality’s bylaws provide that the stockholder must give timely notice in proper written form to Target Hospitality’s secretary and such business must otherwise be a proper matter for stockholder action. Such notice, to be timely, must be received at least 90 days, but no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders for the annual meeting; provided that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Target Hospitality. Any notice must include the following information: (i) as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment), and the reasons for conducting such business at the annual meeting; (ii) the name and record address of such stockholder; (iii) the class or series and total number of shares of all stock of Target Hospitality that are directly or indirectly owned beneficially and of record by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is made; (iv) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made with respect to any shares of any class or series of shares of capital stock of the Corporation; (v) a description of any material relationship between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, on the one hand, and Target Hospitality, any affiliate of Target Hospitality, on the other hand and any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the proposal is made is a party or material participant involving Target Hospitality or any of its officers or directors, or any affiliate of Target Hospitality; (vi) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (vii) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (viii) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if Target Hospitality does not receive proper notice of the matter within the time frame described above.
A stockholder shall update and supplement (iii) its notice to Target Hospitality’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the annual meeting and as of the date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, Target Hospitality’s secretary not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof  (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

Shareholder Director Nominees
Nominations of persons for election to the board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Target Hospitality’s notice of such special meeting, may be made by or at the direction of the board of directors or by certain stockholders of Target Hospitality.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of Target Hospitality. To be timely, a stockholder’s notice to the secretary must be received by the secretary at the principal executive offices of Target Hospitality (i) in the case of an annual meeting, not later than the close of business at least 90 days, but no more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business 120 days before the meeting and not later than the later of  (x) the close of business 90 days before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Target Hospitality; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Target Hospitality. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice.
In the event that the number of directors to be elected to the board of directors at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by Target Hospitality naming all of the nominees for the additional directors to be elected or specifying the size of the increased board of directors before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the secretary at the principal executive offices of Target Hospitality not later than the close of business on the 10th day following the date on which such public announcement was first made by Target Hospitality.
To be in proper written form, a stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Target Hospitality that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of Target Hospitality that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of any material relationship between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, on the one hand, and the Corporation, any affiliate of Target Hospitality, on the other hand and any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the proposal is made is a party or material participant involving Target Hospitality or any of its officers or directors, or any affiliate of Target Hospitality, (D) a description of all arrangements, contracts, agreements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (E) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
A stockholder shall update and supplement its notice to (e) Target Hospitality’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, Target Hospitality’s secretary not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof  (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
If the board of directors or the chairman of the meeting of stockholders determines that any nomination was not properly made, then such nomination shall not be considered at the meeting in question. In the event that the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of Target Hospitality to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by Target Hospitality.
In addition, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Platinum Eagle’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Platinum Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Following the business combination, such communications should be sent to Target Hospitality, 2170 Buckthorne Place, Suite 440, The Woodlands, TX 77380. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Winston & Strawn LLP has passed upon the validity of the securities of Target Hospitality offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus, and, as tax counsel for Platinum Eagle, has passed upon certain U.S. federal income tax consequences of the business combination and the domestication for Platinum Eagle.
EXPERTS
The financial statements of Platinum Eagle Acquisition Corp. as of December 31, 2017 for the period from July 12, 2017 (date of inception) to December 31, 2017 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as expert in accounting and auditing.
The consolidated financial statements of Algeco US Holdings LLC at December 31, 2017 and 2016, and for the years then ended, included in the Proxy Statement of Platinum Eagle Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated balance sheets of RL Signor Holdings, LLC and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity, and cash flows for each of the two years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Platinum Eagle and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Platinum Eagle’s annual report to shareholders and Platinum Eagle’s proxy statement. Upon written or oral request, Platinum Eagle will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Platinum Eagle deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Platinum Eagle deliver single copies of such documents in the future. Shareholders may notify Platinum Eagle of their requests by calling or writing Platinum Eagle at its principal executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 or (310) 209-7280.

ENFORCEABILITY OF CIVIL LIABILITY
Platinum Eagle is a Cayman Islands exempted company. If Platinum Eagle does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon Platinum Eagle. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Platinum Eagle in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Platinum Eagle may be served with process in the United States with respect to actions against Platinum Eagle arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Platinum Eagle’s securities by serving Platinum Eagle’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Platinum Eagle has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Platinum Eagle files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Platinum Eagle with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Platinum Eagle at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to Platinum Eagle has been supplied by Platinum Eagle, and all such information relating to Target and Signor has been supplied by Target and Signor, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
Incorporation by Reference of Certain of Platinum Eagle’s Filings with the SEC
The SEC allows Platinum Eagle to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus, which means that Platinum Eagle can disclose important information to you by referring you to other documents that Platinum Eagle has filed separately with the SEC. You should read any information incorporated by reference because it is an important part of this this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference any filings that Platinum Eagle makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of effectiveness, and thereafter until the consummation of the business combination (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also, or is deemed to be, incorporated by reference into this proxy statement/prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this proxy statement/prospectus, except as modified or superseded.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the business combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: EAGL.info@morrowsodali.com

INDEX TO FINANCIAL STATEMENTS
PLATINUM EAGLE ACQUISITION CORP.
Condensed Financial Statements as of September 30, 2018 and December 31, 2017 and for the three and nine months ended September 30, 2018 and 2017
Condensed Balance Sheets as of September 30, 2018 (unaudited) and December 31, 2017	F-3
Condensed Interim Statements of Operations for the three and nine months ended September 30, 2018 and the period from July 12, 2017 (inception) to September 30, 2017 (unaudited)	F-4
Condensed Interim Statement of Changes in Shareholders’ Equity for the nine months ended September 30, 2018 (unaudited)	F-5
Condensed Interim Statement of Cash Flows for the nine months ended September 30, 2018 (unaudited) and the period from July 12, 2017 (inception) to September 30, 2017 (unaudited)	F-6
Notes to Condensed interim Financial Statements	F-7
Financial Statements as of December 31, 2017 and for the period from July 12, 2017 (inception) to December 31, 2017
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheet	F-17
Statement of Operations	F-18
Statement of Changes in Shareholders’ Equity	F-19
Statement of Cash Flows	F-20
Notes to Financial Statements	F-21
ALGECO US HOLDINGS
ARROW PARENT CORPORATION
RL SIGNOR HOLDINGS, LLC

PLATINUM EAGLE ACQUISITION CORP.
Condensed Financial Statements as of September 30, 2018 and December 31, 2017
and for the Three and Nine months Ended September 30, 2018 and 2017

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements
Platinum Eagle Acquisition Corp.
Condensed Balance Sheets
	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$476,554	$—
Prepaid expenses	97,973	—
Total current assets	574,527	—
Deferred offering costs	—	242,088
Cash and investments held in Trust Account	328,850,509	—
Total assets	$329,425,036	$242,088
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$167,768	$225,894
Total current liabilities	167,768	225,894
Deferred underwriting compensation	11,375,000	—
Total liabilities	11,542,768	225,894
Class A ordinary shares subject to possible redemption; 31,288,226 shares at approximately $10.00 per share at September 30, 2018	312,882,260	—
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 380,000,000 shares authorized; 1,211,774 shares issued and outstanding, (excluding 31,288,226 shares subject to possible redemption) at September 30, 2018	121	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,125,000 and 8,625,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	813	863
Additional paid-in capital	1,633,014	24,137
Retained earnings (accumulated deficit)	3,366,060	(8,806)
Total shareholders’ equity	5,000,008	16,194
Total liabilities and shareholders’ equity	$329,425,036	$242,088

See accompanying notes to condensed interim financial statements.

Platinum Eagle Acquisition Corp.
Condensed Interim Statements of Operations
(Unaudited)
	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018	July 12, 2017 (inception) to September 30, 2017
Revenue	$—	$—	$—
General and administrative expenses	299,175	475,643	5,000
Loss from operations	(299,175)	(475,643)	(5,000)
Other income – interest on Trust Account	2,504,515	3,850,509	—
Net income (loss)	$2,205,340	$3,374,866	$(5,000)
Two Class Method:
Weighted average number of Class A ordinary shares outstanding	32,500,000	32,500,000	—
Net income per ordinary share, Class A – basic and diluted	$0.08	$0.11	$—
Weighted average number of Class B ordinary shares outstanding	8,125,000	8,125,000	8,125,000(1)(2)
Net loss per ordinary share, Class B – basic and diluted	$(0.05)	$(0.03)	$—

(1)
This number excludes the surrender of 500,000 shares in January 2018 as a result of the exercise by the underwriters’ of a portion of the over-allotment option.

(2)
In addition, this number has been retroactively restated to reflect the surrender of 2,875,000 shares in December 2017.

See accompanying notes to condensed interim financial statements.

Platinum Eagle Acquisition Corp.
Condensed Interim Statement of Changes in Shareholders’ Equity
For the nine months ended September 30, 2018
(Unaudited)
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances, December 31, 2017	—	$—	8,625,000	$863	$24,137	$(8,806)	$16,194
Sale of Units to the public on January 17, 2018 at $10.00 per unit	32,500,000	3,250	—	—	324,996,750	—	325,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,508,792)	—	(18,508,792)
Sale of 5,333,334 Private Placement Warrants on January 17, 2018 at $1.50 per warrant	—	—	—	—	8,000,000	—	8,000,000
Forfeiture of Class B shares by Initial Shareholders	—	—	(500,000)	(50)	50	—	—
Class A ordinary shares subject to possible redemption	(31,288,226)	(3,129)	—	—	(312,879,131)	—	(312,882,260)
Net income	—	—	—	—	—	3,374,866	3,374,866
Balances, September 30, 2018	1,211,774	$121	8,125,000	$813	$1,633,014	$3,366,060	$5,000,008

See accompanying notes to condensed interim financial statements.

Platinum Eagle Acquisition Corp.
Condensed Interim Statement of Cash Flows
(Unaudited)
	Nine Months Ended September 30, 2018	For the period from July 12, 2017 (inception) to September 30, 2017
Cash flows from operating activities:
Net income (loss)	$3,374,866	$(5,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation expense paid by sponsor	—	5,000
Trust income reinvested in Trust Account	(3,850,509)	—
Changes in operating assets and liabilities:
Prepaid expenses	(97,973)	—
Accounts payable and accrued expenses	163,962	—
Net cash used in operating activities	(409,654)	—
Cash flows from investing activities:
Principal deposited in Trust Account	(325,000,000)	—
Net cash used in investing activities	(325,000,000)	—
Cash flows from financing activities:
Proceeds from private placement of warrants	8,000,000	—
Proceeds from sale of Class A ordinary shares	325,000,000	—
Payment of underwriters’ discount	(6,500,000)	—
Payment of offering costs	(613,792)	—
Net cash provided by financing activities	325,886,208	—
Net change in cash	476,554	—
Cash and equivalents at beginning of period	—	—
Cash and equivalents at end of period	$476,554	$—
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$11,375,000	$—
Class A ordinary shares subject to possible redemption	$312,882,260	$—
Deferred offering costs charged to additional paid-in-capital upon completion of the Public Offering	$242,088	$—
Formation and offering costs paid by sponsor in exchange for founder shares	$—	$20,000

See accompanying notes to condensed interim financial statements.

PLATINUM EAGLE ACQUISITION CORP.
Notes to Condensed Interim Financial Statements
1.   Organization and Business Operations
Incorporation
Platinum Eagle Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 12, 2017. The functional currency of the Company is the United States dollar.
Sponsor
The Company’s sponsor is Platinum Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”). Jeff Sagansky, the Company’s Chief Executive Officer and Director and Eli Baker, the Company’s President, Chief Financial Officer and Secretary, are members of the Sponsor.
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected (“Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined in Note 3 below) (the “Public Offering”), although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Financing
The registration statement for the Company’s Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 11, 2018. On January 17, 2018, the Sponsor, Harry E. Sloan, Joshua Kazam, Fredric D. Rosen, the Sara L. Rosen Trust and the Samuel N. Rosen 2015 Trust agreed to purchase in a private placement that occurred simultaneously with the completion of the Public Offering, 5,333,334 warrants at a price of  $1.50 per warrant, generating gross proceeds, before expenses, of approximately $8,000,000 (Note 4).
Upon the closing of the Public Offering and the private placement, $325,000,000 was placed in the Trust Account (discussed below).
Trust Account
The trust account (the “Trust Account”) can be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest earned on the funds held in the Trust Account that may be released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the Class A ordinary shares included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to applicable law and

(iii) the redemption of the Class A ordinary shares included in the Units sold in the Public Offering properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the Class A ordinary shares included in the Units sold in the Public Offering if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their Class A ordinary shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, or (ii) provide shareholders with the opportunity to sell their Class A ordinary shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their Class A ordinary shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a shareholder vote in connection with a Business Combination, a public shareholder will have the right to redeem its Class A ordinary shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes. As a result, such Class A ordinary shares have been recorded at redemption amount and classified as temporary equity, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.”
The Company has 24 months from the closing of the Public Offering (or until January 17, 2020) to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation. The Sponsor, Harry E. Sloan and the Company’s executive officers and directors (the “initial shareholders”) have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire Class A ordinary shares in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

2.   Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed interim financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position as of September 30, 2018 and the results of operations and cash flows for the periods presented. Certain information and disclosure normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.
The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s final prospectus as filed with the SEC on January 16, 2018, as well as the Company’s Form 8-K, as filed with the SEC on January 23, 2018. The interim results for the three months and nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any future interim periods.
In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, as of September 30, 2018, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor that are sufficient to fund its current obligations.
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shares by the weighted average number of shares outstanding for the period. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 16,166,667 Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented. The Company’s statements of operations include a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, less applicable income tax expense and funds available to be withdrawn from Trust for working capital purposes (up to a maximum of  $250,000 annually), by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which exceed the Federal depository insurance coverage of  $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet with the exception of investments in Trust which are carried at amortized cost.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs of  $18,508,792, consisting principally of underwriters’ discounts of  $17,875,000 (including $11,375,000 of which payment is deferred) and $633,792 of professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering.
Redeemable Ordinary Shares
As discussed in Note 1, all of the 32,500,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A ordinary shares under the Company’s Liquidation or Tender Offer/Shareholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated memorandum and articles of association provide that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares shall be affected by charges against additional paid in capital.
Accordingly, at September 30, 2018, 31,288,226 of the 32,500,000 Class A ordinary shares included in the Units were classified outside of permanent equity.
Income Taxes
The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

There were no unrecognized tax benefits as of September 30, 2018 and December 31, 2017. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2018 and December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
Recent Accounting Pronouncements
In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in shareholders’ equity in accordance with the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
3.   Public Offering
On January 17, 2018, the Company sold 32,500,000 units at a price of  $10.00 per unit (the “Units”) in the Public Offering. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one warrant to purchase one Class A ordinary share (the “Public Warrants”).
Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination and 12 months from the closing of the Public Offering. However, if the Company does not complete a Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of the Company’s Business Combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Public Warrants issued in connection with the 32,500,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.
The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. Prior to the Public Offering, the underwriters’ elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 500,000 shares of Class B ordinary shares subject to forfeiture and are considered as forfeited in the accompanying balance sheets.
The Company paid an upfront underwriting discount of  $6,500,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $11,375,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.
4.   Related Party Transactions
Founder Shares
On July 14, 2017, the Sponsor received 11,500,000 Class B ordinary shares (the “Founder Shares”) in exchange for a capital contribution of  $25,000, or $.0002 per share. In December 2017, the Sponsor surrendered 2,875,000 of its Founder Shares to the Company for no consideration, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On December 22, 2017, the Sponsor transferred 4,226,250 Founder Shares to Harry E. Sloan for a purchase price of  $8,452.50 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 4,398,750 Founder Shares. In connection with the underwriters’ partial exercise of their over-allotment option prior to the closing of the Public Offering, on January 16, 2018, the Sponsor and Harry E. Sloan surrendered an aggregate of 500,000 Founder Shares (consisting of 255,000 by the Sponsor and 245,000 by Harry E. Sloan) to the Company for no consideration, resulting in the Sponsor holding 4,143,750 Founder Shares and Harry E. Sloan holding 3,981,250 Founder Shares.
The Founder Shares are identical to the Public Shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of  (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).
Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial shareholders have agreed to waive their redemption rights in connection with the Business Combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Public Offering.
Voting — If the Company seeks shareholder approval of a Business Combination, the initial shareholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.
Liquidation — Although the initial shareholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.
Private Placement Warrants
The Sponsor, Harry E. Sloan, Joshua Kazam, Fredric D. Rosen, the Sara L. Rosen Trust and the Samuel N. Rosen 2015 Trust purchased from the Company 5,333,334 warrants in the aggregate at a price of $1.50 per warrant (an aggregate purchase price of  $8.0 million) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public shareholders and the Private Placement Warrants will expire worthless.
Registration Rights
The initial shareholders will be entitled to registration rights pursuant to a registration rights agreement signed on January 11, 2018. The initial shareholders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
The Sponsor agreed to loan the Company up to an aggregate of  $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. When and if issued, these loans were payable without interest on the earlier of December 31, 2018 or the completion of the Public Offering. At September 30, 2018 and December 31, 2017, there were no amounts outstanding under the Note.
On January 16, 2018, a shareholder paid expenses in connection with the Public Offering on behalf of the Company. On January 19, 2018, the $187,453 due to this shareholder was repaid in full.
Administrative Services
The Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months and nine months ended September 30, 2018, the Company incurred $45,000 and $135,000, respectively, of administrative services expenses under the arrangement.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of  $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

5.   Commitments & Contingencies
The Company is committed to pay the Deferred Discount totaling $11,375,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.
6.   Trust Account
As of September 30, 2018, investment securities in the Company’s Trust Account consisted of $328,849,099 in United States Treasury Bills and another $1,410 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The following table presents fair value information as of September 30, 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value (held to maturity), excluding accrued interest income and gross unrealized holding loss. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value	Gross Unrealized Holding Loss	Quoted prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of September 30, 2018(1)	$328,849,099	$(26,398)	$328,822,701

(1)
Maturity date November 2018.

7.   Shareholders’ Equity
Ordinary Shares — The authorized ordinary shares of the Company include up to 400,000,000 shares, including 380,000,000 Class A ordinary shares and 20,000,000 Class B ordinary shares. Holders of the Class A ordinary shares and holders of the Class B ordinary shares vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. Each ordinary share has one vote. At September 30, 2018, there were 32,500,000 Class A ordinary shares outstanding, including 31,288,226 shares subject to possible redemption, and 8,125,000 Class B ordinary shares outstanding. At December 31, 2017, there were no Class A ordinary shares outstanding and 8,125,000 shares of Class B ordinary shares outstanding.
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares. At September 30, 2018 and December 31, 2017, no preferred shares were outstanding.

PLATINUM EAGLE ACQUISITION CORP.
Financial Statements as of December 31, 2017
and for the Period from July 12, 2017 (inception)
to December 31, 2017

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Platinum Eagle Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Platinum Eagle Acquisition Corp. (the “Company”) as of December 31, 2017, the related statements of operations, changes in shareholders’ equity and cash flows, for the period from July 12, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from July 12, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2017
New York, New York
January 8, 2018

PLATINUM EAGLE ACQUISITION CORP.
BALANCE SHEET
December 31, 2017
ASSETS:
Current asset:
Cash	$—
Deferred offering costs	242,088
Total assets	$242,088
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accrued expenses	$225,894
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)	863
Additional paid-in capital	24,137
Accumulated deficit	(8,806)
Total shareholders’ equity	16,194
Total liabilities and shareholders’ equity	$242,088

(1)
Share amounts have been retroactively restated to reflect the surrender of 2,875,000 shares in December 2017 (see Note 4).

See accompanying notes to financial statements.

PLATINUM EAGLE ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the period from July 12, 2017 (date of inception) to December 31, 2017
Revenue	$—
General and administrative expenses	8,806
Net loss attributable to ordinary shareholders	$(8,806)
Weighted average number of ordinary shares outstanding(1)(2)	7,500,000
Basic and diluted net loss per share attributable to ordinary shareholders	$(0.00)

(1)
This number excludes an aggregate of up to 1,125,000 Class B ordinary shares subject to surrender if the over-allotment option is not exercised by the underwriters.

(2)
Share amounts have been retroactively restated to reflect the surrender of 2,875,000 shares in December 2017 (see Note 4).

See accompanying notes to financial statements.

PLATINUM EAGLE ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the period from July 12, 2017 (date of inception) to December 31, 2017
	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Issuance of ordinary shares to initial shareholders at $.002 per share(1)	8,625,000	$863	$24,137	$—	$25,000
Net loss	—	—	—	(8,806)	(8,806)
Balances as of December 31, 2017	8,625,000	$863	$24,137	$(8,806)	$16,194

(1)
Share amounts have been retroactively restated to reflect the surrender of 2,875,000 shares in December 2017 (see Note 4).

See accompanying notes to financial statements.

PLATINUM EAGLE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
For the period from July 12, 2017 (date of inception) to December 31, 2017
Cash flows from operating activities:
Net loss	$(8,806)
Adjustments to reconcile net loss to net cash provided by operating activities:
Formation expenses paid by sponsor	8,806
Net cash provided by operating activities	—
Increase in cash	—
Cash at beginning of period	—
Cash at end of period	$—
Supplemental Schedule of Non-Cash Financing Activities:
Formation and offering costs paid by Sponsor in exchange for Founder Shares	$25,000
Deferred offering costs included in accrued expenses	$222,088

See accompanying notes to financial statements.

PLATINUM EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
1.    Organization and Business Operations
Incorporation
Platinum Eagle Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 12, 2017. The functional currency of the Company is the United States dollar.
Sponsor
The Company’s sponsor is Platinum Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”). Jeff Sagansky, the Company’s Chief Executive Officer and Chairman, and Eli Baker, the Company’s President, Chief Financial Officer and Secretary, are members of the Sponsor.
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected (“Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its proposed initial public offering of Units (as defined in Note 3 below) (the “Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Financing
The Sponsor intends to finance a Business Combination in part with proceeds from a $300,000,000 public offering (the “Proposed Offering” — Note 3) and a private placement (Note 4).
Upon the closing of the Proposed Offering and the private placement, $300,000,000 (or $345,000,000 if the underwriter’s over-allotment option is exercised in full — Note 3) will be held in the Trust Account (discussed below).
Trust Account
The trust account (the “Trust Account”) will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated memorandum and articles of association provide that, other than the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements (subject to an annual limit of   $250,000) and/or to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the ordinary shares included in the Units being sold in the Proposed Offering properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the ordinary shares included in the Units being sold in the Proposed Offering if the

Company does not complete the Business Combination within 24 months from the closing of the Proposed Offering or (iii) the redemption of 100% of the ordinary shares included in the Units being sold in the Proposed Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes,. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a shareholder vote in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes. As a result, such ordinary shares will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per public ordinary share ($300,000,000 held in the Trust Account divided by 30,000,000 public ordinary shares).
The Company will only have 24 months from the closing of the Proposed Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of its plan of dissolution and liquidation. The Sponsor, Harry E. Sloan and the Company’s executive officers and independent director nominees (the “initial shareholders”) have entered into letter agreements with us, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire ordinary shares in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.

Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
2.    Significant Accounting Policies
Basis of Presentation
The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2017, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum one year from the date of issuance of these financial statements.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, plus to the extent dilutive the incremental number of ordinary shares to settle warrants, as calculated using the treasury method. At December 31, 2017, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury method. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of  $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Deferred offering costs of $242,088 consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised or charged to operations if the Proposed Offering is not completed.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of December 31, 2017. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
3.    Proposed Offering
Public Units
Pursuant to the Proposed Offering, the Company will offer for sale up to 30,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of the Company’s ordinary shares, $0.0001 par value and one-third of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one ordinary share at a price of  $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination or 12 months from the closing of the Proposed Offering. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered ordinary shares to the holder upon exercise of Warrants issued in connection with the 30,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.
The Company expects to grant the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. The warrants that would be issued in connection with the 4,500,000 over-allotment Units are identical to the public warrants and have no net cash settlement provisions.

The Company expects to pay an underwriting discount at the closing of the Proposed Offering, a portion of which will be deferred and payable upon the Company’s completion of an Initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
4.    Related Party Transactions
Founder Shares
During the period ended July 12, 2017 (date of inception) to December 31, 2017, the Sponsor received 11,500,000 ordinary shares (the “Founder Shares”) in exchange for a capital contribution of  $25,000, or $.002 per share. In December 2017, the Sponsor surrendered 2,875,000 of its Class B ordinary shares for no consideration resulting in the Sponsor holding an aggregate of 8,625,000 Class B ordinary shares.
On December 22, 2017, the Sponsor transferred 4,226,250 Founder Shares to Harry E. Sloan for a purchase price of  $8,452.50 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 4,398,750 Founder Shares. In conjunction with this transfer, Mr. Sloan committed to purchase half of the private placement warrants to be sold simultaneously with the closing of the Proposed Offering.
The Founder Shares are identical to the ordinary shares included in the Units being sold in the Proposed Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The initial shareholders will collectively own 20.0% of the Company’s issued and outstanding shares after the proposed offering to the extent that the over-allotment option is not exercised at all.
If the Company increases or decreases the size of the offering pursuant to Rule 462(b) under the Securities Act, the Company will effect a share dividend or a share contribution back to capital, as applicable, with respect to the Founder Shares immediately prior to the consummation of the offering in such amount as to maintain the ownership of the initial shareholders at 20.0% of the issued and outstanding shares of the ordinary shares upon the consummation of the offering.
In addition, up to 1,500,000 Founder Shares will be surrendered for no consideration by the initial shareholders depending on the exercise of the underwriters’ over-allotment option. The December surrender of 2,875,000 Class B ordinary shares also adjusted the shares subject to surrender from 1,500,000 to 1,125,000, to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of   (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants
The Company expects that the Sponsor and Harry E. Sloan will purchase from the Company warrants in a private placement that will occur simultaneously with the completion of the Proposed Offering, at a price of  $1.50 per warrant (the “Private Placement Warrants”), at an aggregate purchase price equal to the amount necessary to pay the upfront underwriting discount at the closing of the Proposed Offering plus a total of   $1.50 million to pay expenses in connection with the closing of the Proposed Offering and for working capital following the Proposed Offering. Each Private Placement Warrant entitles the holder to purchase one ordinary share at $11.50 per share. The purchase price of the Private Placement Warrants will be added to the proceeds from this offering to be held in the trust account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in this offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in this offering and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public shareholders and the Warrants issued to the Sponsor and Harry E. Sloan will expire worthless.
Registration Rights
The initial shareholders and holders of the Private Placement Warrants will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. The initial shareholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loans
The Sponsor has agreed to loan the Company up to an aggregate of   $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to this Proposed Offering. When and if issued, these loans will be payable without interest on the earlier of December 31, 2018 or the completion of the Proposed Offering. At December 31, 2017, there were no amounts outstanding under the note.
Administrative Services Agreement
The Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of   $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

5.    Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 380,000,000 Class A ordinary shares with a par value of  $0.0001 per share. At December 31, 2017, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 shares of Class B ordinary shares with a par value of   $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. At December 31, 2017, there were 8,625,000 Class B ordinary shares issued and outstanding, of which up to 1,125,000 are subject to surrender to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Offering.
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2017, there are no preferred shares issued or outstanding.

Unaudited Consolidated Financial Statements
Algeco US Holdings LLC

Consolidated Financial Statements as of September 30, 2018, and December 31, 2017
and for the Nine Months Ended September 30, 2018 and 2017

Algeco US Holdings LLC
Consolidated Balance Sheets
($ in thousands)
	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,982	$12,533
Accounts receivable, less allowance for doubtful accounts of $45 and $136, respectively	30,088	18,090
Notes due from affiliates	3,215	—
Prepaid expenses and other assets	6,310	4,823
Notes due from officers	770	625
Total current assets	44,365	36,071
Specialty rental assets, net	235,411	193,786
Other property, plant and equipment, net	6,398	5,603
Goodwill	8,065	8,065
Other intangible assets, net	35,384	38,334
Deferred tax asset	19,285	23,233
Notes due from affiliates	55,742	55,742
Notes due from officers	958	2,291
Total assets	$405,608	$363,125
Liabilities
Current liabilities:
Accounts payable	$13,120	$4,718
Accrued liabilities	40,123	18,779
Deferred revenue and customer deposits	16,953	20,188
Current portion of long-term debt	5,952	15,260
Notes due to affiliate	33,726	13,500
Total current liabilities	109,874	72,445
Other liabilities
Long-term debt	17,519	2,793
Note due to affiliate	221,000	221,000
Deferred revenue and customer deposits	22,493	37,559
Asset retirement obligation	2,013	1,903
Other non-current liabilities	78	2,521
Total liabilities	372,977	338,221
Commitments and contingencies (Note 15)
Member’s equity:
Member’s deficit	(13,022)	(12,606)
Accumulated other comprehensive loss	(1,913)	(1,622)
Accumulated earnings	47,566	39,132
Total member’s equity	32,631	24,904
Total liabilities and member’s equity	$405,608	$363,125

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Unaudited Consolidated Statements of Comprehensive Income
($ in thousands)
	For the nine months ended September 30,
	2018	2017
Revenue:
Services income	$103,118	$56,636
Specialty rental income	41,330	38,484
Total revenue	144,448	95,120
Costs:
Services	51,377	32,952
Specialty rental	7,796	7,541
Depreciation of specialty rental assets	22,400	18,397
Gross Profit	62,875	36,230
Selling, general and administrative	25,919	12,240
Other depreciation and amortization	3,165	4,079
Restructuring costs	7,829	1,573
Currency (gain) losses, net	72	(106)
Other income, net	(1,738)	(610)
Operating income	27,628	19,054
Interest expense (income), net	14,600	(4,438)
Income before income tax	13,028	23,492
Income tax expense	4,594	9,642
Net income	8,434	13,850
Other comprehensive income (loss)
Foreign currency translation	(291)	547
Comprehensive income	$8,143	$14,397

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Unaudited Consolidated Statements of Cash Flows
($ in thousands)
	For the nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$8,434	$13,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,615	19,328
Amortization of intangible assets	2,950	3,148
Accretion of asset retirement obligation	110	103
Officer loan compensation expense	647	—
Gain on sale of specialty rental assets	—	(621)
Loss on early extinguishment of capital lease obligation related to restructuring	—	445
Gain on involuntary conversion	(1,678)	—
Deferred income tax benefit	3,948	8,404
Bad debt expense	73	452
Changes in operating assets and liabilities (net of business acquired)
Accounts receivable	(12,071)	(5,081)
Prepaid expenses and other assets	(3,287)	(3,370)
Accounts payable and other accrued liabilities	23,041	6,535
Deferred revenue and customer deposits	(18,301)	(13,015)
Other non-current assets and liabilities	(2,443)	2,570
Net cash provided by operating activities	24,038	32,748
Cash flows from investing activities:
Proceeds from sale of specialty rental assets	—	1,522
Purchase of specialty rental assets	(59,689)	(10,161)
Purchase of property, plant and equipment	(1,010)	(934)
Purchase of business, net of cash acquired	—	(36,538)
Repayments from (advances to) affiliates	(722)	(17,682)
Receipts of insurance proceeds	3,478	—
Net cash used in investing activities	(57,943)	(63,793)
Cash flows from financing activities:
Proceeds from borrowings on finance and capital lease obligations	—	1,994
Proceeds from notes with affiliates	20,226	—
Principal payments on borrowings from ABL	(26,076)	—
Proceeds from borrowings on ABL	42,500	—
Distributions to affiliate	(21,260)	—
Contribution from affiliate	21,000	41,446
Principal payments on finance and capital lease obligations	(11,006)	(9,718)
Net cash provided by financing activities	25,384	33,722
Effect of exchange rate changes on cash and cash equivalents	(30)	(209)
Net (decrease) increase in cash and cash equivalents	(8,551)	2,468
Cash and cash equivalents – beginning of period	12,533	3,810
Cash and cash equivalents – end of period	$3,982	$6,278
Non-cash investing and financing activity:
Non-cash change in accrued capital expenditures	$4,597	$2,380
Non-cash change in repayments from (advances to) affiliates	$(1,952)	$—
Non-cash write-off of capital lease asset	$—	$(746)
Non-cash change in specialty rental assets due to effect of exchange rate changes	$(261)	$910
Non-cash settlement of capital lease obligation	$—	$998
Non-cash deemed distribution to affiliate	$(156)	$—
Settlement of accounts payable by third party debt holder	$—	$905
See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
1.   Summary of Significant Accounting Policies
Organization and Nature of Operations
Algeco US Holdings LLC (Holdings), a limited liability company incorporated under the laws of Delaware, was formed by TDR Capital LLP (TDR) in September 2017. Holdings is directly owned by Algeco Scotsman Global S.a.r.l. (ASG) which is ultimately owned by a group of investment funds managed by TDR. Holdings acts as a holding company that includes the US corporate employees of ASG and affiliates and certain related administrative costs and is the owner of Target Logistics Management, LLC (Target), its operating company. Holdings receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.
On December 22, 2017, in a restructuring transaction (Restructuring) amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, a specialty rental company initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in member’s equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (collectively, Iron Horse), in a transaction under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 (accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition). The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately 1,000 rooms in strategic locations across Texas.
As the Restructuring transaction and Target’s acquisition of Iron Horse were among entities under common control, the transactions did not result in a change in control and therefore did not meet the definition of a business combination in accordance with Accounting Standard Codification (ASC) 805, Business Combinations. Accordingly, the net assets have been recorded at their carrying value at the date of transfer. Additionally, as these transactions occurred between entities under common control, Holdings has recorded no gain or loss in the consolidated financial statements. Further, as the common control transactions resulted in a change in the reporting entity, the consolidated financial statements for all periods presented have been retrospectively adjusted, as if the transactions had occurred as of the earliest period presented or the initial date at which the entities first came under common control. As such, the operating results of Target and Iron Horse are included in the operations beginning on February 15, 2013 and July 31, 2017, respectively, the date at which common control was attained.
On September 7, 2018, the Company entered into a Support Services Agreement to perform management services for RL Signor Holdings, LLC (Signor), a TDR affiliate and wholly owned subsidiary of Arrow Bidco, LLC. The services include management and oversight, information technology and computer operations, accounting and finance, specialty rental asset development and construction support and project management, sales and marketing, human resources, payroll and benefits, legal as well as other support services. In return for these services, the Company will receive 6% of total gross revenue collected through the operations of the facilities.
The Company simultaneously entered into a Facilities Lease Agreement (the Lease) with Arrow BidCo, LLC, whereby all of the real property, improvements, modular units, personal property, and equipment of Signor (and its subsidiaries) was leased to the Company in connection with the Company’s operation of all Signor properties in connection with the Support Services Agreement. As consideration for the Lease, the Company pays monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. Pursuant to the Lease, the Company is responsible for all costs related to taxes, insurance, and utilities related to the leased property. Additionally, the Company will be reimbursed for all capital expenditures incurred related to the Signor properties.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

1.   Summary of Significant Accounting Policies — (Continued)

The financial statements included in this report reflect the combined historical operating results of Target and Holdings, collectively referred to herein as the Company, and the revenue and direct expenses for operating of all Signor properties covered by the Support Services Agreement and the Lease discussed above for the period from September 7, 2018 to September 30, 2018.
The Company is one of the largest suppliers of vertically integrated hospitality solutions in North America. It is organized as a single-member limited liability company incorporated under the laws of Delaware. The Company, through its operating subsidiaries and the Lease with Arrow Bidco, LLC, provides specialty rental with vertically integrated hospitality services, and comprehensive hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. The Company serves clients in oil, gas, mining, alternative energy, government and immigrations sectors principally located in the West Texas, South Texas, Oklahoma and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.
Basis of Presentation
The accompanying consolidated financial statements represent the financial position and results of operations of entities held by the Company on a standalone basis that have historically been under common control of ASG. The consolidated financial statements were prepared on a carve-out basis and reflect significant assumptions and allocations. The consolidated financial statements reflect the Company’s historical financial position, results of operations and cash flows, and were prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission and include all of the information and disclosures required by US generally accepted accounting principles (US GAAP).
The accompanying consolidated financial statements were prepared from the separate records maintained by ASG and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity.
The consolidated statements of comprehensive income include allocations of corporate general and administrative expenses from ASG on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated sales and certain tangible assets. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company been a stand-alone company would depend on a number of factors, including the organizational structure, what corporate functions the Company might have performed directly or outsourced and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. There are approximately $18.1 million of additional expenses related to the activity of Holdings included in the consolidated statements of comprehensive income for the nine months ended September 30, 2018, which were not included for the nine months ended September 30, 2017. Approximately $9.9 million of these expenses are reported in selling, general and administrative expenses, approximately $7.8 million of these expenses are reported in restructuring costs (see Note 12), and approximately $0.4 million of these expenses are reported in other income, net for the nine months ended September 30, 2018.
Earnings per share is not presented in the accompanying notes as the Company is a single member LLC.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

1.   Summary of Significant Accounting Policies — (Continued)

The results of operations for the nine-month period ended September 30, 2018 are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2018 or any future period.
The preparation of consolidated financial statements in conformity with US GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. If the underlying estimates and assumptions upon which the financial statements are based change in future periods, actual amounts may differ from those included in the accompanying consolidated financial statements.
The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the SEC) pertaining to interim financial information. Certain information in footnote disclosures normally included in financial statements prepared in accordance with US GAAP has been condensed or omitted pursuant to those rules and regulations. The financial statements included in this report should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes thereto for the year ended December 31, 2017.
Principles of Consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control or at which the subsidiary became under common control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. The Company continually evaluates its involvement with variable interest entities to determine whether it has a variable interest and is the primary beneficiary of such entities. When these criteria are met, the Company is required to consolidate the variable interest entity. All intercompany balances and transactions are eliminated.
Revenue Recognition
The Company derives its revenue from specialty rental with vertically integrated hospitality services, specifically lodging and related ancillary services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally deferred and recognized on a straight-line basis over the contract term. Certain arrangements contain a lease of lodging facilities to customers. The leases are accounted for as an operating lease under the authoritative guidance for leases and are recognized as income using the straight-line method over the term of the lease agreement. When the Company enters into arrangements with multiple deliverables, arrangement consideration is allocated between the deliverables based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.
When lodging and services are billed and collected in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Company recognizes revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.
Cost of services includes labor, food, utilities, supplies, rent and other direct costs associated with operating the lodging units. Cost of rental includes leasing costs and other direct costs of maintaining the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the consolidated statements of comprehensive income.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

1.   Summary of Significant Accounting Policies — (Continued)

The Company also originated a contract in 2013 with TransCanada Pipelines (“TCPL”) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. The contract is currently pending full contract release, subject to TCPL’s final investment decision and formal notice to proceed. During the construction phase of the contract, the Company recognizes revenue as costs are incurred in connection with the project, including a margin mark-up on those costs as allowable under the contract terms, reflected as service income in the consolidated statements of comprehensive income.
Additionally, the Company collects sales, use, occupancy and similar taxes, which the Company presents on a net basis (excluded from revenues) in the consolidated statement of comprehensive income.
Recently Issued Accounting Standards
The Company qualifies as an emerging growth company (EGC) as defined under the Jumpstart Our Business Startups Act (the JOBS Act). Using exemptions provided under the JOBS Act provided to EGCs, the Company has elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP. The new standard becomes effective for the Company’s year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Company currently plans to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the evaluation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company is still completing this evaluation and has not yet determined the impact on its financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

1.   Summary of Significant Accounting Policies — (Continued)

liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for the Company in during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.
In October 2016, the FASB issued guidance which requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Company does not believe the pronouncement will have a material impact on its consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act’s reduction of the US federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Tax Act is recognized. The Company plans to adopt the standard on January 1, 2019 and does not anticipate a material impact upon adoption.
2.   Acquisition of Iron Horse
As further described in Note 1, on December 15, 2017, Target purchased 100% of the Membership Interests of Iron Horse in a transaction under common control (initially acquired by a TDR affiliate on July 31, 2017). Target acquired Iron Horse for an aggregate purchase price of  $37.1 million and recorded the excess of the purchase price over the carrying amount of the net assets acquired as a dividend, amounting to $0.1 million. The following table summarizes the carrying amount of the assets acquired and liabilities assumed at the date of acquisition by Target:
Cash	$616
Other Assets	36
Property, plant and equipment	14,720
Goodwill	8,065
Intangible assets	14,015
Total Assets	37,452
Other liabilities	(376)
Dividend	78
Total Consideration	$37,154

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

2.   Acquisition of Iron Horse — (Continued)

Intangible assets related to customer relationships represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of Iron Horse. The intangible assets received by Target will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.
The goodwill recognized is attributable to expected revenue synergies generated by the expansion of territory of workforce housing and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes. All of the goodwill is allocated to the Company’s Permian Basin reportable segment.
Target has included the results of operations and cash flows of Iron Horse from the date of acquisition by the TDR affiliate as common control existed as of the business combination date. The effects of intra-entity transactions on current assets, current liabilities, revenue and expenses have been eliminated.
Iron Horse contributed $3.6 million and $0.7 million to our sales and pretax income, respectively for the period from acquisition through September 30, 2017.
The following unaudited pro forma information presents consolidated financial information as if Iron Horse had been acquired at the beginning of 2017.
Period	Total revenue	Income before income tax
2017 Supplemental pro forma from January 1, 2017 to September 30, 2017	$106,859	$23,055
3.   Specialty Rental Assets, Net
Specialty rental assets, net at the dates indicated below consisted of the following:
	September 30, 2018	December 31, 2017
Specialty rental assets	$374,470	$315,524
Construction-in-process	8,686	3,607
Less: accumulated depreciation	(147,745)	(125,345)
Specialty rental assets, net	$235,411	$193,786

During the nine months ended September 30, 2017, the Company sold Specialty rental assets with a net book value of  $0.9 million for $1.5 million which resulted in a gain of  $0.6 million being recorded in other income, net in the consolidated statement of comprehensive income.
4.   Other Property, Plant and Equipment, Net
Other property, plant and equipment, net at the dates indicated below consisted of the following:
	September 30, 2018	December 31, 2017
Land	$5,625	$5,025
Buildings and leasehold improvements	41	32
Machinery and office equipment	1,125	898
Software and other	501	327
	7,292	6,282
Less: accumulated depreciation	(894)	(679)
Total other property, plant and equipment, net	$6,398	$5,603

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

4.   Other Property, Plant and Equipment, Net — (Continued)

Depreciation expense related to other property, plant and equipment was $0.2 million and $0.6 million for the nine months ended September 30, 2018 and 2017, respectively and is included in other depreciation and amortization in the consolidated statements of comprehensive income.
5.   Goodwill and Other Intangible Assets
As discussed further in Note 2, Target acquired Iron Horse in 2017 resulting in the recognition of $8.1 million of goodwill.
Other intangible assets, net at the dates indicated below consisted of the following:
	September 30, 2018
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization
Customer relationships	6.4	$31,695	$(12,711)	$18,984
Non-compete agreements	—	11,400	(11,400)	—
Total		43,095	(24,111)	18,984
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total intangible assets other than goodwill		$59,495	$(24,111)	$35,384

	December 31, 2017
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization
Customer relationships	7.1	$31,695	$(10,046)	$21,649
Non-compete agreements	0.2	11,400	(11,115)	285
Total		43,095	(21,161)	21,934
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total intangible assets other than goodwill		$59,495	$(21,161)	$38,334

The aggregate amortization expense for intangible assets subject to amortization was $3.0 million and $3.1 million for the nine months ended September 30, 2018 and 2017, respectively, and is included in other depreciation and amortization in the consolidated statements of comprehensive income.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

5.   Goodwill and Other Intangible Assets — (Continued)

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:
Remainder of 2018	$856
2019	3,408
2020	3,408
2021	3,408
2022	2,055
Thereafter	5,849
Total	$18,984

6.   Accrued Liabilities
Accrued liabilities at the dates indicated below consisted of the following:
	September 30, 2018	December 31, 2017
Accrued expenses	$14,300	$11,238
Employee accrued compensation expense	7,098	6,377
Other accrued liabilities	2,038	543
Accrued interest due affiliates	16,687	621
Total accrued liabilities	$40,123	$18,779

7.   Notes Due from Affiliates
The Company records interest income on notes due from affiliates based on the stated interest rate in the loan agreement. Interest income of  $3.6 million and $6.5 million associated with notes due from affiliates is reflected in interest expense (income), net on the consolidated statements of comprehensive income for the nine months ended September 30, 2018 and 2017, respectively. The Company does not charge, and therefore does not defer and amortize, loan origination costs on notes due from affiliates. Current interest receivable of  $4.1 million and $0.5 million associated with these notes due from affiliates is included in prepaid expenses and other current assets in the consolidated balance sheets at September 30, 2018 and December 31, 2017, respectively. As discussed in Note 18, the maturity of the notes was amended subsequent to September 30, 2018.
The non-current portion of notes due from affiliates at the dates indicated below consisted of the following:
	Interest Rate	Year of Maturity	September 30, 2018	December 31, 2017
Notes due from affiliates	8.60%	2019	$55,742	$55,742
The current portion of notes due from affiliates of  $3.2 million and $0 as of September 30, 2018 and December 31, 2017, respectively, represents costs paid or incurred by the Company on behalf of TDR affiliated entities that will be reimbursed by TDR affiliated entities.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

8.   Debt
Capital Lease and Other Financing Obligations
The Company’s capital lease and financing obligations at September 30, 2018 primarily consisted of $4.9 million associated with an equipment financing arrangement and $1.1 million of capital leases.
The $4.9 million related to the equipment financing arrangement is payable monthly and matures in March 2019 and bears interest at 11.1%. Under this agreement, the Company transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in March 2019.
The Company’s capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7%.
ABL Facility
The Company participates as a co-borrower in a multicurrency asset-based revolving credit facility (the ABL Revolver). The borrowers participating in the agreement are affiliates of ASG (Borrowers). The amount available for the Company is $145 million. The ABL Revolver has an availability block of $25 million shared among all the Borrowers. The ABL Revolver also includes financial covenants requiring certain leverage and fixed charge ratios of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a variable margin between 1.5% and 3%. The ABL Revolver was amended in February 2018 to extend the maturity date to February 15, 2023 and reduced the availability block to $25 million from $100 million. As of September 30, 2018, $112 million was available to the Company.
The carrying value of debt outstanding at the dates indicated below consisted of the following:
	September 30, 2018	December 31, 2017
Capital lease and other financing obligations	$5,971	$16,977
ABL Revolver	17,500	1,076
Total debt	23,471	18,053
Less: current maturities	(5,952)	(15,260)
Total long-term debt	$17,519	$2,793

Interest expense incurred on debt
Interest incurred and expensed on debt was approximately $2.0 million and $2.1 million for the nine months ended September 30, 2018 and 2017, respectively, of which approximately $0.2 million and $0 was accrued as of September 30, 2018 and December 31, 2017, respectively. The interest expense is recognized in interest expense (income), net in the consolidated statements of comprehensive income.
Future maturities
The aggregate annual principal maturities of debt and capital lease obligations for each of the next five years, based on contractual terms are listed in the table below. The ABL Revolver with original maturity dates in 2018, now extended to 2023 in connection with the refinancing completed in February 2018, has been classified as long term in the consolidated balance sheets.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

8.   Debt — (Continued)

The schedule of future maturities of all debt instruments consists of the following:
Remainder of 2018	$3,902
2019	2,069
2020	—
2021	—
2022	—
Thereafter	17,500
Total	$23,471

9.   Notes Due to Affiliates
The Company records interest expense on notes due to affiliates based on the stated interest rate in the loan agreement. Interest expense of  $16.2 million and $0 associated with notes due to affiliates is reflected in interest expense (income), net on the consolidated statements of comprehensive income for the nine months ending September 30, 2018 and 2017, respectively. Interest payable of  $16.7 million and $0.6 million, associated with these notes due to affiliates is included in accrued liabilities in the consolidated balance sheets at September 30, 2018 and December 31, 2017, respectively.
Notes due to affiliates at September 30, 2018 and December 31, 2017 consisted of the following:
	Interest Rate	Years of Maturity	September 30, 2018	December 31, 2017
Notes due to affiliates	8.6 – 8.75%	2014 – 2024	$254,726	$234,500
10.   Income Taxes
Income tax expense for the nine months ended September 30, 2018 and 2017 was $4.6 million and $9.6 million, respectively. For the nine months ended September 30, 2018 and 2017, the estimated tax rate, excluding discrete items primarily related to restructuring charges in 2018, was 25% and 38.0%, respectively. The Company’s effective tax rate was lower primarily because of the reduction of the U.S. federal corporate tax rate from 35% to 21%. The Company accounts for income taxes in interim periods under ASC 740-270, Income Taxes — Interim Reporting, which generally requires us to apply an estimated annual consolidated effective tax rate to consolidated pre-tax income. In addition, the guidance under ASC 740 further provides that, in establishing the estimated annual effective tax rate, the Company excludes losses from jurisdictions in which no tax benefit is expected to be recognized for such losses.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Act). The Act makes broad and complex changes to the US tax code effective January 1, 2018. The Company was able to record the effects of the Act at the end of 2017 and the accounting associated with the deemed repatriation transition tax and re-measurement of certain deferred tax asset and liabilities are complete.
11.   Fair Value
The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The Company has assessed that the fair value of cash and cash equivalents, trade receivables, trade payables, other current liabilities, and other debt approximates their carrying amounts largely due to the short-term maturities or recent commencement of these instruments. The fair value of the ABL Revolver is

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

11.   Fair Value — (Continued)

primarily based upon observable market data, such as market interest rates, for similar debt. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.
The carrying amounts and fair values of financial assets and liabilities, all of which are Level 2, are as follows:
	September 30, 2018		December 31, 2017
Financial Assets (Liabilities) Not Measured at Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ABL Revolver (See Note 8)	$(17,500)	$(17,500)	$(1,076)	$(1,076)
Notes due from affiliates (See Note 7)	55,742	55,742	55,742	55,742
Notes due to affiliates (see Note 9)	$(254,726)	$(254,726)	$(234,500)	$(234,500)
12.   Business Restructuring
The company incurred costs associated with restructuring plans designed to streamline operations and reduce costs of  $7.8 million and $1.6 million during the nine months ended September 30, 2018 and 2017, respectively. The following is a summary of the activity in our restructuring accruals for the nine months ended September 30, 2018.
	Employee termination costs	Other restructuring costs	Total restructuring costs
Balance at December 31, 2016	$—	$—	$—
Restructuring liability transfer from affiliate	1,968	—	1,968
Charges during the period	1,368	812	2,180
Cash payments during the period	(941)	(812)	(1,753)
Balance at December 31, 2017	$2,395	$—	$2,395
Charges during the period	7,829	—	7,829
Cash payments during the period	(8,389)	—	(8,389)
Balance at September 30, 2018	$1,835	$—	$1,835

The 2018 restructuring costs relate to the closure of the Baltimore corporate office for Holdings which resulted in downsizing of corporate employees which consist of employee termination costs. As part of the corporate restructuring plans, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees will be recognized over the period from the date of communication to the employee to the actual date of termination. The total amount expected to be incurred in connection with this restructuring is estimated to be approximately $11.2 million, of which, $10.3 million was incurred through September 30, 2018.
The $1.6 million of restructuring costs for the nine months ended September 30, 2017 includes $0.8 million associated primarily with lease termination costs for the relocation of the Company’s corporate office from Boston, MA to Houston, TX and $0.8 million in employee termination costs related to this office relocation.
These restructuring costs pertain to corporate locations and do not impact the segments discussed in Note 17.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

13.   Involuntary Conversion
One of the Company’s properties in North Dakota incurred flood damage in November of 2017. Specialty rental assets were written-down by $1.8 million as of December 31, 2017 related to the damaged portion of the property. As of September 30, 2018 and December 31, 2017, $3.5 million and $0 million in insurance proceeds were received, respectively, with $0 million and $1.8 million recognized as an insurance receivable and included within prepaid expenses and other assets in the consolidated balance sheets as of September 30, 2018 and December 31, 2017, respectively. For the nine months ended September 30, 2018, the Company recognized a gain on involuntary conversion associated with this event in the amount of approximately $1.7 million, which is measured as the difference between the net book value of the damaged portion of the property and the amount of insurance proceeds received through September 30, 2018. This $1.7 million gain is recognized within other income, net within the consolidated statements of comprehensive income. The Company had completed approximately $3.5 million in property rehabilitation as of September 30, 2018, recorded as construction-in-progress.
14.   Signor Lease and Management Services Arrangement
On September 7, 2018, the Company entered into a Support Services Agreement to perform general and administrative services for RL Signor Holdings, LLC, a TDR affiliate. Income recognized for these other services was $0.4 million and $0 for the nine months ended September 30, 2018 and 2017, respectively. The management services income is recognized within the other income, net line within the consolidated statement of comprehensive income and included in accounts receivable on the consolidated balance sheet as of September 30, 2018.
As consideration for the Lease discussed in Note 1, the Company pays monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. Pursuant to the Lease, the Company is responsible for all costs related to taxes, insurance, and utilities related to the leased property. The Company accounts for the Lease as an operating lease under the authoritative guidance for leases. Lease expense of  $2.1 million and $0 for the nine months ended September 30, 2018 and 2017, respectively, is recognized within the costs of services line within the consolidated statements of comprehensive income and included in accrued liabilities on the consolidated balance sheet as of September 30, 2018. In addition, the Company recognized revenue earned from external customers and related operating expenses incurred for the operation of the Signor leased properties for the period from September 7, 2018 through September 30, 2018 on the services income and cost of services line, respectively, within the consolidated statements of comprehensive income.
15.   Commitments and Contingencies
The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the Company’s financial condition.
16.   Related Parties
Loans to officers were provided as retention payments and are earned and forgiven over a four-year period and charged to compensation expense on a straight-line basis as amounts are forgiven. The amounts due as of September 30, 2018 and December 31, 2017 are included in the Notes due from officers in the balance sheets. Compensation expense recognized for the nine months ended September 30, 2018 and 2017 totaled $0.7 and $0.5 million, respectively and is included in selling, general and administrative expense in the consolidated statements of comprehensive income.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

16.   Related Parties — (Continued)

The Company is a guarantor of certain secured and unsecured notes payable of ASG. On February 15, 2018, ASG completed a refinancing of these secured and unsecured notes payable issuing new secured and unsecured notes totaling €750 million of secured notes payables and $825 million of secured and unsecured notes payable. The notes mature in 2023. The Company remains a guarantor of these secured and unsecured notes payable. The amount of secured and unsecured notes payable outstanding at September 30, 2018 was $1.6 billion.
The Company leased a building for its Boston corporate office from a former owner and executive who remains affiliated to the Company. The Company paid the former owner principal and interest payments of $0 and $0.1 million for the nine months ending September 30, 2018 and 2017, respectively to occupy the building which was recorded under a capital lease. In August of 2017, the company paid a settlement payment of  $0.7 million to terminate the lease early, which is recognized as a restructuring cost in the consolidated statement of comprehensive income.
The Company leased modular buildings from an ASG affiliate to serve one of its customers. The rent expense related to the leasing of the modular buildings amounted to $0.3 million and $0.2 million for the nine months ending September 30, 2018 and 2017, respectively, and has been included as a cost of specialty rental income in the consolidated statements of comprehensive income. In August 2018, the Company purchased these leased buildings for $1.6 million.
In August 2018, the Company paid interest on behalf of ASG in the amount of  $21 million. ASG subsequently paid the Company the amount in August 2018. These amounts have been captured as a distribution and contribution within the equity section of the balance sheet.
In September 2018, the Company agreed to pay $3.2 million of costs on behalf of TDR affiliated entities which has been reflected in the current portion of notes due from affiliates on the balance sheet as of September 30, 2018 as the amount is expected to be paid in 2018.
In September 2018, the Company recognized other income and cost of services in relation to the management services and lease agreements discussed in Note 14.
17.   Business Segments
The Company is organized primarily on the basis of geographic region and customer industry group and operates primarily in three reportable segments. Our remaining operating segments have been combined and included in an “All Other” category.
The following is a brief description of our reportable segments and a description of business activities conducted by All Other.
Permian Basin — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in Texas and New Mexico.
Bakken Basin — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in North Dakota.
Government — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Government located in Texas.
All Other — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located outside of the Permian and Bakken Basins.

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

17.   Business Segments — (Continued)

The table below presents information about reported segments for the nine months ending September 30 (except for asset information for 2017 that is presented as of December 31):
2018
	The Permian Basin	The Bakken Basin	Government	All Other	Total
Revenue	$70,510	$20,031	$50,019	$3,888(a)	$144,448
Gross profit	$41,418	$8,046	$35,274	$537	$85,275
Capital expenditures	$53,512	$6,188	$4,998	$208
Total Assets	$120,975	$74,294	$46,153	$7,562	$248,984
2017
	The Permian Basin	The Bakken Basin	Government	All Other	Total
Revenue	$26,275	$15,387	$50,070	$3,388(a)	$95,120
Gross profit	$12,701	$5,416	$36,324	$186	$54,627
Total Assets (December 31)	$66,783	$82,398	$47,602	$10,005	$206,788

(a)
Revenues from segments below the quantitative thresholds are attributable to three operating segments of the Company and are reported in the “All Other” category previously described.

A reconciliation of total segment gross profit to total consolidated income before income taxes for the nine months ended September 30, 2018 and 2017, is as follows:
	September 30, 2018	September 30, 2017
Total reportable segment gross profit	$84,738	$54,441
Other gross profit	537	186
Depreciation and amortization	(25,565)	(22,476)
Selling, general, and administrative expenses	(25,919)	(12,240)
Restructuring costs	(7,829)	(1,573)
Currency gains (losses), net	(72)	106
Other income, net	1,738	610
Interest (expense) income, net	(14,600)	4,438
Consolidated income before income taxes	$13,028	$23,492

Algeco US Holdings LLC
Notes to Unaudited Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

17.   Business Segments — (Continued)

A reconciliation of total segment assets to total consolidated assets as of September 30, 2018 and December 31, 2017, is as follows:
	September 30, 2018	December 31, 2017
Total reportable segment assets	$241,422	196,783
Other assets	7,562	10,005
Corporate assets	890	666
Other unallocated amounts	155,734	155,671
Consolidated assets	$405,608	$363,125
Other unallocated amounts of assets consist of the following as reported in the consolidated balance sheets of the Company as of the dates indicated below:
	September 30, 2018	December 31, 2017
Total current assets	$44,365	$36,071
Other intangible assets, net	35,384	38,334
Deferred tax asset	19,285	23,233
Notes due from affiliates	55,742	55,742
Notes due from officers	958	2,291
Total other unallocated amounts of assets	$155,734	$155,671
18.   Subsequent Events
On November 13, 2018, the Company entered into a merger agreement with Platinum Eagle Acquisition Corp. (Platinum Eagle) and certain TDR affiliates to affect a business combination. Pursuant to the terms of the agreement, subject to regulatory and shareholder approval, Platinum Eagle, through a wholly-owned subsidiary, will acquire all of the issued and outstanding equity interests of the Company. The Company will be the accounting acquirer.
In November 2018, the Company and its affiliates, extended the due date on the notes that were due in 2018 until October 15, 2019.
During 2017, the Company experienced flood damage at one of their properties as more fully discussed in Note 13. In October 2018, business interruption insurance proceeds related to this flood damage were received and recognized as income in the amount of  $0.7 million.
In December 2018, the Company refunded Anadarko $2.7 million for room nights that were not utilized by Anadarko under their lease agreement with the Company. Given the contractual requirements of the lease agreement and existence of advance payments from Anadarko, recognition of revenue from these excess cash receipts was previously deferred and has been recorded in accrued liabilities in the balance sheet as of September 30, 2018.
In December 2018, the current portion of notes due from affiliates discussed in Note 7 was collected.
In December 2018, a preliminary agreement was reached between certain executives of the Company and certain TDR affiliates that will result in additional compensation to these executives in the amount of approximately $27 million should the agreement be finalized and the business combination previously discussed be consummated. No amounts related to this agreement have been included in the financial statements as of September 30, 2018.

ALGECO US HOLDINGS
Financial Statements as of December 31, 2017 and 2016
and for the Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm
To the sole Member of Algeco US Holdings LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Algeco US Holdings LLC (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income, changes in member’s equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Baltimore, Maryland
November 13, 2018

Algeco US Holdings LLC
Consolidated Balance Sheets
($ in thousands)
	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$12,533	$3,810
Accounts receivable, less allowance for doubtful accounts of $137 and $781, respectively	18,090	9,839
Notes due from affiliates	—	116,394
Prepaid expenses and other assets	4,823	2,348
Notes due from officers	625	—
Total current assets	36,071	132,391
Specialty rental assets, net	193,786	189,619
Other property and equipment, net	5,603	4,288
Goodwill	8,065	—
Other intangible assets, net	38,334	28,523
Deferred tax asset	23,233	34,192
Notes due from affiliates	55,742	32,735
Other non-current assets	—	2,528
Notes due from officers	2,291	—
Total assets	$363,125	$424,276
Liabilities
Current liabilities:
Accounts payable	$4,718	$2,641
Accrued liabilities	18,779	6,268
Deferred revenue and customer deposits	20,188	19,282
Current portion of long-term debt	15,260	10,262
Note due to affiliates	13,500	1,992
Total current liabilities	72,445	40,445
Other liabilities
Long-term debt	2,793	17,591
Note due to affiliate	221,000	—
Deferred revenue and customer deposits	37,559	53,753
Asset retirement obligation	1,903	1,763
Other non-current liabilities	2,521	150
Total liabilities	338,221	113,702
Commitments and Contingencies (Note 15)
Member’s equity:
Member’s equity (deficit)	(12,606)	274,663
Accumulated other comprehensive loss	(1,622)	(2,240)
Accumulated earnings	39,132	38,151
Total member’s equity	24,904	310,574
Total liabilities and member’s equity	$363,125	$424,276

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC
Consolidated Statements of Comprehensive Income
($ in thousands)
	For the years ended December 31,
	2017	2016
Revenue:
Services income	$75,422	$69,510
Specialty rental income	58,813	79,957
Total revenue	134,235	149,467
Costs:
Services	46,630	42,245
Specialty rental	10,095	9,785
Depreciation of specialty rental assets	24,464	36,300
Gross Profit	53,046	61,137
Selling, general, and administrative	24,337	15,793
Other depreciation and amortization	5,681	5,029
Restructuring costs	2,180	—
Currency (gain), net	(91)	—
Other income (net)	(519)	(392)
Operating income	21,458	40,707
Interest income, net	5,107	3,512
Income before income tax	26,565	44,219
Income tax expense	(25,584)	(17,310)
Net income	981	26,909
Other comprehensive income
Foreign currency translation gains	618	205
Comprehensive income	$1,599	$27,114

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC
Consolidated Statements of Changes in Member’s Equity
($ in thousands)
	Member’s Equity (deficit)	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total
Balance at December 31, 2015	$263,971	$(2,445)	$11,242	$272,768
Net income	—	—	26,909	26,909
Net contribution from affiliate	10,692	—	—	10,692
Cumulative translation adjustment	—	205	—	205
Balance at December 31, 2016	$274,663	$(2,240)	$38,151	$310,574
Net income	—	—	981	981
Net distribution upon Restructuring	(101,047)	—	—	(101,047)
Net distribution to affiliate	(186,222)	—	—	(186,222)
Cumulative translation adjustment	—	618	—	618
Balance at December 31, 2017	$(12,606)	$(1,622)	$39,132	$24,904

See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC
Consolidated Statements of Cash Flows
($ in thousands)
	For the years ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$981	$26,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,244	37,115
Amortization of intangible assets	4,902	4,074
Accretion of asset retirement obligation	140	140
Officer loan compensation expense	625	—
Gain on sale of specialty rental assets and other property, plant and equipment	(31)	(394)
Deferred income tax benefit	21,878	8,015
Bad debt expense	426	826
Changes in operating assets and liabilities (net of business acquired)
Accounts receivable	(6,877)	(4,457)
Prepaid expenses and other assets	(2,385)	1,607
Accounts payable and other accrued liabilities	6,600	(9,960)
Deferred revenue and customer deposits	(15,288)	(19,147)
Other Non-current assets and liabilities	4,559	—
Net cash provided by operating activities	40,774	44,728
Cash flows from investing activities:
Proceeds from sale of specialty rental assets	1,562	—
Purchase of specialty rental assets	(15,315)	(5,102)
Purchase of property, plant and equipment	(899)	(23)
Purchase of business, net of cash acquired	(36,538)	—
Advances to affiliates	(79,056)	—
Net cash used in investing activities	(130,246)	(5,125)
Cash flows from financing activities:
Receipts from borrowings	1,994	9,859
Proceeds from notes with affiliate	13,500	(53,592)
Contributions from affiliates	125,593	10,682
Cash paid for acquisition of Target	(5,640)	—
Distributions to affiliate	(23,561)	—
Principal payments on finance and capital lease obligations	(13,827)	(6,891)
Net cash provided by (used in) financing activities	98,059	(39,942)
Effect of exchange rate changes on cash and cash equivalents	136	(12)
Net increase (decrease) in cash and cash equivalents	8,723	(351)
Cash and cash equivalents – beginning of year	3,810	4,161
Cash and cash equivalents – end of year	$12,533	$3,810
Supplemental Cash Flow Information
Interest received, net of interest paid	$955	$1,993
Income taxes paid, net of refunds received	$620	$530
Non-cash investing and financing activity:
Non-cash distribution to affiliate – affiliate note payable incurred for Target acquisition	$(221,000)	$—
Non-cash distribution to affiliate – liability transfer from affiliate, net	$(9,257)
Non-cash distribution to affiliates – forgiveness of related party receivables and payables, net	$(171,747)	$—
Non-cash change in accrued capital expenditures	$440	$667
See accompanying notes to the consolidated financial statements.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016
1. Summary of Significant Accounting Policies
Organization and Nature of Operations
Algeco US Holdings LLC (Holdings or the Company), a single member limited liability company incorporated under the laws of Delaware, owns 100% of Target Logistics Management, LLC (Target). Holdings is owned by Algeco Scotsman Global S.a r.l. (ASG), which is ultimately owned by a group of investment funds managed by TDR Capital LLP (TDR). Target was acquired by a subsidiary of ASG, Williams Scotsman International Inc. (WSII), in February 2013.
Holdings was formed in September 2017 and acts as a holding company that includes the ASG US corporate employees and certain related administrative costs. Holdings does not have any significant operating activity outside of Target. The Company receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.
Founded in 2006, Target is one of the largest suppliers of specialty rental with vertically integrated hospitality services and housing solutions in North America. The Company is organized as a single-member limited liability company incorporated under the laws of Massachusetts, and is considered a disregarded entity for income tax purposes. The Company, through its operating subsidiaries, provides temporary living accommodations, and comprehensive lodge services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. The Company serves clients in oil, gas, mining, alternative energy, government and immigrations categories principally located in the West Texas, South Texas, and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.
Prior to November 28, 2017, WSII held 100 percent of Target. WSII also held, through its wholly-owned US and foreign subsidiaries, 100% of all issued and outstanding shares of Chard Camp Catering Services Ltd (Chard), a limited liability company organized under the laws of Canada.
Common Control Transaction
On November 28, 2017, in a restructuring transaction (Restructuring) amongst entities under common control of TDR and ASG, ASG conducted a carve-out transaction of Target and Chard’s net assets from WSII and Chard became a wholly-owned subsidiary of Target. Effective December 22, 2017 Holdings acquired Target and Chard in exchange for cash of  $5.6 million and an intercompany loan of  $221 million. As part of the Restructuring, certain notes and intercompany balances among WSII, Target, Chard and other ASG entities were offset and extinguished. As this carve-out transaction was among entities under common control, the transaction did not result in a change in control and therefore did not meet the definition of a business combination in accordance with Accounting Standard Codification (ASC) 805, Business Combinations. Accordingly, the net assets have been recorded at historical cost basis and any gain or loss on extinguishment of the notes and intercompany accounts have been recorded as contributions and distributions in member’s equity. Additionally, because the acquisition of Target by Holdings is a common control transaction, the prior period financial statements have been retrospectively adjusted to reflect the transaction as if it occurred at the beginning of the period presented. Because Target was owned by ASG prior to Holdings’ formation, the historical operations of Target are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Target prior to the Restructuring; (ii) the combined results of Target and Holdings following the Restructuring on November 28, 2017; (iii) the assets and liabilities of Target at their historical cost; and (iv) Holdings’ equity structure since the date of its formation.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Basis of Presentation
The accompanying consolidated financial statements represent the financial position and results of operations of entities to be held by the Company on a stand-alone basis that have historically been under common control of ASG. The consolidated financial statements were prepared on a carve-out basis and reflect significant assumptions and allocations. The consolidated financial statements reflect the Company’s historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (U.S. GAAP).
The accompanying consolidated financial statements were prepared from the separate records maintained by ASG and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity.
The consolidated statements of comprehensive income include allocations of corporate general and administrative expenses from ASG on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated sales and certain tangible assets. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocation of general corporate expenses, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Company might have performed directly or outsourced and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. Due to the Restructuring previously discussed, there are approximately $9.3 million of additional expenses related to the activity of Holdings included in the consolidated statements of comprehensive income for the year ended December 31, 2017, which were not included for the year ended December 31, 2016 as Holdings did not exist in 2016. Approximately $8.8 million of these expenses are reported in selling, general and administrative expenses for the year ended December 31, 2017.
Earnings per share is not presented in the accompanying notes as the Company is a single member LLC.
Principles of Consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. The Company regularly evaluates its involvement with variable interest entities to determine whether it has a variable interest and is the primary beneficiary of such entities. When these criteria are met, the Company is required to consolidate the variable interest entity. All intercompany balances and transactions are eliminated.
Accounting Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.
Receivables and Allowances for Doubtful Accounts
Receivables primarily consist of amounts due from customers from the delivery of specialty rental services. The trade accounts receivable is recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible. Activity in the allowance for doubtful accounts was as follows:
	Year Ended December 31,
	2017	2016
Balance at Beginning of Year	$781	48
Net charges to bad debt expense	426	826
Write-offs	(1,070)	(93)
Balance at End of Year	$137	$781

Prepaid Expenses and Other Assets
Prepaid expenses of approximately $4.8 million at December 31, 2017, primarily consist of insurance, taxes and licenses of  $1.6 million. Prepaid insurance, taxes and licenses are amortized over the related term, of the respective agreements. Other assets of approximately $2.2 million at December 31, 2017 consist of insurance proceeds receivable of  $1.8 million, with $0.4 million of hospitality inventory. Inventory primarily consists of food and beverages, is accounted for by first-in, first-out method.
Concentrations of Credit Risk
In the normal course of business, the Company grants credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s revenues or accounts receivable. The Company had two customers representing 50.5% and 11.8%, respectively, of total revenues for the year ended December 31, 2017. The largest customer, accounts for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables at December 31, 2017.
For the year ended December 31, 2016, the Company had one customer representing approximately 68.3% of total revenues for the year ended December 31, 2016. This customer also accounts for 57.3% of accounts receivable at December 31, 2016.
Major suppliers are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2017, the Company had no major suppliers comprising more than 10.0% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 10.2% of total purchases.
The Company provides services almost entirely to customers in the governmental and oil and gas industries and as such, is almost entirely dependent upon the continued activity of such customers.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Specialty Rental Assets
Specialty Rental assets (units, site work and furniture and fixtures comprising lodges) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.
Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years with a 25% residual value. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years. Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.
Other Property, Plant, and Equipment
Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.
Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:
Depreciable Lives (in years)
Buildings	5 – 15 years
Machinery and Equipment	3 – 5 years
Furniture and fixtures	7 years
Software	3 years
Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.
Business Combinations
Except as it relates to common control transactions as described in Note 1, business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.
Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Goodwill
The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.
The Company performs its annual impairment test of goodwill at October 1. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.
If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.
Intangible Assets Other Than Goodwill
Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of trade names. The Company calculates fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. An impairment charge would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.
Other intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationship assets with lives ranging from 5 to 9 years and a non-compete agreement with a useful life of 5 years. Amortization of intangible assets is included in other depreciation and amortization on the consolidated statements of comprehensive income.
Impairment of Long-Lived Assets
Fixed assets including rental equipment and other property, plant and equipment and amortizable intangible assets are reviewed for impairment as events or changes in circumstances occur indicating that the carrying value of the asset may not be recoverable. Recoverability of assets to be held and used is

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

measured by a comparison of the carrying amount of an asset group to future undiscounted cash flows, without interest charges, expected to be generated by the asset group. If future undiscounted cash flows, without interest charges, exceed the carrying amount of an asset, no impairment is recognized. If management determines that the carrying value cannot be recovered based on estimated future undiscounted cash flows, without interest charges, over the shorter of the asset’s estimated useful life or the expected holding period, an impairment loss would be recorded based on the estimated fair value of the asset. No impairment loss with respect to the carrying value of the assets was recorded in 2017 and 2016.
Asset Retirement Obligations
The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in consolidated balance sheets was $1.9 million and $1.8 million as of December 31, 2017 and 2016, respectively.
Foreign Currency Transactions and Translation
The Company’s reporting currency is the US Dollar (USD). Exchange rate adjustments resulting from foreign currency transactions are recognized in profit or loss, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income, a component of member’s equity.
The assets and liabilities of subsidiaries whose functional currency is different from the USD are translated into USD at exchange rates at the reporting date and revenue and expenses are translated using average exchange rates for the respective period.
Foreign exchange gains and losses arising from a receivable or payable to a consolidated Company entity, the settlement of which is neither planned nor anticipated in the foreseeable future, are considered to form part of a net investment in the Company entity and are included within accumulated other comprehensive loss.
Revenue Recognition
The Company derives the majority of its revenue from specialty rentals, specifically lodging and related ancillary services. Revenue is recognized in the period in which specialty rentals are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract term. The Company enters into arrangements with a single deliverable as well as multiple deliverables. For those with multiple deliverables, arrangement consideration is allocated between lodging and services based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.
When lodging and services are billed in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Company recognizes revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Certain arrangements contain a lease of lodging facilities to customers. The leases are accounted for as an operating lease under the authoritative guidance for leases and is recognized as income using the straight-line method over the term of the lease agreement.
Cost of rental includes leasing costs and other direct costs of maintaining the lodging units. Cost of services includes labor, food, utilities, supplies and other direct costs associated with operating the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the consolidated statements of comprehensive income. Additionally, the Company collects sales, use, occupancy and similar taxes, which the Company presents on a net basis (excluded from revenues) in the consolidated statement of comprehensive income.
Income Taxes
The Company’s operations are subject to U.S. federal, state and local, and foreign income taxes, and have historically been included in the U.S. consolidated tax return of its parent, along with certain state and local and foreign incomes tax returns. In preparing the consolidated financial statements, the Company calculated the provision for income taxes by using a “separate return” method. Under this method, the Company assumed it would file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent as applicable. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that it could claim on its hypothetical return and assesses the need for a valuation allowance on the basis of its projected separate return results. Any difference between the tax provision allocated to the Company under the separate return method and payments to be made to (or received from) WSII, as applicable, for tax expense are treated as either dividends or capital contributions. As a stand-alone entity, the Company’s taxes payable, deferred taxes and effective tax rate may differ significantly from those in the historical periods.
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.
In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on uncertain tax positions and income tax penalties within income tax expense. At December 31, 2017 and 2016, the Company had no unrecognized tax benefits.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (GILTI) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (BEAT), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.
During December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) which provides guidance on accounting for the Act’s impact. SAB 118 provides a measurement period, which in no case should extend beyond one year from the Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Act under Accounting Standards Codification (ASC) Topic 740.
Per SAB 118, the Company must reflect the income tax effects of the Act in the reporting period in which the accounting under ASC Topic 740 is complete. To the extent the Company’s accounting for certain income tax effects of the Act is incomplete, it can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If the Company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. If the Company is unable to provide a reasonable estimate of the impacts of the Act in a reporting period, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.
The Company was able to reasonably estimate certain Act effects in 2017 and, therefore, recorded provisional adjustments associated with the deemed repatriation transition tax and remeasurement of certain deferred tax asset and liabilities.
The Company believes that its deemed repatriation transition tax is zero due to prior earnings and profits deficits. The Company is continuing to gather additional information to complete its accounting for the calculation of the transition tax and expects to complete its accounting within the prescribed measurement period.
The Company was able to reasonably estimate the remeasurement of certain deferred tax asset and liabilities at an initial provisional amount to be $12.1 million of additional income tax expense for the year ended December 31, 2017. The Company is continuing to gather additional information to more precisely compute the amount of the tax expense related to remeasurement. The accounting for this item is not yet complete because judgement is required with respect to the timing and deductibility of certain expenses in the Company’s income tax provision.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

Fair Value Measurements
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:
Level 1:   Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.
Level 2:   Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3:   Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.
Recently Issued Accounting Standards
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP and is effective for the Company for annual reporting periods beginning after December 15, 2018. Early adoption for nonpublic entities is permitted starting with annual reporting periods beginning after December 15, 2016. The Company plans to adopt the standard beginning in the fourth quarter of 2019 for the year ended December 31, 2019. Topic 606 allows either full or modified retrospective transition, and the Company currently plans to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the evaluation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company is still completing this evaluation and has not yet determined the impact on its financial statements.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. Summary of Significant Accounting Policies — (Continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company plans to adopt the standard in the fourth quarter of 2020 for the year ended December 31, 2020. Topic 842 requires an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.
In October 2016, the FASB issued guidance which requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Company does not believe the pronouncement will have a material impact on its consolidated financial statements.
In January 2017, the Company elected to early adopt the amendments of ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350), which simplifies the testing for goodwill impairment by eliminating the second step of the two-step goodwill impairment test. Rather a goodwill impairment charge will be measured as the difference between the carrying amount and the fair value of the reporting unit. The Company believes the new method of testing goodwill for impairment is preferable to the old method based on the consistency between the results of the reporting unit level test and the goodwill level test. In addition, the new method should reduce the cost and complexity of evaluating goodwill for impairment. The pronouncement had no material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of the Act by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Act’s reduction of the U.S. federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Act is recognized. The Company does not anticipate a material impact upon adoption.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. Acquisitions
Acquisition of Iron Horse Ranch
On July 31, 2017, an affiliate of TDR acquired substantially all the assets, and assumed certain liabilities, of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (together, Iron Horse). Iron Horse is a specialty rental provider with four lodges with approximately 1,000 rooms in strategic locations across Texas. The TDR affiliate accounted for the acquisition as a business combination and recorded the assets acquired and liabilities assumed at fair value, on a preliminary basis. Concurrently with the acquisition, the TDR affiliate entered into certain agreements with the Target, pursuant to which the Target leased the Iron Horse properties and provided certain support services to the TDR affiliate and was responsible for the management, operation and oversight of Iron Horse. Target charged the TDR affiliate a management fee of  $0.5 million and incurred rent expense of  $3.3 million related to these agreements, through December 15, 2017. On December 15, 2017, the Company purchased 100% of the Membership Interests of the TDR affiliate for an aggregate purchase price of  $37.1 million. Iron Horse expands Target’s presence in the Texas Permian Basin. Target and the TDR affiliate are under the control of TDR; TDR is their ultimate parent. As a result of the presence of common control, the Company recorded the net assets acquired from the TDR affiliate at their carrying amount as recorded in the accounts of the TDR affiliate on the date of the purchase of membership interests. The following table summarizes the carrying amount of the assets acquired and liabilities assumed at the acquisition date:
Cash	$616
Other Assets	36
Property, plant and equipment, net	14,720
Goodwill	8,065
Intangible assets, net	14,015
Total Assets	37,452
Other liabilities	(376)
Dividend	78
Total Consideration	$37,154

Iron Horse added $13.1 million and $1.5 million to our sales and pre-tax income, respectively, for 2017.
The following unaudited pro forma information presents consolidated financial information as if Iron Horse had been acquired as of January 1, 2016.
Period	Revenue	Income before taxes
2017 pro forma from January 1, 2017 to December 31, 2017 (Unaudited)	$145,974	$8,994
2016 pro forma from January 1, 2016 to December 31, 2016 (Unaudited)	$170,058	$35,295
The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.
The Company recorded the excess of the $37.1 million cash paid to purchase the Iron Horse over the carrying amount of the net assets acquired as a dividend, amounting to $0.1 million.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. Acquisitions — (Continued)

Intangible assets related to customer relationships were recognized by the TDR affiliate and represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of Iron Horse. The intangible assets acquired by the Company will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.
The purchase price allocation performed by the TDR affiliate resulted in the recognition of $8.1 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the expansion of territory of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes.
The Company has included the results of operations and cash flows of Iron Horse from the date of acquisition by the TDR affiliate as common control existed as of the business combination date. The effects of intra-entity transactions on current assets, current liabilities, revenue and expenses have been eliminated.
3. Specialty Rental Assets, Net
Specialty Rental assets, net at December 31 consisted of the following:
	2017	2016
Specialty rental assets	$315,524	$292,712
Construction-In-Process	3,607	—
Less: accumulated depreciation	(125,345)	(103,093)
Specialty rental assets, net	$193,786	$189,619

Included in specialty rental assets are certain assets under capital leases. The gross cost of specialty rental assets under capital leases was $22.8 million and $18.1 million as of December 31, 2017 and 2016, respectively. The accumulated depreciation related to specialty rental assets under capital leases totaled $5.7 million and $2.4 million as of December 31, 2017 and 2016, respectively. The depreciation expense of these assets is presented in depreciation of specialty rental assets in the consolidated statements of comprehensive income. The net book value of these assets was $17.1 million and $15.5 million as of December 31, 2017 and 2016, respectively.
4. Other Property and Equipment, Net
Other property, plant, and equipment, net at December 31 consisted of the following:
	2017	2016
Land	$5,025	$2,930
Buildings and leasehold improvements	32	1,263
Machinery and Office Equipment	898	851
Software and other	327	335
	6,282	5,379
Less: accumulated depreciation	(679)	(1,091)
Total Other property and equipment, net	$5,603	$4,288

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

4. Other Property and Equipment, Net — (Continued)

Depreciation expense related to other property and equipment was $0.8 million and $0.8 million for the years ended December 31, 2017 and 2016, respectively.
5. Goodwill and Other Intangible Assets, net
As discussed further in Note 2, the Company acquired Iron Horse in December 2017 resulting in the recognition of  $8.1 million of goodwill. In connection with the Iron Horse transaction, all goodwill has been allocated to the Permian Basin business segment and reporting unit. There were no impairment losses recorded for the year ended December 31, 2017 and therefore, the Company does not have accumulated impairment as of December 31, 2017.
Intangible assets other than goodwill at December 31 consisted of the following:
	2017
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization
Customer Relationships	7.1	$31,695	$(10,046)	$21,649
Non-compete agreements	0.2	11,400	(11,115)	285
Total		43,095	(21,161)	21,934
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total Intangible Assets other than Goodwill		$59,495	$(21,161)	$38,334

	2016
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization
Customer Relationships	5.1	$21,944	$(12,386)	$9,558
Non-compete agreements	1.2	11,400	(8,835)	2,565
Total		33,344	(21,221)	12,123
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total Intangible Assets other than Goodwill		$49,744	$(21,221)	$28,523

The aggregate amortization expense for intangible assets subject to amortization was $4.9 million and $4.1 million for the years ended December 31, 2017 and 2016, respectively.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

5. Goodwill and Other Intangible Assets, net — (Continued)

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:
2018	$4,117
2019	3,720
2020	3,720
2021	3,720
2022	2,242
Thereafter	4,415
Total	$21,934

6. Accrued Liabilities
Accrued liabilities at December 31 consisted of the following:
	2017	2016
Accrued expenses	$11,238	$1,198
Employee accrued compensation expense	6,377	2,018
Other accrued liabilities	543	494
Accrued interest due affiliates	621	60
Payables due to affiliate	—	2,498
Total	$18,779	$6,268

7. Notes Due from Affiliates
The Company records interest income on notes due from affiliates based on the stated interest rate in the loan agreement. Interest income of  $7.9 million and $5.8 million associated with notes due from affiliates is reflected in interest income, net on the consolidated statements of comprehensive income for the years ended December 31, 2017 and 2016, respectively. The Company does not charge, and therefore does not defer and amortize, loan origination costs on notes due from affiliates. Current interest receivable of  $0.5 million and $1.1 million associated with these notes due from affiliates is included in prepaid expenses and other current assets in the consolidated balance sheet at December 31, 2017 and 2016, respectively. Non-current interest receivable of  $0 and $2.5 million is included in other non-current assets in the consolidated balance sheets at December 31, 2017 and 2016, respectively.
As discussed in Note 1, certain notes due from affiliates and related accrued interest receivable amounts outstanding prior to the Restructuring of  $172.3 million were settled in a non-cash transaction as part of the Restructuring.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

7. Notes Due from Affiliates — (Continued)

Notes due from affiliates at December 31 consisted of the following:
	Interest Rate	Year of Maturity	2017	2016
Total notes due from affiliates	4 – 11%	2017 – 2019	$55,742	$149,129
Less: current maturities			—	(116,394)
Total non-current notes due from affiliates			$55,742	$88,477

8. Debt
The carrying value of debt outstanding at December 31 consisted of the following:
	2017	2016
Capital lease and other financing obligations	$16,977	$27,853
ABL Revolver	1,076	—
Total debt	18,053	27,853
Less: current portion of long-term debt	(15,260)	(10,262)
Total long-term debt	$2,793	$17,591

Capital Lease and Other Financing Obligations
The Company’s capital lease and financing obligations at December 31, 2017, primarily consisted of $15.2 million associated with an equipment financing arrangement, and $1.7 million of capital leases.
The $15.2 million related to the equipment financing agreement is payable monthly and matures in March 2019 and bears interest at 11.1%. Under this agreement, the Company transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in March 2019. The agreement was amended in December 2016 for an additional $10.8 million of equipment financing.
The Company’s capital leases primarily relate to commercial-use vehicles and have interest rates ranging from 3.3% to 20.7%.
ABL Facility
The Company participates as a co-borrower in a multicurrency asset-based revolving credit facility (the ABL Revolver). The borrowers participating in the agreement are affiliates of ASG (Borrowers). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of  $150 million. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an availability block of $100 million, requires a minimum of  $30 million of excess availability, and requires minimum cash, on the last day of the month, of  $20 million, shared among all the Borrowers. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a fixed margin of 3.75%. The Company is a guarantor of the obligations of the other borrowers under the credit facility.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

8. Debt — (Continued)

The aggregate annual principal maturities of debt and capital lease obligations for each of the next five years, based on contractual terms are listed in the table below. The ABL Revolver with original maturity dates in 2018 now extended to 2023 in connection with the refinancing completed in February 2018, has been classified as long term in the consolidated balance sheet.
2018	$15,260
2019	2,793
2020	—
2021	—
2022	—
Total	$18,053

9. Notes Due to Affiliates
The Company records interest expense on notes due to affiliates based on the stated interest rate in the loan agreement. Interest expense of  $0.6 million and $0.1 million associated with notes due to affiliates is reflected in interest expense on the consolidated statements of comprehensive income for the years ended December 31, 2017 and 2016, respectively. Interest payable of  $0.3 million associated with these notes due to affiliates is included in accrued liabilities in the consolidated balance sheet at December 31, 2017 and 2016, respectively. As discussed in Note 1, certain notes due from affiliates and related accrued interest receivable amounts outstanding on Target’s books prior to the Restructuring of  $171.7 million were settled in a non-cash transaction as part of the Restructuring. The Company issued additional notes of $221 million for the acquisition of Target and $13.5 million as part of the Restructuring.
Notes due to affiliates at December 31 consisted of the following:
	Interest Rate	Date of Maturity	2017	2016
Algeco Scotsman Global Finance Plc	8.75%	December 2024	$221,000	$—
Algeco Scotsman Global S.a.r.l.	8.60%	December 2018	$13,500	$—
The schedule of future maturities consists of the following:
Year of Maturity	2017
2018	$13,500
2019	—
2020	—
2021	—
2022	—
2023	—
2024	221,000
$234,500

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

10. Member’s Equity
The following tables sets forth the changes in member’s equity for the years ended December 31, 2017 and 2016:
	2017	2016
Capital Contributions
Current taxes payable	$2,835	$9,295
Deferred taxes on intra-entity transfer	10,372	—
Corporate costs	1,020	1,387
Contribution of chard	4,116	—
Total capital contributions (a)	$18,343	$10,682
Forgiveness of related party receivables and payables, net	(171,747)	—
Other	—	10
Liability transfer from affiliate, net	(9,257)
Distribution to affiliate	(23,561)	—
Net (distributions) contributions to affiliates	$(186,222)	$10,692

(a)
Total capital contributions in 2017 are non-cash financing activities

	2017	2016
Capital Contributions
Capital contributions from affiliates	$125,593	$—
Total capital contributions	$125,593	$—
Affiliate note payable incurred for Target acquisition	(221,000)	—
Cash paid for acquisition of Target	(5,640)	—
Net distributions upon Restructuring	$(101,047)	$—

As discussed in Note 1, the Company offset and extinguished notes with affiliates in a restructuring transaction under common control. Additionally, as part of the Restructuring common control transaction discussed in Note 1, an affiliate note payable was incurred and cash was paid to an affiliate as part of the acquisition of net assets of Target and transaction costs were paid by the Company on behalf of its affiliates, which is reflected in the above schedules as reductions of equity. The acquisition price paid by the Company for Target was approximately $226.6 million in the form of cash of approximately $5.64 million and debt of  $221 million. This amount paid by Holdings exceeded the carrying amount of the net assets of Target by approximately $60.7 million. However, for accounting purposes, as Holdings was not formed until September 2017, Target is treated as the predecessor and therefore this transaction was reflected as the receipt by Target of the net assets of Holdings.
As discussed in Note 1, the consolidated statements of comprehensive income include allocations of corporate general and administrative expenses and income taxes related to the Company’s operations that were included in the historical operating results of its parent.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

11. Income Taxes
The components of the provision for income taxes for the years ended December 31, 2017 and 2016, are comprised of the following:
	2017	2016
Domestic
Current	$3,706	$9,295
Deferred	21,880	8,356
Foreign
Deferred	(2)	(341)
Total income tax expense	$25,584	$17,310

Income tax results differed from the amount computed by applying the U.S. statutory income tax rate to income before income taxes for the following reasons for the years ended December 31:
	2017	2016
Statutory income tax expense	$9,298	$15,477
State tax expense	531	1,269
Effect of tax rates in foreign jurisdictions	219	101
Change in tax rate	12,064	429
Financing fees	2,608	—
Interest expense	(194)	—
Transaction expense	355	—
Valuation allowances other	752	—
Other	(49)	34
Reported income tax expense	$25,584	$17,310

Deferred Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and carryforwards.
Significant components of the Company’s deferred tax assets and liabilities are as follows:
	2017	2016
Deferred tax assets
Deferred compensation	$163	$519
Deferred revenue	14,465	28,474
Intangible assets	5,826	18,591
Tax loss carryforwards	718	149
Rental equipment and other property, plant, and equipment	1,090	—
Accrueds	1,810	—
Interest	128	—
Other – net	58	512
Deferred tax assets gross	24,258	48,245

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

11. Income Taxes — (Continued)

	2017	2016
Valuation allowance	(1,025)	(273)
Net deferred income tax asset	23,233	47,972
Deferred tax liabilities
Rental equipment and other plant, property and equipment	—	(13,780)
Deferred tax liability	—	(13,780)
Net deferred income tax asset	$23,233	$34,192

Tax loss carryovers totaled $2.7 million at December 31, 2017, and expire between 2022 and 2037. The availability of these tax losses to offset future income varies by jurisdiction. A valuation allowance has been established against the deferred tax assets to the extent it is not more likely than not they will be realized.
	2017	Expiration	Valuation Allowance
United States	$1,287	2037	0%
Canada	1,142	2022 – 2027	100%
Mexico	299	2022 – 2027	100%
Total	$2,728

12. Fair Value
The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The Company has assessed that the fair value of cash and short-term deposits, trade receivables, trade payables, bank overdrafts, other current liabilities, notes payable due affiliates, and other debt approximate their carrying amounts largely due to the short-term maturities of these instruments.
The carrying amounts and fair values of financial assets and liabilities, including their level in the fair value hierarchy, are as follows:
	December 31, 2017		December 31, 2016
		Fair Value		Fair Value
Financial Assets (Liabilities) Not Measured at Fair Value	Carrying Amount	Level 2	Carrying Amount	Level 2
ABL Revolver (See note 8)	$(1,076)	$(1,076)	$—	$—
Notes due from affiliates (See note 7)	55,742	55,742	149,129	149,129
Notes due to affiliates (See note 9)	(234,500)	(234,500)	(1,992)	(1,992)

There were no transfers of financials instruments between the three levels of the fair value hierarchy during the years ended December 31, 2017 and 2016.
Notes with Affiliates and ABL Revolver
The fair value of the ABL Revolver is primarily based upon observable market data such as market interest rates. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

13. Business Restructuring
The company incurred costs associated with restructuring plans designed to streamline operations and reduce costs of  $2.2 million (excluding the restructuring liability transferred from affiliate) and $0 million for the years ended December 31, 2017 and 2016 respectively. The following is a summary of the activity in our restructuring accruals for the year ended December 31, 2017.
	Employee termination costs	Other restructuring costs	Total restructuring costs
Balance at December 31, 2016	$—	$—	$—
Restructuring liability transfer from affiliate	1,968	—	1,968
Charges during the period	1,368	812	2,180
Cash payments during the period	(941)	(812)	(1,753)
Balance at December 31, 2017	$2,395	$—	$2,395

Approximately $2.5 million of the above restructuring costs (inclusive of the restructuring liability transfer from affiliate, which was recorded as a distribution to affiliate) relate to the closure of the Baltimore corporate office for Holdings which resulted in downsizing of corporate employees which consist of employee termination costs. As part of the corporate restructuring plans, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees will be recognized over the period from the date of communication to the employee to the actual date of termination. The total amount expected to be incurred in connection with this restructuring is estimated to be approximately $11.2 million, of which, $2.5 million was incurred through December 31, 2017.
Approximately $1.7 million of these restructuring costs for the year ended December 31, 2017 includes $0.8 million associated primarily with lease termination costs for the relocation of the corporate office from Boston, MA to Houston, TX and $0.9 million in employee termination costs related to this office relocation. No further amounts are expected to be incurred in connection with this restructuring.
These restructuring costs pertain to corporate locations and do not impact the segments discussed in Note 18.
14. Involuntary Conversion
One of the Company’s properties in North Dakota incurred flood damage in November 2017. Estimated losses of  $1.8 million related to the write-off of the net book value of the damaged portion of the property was recognized as a loss on involuntary conversion for the year ended December 31, 2017. As of December 31, 2017, $0 million in insurance proceeds were received. Of the insurance proceeds expected, $1.8 million was recognized as an insurance receivable and included within prepaid expenses and other assets in the consolidated balance sheet as of December 31, 2017. This insurance receivable of  $1.8 million was recorded as an offset to the loss previously discussed within other expense (income), net on the consolidated statements of comprehensive income for the year ended December 31, 2017.
15. Commitments and Contingencies
Commitments
The Company leases certain land, lodging units and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

15. Commitments and Contingencies — (Continued)

straight-line expense is recorded as a liability. Rent expense included in the selling, general, and administrative expenses in the consolidated statements of comprehensive income for cancelable and non-cancelable leases was $8.5 million and $5.1 million for the years ended December 31, 2017 and 2016, respectively.
Future minimum lease payments at December 31, 2017, by year and in the aggregate, under non-cancelable operating leases are as follows:
2018	$3,492
2019	1,402
2020	1,107
2021	639
2022	—
Total	$6,640

Contingencies
Legal Claims
The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the Company’s financial condition.
16. Rental Income
Certain arrangements contain a lease of lodging facilities (“Lodges”) to customers. During 2014, we entered into a lease for Lodges in Dilley, Texas. That lease was amended in 2016 and expires in 2021. During 2015, we entered into a lease for Lodges in Mentone, Texas. That lease was amended in 2018 and expires in 2022. Rental income from these leases for 2017 was $58.8 million, of which $10.3 million was attributable to the straight-line adjustment. Each Lodge is leased exclusively to one customer and is accounted for as operating lease under the authoritative guidance for leases. Revenue related to these lease arrangements is reflected as rental income in the statement of comprehensive income.
Scheduled future minimum lease payments are as follows:
Year Ended December 31,
2018	$46,570
2019	46,005
2020	46,073
2021	38,090
2022	1,554
Total	$178,292

17. Related Parties
The ultimate parent of the Company is ASG, and the ultimate controlling shareholder of ASG and the Company is TDR.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

17. Related Parties — (Continued)

The Company had amounts due to affiliates in the amount of  $234.5 million and $1.9 million as of December 31, 2017 and 2016. As further described in Note 1, the net amounts due to affiliates prior to the Restructuring amounting to $171.7 million and were settled in a non-cash transaction as part of the Restructuring.
As more fully described in Notes 7 and 9, the Company had notes receivable and payable to affiliates including accrued interest that were settled in a non-cash transaction as part of the Restructuring.
The Company paid management fees to an affiliate in the amount of  $1.9 million and $1.8 million for the years ended December 31, 2017 and 2016, respectively.
As more fully described in Note 1, on November 29, 2017, ASG completed the sale of WSII to an entity controlled by TDR. Prior to completing the sale, ASG conducted a carve-out transaction to carve-out the net assets related to Target and Chard from WSII and incorporated as a new division under Holdings; Chard became a wholly owned subsidiary of Target.
As more fully described in Note 2, on December 15, 2017, the Company purchased Iron Horse from TDR.
As more fully described in Note 8, the Company is a co-borrower and co-guarantor of the obligations of the other borrowers under the ABL credit facility. The other borrowers and guarantors are affiliates of TDR and include Holdings. The total amount outstanding under the ABL at December 31, 2017, was $194 million, which included the $1.1 million included on the Company’s consolidated balance sheets.
In 2017, the Company loaned $2.5 million to officers as retention payments. The loans are forgiven over a four-year period and charged to bonus expense on a straight-line basis as amounts are forgiven. The balance due at December 31, 2017 of  $2.3 million is included in notes due from officers in the balance sheets. $0.6 million was recognized as bonus expense in 2017 and is included in selling, general and administrative expense in the consolidated statements of comprehensive income.
The Company is a guarantor of certain secured and unsecured notes payable of ASG. The amount of secured and unsecured notes payable outstanding at December 31, 2017, was $2.1 billion. On February 15, 2018, ASG completed a refinancing of these secured and unsecured notes payable issuing new secured and unsecured notes totaling € 750 million of secured notes payables and $825 million of secured and unsecured notes payable. The notes mature in 2023. The Company remains a guarantor of these secured and unsecured notes payable.
The Company leased modular buildings from WSII to serve one of its customers. The rent expense related to the leasing of the WSII modular buildings amounted to $0.6 million for the years ended December 31, 2017 and 2016, and has been included as a cost of services revenue in the consolidated statements of comprehensive income.
The Company leased a building for its Boston corporate office from a former owner and executive who remains affiliated to the Company. The Company paid the former owner principal and interest payments of $0.8 million and $0.3 million for the years ended December 31, 2017 and 2016, respectively, to occupy the building which was recorded under a capital lease.
18. Business Segments
The Company is organized primarily on the basis of geographic region and customer industry group and operates primarily in three reportable segments. These reportable segments are also operating segments. Resources are allocated, and performance is assessed by our CEO, whom we have determined to be our Chief Operating Decision Maker (CODM).

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

18. Business Segments — (Continued)

Three of our non-reportable operating segments have been combined and included in an “All Other” category.
The following is a brief description of our reportable segments and a description of business activities conducted by All Other.
The Permian Basin — Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in Texas and New Mexico.
The Bakken Basin — Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in North Dakota.
Government — Segment operations consist primarily of specialty rental with vertically integrated hospitality services and rental income revenue from customers in the Government located in Texas.
All Other — Segment operations consist primarily of specialty rental with vertically integrated hospitality services revenue from customers in the Oil and Gas industry located outside of the Permian and Bakken Basins.
The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” for the Company. The Company evaluates the performance of its segments and allocates resources to them based on revenue and gross profit. Gross profit for the CODM’s analysis includes the services and rentals costs in the financial statements and excludes depreciation.
The table below presents information about reported segments for the years ending December 31:
2017
	The Permian Basin	The Bakken Basin	Government	All Other	Total
Revenue	$41,439	$22,351	$66,722	$3,723(a)	$134,235
Gross profit	$18,175	$9,333	$48,613	$1,389	$77,510
Capital expenditures	$17,808	$460	$84
Assets	$66,783	$82,398	$47,602	$10,005	$206,788
2016
	The Permian Basin	The Bakken Basin	Government	All Other	Total
Revenue	$15,274	$23,738	$101,733	$8,722(a)	$149,467
Gross profit	$7,478	$8,972	$80,129	858	$97,437
Capital expenditures	$5,281	$361	$295
Assets	$33,038	$92,208	$56,008	$12,653	$193,907

(a)
Revenues from segments below the quantitative thresholds are attributable to three operating segments of the Company and are reported in the “All Other” category previously described.

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

18. Business Segments — (Continued)

A reconciliation of total segment gross profit to total consolidated income before income taxes, for the years ended December 31, 2017 and 2016, is as follows:
	December 31, 2017	December 31, 2016
Total reportable segment gross profit	$76,121	$96,579
Other gross profit	1,389	858
Depreciation and amortization	(30,145)	(41,329)
Selling, general, and administrative expenses	(24,337)	(15,793)
Restructuring costs	(2,180)	—
Currency gains, net	91	—
Other income, net	519	392
Interest and other income, net	5,107	3,512
Consolidated income before income taxes	$26,565	$44,219

A reconciliation of total segment assets to total consolidated assets as of December 31, 2017 and 2016, respectively, are as follows:
	December 31, 2017	December 31, 2016
Total reportable segment assets	$196,783	$181,254
Other assets	10,005	11,220
Corporate assets	666	1,433
Other unallocated amounts	155,671	230,369
Consolidated assets	$363,125	$424,276

Other unallocated assets are not included in the measure of segment assets provided to or reviewed by the CODM for assessing performance and allocating resources, and as such, are not allocated. These unallocated assets consist of the following as reported in the consolidated balance sheets of the Company as of the dates indicated below:
	December 31, 2017	December 31, 2016
Total current assets	$36,071	$132,391
Other intangible assets, net	38,334	28,523
Deferred tax asset	23,233	34,192
Notes due from affiliates	55,742	32,735
Other non-current assets	—	2,528
Notes due from officers	2,291	—
Total other unallocated amount of assets	$155,671	$230,369

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

18. Business Segments — (Continued)

Revenues from one customer of the Company’s Government segment represents approximately $66.7 million and $101.7 million of the Company’s consolidated revenues for the years ended December 31, 2017 and 2016, respectively.
Revenues from one customer of the Company’s Permian Basin segment represents approximately $15.5 million of the Company’s consolidated revenues for the year ended December 31, 2017. There were no transactions between reportable operating segments for the years ended December 31, 2017 and 2016, respectively.
The capital expenditure amounts for the Permian Basin in 2017 excludes the impact of the Iron Horse acquisition discussed in Note 2.
19. Subsequent Events
On February 15, 2018, ASG completed a comprehensive refinancing of its capital structure. The refinancing included an amendment to the ABL Revolver to which the Company is co-borrower. The new ABL Revolver principally retains the terms of the previous ABL Revolver but extends the maturity to February 2023 and reduces the availability block to $25 million.
On September 7, 2018, the Company entered into a Support Services Agreement with a TDR affiliate company to perform management services for R.L. Signor Holdings, LLC. The services include management and oversight, information technology and computer operations, accounting and finance, specialty rental asset development and construction support and project management, sales and marketing, human resources, payroll and benefits, legal as well as other support services. In return for these services, the Company will receive 6% of total gross revenue collected through the operations of the facilities.
On September 7, 2018 the Company entered into a Facilities Lease Agreement (the Lease) with Arrow BidCo, LLC whereby all of the real property, improvements, modular units, personal property, and equipment of RL Signor Holdings, LLC (and its subsidiaries) was leased to the Company in connection with the Company’s operation of all Signor properties on behalf of Arrow Bidco, LLC. As consideration for Target’s lease of the Signor property, the Company pays monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. Pursuant to the Lease, Target is responsible for all costs related to taxes, insurance, and utilities related to the leased property.
On November 13, 2018, the Company entered into a Merger Agreement between Holdings and another affiliated entity, to effect certain business combination transactions. Pursuant to the terms of the Membership Interest Purchase Agreements, Platinum Eagle, through its wholly-owned subsidiary will acquire all of the issued and outstanding equity interests of the Company and the other affiliated entity, respectively.
The closing of the business combination is subject to the Company’s receipt of gross proceeds of at least $340 million from new debt financing. The closing of the business combination is also subject to certain other conditions, including, among others, (i) approval by the Company’s shareholders of the Membership Interest Purchase Agreements, the business combination and certain other actions related thereto, (ii) the availability of at least $225 million of cash in the Company’s trust account, after giving effect to redemptions of public shares, if any, and (iii) the receipt of consent from the existing lenders of Algeco and certain affiliated entities.
Under the Membership Interest Purchase Agreements, the total amount payable by the Holdco Acquiror will be $1.311 billion, which amount is inclusive of the amounts required to pay third party and intercompany indebtedness at the closing of the business combination and net of transaction expenses, of

Algeco US Holdings LLC

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

19. Subsequent Events — (Continued)

which (A) $562 million will be paid in cash (the “Cash Consideration”) and (B) the remaining $749 million will be paid to the Sellers in the form of shares of common stock, par value $0.0001, of Target Hospitality, with (i) 25,800,000 such shares delivered to the Algeco Seller and (ii) 49,100,000 such shares delivered to the affiliated entity pursuant to the respective Membership Interest Purchase Agreements. The Cash Consideration shall come from the following sources: (1) proceeds available from the trust account, after giving effect to any and all redemptions; (2) the gross proceeds from new debt financing of at least $340 million; and (3) subject to the prior consent of the Sellers: (x) the proceeds from a private placement of Target Hospitality common stock (the “Equity Offering”) and (y) any additional equity offering to fund the shortfall of any minimum proceeds from the trust (the “Backstop Offering”).
In November 2018, the Company and its affiliates, extended the due date on the notes that were due in 2018 until October 15, 2019.
During 2017, the Company experienced flood damage at one of their properties as more fully discussed in Note 14. Through October 2018, the Company received insurance proceeds of  $4.3 million of which $0.7 million were business interruption insurance.
The Company has evaluated subsequent events through the date of issuance of these financial statements, and determined that, other than those matters disclosed above, no subsequent events had occurred that would require recognition or disclosure in its consolidated financial statements as of and for the year ended December 31, 2017.

ARROW PARENT CORPORATION
Consolidated Financial Statements as of September 30, 2018, September 6, 2018 and December 31, 2017
and for the periods September 7, 2018 to September 30, 2018 and January 1, 2018 to September 6, 2018
and the nine months ended September 30, 2018

Arrow Parent Corporation

Consolidated Balance Sheets
(in thousands)
	As of September 30, 2018	As of September 6, 2018	As of December 31, 2017
	(Successor) (Unaudited)	(Predecessor) (Unaudited)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$8,830	$15,279	$2,047
Accounts receivable, less allowance for doubtful accounts of $1,211, $1,201 and $11, respectively	8,975	13,008	10,893
Related party receivable	2,104	—	—
Prepaid expenses and other current assets	250	581	492
Total current assets	20,159	28,868	13,432
Restricted cash	257	257	257
Property and equipment, net	71,950	56,432	44,708
Land held for investment	7,560	7,264	7,264
Goodwill	28,278	16,000	16,000
Intangible assets, net	95,532	—	—
Deferred tax asset	2,015	—	—
Total assets	$225,751	$108,821	$81,661
Liabilities and equity
Current liabilities:
Current portion of notes payable	$209	$800	$1,149
Current portion of capital lease liability	248	247	234
Accounts payable	2,021	3,760	2,914
Related party payable	3,651	—	—
Balance due on asset purchases	—	—	3,387
Accrued expenses	4,910	5,398	1,908
Unearned revenue	304	368	181
Total current liabilities	11,343	10,573	9,773
Other liabilities:
Other liabilities	543	533	479
Related party note payable	108,047	—	—
Notes payable, net of current portion and deferred loan costs	—	2,710	3,136
Capital lease liability, net of current portion	21	79	209
Total liabilities	119,954	13,895	13,597
Commitments and contingencies (Note 13)
Equity	105,797	94,926	68,064
Total liabilities and equity	$225,751	$108,821	$81,661

See accompanying notes to the consolidated financial statements.

Arrow Parent Corporation

Consolidated Statements of Operations
(in thousands)
(unaudited)
	For the period September 7, 2018 to September 30, 2018	For the period January 1, 2018 to September 6, 2018	For the nine months ended September 30, 2017
	(Successor)	(Predecessor)	(Predecessor)
Services income	$—	$61,242	$22,394
Rental income – related party	2,104	—	—
Total income	2,104	61,242	22,394
Cost of services	—	26,675	10,724
Depreciation and accretion	780	4,022	2,004
Gross profit	1,324	30,545	9,666
Amortization of intangible assets	693	—	—
Selling, general, and administrative expenses	351	2,949	2,271
Acquisition expenses	9,227	411	—
Operating (loss) income	(8,947)	27,185	7,395
Interest expense, net	422	268	80
(Loss) income before taxes	(9,369)	26,917	7,315
Income tax benefit	(2,015)	—	—
Net (loss)/income	$(7,354)	$26,917	$7,315

See accompanying notes to the consolidated financial statements.

Arrow Parent Corporation

Consolidated Statements of Equity
(in thousands, except units and shares)
(unaudited)
	Series A Units		Series B Units		Common Stock	APIC	Retained Earnings/(Accumulated Deficit)	Total Equity
	Units	Value	Units	Value
Balance at December 31, 2017 (Predecessor Company)	51,003,049	$51,002	2,240,000	$448	$—	$—	$16,614	$68,064
Distribution to Members	—	—	—	—	—	—	(55)	(55)
Net Income	—	—	—	—	—	—	26,917	26,917
Balance at September 6, 2018 (Predecessor Company)	51,003,049	$51,002	2,240,000	$448	$—	$—	$43,476	$94,926
Balance at September 7, 2018 (Successor Company)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock (1,000 shares authorized, issued and outstanding)	—	—	—	—	—	—	—	—
Contribution	—	—	—	—	—	113,151	—	113,151
Net loss	—	—	—	—	—	—	(7,354)	(7,354)
Balance at September 30, 2018 (Successor Company)	—	$—	—	$—	$—	$113,151	$(7,354)	$105,797

See accompanying notes to the consolidated financial statements.

Arrow Parent Corporation

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	For the period September 7, 2018 to September 30, 2018	For period January 1, 2018 to September 6, 2018	For nine months ended September 30, 2017
	(Successor Company)	(Predecessor Company)	(Predecessor Company)
Cash flows from operating activities:
Net (loss) income	$(7,354)	$26,917	$7,315
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation, accretion and amortization	1,473	4,022	2,004
Amortization of loan costs	—	30	3
Bad debt expense	10	1,192	—
Net loss (gain) on sale and disposal of property and equipment	—	(3)	9
Deferred tax benefit	(2,015)	—	—
Incentive unit compensation	—	—	103
Changes in operating assets and liabilities (net of business acquired):	—	—	—
Accounts receivable	4,023	(3,307)	(6,898)
Related party receivable	(2,104)	—	—
Prepaid expenses and other assets	334	(89)	688
Accounts payable	(1,824)	846	2,873
Accrued expenses	(1,033)	3,488	2,500
Related party payable	3,651	—	—
Unearned revenue	(64)	187	71
Net cash provided by (used in) operating activities	(4,903)	33,283	8,668
Cash flows from investing activities:
Proceeds from sale of assets	—	—	4
Purchase of business, net of cash acquired	(205,890)	—	—
Asset purchases and improvements to property and equipment	(1,297)	(19,078)	(12,444)
Net cash used in investing activities	(207,187)	(19,078)	(12,440)
Cash flows from financing activities:
Proceeds from note payable	—	—	4,000
Proceeds from related party note payable	108,047	—	—
Payments on notes payable	—	(802)	(210)
Payment of deferred financing costs	—	—	(60)
Principal payments on capital lease liability	(21)	(116)	(93)
Contributions	113,151	—	3,012
Distributions	—	(55)	(4)
Net cash provided by (used in) financing activities	221,177	(973)	6,645
Net increase in cash, cash equivalents and restricted cash	9,087	13,232	2,873
Cash, cash equivalents and restricted cash – beginning of period	—	2,304	1,013
Cash, cash equivalent and restricted cash – end of period	$9,087	$15,536	$3,886
Non-cash investing and financing activity:
Property and equipment purchases included in accrued expenses	$111	$204	$42
Asset retirement obligation additions to property and equipment	—	3	77
Property and equipment purchases included in accounts payable	535	1,341	1,588
Balance due to seller on property and equipment acquired	—	—	3,387
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$271	$71
See accompanying notes to the consolidated financial statements.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)
1. Organization
Arrow Parent Corporation, the Successor Company (“Successor” or “Corp”), incorporated under the laws of Delaware, owns 100% of Arrow Bidco LLC (“Bidco”). Corp is owned by Arrow Holdings Sarl. (“AHS”), which is ultimately owned by a group of investment funds managed by TDR Capital LLP (“TDR”).
Corp was formed in August 2018 and acts as a holding company for Bidco. Corp does not have operating activity. Corp receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities.
Bidco is incorporated under the laws of Delaware as a single member LLC, and owns 100% of RL Signor Holdings, LLC after the acquisition on September 7, 2018 (see Note 4). Bidco was formed in September 2018 and acts as a holding company for RL Signor Holdings, LLC. Bidco does not have any operating activity. Bidco receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities.
RL Signor Holdings, LLC, and Subsidiaries (collectively, “RLS” or the “Predecessor”) is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce communities located primarily throughout Texas. RLS’s customers are primarily companies for which RLS provides workforce housing.
RLS was owned by Roughneck Lodging, LLC (“RL”) and certain members of RLS management. At September 6, 2018 and December 31, 2017, RL owned 83.1% of the Series A Units of RLS. The remaining Series A Units and 100% of the Series B Units were owned by certain members of RLS’s management. Allocations of cash distributions, equity transactions and net income and losses were made in accordance with RLS’s Amended and Restated Operating Agreement, as further modified by Amendment No. 1 thereto.
RLS was formed on September 5, 2014. On September 18, 2014, RR Acquisition, LLC, a third-party not controlled by RL, contributed to RLS its workforce assets, consisting primarily of five properties in Texas (each a “Property” and collectively, the “Properties”). RL acquired a controlling interest in RLS on September 18, 2014. The acquisition of the controlling interest in RLS was accounted for as a purchase whereby the estimated fair value of the tangible and intangible assets and liabilities acquired were pushed down and reflected on the books and records of RLS. The excess of the purchase price over the estimated fair values was recorded as goodwill.
The Predecessor Company and Successor Company are collectively referred to as “the Company” throughout the consolidated financial statements and notes.
The Chief Operating Decision-Maker (“CODM”) of the Predecessor was the Managing Member of the LLC and currently is the CEO of the Successor, who review financial information presented on a consolidated basis in order to assess its performance and allocate resources. There are no segment managers who are held accountable by the CODM or anyone else for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, the Successor and Predecessor have determined that it has one reportable segment. This reporting segment includes only one operating segment.
2. Summary of Significant Accounting Policies
Principles of consolidation
The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“U.S. SEC”) and include all of the information and disclosures required by generally accepted accounting principles in the

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

United States of America (“GAAP”) for interim financial reporting. These unaudited Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Predecessor and related footnotes for the year ended December 31, 2017.
The results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. It is the opinion of management that all necessary adjustments for a fair presentation of the results of operations for the interim periods have been and are of a recurring nature unless otherwise disclosed herein.
The accompanying consolidated financial statements include the accounts of both the Predecessor and its controlled subsidiaries for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 and include the accounts of the Successor and its controlled subsidiaries for the period September 7, 2018 to September 30, 2018. All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.
Cash, cash equivalents and restricted cash:
The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. Included in restricted cash are irrevocable standby letters of credit that represent collateral for site improvements. Contained within the cash flows as of September 30, 2018, September 6, 2018 and December 31, 2017 are $8,830, $15,279 and $2,047, of cash and cash equivalents as well as $257 of restricted cash in each period.
Accounts receivable and allowance for doubtful accounts:
The Company determines the allowance for doubtful accounts by considering a number of factors including length of time accounts receivable are past due and the payment history of the customer. Accounts are written off when it is determined the receivable will not be collected.
Property and equipment:
Property and equipment assets are stated at cost less accumulated depreciation. Costs incurred associated with the acquisition, development, and construction of real estate projects are capitalized into construction in progress. Upon substantial completion of a real estate project, these costs are allocated to asset classes based on specific identification and depreciation commences once the components of the real estate project are substantially complete and available for use. The Predecessor contracted a firm to develop a billing system (“technology”) that was created during 2016 and put into service in 2017.
Management evaluates the recoverability of its investments in property and equipment and land held for investment at the lowest identifiable level. The long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than it carrying amount. No impairment losses were identified or recorded as of September 30, 2018, September 6, 2018 or December 31, 2017.
Business combinations:
Business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs are expensed as incurred. When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Goodwill:
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company reviews goodwill for impairment at the reporting unit level annually as of December 31, or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. The Company has one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. The Company uses a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If the Company determines that a reporting unit’s fair value is less than its carrying amount, an impairment on goodwill would be recorded. The Company did not recognize any impairment as of September 30, 2018, September 6, 2018 or December 31, 2017.
Intangible assets:
Intangible assets that have finite useful lives are recorded at fair value upon acquisition less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in income or loss on a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationship assets with an estimated useful life of 9 years.
Asset retirement obligation:
The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities in the consolidated balance sheets was $540, $534, and $477 as of September 30, 2018, September 6, 2018, and December 31, 2017, respectively. Accretion expense was $6, $55 and $63 for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.
Revenue recognition:
Rental income is derived from the lease of the Successor’s facilities by an affiliated entity (see Note 9 Related Party Transactions). The Successor earns and bills monthly for rent based on a per person per day rate and actual occupancy at each facility during the term of the lease. Pursuant to the lease, the affiliated entity is responsible for all costs related to operating the leased property. Rental income was $2,104, $0 and $0 for the period from September 7, 2018 to September 30, 2018, the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017. At September 30, 2018 a related party receivable of  $2,104 is recorded for amounts due under this lease. Costs related to the operations of the facilities are included in the support service agreement discussed in Note 9.
Service income is primarily derived from room rentals and are recognized by the Predecessor when service is rendered. Service income also includes food service revenue and third-party hotel booking fees. Food service revenue is recognized by the Predecessor when service is rendered. Third-party hotel booking fees are recognized by the Predecessor when services by third-party hotels are rendered to our customers. Unearned revenue represents cash advances received, but for which the services have not been rendered and have not met our revenue recognition criteria. Service income of  $0, $61,242 and $22,394 for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively, is recognized within the service income line within the consolidated statements of operations.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Taxes collected from customers:
In the course of doing business, the Predecessor collects taxes from customers including but not limited to sales taxes. It was the Predecessor’s policy to record these taxes on a net basis in service income.
Income taxes:
Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken and recognize a tax liability, if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by a government authority. Management has analyzed the tax positions taken by the Company and has concluded that as of September 30, 2018, September 6, 2018 and December 31, 2017 there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements.
The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, in income tax expense. There were no income tax related interest and penalties recorded for the period from September 7, 2018 to September 30, 2018, the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017.
Successor Period
The Successor, which is a standalone corporation, accounts for income taxes in interim periods under ASC 740-270, Income Taxes — Interim Reporting, which generally requires application of an estimated annual consolidated effective tax rate to consolidated pre-tax income from September 7, 2018 to September 30, 2018. Income tax benefit for the period from September 7, 2018 to September 30, 2018 was $2,015 with an effective rate of 21.5%.
Predecessor Period
The Predecessor is a limited liability company and is not subject to income taxes.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the US tax code effective January 1, 2018. There was no effect of the Act disclosed at the end of 2017 as the Predecessor was a limited liability company, did not have any foreign presence, and was not subject to income taxes. Therefore, under Staff Accounting Bulletin 118, the Predecessor has completed its assessment during the one-year measurement period.
Use of estimates:
Management uses estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, discount rate for the present value of the asset retirement obligation, potential impairment of property and equipment, intangible assets and goodwill and the discount rate and assumptions used to value business combinations, among others. Actual results could differ from those estimates.
Concentrations of credit risk:
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with commercial banking institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Deferred financing costs:
Loan origination costs are charged to interest expense over the loan term using the straight-line method, which approximates the effective-interest method.
Fair Value Measurements:
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:
Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.
Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted process for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.
Earnings per unit/share:
Successor Period
Basic and diluted earnings per share is computed by dividing net income (loss) attributable to Corp by the weighted average number of shares outstanding during the reporting period.
Predecessor Period
Basic earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and vested Series B units outstanding during the reporting period. Diluted earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and total Series B units outstanding during the period. Our basic and diluted EPU are computed using the two-class method, whereby earnings are outstanding allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.
3. Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 to the first fiscal year beginning after December 15, 2018 for the Company. In 2016 and 2017, the FASB issued

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for the Company for the fiscal year beginning after December 15, 2019, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the Company’s consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. On January 1, 2017, ASU 2017-04 was adopted and did not have a material effect on the consolidated financial statements.
In May 2017, FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a unit-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU was adopted for the periods presented and did not have a material effect on the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU, which the Company adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU have been adopted for the periods and did not have a material effect on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company has adopted this pronouncement as of January 1, 2018 on a retrospective basis resulting in $257 of restricted cash being reflected within the cash, cash equivalents and restricted cash on the statements of cash flows for each reporting period of September 30, 2018, September 6, 2018, and December 31, 2017, respectively.
4. Acquisition of RL Signor Holdings, LLC and Subsidiaries
On September 7, 2018, Bidco purchased 100% of the membership interest of RLS for a cash acquisition price of  $221 million or approximately $206 million, net of cash acquired. The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill.
The following table summarizes the preliminary allocation of the total purchase price to the net assets acquired and liabilities assumed at the date of acquisition by Bidco at estimated fair value:
Amount
Cash, cash equivalent and restricted cash	$15,536
Accounts receivable	13,008
Property and equipment	70,781
Land held for investment	7,560
Other current assets	581
Goodwill	28,278
Customer relationships	96,225
Total assets acquired	231,969
Accounts payable	(3,760)
Accrued expenses	(5,938)
Capital lease liability and notes payable	(477)
Unearned revenue	(368)
Total liabilities assumed	(10,543)
Net assets acquired	$221,426

Intangible assets related to customer relationships represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of RLS. The intangible assets received by Bidco will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.
Acquisition expenses incurred by AHS or its affiliates related to the acquisition of RLS by Bidco were $9,277 and are included in acquisition expenses in the consolidated statement of operations for the period from September 7, 2018 to September 30, 2018. $3.3 million of these acquisition expenses are included in related party payable while the remaining $6.0 million are included in additional paid-in capital as a deemed contribution.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Bidco has included the results of operations and cash flows of RLS from the date of acquisition. The following unaudited pro forma information presents consolidated financial information as if Bidco had been formed and RLS had been acquired at the beginning of 2018.
Period	Revenue	Pre-tax Income
2018 pro forma from January 1, 2018 to September 30, 2018	$23,666	$3,148
RLS’s operations contributed $2.1 million and $615 to our revenue and pre-tax income, respectively, for the Successor Period in 2018.
Intangible assets related to customer relationships were recognized and represent the aggregate value of those relationships from existing contracts. The intangible assets acquired by the Company will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination.
The preliminary purchase price allocation performed by Bidco resulted in the recognition of $28.3 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the territorial expansion of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes.
5. Property and equipment assets
Property and equipment as of September 30, 2018, September 6, 2018 and December 31, 2017 consisted of the following:
	Depreciable Lives (in years)	September 30, 2018	September 6, 2018	December 31, 2017
		(Successor Company)	(Predecessor Company)	(Predecessor Company)
Land	—	$3,619	$4,003	$3,258
Buildings	7	35,181	32,206	22,609
Land improvements	15	10,675	11,243	8,016
Furniture, fixtures and equipment	7	10,940	7,875	5,746
Construction in progress	—	10,646	10,222	10,639
Technology	7	1,262	1,247	898
Asset retirement obligation	7	401	401	378
Gross property and equipment		72,724	67,197	51,544
Less: accumulated depreciation and amortization		(774)	(10,765)	(6,836)
Total property and equipment, net		$71,950	$56,432	$44,708

Depreciation expense for property and equipment for the periods September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $774, $3,967 and $1,941, respectively.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Property and equipment includes equipment under capital leases as of September 30, 2018, September 6, 2018 and December 31, 2017 consisting of the following:
	(Successor Company	(Predecessor Company)	(Predecessor Company)
Furniture, fixtures and equipment	$863	$1,081	$1,081
Less: accumulated depreciation	(10)	(613)	(516)
Total property and equipment, net	$853	$468	$565

In October 2017, the Predecessor entered into a purchase agreement to purchase assets for $2.5 million and paid the deposit of  $250 upon its execution as stipulated. The purchase agreement requires that the $2.25 million balance be paid on or before May 30, 2018. The balance due on the asset purchase at September 6, 2018 was $0.
In December 2017, the Predecessor purchased assets for $704 with $197 due upon execution of the purchase agreement and six-monthly installments of  $83 beginning on December 15, 2017. The balance due on the asset purchase at December 31, 2017 was $424 after payment by the Predecessor of the initial and the first installment. The balance on the note at September 6, 2018 was $0.
Also, in December 2017, the Predecessor purchased assets for $1.0 million. The purchase price includes storage fees through October 31, 2018, by which time the Predecessor must remove the assets. $325 was paid upon execution of the purchase agreement, with the remaining balance of  $710 payable before October 31, 2018. The balance due on the asset purchase at September 6, 2018 was $0.
In January 2018, the Predecessor purchased four dormitories for $348. The agreement was amended in July 2018 to include an option for additional assets per the original agreement totaling $1.9 million. As of September 30, 2018, and September 6, 2018 this option was not exercised.
6. Land Held for Investment
Pursuant to the acquisition of the Properties in 2014, the Predecessor identified land at certain of these properties as held for investment purposes. The Predecessor did not sell any land held for investment during the nine months ended September 30, 2017 or the period from January 1, 2018 to September 6, 2018. While the land was being marketed and the Predecessor had plans to sell the land over time, it is not classified as land held for sale, as it is not expected to be sold within twelve months. Based on assessment of the real estate marketplace, including discussions with agents and brokers, among other procedures, management believes the land held for investment is properly stated at the lower of cost or fair market value and not impaired. Land held for investment is $7,560 as of September 30, 2018 based on the fair value at the effective date of acquisition, September 7, 2018.
7. Goodwill and Other Intangible Assets, net
As discussed further in Note 4, the Successor acquired RLS in September of 2018 resulting in the preliminary fair value allocation of  $28.3 million of goodwill.
Intangible assets other than goodwill at September 30, 2018 consisted of the following:
	Weighted average remaining life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization
Customer Relationships	9.0	$96,225	$(693)	$95,532

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

The estimated aggregate amortization expense for each of the next five years and thereafter is as follows:
Remainder of 2018	$2,670
2019	10,680
2020	10,680
2021	10,680
2022	10,680
2023	10,680
Thereafter	39,462
Total	$95,532

8. Accrued Expenses
Accrued expenses at the dates indicated below consisted of the following:
	September 30, 2018	September 6, 2018	December 31, 2017
Accrued expenses	$2,263	$1,923	$1,393
Accrued property, sales, and occupancy taxes	2,532	3,298	342
Other	115	177	173
Total accrued expenses	$4,910	$5,398	$1,908

9. Capital Leases
The Predecessor had entered into a capital lease for certain equipment with a lease term expiring in October 2019 and an effective interest rate of 7.43%. As of the acquisition, the Successor assumed the lease.
Scheduled future minimum principal payments on the leased equipment as follows:
September 30,
Remainder of 2018	$77
2019	204
Interest at 7.4%	(12)
Principal payments	$269
Less: current portion	248
Capital lease liability, net of current portion	$21

10. Related Party Transactions
The Predecessor reimbursed Centerboard Residential, LLC, a member of RL and/or its affiliates for expenses incurred for the benefit of the Predecessor Company. For the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, reimbursable expenses were $461 and $269, respectively, and were included in selling, general and administrative expense. In connection with certain asset acquisitions, $150 in finder fees was paid to an affiliate of Centerboard Residential during the period from January 1, 2018 to September 6, 2018. As of September 6, 2018, and September 30, 2017, there was $252 and $117, respectively, due to an affiliate for unreimbursed expenses included in accrued expenses.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Target Logistics Management (“TLM”), an affiliated entity of Bidco through common ownership with ASH, paid $3.2 million of acquisition expenses relating to the acquisition of RLS on behalf of Bidco, which has been recorded in acquisition expenses within the consolidated statement of operations. This amount has been recorded as a related party payable in the consolidated balance sheet as of September 30, 2018.
On September 7, 2018, Bidco entered into a Support Services Agreement with TLM, to perform management services for the facilities owned by Bidco. The term of the agreement is for a period of one year and will be automatically renewed for one-year periods. The agreement states that TLM will be paid an amount representing 6% of total gross revenue for the period through the operation of the facilities that TLM is leasing per the lease agreement described later in this note. The fee is exclusive of any applicable sales, hotel occupancy, or other transaction taxes that may apply. Expense recognized for these management services was $0.4 million, $0 and $0 for the periods from September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively. The management services expense is recognized within selling, general and administrative expenses in the statement of operations. At September 30, 2018 the Company recorded a related party payable of $0.4 million due TLM under this agreement.
On September 7, 2018 the Successor (“lessor”) entered into a Facilities Lease Agreement (the “Lease”) with an affiliated entity through common ownership with AHS. As consideration for the affiliated entity’s lease of Bidco’s acquired properties, the Successor receives monthly rent based on a per person per day rate and actual occupancy at each facility during the term of the Lease. The term of the lease is one year. Pursuant to the Lease, the affiliated entity is responsible for contracting and paying all costs related to managing the leased properties. Rental income — related party and the associated receivable have been recorded in the amount of  $2,104, $0, and $0 as of and for the period of September 7, 2018 to September 30, 2018, January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.
11. Notes Payable
During 2014, RLS purchased certain equipment and entered into promissory notes with the vendor totaling $1,400. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes are collateralized by the property and equipment purchased. The balance of these notes was $86, $86 and $348 as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.
During 2015, RLS purchased 40 acres of land in Orla, Texas for $135 and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $123, $123 and $125 as of September 30, 2018, September 6, 2018 and December 31, 2017, respectively.
During 2017, RLS entered into a loan agreement with Washington Federal for a $4 million term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the term loan was 5.63% and 5.00% as of September 6, 2018 and December 31, 2017, respectively. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by RLS, excluding certain assets as defined in the loan agreement. The balance of this note was $0 as of September 30, 2018, $3.2 million as of September 6, 2018 and $3.9 million as of December 31, 2017. The agreement also placed certain restrictions upon RLS and

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

required RLS to maintain certain financial and non-financial covenants. As of September 6, 2018, RLS was in compliance with the financial covenants. As part of the purchase agreement with RLS, the loan was paid off on behalf of the RLS previous owners and not assumed by Bidco in the amount of  $3,270, which was the outstanding principal and interest at the date of acquisition.
During 2017, RLS entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of  $1.0 million and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of  $3.5 million until April 30, 2018, on which date the maximum amount shall be reduced to $1.0 million. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. The interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by RLS, excluding certain assets as defined in the loan agreements. The balance of this note was $0 as of September 6, 2018 and December 31, 2017. The line of credit was extinguished as part of the acquisition of RLS by Bidco.
Corp entered into a related party note with Arrow Holdings Sarl. for $108 million. The note is due in five years and accrues interest at a rate of Libor plus a 4% margin. Interest expense of  $0.4 million associated with this note is reflected in interest expense on the consolidated statements of operations for the period from September 7, 2018 to September 30, 2018. Interest payable of  $0.4 million associated with these notes due to affiliates is included in accrued expenses in the consolidated balance sheet at September 30, 2018.
Scheduled of future minimum principal payments for each of the next five years are as follows:
September 30,
2019	$209
2020	—
2021	—
2022	—
2023	108,047
Balance at September 30, 2018	$108,256

12. Earnings per Unit/share
At September 30, 2018, there were 1,000 shares of common stock outstanding with a par value of $0.01. These shares were issued and outstanding at the beginning of the Successor period. Net loss for the period from September 7, 2018 to September 30, 2018 was $7,354 and loss per share was $7,354. There were no potentially dilutive securities for the period ended September 30, 2018.
RLS had not historically presented earnings per unit (“EPU”) as its member units do not trade on a public market. Accordingly, the Predecessor was permitted under accounting guidance to omit such disclosure. However, RLS is presenting basic and diluted EPU for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017. Our basic and diluted EPU through September 6, 2018 was computed using the two-class method, whereby earnings are allocated to the Series A units and the participating Series B units based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average shares outstanding during each period.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

The following table provides details underlying RLS’s earnings per unit calculations for the periods indicated:
	For the period of January 1, 2018 through September 6,		For the nine months ended September 30,
	2018		2017
	Series A	Series B	Series A	Series B
Numerator:
Net income	$26,917	$—	$7,315	$—
Less:
Distributions to Series A units	(55)	—	(4)	—
Undistributed net income	$26,862	$—	$7,311	$—
Allocation of undistributed net income	$25,732	$1,130	$7,083	$228
Actual distributions	$55	$—	$4	$—
Net income allocation	$25,787	$1,130	$7,087	$228
Denominator:
Weighted average units (Basic and Diluted)	51,003,049	2,240,000	45,712,411	2,240,000
Basic and Diluted EPU	$0.51	$0.50	$0.16	$0.10

13. Equity and incentive Compensation
Stock in the Successor Period.      Corp. was formed as a corporation with 1,000 shares issued at $0.01 par value to its parent, AHS. AHS and/or its affiliates also contributed through September 30, 2018, $113 million directly in cash or indirectly in the form of payment of expenses on behalf of the Successor, which is reflected in additional-paid-in-capital.
Member Units in the Predecessor period.    Pursuant to the terms of RLS’s Operating Agreement, as further modified by Amendment No. 1, capital contributions, distributions and allocations of profit and loss are made in proportion to the respective members’ units in RLS. RLS has two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. In connection with any merger or sale of RLS, all issued and outstanding units will be sold.
As of September 6, 2018, and December 31, 2017, 51,003,049 Series A Units and 2,240,000 Series B Units were outstanding. Pursuant to the acquisition of RLS by Bidco, all units were sold and effectively canceled.
Incentive Unit Compensation Awards.      In 2014, RLS granted 2.2 million Incentive Compensation Unit Awards (“ICUs”) to certain members. These awards granted the members certain profit interests represented by the Series B Units. The Series B Units are valued, fair value less lack of marketability, at $0.20 per unit. Following payment of the Series A return of capital, all other distributions, including upon any dissolution, liquidation or termination of RLS, the Series B units are to be paid out in accordance with the terms of the operating agreement. These awards are classified as equity-based awards and vested over a three-year period at 33%, 33% and 34%, respectively.
RLS recognized share-based compensation expense of  $0 and $103 for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017, respectively.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

14. Fair Value
The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The Company has assessed that the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, related party notes payable and other debt approximates their carrying amounts largely due to the short-term maturities or recent commencement of these instruments. The fair value of the note payable is primarily based upon observable market data, such as market interest rates, for similar debt. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.
The carrying amounts and fair values of financial assets and liabilities, all of which are Level 2, are as follows:
	September 30, 2018		September 6, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Related party note payable	$108,047	$108,047	$—	$—	$—	$—
Notes payable	$209	$209	$3,510	$3,510	$4,285	$4,285
15. Customer Concentrations
In the normal course of business, the Predecessor granted credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of Predecessor’s revenues or accounts receivable. The Predecessor had three customers representing 21.5%, 20.1%, and 10.3%, of total revenues for the period January 1, 2018 to September 6, 2018. The Predecessor had three customers representing 34.7%, 13% and 12% of accounts receivable as of September 6, 2018.
The Predecessor had three customers that representing 32.7%, 16.8%, and 12.5% of total revenue for the nine months ended September 30, 2017.
The Company provides services almost entirely to customers involved the Extraction and Petroleum (E&P) industry in the Permian Basin, Eagle Ford Basin region of west Texas and the SCOOP/STACK area of Oklahoma, and as such, is almost entirely dependent upon the continued activity of such customers
16. Commitments and Contingencies
The Predecessor leases office space under a lease expiring August 31, 2018. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $121 and $133, included in selling, general and administrative expense. The lease was not extended post acquisition of RLS by Bidco.
During 2017, the Predecessor entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the period January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $92 and $54, respectively.
The Predecessor entered into a workforce housing facility lease in Carrizo Springs, Texas. The initial lease term is from December 11, 2017 through March 11, 2018, and provides for up to three one-month extensions. The lease was extended until April 11, 2018. Rent for the period from January 1, 2018 to September 6, 2018 and the nine months ended September 30, 2017 was $240 and $0, respectively.

Arrow Parent Corporation
Notes to Consolidated Financial Statements
(Amounts in Thousands except units or shares or stated otherwise)
(unaudited)

Scheduled future minimum lease payments for each of the next five years and thereafter is as follows:
September 30, 2018
Remainder of 2018	$31
2019	123
2020	123
2021	123
2022	54
Total	$454

As of September 6 ,2018, the Predecessor is involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Corp, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges breach of contract and other related causes of action arising out of a ground lease entered into by the Predecessor with Mr. Bell. The terms of the ground lease allowed the Predecessor to terminate the lease if it was unable to secure adequate utilities to build a camp on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, the Predecessor terminated the lease and Mr. Bell sued. The Predecessor filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. The case was closed on May 17, 2018 and an accrual was recorded for $38. The settlement resulted in a payment of approximately $38 made in August 2018.
The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit pending in Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to the Predecessor in 2017. The Predecessor’s purchase agreement with MacBain states that all leases will be terminated prior to closing and contains a representation and warranty that the Predecessor is receiving unencumbered title for the land and assets purchased. The Predecessor filed a motion to dismiss in this case however it was settled in early November 2018 for $213. This amount was accrued as of September 6, 2018 and September 30, 2018.
We accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, we record such costs as incurred.
17. Reportable Segments
The Company reports operating results and financial data in one operating and reportable segment. The Company manages its business as a single profit center for the purposes of allocating resources and evaluating financial performance. The CODM evaluates operating results and financial data on a consolidated basis. The Predecessor and Successor operate in one industry segment: of turnkey workforce services and housing solutions. All of its operations are conducted in the south western portion of the U.S. All revenues are derived from customers located in that region. As a result, the Predecessor and Successor determined that it has a single operating and reportable segment, and consequently does not aggregate any operating segments.
18. Subsequent Events
On November 13, 2018, Corp entered into a merger agreement with Platinum Eagle Acquisition Corp. (Platinum Eagle) and certain TDR affiliates to affect a business combination. Pursuant to the terms of the agreement, Platinum Eagle, through a wholly-owned subsidiary, will acquire all of the issued and outstanding equity interests of Arrow Parent Corporation.
In December 2018, Bidco paid off the $3.2 million related party payable amount discussed in Note 10.

RL SIGNOR HOLDINGS, LLC
Financial Statements as of December 31, 2017 and 2016
and for the Years Ended December 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Members of
RL Signor Holdings, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of RL Signor Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ EisnerAmper LLP
We have served as the Company’s auditor since 2014.
EISNERAMPER LLP
Iselin, New Jersey
November 13, 2018

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands)
	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,047	$842
Accounts receivable, less allowance of $11 and $72, respectively	10,893	3,123
Capital contribution receivable	—	811
Prepaid expenses and other assets	492	654
Total current assets	13,432	5,430
Restricted cash	257	171
Property and equipment, net	44,708	20,470
Land held for investment	7,264	8,229
Goodwill	16,000	16,000
Total assets	$81,661	$50,300
Liabilities
Current liabilities:
Current portion of notes payable	$1,149	$355
Current portion of capital lease liability	234	646
Accounts payable	2,914	502
Balance due on asset purchases	3,387	1,024
Accrued expenses	1,908	454
Unearned revenue	181	—
Total current liabilities	9,773	2,981
Other liabilities
Other liabilities	479	371
Notes payable, net of current portion and deferred loan costs	3,136	475
Capital lease liability, net of current portion	209	—
Total liabilities	13,597	3,827
Commitments and Contingencies (Note 11)
Members’ equity	68,064	46,473
Total Liabilities and Members’ Equity	$81,661	$50,300

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands)
	For the Years Ended December 31,
	2017	2016
Service income	$38,737	$13,497
Costs of service	17,241	6,974
Depreciation & accretion	3,279	1,971
Gross profit	18,217	4,552
Selling, general, and administrative	3,524	2,799
Net (loss) gain on sale and disposal of property and equipment	(9)	1,478
Operating income	14,684	3,231
Interest (expense) and other income, net	(132)	(128)
Net income	$14,552	$3,103

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Equity
($ in thousands, except units)
	Series A Units		Series B Units		Retained Earnings Value	Total Members’ Equity Value
	Units	Value	Units	Value
Balance at December 31, 2015	40,325,412	$40,325	2,240,000	$162	$(954)	$39,533
Contributions from members	3,692,422	3,692	—	—	—	3,692
Incentive unit compensation	—	—	—	149	—	149
Distribution to members	—	—	—	—	(4)	(4)
Net income	—	—	—	—	3,103	3,103
Balance at December 31, 2016	44,017,834	44,017	2,240,000	311	2,145	46,473
Contributions from members	6,985,215	6,985			—	6,985
Incentive unit compensation	—	—	—	137	—	137
Distribution to members	—	—	—	—	(83)	(83)
Net income	—	—	—	—	14,552	14,552
Balance at December 31, 2017	51,003,049	$51,002	2,240,000	$448	$16,614	$68,064

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(in thousands)
	For the years ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$14,552	$3,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & accretion	3,279	1,971
Amortization of loan costs	3	—
Bad debt expense	—	18
Net loss (gain) on sale and disposal of property and equipment	9	(1,478)
Incentive unit compensation	137	149
Changes in operating assets and liabilities:
Accounts receivable	(7,770)	(1,254)
Prepaid expenses and other assets	162	(308)
Accounts payable	1,336	(65)
Accrued expenses	1,454	(35)
Unearned revenue	181	—
Other liability	31	5
Net cash provided by operating activities	13,374	2,106
Cash flows from investing activities:
Proceeds from sale of assets	4	2,051
Proceeds from insurance settlement	—	148
Restricted cash payments	(86)	(140)
Purchase of land held for investment	(69)	—
Asset purchases and improvements to property and equipment	(23,033)	(8,170)
Net cash used in investing activities	(23,184)	(6,111)
Cash flows from financing activities:
Proceeds from note payable	4,000	—
Payments on notes payable	(488)	(354)
Payment of deferred financing costs	(59)	—
Capital lease payments	(151)	(291)
Contributions	7,796	2,881
Distributions	(83)	(4)
Net cash provided by financing activities	11,015	2,232
Net increase (decrease) in cash and cash equivalents	1,205	(1,773)
Cash and cash equivalents – beginning of year	842	2,615
Cash and cash equivalents – end of year	$2,047	$842
Non-cash investing and financing activity:
Property and equipment purchases included in accrued expenses	$—	$10
Asset retirement obligation additions to property and equipment	$77	$4
Property and equipment purchases included in accounts payable	$1,076	$—
Balance due to seller on property and equipment acquired	$3,387	$1,024
Land held for investment placed in service	$1,034	$—
Capital contribution receivable	$—	$811
Supplemental disclosure of cash flow information:
Cash paid for interest	$113	$128
See accompanying notes to the consolidated financial statements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016
1.   Organization
RL Signor Holdings, LLC (“RLS”) and Subsidiaries (collectively, the “Company”) is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce lodging facilities located primarily throughout Texas. The Company’s customers are primarily companies for which RLS provides workforce housing.
RLS is owned by Roughneck Lodging, LLC (“RL”) and certain members of RLS management. At December 31, 2017 and 2016, RL owned 83.1% and 80.4%, respectively, of the Series A Units of RLS. The remaining Series A Units and 100% of the Series B Units were owned by certain members of RLS’s management. Allocations of cash distributions, equity transactions and net income and losses are made in accordance with RLS’s Amended and Restated Operating Agreement, as further modified by Amendment No. 1 thereto. See also Note 14 for sale agreement subsequent to year end.
RLS was formed on September 5, 2014. On September 18, 2014, RR Acquisition, LLC, a third-party not controlled by RL, contributed to RLS its workforce lodging assets, consisting primarily of five properties in Texas (each a “Property” and collectively, the “Properties”). RL acquired a controlling interest in RLS on September 18, 2014. The acquisition of the controlling interest in RLS has been accounted for as a purchase whereby the estimated fair value of the tangible and intangible assets and liabilities acquired have been pushed down and reflected on the books and records of RLS. The excess of the purchase price over the estimated fair values has been recorded as goodwill.
The Company’s Chief Operating Decision-Maker (“CODM”) is the Managing Member of the Company who reviews financial information presented on a consolidated basis in order to assess the Company’s performance and allocate resources. There are no segment managers who are held accountable by the CODM or anyone else for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has one reportable segment, which is to provide workforce housing.
2.   Summary of Significant Accounting Policies
Principles of consolidation:
The Company prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of RLS and its subsidiaries for the years ended December 31, 2017 and 2016. All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.
Cash equivalents and restricted cash:
The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. Included in restricted cash are irrevocable standby letters of credit that represent collateral for site improvements.
Accounts receivable and allowance for doubtful accounts:
The Company determines the allowance for doubtful accounts by considering a number of factors including length of time accounts receivable are past due and the payment history of the customer. Accounts are written off when it is determined the receivable will not be collected. Allowance for estimated uncollectible amounts was approximately $11 and $72 at December 31, 2017 and 2016, respectively.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

Property and equipment:
Lodging property and equipment is stated at cost less accumulated depreciation. Costs incurred associated with the acquisition, development, and construction of real estate projects are capitalized into construction in progress. Upon substantial completion of a real estate project, these costs are allocated to asset classes based on specific identification and depreciation commences once the components of the real estate project are substantially complete and available for use. Depreciation of buildings, land improvements, and furniture, fixtures and equipment, is computed using the straight-line method over the estimated useful lives of the assets. The Company contracted a firm to develop a billing system (“technology”) that was created during 2016 and put into service in 2017. The technology is assigned a useful life of 7 years and is depreciated using the straight-line method over that useful life.
Management evaluates the recoverability of its investments in property and equipment, technology, and land held for investment at the lowest identifiable level. The long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its’ carrying amount. No impairment losses were identified or recorded as of December 31, 2017 or 2016.
Goodwill:
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company reviews goodwill for impairment at the reporting unit level annually as of December 31 or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. The Company has one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. The Company uses a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If the Company determines that a reporting unit’s fair value is less than its’ carrying amount, an impairment on goodwill would be recorded. The Company did not recognize any impairment for the years ended December 31, 2017 and 2016.
Asset retirement obligations:
The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities on the consolidated balance sheets was $477 and $362 as of December 31, 2017 and 2016, respectively. Accretion expense of  $38 and $34 was incurred for the years ended December 31, 2017 and 2016, respectively and is included in the depreciation and accretion on the accompanying consolidated statements of income.
Revenue recognition:
Service income is primarily derived from lodging room rentals and are recognized when service is rendered. Service income also includes food service income and third-party hotel booking fees. Food service income is recognized when service is rendered. Third-party hotel booking fees are recognized when services by third-party hotels are rendered to our customers. Unearned revenue represents cash advances received, but for which the services have not been rendered and have not met our revenue recognition criteria.
Taxes collected from customers:
In the course of doing business, the Company collects taxes from customers including but not limited to sales taxes. It is the Company’s policy to record these taxes on a net basis in service income.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

Income taxes:
The Company is a limited liability company and is not subject to income taxes. The members report the income or loss on their individual income tax returns.
Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken and recognize a tax liability if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by a government authority. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2017 and 2016 there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements.
The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, in income tax expense. There were no income tax related interest and penalties recorded for the years ended December 31, 2017 and 2016.
Use of estimates:
Management uses estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, the estimated depreciable lives of assets placed in service, discount rate for asset retirement obligations, and potential impairment of property and equipment and goodwill, among others. Actual results could differ from those estimates.
Concentrations of credit risk:
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with commercial banking institutions. At times, such amounts may be in excess of the FDIC insurance limit.
Deferred financing costs:
Loan origination costs are charged to interest expense over the loan term using the straight-line method, which approximates the effective-interest method and are presented as a reduction of Notes Payable line in the consolidated financial statements.
Fair value measurements:
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:
Level 1:   Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.
Level 2:   Inputs that reflect quoted prices for similar assets or liabilities in active markets; Quoted process for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3:   Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

Earnings per unit:
Basic earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and vested Series B units during the reporting period. Diluted earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and total Series B units during the period. Our basic and diluted EPU are computed using the two-class method, whereby earnings are allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.
3.   Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 to the first fiscal year beginning after December 15, 2018 for the Company. In 2016 and 2017, the FASB issued several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for the Company for the fiscal year beginning after December 15, 2019, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the Company’s consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. The Company adopted this standard effective January 1, 2017 and did not have a material effect on the consolidated financial statements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

In May 2017, FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a unit-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU, which is effective January 1, 2018, is not expected to have a material effect on the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU, which the Company adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU are not expected to have a material effect on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.
4.   Property and Equipment
Property and equipment at December 31, 2017 and 2016 consisted of the following:
	Depreciable Lives (in years)	December 31, 2017	December 31, 2016
Land	—	$3,258	$1,579
Buildings	7	22,609	9,153
Land improvements	15	8,016	4,109
Furniture, fixtures and equipment	7	5,746	3,252
Construction in progress	—	10,639	5,330
Technology	7	898	351
Asset Retirement Obligation	7	378	301
Total property and equipment		51,544	24,075
Less: accumulated depreciation and amortization		(6,836)	(3,605)
Total property and equipment, net		$44,708	$20,470

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

Depreciation expense for property and equipment for the years ended December 31, 2017 and 2016 was $3,241 and $1,937, respectively.
Property and equipment include equipment under capital leases as of December 31, 2017 and 2016 consisting of the following:
	December 31, 2017	December 31, 2016
Furniture, fixtures and equipment	$1,081	$1,133
Less: Accumulated Depreciation	(516)	(370)
Total property and equipment, net	$565	$763

Certain assets purchased in July 2016 for $698 were sold in July 2016 and September 2016 for $2,043, resulting in a gain of  $1,345. The Company also sold certain assets acquired in 2014 for proceeds of  $8, which resulted in a loss of  $15. In September 2016, certain lodging property and equipment at the Jal, New Mexico location were damaged by a storm. Receipt of proceeds from the insurance claim related to the storm damaged assets resulted in a gain of  $148. The aggregate net gain on disposal of these assets was $1,478.
In December 2016, the Company purchased assets for $2,063 and relocated most of the assets in 2017. The purchase agreement stipulates that approximately half of the purchase price be paid on the closing date, approximately one fourth be paid at the commencement of asset removal, and approximately one fourth be paid immediately prior to the completion of the asset removal. The Company paid $1,039 at closing, and the remaining $1,024 in two payments in 2017.
In October 2017, the Company entered into a purchase agreement to purchase assets for $2,503 and paid the deposit of  $250 upon its execution as stipulated. The purchase agreement requires that the $2,253 balance of the purchase price be paid on or before May 30, 2018.
In December 2017, the Company purchased assets for $704 with $197 due upon execution of the purchase agreement and six-monthly installments of  $83 beginning on December 15, 2017. The balance due on the asset purchase at December 31, 2017 was $424 after payment by the Company of the initial and the first installment.
Also, in December 2017, the Company purchased assets for $1,035. The purchase price includes storage fees through October 31, 2018, by which time the Company must remove the assets. $325 was paid upon execution of the purchase agreement, with the remaining balance of  $710 payable before October 31, 2018.
5.   Land Held for Investment
Pursuant to the acquisition of the Properties in 2014, the Company identified land at certain of these properties as held for investment purposes. The Company did not sell any land held for investment during the years ended December 31, 2017 and 2016. While marketing of the land is currently underway, and the Company has plans to sell the land over time, it is not classified as land held for sale, as it is not expected to be sold within twelve months. Based on assessment of the real estate marketplace, including discussions with agents and brokers, among other procedures, management believes the land held for investment is properly stated at the lower of cost or fair market value and not impaired. During the year ended December 31, 2017, the Company expanded operations in Pecos, TX onto certain land that had previously been held for investment. Costs associated with the land of  $1.0 million was reclassified from land held for investment to property and equipment (land).

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

6.   Capital Leases
The Company had entered into a capital lease for certain land with a lease term expiring in December 2015 with a $73 buyout option at the end of the lease term, which was exercised by the Company in 2016. In addition, the Company entered into a capital lease for certain equipment with a lease term expiring October 2019, with an effective interest rate of 7.43%.
Scheduled future minimum principal payments on the leased equipment are as follows:
Year ending December 31,
2018	$259
2019	216
Interest at 7.4%	(32)
Principal payments	443
Less: current portion	(234)
Long-term capital lease obligation	$209

7.   Related Party Transactions
The Company reimburses Centerboard Residential, LLC, a member of RL and/or its affiliates for expenses incurred for the benefit of the Company. During the years ended December 31, 2017 and 2016, reimbursable expenses were $712 and $711, respectively, and were included in selling, general and administrative expense, all of which were paid in the year incurred. In connection with certain asset acquisitions, $300 and $100 in finder fees was paid to an affiliate of Centerboard Residential during the year ended December 31, 2017 and 2016, respectively. At December 31, 2017, $92 was due to an affiliate for unreimbursed expenses and is included in accrued expenses.
8.   Notes Payable
During 2014, the Company purchased certain lodging equipment and entered into promissory notes with the vendor totaling $1,401. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes are collateralized by the property and equipment purchased. The balance of these notes was $349 and $699 as of December 31, 2017 and 2016, respectively.
During 2015, the Company purchased 40 acres of land in Orla, Texas for $135 and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $126 and $131 as of December 31, 2017 and 2016, respectively.
During 2017, the Company entered into a loan agreement with Washington Federal for a $4,000 term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. At December 31, 2017, the interest rate on the term loan was 5.00%. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by the Company, excluding certain assets as defined in the loan agreement. The balance of this note was $3,867 as of December 31, 2017. The agreement also places certain restrictions upon the Company and requires the Company to maintain certain financial and non-financial covenants. As of December 31, 2017, the Company was in compliance with the financial covenants.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

During 2017, the Company entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of  $1,000 and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of  $3,500 until April 30, 2018, on which date the maximum amount shall be reduced to $1,000. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. At December 31, 2017, the interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is collateralized by real and personal property owned by the Company, excluding certain assets as defined in the loan agreements. The balance of this note was $0 as of December 31, 2017.
Scheduled future minimum principal payments are as follows:
Year ending December 31
2018	$1,149
2019	810
2020	806
2021	910
2022	667
Total notes payable	4,342
Less: unamortized deferred financing costs	(56)
Balance at December 31, 2017	$4,286

9.   Earnings per Unit
The Company has not historically presented earnings per unit (“EPU”) as its member units do not trade on a public market. Accordingly, the Company was permitted under accounting guidance to omit such disclosure. However, based on the subsequent event as described in Note 14 below, the Company is presenting basic and diluted EPU for the years ended December 31, 2017 and 2016. Our basic and diluted EPU are computed using the two-class method, whereby earnings are allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

The following table provides details underlying the Company’s earnings per unit calculations for the periods indicated:
	For the year ended December 31,
	2017		2016
	Series A	Series B	Series A	Series B
Numerator:
Net income	$14,552	$—	$3,103	$—
Less:
Distributions to Series A units	(83)	—	(4)	—
Undistributed net income	14,469	—	3,099	—
Allocation of undistributed net income	13,810	659	2,939	160
Actual distributions	83	—	4	—
Net income allocation	$13,893	$659	$2,943	$160
Denominator:
Weighted average units (Basic and Diluted)	46,915,805	2,240,000	41,108,054	2,240,000
Basic and Diluted EPU	$0.30	$0.29	$0.07	$0.07

10.   Members’ Equity and Incentive Unit Compensation
Member Units.   Pursuant to the terms of the Company’s Operating Agreement, as further modified by Amendment No. 1, capital contributions, distributions and allocations of profit and loss are made in proportion to the respective members’ units in the Company. The Company has two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. In connection with any merger or sale of the Company, all issued and outstanding units will be sold.
As of December 31, 2017 and 2016, 51,003,049 Series A Units and 2,240,000 Series B Units and 44,017,834 Series A Units and 2,240,000 Series B Units were outstanding, respectively. During 2017, the Company issued 6,985,215 Series A Units for $6,985 at $1 per unit. During 2016, the Company issued 3,692,422 Series A Units for $3,692 at $1 per unit.
Incentive Compensation Unit Awards.   In 2014 the Company granted 2.2 million Incentive Compensation Unit Awards (“ICUs”) to certain members. These awards granted the members certain profit interests represented by the Series B Units. The Series B Units are valued at $0.20 per unit. The fair value of these units was determined through the income approach and utilizing a discounted cash flow to determine the enterprise value of the entity. This value was then discounted for a lack of marketability and applied to the number of shares outstanding. Following payment of the Series A return of capital, all other distributions, including upon any dissolution, liquidation or termination of the Company, the Series B units are to be paid out in accordance with the terms of the operating agreement. These awards are classified as equity-based awards and vested over a three-year period at 33%, 33% and 34%, respectively.
There were 2.2 and 1.4 million vested Series B units as of December 31, 2017 and 2016, respectively. The Company recognized unit-based compensation expense of  $137 and $149 for the years ended December 31, 2017 and 2016, respectively. There were no unvested units as of December 31, 2017.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

11.   Commitments and Contingencies
The Company leases office space under a lease expiring August 31, 2018. Rent for the years ended December 31, 2017 and 2016 was $64 and $64 respectively, and is included in selling, general and administrative expense.
During 2017, the Company entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the year ended December 31, 2017 was $85.
The Company entered into a workforce housing facility lease in Carrizo Springs, Texas. The lease calls for monthly rent of  $72 for up to 225 guests nightly and additional rent of  $15 per night for guests in excess of 225. The initial lease term is from December 11, 2017 through March 11, 2018, and provides for up to three one-month extensions. Rent for the year ended December 31, 2017 was $48.
Scheduled future minimum lease payments are as follows:
Year ending December 31
2018	$168
2019	123
2020	123
2021	123
2022	41
Total	$578

As of December 31, 2017, the Company is involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Holdings, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges breach of contract and other related causes of action arising out of a ground lease entered into by the Company with Mr. Bell. The terms of the ground lease allowed the Company to terminate the lease if it was unable to secure adequate utilities to build a camp on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, the Company terminated the lease and Mr. Bell sued. The Company filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. The case was closed on May 17, 2018, resulting in a settlement payment of approximately $39 made in August 2018.
The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit in the Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to the Company in 2017. Our purchase agreement with MacBain states that all leases will be terminated prior to closing and contains a representation and warranty that we are receiving unencumbered title for the land and assets purchased. We have agreed to settlement terms including payment of  $0.2 million to the plaintiff in consideration for a full release of and stipulation of dismissal with prejudice of plaintiff’s claims against us. Settlement documents are presently being prepared.
We accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, we record such costs as incurred.
12.   Customer Concentrations
In the normal course of business, the Company grants credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s service income

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(Amounts in Thousands, Unless Stated Otherwise)
December 31, 2017 and 2016

or accounts receivable. The Company had three customers representing 29.8%, 20.0% and 13.1% or 62.9% of total service income for the year ended December 31, 2017. These customers also account for 28.1%, 26.0% and 11.4% of accounts receivables for the year ended December 31, 2017.
For the year ended December 31, 2016, the Company had three customers representing approximately 33.3%, 13.4% and 12.3% or 59.0% of total service income for the year ended December 31, 2016.
Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2017, the Company had two major suppliers that accounted for approximately 33% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 24.0% of total purchases.
The Company provides services almost entirely to customers involved the Extraction and Production (E&P) industry in the Permian Basin, Eagle and Ford Basin region of west Texas and the SCOOP/STACK area of Oklahoma and New Mexico, and as such, is almost entirely dependent upon the continued activity of such customers.
13.   Reportable Segments
The Company reports operating results and financial data in one operating and reportable segment. The Company manages its business as a single profit center for the purposes of allocating resources and evaluating financial performance. The CODM evaluates operating results and financial data on a consolidated basis. The Company operates in one industry segment: of turnkey workforce services and housing solutions. All of its operations are conducted in the south western portion of the U.S. All service income is derived from customers located in that region. As a result, the Company determined that it has a single operating and reportable segment, and consequently does not aggregate any operating segments.
14.   Subsequent Events
In January 2018, the Company purchased four dormitories for $348. The agreement was amended in July 2018 to include optional assets per the original agreement. The total price for the amended assets was $1.9 million which included 618 additional rooms. The amendment of the purchase agreement stipulates that 25% of the optional purchase price be paid on the effective date of the first amendment, 25% is due on October 1, 2018, 25% is due on the six month anniversary of the amendment effective date and 25% is due on the one year anniversary of the amendment.
On September 6, 2018, the owners of the RLS entered into an asset purchase and sale agreement with Arrow Bidco, LLC (Bidco) to sell RLS.
The term loan entered into with Washington Federal during 2017 has been paid off as of November 7, 2018. The Final payment was $3.3 million.

ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of November 13, 2018,
among
ALGECO INVESTMENTS B.V.,
PLATINUM EAGLE ACQUISITION CORP.
ARROW BIDCO, LLC
and
TOPAZ HOLDINGS CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2018, is made by and among Algeco Investments B.V., a Netherlands besloten vennootschap (the “Seller”), Arrow Bidco, LLC, a Delaware limited liability company and, following the consummation of the Signor Mergers (as defined below), a wholly-owned subsidiary of Holdco Acquiror (“Arrow Bidco”), Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), and Topaz Holdings Corp., a Delaware corporation and wholly-owned subsidiary of the Parent Acquiror (the “Holdco Acquiror” and together with the Parent Acquiror, collectively, the “Acquirors”). The Seller and the Acquirors are referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Parent Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a business combination;
WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2018 Revision) (the “Domestication” and the entity surviving such domestication, “ListCo”);
WHEREAS, the Holdco Acquiror is a wholly-owned subsidiary of the Parent Acquiror formed for purposes of effectuating the Transactions contemplated hereby;
WHEREAS, on the date hereof, the Seller owns of record all of the issued and outstanding membership interests of Algeco U.S. Holdings, LLC (“Target Parent”), a Delaware limited liability company and owner of all of the issued and outstanding equity of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target” and together with Target Parent and the Acquired Subsidiaries, the “Acquired Companies” and each an “Acquired Company”);
WHEREAS, prior to the Closing, upon the prior written consent of the Seller (which may be granted or withheld in its sole discretion), Parent Acquiror may conduct a private placement equity offering (the “Equity Offering”), as an additional source of funding the Purchase Price (defined below);
WHEREAS, on the date hereof, Acquirors are entering into that certain Agreement and Plan of Merger in the form delivered to Seller on the date hereof  (the “Signor Merger Agreement”), with Arrow Holdings S.a. r.l., a Luxembourg société à responsabilité limitée (“Arrow Holdings”), Arrow Parent Corp., a Delaware corporation (“Arrow Parent”) and Signor Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent Acquiror (“Merger Sub”), pursuant to which (a) Merger Sub shall merge with and into Arrow Parent, with Arrow Parent being the surviving corporation (the “First Signor Merger”) and (b) following the consummation of the First Signor Merger, Arrow Parent shall merge with and into Holdco Acquiror, with Holdco Acquiror being the surviving corporation (the “Second Signor Merger” and, together with the First Signor Merger, the “Signor Mergers”);
WHEREAS, pursuant to the Signor Mergers, Parent Acquiror shall acquire the business of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor”), from Arrow Holdings and, following completion thereof, Arrow Bidco, as sole parent of Signor, will be a wholly-owned subsidiary of Holdco Acquiror;
WHEREAS, in order to effectuate the acquisition of the business of the Acquired Companies by the Acquirors, the Parties desire that, subject to the terms and conditions hereof, Target Parent will merge with and into Arrow Bidco, with Arrow Bidco being the surviving company (the “Merger”), in accordance with the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et. seq. (the “Delaware Act”);
WHEREAS, the Merger and certain of the other Transactions are contingent upon, among other things, (i) the closing of the transactions contemplated by the Signor Merger Agreement and (ii) obtaining the Acquiror Shareholder Approvals;
WHEREAS, the board of directors of each of the Parent Acquiror and Holdco Acquiror has unanimously determined that the Transactions are in the best interests of it and its shareholders and adopted resolutions approving the Transactions and Transaction Agreements and has resolved to recommend that its shareholders approve the same;

WHEREAS, the board of directors of each of Seller, Target Parent and Arrow Bidco has unanimously determined that the Transactions are in the best interests of it and the Acquired Companies and adopted resolutions approving the Transaction Agreements and the Transactions; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Certain Defined Terms.   Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.01. Merger.   Subject to the terms and conditions set forth herein and in accordance with the Delaware Act, at the Effective Time, Target Parent shall merge with and into Arrow Bidco, the separate existence of Target Parent shall cease and Arrow Bidco shall continue as the surviving company in the Merger. Arrow Bidco, in its capacity as the company surviving the Merger, is hereinafter sometime referred to as the “Surviving Company.”
Section 2.02. Effective Time.   On the Closing Date, Arrow Bidco shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the Delaware Act (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Act (the time of such filing, or such other time as Arrow Bidco shall specify in the Certificate of Merger, the “Effective Time”).
Section 2.03. Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger, and as specified in the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Target Parent shall vest in the Surviving Company, and all debts, liabilities and duties of Target Parent shall become the debts, liabilities and duties of the Surviving Company.
Section 2.04. Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.   At and after the Effective Time, the certificate of formation and limited liability company agreement of Arrow Bidco, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, in each case, until amended in accordance with the Delaware Act.
Section 2.05. Managers and Officers of the Surviving Company.   From and after the Effective Time, the Persons serving as managers and/or officers of Arrow Bidco immediately prior to the Effective Time shall be the initial managers and/or officers of the Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Company and applicable Law.
Section 2.06. Effect on Membership Interests.   At and after the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all membership interests of Target Parent issued and outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist, and the Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.07. Merger Consideration.
(a) The Membership Interests outstanding immediately prior to the Effective Time shall be converted into the right to receive aggregate consideration in an amount equal to $820.0 million (which amount is inclusive of amounts required to pay third party and intercompany Indebtedness as of Closing as contemplated by Section 2.08(a)(i)(A) and (B) below and net of Transaction Expenses), of which (i) $562.0 million shall be paid in cash (the “Cash Consideration”) and (ii) $258.0 million shall be paid in the form of 25,800,000 shares of common stock, par value $0.0001, of ListCo in the same class as shares held by Founders (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); provided that the Cash Consideration paid to Seller at Closing shall be increased by the amount of  (i) any excess cash proceeds received from the Debt Financing, Trust Account and Equity Offering, if applicable, after taking into account the payments set forth in Section 2.09(a), and (ii) any Cash on the balance sheet of the combined businesses of Target and Signor, after giving effect to the transactions contemplated by the Signor Merger Agreement, in excess of  $5.0 million; provided further that the Stock Consideration shall be reduced on a dollar for dollar basis to the extent the Cash Consideration is increased pursuant to clause (ii) above.
(b) The Cash Consideration will come from the following sources: (i) the gross proceeds of debt financing to be obtained by the Holdco Acquiror in an amount equal to at least $340.0 million (the “Debt Financing”); and (ii) the aggregate gross cash proceeds, less Transaction Expenses, from (A) the Trust Account, after giving effect to any and all redemptions, as of the Closing Date (the “Trust Account Proceeds”), (B) upon the prior written consent of the Seller, which may be granted or withheld in the Seller’s sole discretion, the proceeds from the Equity Offering (“Equity Offering Proceeds”), and (C) upon the prior written consent of the Seller, any additional equity capital outside the Trust Account through a private investment in public equity (PIPE) or other equity offering to fund any shortfall of Minimum Proceeds from the Trust Account, after taking into account the Equity Offering Proceeds (the “Backstop Offering”); provided, however, that the written consent of the Seller shall not be required under this clause (C) if the Backstop Offering consists solely of the sale of common shares of ListCo at a price per share of at least $10.00. For the avoidance of doubt, the gross cash proceeds from (x) distributions of the amounts held the Trust Account, after giving effect to redemptions of public shares of Parent Acquiror, and (y) any Equity Offering Proceeds, before paying Transaction Expenses, will equal at least $225.0 million (the “Minimum Proceeds”). Seller may waive the requirement to deliver the Minimum Proceeds and may cause ListCo to engage in Backstop Offering in which the Seller, Arrow Holdings or their respective Affiliates may participate in their sole discretion; provided that the Founders and their respective Affiliates and designees shall have the right, but not the obligation, to purchase up to 50% of the equity to be issued in connection with such Backstop Offering on the same terms and conditions as the Seller, Arrow Holdings and their Affiliates, as the case may be.
Section 2.08. Transactions to be Effected at Closing.
(a) At the Closing, the Acquirors shall deliver:
(i) the Cash Consideration to (A) the Administrative Agent under the Algeco Credit Facility to repay certain borrowings by the Acquired Companies thereunder, in the amount specified in a duly executed customary payoff letter from the Administrative Agent and delivered prior to the Closing Date; (B) certain Affiliates of the Acquired Companies in the amounts specified in a payoff letter to be delivered by Seller prior to the Closing Date to repay certain intercompany Indebtedness of the Acquired Companies, in cash by wire transfer of immediately available funds to an account or accounts designated in such payoff letter; and (C) to Seller the remaining amount of Cash Consideration after giving effect to the payments under clauses (A) and (B) above;
(ii) stock certificate(s) evidencing the Stock Consideration in the names and denominations requested by the Seller, free and clear of all Liens;
(iii) funds to pay the Transaction Expenses, estimated to be approximately $25.0 million, with the final amount thereof to be agreed to between the Seller and the Acquirors prior to the Closing, to the payees of the amounts owed thereto;
(iv) the Certificate of Merger, duly executed by Arrow Bidco; and

(v) the Registration Rights Agreement, duly executed by each of the Founders and Listco;
(vi) all other agreements, documents, instruments or certificates required to be delivered by the Acquirors at or prior to the Closing pursuant to Section 8.02 of this Agreement.
(b) At the Closing, Seller shall deliver to the Acquirors:
(i) the Registration Rights Agreement, duly executed by Seller and each Person in whose name Stock Consideration is issued; and
(ii) membership interest certificate(s) or book entry statements, as the case may be, evidencing Seller’s Membership Interests, free and clear of all Liens, other than Permitted Liens, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto, to the extent applicable; and
(iii) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 8.03 of this Agreement.
Section 2.09. Closing.   Subject to the terms and conditions of this Agreement, the Transactions shall take place at a closing (the “Closing”) to be held at 9:00 a.m. Eastern Time at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020 (i) two (2) Business Days after the date on which the conditions to Closing set forth in Article VIII have been satisfied or waived (other than the condition set forth in Section 8.01(c) and the other conditions that, by their nature, are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) on such other date or at such other place as the Parties mutually agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES
Except as set forth in the Seller Disclosure Schedules (it being agreed that any disclosure of any item in any section of the Seller Disclosure Schedules shall be deemed disclosure with respect to each other section of this Agreement to which the relevance of such item is reasonably apparent), and subject to Section 4.16 hereof, Seller represents and warrants on behalf of itself and the Acquired Companies to the Acquirors as follows:
Section 3.01. Qualification and Organization of Seller; Ownership of Membership Interests.   (i) Seller is a besloten vennootschap duly organized, validly existing and in good standing under the Laws of the Netherlands; (ii) Seller has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions; (iii) the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite action on the part of Seller; (iv) this Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (v) as of the date hereof Seller owns 100% of the Membership Interests free and clear of all Liens, other than Permitted Liens.
Section 3.02. Qualification, Organization, Subsidiaries, etc. of the Acquired Companies.
(a) Target Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of formation and operating agreement of Target Parent as in effect as of the date hereof is in full force and effect and Target Parent is not in violation thereof.

(b) A list of all (i) Subsidiaries of Target Parent (collectively, the “Acquired Subsidiaries”) are respectively set forth in Section 3.02(b) of the Seller Disclosure Schedules. Each Acquired Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for dormant Subsidiary, Target Management Canada, Ltd., and where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The governing documents of each Acquired Subsidiary in effect as of the date hereof are customary to an entity of its type and in full force and effect and each Acquired Subsidiary is not in violation of its respective governing documents.
Section 3.03. Capitalization of the Acquired Companies.
(a) As of the date of this Agreement, 100% of the Membership Interests are, and on the Closing Date 100% of the Membership Interests will be, held of record by Seller. The Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights.
(b) Except as set forth in Section 3.03(b) of the Seller Disclosure Schedules, all the issued and outstanding equity interests in each Acquired Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Target free and clear of all Liens, other than Permitted Liens.
(c) Except as set forth in Section 3.03(a), (i) no Acquired Company has any membership interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any Acquired Company is a party obligating such Acquired Company to (A) issue, transfer or sell any shares or other equity interests of an Acquired Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to a wholly owned Acquired Subsidiary of such Acquired Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not wholly owned by an Acquired Company.
(d) No Acquired Company has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the members of such Acquired Company on any matter.
(e) There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the equity interests of an Acquired Company.
(f) None of the Acquired Companies owns, directly or indirectly, any capital stock or other equity interests of any Person, in each case, other than the capital stock or other equity interests of an Acquired Subsidiary.
Section 3.04. No Conflicts.
(a) Except as set forth in Section 3.04 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or result in or give rise to a right of termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon the Acquired Companies or result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, other than Permitted Liens; (ii) conflict with or result in any violation of any provision of the organizational documents of any Acquired Company; or (iii) conflict with or violate any Laws applicable to the Acquired Companies or any of their respective properties or assets, other than in the case of clause (i), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Assuming the accuracy of the representations and warranties of the Acquirors contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Seller or any Acquired Company with respect to the Seller’s execution or delivery of this Agreement or the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05. Reports and Financial Statements.
(a) The Seller has delivered (or, in the case of the September 30 Unaudited Financial Statements, shall deliver) to the Acquirors the following financial statements:
(i) the audited consolidated balance sheets of Target as of, and related audited consolidated statements of income, stockholders’ equity and cash flows of Target for each of the fiscal years ended December 31, 2016 and December 31, 2017 (the “Audited Company Financial Statements”).
(ii) the unaudited consolidated balance sheets of Target as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Target for the six months ended June 30, 2017 and 2018 (the “2017 and 2018 Unaudited Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”); and
(iii) in addition, the Registration Statement, at the time it is declared effective, shall include the unaudited consolidated balance sheets of Target as of and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Target for each of the nine months ended September 30, 2017 and September 30, 2018 (the “September 30 Unaudited Financial Statements”).
(b) The Company Financial Statements are, and the September 30 Unaudited Financial Statements will be, true and correct in all material respects and fairly present the financial position, results of operations and cash flows of Target as of and for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of footnotes and, in the case of the September 30 Unaudited Financial Statements, to the extent they are subject to normally recurring year-end audit adjustments that are not material either individually or in the aggregate). The Company Financial Statements were, and the September 30 Unaudited Financial Statements will be, prepared from, are or will be in accordance with and accurately reflect in all material respects the books and records of the Target, which books and records have been maintained in accordance with sound business practices and all applicable Law and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) applied on a consistent basis during the periods involved with respect to all financial transactions of Target. The Company Financial Statements have been, and the September 30 Unaudited Financial Statements will be, prepared with due care and attention, on a basis consistent with the Audited Company Financial Statements.
(c) Target maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Target in accordance with US GAAP and to maintain accountability for Target’s assets, (iii) access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Acquired Companies’ assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with US GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. To the Knowledge of Seller, there are no material weaknesses in the design or operation of Target’s internal control structure and procedures over financial reporting. The Seller has heretofore made available to the Acquirors, to the extent applicable, true, complete and correct copies of any disclosure (or, if unwritten, a summary thereof) by any Representative of Target to Target’s independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Target to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Target. The Company Financial Statements, when delivered by the Seller for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
(d) Target possesses books and records that contain all financial and other material information from its date of incorporation through the date hereof necessary for the preparation of financial statements.
(e) Complete and correct copies of the organizational documents of the Acquired Companies have been made available to the Acquirors, prior to the date of this Agreement, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the organizational documents of the Acquired Companies. All such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.
(f) The minute books of the Acquired Companies contain accurate and, in all material respects, complete records of all meetings or written consents of, and corporate action taken by the stockholders (or other equity holders) and the boards of directors (or similar bodies) and any committee thereof of the Acquired Companies since the time of incorporation or formation of the applicable Acquired Company through the date of this Agreement. No meetings of any such stockholders (or other equity holders), boards of directors (or similar bodies) or committees have been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute and record books, including any book entry statements of the respective equity interests, if any, of the Acquired Companies have heretofore been delivered to the Acquirors.
Section 3.06. No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in Target’s unaudited consolidated balance sheets (or the notes thereto) of Target as of June 30, 2018 (the “Balance Sheet Date”); (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) as expressly permitted or contemplated by this Agreement; (d) for liabilities that have been discharged or paid in full in the ordinary course of business; and (e) as set forth in Section 3.06 of the Seller Disclosure Schedules, no Acquired Company has any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 3.06, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
Section 3.07. Compliance with Laws; Permits; Regulatory Matters.   Except as set forth in Section 3.07 of the Seller Disclosure Schedules:
(a) The Acquired Companies are in compliance in all material respects with all Laws applicable to the Acquired Companies or any of their respective properties or assets.
(b) The Acquired Companies are in possession of all material permits, licenses, authorizations and other approvals of any Governmental Authority necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”) and all Company Permits are in full force and effect.

(c) None of the Acquired Companies have been disqualified from participation in procurements by any Governmental Authority, nor have been suspended, debarred, excluded, or notified of any intent to seek to suspend, debar or exclude, any Acquired Company from participation in any such procurement.
(d) The Acquired Companies are not party to any deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority.
(e) Notwithstanding anything contained in this Section 3.07, no representation or warranty shall be deemed to be made in this Section 3.07 in respect of the matters referenced in Section 3.05, or in respect of environmental, Tax, employee benefits or labor Law matters.
Section 3.08. Environmental Laws and Regulations.   Except as set forth in Section 3.08 of the Seller Disclosure Schedules: (a) each of the Acquired Companies is in material compliance with all applicable Environmental Laws; (b) each of the Acquired Companies possesses and is in compliance, in all material respects, with all Environmental Permits necessary for the conduct of its respective operations and all such Environmental Permits are valid and in good standing and, to the Knowledge of the Seller, there are no facts or circumstances that would result in any material Environmental Permit not being re-issued or renewed in the ordinary course of business; (c) there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against or affecting any of the Acquired Companies or their respective properties or operations, and to the Knowledge of the Seller, there are no facts or circumstances that would be reasonably likely to result in a material Environmental Claim; (d) there have been no Releases of Hazardous Materials at any real property currently, or to the Knowledge of the Seller, formerly owned or operated by the Acquired Companies in amounts or concentrations requiring investigation or cleanup under Environmental Laws that have not been fully investigated and/or cleaned up consistent with all applicable Environmental Law requirements; and (e) the Acquired Companies have made available (either in the electronic data room or otherwise) all material environmental, health, or safety assessments, audits and sampling or similar reports in their possession or control, including any such documents relating to the Release of Hazardous Materials. This Section 3.08 contains the only representations or warranties in this Agreement concerning environmental matters.
Section 3.09. Employee Benefit Plans.
(a) Section 3.09(a) of the Seller Disclosure Schedules sets forth a true and complete list of each material Company Benefit Plan for current or former employees, directors or consultants of the Acquired Companies.
(b) With respect to each Company Benefit Plan set forth in Section 3.09(a) of the Seller Disclosure Schedules, Seller has made available to the Acquirors correct and complete copies of, in each case, to the extent applicable: (i) all documents setting forth the material terms of such Company Benefit Plan including all amendments, modifications, supplements, insurance contract or trust agreements thereto; (ii) the most recent annual report on Form 5500 with schedules and financial statements attached; (iii) the most recent IRS determination letter or opinion letter; (iv) the most recent summary plan description, employee booklet and any material summaries of material modification; and (v) copies of material notices, letters or other correspondence from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.
(c) (i) Each Company Benefit Plan set forth in Section 3.09(a) of the Seller Disclosure Schedules has been operated, maintained, funded and administered in all material respects in compliance with the Code; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination or opinion letter as to its qualification from the IRS and, to the Knowledge of Seller, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Acquired Companies beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law;

(iv) none of the Acquired Companies nor any of their respective ERISA Affiliates has or has had in the past six years an obligation to contribute to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to Code Section 412 or Section 302 or Title IV of ERISA or a “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA); and (v) there are no pending or, to the Knowledge of Seller, threatened Actions or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in liability to the Acquired Companies.
(d) Except as set forth in Section 3.09(d) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of the Acquired Companies under any Company Benefit Plan or otherwise; (ii) increase any compensation or benefits otherwise payable or to be provided under any Company Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any severance, compensation or benefits; or (iv) result in the payment of any amount (whether in cash, property or the form of benefits) that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).
(e) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. No Acquired Company has any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.
(f) (i) Each Company Benefit Plan that is not subject to U.S. Law (each, a “Company Foreign Benefit Plan”) has been established, maintained and administered in compliance with its terms and applicable Laws and, if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters; (iii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; (iv) if required, are registered and approved with any applicable Government Authority; and (v) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations. No Company Foreign Benefit Plan is a defined benefit pension plan or provides post-employment health or life insurance benefits. No Company Foreign Benefit Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” a “pooled registered pension plan,” or a “tax-free savings account” as such terms are defined in the Income Tax Act (Canada) and the regulations thereunder, as amended. Each Company Foreign Plan has the level of insurance reserves that is reasonable and sufficient to provide for all incurred but unreported claims.
(g) With respect to each Company Benefit Plan and Company Foreign Benefit Plan, all required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof, have been properly paid or properly accrued on a balance sheet, or on the books and records of the Acquired Companies, in all material respects. No insurance policy or any other agreement affecting any Company Benefit Plan or Company Foreign Benefit Plan requires or permits a retroactive increase in contributions, premiums, or other payments due under such policy or agreement.

Section 3.10. No Material Adverse Effect.   Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since December 31, 2017 through the date of this Agreement (a) there has been no event, development, occurrence, change or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Acquired Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) none of the Acquired Companies has taken any action that would constitute a breach of clause (ii) of Section 5.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.
Section 3.11. Investigations; Litigation.   As of the date hereof, and except for any matter that alleges claims or damages in an amount that is less than or equal to $250,000, there are no claims, actions, suits, arbitrations or proceedings pending (or, to the Knowledge of the Seller, threatened) against any of the Acquired Companies or any of their respective properties, rights or assets, and there are no orders, judgments, injunctions, rulings or decrees imposed upon any of the Acquired Companies or any of their respective properties, rights or assets by or before any Governmental Authority. This Section 3.11 will not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.12 will apply.
Section 3.12. Tax Matters.   Except as set forth in Section 3.12 of the Seller Disclosure Schedules:
(a) All income and other material Tax Returns that are required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;
(b) The Acquired Companies have paid all material Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;
(c) There is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Acquired Companies, other than for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;
(d) None of the Acquired Companies has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;
(e) There are no Liens for Taxes upon any property or assets of the Acquired Companies, except for Permitted Liens;
(f) None of the Acquired Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Acquired Companies or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or has any material liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;
(g) None of the Acquired Companies has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “listed transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code (or any similar provision of state, local or non-U.S. Law);
(h) None of the Acquired Companies (i) has engaged in any transaction or agreement (including an installment sale) prior to the Closing Date that could reasonably be expected to result in the recognition of a material amount of income or gain in any period ending after the Closing Date, (ii) has a material amount of deferred intercompany gain (as described in Treasury Regulations Section 1.1502-13) or (iii) has a material “excess loss account” (as defined in Treasury Regulations Section 1.1502-19) in respect of the equity interests of any Subsidiary;

(i) None of the Acquired Companies is, or has been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code; and
(j) None of the Acquired Companies has (i) entered into or has currently pending any closing agreements, or other contracts or agreements relating to Taxes with a Governmental Authority or (ii) granted any Person a power of attorney with respect to Tax matters.
(k) Target Parent has elected to be treated as a corporation for U.S. federal income Tax purposes and no election has been made to treat Target Parent as other than a corporation for U.S. federal income tax purposes.
(l) Target Parent is properly classified as a corporation for U.S. federal income Tax purposes. The Seller’s tax basis in all of the membership interests of Target Parent (as determined for U.S. federal income Tax purposes) will, at the Closing, be equal to or greater than the aggregate Merger Consideration to be delivered to the Seller as determined pursuant to Article II hereof.
Section 3.13. Labor and Employment Matters.
(a) Except as set forth in Section 3.13(a)(i) of the Seller Disclosure Schedules, within the last (3) three years (i) no Acquired Company has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “Collective Bargaining Agreement”); (ii) no employee of the Acquired Companies has been represented by a union, works council or other collective bargaining representative (a “Labor Representative”) with respect to his or her employment at the Acquired Companies; (iii) no Acquired Company has been subject to a strike, lockout, slowdown, work stoppage, unfair labor practice, complaint, grievance, arbitration, proceeding or other material labor dispute and, to the Knowledge of the Seller, none is threatened; and (iv) no petition has been filed with the National Labor Relations Board or other Governmental Authority requesting certification of a Labor Representative or approval to conduct an election for a Labor Representative. To the Knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit or works council presently being made or threatened involving employees of the Acquired Companies. No trade union has applied to have the Acquired Companies declared a common or single employer pursuant to applicable Law in any jurisdiction in which the Acquired Companies carry on business.
(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Acquired Companies.
(c) Section 3.13(c)(i) of the Seller Disclosure Schedules sets forth a list of all active officers and employees of the Acquired Companies with annual base compensation of at least $350,000, redacted as necessary to comply with applicable privacy laws, specifying their position, employment status (active or a description of leave), annual rate of base compensation, 2017 and 2018 target bonus opportunities, 2017 bonus paid or payable, date of hire and employer work location, and other benefits provided to each employee, together with an appropriate notation next to the name of any officer or employee on such list who is subject to any written employment agreement, termination or severance agreement, retention agreement, change in control agreement, non-competition or non-solicitation agreement, or any other agreement. Except for the Excluded Employees, all employees and officers of the Acquired Companies listed in Section 3.13(c)(i) of the Disclosure Schedules are entirely dedicated to the business of the Acquired Companies and no employee who is not entirely dedicated to the business of the Acquired Companies will be employed by the Acquired Companies as of the Closing Date. Except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedules, there are no employees of the Seller that are primarily dedicated to the business of the Acquired Companies who are not employed by the Acquired Companies. Section 3.13(c)(iii) of the Seller Disclosure Schedules sets forth a list of all employees, consultants and independent contractors of the Acquired Companies who will be terminated by Target Parent on or before March 31, 2019 (collectively, the “Excluded Employees”) and such Excluded Employees are not primarily dedicated to the business of the Acquired Companies.

(d) Section 3.13(d) of the Seller Disclosure Schedules contains a true and complete list of all of the independent contractors and consultants of the Acquired Companies who provide services to the Acquired Companies regularly and on basis similar to employees and whose base fees in 2017 were at least $350,000 or whose anticipated base fees in 2018 will be at least $350,000, specifying their services, fee schedule and total amount of all fees paid or accrued for such services provided in 2017 and 2018.
(e) Each Acquired Company is in material compliance, and within the last three (3) years has complied in all material respects, with all applicable Laws respecting employment and employment practices, labor, and terms and conditions of employment, including but not limited to wages and hours, labor relations, employment discrimination, disability rights or benefits, human rights, civil rights, family and medical leave, the collection and payment of withholding or social security taxes, civil rights, pay equity, equal employment opportunity, plant closure and mass layoff, including the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar state, local and foreign Laws, immigration, background checks, government contracting, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. Each Acquired Company has properly classified in all respects in accordance with all applicable Laws all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements. No Acquired Company has taken any action that could constitute a plant closure, mass layoff, or mass termination under WARN or otherwise trigger notice requirements or liability under federal, local, state, or foreign applicable Law, and have not incurred any material liability under WARN or any similar foreign, state, or local layoff notice Law that remains unsatisfied. Except as set forth in Section 3.13(e) of the Seller Disclosure Schedules, there are no pending or, to the Knowledge of Seller, threatened Actions, audits or investigations relating to any employment or labor matter that individually or in the aggregate could reasonably be expected to cause the Acquired Companies to incur any material liability, and no Acquired Company has been subject to any such Actions, audits or investigations during the last three years.
(f) To the Knowledge of the Seller, no employee of any Acquired Company is in violation of any term of any employment, restrictive covenant or nondisclosure agreement or common law nondisclosure obligation or fiduciary duty to the Acquired Company or to a former employer of any such employee relating to the right of any such employee to be employed by the Acquired Company. The Acquired Companies have not sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Acquired Companies in the past three (3) years.
(g) Except as set forth in Section 3.13(g) of the Seller Disclosure Schedules, (i) the Acquired Companies are not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; and (ii) the Acquired Companies are not delinquent in the payment of fees for services to any independent contractor or consultant identified in Section 3.13(d) of the Seller Disclosure Schedules.
Section 3.14. Intellectual Property.
(a) Section 3.14(a) of the Seller Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, internet domain name registrations, and pending applications for any patents, Trademarks, or copyrights owned by the Acquired Companies as of the date hereof  (“Registered Company IP”), together with all material unregistered Trademarks owned by any of the Acquired Companies as of the date hereof.
(b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, the Acquired Companies are the sole and exclusive owners of all right, title and interest in and to the Registered Company IP and all other material Intellectual Property owned by any of the Acquired Companies as of the date hereof  (“Company Owned IP”), free and clear of all Liens (other than Permitted Liens) or any licenses other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business. The Acquired Companies own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property that is material to the conduct of their respective businesses in the manner in which such businesses are currently being conducted. The Registered Company IP is subsisting and, to the Knowledge of Seller and excluding any pending applications included in the Registered Company IP, is valid and enforceable.
(c) There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies alleging infringement, misappropriation or other violation of the Intellectual Property of any Person by the Acquired Companies in the operation of their respective businesses as currently conducted, nor any written request that an Acquired Company obtain a license under any patent rights of such Person, and no such claim has been asserted or request has been made by any Person in the past three (3) years.
(d) The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to the Acquired Companies’ business. All current and former employees and contractors who have developed any material Intellectual Property for any Acquired Company during the course of employment or engagement with the Acquired Company have executed valid written agreements assigning all right, title and interest in such Intellectual Property to an Acquired Company, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law.
(e) As of the date hereof, no Acquired Company has made any written claim asserting infringement, misappropriation or other violation by any Person of its rights to, or in connection with, any material Company Owned IP. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any material Company Owned IP.
(f) As of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened claims against an Acquired Company by any Person challenging the ownership, registrability, enforceability or validity of any material Company Owned IP.
(g) To the Knowledge of the Seller, the products, services and operations of the businesses of the Acquired Companies as currently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.
(h) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, after consummation of the Transactions, neither Seller nor any current or former Seller Affiliate (other than the Acquired Companies) will own or have any right, title or interest in or to any Company Owned IP.
(i) To the Knowledge of the Seller, as of the date hereof, the information technology systems used by the Acquired Companies in the ordinary course of business have not suffered any material security breach or material failure within the past three (3) years.
(j) The consummation of the Transactions will not, pursuant to any Contract to which an Acquired Company is a party, result in the loss or material impairment of any Acquired Company’s right to own or use any material Company Owned IP or any other material Intellectual Property.
(k) Each Acquired Company is in compliance in all material respects with (i) all binding policies implemented by such Acquired Company relating to the collection, use, storage, processing, transfer, disclosure, and protection by such Acquired Company of personal information regulated or protected by applicable Laws, (ii) all applicable Laws relating to privacy, data, security, data use, data protection and destruction, data breach notification or data transfer and (iii) all applicable payment card industry data security standards. There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies by any Person or Governmental Authority alleging a material violation of any such applicable Laws in the operation of the business as currently conducted.
Section 3.15. Real Property.
(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each parcel of real property owned by the Acquired Companies which is material to the operations of the Acquired Companies being conducted as of the date hereof  (such property collectively, the “Company Owned Real Property” and, together with the Company Owned

Real Property, hereinafter collectively, the “Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Company has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than Permitted Liens. As of the date hereof, no Acquired Company has received written notice of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, with respect to each Company Owned Real Property, (i) there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any portion or interest therein, and (ii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof, except for leases for occupancy in the ordinary course of business consistent with past practice.
(b) Section 3.15(b) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each lease of the Acquired Companies that is material to the operations of the Acquired Companies being conducted as of the date hereof  (collectively, the “Material Leases” and each such property respectively leased pursuant thereto, the “Company Leased Real Property”). The Seller has delivered to the Acquirors true, complete and correct copies of each Material Lease, and there have been no amendments, modifications or extensions of such Material Leases other than those set forth in Section 3.15(b) of the Seller Disclosure Schedules. Each Material Lease is valid, binding and in full force and effect, and no default of a material nature on the part of an Acquired Company or, to the Knowledge of the Seller, the landlord thereunder is continuing beyond all applicable notice, cure or grace periods with respect thereto. Each Acquired Company has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Material Lease applicable thereto to which such Acquired Company is a party, the Company Leased Real Property, free and clear of all Liens affecting the leasehold estate thereof, except for Permitted Liens. To the Knowledge of the Seller, no security deposit or portion thereof deposited with respect to any Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full. No Acquired Company owes any brokerage commission or finder’s fees with respect to any Material Lease. Except as set forth in Section 3.15(b) of the Seller Disclosure Schedules or except for leases for occupancy in the ordinary course of business consistent with past practice, there are no written or oral subleases, licenses, concessions or other contracts with respect to the Company Leased Real Property other than the Material Leases.
(c) To the Knowledge of the Seller, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Real Property which are reasonably likely to materially impair the intended use of such Real Property by the Acquired Companies and the Real Property and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for the uses to which they are being put, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedules, (i) within the last twelve (12) months, no Acquired Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Real Property and (ii) within the last twelve (12) months, no Acquired Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar laws or any other Lien affecting such Owned Real Property.

Section 3.16. Material Contracts.
(a) Except for this Agreement, Section 3.16(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each Contract described in this Section 3.16(a) to which an Acquired Company is a party and has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.16(a) being referred to herein as the “Material Contracts”):
(i) any partnership, joint venture, strategic alliance or collaboration Contract that is material to the Acquired Companies taken as a whole;
(ii) any Contract that (A) purports to materially limit either the type of business in which any of the Acquired Companies (or, after the Closing, ListCo) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any person or (B) would require the disposition of any material assets or line of business of the Acquired Companies (or, after the Closing, ListCo);
(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of  $1,000,000 in the 12-month period following the date hereof  (other than customer and vendor Contracts entered into in the ordinary course of business consistent with past practice);
(iv) each other Contract relating to outstanding Indebtedness of an Acquired Company for borrowed money or any financial guaranty thereof  (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of  $2,500,000 other than (A) Contracts solely among an Acquired Company and any wholly owned Acquired Subsidiary or a guarantee by an Acquired Company or any wholly owned Acquired Subsidiary; (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon); and (C) any Contracts relating to Indebtedness explicitly included in the Company Financial Statements;
(v) each Contract pursuant to which an Acquired Company has an obligation to indemnify any officer, director or employee of such Acquired Company or another Acquired Company;
(vi) any Contract (excluding licenses for commercially available technology that are generally available for fees of no more than $1,000,000 annually or in the aggregate) under which an Acquired Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to any of the Acquired Companies’ businesses;
(vii) any Contract under which an Acquired Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of an Acquired Company, which Contract is material to any of the Acquired Companies’ businesses, (other than any non-exclusive license granted by an Acquired Company in the ordinary course of business), or relating to the development, ownership, use, registration or enforcement of any material Company Owned IP;
(viii) any shareholders, investors rights, registration rights or similar agreement or arrangement of an Acquired Company;
(ix) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of  $1,000,000;

(x) any Collective Bargaining Agreement;
(xi) except for Excluded Employees, any Contract with any current employee of the Acquired Companies whose annual base compensation is at least $350,000;
(xii) except for Excluded Employees, any Contract which provides for any severance, retention, or change in control payments, or fees in connection with a change in control or termination of service payable by the Acquired Companies or any Acquired Subsidiary to any director, officer, employee, or consultant;
(xiii) any Contract with any independent contractor or consultant referred to in Section 3.13(d);
(xiv) any Contract with any staffing agency, temporary labor agency, professional employer agency, or similar entity whose fees are at least $350,000 per year in the aggregate;
(xv) any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;
(xvi) any Contract that imposes a Lien, other than a Permitted Lien, on any material assets of one or more Acquired Companies;
(xvii) each Material Lease;
(xviii) each Affiliate Agreement;
(xix) each current contract with a Governmental Authority, prime contractor, or subcontractor at any tier, pursuant to a contract with a Governmental Authority and any bid for a contract with a Governmental Authority, other than permits issued by a Governmental Authority; and
(xx) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to the other clauses of this Section 3.16(a).
(b) No Acquired Company is in material breach of, or material default under, the terms of any Material Contract. To the Knowledge of Seller, as of the date hereof, no other party to any Material Contract is in breach of, or default under, the terms of any Material Contract, no Acquired Company has received any written claim or notice of material breach of or material default under any Material Contract and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Acquired Company (in each case, with or without notice or lapse of time or both). Each Material Contract is in full force and effect and is a valid and binding obligation of each Acquired Company that is party thereto and, to the Knowledge of Seller, of each other party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Knowledge of the Seller, except as set forth in Section 3.16(b) of the Seller Disclosure Schedules, as of the date hereof, no party has indicated to any Acquired Company its intent to terminate or modify any Material Contract in a manner materially adverse to any Acquired Company.
Section 3.17. Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies of the Acquired Companies are in full force and effect and are valid and enforceable and (b) no Acquired Company is in breach or default (including with respect to the payment of premiums or the giving of notice) under any such insurance policy. Such insurance policies are sufficient in all material respects in the aggregate for the operation of the business of the Acquired Companies for the industry in which they operate. No Acquired Company has received notice of cancellation or termination with respect to any such insurance policies (other than in connection with normal renewals of any such insurance policies) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.18. Finders and Brokers.   No Acquired Company has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.18 of the Seller Disclosure Schedules, who might be entitled to any fee or any commission in connection with, or upon consummation of, the Transactions.
Section 3.19. FCPA and Anti-Corruption.
(a) To the Knowledge of the Seller, since January 1, 2016, each of the Acquired Companies has complied with all applicable anti-bribery laws, including the FCPA;
(b) None of the Acquired Companies nor, to the Knowledge of the Seller, any of the Acquired Companies’ directors, officers or management-level employees has, directly or indirectly, engaged in any Prohibited Act on behalf of any Acquired Company.
(c) No Acquired Company has received written notice of any claims, actions, suits, proceedings or investigations alleging that such Acquired Company is in violation of the FCPA or any other applicable anti-bribery laws or made any written voluntary disclosures to any Governmental Authority involving an Acquired Company in any way relating to applicable anti-bribery laws, including the FCPA;
(d) Each Acquired Company has instituted policies and procedures reasonably designed to help ensure compliance with the FCPA and other applicable anti-bribery laws; and
(e) No officer, director or employee of an Acquired Company is a Government Official.
Section 3.20. Takeover Statutes; No Rights Agreement.   The board of directors or similar governing body or person of Target has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Transactions.
Section 3.21. Affiliate Transactions.   Except as set forth in Section 3.21 of the Seller Disclosure Schedules, for employment and benefit arrangements and Contracts and arrangements solely between or among Acquired Companies, no officer, director, equity holder, partner or member of any Acquired Company, or any of their Affiliates, is a party to any Contract or business arrangement with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”). Except as set forth on Section 3.21 of the Seller Disclosure Schedules, no employee, officer, director, equity holder, partner, member, controlling person, agent or representative of any Acquired Company (each, an “Acquired Company Related Party”) or member of such Acquired Company Related Party’s immediate family, or any corporation, partnership or other entity of which such Acquired Company Related Party is an officer, director or partner, or in which such Acquired Company Related Party has an ownership interest or otherwise controls, is indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of the Acquired Company Related Parties, or any member of such Acquired Company Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Acquired Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.
Section 3.22. Investment Purpose.   The Seller is acquiring the shares of ListCo to be issued on the Closing Date solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller acknowledges that such shares are not registered under the Securities Act or any state securities laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Seller is able to bear the economic risk of holding such shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

Section 3.23. No Outside Reliance.   Notwithstanding anything contained in this Article III or any other provision hereof, the Seller acknowledges and agrees that neither the Acquirors nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, and the Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Acquirors have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
Section 3.24. No Other Representations and Warranties.   Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), neither the Seller, any Acquired Company nor their respective Affiliates, officers, directors, employees, advisors, agents or Representatives has made or makes any other express or implied representation or warranty, either written or oral, to Acquirors or any other Person on behalf of the Seller or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Acquirors and their respective Representatives (including any confidential information memorandum and any information, documents or material made available to the Acquirors in certain “data rooms,” management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRORS
Except as set forth in the Acquiror Disclosure Schedules, the Acquirors hereby jointly and severally represent and warrant to the Seller as follows:
Section 4.01. Qualification and Organization of the Acquirors.
(a) As of the date hereof, the Parent Acquiror is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be, as of Closing, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Parent Acquiror of this Agreement, the performance by the Parent Acquiror of its obligations hereunder and the consummation by the Parent Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Parent Acquiror. This Agreement has been duly executed and delivered by the Parent Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Parent Acquiror, enforceable against the Parent Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except for its ownership of the Holdco Acquiror, the Parent Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person. Except for its ownership of the Holdco Acquiror, the Parent Acquiror does not have any Subsidiaries.
(b) As of the date hereof, the Holdco Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Holdco Acquiror of this Agreement, the performance by the Holdco Acquiror of its obligations hereunder and the consummation by the Holdco Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Holdco Acquiror. This Agreement has been duly executed and delivered by the Holdco Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Holdco Acquiror, enforceable against the Holdco Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Holdco Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.
Section 4.02. Capitalization of the Acquirors.
(a) The authorized share capital of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Ordinary Shares”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Shares”). None of the Parent Preferred Shares is issued and outstanding. As of the date of this Agreement, (i) 2,277,853 Class A Shares were issued and outstanding, excluding 47,722,147 shares subject to possible redemption, and (ii) 12,500,000 Class B Shares were issued and outstanding. The authorized capital stock of the Holdco Acquiror consists of 100 shares of common stock, par value $0.0001 (the “Holdco Common Stock”), all of which is issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Ordinary Shares and the Holdco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock of the Acquirors are held in treasury.
(b) Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Transaction.
(c) The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.
(d) Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock or other equity interests of the Acquirors.
Section 4.03. No Conflicts.
(a) Other than the Acquiror Shareholder Approvals, the execution and delivery by the Acquirors of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (a) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon the Acquirors, or result in the creation of any Lien upon any of the properties, rights or assets of the Acquirors, other than Permitted Liens; (b) conflict with or result in any violation of any provision of the Acquiror Governing Documents; or (c) conflict with or violate any Laws applicable to the Acquirors or any of their respective properties or assets, other than in the case of clause (a) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(b) Assuming the accuracy of the representations and warranties of the Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Acquirors with respect to the Acquirors’ execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed in Section 4.03(b) of the Acquiror Disclosure Schedules.

Section 4.04. No Holdco Liabilities.   Since its date of incorporation, the Holdco Acquiror has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, the Holdco Acquiror does not have any liabilities.
Section 4.05. Investment Purpose.   The Holdco Acquiror is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Holdco Acquiror acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Holdco Acquiror is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.06. SEC Filings.   The Parent Acquiror has since July 12, 2017 timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing or most recent amendment, no Acquiror SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.
Section 4.07. Internal Controls; Listing; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (i) the Parent Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent Acquiror, including its consolidated Subsidiaries, is made known to the Parent Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) since July 12, 2017, the Parent Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent Acquiror’s financial reporting and the preparation of the Parent Acquiror’s financial statements for external purposes in accordance with US GAAP.
(b) Each director and executive officer of the Parent Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Acquirors have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Except as set forth in Section 4.07(c) of the Acquiror Disclosure Schedules, since July 12, 2017, the Parent Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of the Acquirors, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Ordinary Shares or prohibit or terminate the listing of the Parent Ordinary Shares on NASDAQ. The Acquirors have taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.
(d) The Acquiror SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2017, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the year ended December 31, 2017, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of June 30, 2018, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the six (6) month period ended June 30, 2018 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of the Parent Acquiror, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Parent Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with US GAAP and any other applicable legal and accounting requirements.
Section 4.08. Trust Account.   As of the date hereof, the Parent Acquiror has $325.0 million in the account established by the Parent Acquiror for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 17, 2018, between the Parent Acquiror and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the knowledge of the Parent Acquiror, threatened with respect to the Trust Account.
Section 4.09. No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the Parent Acquiror’s unaudited consolidated balance sheet (or the notes thereto) as of June 30, 2018 (the “Acquiror Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Acquirors do not have any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 4.09, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, Action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
Section 4.10. Compliance with Laws.   The Acquirors are in compliance in all material respects with all Laws applicable to the Acquirors or any of their respective properties or assets.
Section 4.11. Absence of Changes.
(a) Since December 31, 2017 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) From the Acquiror Balance Sheet Date through the date of this Agreement, the Acquirors have not taken any action that would constitute a breach of clause (ii) of Section 6.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.
Section 4.12. Finders and Brokers.   The Acquirors have not employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.12 of the Acquiror Disclosure Schedules, who might be entitled to any fee or any commission in connection with or upon consummation of the purchase and sale of the Shares.
Section 4.13. Indebtedness.   Other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business, the Acquirors have no Indebtedness.
Section 4.14. No Discussions.   Other than discussions and negotiations relating to the Transactions and discussions with Arrow Holdings and its Affiliates and Representatives with respect to the acquisition of Signor, the Acquirors are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to the Parent Acquiror or the Holdco Acquiror; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by the Parent Acquiror or the Holdco Acquiror of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.
Section 4.15. Acquiror Vote Required.   An ordinary resolution being the affirmative vote of a majority of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (a) approve the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans; (c) approve the issuance of Parent Ordinary Shares to the Seller in connection with the payment of Stock Consideration; (e) approve the other Transaction Proposals, other than those set forth in clauses (x) and (y) below and (f) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and a special resolution being the affirmative vote of at least two-thirds (66 2∕3%) of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (x) approve the Domestication and (y) amend the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions and adopt and approve the ListCo Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware (collectively, the “Acquiror Shareholder Approvals”). Other than the Acquiror Shareholder Approvals, there are no other votes of the holders of the Parent Ordinary Shares or of any other class or series of the capital stock of the Parent Acquiror or Holdco Acquiror necessary with respect to the Transactions or any related matters.
Section 4.16. No Outside Reliance.   Notwithstanding anything contained in this Article IV or any other provision hereof, the Acquirors acknowledge and agree that neither the Seller nor the Acquired Companies nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Acquired Company, and the Acquirors specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article III that may have been made by any Person, and acknowledge and agree that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The Acquirors further acknowledge and agree that they have conducted their own independent review and analysis of the Acquired Companies and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of the Acquired Companies.

Section 4.17. No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV (including the related portions of the Acquiror Disclosure Schedules), neither the Acquirors nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquirors, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquirors furnished or made available to the Seller or its Representatives.
ARTICLE V
CERTAIN COVENANTS OF SELLER
Section 5.01. Conduct of Business by the Acquired Companies Prior to the Closing.   The Seller agrees that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 5.01 of the Seller Disclosure Schedules, (b) as specifically required by this Agreement and the Transactions contemplated hereby (including the Debt Financing and the transactions contemplated thereby), (c) as required by Law or (d) as consented to in writing by the Acquirors, (i) shall cause the Acquired Companies to conduct their business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organization and to preserve their present relationships with customers, suppliers and other Persons with whom they have material business relationships and (ii) shall not permit any Acquired Company to:
(a) split, combine, reduce, reclassify, encumber, pledge or dispose of any of its equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, except for any such transaction by an Acquired Subsidiary that is a wholly owned Acquired Subsidiary, and that remains a wholly owned Acquired Subsidiary, after consummation of such transaction;
(b) with respect to Target exclusively, declare, accrue, set aside or pay any dividend or make any other distribution;
(c) except as required by applicable Law or any Company Benefit Plan and except for the termination of any Company Benefit Plans in connection with the adoption and effectiveness of any New Benefit Plans, (i) change the terms of its agreements or other arrangements with any director, officer, employee (other than any Excluded Employee), independent contractor or consultant; (ii) hire any employee or engage any independent contractor or consultant (other than any employee, independent contractor or consultant with compensation, including annual base salary and maximum bonus opportunity, or fees of less than $350,000 per annum); (iii) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof); (iv) transfer, without the advance written consent of the Acquirors, any employees currently employed by or providing services to the Acquired Companies in any capacity, other than any Excluded Employee; or (v) increase or accelerate the base compensation, bonus or benefits payable to any director, officer, or employee, except for salary increases that are in the ordinary course of business consistent with past practice and annual bonuses for completed performance periods that are in the ordinary course of business consistent with past practice; provided that for the avoidance of doubt Seller and its Affiliates may, at any time between the date hereof and Closing, take the following actions and incur the following expenses, which expenses shall not be included in the calculation of Transaction Expenses hereunder: (i) at Seller’s sole expense, terminate any existing arrangements that exist between the Acquired Companies and certain Affiliates under that certain Transition Services Agreement dated as of November 29, 2017 (the “Algeco TSA”) by and between Algeco Global S.a.r.l. (“Seller Parent”), Williams Scotsman International, Inc. and certain other parties thereto and (ii) issue bonuses to certain employees of the Acquired Companies solely at the expense of Seller or Seller Parent.
(d) terminate the employment of any individual in a position of vice president or above (or equivalent thereof), other than due to such individual’s death or disability or for cause or non-performance of duties (each, as determined by Target, or the applicable Acquired Subsidiary, in its reasonable discretion in the ordinary course of business consistent with past practice), other than any Excluded Employee;

(e) make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP or applicable Law;
(f) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) capital expenditures in the ordinary course consistent with past practice, (ii) acquisitions of assets related to the business of the Acquired Companies as being conducted as of the date hereof for which the purchase price for such assets, individually or in the aggregate, does not exceed $20,000,000 in cash, (iii) transactions between Target and its wholly owned Acquired Subsidiaries or between Target’s wholly owned Acquired Subsidiaries, or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement and that will be Acquired Subsidiaries;
(g) amend the governing documents of any of the Acquired Company;
(h) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or capital leases or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Target, and its wholly owned Acquired Subsidiaries or among wholly owned Acquired Subsidiaries; (ii) guarantees by Target of Indebtedness for borrowed money of Acquired Subsidiaries or guarantees by Acquired Subsidiaries of Indebtedness for borrowed money of Target or any Acquired Subsidiary, which Indebtedness is incurred in compliance with this clause (h); (iii) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments; (iv) ordinary course working capital borrowings by Target under the Algeco Credit Facility consistent with past practice; (v) interest accrued on Indebtedness not prohibited hereunder; and (vi) Indebtedness or capital leases not to exceed $15,000,000 in aggregate principal amount outstanding at any time incurred by any Acquired Company other than in accordance with clauses (i) through (v); provided that nothing contained herein shall prohibit (x) any Acquired Company from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice, (y) the Acquired Companies from consummating the Debt Financing, or (z) amendments contemplated by Section 5.02(b);
(i) except for sales and leases of accommodations in the ordinary course of business, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than (i) Permitted Liens and (ii) Liens with respect to assets or property acquired by any Acquired Company following the date hereof that are required to be granted pursuant to the Algeco Credit Facility and Algeco Indentures), any of its properties or assets (including shares in the capital of the Acquired Subsidiaries), except (v) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 5.01(i) of the Seller Disclosure Schedules, (w) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h), (x) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25,000,000 in the aggregate for all such transactions, (y) for transactions among Target and its wholly owned Acquired Subsidiaries or among Target’s wholly owned Acquired Subsidiaries, and (z) for transactions with Signor or any Subsidiary or direct parent entity thereof under the existing lease and services agreements disclosed on Section 3.16(a)(xviii) of the Seller Disclosure Schedules; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;
(j) transfer, assign, license, otherwise dispose of, or subject to any Lien (other than (i) Permitted Liens and (ii) Liens with respect to assets or property acquired by any Acquired Company following the date hereof that are required to be granted pursuant to the Algeco Credit Facility and Algeco Indentures), any material Company Owned IP, except in the ordinary course of business; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;
(l) except in the ordinary course of business consistent with past practice, amend, modify, terminate or encumber (other than an encumbrance that is a Permitted Lien) any Material Lease;
(m) enter into any agreement that restricts the ability of any of the Acquired Companies to engage or compete in any line of business in any respect material to the business of the Acquired Companies, or enter into any agreement that restricts the ability of any of the Acquired Companies to enter a new line of business;
(n) enter into, renew or amend in any material respect any Affiliate Agreement;
(o) waive, settle or satisfy any material claim against any Acquired Company, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed $5,000,000 in the aggregate (net of insurance recoveries);
(p) make, change or revoke any material election relating to income Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any material claim or assessment by any Governmental Authority relating to Taxes;
(q) conduct any group reduction in force or plant closing that would trigger the notice requirements under WARN or any similar state, local, or foreign Laws; or
(r) agree, in writing or otherwise, or commit to take any of the foregoing actions.
Notwithstanding the foregoing, nothing contained in this Agreement shall give the Acquirors, directly or indirectly, the right to control or direct any Acquired Company’s operations prior to the Closing. Prior to the Closing, each Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.02. Certain Consents.   On or prior to the Closing, the Seller shall have used commercially reasonable efforts to take (or caused to be taken) all actions, and done (or caused to be done) all things necessary to have:
(a) obtained customary lien releases, instruments of termination and acknowledgments, in each case as reasonably required by the Acquirors or the Debt Financing Sources, in order to evidence the release of the Acquired Companies from their respective obligations (including guarantees) and the release of any related Liens on any property, assets or the equity interests of the Acquired Companies under the Algeco Indentures; and
(b) obtained the consent of the requisite percentage of the lenders under the Algeco Credit Facility for Target to consummate the Transactions (the “Algeco Credit Facility Consent”), which consent shall include a release of the Target Entities from their obligations (including guarantees) under the Algeco Credit Facility and the release of all Liens and other security interests on any property or assets of the Acquired Companies and on any equity interests of the Acquired Companies in favor of any secured party or agent under the Algeco Credit Facility and Algeco Indentures (and, in connection therewith, obtained customary lien releases, instruments of termination and acknowledgements, in each case that are reasonably required by the Acquirors or the Debt Financing Sources).
Section 5.03. Trust Account Waiver.   Seller acknowledges and agrees that the Parent Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Acquired Companies and one or more businesses or assets. Seller acknowledges and agrees that the Acquirors’ sole assets consist of the cash proceeds of the Parent Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of the Acquirors entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against the Acquirors arising under this Agreement.
Section 5.04. Exclusivity.   Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the transactions contemplated by the Signor Merger Agreement and the Transactions contemplated hereby, Seller will not (and Seller shall cause its Subsidiaries and controlled Affiliates and their respective Representatives to not), solicit, initiate, negotiate, agree to, engage in or renew any contact concerning any proposal or offer, or any contact that would reasonably be expected to result in a proposal or offer, from any Person (other than the Acquirors and their respective Affiliates) relating to any of the following involving the Acquired Companies: (a) a liquidation, dissolution or recapitalization, (b) a merger or consolidation, (c) an acquisition or purchase of any of the material assets (or any material portion of its assets) of, or any equity interest in, the Acquired Companies, except for the sale of assets in the ordinary course of business consistent with past practice, (d) any similar transaction or business combination outside the ordinary course of business, or (e) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Seller’s ability to consummate the Transactions contemplated by this Agreement or the Signor Merger Agreement (each, an “Acquisition Proposal”). Seller represents and warrants that all discussions and negotiations relating to any Acquisition Proposal (other than the transactions with the Acquirors contemplated by this Agreement) have been terminated. In the event Seller or the Target receives any unsolicited Acquisition Proposal, Seller shall promptly, and in any event, within forty-eight (48) hours, provide written notice and a copy of such Acquisition Proposal to the Acquirors.
ARTICLE VI
CERTAIN COVENANTS OF ACQUIRORS
Section 6.01. Acquiror Operations.   The Acquirors agree that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 6.01 of the Acquiror Disclosure Schedules, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Seller, such consent not to be unreasonably withheld, conditioned or delayed, (i) the Acquirors shall conduct their business in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Acquirors shall not:
(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock, and/or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, other than in connection with the Acquiror Share Redemption;
(b) except as otherwise contemplated by this Agreement or the Signor Merger Agreement, sell, issue or authorize the issuance of  (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than in connection with the Equity Offering or the Backstop Offering;
(c) make any distribution of amounts held in the Trust Account, except as permitted pursuant to Section 6.04 hereof;
(d) enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the consent of any other party to such Contract in connection with the Transactions;
(e) (i) lend money to any Person or (ii) incur or guarantee any Indebtedness other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business;
(f) change any of its methods of accounting or accounting practices in any material respect except as required by US GAAP or applicable Law;
(g) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(h) amend the Signor Merger Agreement; or
(i) agree, in writing or otherwise, or commit to take any of the actions described in clauses (a) through (i) above.
Section 6.02. Acquiror Shareholder Approvals.   The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Acquiror Shareholders Meeting”) in accordance with the Parent Acquiror Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby, including the Signor Merger Agreement and transactions contemplated thereby; (iii) amendment of the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions, either in the form of a stand-alone amendment or simultaneously with the approval of the ListCo Governing Documents (defined below); (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, in the respective forms attached hereto as Exhibit C and Exhibit D (collectively, the “ListCo Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Seller as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Ordinary Shares to the Seller in connection with the payment of the Stock Consideration; and (viii) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Seller in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Seller (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.
Section 6.03. No Solicitation.   From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except in connection with the transactions contemplated by the Signor Merger Agreement, neither the Acquirors nor any of their respective Affiliates or Representatives shall, directly or indirectly:
(a) commence, initiate or renew any discussion, proposal or offer to any Third Party Target, or make any proposal or offer related to a business combination (other than the Transactions);
(b) commence or renew any due diligence investigation of any Third Party Target;
(c) participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Third Party Target;
(d) present or respond substantively to any proposal or offer to any Third Party Target relating to a possible transaction of any kind; or
(e) agree or commit to take any of the actions described in clauses (a) through (d) above.
From and after the date hereof, the Acquirors and their respective officers and directors shall, and the Acquirors shall instruct and cause their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination, excluding the Seller, the Acquired Companies, Arrow Holdings and its Subsidiaries and their respective Representatives.

Section 6.04. Trust Account Termination.   Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay income taxes and (ii) to effectuate the Acquiror Share Redemption; provided that at least $225 million of gross cash proceeds remains in the Trust Account as of Closing (or such lesser amount as the Seller may agree to in writing in its sole discretion pursuant to Section 2.07(b) hereof). Following the Closing, and upon notice to the trustee of the Trust Account (the “Trustee”) and the satisfaction of the requirements for release set forth in the Trust Agreement, the Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of the Parent Ordinary Shares who have exercised their redemption rights with respect to the Parent Ordinary Shares, and, thereafter, release the remaining funds in the Trust Account to the Parent Acquiror to be reflected on the Parent Acquiror’s consolidated balance sheet and the Trust Account shall thereafter be terminated.
Section 6.05. D&O Insurance and Indemnification.
(a) The Acquirors agree that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Acquired Companies, as provided in the governing documents of the Acquired Companies, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Seller Disclosure Schedules, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.
(b) The Acquirors shall cause the Acquired Companies to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained thereby immediately prior to the Closing Date (provided that the Acquirors may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the Transactions).
(c) The obligations of the Acquirors under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).
(d) In the event the Acquirors, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquirors or such Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.05.
Section 6.06. Domestication.   Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, on or prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit C.
Section 6.07. Signor Mergers.   The Acquirors shall use commercially reasonable efforts to keep Seller fully informed with respect to the status of the transactions contemplated by the Signor Merger Agreement and any material information relating thereto, including without limitation the delivery of any required consents, the existence of any potential disputes that arise or may be expect to arise thereunder, breaches or alleged breaches of any representations, warranties or covenants thereof by any party thereto, and any concerns or potential delays with respect to satisfaction of conditions to closing thereunder. In the event of any proposed amendments to the terms and conditions of the Signor Merger Agreement, the Acquirors shall afford the Seller the opportunity to review and shall consider in good faith any comments thereon. For the avoidance of doubt, the Signor Merger Agreement, as executed on the date hereof, shall not be amended without the prior written consent of the Seller not to be unreasonably withheld.
Section 6.08. Name Change.   Promptly following the Closing, but in no event later than six (6) months from the Closing Date, the Acquirors shall take, or shall cause the Acquired Companies to take, such actions required under applicable Law to change the name of any Acquired Company containing “Algeco” in its name.
Section 6.09. Further Assurances.   The Acquirors shall use commercially reasonable efforts to cooperate with Seller to take all actions reasonably necessary under applicable Law to effectuate the transfer of a portion of the Stock Consideration paid to Seller hereunder to certain parties to that certain Algeco Earnout Agreement, pursuant to the terms and conditions thereof, on or immediately following the Closing.
ARTICLE VII
JOINT COVENANTS OF SELLER AND ACQUIRORS
Section 7.01. Access; Confidentiality; Notice of Certain Events.
(a) From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, to the extent permitted by applicable Law, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries (if applicable), to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Seller nor the Acquirors shall be required by this Section 7.01(a) to provide the other Party or the Representatives of such other Party with access to, or to disclose information that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement, the disclosure of which would violate any Law or duty or that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). The Seller and Acquirors will use commercially reasonable efforts to minimize any disruption to the business of the Acquired Companies that may result from the requests for access, data and information hereunder.
(b) The Seller and Acquirors will hold, and will cause their respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to Section 7.01(a), in confidence in accordance with, and will otherwise comply with, the terms of the confidentiality provisions of the Term Sheet.
(c) The Seller shall give prompt notice to the Acquirors, and the Acquirors shall give prompt notice to the Seller (i) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions; (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Acquired Companies or the Acquirors, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.01(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Section 9.01.
Section 7.02. Preparation of Proxy Statement/Registration Statement.
(a) As promptly as practicable after the execution of this Agreement (provided that the Seller has provided to the Acquirors all of the information described in Section 7.02(d) hereof), (i) the Acquirors shall prepare and file with the SEC materials that shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of the Parent Acquiror relating to the Acquiror Shareholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) the Acquirors shall prepare (with the Seller’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Ordinary Shares to be issued in connection with the Domestication and the Transactions. The Acquirors shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Parent Acquiror shall set a record date (the “Acquiror Record Date”) for determining the shareholders of the Parent Acquiror entitled to attend the Acquiror Shareholders Meeting. The Acquirors also agree to use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Seller shall furnish all information concerning the Acquired Companies and any of their respective shareholders as may be reasonably requested in connection with any such action. The Acquirors will cause the Proxy Statement to be mailed to each shareholder who was a shareholder of the Parent Acquiror as of the Acquiror Record Date promptly after the Registration Statement is declared effective under the Securities Act.
(b) The Acquirors will advise the Seller, promptly after the Acquirors receive notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Seller and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other document each time before any such document is filed with the SEC, and the Acquirors shall give reasonable and good faith consideration to any comments made by the Seller and its counsel. The Acquirors shall provide the Seller and its counsel with (i) any comments or other communications, whether written or oral, that the Acquirors or their counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Acquirors to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
(c) The Seller and Acquirors shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Acquirors and at the time of the Acquiror Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Seller, Target, the Acquirors or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Seller or the Acquirors that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Parent Acquiror.
(d) The Seller acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Seller, the Acquired Companies, their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, the Seller agrees to, and agrees to cause the Acquired Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide the Acquirors with all such information that is required or reasonably requested by the Acquirors to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of the Acquirors to the SEC or NASDAQ in connection with the Transactions.
Section 7.03. Governmental Approvals and Other Third-party Consents.
(a) Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals.
(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Seller or the Acquired Companies with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c) The Seller and the Acquirors shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04(b) of the Seller Disclosure Schedules and Section 4.03(b) of the Acquiror Disclosure Schedules; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 7.04. Debt Financing.
(a) The Holdco Acquiror has obtained a debt commitment letter, dated as of the date hereof  (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, and in the case of the fee letter which may be redacted in respect of numeric fee amounts, economic terms and “market flex” provisions specified therein, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to the Holdco Acquiror the amounts set forth therein for, among other things, the purposes of financing the Transactions, to the extent set forth herein.

(b) Each of the Acquirors and the Seller shall, and the Seller shall cause the Acquired Companies to, use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the Closing the Holdco Acquiror may consummate the Debt Financing, which, together with the funds in the Trust Account and the proceeds of the Equity Offering and the proceeds of the Backstop Offering, if applicable, shall be sufficient to consummate the Transactions, including by using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Documents”); (ii) satisfy (or, if deemed advisable by the Acquirors and the Seller, seek a waiver of) on a timely basis all conditions in any Debt Financing Documents that are within its control and otherwise comply with its obligations thereunder; (iii) maintain in effect any Debt Financing Documents until the Transactions are consummated or this Agreement is terminated in accordance with its terms; and (iv) enforce its rights under any Debt Financing Documents in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the Closing. The Seller and each of the Acquirors shall give the other Party prompt oral and written notice of any material breach or default by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, and any purported termination or repudiation by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to any Debt Financing Documents or any Alternative Financing or any Debt Financing Source. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Financing Documents, each of the Acquirors and the Seller shall use commercially reasonable efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions no less favorable to the Holdco Acquiror than the terms and conditions under the Debt Commitment Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any commitment letters entered into with respect to any Alternative Financing.
(c) From and after the date of this Agreement until the Closing, the Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide the Acquirors with all cooperation reasonably requested by the Acquirors in connection with the Debt Financing, including by using commercially reasonable efforts to (i) provide to the Acquirors pertinent and customary financial and other information regarding the Acquired Companies as reasonably requested by the Acquirors for purposes of the Debt Financing and to cause Target’s senior management to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), conference calls, presentations, road shows, due diligence (including accounting due diligence) and drafting sessions and sessions with actual and prospective Debt Financing Sources, prospective lenders, investors and rating agencies; (iii) provide reasonable assistance in the preparation of those sections of any customary prospectuses, offering memoranda, information memoranda or other customary materials that relate to the Acquired Companies and the business of the Acquired Companies; (iv) assist the Acquirors and the Debt Financing Sources with their marketing efforts with respect to the Debt Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda, offering documents, private placement memoranda, prospectuses, business projections or other marketing documents customarily used to arrange the Debt Financing contemplated by the Debt Commitment Letter (and identifying any portion of information provided that constitutes material non-public information); (v) execute and deliver, as of the Closing, any definitive financing documents, including any credit or purchase agreements, subscription agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by any Debt Financing Sources in connection with the applicable Debt Financing and otherwise reasonably facilitating the pledging of collateral, as applicable; and (vi) take all corporate or other actions necessary to permit the consummation of the Debt Financing and to permit the gross proceeds thereof to be made available on the Closing Date to consummate the Transactions.
Section 7.05. Public Announcements.   So long as this Agreement is in effect, neither the Seller, the Acquirors, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties; provided, however, that such Party may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties if such Party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable Law, including the Securities Act or Exchange Act, or in compliance with the requirements of the Algeco Indentures and (b) endeavors, on a reasonable basis given the circumstances, to provide a meaningful opportunity to the other Party to review and comment on such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.
Section 7.06. Employees; Benefit Plans.
(a) As of the Closing Date, (i) the Excluded Employees shall no longer be eligible to participate in the Company Benefit Plans and (ii) all employees of the Acquired Companies who are not Excluded Employees and remain employed immediately after the Closing (each a “Company Continuing Employee”) shall continue to be eligible to participate in the Company Benefit Plans to the same extent such Company Continuing Employees participated in such plans immediately prior to the Closing Date. Prior to the Closing Date, the Seller shall use commercially reasonable efforts to take all steps necessary to ensure that the Company Benefit Plans are maintained and sponsored by the applicable Acquired Company or any successor entity of such Acquired Company without material interruption, such that the Company Continuing Employees (A) are credited for service with the Acquired Companies for the pre-Closing period, (B) continue to have pre-existing condition exclusions and actively-at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements waived to the extent satisfied by any Company Continuing Employee under any Company Benefit Plan as of the Closing Date, and (C) have any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Continuing Employee (or covered dependent thereof) continue to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date in the year of the Closing. In addition to the foregoing, the Seller and the Acquired Companies will use commercially reasonably efforts prior to the Closing to adopt new long-term incentive plans for the operative Acquired Companies to grant, on a discretionary basis, any benefits not covered by the Company Benefit Plans to be maintained by ListCo following the Closing (collectively, the “New Benefit Plans”), which New Benefit Plans will be adopted and become effective on the Closing.
(b) This Section 7.06 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.06. Nothing in this Section 7.06 shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.06 shall not create any right in any employee or any other Person to any continued employment for any period with any Acquired Company, the Acquirors or any of their respective Affiliates, or continued receipt of any specific compensation or employee benefit of any nature or kind whatsoever, or shall constitute an amendment to, adoption of, or any other modification of the Company Benefit Plans. Nothing in this Section 7.06 shall be deemed to limit the right of the Seller, the Acquirors, the Acquired Companies or any of their respective Affiliates to terminate employment or any of their respective employees or other service providers at any time.
(c) Seller agrees to fully reimburse ListCo and the Acquired Companies for any and all expenses incurred by Listco and/or the Acquired Companies on or before December 31, 2019 in connection with any obligations of the Acquired Companies to pay or provide compensation and/or benefits to any Excluded Employees and any other Persons who are not Continuing Employees or otherwise providing services to or employed by the Acquired Companies, including the obligations set forth on Section 7.06(c) of the Seller Disclosure Schedules and certain remaining obligations under the Algeco TSA.

Section 7.07. Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Acquirors, on the one hand, and the Seller, on the other hand. The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary)
Section 7.08. Closing Conditions.   From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof. Without limiting the foregoing, each Party hereby covenants and agrees to use commercially reasonable efforts to work together to effectuate the transactions contemplated by this Agreement as soon as practicable and shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions. Notwithstanding the foregoing, this Section 7.08, shall not (a) require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person to obtain any consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (other than nominal filing, attorneys or application fees), (b) require Seller to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.02, (c) require any Acquiror to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.03, or (d) limit any Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 9.01.
Section 7.09. Further Assurances.   Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
Section 7.10. Registration Rights Agreement.   Between the date hereof and Closing, each Party shall, and shall cause its respective Affiliates to, negotiate an amended and restated registration rights agreement (the “Registration Rights Agreement”), which shall amend and restate in its entirety that certain Registration Rights Agreement, dated January 11, 2018, by and among Parent Acquiror and the initial investors named on the signature pages thereto, and shall be entered into and effective as of the Closing Date, on commercially reasonable and customary terms for a transaction similar to the Transactions and consistent with the terms set forth in the “Registration Rights” section of the Term Sheet, and otherwise in form and substance reasonably satisfactory to the Acquirors and Seller. The Parties agree that the Registration Rights Agreement shall contain lock-up provisions that are consistent with the terms set forth in the “Sale/Transfer/Registration Restrictions/Lock-up period” section of the Term Sheet and customary joinder provisions, pursuant to which each other Person who is issued or receives shares of common stock of ListCo in connection with the Transactions shall become party thereto. For the avoidance of doubt, parties to the Algeco Earnout Agreement would be deemed “Permitted Transferees” of Seller under the Registration Rights Agreement.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01. Conditions to Obligations of the Parties.   The obligation of each Party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:
(a) No Prohibition or Legal Proceedings.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, restraining order, preliminary or permanent injunction or other order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions. No Governmental Authority or other Person shall have commenced any legal proceeding challenging or seeking to prohibit the Transactions or Transaction Proposals.

(b) Financing.   Effective as of immediately prior to (or substantially concurrently with) the Closing, the Debt Financing shall have been obtained.
(c) Acquiror Shareholder Approvals.   The Acquiror Shareholder Approvals shall have been obtained.
(d) Algeco Credit Facility Consent.   Target shall have obtained the Algeco Credit Facility Consent.
(e) Certificate of Merger.   The Certificate of Merger, duly executed by Arrow Bidco, shall have been delivered and filed in accordance with applicable Law.
(f) Registration Rights Agreement.   The Registration Rights Agreement shall have been executed and delivered by each Party thereto.
(g) Initial Designees.   The Seller Designee, Founder Designees and the Independent Designee shall have, subject to the Closing occurring, been appointed to the Board of Directors of ListCo.
(h) Acquisition of Signor.   The transactions contemplated by the Signor Merger Agreement shall have been consummated pursuant to the terms and conditions thereof, as such terms and conditions are set forth in the execution version delivered to the Seller on the date hereof.
Section 8.02. Conditions to Obligations of Seller.   The obligation of the Seller to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Seller, in their sole discretion, of each of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of the Acquirors set forth in Section 4.02(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, the representations and warranties of the Acquirors set forth in Section 4.01, Section 4.02(b), Section 4.02(c), Section 4.02(d), Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, each of the other representations and warranties of the Acquirors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.
(b) Covenants.   The Acquirors shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Closing Certificate.   At the Closing, the Acquirors shall have delivered or caused to be delivered to the Seller a certificate signed on behalf of the Acquirors by a duly authorized executive officer of each Acquiror stating that the conditions specified in Section 8.03(a) and Section 8.02(b) have been satisfied;
(d) Certificate of Secretary.   At the Closing, the Acquirors shall have respectively delivered or caused to be delivered to the Seller a certificate signed by the Secretary or any duly authorized officer of each Acquiror, attesting to the completion of all necessary corporate action by such Acquiror to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of such Acquiror certified by the Secretary of State of the State of Delaware dated no more than ten (10) Business Days prior to the Closing Date, (ii) resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of such Acquiror from the Secretary of State of the State of Delaware that is dated no more than two (2) Business Days prior to the Closing Date.
(e) Minimum Proceeds.   Parent Acquiror shall deliver the Minimum Proceeds in accordance with Section 2.07(b); provided that Parent Acquiror shall be deemed to deliver the Minimum Proceeds if the sum of the Trust Account Proceeds, the Equity Offering Proceeds and the proceeds of the Backstop Offering, if any, before paying Transaction Expenses, equal at least $225.0 million.
(f) No Material Adverse Effect.   Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred.
(g) Domestication.   The Domestication shall have been completed.
(h) ListCo Governing Documents.   The Certificate of Incorporation of ListCo shall have been filed with the Delaware Secretary of State and the Bylaws of ListCo shall have been adopted by its board of directors.
(i) Holdco Acquiror Governing Documents.   The Certificate of Incorporation and Bylaws of the Holdco Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit E and Exhibit F (collectively, the “Holdco Acquiror Governing Documents”), shall not have been amended without the consent of the Seller.
(j) Resignation of Officers and Directors of the Parent Acquiror.   The Parent Acquiror shall have delivered to Seller the written resignations of the officers and directors of the Parent Acquiror that are not listed in the ListCo Governing Documents effective as of the Closing.
Section 8.03. Conditions to Obligations of the Acquirors.   The obligation of the Acquirors to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Acquirors, in their sole discretion, of each of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of the Seller set forth in Section 3.03(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, the representations and warranties of the Seller set forth in Section 3.01, Section 3.02, Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, each of the other representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.
(b) Covenants.   The Acquired Companies shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Closing Certificate.   At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors a certificate signed by a duly authorized executive officer of the Seller stating that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Certificate of Secretary.   At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors certificates signed by the Secretary or any duly authorized officer of the Seller, attesting to the completion of all necessary action by such Seller to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of the Seller, (ii) any resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of the Seller issued by the relevant authority in its jurisdiction of formation that is dated no more than two (2) Business Days prior to the Closing Date.
(e) No Material Adverse Effect.   Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(f) FIRPTA Certificates.   The Acquirors shall have received one or more duly completed and executed certificates reasonably satisfactory to the Acquirors pursuant to Section 1445 of the Code from the Seller, certifying that the Membership Interests do not constitute a U.S. real property interest within the meaning of Section 1445 of the Code.
(g) Affiliate Agreements.   Each Acquired Company shall have been released with no further liability from each Affiliate Agreement listed in Section 8.03(g) of the Seller Disclosure Schedules.
(h) Minimum Cash.   On the Closing Date, prior to giving effect to the Transactions or proceeds from the Debt Financing, Trust Account, Equity Offering or Backstop Offering, if any, the combined businesses of Target and Signor shall have at least $5.0 million of Cash or cash equivalents available.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01. Termination.   This Agreement may be terminated prior to the Closing:
(a) by the mutual written consent of the Seller and the Acquirors;
(b) by either the Seller or the Acquirors, if the Closing has not taken place on or before such date that is 120 days from the date hereof  (the “Outside Date”); provided that such period may be extended for any additional thirty (30) days by mutual written consent of the Seller and Acquirors, in which case such later date shall be the Outside Date; provided further that neither the Seller nor the Acquirors will be permitted to terminate this Agreement pursuant to this Section 9.01(b) if the failure of the Closing to occur by the Outside Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing Date;
(c) by the Seller, if the Acquirors shall have breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to the Acquirors, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that the Seller is not then in material breach of this Agreement;
(d) by the Acquirors, if the Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Seller, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that neither Acquiror is then in material breach of this Agreement;
(e) by either the Seller or the Acquirors in the event of the issuance of a final, non-appealable order by a Governmental Authority restraining or prohibiting the Transactions;
(f) by either the Seller or the Acquirors if the Acquiror Shareholder Approvals are not obtained at the Acquiror Shareholder Meeting duly convened therefor (unless such the Acquiror Shareholder Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken; and

(g) by the Acquirors if Seller has not, within one (1) hour following execution of this Agreement, delivered evidence reasonably satisfactory to the Acquirors that Seller, as holder of the Membership Interests, has received and approved this Agreement and the Transactions.
Section 9.02. Notice of Termination.   Any Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.
Section 9.03. Effect of Termination.   In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that the confidentiality provisions of the Term Sheet, Section 7.01(b) and this Section 9.03 shall survive such termination; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.
Section 9.04. Extension; Waiver.   At any time prior to the Closing, either the Seller or the Acquirors may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Section 9.05. Waiver of Claims.   Notwithstanding anything to the contrary contained herein, the Parties (each on behalf of itself and its officers, directors, employees, agents, Affiliates and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort, or otherwise against the Debt Financing Sources and hereby agree that in no event shall the Debt Financing Sources have any liability or obligation to the Parties or their respective officers, directors, employees, agents, Affiliates and Representatives and in no event shall the Parties seek or obtain any other damages of any kind against any Debt Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement, the Debt Financing, the Debt Financing Documents or the transactions contemplated hereby and thereby.
ARTICLE X
INDEMNIFICATION
Section 10.01. Indemnification by Seller.   Notwithstanding any other provision of this Agreement, including the representations and warranties of the Acquired Companies set forth in Article III, the Seller shall indemnify and defend each Acquiror and their respective Representatives (collectively, the “Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder) (“Losses”) incurred or sustained by, or imposed upon, the Indemnitees or the Acquired Companies relating to (i) any breach of Section 3.01(ii), Section 3.01(iii), Section 3.04(a), or any Action directly relating to or arising from the events or circumstances that resulted in such breach, (ii) any breach of Section 3.12(l) or any Action directly relating to or arising from the events or circumstances that resulted in such breach or (iii) any Environmental Liability related to the operation of the Acquired Companies prior to the Closing Date; provided, that any references to materiality or Company Material Adverse Effect shall be disregarded in determining whether a breach has occurred for purposes of this Article X.
Section 10.02. Indemnification Procedures.   The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.”
(a) Third Party Claims.   If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in all respects in such defense; provided that such Indemnifying Party may only assume such defense if it acknowledges in writing its obligation to indemnify in full the Indemnified Party pursuant to this Agreement; provided, further, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company. In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or, in the reasonable opinion of counsel to the Indemnified Party, fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.02(b) defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.
(b) Settlement of Third Party Claims.   Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.02(b). If an offer is made to settle a Third Party Claim (a “Proposed Settlement”) and such offer would not lead to liability or the creation of a financial or other obligation of the Indemnified Party and such offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days of receipt of such notice, then the Indemnified Party may contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim shall not exceed the amount of such Proposed Settlement. If the Indemnified Party fails to consent to such Proposed Settlement and also fails to assume defense of such Third Party Claim, then the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Proposed Settlement. If the Indemnified Party has assumed the defense pursuant to Section 10.02(a), it shall not agree to any Proposed Settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c) Direct Claims.   Subject to the limitations set forth in Section 10.03(e), any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying

Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and to investigate whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d) Mitigation.   The Acquirors agree to, and to cause the Company to, take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by any Indemnified Party.
(e) Payments.   Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(f) Exclusive Remedy.   Notwithstanding anything contained herein to the contrary, from and after the Closing, subject to any Person’s right to seek specific performance and/or injunctive or other equitable relief, indemnification pursuant to the provisions of this Article X shall be the sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions contemplated hereby (except for fraud), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
Section 10.03. Limitations on Indemnification Obligations.   Notwithstanding anything herein to the contrary, the rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article X are subject to the following limitations:
(a) the amount of any and all Losses shall be determined net of  (i) any amounts actually recovered by any Indemnified Party under any insurance policies from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of the cost of recovery and increases in insurance premiums) and (ii) any cash Tax benefits actually realized by the Indemnified Parties (or their direct or indirect beneficial owners) in the year of such Loss or the next succeeding taxable year that are attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss;
(b) an Indemnified Party’s right to make a claim for indemnification under this Article X shall expire on March 31, 2020;
(c) in no event shall the Indemnifying Parties have any obligation to indemnify the Indemnified Parties with respect to any Losses incurred under Article X until the total amount of Losses the Indemnified Parties would recover pursuant to Section 10.01(i), Section 10.01(ii) and Section 10.01(iii) in the aggregate equals or exceeds $500,000, at which point, the Seller will be obligated to indemnify the Indemnified Parties for the entire amount of any such indemnifiable Losses;
(d) in no event shall the Indemnifying Parties’ aggregate liability for Losses arising (i) under Section 10.01(i) exceed $82.0 million and (ii) under Section 10.01(iii) exceed $6,262,395; provided that the Indemnifying Parties’ liability for Losses arising under Sections 10.01(i) and (iii) shall not exceed $82.0 million in the aggregate; and provided further that the Indemnifying Parties’ aggregate liability for Losses arising under Section 10.01(ii) shall not be limited, except that any amounts actually paid by the Indemnifying Parties with respect to any Losses incurred under Section 10.1(ii) shall be taken into account in determining the limitations under this Section 10.03(d); and

(e) in no event shall the Indemnifying Parties be liable for any consequential, indirect, special, exemplary, punitive, incidental or enhanced damages, or other similar types of damages, including, but not limited to, damages for lost profits, lost revenues, lost business or diminution in value, regardless of whether such damages were foreseeable and the legal or equitable theory (contract, tort or otherwise) upon which the claim was made; provided that the limitation in this Section 10.03(e) shall not apply to any such damages that are payable to a third party by an Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.
ARTICLE XI
MISCELLANEOUS
Section 11.01. Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.
(b) At any time and from time to time prior to the Closing, the Seller or the Acquirors may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Seller or the Acquirors, as applicable, (ii) waive any inaccuracies in the representations and warranties made to the Seller or the Acquirors contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Seller or the Acquirors, as applicable, contained herein. Any agreement on the part of the Seller or the Acquirors to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Seller or the Acquirors, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, no amendment may be made to Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), this Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial), Section 11.11 (Assignment), and any of the defined terms used therein and any other provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing (in each case to the extent that such amendment affects the Debt Financing Sources) without the prior written consent of the Debt Financing Sources.
Section 11.02. Non-Survival of Representations and Warranties.   Except for the representations and warranties referred to in Section 10.01, which survive until March 31, 2020, and the applicable registration rights and lock-up provisions of the Term Sheet, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.
Section 11.03. Expenses.   Except as otherwise expressly provided in this Agreement, until the Closing, or in the event this Agreement is terminated in accordance with Section 9.01, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Following the Closing, all Transaction Expenses shall be reimbursed from the gross proceeds from the Transactions. For the avoidance of doubt, upon Closing of the Transactions, all Transaction Expenses shall be paid by the Acquirors and the Acquired Companies.

Section 11.04. Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Seller, to:
Algeco Investments B.V.
12 Berkeley Street
2nd Floor
Mayfair
London, W1J8DT
United Kingdom
Attn: James O’Malley
E-mail: James.O’Malley@algeco.com
with a copy to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: William Schwitter
Facsimile: (212) 610-6399
E-mail: william.schwitter@allenovery.com
if to the Acquirors, to
Platinum Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
Facsimile: (310) 552-4508
E-mail: elibaker@geacq.com
and
Topaz Holdings Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
Facsimile: (310) 552-4508
E-mail: elibaker@geacq.com
with a copy to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention:
Joel L. Rubinstein
Jason D. Osborn

Facsimile: (212) 294-4700
E-mail:
jrubinstein@winston.com
josborn@winston.com

Section 11.05. Interpretation.   When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 11.06. Counterparts.   This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 11.07. Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Seller Disclosure Schedules and the Acquiror Disclosure Schedules), the Registration Rights Agreement and the applicable registration rights and lock-up provisions of the Term Sheet constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except as provided in Section 6.05, no provision of this Agreement or the Term Sheet, in each case express or implied, is intended to or shall confer upon any other Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial) and Section 11.11 (Assignment).
Section 11.08. Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
Section 11.09. Governing Law; Jurisdiction.
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction; provided that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with the internal Laws of the State of New York, without giving effect to principles or rules or conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdictions.
(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if  (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if  (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.09(b) in the manner provided for notices in Section 11.04. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Each Party agrees that it (w) will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than exclusively the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim; (x) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Debt Commitment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court; (y) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
(c) Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) concerning the construction, validity, interpretation and enforceability of the Debt Commitment Letter, or any of the Transactions, including, without limitation, any claim, controversy or dispute arising out of or relating in any way to the Debt Financing (whether based on contract, tort or otherwise) or concerning any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 11.10. Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION

OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
Section 11.11. Assignment.   This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that the Seller may assign its rights and interest (but not its obligations) hereunder to any Debt Financing Source as collateral for security purposes in connection with the Debt Financing without prior written consent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 11.12. Enforcement; Remedies.   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Seller, Arrow Bidco and the Acquirors have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.
ALGECO INVESMENTS B.V.
By:
/s/ Jasper Van Rossum

Name: Jasper Van Rossum
Title:  Managing Director
PLATINUM EAGLE ACQUISITION CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:  Chief Executive Officer and Chairman
TOPAZ HOLDINGS CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:  President
ARROW BIDCO, LLC
By:
/s/ Gary Lindsay

Name: Gary Lindsay
Title:  President
[Signature Page to Agreement of Merger]

EXHIBIT A
DEFINITIONS
“2017 and 2018 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).
“Acquired Companies” shall have the meaning set forth in the Recitals.
“Acquired Company Related Party” shall have the meaning set forth in Section 3.21.
“Acquired Subsidiaries” shall have the meaning set forth in Section 3.02(b).
“Acquiror Balance Sheet Date” shall have the meaning set forth in Section 4.09.
“Acquiror Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Acquirors to the Seller and that form a part of this Agreement.
“Acquiror Financial Statements” shall have the meaning set forth in Section 4.07(d).
“Acquiror Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Acquirors to perform their obligations under the Transaction Documents or to consummate the Transactions.
“Acquiror Record Date” shall have the meaning set forth in Section 7.02(a).
“Acquiror SEC Reports” shall have the meaning set forth in Section 4.06.
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Parent Acquiror Governing Documents) shareholder of the Parent Acquiror to redeem all or a portion of the Parent Ordinary Shares held by such shareholder at a per-share price, payable in cash, equal to such shareholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with the Parent Acquiror Governing Documents) in connection with the Acquiror Shareholder Approvals.
“Acquiror Shareholder Approvals” shall have the meaning set forth in Section 4.15.
“Acquiror Shareholders Meeting” shall have the meaning set forth in Section 6.02.
“Acquirors” shall have the meaning set forth in the Preamble.
“Action” means any claim, action, suit, arbitration, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.
“Adverse Recommendation” shall have the meaning set forth in Section 6.02.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person.
“Affiliate Agreement” shall have the meaning set forth in Section 3.21.
“Agreement” shall have the meaning set forth in the Preamble.
“Algeco Credit Facility” means the syndicated facility agreement, dated as of February 15, 2018, providing for approximately $400 million in commitments under an asset-backed revolving credit facility, which outstanding obligations are guaranteed by Seller and certain of its subsidiaries.
“Algeco Credit Facility Consent” shall have the meaning set forth in Section 5.02(b).
“Algeco Earnout Agreement” means that certain Amended and Restated Earnout Agreement dated November 11, 2018 by and Algeco Holding Sarl, Williams Scotsman International, Inc., Target, Brian S. Lash as the Seller Representative and the other sellers named therein.
“Algeco TSA” shall have the meaning set forth in Section 5.01(c).
“Algeco Indentures” means the SSN Indenture and the SUN Indenture.

“Alternative Financing” shall have the meaning set forth in Section 7.04(b).
“Arrow Holdings” shall have the meaning set forth in the Recitals.
“Arrow Bidco” shall have the meaning set forth in the Recitals.
“Balance Sheet Date” shall have the meaning set forth in Section 3.06.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are required or authorized by Law to close.
“Cash” means, at any particular time, the cash and cash equivalents of the Acquired Companies excluding issued but uncleared checks and drafts, customer deposits and Restricted Cash.
“Cash Consideration” shall have the meaning set forth in Section 2.07(a).
“Certificate of Merger” shall have the meaning set forth in Section 2.02.
“Class A Shares” shall have the meaning set forth in Section 4.02(a).
“Class B Shares” shall have the meaning set forth in Section 4.02(a).
“Closing” shall have the meaning set forth in Section 2.09.
“Closing Date” shall have the meaning set forth in Section 2.09.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.13(a).
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, policy, program, arrangement or agreement providing employee benefits of any kind, including bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefits, in each case, established, maintained, sponsored, contributed to or required to be contributed to for the benefit of any current or former employee, director, natural person independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Companies or with respect to which an Acquired Company has or may have any present or future material obligation or liability (whether actual or contingent).
“Company Continuing Employee” shall have the meaning set forth in Section 7.06(a).
“Company Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).
“Company Foreign Benefit Plan” shall have the meaning set forth in Section 3.09(f).
“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).
“Company Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that, (i) individually, or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or effect of the following) alone, or in combination, be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate; (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes in interest rates or other changes affecting financial, credit or capital market conditions; (d) any change in US GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority; (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; (g) any failure by Target to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Target to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Company Material Adverse Effect); or (h) changes or effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disaster, weather conditions or other force majeure events; provided, in each of clauses (a), (b), (c) and (h) of this definition, if such change, effect, development, circumstance, condition, event, state of facts or occurrence referenced has a disproportionate effect on the Acquired Companies (as compared to other participants in the industry in which the Acquired Companies operate), then such disproportionate effect may be considered in determining whether a Company Material Adverse Effect has occurred (but only to the extent of such disproportionate effect) or (ii) prevents or materially delays the Seller from performing their material obligations under this Agreement or consummation of the Transactions.
“Company Owned IP” shall have the meaning set forth in Section 3.14(b).
“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).
“Company Permits” shall have the meaning set forth in Section 3.07(b).
“Contracts” means all contracts, subcontracts, agreements, Collective Bargaining Agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.
“Debt Commitment Letter” shall have the meaning set forth in Section 7.04(a).
“Debt Financing” shall have the meaning set forth in Section 2.07(b).
“Debt Financing Documents” shall have the meaning set forth in Section 7.04(b).
“Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Persons that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates, and respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns.
“Delaware Act” shall have the meaning set forth in the Recitals.
“Direct Claim” shall have the meaning set forth in Section 10.02(c).
“Domestication” shall have the meaning set forth in the Recitals.
“Effective Time” shall have the meaning set forth in Section 2.02.
“Environmental Claims” means any and all administrative, regulatory or judicial claims, actions or proceedings alleging Environmental Liability.
“Environmental Law” means any applicable Law in effect as of the Closing Date relating to pollution or protection of the environment, natural resources, and human health with respect to exposure of Hazardous Materials, including those relating to the handling, transportation, treatment, storage, disposal, discharge, emission, control or cleanup of any Hazardous Materials.

“Environmental Liability” means any obligations, liabilities, fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses, and disbursements arising from a violation of Environmental Law or Release of Hazardous Materials.
“Environmental Permit” means any permit, license, authorization or approval required under applicable Environmental Laws.
“Equity Offering” shall have the meaning set forth in the Recitals.
“Equity Offering Proceeds” shall have the meaning set forth in Section 2.07(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person that is or would be deemed a “single employer” with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.
“Excluded Employees” shall have the meaning set forth in Section 3.13(c).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“First Signor Merger” shall have the meaning set forth the Recitals.
“Founder Designees” means the two (2) Persons nominated by the Founders to serve on the Board of Directors of ListCo.
“Founders” shall mean, collectively, Jeff Sagansky, Harry E. Sloan and Double Eagle Acquisition LLC.
“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority.
“Governmental Authority” means any United States federal, state, local, municipal, regulatory or administrative authority, instrumentality, board, agency, commission or any court, tribunal, or judicial or arbitral body.
“Hazardous Materials” means any chemical, material, substance, gas or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law (including asbestos or asbestos-containing materials and polychlorinated biphenyls).
“Holdco Acquiror” shall have the meaning set forth in the Preamble.
“Holdco Acquiror Governing Documents” shall have the meaning set forth in Section 8.02(i).
“Holdco Common Stock” shall have the meaning set forth in Section 4.02(a).
“Indebtedness” means with respect to any Person, without duplication:
(a) any indebtedness (including principal and accrued and unpaid interest and premium) of such Person, whether or not contingent:
(i)
in respect of borrowed money;

(ii)
evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)
representing the balance deferred and unpaid of the purchase price of any property (including capitalized lease obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(iv)
representing any hedging obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (i) through (v) (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with US GAAP;
(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a)(i) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c) to the extent not otherwise included, the obligations of the type referred to in clause (a)(i) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of  (i) the fair market value of such assets at such date of determination and (ii) the amount of such Indebtedness of such other Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) accrued expenses and royalties, (iii) an obligation between an Acquired Company and any Subsidiary of such Acquired Company or between any two Acquired Subsidiaries, (iv) an operating lease obligation, (v) any deferred revenue; (vi) performance bonds; or (vii) any undrawn letter of credit.
“Indemnified Party” shall have the meaning set forth in Section 10.02.
“Indemnifying Party” shall have the meaning set forth in Section 10.02.
“Indemnitees” shall have the meaning set forth in Section 10.01.
“Independent Designee” means the one (1) Person nominated by mutual agreement of the Founders, Seller and Arrow Holdings, who shall be “independent” for NASDAQ purposes, to serve on the Board of Directors of ListCo.
“Intellectual Property” means all intellectual property protected under the laws of the U.S. or any foreign jurisdiction, including (a) patents, industrial design registrations applications therefore, including all provisionals, continuations, continuations-in-part and divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing and any other governmental grant for the protection of inventions or industrial designs; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, whether registered or unregistered and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof  (collectively, “Trademarks”); (c) copyrights, whether registered or unregistered, all moral rights associated with any of the foregoing, and any registrations, renewals and applications for registration thereof; (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, algorithms, designs, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, technology, business plans, and customer lists and supplier lists, in each case to the extent protected as trade secrets (collectively “Trade Secrets”); and (e) internet domain name registrations.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” means the actual knowledge of the individuals named on Schedule A of the Seller Disclosure Schedules.
“Labor Representative” shall have the meaning set forth in Section 3.13(a).
“Law” means any law, regulation, rule, code, ordinance or applicable order of a Governmental Authority.
“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lease, license, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or first offer or other third party (or governmental) right, lien or charge of any kind or nature. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.

“ListCo” shall have the meaning set forth in the Recitals.
“ListCo Governing Documents” shall have the meaning set forth in Section 6.02.
“Losses” shall have the meaning set forth in Section 10.01.
“Material Contract” shall have the meaning set forth in Section 3.16(a).
“Material Lease” shall have the meaning set forth in Section 3.15(b).
“Membership Interests” means all of the issued and outstanding membership interests in Target Parent.
“Merger” shall have the mean set forth in Recitals.
“Merger Consideration” shall have the meaning set forth in Section 2.07(a).
“Merger Sub” shall have the meaning set forth in the Recitals.
“Minimum Proceeds” shall have the meaning set forth in Section 2.07(b).
“NASDAQ” means the NASDAQ Capital Market.
“New Benefit Plans” shall have the meaning set forth in Section 7.06(a).
“Notice of Disagreement” shall have the meaning set forth in Section 2.11(b).
“Outside Date” shall have the meaning set forth in Section 9.01(b).
“Parent Acquiror” shall have the meaning set forth in the Preamble.
“Parent Acquiror Governing Documents” means the Amended and Restated Memorandum and Articles of Association of the Parent Acquiror, as adopted January 16, 2018.
“Parent Ordinary Shares” shall have the meaning set forth in Section 4.02(a).
“Parent Preferred Shares” shall have the meaning set forth in Section 4.02(a).
“Party” shall have the meaning set forth in the Preamble.
“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business; (c) non-monetary encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, or would not, reasonably be expected to, materially interfere with the Acquired Companies’ present uses or occupancy of such real property; (d) Liens securing the obligations of the Acquired Companies under the Algeco Credit Facility and Algeco Indentures; (e) zoning, building code laws and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property; (f) matters that would be disclosed by an accurate survey or inspection of the real property; (g) that is disclosed on the most recent consolidated balance sheet of Target or notes thereto or securing liabilities reflected on such balance sheet; (h) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Target; or (i) that would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Prohibited Act” means, in respect of any Person, the making, offering or authorizing of any gift, payment, promise, profit participation or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any public official, political party, political party official or candidate for office or any Person acting on behalf of or for the benefit any of the foregoing in violation of applicable anti-bribery laws.
“Proposed Settlement” shall have the meaning set forth in Section 10.02(b).

“Proxy Statement” shall have the meaning set forth in Section 7.02(a).
“Real Property” shall have the meaning set forth in Section 3.15(a).
“Registered Company IP” shall have the meaning set forth in Section 3.14(a).
“Registration Rights Agreement” shall have the meaning set forth in Section 7.10.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Acquiror under the Securities Act with respect to the shares of the Parent Ordinary Shares to be issued to shareholders of ListCo in connection with the Domestication.
“Release” means any actual or threatened release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.
“Restricted Cash” means any Cash (i) the use of which is restricted by Law or Contract, including any deposits with third parties and (ii) that are insurance proceeds in respect of a condemnation, casualty, loss or other material damage to any of the assets of the Acquired Companies prior to the Closing Date that have not been used to repair or replace such condemned or damaged property as permitted or required pursuant to the terms hereof.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Signor Merger” shall have the meaning set forth the Recitals.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.
“Seller” shall have the meanings set forth in the Preamble.
“Seller Designee” means the one (1) Person nominated by Seller to serve on the Board of Directors of ListCo.
“Seller Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Seller to the Acquirors and that form a part of this Agreement.
“September 30 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(iii).
“Signor” shall have the meaning set forth in the Recitals.
“Signor Merger Agreement” shall have the meaning set forth in the Recitals.
“Signor Mergers” shall have the meaning set forth in the Recitals.
“Stock Consideration” shall have the meaning set forth in Section 2.07(a).
“SSN Indenture” means the senior secured notes indenture, dated as of February 15, 2018 (as amended, modified, or supplemented in accordance with the terms thereof) providing for the issuance by Algeco Global Finance plc of  €600 million 6½% senior secured fixed rate notes due 2023, €150 million senior secured floating rate notes due 2023 and $520 million senior secured fixed rate notes due 2023 (collectively, the “SSNs”), which SSNs are guaranteed by Seller and certain of its subsidiaries.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other legal entity (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned or controlled by such Person.
“SUN Indenture” means the senior notes indenture, dated as of February 15, 2018 (as amended, modified, or supplemented in accordance with the terms thereof) providing for the issuance by Algeco Global Finance 2 plc of  $305 million 10% SUNs due 2023 (the “SUNs”), which SUNs are guaranteed by Seller and certain of its subsidiaries.
“Surviving Company” shall have the meaning set forth in Section 2.01.
“Target” shall have the meaning set forth in the Recitals.
“Target Parent” shall have the meaning set forth in the Recitals.
“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.
“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and any amended Tax Returns.
“Term Sheet” means that certain letter agreement dated October 30, 2018 by and between the Seller, Arrow Holdings, Parent Acquiror and the other parties thereto.
“Third Party Claim” shall have the meaning set forth in Section 10.02(a).
“Third Party Target” shall have the meaning set forth in Section 4.14.
“Trade Secrets” shall have the meaning set forth in the definition of  “Intellectual Property.”
“Trademarks” shall have the meaning set forth in the definition of  “Intellectual Property.”
“Transaction Agreements” means this Agreement and the Registration Rights Agreement.
“Transaction Expenses” means all costs, fees and expenses incurred in connection with this Agreement and the Transactions and the expenses of the Acquirors incurred in the ordinary course of business, including, without limitation, any advances from the Founders made to the Acquirors, any deferred underwriting fees payable by the Acquirors and any transaction, change in control or sale bonuses payable in connection with the Transactions.
“Transaction Proposals” shall have the meaning set forth in Section 6.02.
“Transactions” means the transactions contemplated by this Agreement, including without limitation the Merger, and each of the Transaction Agreements, together with the Debt Financing and Equity Offering and Backstop Offering, if applicable.
“Trust Account” shall have the meaning set forth in Section 4.08.
“Trust Account Proceeds” shall have the meaning set forth in Section 2.07(b).
“Trust Agreement” shall have the meaning set forth in Section 4.08.
“Trustee” shall have the meaning set forth in Section 6.04.
“US GAAP” shall have the meaning set forth in Section 3.05(b).
“WARN” shall have the meaning set forth in Section 3.13(e).

EXHIBIT B
SAMPLE STATEMENT

EXHIBIT C
CERTIFICATE OF INCORPORATION OF LISTCO

EXHIBIT D
BYLAWS OF LISTCO

EXHIBIT E
HOLDCO ACQUIROR CERTIFICATE OF INCORPORATION

EXHIBIT F
HOLDCO ACQUIROR BYLAWS

ANNEX A-1
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of January 4, 2019, by and among Algeco Investments B.V., a Netherlands besloten vennootschap (the “Seller”), Algeco US Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“Target Parent”), Arrow Bidco, LLC, a Delaware limited liability company and, following the consummation of the Signor Mergers, a wholly-owned subsidiary of Holdco Acquiror (“Arrow Bidco”), Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), and Topaz Holdings LLC, a Delaware limited liability company formerly known as Topaz Holdings Corp. and wholly-owned subsidiary of the Parent Acquiror (the “Holdco Acquiror” and together with the Parent Acquiror, collectively, the “Acquirors”).
RECITALS
WHEREAS, Seller, Arrow Bidco and the Acquirors entered into that certain Agreement and Plan of Merger (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of November 13, 2018, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Acquirors have agreed to purchase from the Seller, and the Seller has agreed to sell to the Acquirors, the business of the Acquired Companies, to be accomplished through a merger of Target Parent with and into Arrow Bidco, with Arrow Bidco being the surviving company following the Merger;
WHEREAS, the Parties desire to clarify that the Domestication shall occur no fewer than three (3) calendar days prior to the Merger;
WHEREAS, Target Parent and the other parties hereto desire that Target Parent join the Agreement;
WHEREAS, on December 20, 2018 Holdco Acquiror changed its corporate form from a corporation to a limited liability company and desires to reaffirm its obligations pursuant to the Merger Agreement; and
WHEREAS, the parties hereto desire to amend the Merger Agreement to make certain amendments thereto as provided below.
NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.
Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings specified in the Merger Agreement.

2.
Amendments to Merger Agreement.

a.
The second paragraph of the Recitals of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, at least three (3) calendar days prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2018 Revision) (the “Domestication” and the entity surviving such domestication, “ListCo”); for the avoidance of doubt, the Domestication shall occur prior to the Merger in order to effectuate the payment of the Stock Consideration in the form of stock of ListCo;”
b.
The words “Signor Merger Sub Inc., a Delaware corporation” in the sixth paragraph of the Recitals of the Merger Agreement are hereby deleted and replaced with “Signor Merger Sub LLC, a Delaware limited liability company” and any references to “Merger Sub” in the Merger Agreement shall be deemed to be to Signor Merger Sub LLC.

A-1-1

c.
The word “and” is hereby deleted from the end of the eleventh paragraph of the Recitals of the Merger Agreement, and immediately following such paragraph are inserted the following paragraphs:

“WHEREAS, the Merger is occurring pursuant to an integrated plan that will be treated for United States federal income tax purposes as though Target Parent will merge directly with and into ListCo in exchange for the Merger Consideration, in a transaction intended to constitute a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code;
WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code and the Treasury Regulations promulgated thereunder; and”
d.
Section 2.07(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Membership Interests outstanding immediately prior to the Effective Time shall be converted into the right to receive aggregate consideration in an amount equal to $820.0 million (which amount is inclusive of amounts required to pay third party and intercompany Indebtedness as of Closing as contemplated by Section 2.08(a)(i)(A) and (B) below and net of Transaction Expenses), of which (i) $562.0 million shall be paid in cash (the “Cash Consideration”) and (ii) $258.0 million shall be paid in the form of 25,800,000 shares of common stock, par value $0.0001, of ListCo in the same class as shares held by Founders (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); provided that the Cash Consideration paid to Seller at Closing shall be increased by the amount of  (i) any excess cash proceeds received from the Debt Financing, Trust Account and Equity Offering, if applicable, after taking into account the payments set forth in Section 2.08(a), and (ii) any Cash on the balance sheet of the combined businesses of Target and Signor, after giving effect to the transactions contemplated by the Signor Merger Agreement, in excess of  $5.0 million; provided further that the Stock Consideration shall be reduced on a dollar for dollar basis to the extent the Cash Consideration is increased pursuant to clauses (i) and/or (ii) above.”
e.
Section 4.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“As of the date hereof, the Holdco Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Holdco Acquiror of this Agreement, the performance by the Holdco Acquiror of its obligations hereunder and the consummation by the Holdco Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Holdco Acquiror. This Agreement has been duly executed and delivered by the Holdco Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Holdco Acquiror, enforceable against the Holdco Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Holdco Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.”
f.
Section 4.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Capitalization of the Acquirors.
(a) The authorized share capital of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Ordinary
A-1-2

Shares”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Shares”). None of the Parent Preferred Shares is issued and outstanding. As of the date of this Agreement, (i) 32,500,000 Class A Shares were issued and outstanding, and (ii) 8,125,000 Class B Shares were issued and outstanding. All of the membership interests of the Holdco Acquiror (the “Holdco Membership Interests”) are issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Ordinary Shares and the Holdco Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock or membership interests, as applicable, of the Acquirors are held in treasury.
(b) Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares or membership interests, as applicable, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or membership interests, as applicable, to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares, membership interests or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares, membership interests or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares, membership interests or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Transaction.
(c) The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.
(d) Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock, membership interests or other equity interests of the Acquirors.”
g.
Section 4.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“No Holdco Liabilities. Since its date of formation, the Holdco Acquiror has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, the Holdco Acquiror does not have any liabilities.”
h.
Section 4.15 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Vote Required. An ordinary resolution being the affirmative vote of a majority of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (a) approve the Transaction Agreements, the Transactions and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans; (c) approve the issuance of Parent Ordinary Shares to the Seller in connection with the payment of Stock Consideration; (d) approve the other Transaction Proposals, other than those set forth in clauses (x), (y) and (z) below and (e) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and a special resolution being the affirmative vote of at least two-thirds (66 2∕3%) of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (x) approve the Domestication, (y) adopt and approve the Domestication ListCo Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware and adopt and (z) approve the Closing ListCo Governing Documents in connection with the Closing (collectively, the “Acquiror Shareholder
A-1-3

Approvals”). Other than the Acquiror Shareholder Approvals and the Transaction Proposals set forth in Section 6.02, there are no other votes of the holders of the Parent Ordinary Shares or of any other class or series of the capital stock or membership interests, as applicable, of the Parent Acquiror or Holdco Acquiror necessary with respect to the Transactions or any related matters.”
i.
Section 6.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock or membership interests, as applicable, and/or repurchase, redeem or otherwise reacquire any shares of its capital stock, membership interests or other securities, other than in connection with the Acquiror Share Redemption;”
j.
Section 6.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“except as otherwise contemplated by this Agreement or the Signor Merger Agreement, sell, issue or authorize the issuance of  (i) any capital stock, membership interests or other security; (ii) any option or right to acquire any capital stock, membership interests or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or membership interests or other security, in each case other than in connection with the Equity Offering or the Backstop Offering;”
k.
Section 6.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Shareholder Approvals. The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Acquiror Shareholders Meeting”) in accordance with the Parent Acquiror Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby, including the Signor Merger Agreement and transactions contemplated thereby; (iii) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, each to be effective upon the Domestication, in the respective forms attached hereto as Exhibit G and Exhibit H (collectively, the “Domestication ListCo Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware at least three (3) calendar days prior to the Closing; (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, each to be effective upon Closing, in the respective forms attached hereto as Exhibit C and Exhibit D (collectively, the “Closing ListCo Governing Documents”), in connection with Closing; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Seller as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Ordinary Shares to the Seller in connection with the payment of the Stock Consideration; and (viii) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Seller in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Seller (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after
A-1-4

consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.”
l.
Section 6.06 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Domestication. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, not fewer than three (3) calendar days prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit C.”
m.
Section 6.07 of the Merger Agreement is hereby renumbered as Section 6.08.

n.
Section 6.08 of the Merger Agreement is hereby renumbered as Section 6.09.

o.
Section 6.09 of the Merger Agreement is hereby renumbered as Section 6.10.

p.
Immediately following Section 6.06 of the Merger Agreement, a new Section 6.07 of the Merger Agreement is hereby inserted, to read as follows:

“Closing ListCo Certificate of Incorporation. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file with the Delaware Secretary of State, on the Closing Date, the Closing ListCo Certificate of Incorporation.”
q.
Section 8.02(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Closing Certificate. At the Closing, the Acquirors shall have delivered or caused to be delivered to the Seller a certificate signed on behalf of the Acquirors by a duly authorized executive officer of each Acquiror stating that the conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied.”
r.
Section 8.02(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Domestication. The Domestication shall have been completed not fewer than three (3) calendar days prior to Closing.”
s.
Section 8.02(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Closing ListCo Governing Documents. The Closing ListCo Certificate of Incorporation shall have been filed with the Delaware Secretary of State and the Closing ListCo Bylaws shall have been adopted by its board of directors.”
t.
Section 8.02(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Holdco Acquiror Governing Documents. The Certificate of Formation and Limited Liability Company Agreement of the Holdco Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit E and Exhibit F (collectively, the “Holdco Acquiror Governing Documents”), shall not have been amended without the consent of the Seller.”
u.
Section 8.02(j) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Resignation of Officers and Directors of the Parent Acquiror. The Parent Acquiror shall have delivered to Seller the written resignations of the officers and directors of the Parent Acquiror that are not listed in the Closing ListCo Governing Documents effective as of the Closing.”
A-1-5

v.
Exhibit A to the Merger Agreement is hereby amended as follows:

i.
to replace the definition of  “Holdco Common Stock” with the following:

““Holdco Membership Interests” shall have the meaning set forth in Section 4.02(a).”
ii.
to insert immediately following the definition of  “Closing Date” the following:

““Closing ListCo Bylaws” shall mean the Bylaws of ListCo which shall be in effect on Closing, in the form attached hereto as Exhibit D.”
““Closing ListCo Certificate of Incorporation” shall mean the Certificate of Incorporation of ListCo which shall be in effect on Closing, in the form attached hereto as Exhibit C.”
““Closing ListCo Governing Documents” shall have the meaning set forth in Section 6.02.”
iii.
to insert immediately following the definition of  “Domestication” the following:

““Domestication ListCo Bylaws” shall mean the Bylaws of ListCo which shall be in effect upon the Domestication, in the form attached hereto as Exhibit H.”
““Domestication ListCo Certificate of Incorporation” shall mean the Certificate of Incorporation of ListCo which shall be in effect upon the Domestication, in the form attached hereto as Exhibit G.”
““Domestication ListCo Governing Documents” shall have the meaning set forth in Section 6.02.”
iv.
to delete the definition of  “ListCo Governing Documents.”

w.
Exhibit C to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex I hereto.

x.
Exhibit E to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex II hereto.

y.
Exhibit F to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex III hereto.

z.
The Domestication ListCo Certificate of Incorporation attached as Annex IV hereto is hereby made Exhibit G to the Merger Agreement.

aa.
The Domestication ListCo Bylaws attached as Annex V hereto are hereby made Exhibit H to the Merger Agreement.

bb.
Sections 3.21 and 8.03(g) of the Seller Disclosure are hereby amended in the manner shown on Exhibit A hereto.

cc.
Target Parent hereby joins the Merger Agreement as though it had executed the Merger Agreement concurrently with the other parties thereto and all references to “Parties” in the Merger Agreement shall be deemed to include Target Parent.

dd.
All references in the Merger Agreement to “Holdco Acquiror” shall be deemed to be references to Topaz Holdings LLC.

3.
Effects of Amendment. As of and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereby,” or words of like import referring to the Merger Agreement, and each reference to the Merger Agreement in the exhibits and schedules thereto (including without limitation the Seller Disclosure Schedules and Acquiror Disclosure Schedules), shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as specifically amended by this Amendment, each term, provision and condition of the Merger Agreement survives, remains unchanged and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed

A-1-6

to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.
5.
Entire Agreement. Except as otherwise specifically provided in the Registration Rights Agreement and the applicable registration rights and lock-up provisions of the Term Sheet, this Amendment, together with the Registration Rights Agreement and the applicable registration rights and lock-up provisions of the Term Sheet, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior representations, agreements, undertakings and understandings, both written and oral, between or on behalf of the parties with respect to the subject matter hereof and thereof.

6.
Governing Law. This Amendment and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

[Signature page immediately follows]
A-1-7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.
ALGECO INVESTMENTS B.V.
By:	/s/ J.O.J. van Rossum
	Name:	J.O.J. van Rossum
	Title:	Director B
PLATINUM EAGLE ACQUISITION CORP.
By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer and Chairman
TOPAZ HOLDINGS LLC
By:	Platinum Eagle Acquisition Corp.
Its:	Member
By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer and Chairman
ARROW BIDCO, LLC
By:	/s/ Gary Lindsay
	Name:	Gary Lindsay
	Title:	President
ALGECO US HOLDINGS LLC
By:	/s/ Sundip Thakrar
	Name:	Sundip Thakrar
	Title:	Chief Financial Officer
[Signature Page to Merger Agreement Amendment]

Exhibit A
Amendments to Sections 3.21 and 8.03(g) of the Seller Disclosure Schedules
[Intentionally omitted]

Annex I
Exhibit C to the Merger Agreement

Annex II
Exhibit E to the Merger Agreement

Annex III
Exhibit F to the Merger Agreement

Annex IV
Exhibit G to the Merger Agreement

Annex V
Exhibit H to the Merger Agreement

ANNEX B
AGREEMENT AND PLAN OF MERGER
dated as of November 13, 2018,
among
ARROW HOLDINGS S.À R.L.
PLATINUM EAGLE ACQUISITION CORP.
TOPAZ HOLDINGS CORP.
and
SIGNOR MERGER SUB INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2018, is made by and among Arrow Holdings S.à r.l., a Luxembourg société à responsabilité limitée (the “Seller”), Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), Signor Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent Acquiror (the “Signor Acquiror”) and Topaz Holdings Corp., a Delaware corporation and wholly-owned subsidiary of Parent Acquiror (“Topaz Holdings and together with the Signor Acquiror and the Parent Acquiror, collectively, the “Acquirors”). The Seller and the Acquirors are referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Parent Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a business combination;
WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (“DGCL”), and the Cayman Islands Companies Law (2018 Revision) (the “Domestication” and the entity surviving such domestication, “ListCo”);
WHEREAS, the Signor Acquiror is a wholly-owned subsidiary of the Parent Acquiror, and sister entity of Topaz Holdings, formed for purposes of effectuating the Transactions contemplated hereby;
WHEREAS, on the date hereof, the Seller owns of record all of the issued and outstanding membership interests of Arrow Parent Corp. (“Arrow Parent”), a Delaware corporation and owner of all of the issued and outstanding equity of Arrow Bidco, LLC (“Arrow Bidco”), a Delaware limited liability company and owner of all of the issued and outstanding equity of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor” and together with Arrow Parent, Arrow Bidco and the Acquired Subsidiaries, the “Acquired Companies” and each an “Acquired Company”);
WHEREAS, in order to effectuate the acquisition of the business of the Acquired Companies by the Acquirors, the Parties desire that, subject to the terms and conditions hereof, Signor Acquiror will merge with and into Arrow Parent, with Arrow Parent being the surviving corporation (the “Merger”), in accordance with the terms and conditions of this Agreement and the applicable provisions of the DGCL;
WHEREAS, immediately following the Merger and transactions contemplated by this Agreement, Parent Acquiror will cause Arrow Parent to merge with and into Topaz Holdings, with Topaz Holdings surviving as a wholly-owned subsidiary of Parent Acquiror;
WHEREAS, prior to the Closing, upon the prior written consent of the Seller (which may be granted or withheld in its sole discretion), Parent Acquiror may conduct (i) a private placement equity offering (the “Equity Offering”) and (ii) an additional private placement equity offering to fund any shortfall of Minimum Proceeds from the Trust Account, after taking into account the Equity Offering Proceeds (the “Backstop Offering”);
WHEREAS, on the date hereof, Parent Acquiror, Topaz Holdings, Arrow Bidco and Algeco Investments B.V., a Netherlands besloten vennootschap (“Algeco”), are entering into that certain Agreement and Plan of Merger in the form delivered to Seller on the date hereof  (the “Target Merger Agreement”), pursuant to which Topaz Holdings shall acquire the business of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”) from its parent, Algeco US Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Algeco (“Target Parent”);
WHEREAS, pursuant to the terms and conditions of the Target Merger Agreement, Target Parent will merge with and in Arrow Bidco, with Arrow Bidco being the surviving company and wholly-owned subsidiary of Topaz Holdings (the “Target Merger”);
WHEREAS, at or prior to the Closing (a) the Parent Acquiror, Founders and Seller will execute and deliver the earnout agreement in substantially the form attached hereto as Exhibit B (the “Earnout Agreement”); (b) the Parent Acquiror, Founders, Seller and escrow agent will execute and deliver the escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”);

WHEREAS, the Merger and certain of the other Transactions are contingent upon, among other things, (i) the closing of the transactions contemplated by the Target Merger Agreement and (ii) obtaining the Acquiror Shareholder Approvals;
WHEREAS, the board of directors of each of the Parent Acquiror and Signor Acquiror has unanimously determined that the Transactions are in the best interests of it and its shareholders and adopted resolutions approving the Transactions and Transaction Agreements and has resolved to recommend that its shareholders approve the same;
WHEREAS, the board of directors of each of Seller and Arrow Parent has unanimously determined that the Transactions are in the best interests of it and the Acquired Companies and adopted resolutions approving the Transaction Agreements and the Transactions; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Certain Defined Terms.   Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.01. Merger.   Subject to the terms and conditions set forth herein and in accordance with the DGCL, at the Effective Time, Signor Acquiror shall merge with and into Arrow Parent, the separate existence of Signor Acquiror shall cease and Arrow Parent shall continue as the surviving corporation in the Merger. Arrow Parent, in its capacity as the company surviving the Merger, is hereinafter sometime referred to as the “Surviving Company.”
Section 2.02. Effective Time.   On the Closing Date, Arrow Parent shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Arrow Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time as Arrow Parent shall specify in the Arrow Certificate of Merger, the “Effective Time”).
Section 2.03. Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Arrow Certificate of Merger, and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Arrow Parent shall vest in the Surviving Company, and all debts, liabilities and duties of Arrow Parent shall become the debts, liabilities and duties of the Surviving Company.
Section 2.04. Certificate of Incorporation and Bylaws of the Surviving Corporation.   At and after the Effective Time, the certificate of incorporation and bylaws of Arrow Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company, in each case, until amended in accordance with the DGCL.
Section 2.05. Directors and Officers of the Surviving Company.   From and after the Effective Time, the Persons serving as directors and/or officers of Arrow Parent immediately prior to the Effective Time shall be the initial directors and/or officers of the Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company and applicable Law.

Section 2.06. Effect on Shares of Capital Stock.   At and after the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all shares of capital stock of Arrow Parent issued and outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist, and the Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
Section 2.07. Merger Consideration.
(a) The Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive consideration in an amount equal to $491.0 million which shall be paid in the form of 49,100,000 shares of common stock, par value $0.0001, of ListCo in the same class as shares held by Founders (the “Merger Consideration”).
Section 2.08. Transactions to be Effected at Closing.
(a) At the Closing, the Acquirors shall deliver:
(i) stock certificate(s) evidencing the Merger Consideration in the names and denominations requested by the Seller, free and clear of all Liens;
(ii) the Registration Rights Agreement, duly executed by each of the Founders and Listco;
(iii) all other agreements, documents, instruments or certificates required to be delivered by the Acquirors at or prior to the Closing pursuant to Section 8.02 of this Agreement.
(b) At the Closing, Seller shall deliver to the Acquirors:
(i) stock certificate(s) or book entry statements, as the case may be, evidencing Seller’s Shares, free and clear of all Liens, other than Permitted Liens, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto, to the extent applicable;
(ii) the Arrow Certificate of Merger, duly executed by Arrow Parent;
(iii) the Topaz Certificate of Merger, duly executed by Topaz Holdings;
(iv) the Registration Rights Agreement, duly executed by Seller and each Person in whose name Stock Consideration is issued; and
(v) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 8.03 of this Agreement.
Section 2.09. Closing.   Subject to the terms and conditions of this Agreement, the Transactions shall take place at a closing (the “Closing”) to be held at 9:00 a.m. Eastern Time at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020 (i) two (2) Business Days after the date on which the conditions to Closing set forth in Article VIII have been satisfied or waived (other than the condition set forth in Section 8.01(c) and the other conditions that, by their nature, are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) on such other date or at such other place as the Parties mutually agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES
Except as set forth in the Seller Disclosure Schedules (it being agreed that any disclosure of any item in any section of the Seller Disclosure Schedules shall be deemed disclosure with respect to each other section of this Agreement to which the relevance of such item is reasonably apparent), and subject to Section 4.16 hereof, Seller represents and warrants on behalf of itself and the Acquired Companies to the Acquirors as follows:
Section 3.01. Qualification and Organization of Seller; Ownership of Shares.   (i) Seller is a société à responsabilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg; (ii) Seller has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions; (iii) the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite action on the part of Seller; (iv) this Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (v) as of the date hereof Seller owns all of the Shares free and clear of all Liens, other than Permitted Liens.
Section 3.02. Qualification, Organization, Subsidiaries, etc. of the Acquired Companies.
(a) Arrow Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws agreement of Arrow Parent as in effect as of the date hereof is in full force and effect and Arrow Parent is not in violation thereof.
(b) A list of all (i) Subsidiaries of Arrow Parent (collectively, the “Acquired Subsidiaries”) are respectively set forth in Section 3.02(b) of the Seller Disclosure Schedules. Each Acquired Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The governing documents of each Acquired Subsidiary in effect as of the date hereof are customary to an entity of its type and in full force and effect and each Acquired Subsidiary is not in violation of its respective governing documents.
Section 3.03. Capitalization of the Acquired Companies.
(a) The authorized share capital of Arrow Parent consists of 1,000 (one-thousand) shares of Common Stock, par value $0.01. As of the date of this Agreement, 1,000 of the Shares are, and on the Closing Date 1,000 of the Shares will be, held of record by Seller. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights.
(b) Except as set forth in Section 3.03(b) of the Seller Disclosure Schedules, all the issued and outstanding equity interests in each Acquired Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Arrow Parent free and clear of all Liens, other than Permitted Liens.
(c) Except as set forth in Section 3.03(a), (i) no Acquired Company has any membership interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any Acquired Company is a party obligating such Acquired Company to (A) issue, transfer or sell any shares or other equity interests of an Acquired Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to a wholly owned Acquired Subsidiary of such Acquired Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not wholly owned by an Acquired Company.
(d) No Acquired Company has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the members of such Acquired Company on any matter.

(e) There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the equity interests of an Acquired Company.
(f) None of the Acquired Companies owns, directly or indirectly, any capital stock or other equity interests of any Person, in each case, other than the capital stock or other equity interests of an Acquired Subsidiary.
Section 3.04. No Conflicts.
(a) Except as set forth in Section 3.04 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or result in or give rise to a right of termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon the Acquired Companies or result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, other than Permitted Liens; (ii) conflict with or result in any violation of any provision of the organizational documents of any Acquired Company; or (iii) conflict with or violate any Laws applicable to the Acquired Companies or any of their respective properties or assets, other than in the case of clause (i), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Assuming the accuracy of the representations and warranties of the Acquirors contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Seller or any Acquired Company with respect to the Seller’s execution or delivery of this Agreement or the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05. Reports and Financial Statements.
(a) The Seller has delivered (or, in the case of the September 30 Unaudited Financial Statements, shall deliver) to the Acquirors the following financial statements:
(i) the audited consolidated balance sheets of Signor as of, and related audited consolidated statements of income, stockholders’ equity and cash flows of Signor for each of the fiscal years ended December 31, 2016 and December 31, 2017 (the “Audited Company Financial Statements”).
(ii) the unaudited consolidated balance sheets of Signor as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Signor for the six months ended June 30, 2017 and 2018 (the “2017 and 2018 Unaudited Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”); and
(iii) in addition, the Registration Statement, at the time it is declared effective, shall include the unaudited consolidated balance sheets of Signor as of and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Signor for each of the nine months ended September 30, 2017 and September 30, 2018 (the “September 30 Unaudited Financial Statements”).
(b) The Company Financial Statements are, and the September 30 Unaudited Financial Statements will be, true and correct in all material respects and fairly present the financial position, results of operations and cash flows of Signor as of and for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of footnotes and, in the case of the September 30 Unaudited Financial Statements, to the extent they are subject to normally recurring year-end audit adjustments that are not material either individually or in the aggregate). The Company Financial Statements were, and the September 30 Unaudited Financial Statements will be, prepared from, are or will be in accordance with and accurately reflect in all material respects the books and records of the Signor, which books and records have been maintained in accordance with sound business practices and all applicable Law and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) applied on a consistent basis during the periods involved with respect to all financial transactions of Signor. The Company Financial Statements have been, and the September 30 Unaudited Financial Statements will be, prepared with due care and attention, on a basis consistent with the Audited Company Financial Statements.
(c) Signor has maintained accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Signor in accordance with US GAAP and to maintain accountability for Signor’s assets, (iii) access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Acquired Companies’ assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with US GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. To the Knowledge of Seller, there are no material weaknesses in the design or operation of Signor’s internal control structure and procedures over financial reporting. The Seller has heretofore made available to the Acquirors, to the extent applicable, true, complete and correct copies of any disclosure (or, if unwritten, a summary thereof) by any Representative of Signor to Signor’s independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Signor to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Signor. The Company Financial Statements, when delivered by the Seller for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
(d) Signor possesses books and records that contain all financial and other material information from its date of incorporation, through the date hereof necessary for the preparation of financial statements.
(e) Complete and correct copies of the organizational documents of the Acquired Companies have been made available to the Acquirors prior to the date of this Agreement, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the organizational documents of the Acquired Companies. All such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.
(f) The minute books of the Acquired Companies contain accurate and, in all material respects, complete records of all meetings or written consents of, and corporate action taken by the stockholders (or other equity holders) and the boards of directors (or similar bodies) and any committee thereof of the Acquired Companies since the time of incorporation or formation of the applicable Acquired Company through the date of this Agreement. No meetings of any such stockholders (or other equity holders), boards of directors (or similar bodies) or committees have been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute and record books, including any book entry statements of the respective equity interests, if any, of the Acquired Companies have heretofore been delivered to the Acquirors.
Section 3.06. No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in Signor’s unaudited consolidated balance sheets (or the notes thereto) of Signor as of June 30, 2018 (the “Balance Sheet Date”); (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) as expressly permitted or contemplated by this Agreement; (d) for liabilities that have been discharged or paid in full in the ordinary course of business; and (e) as set forth in Section 3.06 of the Seller

Disclosure Schedules, no Acquired Company has any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 3.06, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
Section 3.07. Compliance with Laws; Permits; Regulatory Matters.   Except as set forth in Section 3.07 of the Seller Disclosure Schedules, to the Knowledge of Seller:
(a) The Acquired Companies are in compliance in all material respects with all Laws applicable to the Acquired Companies or any of their respective properties or assets.
(b) The Acquired Companies are in possession of all material permits, licenses, authorizations and other approvals of any Governmental Authority necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”) and all Company Permits are in full force and effect.
(c) None of the Acquired Companies have been disqualified from participation in procurements by any Governmental Authority, nor have been suspended, debarred, excluded, or notified of any intent to seek to suspend, debar or exclude, any Acquired Company from participation in any such procurement.
(d) The Acquired Companies are not party to any deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority.
(e) Notwithstanding anything contained in this Section 3.07, no representation or warranty shall be deemed to be made in this Section 3.07 in respect of the matters referenced in Section 3.05, or in respect of environmental, Tax, employee benefits or labor Law matters.
Section 3.08. Environmental Laws and Regulations.   Except as set forth in Section 3.08 of the Seller Disclosure Schedules: (a) each of the Acquired Companies is in material compliance with all applicable Environmental Laws; (b) each of the Acquired Companies possesses and is in compliance, in all material respects, with all Environmental Permits necessary for the conduct of its respective operations and all such Environmental Permits are valid and in good standing and, to the Knowledge of the Seller, there are no facts or circumstances that would result in any material Environmental Permit not being re-issued or renewed in the ordinary course of business; (c) there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against or affecting any of the Acquired Companies or their respective properties or operations, and to the Knowledge of the Seller, there are no facts or circumstances that would be reasonably likely to result in a material Environmental Claim; (d) there have been no Releases of Hazardous Materials at any real property currently, or to the Knowledge of the Seller, formerly owned or operated by the Acquired Companies in amounts or concentrations requiring investigation or cleanup under Environmental Laws that have not been fully investigated and/or cleaned up consistent with all applicable Environmental Law requirements; and (e) the Acquired Companies have made available (either in the electronic data room or otherwise) all material environmental, health, or safety assessments, audits and sampling or similar reports in their possession or control, including any such documents relating to the Release of Hazardous Materials. This Section 3.08 contains the only representations or warranties in this Agreement concerning environmental matters.
Section 3.09. Employee Benefit Plans.
(a) As of the date hereof, the Acquired Companies do not sponsor, maintain, or contribute to, and do not have any actual or contingent liability with respect to, any Company Benefit Plan.
(b) Except as set forth in Section 3.09 of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any former employee, director or consultant of the Acquired Companies; (ii) result in any acceleration of the time of payment, funding or vesting of any severance, compensation or benefits; or (iii) result in the payment of any amount (whether in cash, property or the form of benefits) that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).
Section 3.10. No Material Adverse Effect.   Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since December 31, 2017 through the date of this Agreement (a) there has been no event, development, occurrence, change or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Acquired Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) none of the Acquired Companies has taken any action that would constitute a breach of clause (ii) of Section 5.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.
Section 3.11. Investigations; Litigation.   As of the date hereof, and except for any matter that alleges claims or damages in an amount that is less than or equal to $250,000, there are no claims, actions, suits, arbitrations or proceedings pending (or, to the Knowledge of the Seller, threatened) against any of the Acquired Companies or any of their respective properties, rights or assets, and there are no orders, judgments, injunctions, rulings or decrees imposed upon any of the Acquired Companies or any of their respective properties, rights or assets by or before any Governmental Authority. This Section 3.11 will not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.12 will apply.
Section 3.12. Tax Matters.   Except as set forth in Section 3.12 of the Seller Disclosure Schedules:
(a) All income and other material Tax Returns that are required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;
(b) The Acquired Companies have paid all material Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;
(c) There is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Acquired Companies, other than for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;
(d) None of the Acquired Companies has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;
(e) There are no Liens for Taxes upon any property or assets of the Acquired Companies, except for Permitted Liens;
(f) None of the Acquired Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Acquired Companies or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or has any material liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;
(g) None of the Acquired Companies has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “listed transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code (or any similar provision of state, local or non-U.S. Law);
(h) None of the Acquired Companies (i) has engaged in any transaction or agreement (including an installment sale) prior to the Closing Date that could reasonably be expected to result in the recognition of a material amount of income or gain in any period ending after the Closing Date,

(ii) has a material amount of deferred intercompany gain (as described in Treasury Regulations Section 1.1502-13) or (iii) has a material “excess loss account” (as defined in Treasury Regulations Section 1.1502-19) in respect of the equity interests of any Subsidiary;
(i) None of the Acquired Companies is, or has been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code; and
(j) None of the Acquired Companies has (i) entered into or has currently pending any closing agreements, or other contracts or agreements relating to Taxes with a Governmental Authority or (ii) granted any Person a power of attorney with respect to Tax matters.
Section 3.13. Labor and Employment Matters.
(a) As of the date hereof, the Acquired Companies do not have any employees, independent contractors, consultants, or temporary employees.
(b) Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, within the last (3) three years (i) no Acquired Company has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “Collective Bargaining Agreement”); (ii) no former employee of the Acquired Companies has been represented by a union, works council or other collective bargaining representative (a “Labor Representative”) with respect to his or her employment at the Acquired Companies; (iii) no Acquired Company has been subject to a strike, lockout, slowdown, work stoppage, unfair labor practice, complaint, grievance, arbitration, proceeding or other material labor dispute and, to the Knowledge of the Seller, none is threatened; and (iv) no petition has been filed with the National Labor Relations Board or other Governmental Authority requesting certification of a Labor Representative or approval to conduct an election for a Labor Representative.
(c) Each Acquired Company is in material compliance, and within the last three (3) years has complied in all material respects, with all applicable Laws respecting employment and employment practices, labor, and terms and conditions of employment, including but not limited to wages and hours, labor relations, employment discrimination, disability rights or benefits, human rights, civil rights, family and medical leave, the collection and payment of withholding or social security taxes, civil rights, pay equity, equal employment opportunity, plant closure and mass layoff, including the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar state, local and foreign Laws, immigration, background checks, government contracting, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. Each Acquired Company has properly classified in all respects in accordance with all applicable Laws all of its service providers as either employees or independent contractors. No Acquired Company has taken any action that could constitute a plant closure, mass layoff, or mass termination under WARN or otherwise trigger notice requirements or liability under federal, local, state, or foreign applicable Law, and have not incurred any material liability under WARN or any similar foreign, state, or local layoff notice Law that remains unsatisfied. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedules, there are no pending or, to the Knowledge of Seller, threatened Actions, audits or investigations relating to any employment or labor matter that individually or in the aggregate could reasonably be expected to cause the Acquired Companies to incur any material liability, and no Acquired Company has been subject to any such Actions, audits or investigations during the last three years.
(d) To the Knowledge of the Seller, no former employee of any Acquired Company is in violation of any term of any employment, restrictive covenant or nondisclosure agreement or common law nondisclosure obligation or fiduciary duty to the Acquired Company or to a former employer of any such former employee relating to the right of any such former employee to be employed by the Acquired Company. The Acquired Companies have not sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Acquired Companies in the past three (3) years.

(e) Except as set forth in Section 3.13(f) of the Seller Disclosure Schedules, the Acquired Companies are not delinquent in (i) payments to any of its former employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such former employees; and (ii) the payment of fees for services to any independent contractor or consultant identified on Schedule 3.13(f) of the Seller Disclosure Schedule.
Section 3.14. Intellectual Property.
(a) Section 3.14(a) of the Seller Disclosure Schedules sets forth all material patents, registered trademarks, registered copyrights, internet domain name registrations, and pending applications for any patents, Trademarks, or copyrights owned by the Acquired Companies as of the date hereof (“Registered Company IP”), together with all material unregistered Trademarks owned by any of the Acquired Companies as of the date hereof.
(b) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, the Acquired Companies are the sole and exclusive owners of all right, title and interest in and to the Registered Company IP and all other material Intellectual Property owned by any of the Acquired Companies as of the date hereof  (“Company Owned IP”), free and clear of all Liens (other than Permitted Liens) or any licenses other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business. The Acquired Companies own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property that is material to the conduct of their respective businesses in the manner in which such businesses are currently being conducted. The Registered Company IP is subsisting and, to the Knowledge of Seller and excluding any pending applications included in the Registered Company IP, is valid and enforceable.
(c) There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies alleging infringement, misappropriation or other violation of the Intellectual Property of any Person by the Acquired Companies in the operation of their respective businesses as currently conducted, nor any written request that an Acquired Company obtain a license under any patent rights of such Person, and no such claim has been asserted or request has been made by any Person in the past three (3) years.
(d) The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to the Acquired Companies’ business. All current and former employees and contractors who have developed any material Intellectual Property for any Acquired Company during the course of employment or engagement with the Acquired Company have executed valid written agreements assigning all right, title and interest in such Intellectual Property to an Acquired Company, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law.
(e) As of the date hereof, no Acquired Company has made any written claim asserting infringement, misappropriation or other violation by any Person of its rights to, or in connection with, any material Company Owned IP. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any material Company Owned IP.
(f) As of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened claims against an Acquired Company by any Person challenging the ownership, registrability, enforceability or validity of any material Company Owned IP.
(g) To the Knowledge of the Seller, the products, services and operations of the businesses of the Acquired Companies as currently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.
(h) Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, after consummation of the Transactions, neither Seller nor any current or former Seller Affiliate (other than the Acquired Companies) will own or have any right, title or interest in or to any Company Owned IP.
(i) To the Knowledge of the Seller, as of the date hereof, the information technology systems used by the Acquired Companies in the ordinary course of business have not suffered any material security breach or material failure within the past three (3) years.

(j) The consummation of the Transactions will not, pursuant to any Contract to which an Acquired Company is a party, result in the loss or material impairment of any Acquired Company’s right to own or use any material Company Owned IP or any other material Intellectual Property.
(k) Each Acquired Company is in compliance in all material respects with (i) all binding policies implemented by such Acquired Company relating to the collection, use, storage, processing, transfer, disclosure, and protection by such Acquired Company of personal information regulated or protected by applicable Laws, (ii) all applicable Laws relating to privacy, data, security, data use, data protection and destruction, data breach notification or data transfer and (iii) all applicable payment card industry data security standards. There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies by any Person or Governmental Authority alleging a material violation of any such applicable Laws in the operation of the business as currently conducted.
Section 3.15. Real Property.
(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each parcel of real property owned by the Acquired Companies which is material to the operations of the Acquired Companies being conducted as of the date hereof  (such property collectively, the “Company Owned Real Property” and, together with the Company Owned Real Property, hereinafter collectively, the “Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Company has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than Permitted Liens. As of the date hereof, no Acquired Company has received written notice of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, with respect to each Company Owned Real Property, (i) there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any portion or interest therein, and (ii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof, except for leases for occupancy in the ordinary course of business consistent with past practice.
(b) Section 3.15(b) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each lease of the Acquired Companies that is material to the operations of the Acquired Companies being conducted as of the date hereof  (collectively, the “Material Leases” and each such property respectively leased pursuant thereto, the “Company Leased Real Property”). The Seller has delivered to the Acquirors true, complete and correct copies of each Material Lease, and there have been no amendments, modifications or extensions of such Material Leases other than those set forth in Section 3.15(b) of the Seller Disclosure Schedules. Each Material Lease is valid, binding and in full force and effect, and no default of a material nature on the part of an Acquired Company or, to the Knowledge of the Seller, the landlord thereunder is continuing beyond all applicable notice, cure or grace periods with respect thereto. Each Acquired Company has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Material Lease applicable thereto to which such Acquired Company is a party, the Company Leased Real Property, free and clear of all Liens affecting the leasehold estate thereof, except for Permitted Liens. To the Knowledge of the Seller, no security deposit or portion thereof deposited with respect to any Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full. No Acquired Company owes any brokerage commission or finder’s fees with respect to any Material Lease. Except as set forth in Section 3.15(b) of the Seller Disclosure Schedules or except for leases for occupancy in the ordinary course of business consistent with past practice, there are no written or oral subleases, licenses, concessions or other contracts with respect to the Company Leased Real Property other than the Material Leases.
(c) To the Knowledge of the Seller, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Real Property which are reasonably likely to materially impair the intended use of such Real Property by the Acquired Companies and the Real Property and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for the uses to which they are being put, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedules, (i) within the last twelve (12) months, no Acquired Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Real Property and (ii) within the last twelve (12) months, no Acquired Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar laws or any other Lien affecting such Owned Real Property.
Section 3.16. Material Contracts.
(a) Except for this Agreement, Section 3.16(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each Contract described in this Section 3.16(a) to which an Acquired Company is a party and has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.16(a) being referred to herein as the “Material Contracts”):
(i) any partnership, joint venture, strategic alliance or collaboration Contract that is material to the Acquired Companies taken as a whole;
(ii) any Contract that (A) purports to materially limit either the type of business in which any of the Acquired Companies (or, after the Closing, ListCo) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any person or (B) would require the disposition of any material assets or line of business of the Acquired Companies (or, after the Closing, ListCo);
(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of  $1,000,000 in the 12-month period following the date hereof  (other than customer and vendor Contracts entered into in the ordinary course of business consistent with past practice);
(iv) each other Contract relating to outstanding Indebtedness of an Acquired Company for borrowed money or any financial guaranty thereof  (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of  $2,500,000 other than (A) Contracts solely among an Acquired Company and any wholly owned Acquired Subsidiary or a guarantee by an Acquired Company or any wholly owned Acquired Subsidiary; (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon); and (C) any Contracts relating to Indebtedness explicitly included in the Company Financial Statements;
(v) each Contract pursuant to which an Acquired Company has an obligation to indemnify any officer, director or employee of such Acquired Company or another Acquired Company;
(vi) any Contract (excluding licenses for commercially available technology that are generally available for fees of no more than $1,000,000 annually or in the aggregate) under which an Acquired Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to any of the Acquired Companies’ businesses;

(vii) any Contract under which an Acquired Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of an Acquired Company, which Contract is material to any of the Acquired Companies’ businesses, (other than any non-exclusive license granted by an Acquired Company in the ordinary course of business), or relating to the development, ownership, use, registration or enforcement of any material Company Owned IP;
(viii) any shareholders, investors rights, registration rights or similar agreement or arrangement of an Acquired Company;
(ix) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of  $1,000,000;
(x) any Collective Bargaining Agreement;
(xi) any Contract with any former employee of the Acquired Companies under which the Acquired Companies continues to have any actual or contingent liability;
(xii) any Contract with any independent contractor or consultant referred to in Section 3.13(f) of the Seller Disclosure Schedules;
(xiii) any Contract with any staffing agency, temporary labor agency, professional employer agency, or similar entity whose fees are at least $350,000 per year in fees in the aggregate;
(xiv) any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;
(xv) any Contract that imposes a Lien, other than a Permitted Lien, on any material assets of one or more Acquired Companies;
(xvi) each Material Lease;
(xvii) each Affiliate Agreement;
(xviii) each current contract with a Governmental Authority or prime contractor pursuant to a contract with a Governmental Authority and any bid for a contract with a Governmental Authority, other than permits issued by a Governmental Authority; and
(xix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to the other clauses of this Section 3.16(a).
(b) No Acquired Company is in material breach of, or material default under, the terms of any Material Contract. To the Knowledge of Seller, as of the date hereof, no other party to any Material Contract is in breach of, or default under, the terms of any Material Contract, no Acquired Company has received any written claim or notice of material breach of or material default under any Material Contract and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Acquired Company (in each case, with or without notice or lapse of time or both). Each Material Contract is in full force and effect and is a valid and binding obligation of each Acquired Company that is party thereto and, to the Knowledge of Seller, of each other party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Knowledge of the Seller, except as set forth in Section 3.16(b) of the Seller Disclosure Schedules, as of the date hereof, no party has indicated to any Acquired Company its intent to terminate or modify any Material Contract in a manner materially adverse to any Acquired Company.

Section 3.17. Insurance.   The Acquired Companies have not directly procured any insurance policies, but are beneficiaries under insurance policies of certain Affiliates.
Section 3.18. Finders and Brokers.   No Acquired Company has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.18 of the Seller Disclosure Schedules, who might be entitled to any fee or any commission in connection with, or upon consummation of, the Transactions.
Section 3.19. FCPA and Anti-Corruption.
(a) To the Knowledge of the Seller, since January 1, 2016, each of the Acquired Companies has complied with all applicable anti-bribery laws, including the FCPA;
(b) None of the Acquired Companies nor, to the Knowledge of the Seller, any of the Acquired Companies’ directors, officers or management-level employees has, directly or indirectly, engaged in any Prohibited Act on behalf of any Acquired Company;
(c) No Acquired Company has received written notice of any claims, actions, suits, proceedings or investigations alleging that such Acquired Company is in violation of the FCPA or any other applicable anti-bribery laws or made any written voluntary disclosures to any Governmental Authority involving an Acquired Company in any way relating to applicable anti-bribery laws, including the FCPA;
(d) Each Acquired Company has instituted policies and procedures reasonably designed to help ensure compliance with the FCPA and other applicable anti-bribery laws; and
(e) No officer, director or employee of an Acquired Company is a Government Official.
Section 3.20. Takeover Statutes; No Rights Agreement.   The board of directors or similar governing body or person of Signor has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Transactions.
Section 3.21. Affiliate Transactions.   Except as set forth in Section 3.21 of the Seller Disclosure Schedules, for employment and benefit arrangements and Contracts and arrangements solely between or among Acquired Companies, no officer, director, equity holder, partner or member of any Acquired Company, or any of their Affiliates, is a party to any Contract or business arrangement with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”). Except as set forth on Section 3.21 of the Seller Disclosure Schedules, no employee, officer, director, equity holder, partner, member, controlling person, agent or representative of any Acquired Company (each, an “Acquired Company Related Party”) or member of such Acquired Company Related Party’s immediate family, or any corporation, partnership or other entity of which such Acquired Company Related Party is an officer, director or partner, or in which such Acquired Company Related Party has an ownership interest or otherwise controls, is indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of the Acquired Company Related Parties, or any member of such Acquired Company Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Acquired Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.
Section 3.22. Investment Purpose.   The Seller is acquiring the shares of ListCo to be issued on the Closing Date solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller acknowledges that such shares are not registered under the Securities Act or any state securities laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Seller is able to bear the economic risk of holding such shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

Section 3.23. No Outside Reliance.   Notwithstanding anything contained in this Article III or any other provision hereof, the Seller acknowledges and agrees that neither the Acquirors nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, and the Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Acquirors have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
Section 3.24. No Other Representations and Warranties.   Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), neither the Seller, any Acquired Company nor their respective Affiliates, officers, directors, employees, advisors, agents or Representatives has made or makes any other express or implied representation or warranty, either written or oral, to Acquirors or any other Person on behalf of the Seller or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Acquirors and their respective Representatives (including any confidential information memorandum and any information, documents or material made available to the Acquirors in certain “data rooms,” management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRORS
Except as set forth in the Acquiror Disclosure Schedules, the Acquirors hereby jointly and severally represent and warrant to the Seller as follows:
Section 4.01. Qualification and Organization of the Acquirors.
(a) As of the date hereof, the Parent Acquiror is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be, as of Closing, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Parent Acquiror of this Agreement, the performance by the Parent Acquiror of its obligations hereunder and the consummation by the Parent Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Parent Acquiror. This Agreement has been duly executed and delivered by the Parent Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Parent Acquiror, enforceable against the Parent Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except for its ownership of the Signor Acquiror, the Parent Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person. Except for its ownership of the Signor Acquiror, the Parent Acquiror does not have any Subsidiaries.
(b) As of the date hereof, the Signor Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Signor Acquiror of this Agreement, the performance by the Signor Acquiror of its obligations hereunder and the consummation by the Signor Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Signor Acquiror. This Agreement has been duly executed and delivered by the Signor Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Signor Acquiror, enforceable against the Signor Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Signor Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.
(c) As of the date hereof, Topaz Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Topaz Holdings of this Agreement, the performance by Topaz Holdings of its obligations hereunder and the consummation by Topaz Holdings of the Transactions have been duly authorized by all requisite action on the part of Topaz Holdings. This Agreement has been duly executed and delivered by Topaz Holdings, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Topaz Holdings, enforceable against Topaz Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Topaz Holdings does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.
Section 4.02. Capitalization of the Acquirors.
(a) The authorized share capital of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Ordinary Shares”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Shares”). None of the Parent Preferred Shares is issued and outstanding. As of the date of this Agreement, (i) 2,277,853 Class A Shares were issued and outstanding, excluding 47,722,147 shares subject to possible redemption, and (ii) 12,500,000 Class B Shares were issued and outstanding. The authorized capital stock of the Signor Acquiror consists of 100 shares of common stock, par value $0.0001 (the “Signor Common Stock”), all of which is issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Ordinary Shares and the Signor Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock of the Acquirors are held in treasury.
(b) Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Transaction.
(c) The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.
(d) Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock or other equity interests of the Acquirors.
Section 4.03. No Conflicts.
(a) Other than the Acquiror Shareholder Approvals, the execution and delivery by the Acquirors of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (a) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon the Acquirors, or result in the creation of any Lien upon any of the properties, rights or assets of the Acquirors, other than Permitted Liens; (b) conflict with or result in any violation of any provision of the Acquiror Governing Documents; or (c) conflict with or violate any Laws applicable to the Acquirors or any of their respective properties or assets, other than in the case of clause (a) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(b) Assuming the accuracy of the representations and warranties of the Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Acquirors with respect to the Acquirors’ execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed in Section 4.03(b) of the Acquiror Disclosure Schedules.
Section 4.04. Holdco Liabilities.   Since its date of incorporation, neither the Signor Acquiror nor Topaz Holdings has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither the Signor Acquiror nor Topaz Holdings has any liabilities.
Section 4.05. Investment Purpose.   The Signor Acquiror is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Signor Acquiror acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Signor Acquiror is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.06. SEC Filings.   The Parent Acquiror has since July 12, 2017 timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing or most recent amendment, no Acquiror SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.
Section 4.07. Internal Controls; Listing; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (i) the Parent Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent Acquiror, including its consolidated Subsidiaries, is made known to the Parent Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the

Exchange Act are being prepared, and (ii) since July 12, 2017, the Parent Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent Acquiror’s financial reporting and the preparation of the Parent Acquiror’s financial statements for external purposes in accordance with US GAAP.
(b) Each director and executive officer of the Parent Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Acquirors have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Except as set forth in Section 4.07(c) of the Acquiror Disclosure Schedules, since July 12, 2017, the Parent Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of the Acquirors, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Ordinary Shares or prohibit or terminate the listing of the Parent Ordinary Shares on NASDAQ. The Acquirors have taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.
(d) The Acquiror SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2017, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the year ended December 31, 2017, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of June 30, 2018, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the six (6) month period ended June 30, 2018 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of the Parent Acquiror, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Parent Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with US GAAP and any other applicable legal and accounting requirements.
Section 4.08. Trust Account.   As of the date hereof, the Parent Acquiror has $325.0 million in the account established by the Parent Acquiror for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 17, 2018, between the Parent Acquiror and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the knowledge of the Parent Acquiror, threatened with respect to the Trust Account.
Section 4.09. No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the Parent Acquiror’s unaudited consolidated balance sheet (or the notes thereto) as of June 30, 2018 (the “Acquiror Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Acquirors do not have any material liabilities of any nature, whether accrued, contingent or otherwise.

For purposes of this Section 4.09, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, Action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
Section 4.10. Compliance with Laws.   The Acquirors are in compliance in all material respects with all Laws applicable to the Acquirors or any of their respective properties or assets.
Section 4.11. Absence of Changes.
(a) Since December 31, 2017 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
(b) From the Acquiror Balance Sheet Date through the date of this Agreement, the Acquirors have not taken any action that would constitute a breach of clause (ii) of Section 6.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.
Section 4.12. Finders and Brokers.   The Acquirors have not employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.12 of the Acquiror Disclosure Schedules, who might be entitled to any fee or any commission in connection with or upon consummation of the purchase and sale of the Shares.
Section 4.13. Indebtedness.   Other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business, the Acquirors have no Indebtedness.
Section 4.14. No Discussions.   Other than discussions and negotiations relating to the Transactions and discussions with Algeco and its Affiliates and Representatives with respect to the acquisition of Target, the Acquirors are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to the Parent Acquiror, the Signor Acquiror or Topaz Holdings; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by the Parent Acquiror, the Signor Acquiror or Topaz Holdings of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.
Section 4.15. Acquiror Vote Required.   An ordinary resolution being the affirmative vote of a majority of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (a) approve the Transaction Agreements, the Transactions, the Merger, the Topaz Merger and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans; (c) approve the issuance of Parent Ordinary Shares to the Seller in connection with the payment of Stock Consideration; (e) approve the other Transaction Proposals, other than those set forth in clauses (x) and (y) below and (f) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and a special resolution being the affirmative vote of at least two-thirds (66 2∕3%) of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (x) approve the Domestication and (y) amend the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions and adopt and approve the ListCo Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware (collectively, the “Acquiror Shareholder Approvals”). Other than the Acquiror Shareholder Approvals, there are no other votes of the holders of the Parent Ordinary Shares or of any other class or series of the capital stock of the Parent Acquiror or Signor Acquiror necessary with respect to the Transactions or any related matters.
Section 4.16. No Outside Reliance.   Notwithstanding anything contained in this Article IV or any other provision hereof, the Acquirors acknowledge and agree that neither the Seller nor the Acquired Companies nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Acquired Company, and the Acquirors specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article III that may have been made by any Person, and acknowledge and agree that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The Acquirors further acknowledge and agree that they have conducted their own independent review and analysis of the Acquired Companies and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of the Acquired Companies.
Section 4.17. No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV (including the related portions of the Acquiror Disclosure Schedules), neither the Acquirors nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquirors, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquirors furnished or made available to the Seller or its Representatives.
ARTICLE V
CERTAIN COVENANTS OF SELLER
Section 5.01. Conduct of Business by the Acquired Companies Prior to the Closing.   The Seller agrees that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 5.01 of the Seller Disclosure Schedules, (b) as specifically required by this Agreement and the Transactions contemplated hereby (including the Debt Financing and the transactions contemplated thereby), (c) as required by Law or (d) as consented to in writing by the Acquirors, (i) shall cause the Acquired Companies to conduct their business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organization and to preserve their present relationships with customers, suppliers and other Persons with whom they have material business relationships and (ii) shall not permit any Acquired Company to:
(a) split, combine, reduce, reclassify, encumber, pledge or dispose of any of its equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, except for any such transaction by an Acquired Subsidiary that is a wholly owned Acquired Subsidiary, and that remains a wholly owned Acquired Subsidiary, after consummation of such transaction;
(b) with respect to Signor exclusively, declare, accrue, set aside or pay any dividend or make any other distribution;
(c) terminate the employment of any individual in a position of vice president or above (or equivalent thereof), other than due to such individual’s death or disability or for cause or non-performance of duties (each, as determined by Signor, or the applicable Acquired Subsidiary, in its reasonable discretion in the ordinary course of business consistent with past practice);
(d) (i) change the terms of its agreements or other arrangements with any former director, officer, employee, independent contractor or consultant; (ii) hire any employee or engage any independent contractor or consultant; or (iii) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof);
(e) make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP or applicable Law;
(f) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i)

capital expenditures in the ordinary course consistent with past practice, (ii) acquisitions of assets related to the business of the Acquired Companies as being conducted as of the date hereof for which the purchase price for such assets, individually or in the aggregate, does not exceed $20,000,000 in cash, (iii) transactions between Signor and its wholly owned Acquired Subsidiaries or between Signor’s wholly owned Acquired Subsidiaries, or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement and that will be Acquired Subsidiaries;
(g) amend the governing documents of any of the Acquired Company;
(h) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or capital leases or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Signor, and its wholly owned Acquired Subsidiaries or among wholly owned Acquired Subsidiaries; (ii) guarantees by Signor of Indebtedness for borrowed money of Acquired Subsidiaries or guarantees by Acquired Subsidiaries of Indebtedness for borrowed money of Signor or any Acquired Subsidiary, which Indebtedness is incurred in compliance with this clause (h); (iii) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments; (iv) interest accrued on Indebtedness not prohibited hereunder; and (v) Indebtedness or capital leases not to exceed $15,000,000 in aggregate principal amount outstanding at any time incurred by any Acquired Company other than in accordance with clauses (i) through (iv); provided that nothing contained herein shall prohibit (x) any Acquired Company from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice, or (y) the Acquired Companies from consummating the Debt Financing
(i) except for sales and leases of accommodations in the ordinary course of business, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets (including shares in the capital of the Acquired Subsidiaries), except (v) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 5.01(i) of the Seller Disclosure Schedules, (w) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h), (x) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25,000,000 in the aggregate for all such transactions, (y) for transactions among Signor and its wholly owned Acquired Subsidiaries or among Signor’s wholly owned Acquired Subsidiaries, and (z) for transactions with Target or any Subsidiary or direct parent entity thereof under the existing lease and services agreements disclosed on Section 3.16(a)(xiv) of the Seller Disclosure Schedules; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;
(j) transfer, assign, license, otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material Company Owned IP, except in the ordinary course of business; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;
(k) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;
(l) except in the ordinary course of business consistent with past practice, amend, modify, terminate or encumber (other than an encumbrance that is a Permitted Lien) any Material Lease;
(m) enter into any agreement that restricts the ability of any of the Acquired Companies to engage or compete in any line of business in any respect material to the business of the Acquired Companies, or enter into any agreement that restricts the ability of any of the Acquired Companies to enter a new line of business;
(n) enter into, renew or amend in any material respect any Affiliate Agreement;

(o) waive, settle or satisfy any material claim against any Acquired Company, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed $5,000,000 in the aggregate (net of insurance recoveries);
(p) make, change or revoke any material election relating to income Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any material claim or assessment by any Governmental Authority relating to Taxes;
(q) conduct any group reduction in force or plant closing that would trigger the notice requirements under WARN or any similar state, local, or foreign Laws; or
(r) agree, in writing or otherwise, or commit to take any of the foregoing actions.
Notwithstanding the foregoing, nothing contained in this Agreement shall give the Acquirors, directly or indirectly, the right to control or direct any Acquired Company’s operations prior to the Closing. Prior to the Closing, each Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.02. Trust Account Waiver.   Seller acknowledges and agrees that the Parent Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Acquired Companies and one or more businesses or assets. Seller acknowledges and agrees that the Acquirors’ sole assets consist of the cash proceeds of the Parent Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of the Acquirors entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against the Acquirors arising under this Agreement.
Section 5.03. Exclusivity.   Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the transactions contemplated by the Target Merger Agreement and the Transactions contemplated hereby, Seller will not (and Seller shall cause its Subsidiaries and controlled Affiliates and their respective Representatives to not), solicit, initiate, negotiate, agree to, engage in or renew any contact concerning any proposal or offer, or any contact that would reasonably be expected to result in a proposal or offer, from any Person (other than the Acquirors and their respective Affiliates) relating to any of the following involving the Acquired Companies: (a) a liquidation, dissolution or recapitalization, (b) a merger or consolidation, (c) an acquisition or purchase of any of the material assets (or any material portion of its assets) of, or any equity interest in, the Acquired Companies, except for the sale of assets in the ordinary course of business consistent with past practice, (d) any similar transaction or business combination outside the ordinary course of business, or (e) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Seller’s ability to consummate the Transactions contemplated by this Agreement or the Target Merger Agreement (each, an “Acquisition Proposal”). Seller represents and warrants that all discussions and negotiations relating to any Acquisition Proposal (other than the transactions with the Acquirors contemplated by this Agreement) have been terminated. In the event Seller or the Signor receives any unsolicited Acquisition Proposal, Seller shall promptly, and in any event, within forty-eight (48) hours, provide written notice and a copy of such Acquisition Proposal to the Acquirors.
ARTICLE VI
CERTAIN COVENANTS OF ACQUIRORS
Section 6.01. Acquiror Operations.   The Acquirors agree that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 6.01 of the Acquiror Disclosure Schedules, (b) as specifically required by this

Agreement, (c) as required by Law or (d) as consented to in writing by the Seller, such consent not to be unreasonably withheld, conditioned or delayed, (i) the Acquirors shall conduct their business in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Acquirors shall not:
(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock, and/or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, other than in connection with the Acquiror Share Redemption;
(b) except as otherwise contemplated by this Agreement or the Target Merger Agreement, sell, issue or authorize the issuance of  (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than in connection with the Equity Offering or the Backstop Offering;
(c) make any distribution of amounts held in the Trust Account, except as permitted pursuant to Section 6.04 hereof;
(d) enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the consent of any other party to such Contract in connection with the Transactions;
(e) (i) lend money to any Person or (ii) incur or guarantee any Indebtedness other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business;
(f) change any of its methods of accounting or accounting practices in any material respect except as required by US GAAP or applicable Law;
(g) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;
(h) amend the Target Merger Agreement; or
(i) agree, in writing or otherwise, or commit to take any of the actions described in clauses (a) through (i) above.
Section 6.02. Acquiror Shareholder Approvals.   The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Acquiror Shareholders Meeting”) in accordance with the Parent Acquiror Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby, including the Target Merger Agreement and transactions contemplated thereby; (iii) amendment of the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions, either in the form of a stand-alone amendment or simultaneously with the approval of the ListCo Governing Documents (defined below); (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, in the respective forms attached hereto as Exhibit D and Exhibit E (collectively, the “ListCo Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Seller as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Ordinary Shares to the Seller in connection with the payment of the Stock Consideration; and (viii) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Seller in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Seller (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.
Section 6.03. No Solicitation.   From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except in connection with the transactions contemplated by the Target Merger Agreement, neither the Acquirors nor any of their respective Affiliates or Representatives shall, directly or indirectly:
(a) commence, initiate or renew any discussion, proposal or offer to any Third Party Target, or make any proposal or offer related to a business combination (other than the Transactions);
(b) commence or renew any due diligence investigation of any Third Party Target;
(c) participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Third Party Target;
(d) present or respond substantively to any proposal or offer to any Third Party Target relating to a possible transaction of any kind; or
(e) agree or commit to take any of the actions described in clauses (a) through (d) above.
From and after the date hereof, the Acquirors and their respective officers and directors shall, and the Acquirors shall instruct and cause their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination, excluding the Seller, the Acquired Companies, Arrow Holdings and its Subsidiaries and their respective Representatives.
Section 6.04. Trust Account Termination.   Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay income taxes and (ii) to effectuate the Acquiror Share Redemption; provided that at least $225 million of gross cash proceeds remains in the Trust Account as of Closing (or such lesser amount as the Seller may agree to in writing in its sole discretion pursuant to Section 2.07 hereof). Following the Closing, and upon notice to the trustee of the Trust Account (the “Trustee”) and the satisfaction of the requirements for release set forth in the Trust Agreement, the Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of the Parent Ordinary Shares who have exercised their redemption rights with respect to the Parent Ordinary Shares, and, thereafter, release the remaining funds in the Trust Account to the Parent Acquiror to be reflected on the Parent Acquiror’s consolidated balance sheet and the Trust Account shall thereafter be terminated.
Section 6.05. D&O Insurance and Indemnification.
(a) The Acquirors agree that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Acquired Companies, as provided in the governing documents of the Acquired Companies, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Seller Disclosure Schedules, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.
(b) The Acquirors shall cause the Acquired Companies to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained thereby immediately prior to the Closing Date (provided that the Acquirors may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the

Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the Transactions).
(c) The obligations of the Acquirors under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).
(d) In the event the Acquirors, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquirors or such Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.05.
Section 6.06. Domestication.   Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, on or prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit D.
Section 6.07. Target Merger.   The Acquirors shall use commercially reasonable efforts to keep Seller fully informed with respect to the status of the transactions contemplated by the Target Merger Agreement and any material information relating thereto, including without limitation the delivery of any required consents, the existence of any potential disputes that arise or may be expect to arise thereunder, breaches or alleged breaches of any representations, warranties or covenants thereof by any party thereto, and any concerns or potential delays with respect to satisfaction of conditions to closing thereunder. In the event of any proposed amendments to the terms and conditions of the Target Merger Agreement, the Acquirors shall afford the Seller the opportunity to review and shall consider in good faith any comments thereon. For the avoidance of doubt, the Target Merger Agreement, as executed on the date hereof, shall not be amended without the prior written consent of the Seller not to be unreasonably withheld.
Section 6.08. Topaz Merger.   The Parent Acquiror shall use commercially reasonable efforts to effect the merger of the Surviving Company with and into Topaz Holdings immediately following the Effective Time and immediately prior to the transactions contemplated by the Target Merger Agreement, as described herein:
(a) Merger.   Immediately following the Effective Time, Topaz Holdings shall merge with and into the Surviving Company (such merger, the “Topaz Merger”), the separate existence of the Surviving Company shall cease and Topaz Holdings shall continue as the surviving corporation in the Topaz Merger. Topaz Holdings, in its capacity as the company surviving the Topaz Merger, is hereinafter sometime referred to as the “Topaz Surviving Company.”
(b) Effective Time.   Immediately after the Effective Time, Topaz Holdings shall cause the Topaz Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Topaz Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time as Topaz Holdings shall specify in the Topaz Certificate of Merger, the “Topaz Effective Time”).
(c) Effect of the Merger.   At the Topaz Effective Time, the effect of the Topaz Merger shall be as provided in the Topaz Certificate of Merger, and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Topaz Effective Time all of the property, rights, privileges, powers and franchises of the Surviving Company shall vest in the Topaz Surviving Company, and all debts, liabilities and duties of the Surviving Company shall become the debts, liabilities and duties of the Topaz Surviving Company.

(d) Certificate of Incorporation and Bylaws of the Topaz Surviving Company.   At and after the Topaz Effective Time, the certificate of incorporation and bylaws of Topaz Holdings, as in effect immediately prior to the Topaz Effective Time, shall be the certificate of incorporation and bylaws of the Topaz Surviving Company, in each case, until amended in accordance with the DGCL.
(e) Directors and Officers of the Surviving Company.   From and after the Topaz Effective Time, the Persons serving as directors and/or officers of the Surviving Company immediately prior to the Topaz Effective Time shall be the initial directors and/or officers of the Topaz Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Topaz Surviving Company and applicable Law.
(f) Effect on Shares of Capital Stock.   At and after the Topaz Effective Time, by virtue of the Topaz Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all shares of capital stock of the Surviving Company issued and outstanding immediately prior to the Topaz Effective Time shall be cancelled, retired and shall cease to exist, and the Parent Acquiror shall cease to have any rights with respect thereto.
Section 6.09. Further Assurances.   The Acquirors shall use commercially reasonable efforts to cooperate with Seller to take all actions reasonably necessary under applicable Law to effectuate the transfer of a portion of the Stock Consideration paid to Seller hereunder to certain parties to that certain Algeco Earnout Agreement, pursuant to the terms and conditions thereof, on or immediately following the Closing.
ARTICLE VII
JOINT COVENANTS OF SELLER AND ACQUIRORS
Section 7.01. Access; Confidentiality; Notice of Certain Events.
(a) From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, to the extent permitted by applicable Law, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries (if applicable), to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Seller nor the Acquirors shall be required by this Section 7.01(a) to provide the other Party or the Representatives of such other Party with access to, or to disclose information that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement, the disclosure of which would violate any Law or duty or that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). The Seller and Acquirors will use commercially reasonable efforts to minimize any disruption to the business of the Acquired Companies that may result from the requests for access, data and information hereunder.
(b) The Seller and Acquirors will hold, and will cause their respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to Section 7.01(a), in confidence in accordance with, and will otherwise comply with, the terms of the confidentiality provisions of the Term Sheet.
(c) The Seller shall give prompt notice to the Acquirors, and the Acquirors shall give prompt notice to the Seller (i) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions; (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Acquired Companies or the Acquirors, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.01(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Section 9.01.
Section 7.02. Preparation of Proxy Statement/Registration Statement.
(a) As promptly as practicable after the execution of this Agreement (provided that the Seller has provided to the Acquirors all of the information described in Section 7.02(d) hereof), (i) the Acquirors shall prepare and file with the SEC materials that shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of the Parent Acquiror relating to the Acquiror Shareholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) the Acquirors shall prepare (with the Seller’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Ordinary Shares to be issued in connection with the Domestication and the Transactions. The Acquirors shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Parent Acquiror shall set a record date (the “Acquiror Record Date”) for determining the shareholders of the Parent Acquiror entitled to attend the Acquiror Shareholders Meeting. The Acquirors also agree to use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Seller shall furnish all information concerning the Acquired Companies and any of their respective shareholders as may be reasonably requested in connection with any such action. The Acquirors will cause the Proxy Statement to be mailed to each shareholder who was a shareholder of the Parent Acquiror as of the Acquiror Record Date promptly after the Registration Statement is declared effective under the Securities Act.
(b) The Acquirors will advise the Seller, promptly after the Acquirors receive notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Seller and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other document each time before any such document is filed with the SEC, and the Acquirors shall give reasonable and good faith consideration to any comments made by the Seller and its counsel. The Acquirors shall provide the Seller and its counsel with (i) any comments or other communications, whether written or oral, that the Acquirors or their counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Acquirors to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
(c) The Seller and Acquirors shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Acquirors and at the time of the Acquiror Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Seller, Signor, the Acquirors or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Seller or the Acquirors that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Parent Acquiror.
(d) The Seller acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Seller, the Acquired Companies, their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, the Seller agrees to, and agrees to cause the Acquired Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide the Acquirors with all such information that is required or reasonably requested by the Acquirors to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of the Acquirors to the SEC or NASDAQ in connection with the Transactions.
Section 7.03. Governmental Approvals and Other Third-party Consents.
(a) Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals.
(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Seller or the Acquired Companies with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(c) The Seller and the Acquirors shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04(b) of the Seller Disclosure Schedules and Section 4.03(b) of the Acquiror Disclosure Schedules; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 7.04. Debt Financing.
(a) The Acquirors have obtained a debt commitment letter, dated as of the date hereof  (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, and in the case of the fee letter which may be redacted in respect of numeric fee amounts, economic terms and “market flex” provisions specified therein, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to the Acquirors or one of their respective Affiliates the amounts set forth therein for, among other things, the purposes of financing the Transactions, to the extent set forth herein.
(b) Each of the Acquirors and the Seller shall, and the Seller shall cause the Acquired Companies to, use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the Closing the Acquirors may consummate the Debt Financing, which, together with the funds in the Trust Account and the proceeds of the Equity Offering and the proceeds of the Backstop Offering, if applicable, shall be sufficient to consummate the Transactions, including by using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Documents”); (ii) satisfy (or, if deemed advisable by the Acquirors and the Seller, seek a waiver of) on a timely basis all conditions in any Debt Financing Documents that are within its control and otherwise comply with its obligations thereunder; (iii) maintain in effect any Debt Financing Documents until the Transactions are consummated or this Agreement is terminated in accordance with its terms; and (iv) enforce its rights under any Debt Financing Documents in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the Closing. The Seller and each of the Acquirors shall give the other Party prompt oral and written notice of any material breach or default by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, and any purported termination or repudiation by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to any Debt Financing Documents or any Alternative Financing or any Debt Financing Source. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Financing Documents, each of the Acquirors and the Seller shall use commercially reasonable efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions no less favorable to the Acquirors than the terms and conditions under the Debt Commitment Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any commitment letters entered into with respect to any Alternative Financing.
(c) From and after the date of this Agreement until the Closing, the Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide the Acquirors with all cooperation reasonably requested by the Acquirors in connection with the Debt Financing, including by using commercially reasonable efforts to (i) provide to the Acquirors pertinent and customary financial and other information regarding the Acquired Companies as reasonably requested by the Acquirors for purposes of the Debt Financing and to cause Signor’s senior management to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), conference calls, presentations, road shows, due diligence (including accounting due diligence) and drafting sessions and sessions with actual and prospective Debt Financing Sources, prospective lenders, investors and rating agencies; (iii) provide reasonable assistance in the preparation of those sections of any customary prospectuses, offering memoranda, information memoranda or other customary materials that relate to the Acquired Companies and the business of the Acquired Companies; (iv) assist the Acquirors and the Debt Financing Sources with their marketing efforts with respect to the Debt Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda, offering documents, private placement memoranda, prospectuses, business projections or other marketing documents customarily used to arrange the Debt Financing contemplated by the Debt Commitment Letter (and identifying any portion of information provided that constitutes material non-public information); (v) execute and deliver, as of the Closing, any definitive financing documents, including any credit or purchase agreements, subscription agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by any Debt Financing Sources in connection with the applicable Debt Financing and otherwise reasonably facilitating the pledging of collateral, as applicable; and (vi) take all corporate or other actions necessary to permit the consummation of the Debt Financing and to permit the gross proceeds thereof to be made available on the Closing Date to consummate the Transactions.
Section 7.05. Public Announcements.   So long as this Agreement is in effect, neither the Seller, the Acquirors, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties; provided, however, that such Party may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties if such Party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable Law, including the Securities Act or Exchange Act and (b) endeavors, on a reasonable basis given the circumstances, to provide a meaningful opportunity to the other Party to review and comment on such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.
Section 7.06. Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Acquirors, on the one hand, and the Seller, on the other hand. The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary)
Section 7.07. Closing Conditions.   From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof. Without limiting the foregoing, each Party hereby covenants and agrees to use commercially reasonable efforts to work together to effectuate the transactions contemplated by this Agreement as soon as practicable and shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions. Notwithstanding the foregoing, this Section 7.07, shall not (a) require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person to obtain any consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (other than nominal filing, attorneys or application fees), (b) require Seller to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.02, (c) require any Acquiror to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.03, or (d) limit any Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 9.01.
Section 7.08. Further Assurances.   Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.09. Registration Rights Agreement.   Between the date hereof and Closing, each Party shall, and shall cause its respective Affiliates to, negotiate an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), which shall amend and restated in its entirety that certain Registration Rights Agreement, dated January 11, 2018, by and among Parent Acquiror and the initial investors named on the signature pages thereto, and shall be entered into and effective as of the Closing Date, on commercially reasonable and customary terms for a transaction similar to the Transactions and consistent with the terms set forth in the “Registration Rights” section of the Term Sheet, and otherwise in form and substance reasonably satisfactory to the Acquirors and Seller. The Parties agree that the Registration Rights Agreement shall contain lock-up provisions that are consistent with the terms set forth in the “Sale/Transfer/Registration Restrictions/Lock-up period” section of the Term Sheet and customary joinder provisions, pursuant to which each other Person who is issued or receives shares of common stock of ListCo in connection with the Transactions shall become party thereto.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01. Conditions to Obligations of the Parties.   The obligation of each Party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:
(a) No Prohibition or Legal Proceedings.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, restraining order, preliminary or permanent injunction or other order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions. No Governmental Authority or other Person shall have commenced any legal proceeding challenging or seeking to prohibit the Transactions or Transaction Proposals.
(b) Financing.   Effective as of immediately prior to (or substantially concurrently with) the Closing, the Debt Financing shall have been obtained.
(c) Acquiror Shareholder Approvals.   The Acquiror Shareholder Approvals shall have been obtained.
(d) Ancillary Agreements.   The Ancillary Agreements shall have been executed and delivered, or caused to be executed and delivered, by each Party thereto.
(e) Initial Designees.   The Seller Designees, Founder Designees and the Independent Designee shall have, subject to the Closing occurring, been appointed to the Board of Directors of ListCo.
(f) Acquisition of Target.   The transactions contemplated by the Target Merger Agreement shall have been consummated pursuant to the terms and conditions thereof, as such terms and conditions are set forth in the execution version delivered to the Seller on the date hereof.
Section 8.02. Conditions to Obligations of Seller.   The obligation of the Seller to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Seller, in their sole discretion, of each of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of the Acquirors set forth in Section 4.02(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, the representations and warranties of the Acquirors set forth in Section 4.01, Section 4.02(b), Section 4.02(c), Section 4.02(d), Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, each of the other representations and warranties of the Acquirors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.
(b) Covenants.   The Acquirors shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Closing Certificate.   At the Closing, the Acquirors shall have delivered or caused to be delivered to the Seller a certificate signed on behalf of the Acquirors by a duly authorized executive officer of each Acquiror stating that the conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied;
(d) Certificate of Secretary.   At the Closing, the Acquirors shall have respectively delivered or caused to be delivered to the Seller a certificate signed by the Secretary or any duly authorized officer of each Acquiror, attesting to the completion of all necessary corporate action by such Acquiror to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of such Acquiror certified by the Secretary of State of the State of Delaware dated no more than ten (10) Business Days prior to the Closing Date, (ii) resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of such Acquiror from the Secretary of State of the State of Delaware that is dated no more than two (2) Business Days prior to the Closing Date.
(e) Minimum Proceeds.   The aggregate amount of proceeds to be delivered by Parent Acquiror at Closing of the Target Merger from the Trust Account, the Equity Offering and the Backstop Offering, if any, before paying Transaction Expenses, shall equal at least $225.0 million.
(f) No Material Adverse Effect.   Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred.
(g) Domestication.   The Domestication shall have been completed.
(h) Certificates of Merger.   The Arrow Certificate of Merger, duly executed by Arrow Parent, and the Topaz Certificate of Merger, duly executed by Topaz Holdings, shall have been delivered and filed in accordance with applicable Law.
(i) ListCo Governing Documents.   The Certificate of Incorporation of ListCo shall have been filed with the Delaware Secretary of State and the Bylaws of ListCo shall have been adopted by its board of directors.
(j) Signor Acquiror Governing Documents.   The Certificate of Incorporation and Bylaws of the Signor Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit F and Exhibit G (collectively, the “Signor Acquiror Governing Documents”), shall not have been amended without the consent of the Seller.
(k) Resignation of Officers and Directors of the Parent Acquiror.   The Parent Acquiror shall have delivered to Seller the written resignations of the officers and directors of the Parent Acquiror that are not listed in the ListCo Governing Documents effective as of the Closing.
Section 8.03. Conditions to Obligations of the Acquirors.   The obligation of the Acquirors to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Acquirors, in their sole discretion, of each of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of the Seller set forth in Section 3.03(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, the representations and warranties of the Seller set forth in Section 3.01, Section 3.02, Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, each of the other representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.
(b) Covenants.   The Acquired Companies shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Closing Certificate.   At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors a certificate signed by a duly authorized executive officer of the Seller stating that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.
(d) Certificate of Secretary.   At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors certificates signed by the Secretary or any duly authorized officer of the Seller, attesting to the completion of all necessary action by such Seller to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of the Seller, (ii) any resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of the Seller issued by the relevant authority in its jurisdiction of formation that is dated no more than two (2) Business Days prior to the Closing Date.
(e) No Material Adverse Effect.   Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(f) FIRPTA Certificates.   The Acquirors shall have received one or more duly completed and executed certificates reasonably satisfactory to the Acquirors pursuant to Section 1445 of the Code from the Seller, certifying that the Membership Interests do not constitute a U.S. real property interest within the meaning of Section 1445 of the Code.
(g) Affiliate Agreements.   Each Acquired Company shall have been released with no further liability from each Affiliate Agreement listed in Section 8.03(g) of the Seller Disclosure Schedules.
(h) Minimum Cash.   On the Closing Date, prior to giving effect to the Transactions or proceeds from the Debt Financing, Trust Account, Equity Offering or Backstop Offering, if any, the combined businesses of Target and Signor shall have at least $5.0 million of Cash or cash equivalents available.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01. Termination.   This Agreement may be terminated prior to the Closing:
(a) by the mutual written consent of the Seller and the Acquirors;
(b) by either the Seller or the Acquirors, if the Closing has not taken place on or before such date that is 120 days from the date hereof  (the “Outside Date”); provided that such period may be extended for any additional thirty (30) days by mutual written consent of the Seller and Acquirors, in which case such later date shall be the Outside Date; provided further that neither the Seller nor the Acquirors will be permitted to terminate this Agreement pursuant to this Section 9.01(b) if the failure of the Closing to occur by the Outside Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing Date;
(c) by the Seller, if the Acquirors shall have breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to the Acquirors, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that the Seller is not then in material breach of this Agreement;
(d) by the Acquirors, if the Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Seller, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that neither Acquiror is then in material breach of this Agreement;
(e) by either the Seller or the Acquirors in the event of the issuance of a final, non-appealable order by a Governmental Authority restraining or prohibiting the Transactions;
(f) by either the Seller or the Acquirors if the Acquiror Shareholder Approvals are not obtained at the Acquiror Shareholder Meeting duly convened therefor (unless such the Acquiror Shareholder Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken; and
(g) by the Acquirors if Seller has not, within one (1) hour following execution of this Agreement, delivered evidence reasonably satisfactory to the Acquirors that Seller, as sole owner of the Shares, has received and approved this Agreement and the Transactions.
Section 9.02. Notice of Termination.   Any Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.
Section 9.03. Effect of Termination.   In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that the confidentiality provisions of the Term Sheet, Section 7.01(b) and this Section 9.03 shall survive such termination; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.
Section 9.04. Extension; Waiver.   At any time prior to the Closing, either the Seller or the Acquirors may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Section 9.05. Waiver of Claims.   Notwithstanding anything to the contrary contained herein, the Parties (each on behalf of itself and its officers, directors, employees, agents, Affiliates and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort, or otherwise against the Debt Financing Sources and hereby agree that in no event shall the Debt Financing Sources have any liability or obligation to the Parties or their respective officers, directors, employees, agents, Affiliates and Representatives and in no event shall the Parties seek or obtain any other damages of any kind against any Debt Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement, the Debt Financing, the Debt Financing Documents or the transactions contemplated hereby and thereby.

ARTICLE X
INDEMNIFICATION
Section 10.01. Indemnification by Seller.   Notwithstanding any other provision of this Agreement, including the representations and warranties of the Acquired Companies set forth in Article III, the Seller shall indemnify and defend each Acquiror and their respective Representatives (collectively, the “Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder) (“Losses”) incurred or sustained by, or imposed upon, the Indemnitees or the Acquired Companies relating to (i) any breach of Section 3.01(ii), Section 3.01(iii) or Section 3.04(a) or any Action directly relating to or arising from the events or circumstances that resulted in such breach or (ii) any Environmental Liability related to the operation of the Acquired Companies prior to the Closing Date; provided that any references to materiality or Company Material Adverse Effect shall be disregarded in determining whether a breach has occurred for purposes of this Article X.
Section 10.02. Indemnification Procedures.   The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.”
(a) Third Party Claims.   If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in all respects in such defense; provided that such Indemnifying Party may only assume such defense if it acknowledges in writing its obligation to indemnify in full the Indemnified Party pursuant to this Agreement; provided, further, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company. In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or, in the reasonable opinion of counsel to the Indemnified Party, fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.02(b) defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b) Settlement of Third Party Claims.   Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.02(b). If an offer is made to settle a Third Party Claim (a “Proposed Settlement”) and such offer would not lead to liability or the creation of a financial or other obligation of the Indemnified Party and such offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days of receipt of such notice, then the Indemnified Party may contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim shall not exceed the amount of such Proposed Settlement. If the Indemnified Party fails to consent to such Proposed Settlement and also fails to assume defense of such Third Party Claim, then the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Proposed Settlement. If the Indemnified Party has assumed the defense pursuant to Section 10.02(a), it shall not agree to any Proposed Settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c) Direct Claims.   Subject to the limitations set forth in Section 10.03(e), any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and to investigate whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d) Mitigation.   The Acquirors agree to, and to cause the Company to, take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by any Indemnified Party.
(e) Payments.   Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(f) Exclusive Remedy.   Notwithstanding anything contained herein to the contrary, from and after the Closing, subject to any Person’s right to seek specific performance and/or injunctive or other equitable relief, indemnification pursuant to the provisions of this Article X shall be the sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions contemplated hereby (except for fraud), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

Section 10.03. Limitations on Indemnification Obligations.   Notwithstanding anything herein to the contrary, the rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article X are subject to the following limitations:
(a) the amount of any and all Losses shall be determined net of  (i) any amounts actually recovered by any Indemnified Party under any insurance policies from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of the cost of recovery and increases in insurance premiums) and (ii) any cash Tax benefits actually realized by the Indemnified Parties (or their direct or indirect beneficial owners) in the year of such Loss or the next succeeding taxable year that are attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss;
(b) an Indemnified Party’s right to make a claim for indemnification hereunder shall expire on March 31, 2020;
(c) in no event shall the Indemnifying Parties have any obligation to indemnify the Indemnified Parties with respect to any Losses incurred under this Article X until the total amount of Losses the Indemnified Parties would recover pursuant to the terms hereof equals or exceeds $500,000, at which point, the Seller will be obligated to indemnify the Indemnified Parties for the entire amount of any such indemnifiable Losses;
(d) in no event shall the Indemnifying Parties’ aggregate liability for Losses arising under this ARTICLE X exceed $49.1 million; provided that in no event shall the Indemnifying Parties’ aggregate liability under Section 10.01(ii) exceed $3,737,605; and
(e) in no event shall the Indemnifying Parties be liable for any consequential, indirect, special, exemplary, punitive, incidental or enhanced damages, or other similar types of damages, including, but not limited to, damages for lost profits, lost revenues, lost business or diminution in value, regardless of whether such damages were foreseeable and the legal or equitable theory (contract, tort or otherwise) upon which the claim was made; provided that the limitation in this Section 10.03(e) shall not apply to any such damages that are payable to a third party by an Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.
ARTICLE XI
MISCELLANEOUS
Section 11.01. Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.
(b) At any time and from time to time prior to the Closing, the Seller or the Acquirors may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Seller or the Acquirors, as applicable, (ii) waive any inaccuracies in the representations and warranties made to the Seller or the Acquirors contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Seller or the Acquirors, as applicable, contained herein. Any agreement on the part of the Seller or the Acquirors to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Seller or the Acquirors, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, no amendment may be made to Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), this Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial), Section 11.11 (Assignment), and

any of the defined terms used therein and any other provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing (in each case to the extent that such amendment affects the Debt Financing Sources) without the prior written consent of the Debt Financing Sources.
Section 11.02. Non-Survival of Representations and Warranties.   Except for the representations and warranties referred to in Section 10.01, which survive until March 31, 2020, and the applicable registration rights and lock-up provisions of the Term Sheet, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.
Section 11.03. Expenses.   Except as otherwise expressly provided in this Agreement, until the Closing, or in the event this Agreement is terminated in accordance with Section 9.01, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Following the Closing, all Transaction Expenses shall be reimbursed from the gross proceeds from the Transactions. For the avoidance of doubt, upon Closing of the Transactions, all Transaction Expenses shall be paid by the Acquirors and the Acquired Companies.
Section 11.04. Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Seller, to:
Arrow Holdings S.a r.l.
20 Rue Eugene Ruppert
L-2453 Luxembourg
Attn: Evelina Ezerinskaite
E-mail: tdrlux@tdrcapital.com
with a copy to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: William Schwitter
Facsimile: (212) 610-6399
E-mail: william.schwitter@allenovery.com
if to the Acquirors, to
Platinum Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
Facsimile: (310) 552-4508
E-mail: elibaker@geacq.com
and
Topaz Holdings Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
Facsimile: (310) 552-4508
E-mail: elibaker@geacq.com

with a copy to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention:
Joel L. Rubinstein
Jason D. Osborn

Facsimile: (212) 294-4700
E-mail:
jrubinstein@winston.com
josborn@winston.com

Section 11.05. Interpretation.   When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 11.06. Counterparts.   This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 11.07. Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Seller Disclosure Schedules and the Acquiror Disclosure Schedules), the Ancillary Agreements and the applicable registration rights and lock-up provisions of the Term Sheet constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except as provided in Section 6.05, no provision of this Agreement or the Term Sheet, in each case express or implied, is intended to or shall confer upon any other Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial) and Section 11.11 (Assignment).
Section 11.08. Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
Section 11.09. Governing Law; Jurisdiction.
(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction; provided that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment

Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with the internal Laws of the State of New York, without giving effect to principles or rules or conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdictions.
(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if  (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if  (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.09(b) in the manner provided for notices in Section 11.04. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Each Party agrees that it (w) will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than exclusively the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim; (x) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Debt Commitment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court; (y) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
(c) Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) concerning the construction, validity, interpretation and enforceability of the Debt Commitment Letter, or any of the Transactions, including, without limitation, any claim, controversy or dispute arising out of or relating in any way to the Debt Financing (whether based on contract, tort or otherwise) or concerning any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.10. Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
Section 11.11. Assignment.   This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that the Seller may assign its rights and interest (but not its obligations) hereunder to any Debt Financing Source as collateral for security purposes in connection with the Debt Financing without prior written consent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 11.12. Enforcement; Remedies.   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Seller and the Acquirors have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.
ARROW HOLDINGS S.A R.L.
By:
/s/ Jorrit Crompvoets

Name: Jorrit Crompvoets
Title:  Manager B
PLATINUM EAGLE ACQUISITION CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:  Chief Executive Officer and Chairman
SIGNOR MERGER SUB, INC.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:  President
TOPAZ HOLDINGS CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:  President
[Signature Page to Agreement of Merger]

EXHIBIT A
DEFINITIONS
“2017 and 2018 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).
“Acquired Companies” shall have the meaning set forth in the Recitals.
“Acquired Company Related Party” shall have the meaning set forth in Section 3.21.
“Acquired Subsidiaries” shall have the meaning set forth in Section 3.02(b).
“Acquiror Balance Sheet Date” shall have the meaning set forth in Section 4.09.
“Acquiror Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Acquirors to the Seller and that form a part of this Agreement.
“Acquiror Financial Statements” shall have the meaning set forth in Section 4.07(d).
“Acquiror Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Acquirors to perform their obligations under the Transaction Documents or to consummate the Transactions.
“Acquiror Record Date” shall have the meaning set forth in Section 7.02(a).
“Acquiror SEC Reports” shall have the meaning set forth in Section 4.06.
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Parent Acquiror Governing Documents) shareholder of the Parent Acquiror to redeem all or a portion of the Parent Ordinary Shares held by such shareholder at a per-share price, payable in cash, equal to such shareholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with the Parent Acquiror Governing Documents) in connection with the Acquiror Shareholder Approvals.
“Acquiror Shareholder Approvals” shall have the meaning set forth in Section 4.15.
“Acquiror Shareholders Meeting” shall have the meaning set forth in Section 6.02.
“Acquirors” shall have the meaning set forth in the Preamble.
“Acquisition Proposal” shall have the meaning set forth in Section 5.03.
“Action” means any claim, action, suit, arbitration, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.
“Adverse Recommendation” shall have the meaning set forth in Section 6.02.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person.
“Affiliate Agreement” shall have the meaning set forth in Section 3.21.
“Agreement” shall have the meaning set forth in the Preamble.
“Alternative Financing” shall have the meaning set forth in Section 7.04(b).
“Ancillary Agreements” shall mean the Escrow Agreement, the Earnout Agreement and the Registration Rights Agreement.
“Arrow Certificate of Merger” shall have the meaning set forth in Section 2.02.
“Arrow Holdings” shall have the meaning set forth in the Recitals.
“Arrow Bidco” shall have the meaning set forth in the Recitals.
“Balance Sheet Date” shall have the meaning set forth in Section 3.06.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are required or authorized by Law to close.
“Class A Shares” shall have the meaning set forth in Section 4.02(a).
“Class B Shares” shall have the meaning set forth in Section 4.02(a).
“Closing” shall have the meaning set forth in Section 2.09.
“Closing Certificate” shall have the meaning set forth in Section 8.02(c).
“Closing Date” shall have the meaning set forth in Section 2.09.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.13(a).
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, policy, program, arrangement or agreement providing employee benefits of any kind, including bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefits, in each case, established, maintained, sponsored, contributed to or required to be contributed to for the benefit of any current or former employee, director, natural person independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Companies or with respect to which an Acquired Company has or may have any present or future material obligation or liability (whether actual or contingent).
“Company Common Stock” shall have the meaning set forth in the Recitals.
“Company Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).
“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).
“Company Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that, (i) individually, or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or effect of the following) alone, or in combination, be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate; (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes in interest rates or other changes affecting financial, credit or capital market conditions; (d) any change in US GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority; (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; (g) any failure by Signor to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Signor to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Company Material Adverse Effect); or (h) changes or effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disaster, weather conditions or other force majeure events; provided, in each of clauses (a), (b), (c) and (h) of this definition, if such change, effect, development, circumstance, condition, event, state of facts or occurrence referenced has a disproportionate effect on the Acquired Companies (as compared to other participants in the industry in which the Acquired Companies operate), then such disproportionate effect may be considered in determining whether a Company Material Adverse Effect has occurred (but only to the extent of such disproportionate effect) or (ii) prevents or materially delays the Seller from performing their material obligations under this Agreement or consummation of the Transactions.
“Company Owned IP” shall have the meaning set forth in Section 3.14(b).
“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).
“Company Permits” shall have the meaning set forth in Section 3.07(b).
“Contracts” means all contracts, subcontracts, agreements, Collective Bargaining Agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.
“Debt Commitment Letter” shall have the meaning set forth in Section 7.04(a).
“Debt Financing” shall have the meaning set forth in the Target Merger Agreement.
“Debt Financing Documents” shall have the meaning set forth in Section 7.04(b).
“Debt Financing Proceeds” means the funds obtained by the Signor Acquiror pursuant to the Debt Financing.
“Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Persons that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates, and respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns.
“DGCL” shall have the meaning set forth in the Recitals.
“Direct Claim” shall have the meaning set forth in Section 10.02(c).
“Domestication” shall have the meaning set forth in the Recitals.
“Effective Time” shall have the meaning set forth in Section 2.02.
“Environmental Claims” means any and all administrative, regulatory or judicial claims, actions or proceedings alleging Environmental Liability.
“Environmental Law” means any applicable Law in effect as of the Closing Date relating to pollution or protection of the environment, natural resources, and human health with respect to exposure of Hazardous Materials, including those relating to the handling, transportation, treatment, storage, disposal, discharge, emission, control or cleanup of any Hazardous Materials.
“Environmental Liability” means any obligations, liabilities, fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses, and disbursements arising from a violation of Environmental Law or Release of Hazardous Materials.
“Environmental Permit” means any permit, license, authorization or approval required under applicable Environmental Laws.
“Equity Offering” shall have the meaning set forth in the Recitals.
“Equity Offering Proceeds” shall have the meaning set forth in the Target Merger Agreement.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Founder Designees” means the two (2) Persons nominated by the Founders to serve on the Board of Directors of ListCo.
“Founders” shall mean, collectively, Jeff Sagansky, Harry E. Sloan and Double Eagle Acquisition LLC.
“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority.
“Governmental Authority” means any United States federal, state, local, municipal, regulatory or administrative authority, instrumentality, board, agency, commission or any court, tribunal, or judicial or arbitral body.
“Hazardous Materials” means any chemical, material, substance, gas or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law (including asbestos or asbestos-containing materials and polychlorinated biphenyls).
“Indebtedness” means with respect to any Person, without duplication:
(a) any indebtedness (including principal and accrued and unpaid interest and premium) of such Person, whether or not contingent:
(i)
in respect of borrowed money;

(ii)
evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)
representing the balance deferred and unpaid of the purchase price of any property (including capitalized lease obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(iv)
representing any hedging obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (i) through (v) (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with US GAAP;
(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a)(i) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c) to the extent not otherwise included, the obligations of the type referred to in clause (a)(i) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of  (i) the fair market value of such assets at such date of determination and (ii) the amount of such Indebtedness of such other Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) accrued expenses and royalties, (iii) an obligation between an Acquired Company and any Subsidiary of such Acquired Company or between any two Acquired Subsidiaries, (iv) an operating lease obligation, (v) any deferred revenue; (vi) performance bonds; or (vii) any undrawn letter of credit.
“Indemnified Party” shall have the meaning set forth in Section 10.02.
“Indemnifying Party” shall have the meaning set forth in Section 10.02.
“Indemnitees” shall have the meaning set forth in Section 10.01.

“Independent Designee” means the one (1) Person nominated by mutual agreement of the Founders, Seller and Arrow Holdings, who shall be “independent” for NASDAQ purposes, to serve on the Board of Directors of ListCo.
“Intellectual Property” means all intellectual property protected under the laws of the U.S. or any foreign jurisdiction, including (a) patents, industrial design registrations applications therefore, including all provisionals, continuations, continuations-in-part and divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing and any other governmental grant for the protection of inventions or industrial designs; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, whether registered or unregistered and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof  (collectively, “Trademarks”); (c) copyrights, whether registered or unregistered, all moral rights associated with any of the foregoing, and any registrations, renewals and applications for registration thereof; (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, algorithms, designs, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, technology, business plans, and customer lists and supplier lists, in each case to the extent protected as trade secrets (collectively “Trade Secrets”); and (e) internet domain name registrations.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” means the actual knowledge of the individuals named on Schedule A of the Seller Disclosure Schedules.
“Law” means any law, regulation, rule, code, ordinance or applicable order of a Governmental Authority.
“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lease, license, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or first offer or other third party (or governmental) right, lien or charge of any kind or nature. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.
“ListCo” shall have the meaning set forth in the Recitals.
“ListCo Governing Documents” shall have the meaning set forth in Section 6.02.
“Losses” shall have the meaning set forth in Section 10.01.
“Material Contract” shall have the meaning set forth in Section 3.16(a).
“Material Lease” shall have the meaning set forth in Section 3.15(b).
“Membership Interests” means all of the issued and outstanding membership interests in Target Parent.
“Merger” shall have the mean set forth in Recitals.
“Merger Consideration” shall have the meaning set forth in Section 2.07(a).
“Merger Sub” shall have the meaning set forth in the Recitals.
“Minimum Proceeds” shall have the meaning set forth in the Target Merger Agreement.
“NASDAQ” means the NASDAQ Capital Market.
“Outside Date” shall have the meaning set forth in Section 9.01(b).
“Parent Acquiror” shall have the meaning set forth in the Preamble.
“Parent Acquiror Governing Documents” means the Amended and Restated Memorandum and Articles of Association of the Parent Acquiror, as adopted January 16, 2018.
“Parent Ordinary Shares” shall have the meaning set forth in Section 4.02(a).
“Parent Preferred Shares” shall have the meaning set forth in Section 4.02(a).
“Party” shall have the meaning set forth in the Preamble.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business; (c) non-monetary encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, or would not, reasonably be expected to, materially interfere with the Acquired Companies’ present uses or occupancy of such real property; (d) zoning, building code laws and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property; (e) matters that would be disclosed by an accurate survey or inspection of the real property; (f) that is disclosed on the most recent consolidated balance sheet of Signor or notes thereto or securing liabilities reflected on such balance sheet; (g) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Signor; or (h) that would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Prohibited Act” means, in respect of any Person, the making, offering or authorizing of any gift, payment, promise, profit participation or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any public official, political party, political party official or candidate for office or any Person acting on behalf of or for the benefit any of the foregoing in violation of applicable anti-bribery laws.
“Proposed Settlement” shall have the meaning set forth in Section 10.02(b).
“Proxy Statement” shall have the meaning set forth in Section 7.02(a).
“Real Property” shall have the meaning set forth in Section 3.15(a).
“Registered Company IP” shall have the meaning set forth in Section 3.14(a).
“Registration Rights Agreement” shall have the meaning set forth in Section 7.09.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Acquiror under the Securities Act with respect to the shares of the Parent Ordinary Shares to be issued to shareholders of ListCo in connection with the Domestication.
“Release” means any actual or threatened release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.
“Seller” shall have the meanings set forth in the Preamble.
“Seller Designees” means the three (3) Persons nominated by Seller to serve on the Board of Directors of ListCo.
“Seller Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Seller to the Acquirors and that form a part of this Agreement.

“September 30 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(iii).
“Signor” shall have the meaning set forth in the Recitals.
“Signor Acquiror” shall have the meaning set forth in the Preamble.
“Signor Acquiror Governing Documents” shall have the meaning set forth in Section 8.02(i).
“Signor Common Stock” shall have the meaning set forth in Section 4.02(a).
“Signor Parent” shall have the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other legal entity (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned or controlled by such Person.
“Surviving Company” shall have the meaning set forth in Section 2.01.
“Target” shall have the meaning set forth in the Recitals.
“Target Merger Agreement” shall have the meaning set forth in the Recitals.
“Target Merger” shall have the meaning set forth in the Recitals.
“Target Parent” shall have the meaning set forth in the Recitals.
“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.
“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and any amended Tax Returns.
“Term Sheet” means that certain letter agreement dated October 30, 2018 by and between the Seller, Arrow Holdings, Parent Acquiror and the other parties thereto.
“Third Party Claim” shall have the meaning set forth in Section 10.02(a).
“Third Party Target” shall have the meaning set forth in Section 4.14.
“Topaz Merger” shall have the meaning set forth in Section 6.08(a).
“Trade Secrets” shall have the meaning set forth in the definition of  “Intellectual Property.”
“Trademarks” shall have the meaning set forth in the definition of  “Intellectual Property.”
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“Transaction Expenses” means all costs, fees and expenses incurred in connection with this Agreement and the Transactions and the expenses of the Acquirors incurred in the ordinary course of business, including, without limitation, any advances from the Founders made to the Acquirors, any deferred underwriting fees payable by the Acquirors and any transaction, change in control or sale bonuses payable in connection with the Transactions.
“Transaction Proposals” shall have the meaning set forth in Section 6.02.

“Transactions” means the transactions contemplated by this Agreement, including, without limitation, the Merger and the Topaz Merger, together with the Debt Financing and Equity Offering and Backstop Offering, if applicable.
“Trust Account” shall have the meaning set forth in Section 4.08.
“Trust Account Proceeds” shall have the meaning set forth in the Target Merger Agreement.
“Trust Agreement” shall have the meaning set forth in Section 4.08.
“Trustee” shall have the meaning set forth in Section 6.04.
“US GAAP” shall have the meaning set forth in Section 3.05(b).
“WARN” shall have the meaning set forth in Section 3.13(e).

EXHIBIT B
EARNOUT AGREEMENT

EXHIBIT C
ESCROW AGREEMENT

EXHIBIT D
CERTIFICATE OF INCORPORATION OF LISTCO

EXHIBIT E
BYLAWS OF LISTCO

EXHIBIT F
SIGNOR ACQUIROR CERTIFICATE OF INCORPORATION

EXHIBIT G
SIGNOR ACQUIROR BYLAWS

ANNEX B-1
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of January 4, 2019, by and among Arrow Holdings S.à r.l., a Luxembourg société à responsabilité limitée (the “Seller”), Arrow Parent Corp., a Delaware corporation and wholly-owned subsidiary of Seller (“Arrow Parent”), Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), Signor Merger Sub LLC, a Delaware limited liability company formerly known as Signor Merger Sub Inc. and wholly-owned subsidiary of the Parent Acquiror (the “Signor Acquiror”) and Topaz Holdings LLC, a Delaware limited liability company formerly known as Topaz Holdings Corp. and wholly-owned subsidiary of Parent Acquiror (“Topaz Holdings and together with the Signor Acquiror and the Parent Acquiror, collectively, the “Acquirors”).
RECITALS
WHEREAS, Seller and the Acquirors entered into that certain Agreement and Plan of Merger (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of November 13, 2018, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Acquirors have agreed to purchase from the Seller, and the Seller has agreed to sell to the Acquirors, the business of the Acquired Companies, to be accomplished through a merger of Signor Acquiror with and into Arrow Parent, with Arrow Parent being the company to survive the Merger and immediately thereafter the merger of the Surviving Company with and into Topaz Holdings, with Topaz Holdings being the company to survive the Topaz Merger;
WHEREAS, the Parties desire to clarify that the Domestication shall occur no fewer than three (3) calendar days prior to the Merger and the Topaz Merger;
WHEREAS, Arrow Parent and the other parties hereto desire that Arrow Parent join the Agreement;
WHEREAS, on December 20, 2018 Topaz Holdings changed its corporate form from a corporation to a limited liability company and desires to reaffirm its obligations pursuant to the Merger Agreement;
WHEREAS, on December 20, 2018 Signor Acquiror changed its corporate form from a corporation to a limited liability company and desires to reaffirm its obligations pursuant to the Merger Agreement; and
WHEREAS, the parties hereto desire to amend the Merger Agreement to make certain amendments thereto as provided below.
NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.
Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings specified in the Merger Agreement.

2.
Amendments to Merger Agreement.

a.
The second paragraph of the Recitals of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, at least three (3) calendar days prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (“DGCL”), and the Cayman Islands Companies Law (2018 Revision) (the “Domestication” and the entity surviving such domestication, “ListCo”); for the avoidance of doubt, the Domestication shall occur prior to the Merger in order to effectuate the payment of the Merger Consideration in the form of stock of ListCo;”
B-1-1

b.
The word “and” is hereby deleted from the end of the thirteenth paragraph of the Recitals of the Merger Agreement, and immediately following such paragraph are inserted the following paragraphs:

“WHEREAS, the Merger and the Topaz Merger are occurring pursuant to an integrated plan that will be treated for United States federal income tax purposes as though Arrow Parent will merge directly with and into ListCo in exchange for the Merger Consideration, in a transaction intended to constitute a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code;
WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code and the Treasury Regulations promulgated thereunder; and”
c.
Section 2.06 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Effect on Shares of Capital Stock and Membership Interests. At and after the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all shares of capital stock of Arrow Parent issued and outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist, and the Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. At and after the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all of the membership interests of Signor Acquiror issued and outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist and the Parent Acquiror shall cease to have any rights with respect thereto.”
d.
Section 2.07 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Merger Consideration. The Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive consideration of 49,100,000 shares of common stock in ListCo in the same class of shares held by the Founders, par value $0.0001, representing a total amount of $491.0 million (the “Merger Consideration”).”
e.
Section 4.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“As of the date hereof, the Signor Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Signor Acquiror of this Agreement, the performance by the Signor Acquiror of its obligations hereunder and the consummation by the Signor Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Signor Acquiror. This Agreement has been duly executed and delivered by the Signor Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Signor Acquiror, enforceable against the Signor Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Signor Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.”
f.
Section 4.01(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“As of the date hereof, Topaz Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to enter into this Agreement, to carry on its business as
B-1-2

presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Topaz Holdings of this Agreement, the performance by Topaz Holdings of its obligations hereunder and the consummation by Topaz Holdings of the Transactions have been duly authorized by all requisite action on the part of Topaz Holdings. This Agreement has been duly executed and delivered by Topaz Holdings, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Topaz Holdings, enforceable against Topaz Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Topaz Holdings does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.”
g.
Section 4.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Capitalization of the Acquirors.
(a) The authorized share capital of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Ordinary Shares”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Shares”). None of the Parent Preferred Shares is issued and outstanding. As of the date of this Agreement, (i) 32,500,000 Class A Shares were issued and outstanding, and (ii) 8,125,000 Class B Shares were issued and outstanding. All of the membership interests of the Signor Acquiror (the “Signor Membership Interests”) are issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Ordinary Shares and the Signor Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock or membership interests, as applicable, of the Acquirors are held in treasury.
(b) Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares or membership interests, as applicable, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or membership interests, as applicable, to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares, membership interests or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares, membership interests or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares, membership interests or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Transaction.
(c) The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.
(d) Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock, membership interests or other equity interests of the Acquirors.”
h.
Section 4.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“No Holdco Liabilities. Since its date of formation, neither the Signor Acquiror nor Topaz Holdings has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its
B-1-3

obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither the Signor Acquiror nor Topaz Holdings has any liabilities.”
i.
Section 4.15 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Vote Required. An ordinary resolution being the affirmative vote of a majority of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (a) approve the Transaction Agreements, the Transactions, the Merger, the Topaz Merger and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans (as defined in the Target Merger Agreement); (c) approve the issuance of Parent Ordinary Shares to the Seller in connection with the payment of Merger Consideration; (d) approve the other Transaction Proposals, other than those set forth in clauses (x), (y) and (z) below and (e) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and a special resolution being the affirmative vote of at least two-thirds (66 2∕3%) of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (x) approve the Domestication, (y) adopt and approve the Domestication ListCo Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware and (z) adopt and approve the Closing ListCo Governing Documents in connection with the Closing (collectively, the “Acquiror Shareholder Approvals”). Other than the Acquiror Shareholder Approvals and the Transaction Proposals set forth in Section 6.02, there are no other votes of the holders of the Parent Ordinary Shares or of any other class or series of the capital stock or membership interest, as applicable, of the Parent Acquiror or Signor Acquiror necessary with respect to the Transactions or any related matters.”
j.
Section 6.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock or membership interests, as applicable, and/or repurchase, redeem or otherwise reacquire any shares of its capital stock or membership interests or other securities, other than in connection with the Acquiror Share Redemption;”
k.
Section 6.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“authorize the issuance of  (i) any capital stock, membership interests or other security; (ii) any option or right to acquire any capital stock, membership interests or other security; or (iii) any instrument convertible into or exchangeable for any capital stock, membership interests or other security, in each case other than in connection with the Equity Offering or the Backstop Offering;”
l.
Section 6.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Shareholder Approvals. The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Acquiror Shareholders Meeting”) in accordance with the Parent Acquiror Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby, including the Target Merger Agreement and transactions contemplated thereby; (iii) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, each to be effective upon the Domestication, in the respective forms attached hereto as Exhibit H and Exhibit I (collectively, the “Domestication
B-1-4

ListCo Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware at least three (3) calendar days prior to the Closing; (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, each to be effective upon Closing, in the respective forms attached hereto as Exhibit D and Exhibit E (collectively, the “Closing ListCo Governing Documents”), in connection with Closing; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Seller as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Ordinary Shares to the Seller in connection with the payment of the Stock Consideration; and (viii) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Seller in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Seller (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.”
m.
Section 6.06 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Domestication. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, not fewer than three (3) calendar days prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit D.”
n.
Section 6.07 of the Merger Agreement is hereby renumbered as Section 6.08.

o.
Section 6.08 of the Merger Agreement is hereby renumbered as Section 6.09.

p.
Section 6.09 of the Merger Agreement is hereby renumbered as Section 6.10.

q.
Immediately following Section 6.06 of the Merger Agreement, a new Section 6.07 of the Merger Agreement is hereby inserted, to read as follows:

“Closing ListCo Certificate of Incorporation. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file with the Delaware Secretary of State, on the Closing Date, the Closing ListCo Certificate of Incorporation.”
r.
Section 6.08(a) of the Merger Agreement (which, following the effectiveness of this Amendment, shall be Section 6.09(a)) is hereby amended and restated in its entirety to read as follows:

“Merger. Immediately following the Effective Time, the Surviving Company shall merge with and into Topaz Holdings (such merger, the “Topaz Merger”), the separate existence of the Surviving Company shall cease and Topaz Holdings shall continue as the surviving corporation in the Topaz Merger. Topaz Holdings, in its capacity as the company surviving the Topaz Merger, is hereinafter sometime referred to as the “Topaz Surviving Company.””
s.
Section 8.02(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Domestication. The Domestication shall have been completed not fewer than three (3) calendar days prior to Closing.”
B-1-5

t.
Section 8.02(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Closing ListCo Governing Documents. The Closing ListCo Certificate of Incorporation shall have been filed with the Delaware Secretary of State and the Closing ListCo Bylaws shall have been adopted by its board of directors.”
u.
Section 8.02(j) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Holdco Acquiror Governing Documents. The Certificate of Formation and Limited Liability Company Agreement of the Signor Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit F and Exhibit G (collectively, the “Signor Acquiror Governing Documents”), shall not have been amended without the consent of the Seller.”
v.
Section 8.02(k) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Resignation of Officers and Directors of the Parent Acquiror. The Parent Acquiror shall have delivered to Seller the written resignations of the officers and directors of the Parent Acquiror that are not listed in the Closing ListCo Governing Documents effective as of the Closing.”
w.
Exhibit A to the Merger Agreement is hereby amended to replace the definition of  “Signor Common Stock” with the following:

i.
““Signor Membership Interests” shall have the meaning set forth in Section 4.02(a).”

ii.
to insert immediately following the definition of  “Closing Date” the following:

““Closing ListCo Bylaws” shall mean the Bylaws of ListCo which shall be in effect on Closing, in the form attached hereto as Exhibit E.”
““Closing ListCo Certificate of Incorporation” shall mean the Certificate of Incorporation of ListCo which shall be in effect on Closing, in the form attached hereto as Exhibit D.”
““Closing ListCo Governing Documents” shall have the meaning set forth in Section 6.02.”
iii.
to insert immediately following the definition of  “Domestication” the following:

““Domestication ListCo Bylaws” shall mean the Bylaws of ListCo which shall be in effect upon the Domestication, in the form attached hereto as Exhibit I.”
““Domestication ListCo Certificate of Incorporation” shall mean the Certificate of Incorporation of ListCo which shall be in effect upon the Domestication, in the form attached hereto as Exhibit H.”
““Domestication ListCo Governing Documents” shall have the meaning set forth in Section 6.02.”
iv.
to delete the definition of  “ListCo Governing Documents.”

x.
Exhibit D to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex I hereto.

y.
Exhibit F to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex II hereto.

z.
Exhibit G to the Merger Agreement is hereby replaced in its entirety in the form attached as Annex III hereto.

aa.
The Domestication ListCo Certificate of Incorporation attached as Annex IV hereto is hereby made Exhibit H to the Merger Agreement.

bb.
The Domestication ListCo Bylaws attached as Annex V hereto are hereby made Exhibit I to the Merger Agreement.

B-1-6

cc.
Arrow Parent hereby joins the Merger Agreement as though it had executed the Merger Agreement concurrently with the other parties thereto and all references to “Parties” in the Merger Agreement shall be deemed to include Arrow Parent.

dd.
All references in the Merger Agreement to “Signor Acquiror” shall be deemed to be references to Signor Merger Sub LLC.

ee.
All references in the Merger Agreement to “Topaz Holdings” shall be deemed to be references to Topaz Holdings LLC.

3.
Effects of Amendment. As of and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereby,” or words of like import referring to the Merger Agreement, and each reference to the Merger Agreement in the exhibits and schedules thereto (including without limitation the Seller Disclosure Schedules and Acquiror Disclosure Schedules), shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as specifically amended by this Amendment, each term, provision and condition of the Merger Agreement survives, remains unchanged and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

5.
Entire Agreement. Except as otherwise specifically provided in the Ancillary Agreements and the applicable registration rights and lock-up provisions of the Term Sheet, this Amendment, together with the Ancillary Agreements and the applicable registration rights and lock-up provisions of the Term Sheet, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior representations, agreements, undertakings and understandings, both written and oral, between or on behalf of the parties with respect to the subject matter hereof and thereof.

6.
Governing Law. This Amendment and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

[Signature page immediately follows]
B-1-7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.
ARROW HOLDINGS S.A R.L.
By:	/s/ Jan Willem Overheul
	Name:	Jan Willem Overheul
	Title:	Class B Manager
PLATINUM EAGLE ACQUISITION CORP.
By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer and Chairman
SIGNOR MERGER SUB LLC
By:	Platinum Eagle Acquisition Corp.
Its:	Member
By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer and Chairman
TOPAZ HOLDINGS LLC
By:	Platinum Eagle Acquisition Corp.
Its:	Member
By:	/s/ Jeff Sagansky
	Name:	Jeff Sagansky
	Title:	Chief Executive Officer and Chairman
ARROW PARENT CORP.
By:	/s/ Gary Lindsay
	Name:	Gary Lindsay
	Title:	President
[Signature Page to Merger Agreement Amendment]

Annex I
Exhibit D to the Merger Agreement

Annex II
Exhibit F to the Merger Agreement

Annex III
Exhibit G to the Merger Agreement

Annex IV
Exhibit H to the Merger Agreement

Annex V
Exhibit I to the Merger Agreement

ANNEX C-1
THE COMPANIES LAW (2016 Revision)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
PLATINUM EAGLE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 16 JANUARY 2018)
C-1-1

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
PLATINUM EAGLE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 16 JANUARY 2018)
1
The name of the Company is Platinum Eagle Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$40,100 divided into 380,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preferred shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

C-1-2

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PLATINUM EAGLE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 16 JANUARY 2018)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the Company formed pursuant to Article 42.2 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”
means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“clearing house”
a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Designated Stock Exchange”	means any national securities exchange on which the securities of the Company are listed for trading, including The NASDAQ Capital Market.
C-1-3

“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“IPO”	means the Company’s initial public offering of securities.
“IPO Redemption”	has the meaning given to it in Article 49.3.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15% of the units (as described at Article 3.3) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

“Preferred Share”	means a preferred share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described at Article 3.3) issued in the IPO.
“Redemption Price”	has the meaning given to it in Article 49.3.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preferred Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4 and Article 49.1, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Platinum Eagle Acquisition LLC, a Delaware limited liability company.
“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
C-1-4

“Trust Fund”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with the proceeds of the private placement of the warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.
1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

C-1-5

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 17.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds at the closing of the IPO and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

C-1-6

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

C-1-7

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 49.3;

(b)
Upon the expiration of the Underwriters’ Over-Allotment Option, Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with, or in, the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 49.2(b).

8.2
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17.2 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

C-1-8

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or

C-1-9

premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

C-1-10

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Share Conversion

17.1
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.2
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other equity linked securities are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Class A Shares and Class B Shares in issue upon completion of

C-1-11

the IPO plus all Class A Shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any Shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors upon the conversion of working capital loans made to the Company.
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or equity-linked securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in Article 10.
17.3
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.4
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article 17. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.5
References in this Article 17 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.6
Notwithstanding anything to the contrary in this Article 17, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

C-1-12

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 49.1, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles (subject to Article 29.4 and Article 49.1);

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8
Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

C-1-13

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business left unfinished at the meeting from which the adjournment took place.

C-1-14

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
A resolution put to the vote of the meeting shall be decided on a poll.

22.10
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4 and Article 49.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

C-1-15

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
C-1-16

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution of all Members.

29.5
The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the 2019 annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2021 annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

C-1-17

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself  (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

C-1-18

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

C-1-19

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
C-1-20

37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for

C-1-21

distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.
39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five

C-1-22

years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

C-1-23

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

C-1-24

45
Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article 49 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 49.4. In the event of a conflict between this Article 49 and any other Articles, the provisions of this Article 49 shall prevail.

C-1-25

49.2
Prior to the consummation of any Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for an amount equal to their pro rata share of the Trust Fund calculated two days prior to the consummation of such Business Combination, provided that the Company shall not repurchase Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

The Company shall initiate any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act, and shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, to repurchase Public Shares.
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination, provided that the Company shall not consummate any Business Combination unless the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.
49.3
Any Member holding Shares issued to persons who are not a Founder, officer of the Company or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per Share redemption price equal to their pro rata share of the Trust Fund calculated two days prior to the consummation of the Business Combination (such redemption price being referred to herein as the “Redemption Price”).

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.
49.4
In the event that:

(a)
the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund including interest earned on the funds held in the Trust Fund and not previously released to the Company to fund its working capital requirements subject to an annual limit of US$250,000 and/or to pay its taxes (less up to US$100,000 of interest to pay liquidation expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

C-1-26

(b)
the Members approve an amendment to Article 49.4(a) that would affect the substance or timing of the Company’s obligation to redeem the Public Shares if the Company did not complete its Business Combination within twenty-four months from closing of the IPO, the Company shall provide the Members holding Public Shares with the opportunity to redeem all or a portion of their Shares upon such approval at a per Share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to the Company to fund its working capital requirements subject to an annual limit of US$250,000 and/or to pay its taxes, divided by the number of then Public Shares in issue.

49.5
A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to Article 49.2(b), or a distribution of the Trust Fund pursuant to Article 49.4(a) or (b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

49.6
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that:

(a)
participate in any manner in the Trust Fund; or

(b)
vote as a class with Public Shares:

(i)
on any Business Combination; or

(ii)
to approve an amendment to Article 49.4(a) that would affect the substance or timing of the Company’s obligation to redeem the Public Shares if the Company did not complete its Business Combination within twenty-four months from the closing of the IPO.

49.7
The uninterested independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or officer of the Company and any affiliate or relative of such Director or officer.

49.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

49.9
A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.10
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

49.11
The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company.

50
Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation,
C-1-27

activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
51
Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an officer of the Company (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or officer of the Company who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

51.4
Notwithstanding anything to the contrary in this Article 51, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or officer of the Company and it is an opportunity the Company is able to complete on a reasonable basis.

C-1-28

ANNEX C-2
CERTIFICATE OF INCORPORATION
OF
PLATINUM EAGLE ACQUISITION CORP.
[__], 2019
Article I.
NAME
The name of the corporation is Platinum Eagle Acquisition Corp. (the “Corporation”).
Article II.
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).
Article III.
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
Article IV.
Incorporator
The name and mailing address of the incorporator is Eli Baker, c/o Platinum Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, California 90067.
Article V.
CAPITALIZATION
Section 5.1.   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of  $0.0001 per share, which the Corporation is authorized to issue is 401,000,000 shares, consisting of  (a) 400,000,000 shares of common stock (the “Common Stock”), including (i) 380,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). Prior to the filing of this Certificate of Incorporation (this “Certificate”), the Corporation was a Cayman Islands exempted company (at such time, the “Predecessor Corporation”), which had authorized share capital consisting of  (i) 380,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Predecessor Class A Ordinary Shares”), (ii) 20,000,000 Class B Ordinary Shares, par value $0.0001 per share (the “Predecessor Class B Ordinary Shares”), and 1,000,000 Preferred Shares, par value $0.0001 per share. Immediately upon the acceptance of this Certificate for filing by the Secretary of State of the State of Delaware, each Predecessor Class A Ordinary Share and each Predecessor Class B Ordinary Share automatically, without any further action, converted into an equal number of shares of Class A Common Stock and Class B Common Stock, respectively.
Section 5.2.   Preferred Stock.   Subject to Article X hereof, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and
C-2-1

relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 5.3.   No Class Vote on Changes in Authorized Number of Shares of Preferred Stock.   Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate, any Preferred Stock Designation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 5.4.   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the right to vote on all matters properly submitted to a vote of the stockholders, provided that the holders of the Class B Common Stock have the exclusive right to vote for the election of directors. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.
(b)   Class B Common Stock.
(i)   Shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of an initial Business Combination.
(ii)   Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination, the ratio at which the Class B Common Stock shall convert into Class A Common Stock will be adjusted so that the number of Class A Common Stock issuable upon conversion of all Class B Common Stock will equal, in the aggregate, 20% of the sum of all Class A Common Stock and Class B Common Stock in issue upon completion of the Offering plus all Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or
C-2-2

equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Platinum Eagle Acquisition LLC (the “Sponsor”) or an affiliate of the Sponsor or certain of the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation.
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the issued and outstanding shares of Class B Common Stock consenting or agreeing separately as a separate class in the manner provided in Section 5.4(b)(iii).
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.
Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 5.4(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 5.4(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion. Notwithstanding anything to the contrary in this Section 5.4(b), in no event may any share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.
(iii)   Voting.   Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would have a material adverse effect upon the powers, preferences or relative, participating, optional or other special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than two thirds of the votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.
(c)   Dividends.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, the holders of shares of Common
C-2-3

Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.
Section 5.5.   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Article VI.
BOARD OF DIRECTORS
Section 6.1.   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 6.2.   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 6.5, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 6.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a
C-2-4

plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 6.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 6.3.   Newly Created Directorships and Vacancies.   Subject to Section 6.5 hereof, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by the majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancies occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of vacancies on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.
Section 6.4.   Removal.   Prior to the closing of a Business Combination, any or all of the directors may be removed from office at any time, by the affirmative vote of a majority of the holders of shares of Class B Common Stock. For the avoidance of doubt, prior to the closing of the Business Combination, holders of shares of Class A Common Stock will have no right to vote on the removal of any director.
Section 6.5.   Preferred Stock — Directors.   Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.
Section 6.6.   No Cumulative Voting.   Except as may otherwise be set forth in the resolution or resolutions of the Board providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.
Article VII.
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2∕3 percent of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Article VIII.
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 8.1.   Meetings.   Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special
C-2-5

meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board, or pursuant to a shareholder request, provided that such requesting shareholder holds not less than 10% in par value of the issued shares entitled to vote at a meeting of the stockholders of the Corporation.
Section 8.2.   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 8.3.   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by a unanimous written consent of the stockholders.
Article IX.
LIMITED LIABILITY; INDEMNIFICATION
Section 9.1.   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 9.2.   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 9.2 shall be made promptly, and in any
C-2-6

event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 9.2(a) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 9.2(a) if required), the right to indemnification or advancements as granted by this Section 9.2 shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forums for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 9.2(a), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(d)   Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(e)   For purposes of this Section 9.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 9.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.
(f)   This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
C-2-7

Article X.
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
Section 10.1.   General.
(a)   The provisions of this Article X shall apply during the period commencing upon the effectiveness of this Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article X shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.
(b)   Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2017, as amended (the “Registration Statement”), were deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay the Corporation’s working capital requirements (subject to an annual limit of  $250,000) and/or to pay taxes, if any, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of  (i) the completion of the initial Business Combination, (ii) the redemption of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 10.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
Section 10.2.   Redemption Rights.
(a)   Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 10.2(b) and 10.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 10.2(b) hereof  (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of  $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
(b)   If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 10.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the
C-2-8

consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 10.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 10.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules or offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation fund its working capital requirements (subject to an annual limit of  $250,000) and/or to pay its taxes, by (ii) the total number of then outstanding Offering Shares.
(c)   If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the Offering Shares.
(d)   In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Offering Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements subject to an annual limit of  $250,000 and/or to pay its taxes (less up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.
(e)   If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if  (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.
(f)   If the Corporation conducts a tender offer pursuant to Section 10.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.
Section 10.3.   Distributions from the Trust Account.
(a)   A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 10.2(a), 10.2(b), 10.2(d) or 10.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.
C-2-9

(b)   Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.
(c)   The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.
Section 10.4.   Share Issuances.   Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination.
Section 10.5.   Transactions with Affiliates.   The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.
Section 10.6.   No Transactions with Other Blank Check Companies.   The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.
Section 10.7.   Additional Redemption Rights.   If, in accordance with Section 10.1(a), any amendment is made to Section 10.2(d) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to fund its working capital requirements (subject to an annual limit of  $250,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.
Section 10.8.   Minimum Value of Target.   The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.
Section 10.9.   Appointment and Removal of Directors.   Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. This Section 10.9 may only be amended by a resolution passed by a majority of holders of at least ninety percent (90%) of the outstanding Common Stock entitled to vote thereon.
C-2-10

Article XI.
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
Article XII.
Severability
Section 12.1.   Severability.   If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any sentence of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate.
Article XIII.
AMENDMENT to CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII. In addition to any other vote of holders of capital stock that is required by this Certificate or by law, any amendment or repeal of Article VI, Article VII, Article IX, Article XI and this Article XIII shall require the affirmative vote of holders of at least 66 2∕3 percent of the voting power of the then outstanding shares of capital stock entitled to vote on such amendment or repeal and Article X may only be amended as provided therein.
C-2-11

IN WITNESS WHEREOF, Platinum Eagle Acquisition Corp. has caused this Certificate to be duly executed on its behalf by the Incorporator as of the date first set forth above.
By:
Name: Eli Baker
Title: Incorporator
[Signature Page to Certificate of Incorporation]
C-2-12

ANNEX D
CERTIFICATE OF INCORPORATION
OF
TARGET HOSPITALITY CORP.
ARTICLE 1
NAME
The name of the Corporation is Target Hospitality Corp. (the “Corporation”).
ARTICLE 2
REGISTERED AGENT, REGISTERED OFFICE
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE 3
PURPOSES
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE 4
INCORPORATOR
The name and mailing address of the incorporator are Jeffrey Sagansky, c/o Platinum Eagle Acquisition LLC, 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.
ARTICLE 5
CAPITAL STOCK
1. Authorized Stock.   Prior to the filing of this Certificate of Incorporation, the Corporation was a Cayman Islands exempted company (at such time, the “Predecessor Corporation”), which had authorized share capital consisting of 1,000,000 Preferred Shares, par value $0.0001 per share (“Predecessor Preferred Shares”), 380,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Predecessor Class A Ordinary Shares”) and 20,000,000 Class B Ordinary Shares, par value $0.0001 per share (the “Predecessor Class B Ordinary Shares”). Immediately upon the acceptance of this Certificate of Incorporation for filing by the Secretary of State of the State of Delaware, each one (1) Predecessor Class B Ordinary Share automatically, without any further action, converted into an equal number of Predecessor Class A Ordinary Shares. Immediately following the conversion of Predecessor Class B Ordinary Shares into Predecessor Class A Ordinary Shares, the Predecessor Class A Ordinary Shares issued and outstanding or held as treasury stock, automatically and without further action by any stockholder, were reclassified as, and became, shares of Common Stock (as defined below). As a result, the total number of shares of all classes of stock that the Corporation is authorized to issue is 401,000,000 shares of stock, consisting of (a) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and (b) 400,000,000 shares of common stock, par value $0.0001 (“Common Stock”). Each share of Common Stock shall entitle the holder hereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.
2. Preferred Stock.   Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

3. Common Stock.
(a)
Except as otherwise required by law or this Certificate, the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b)
Except as otherwise required by law or this Certificate, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(c)
Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d)
Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE 6
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board may be amended, altered or repealed by the stockholders.
ARTICLE 7
DIRECTORS
1. Board of Directors.   The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2. Number; Term; Election; Qualification.   The number of directors that constitutes the initial Board is seven and shall be fixed from time to time by resolution of the Board in accordance with the Bylaws. The Board shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the first annual meeting of stockholders following effectiveness of this Certificate of Incorporation, each Class II director shall be elected to an initial term to expire at the second annual meeting of stockholders following effectiveness of this Certificate of Incorporation and each Class III director shall be elected to an initial term to expire at the third annual meeting of stockholders following effectiveness of this Certificate of Incorporation. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal, except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal and Vacancies.   Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
ARTICLE 8
INDEMNIFICATION OF DIRECTORS
1. Limitation of Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Neither any amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 8, shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
2. Indemnification.   The Corporation shall, in accordance with this Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, representative or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. Each person who was, is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 8. All rights to indemnification under this Article 8 shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article 8 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission. Claims for indemnification shall be made pursuant to the procedural requirements of the Bylaws.
3. Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 9
EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS
1. Exclusive Forum.   Unless the Board or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate of Incorporation and the Bylaws, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).
2. Personal Jurisdiction.   If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (1) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in paragraph (1) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (1) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
3. Notice and Consent.   Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 9 and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.
ARTICLE 10
SEVERABILITY
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE 11
CORPORATE OPPORTUNITY
The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its non-employee directors, or any of their affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the non-employee directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
ARTICLE 12
AMENDMENT
Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that Articles 5, 6, 7, 8, 9, 10, 11, and 12 of this Certificate of Incorporation may only be amended or repealed by an affirmative vote of the holders of a majority of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single class.
* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on [•].
PLATINUM EAGLE ACQUISITION CORP.,
a Cayman Islands company
By:

Name: Jeff Sagansky
Title:  President and Chief Executive Officer

ANNEX E
BYLAWS
OF
TARGET HOSPITALITY CORP.
[Date]
Article 1
Stockholders
Section 1.1 Place of Meetings.   Meetings of stockholders of Target Hospitality Corp., a Delaware corporation (the “Corporation”), shall be held at the place, either within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) from time to time; provided, that the Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).
Section 1.2 Annual Meetings.   Annual meetings of stockholders shall be held at such time and place as fixed by the Board of Directors for the purpose of electing directors and transacting any other business as may properly come before such meetings.
Section 1.3 Special Meetings.   Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting required by Section 1.4 may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.
Section 1.4 Notice of Meetings.   Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation (as the same may be amended or restated from time to time, the “Certificate of Incorporation”) or these Bylaws, the written notice of any meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. If delivered or given by any other permitted means, such notice shall be deemed delivered when dispatched by any generally accepted means of electronic communication, addressed to the stockholder at any address of or for that stockholder that is appropriate in view of the means of communication used. Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.
Section 1.5 Adjournments.   Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 1.6 Quorum.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or any direct or indirect subsidiary of the Corporation shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
Section 1.7 Organization.   Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of the Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 1.8 Voting; Proxies.   Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. Directors shall be elected by a plurality of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by a majority of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote. In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq Stock Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code of 1986, as amended (the “Code”), in each case for which no higher voting requirement is specified by the DGCL, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Code provision, as the case may be (or the highest such requirement if more than one is applicable).
Section 1.9 Stockholder Action by Written Consent.   Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that an action by written consent to elect directors, unless such action is unanimous, may be in lieu of the holding of an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.
Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders required to take the action are delivered to the corporation within 60 days of the earliest dated consent delivered to the corporation in the manner required by this Section 1.9. Delivery to the corporation shall be by delivery to its registered office in the State of Delaware, principal place of business or secretary or assistant secretary, if any, and, except for deliveries to the corporation’s registered office in the State of Delaware, may be by electronic transmission to the extent permitted by Section 228 of the DGCL, including to the extent and in the manner provided by resolution of the Board of Directors. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.
Section 1.10 Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date for stockholders entitled to receive notice of the meeting of stockholders or any other action, which shall not be more than 60 nor fewer than 10 days before the date of such meeting or other action. If the Board of Directors so fixes a date for the determination of stockholders entitled to receive notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote.
Section 1.11 List of Stockholders Entitled to Vote.   The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 1.12 Notice of Stockholder Business; Nominations.
(a)
Annual Meetings of Stockholders.   Nominations of one or more individuals to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations (“Business”) to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting or any supplement thereto (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations), (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.12. Subclause (3) above shall be the exclusive means for a stockholder to make nominations or submit business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Corporation’s notice of meeting) before an annual meeting of stockholders.
(b)
Special Meetings of Stockholders.   Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting; provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such positions as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.12(c)(1) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 1.12(c)(1)(E).

(c)
Stockholder Nominations and Business.   For Nominations and Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.12(a)(3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.12, and any such proposed Business must constitute a proper matter for stockholder action. For Nominations to be properly brought before a special meeting by a stockholder pursuant to Section 1.12(b)(2), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.12.

(1) Stockholder Nominations.
(A) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.12 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individuals subject to a Nomination not made in compliance with this Section 1.12 shall not be considered nor acted upon at such meeting of stockholders.
(B) For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 1.12(a)(3) or Section 1.12(b)(2), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 1.12. To be timely, the stockholder’s notice must be delivered to the Secretary of the Corporation as provided in Section 1.12(c)(1)(C) or Section 1.12(c)(1)(D), in the case of an annual meeting of stockholders of the Corporation, and Section 1.12(c)(1)(E), in the case of a special meeting of stockholders of the Corporation, respectively.
(C) In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.12(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(D) Notwithstanding Section 1.12(c)(1)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the stockholder’s notice required by this Section 1.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(E) In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.12(b)(2) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(F) To be in proper form, a stockholder’s notice of Nomination(s) pursuant to Section 1.12(a)(3) or Section 1.12(b)(2) shall set forth: (i) as to any Nomination to be made by such stockholder, (a) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 under the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the Nomination or the Corporation and (b) such individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation, (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the individual subject to the Nomination and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Nomination and (f) a description of any agreement, arrangement or understanding with respect to the Nomination between or among such stockholder, any of its affiliates or associates and any others acting in concert with any of the foregoing, including the individual subject to the Nomination. The Corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Corporation.
(2) Stockholder Business.
(A) Only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 1.12, and any Business not brought in accordance with this Section 1.12 shall not be considered nor acted upon at such meeting of stockholders.
(B) In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 1.12(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(C) To be in proper form, a stockholder’s notice of a proposal of Business pursuant to Section 1.12(a)(3) shall set forth: (i) as to the Business proposed by such stockholder, a brief description of the Business desired to be brought before the meeting, the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series, and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Business, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation and (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposed Business and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Business.

(d)
General.

(1) Except as otherwise provided by law, the chairman of the meeting of stockholders of the Corporation shall have the power and duty (a) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 1.12, and (b) if any proposed Nomination or Business was not made or proposed in compliance with this Section 1.12, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.12, if a stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(2) For purposes of this Section 1.12, “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(3) Nothing in this Section 1.12 shall be deemed to affect (a) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act or (b) the rights, if any, of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Article 2
Board of Directors
Section 2.1 Regular Meetings.   Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.
Section 2.2 Special Meetings.   Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, any Vice President, the Secretary or by a majority of the Board of Directors. Notice of the time and place of special meetings shall be:
(a)
delivered personally by hand, by courier or by telephone;

(b)
sent by United States first-class mail, postage prepaid;

(c)
sent by facsimile; or

(d)
sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
Section 2.3 Telephonic Meetings Permitted.   Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.3 shall constitute presence in person at such meeting.

Section 2.4 Quorum; Vote Required for Action.   At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or any agreement binding upon the Corporation otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 2.5 Organization.   Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Vice Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
Section 2.6 Board of Directors Action by Written Consent Without a Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if such minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.
Section 2.7 Fees and Compensation of Directors.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors, or may delegate such authority to an appropriate committee.
Article 3
Committees
Section 3.1 Committees.   The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate two or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all pages that may require it.
Section 3.2 Committee Rules.   Unless the Board of Directors or the charter of any such committee otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws. Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.
Article 4
Officers
Section 4.1 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.   Section 4.2 The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, Chief Financial Officer and Secretary, and the Board of Directors may, if it so determines, choose a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors from among its members. The Board of Directors may also elect a General Counsel, a President, one or more Vice Presidents, Assistant Secretaries, Controllers, Assistant Controllers and such other officers as the Board of Directors deems necessary. Each such officer shall hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified or until his or her death or until he or she shall resign or until he or she shall have been removed in the manner hereinafter provided. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.
Section 4.3 Powers and Duties of Executive Officers.   The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors, and to the extent not so prescribed, they shall each have such powers and authority and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors, as generally pertain to their respective offices. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties. Without limitation of the foregoing:
(a)
Chairman of the Board of Directors.   The Chairman of the Board, if any, shall be a director of the Corporation. The Chairman of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(b)
Lead Director of the Board of Directors.   The Lead Director of the Board, if any, shall be a director of the Corporation, who is not also an officer of the Corporation. The Lead Director of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(c)
Chief Executive Officer.   The Chief Executive Officer shall be the principal executive officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as chief executive officers of corporations usually have or as the Board of Directors may assign.

(d)
President.   The President shall be the chief operations officer of the Corporation. Subject to the control of the Board of Directors, the President shall have general supervision over the business of the Corporation, to the extent not the responsibility of the Chief Executive Officer, and shall have such other powers and duties as presidents of corporations usually have or as the Board of Directors may assign.

(e)
Chief Financial Officer.   The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have custody of all funds and securities of the Corporation and shall sign all instruments and documents as require his or her signature. The Chief Financial Officer shall undertake such other duties or responsibilities as the Board of Directors may assign.

(f)
Vice President.   Each Vice President shall have such powers and duties as the Board of Directors or the Chief Executive Officer may assign.

(g)
Secretary.   The Secretary shall issue notices of all meetings of the stockholders and the Board of Directors where notices of such meetings are required by law or these Bylaws and shall keep the minutes of such meetings. The Secretary shall sign such instruments and attest such documents as require his or her signature of attestation and affix the corporate seal thereto where appropriate.

Section 4.4 Compensation.   The salaries of the officers shall be fixed from time to time by the Board of Directors. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated entities in any capacity and receiving proper compensation therefor.
Section 4.5 Representation of Shares of Other Corporations.   Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other person authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Article 5
Stock
Section 5.1 Certificates.
(a)
The Corporation is authorized to issue shares of common stock of the Corporation in certificated or uncertificated form. The shares of the common stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered, shall be signed by (i) the Chairman of the Board of Directors, the President or a Vice President and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a written statement setting forth the name of the Corporation, the name of the stockholder, the number and class of shares and such other information as is required by law, including Section 151(f) of the DGCL. Any stock certificates issued and any notices given shall include such other information and legends as shall be required by law or necessary to give effect to any applicable transfer, voting or similar restrictions.

(b)
No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.   The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. If shares represented by a stock certificate alleged to have been lost, stolen or destroyed have become uncertificated shares, the Corporation may, in lieu of issuing a new certificate, cause such shares to be reflected on its books as uncertificated shares and may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate.
Section 5.3 Dividends.   The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 5.4 Transfer of Shares.
(a)
Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

(b)
The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 5.5 Transfer Agent; Registrar.   The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make, or authorize any such agent to make, all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock of the Corporation.
Article 6
Indemnification
Section 6.1 Right to Indemnification.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, manager, representative or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “Indemnitee”), whether the basis in such Proceeding is alleged action in an official capacity as director, officer, employee, member, trustee, partner, manager, representative or agent or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) incurred or suffered by such Indemnitee in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.
Section 6.2 Limitations on Indemnification.   Subject to the requirements in the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article 6 in connection with any Proceeding (or any part of any Proceeding):
(a)
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)
for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)
initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) otherwise required by applicable law; or

(e)
if prohibited by applicable law.

Section 6.3 Prepayment of Expenses.   The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking (an “Undertaking”) by or on behalf of the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.
Section 6.4 Claims.
(a)
To obtain indemnification under this Article 6, an Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by an Indemnitee for indemnification pursuant to the first sentence of this Section 6.4(a), a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who are not and were not parties to the matter in respect of which indemnification is sought by Indemnitee (“Disinterested Directors”), (2) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by less than a quorum of the Board of Directors consisting of Disinterested Directors or (3) if a majority of Disinterested Directors so directs, by the stockholders of the Corporation.

(b)
If a claim for indemnification or payment of expenses under this Article 6 is not paid in full by the Corporation within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is 30 days), the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standard of conduct that makes it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed. Neither the failure of the Corporation (including its Board of Directors or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. If a determination shall have been made pursuant to Section 6.4(b) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6.4(b). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6.4(b) that the procedures and presumptions of this Article 6 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article 6.

Section 6.5 Employees and Agents.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
Section 6.6 Nonexclusivity of Rights.   The rights conferred on any person by this Article 6 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 6.7 Other Indemnification.   The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.
Section 6.1 Survival; Amendment or Repeal.   Each person who was, is, or becomes a director or officer shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 6. Such rights shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article 6 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
Section 6.3 Enforceability.   If any provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then (1) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 6.4 Insurance for Indemnification.   The Corporation may purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to whom rights to indemnification have been granted as provided in Section 6.4, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.
Article 7
Miscellaneous
Section 7.1 Execution of Corporate Contracts and Instruments.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 7.2 Fiscal Year.   The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors.
Section 7.3 Seal.   The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.4 Notices.
(a)
Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)
Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of  (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if  (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)
Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)
Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)
Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 7.5 Waiver of Notice of Meetings of Stockholders, Directors and Committees.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 7.6 Interested Directors; Quorum.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the Disinterested Directors, even though the Disinterested Directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. All directors, including interested directors, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
Section 7.7 Form of Records.   Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, hard drives or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
Section 7.8 Amendment of Bylaws.
(a)
These Bylaws may be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority in interest of all shares entitled to vote upon such amendment or repeal, voting as a single class; provided, however, that Article 1, Section 2.2, Article 6 and Section 7.8 of these Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class.

(b)
The Board of Directors shall have the power to amend or repeal these Bylaws of, or adopt new bylaws for, the Corporation. Any such bylaws, or any alternation, amendment or repeal of these Bylaws, may be subsequently amended or repealed by the stockholders as provided in Section 7.8(a) of these Bylaws.

ANNEX F
TARGET HOSPITALITY CORP.
2019 INCENTIVE AWARD PLAN
1. Purpose.   The purpose of the Target Hospitality Corp. 2019 Incentive Award Plan (the “Plan”) is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2. Definitions.   The following definitions shall be applicable throughout the Plan:
(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.
(c) “Board” means the Board of Directors of the Company.
(d) “Business Combination” has the meaning given such term in the definition of  “Change in Control.”
(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), (A) the Participant’s indictment for, conviction of or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law, (B) the Participant’s failure to substantially perform his or her essential job functions after receipt of written notice from the Company requesting such performance, (C) an act of fraud or gross misconduct with respect, in each case, to the Company, by the Participant, (D) any material misconduct by the Participant that could be reasonably expected to damage the reputation or business of the Company or any of its subsidiaries, or (E) the Participant’s violation of a material policy of the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(f) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of  “Change in Control,” be deemed to occur upon:
(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;
(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in
F-1

Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(f)(iv)(A) and 2(f)(iv)(B), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;
(iii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the shareholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this Section 2(f)(iii)) cease for any reason to constitute a majority of the Board;
(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;
(v) The date which is 10 business days prior to the consummation of complete liquidation of the Company.
(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h) “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(i) “Common Shares” means shares of the Company’s [Class A] common stock, par value $[•] per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).
(j) “Company” means Target Hospitality Corp., a Delaware corporation.
(k) “Confidential Information” means any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Company including, without limitation, any: (A) drawings,
F-2

inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, customer history, customer preferences, or distribution arrangements; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; (E) information about the Company’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or described as confidential.
(l) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(m) “Effective Date” means the date on which the Plan is approved by the shareholders of the Company.
(n) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(o) “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).
(p) “Exchange Act” has the meaning given such term in the definition of  “Change in Control,” and any reference in the Plan to any section of  (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(q) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(r) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(s) “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement or the applicable Award agreement.
(t) “Immediate Family Members” shall have the meaning set forth in Section 16(b).
F-3

(u) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(v) “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(w) “Intellectual Property Products” shall have the meaning set forth in Section 15(c) of the Plan.
(x) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.
(y) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(z) “Option” means an Award granted under Section 7 of the Plan.
(aa) “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(bb) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”
(cc) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(dd) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ee) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(ff) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(gg) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(hh) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(ii) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(jj) “Permitted Transferee” shall have the meaning set forth in Section 16(b) of the Plan.
(kk) “Person” has the meaning given such term in the definition of  “Change in Control.”
(ll) “Plan” means this Target Hospitality Corp. 2019 Incentive Award Plan.
(mm) “Qualifying Termination” means the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period following the consummation of a Change in Control.
(nn) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
F-4

(oo) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(pp) “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(qq) “Retirement” means except as otherwise determined by the Committee and set forth in an Award agreement, termination of employment from the Company and its Affiliates (other than for Cause) on a date the Participant is then eligible to receive immediate, early or normal retirement benefits under the provisions of any of the Company’s or its Affiliate’s retirement plans, or if the Participant is not covered under any such plan, on or after attainment of age fifty-five (55) and completion of ten (10) years of continuous service with the Company and its Affiliates or on or after attainment of age sixty-five (65) and completion of five (5) years of continuous service with the Company and its Affiliates.
(rr) “SAR Period” has the meaning given such term in Section 8(b) of the Plan.
(ss) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(tt) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(uu) “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(vv) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(ww) “Subsidiary” means, with respect to any specified Person:
(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Outstanding Company Voting Securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(xx) “Substitute Award” has the meaning given such term in Section 5(e).
3. Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4. Administration.   1) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a
F-5

Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Whether a quorum is present shall be determined based on the Committee’s charter as approved by the Board.
(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c) The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(e) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-Laws. The foregoing right of indemnification shall not be exclusive
F-6

of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5. Grant of Awards; Shares Subject to the Plan; Limitations.   (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b) Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of  [•] Common Shares, (ii) the maximum number of Common Shares that may be granted under the Plan to any Participant during any single year with respect to Awards that are Options and SARs shall be [•] Common Shares, (iii) the maximum number of Common Shares that may be granted under the Plan to any Participant during any single year with respect to Performance Compensation Awards that are Restricted Stock, Restricted Stock Units or Stock Bonus Awards shall be [•] Common Shares, and (iv) the maximum number of Common Shares that may be granted under the Plan during any single year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director, shall not exceed $[•] in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes); provided that the Board may make exceptions to this limit for a non-executive chair of the Board.
(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.
(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.
6. Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7. Options.
(a) Generally.   Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible
F-7

Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b) Exercise Price.   The exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c) Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) an Option shall vest and become exercisable with respect to 100% of the Common Shares subject to such Option on the fourth anniversary of the Date of Grant; (ii) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s Retirement, death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s Retirement, death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (iii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.
(d) Method of Exercise and Form of Payment.   No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of
F-8

actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e) Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of  (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f) Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8. Stock Appreciation Rights.
(a) Generally.   Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b) Exercise Price.   The Exercise Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant
(c) Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) a SAR shall vest and become exercisable with respect to 100% of the Common Shares subject to such SAR on the fourth anniversary of the Date of Grant; (ii) the unvested portion of a SAR shall expire upon termination of employment
F-9

or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s Retirement, death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s Retirement, death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (iii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause.
(d) Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(e) Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9. Restricted Stock and Restricted Stock Units.   (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b) Restricted Accounts; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c) Vesting; Acceleration of Lapse of Restrictions.   Unless otherwise provided by the Committee in an Award agreement: (i) the Restricted Period shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units on the fourth anniversary of the Date of Grant; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
F-10

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.   (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).
(i) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.
10. Stock Bonus Awards.   The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
11. Performance Compensation Awards.   (a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. All Performance Compensation Awards shall be evidenced by an Award agreement.
(b) Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.
(c) Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not
F-11

limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) objective measures of customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) objective measures of personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d) Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.
(e) Terms and Condition to Receipt of Payment.   Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f) Timing of Award Payments.   Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).
12. Changes in Capital Structure and Similar Events.   In the event of  (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger,
F-12

amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i) adjusting any or all of  (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(ii) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and
(iii) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13. Effect of Change in Control.   Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:
(a) if a Participant experiences a Qualifying Termination, the Participant’s then outstanding Options and SARs shall become immediately exercisable as of the date of the Participant’s Qualifying Termination;
(b) if a Participant experiences a Qualifying Termination, any Restricted Period in effect on the date of the Participant’s Qualifying Termination shall expire as of such date (including without limitation a waiver of any applicable Performance Goals);
F-13

(c) if a Participant experiences a Qualifying Termination, Performance Periods in effect on the date of the Participant’s Qualifying Termination shall end on such date, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Shares subject to their Awards.
14. Amendments and Termination.
(a) Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b) Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
15. Restrictive Covenants.   (a) Confidentiality. By accepting an Award under the Plan, and as a condition thereof, each Participant agrees not to, at any time, either during their employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of the Participant’s duties to the Company, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Participant’s breach of any of his or her obligations under this Section 15(a), or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Participant shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company or an Affiliate, the Participant agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.
(b) Non-Disparagement.   By accepting an Award under the Plan, and as a condition thereof, the Participant acknowledges and agrees that he or she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company, including its
F-14

officers, directors, partners, executives or agents, in either a professional or personal manner at any time during or following his or her employment.
(c) Post-Employment Property.   By accepting an Award under the Plan, and as a condition thereof, the Participant agrees that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Company that the Participant, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during his or her employment, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, the Participant agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) – (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. The Participant further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his or her engagement by the Company, whether or not during normal business hours. The Participant agrees that all works of authorship created by the Participant during his or her engagement by the Company shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Participant during his or her engagement by the Company is not a work made for hire, by accepting an Award, the Participant assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Plan does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by the Participant during his or her engagement by the Company, by accepting an Award, the Participant assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. The Participant agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time, whether or not the Participant is engaged by the Company at the time such request is made, in order to permit the Company and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided that the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of the Participant’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, the Participant will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in the Participant’s possession, under the Participant’s control or to which he or she may have access.
For purposes of this Section 15, the term “Company” shall include the Company and its Affiliates.
16. General.   (a) Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b) Nontransferability.   (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any
F-15

such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c) Tax Withholding.   (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required withholding taxes (up to the maximum statutory rate under applicable law) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a fair market value equal to such withholding liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability.
(d) No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of
F-16

Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e) International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f) Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g) Termination of Employment/Service.   Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h) No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i) Government and Other Regulations.   (i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares to be offered or sold under the Plan. The Committee shall
F-17

have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares to the Participant, the Participant’s acquisition of Common Shares from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j) Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k) Nonexclusivity of the Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l) No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
F-18

(m) Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(n) Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o) Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.
(p) Severability.   If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q) Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r) Code Section 409A.
(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii) If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.
(iii) Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
F-19

(s) Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(t) Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(u) Payments.   Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares under any Award made under the Plan.
(v) Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.
* * *
F-20

ANNEX G
FORM OF CERTIFICATE OF DOMESTICATION OF
PLATINUM EAGLE ACQUISITION CORP.

Pursuant to Section 388 of the General Corporation Law of the State of Delaware
Platinum Eagle Acquisition Corp., a Cayman Islands exempted company limited by its shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Target Hospitality Corp.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:
1. The Corporation was originally incorporated on the 12th day of July, 2017 under the laws of the Cayman Islands.
2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Platinum Eagle Acquisition Corp.
3. The name of the Corporation as set forth in the Certificate of Incorporation is Target Hospitality Corp.
4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.
5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Platinum Eagle Acquisition Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.
[Signature Page Follows]
G-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this [•] of  [•], 2019.
PLATINUM EAGLE ACQUISITION CORP., a Cayman
Islands company
By:

Name: Jeff Sagansky
Title:  Chief Executive Officer
G-2

ANNEX H
EARNOUT AGREEMENT
This EARNOUT AGREEMENT (this “Agreement”) is entered into as of  [•]1 by and among [ListCo Corporation], a Delaware corporation (the “Company”), each of Harry E. Sloan (“Sloan”), Jeff Sagansky (“Sagansky”) and Double Eagle Acquisition LLC, a Delaware limited liability company, as sponsor (“Sponsor” and together with Sloan and Sagansky, collectively the “Founder Group”), Arrow Holdings S.à r.l., a Luxembourg société à responsabilité limitée (“Arrow”). Each member of the Founder Group, Arrow and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Company and Arrow are parties to that certain Membership Interest Purchase Agreement dated as of November 12, 2018 (as the same may be amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Company, through a wholly-owned subsidiary, is acquiring the combined modular workforce accommodations business of RL Signor Holdings, LLC and its subsidiaries from Arrow (the “Transaction”);
WHEREAS, pursuant to the terms of the Purchase Agreement, the Company may, upon the prior written consent of Arrow in its sole discretion, raise additional equity capital of up to $100.0 million through a PIPE or other equity offering that is not contingent upon redemptions from the Trust Account (the “Equity Offering”) and, in connection with such Equity Offering, issue up to 1.0 million shares of Common Stock (defined below) of the Company (“Additional Founder Shares”), with the number of shares of Common Stock issued in such issuance being in direct proportion to the size of the Equity Offering;
WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the Transaction; and
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I DEFINED TERMS
For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Purchase Agreement. The following definitions shall apply to this Agreement:
“Backstop Offering” means additional equity capital raised outside of the Trust Account and Equity Offering through a private investment in public equity (PIPE) or other equity offering to fund any shortfall of Minimum Proceeds from the Trust Account, after taking into account the proceeds from the Equity Offering.
“Minimum Proceeds” means $225.0 million of gross cash proceeds from (i) the Trust Account, after taking into account any and all redemptions as of the Closing Date, (ii) the Equity Offering, and (iii) the Backstop Offering.
“NASDAQ” means the Nasdaq Stock Market.
“Trading Day” means any day on which NASDAQ (or any other national securities exchange on which shares of Listco are traded, if applicable) is open for trading.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means that certain trust account of the Company, established with and maintained by the Transfer Agent in connection with the Company’s initial public offering for the benefit of its public stockholders.

1
To be dated as of the Closing Date.

ARTICLE II EARNOUT
Section 2.01 Earnout of Restricted Shares.
(a) Prior to the date hereof, the Company issued 8,045,000 shares of its Class A common stock, par value $0.0001 (“Common Stock”), to the Founder Group (collectively, the “Initial Founder Shares”) and in connection with the Transaction each member of the Founder Group has agreed to restrict a certain number of Initial Founder Shares as determined on the date hereof based upon the gross amount of proceeds delivered by the Company from the Trust Account, Equity Offering and Backstop Offering, if applicable, in connection with the Transaction (collectively, the “Restricted Founder Shares”), as set forth in Section 2.3 below, which Restricted Founder Shares will placed in escrow for certain periods of time and released to the Founder Group and/or Arrow, as the case may be, subject to the occurrence of certain triggering events set forth in Section 2.3 below, in each case on the terms and conditions set forth herein.
(b) [Effective as of the date hereof, the Company has issued [•]2 Additional Founder Shares in connection with the Equity Offering, all of which the Founder Group and Arrow have agreed to restrict (the “Restricted Additional Founder Shares” and together with the Restricted Founder Shares, the “Restricted Shares”), which Restricted Additional Shares will be placed in escrow for certain periods of time and released to the Founder Group and Arrow subject to the occurrence of certain triggering events set forth in Section 2.4 below, in each case on the terms and conditions set forth herein.]
Section 2.02 Procedures Applicable to the Earnout of the Restricted Shares.
(a) Delivery of Restricted Shares to Escrow Account.   Contemporaneous with the execution of this Agreement and the closing of the Transaction, all of the Restricted Shares will be subject to the terms of this Agreement and the Company and Founder Group will deliver electronically through the Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent (as defined below): (i) the Restricted Founder Shares, in the amount determined on the date hereof and in accordance with the terms set forth in Section 2.3[, and (2) the Restricted Additional Shares]. Upon receipt of the Restricted Shares, the Escrow Agent will place such Restricted Shares in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of that certain escrow agreement (the “Escrow Agreement”) to be entered into simultaneously herewith by and between the Founder Group, Arrow, the Company and the Transfer Agent, acting as escrow agent (the “Escrow Agent”).
(b) Preparation and Delivery of Release Notice.   Promptly upon the occurrence of an applicable triggering event, as described in Sections 2.3 and 2.4, respectively, or as soon as practicable after any Party becomes aware of the occurrence of such triggering event, each Party agrees to promptly notify the other Parties of the occurrence of such and will work together in good faith to prepare and deliver, or cause to be prepared and delivered, a mutually agreeable written notice to the Escrow Agent (each a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto. Each member of the Founder Group and Arrow hereby agree to negotiate in good faith to resolve any disputes that may arise with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice. In the event the Founder Group and Arrow are unable to reach mutual agreement with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Founder Group and Arrow (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable triggering event and related Release Notice as promptly as practicable and to resolve only those unresolved disputed items. The Parties hereby agree to respectively furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed

2
To equal a number of Company common shares equal to the lesser of  (i) 1.0 million and (ii) the product of  (1) 1.0 million multiplied by (2) a fraction, the numerator of which is the amount by which gross proceeds exceeds $325 million and the denominator of which is $100 million. For clarity, in the event that gross proceeds do not exceed $325 million, the Restricted Additional Founders Shares shall equal zero.

items based solely on the terms and conditions in this Agreement and the presentations by the Founder Group and Arrow and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by the Founder Group and Arrow.
(c) Distribution of Restricted Shares to the Founder Group.   For the purposes of this Agreement, the Restricted Shares that are to be released from the Escrow Account and distributed to the Founder Group shall be distributed to each member of the Founder Group on a pro rata basis, in amounts proportionate to the number of shares in the Company held by each member of the Founder Group as of the date hereof. Following any release from the Escrow Account and distribution of any Restricted Shares to the Founder Group, such Restricted Shares shall no longer be subject to the requirements of this Agreement.
(d) Exhaustion of Restricted Shares.   For the avoidance of doubt, no additional shares of capital stock of the Company will be placed in the Escrow Account for release or issuance hereunder and upon release of all of the Restricted Shares in the Escrow Account in accordance with this Section 2.2, the Escrow Agreement shall terminate pursuant to its terms and the provisions of this Section 2.2 shall no longer have any force or effect. Notwithstanding the forgoing, upon termination of this Agreement pursuant to Section 5 hereof and termination of the Escrow Account in connection thereto, any Restricted Shares remaining in Escrow at the time of such termination shall thereafter be forfeited and returned to the Company to be held in treasury and no Party shall have any rights with respect thereto.
Section 2.03 Release of Restricted Founder Shares from the Escrow Account.
(a) In the event that the Company delivers at least the Minimum Proceeds at Closing, the Founder Group shall deliver [•]3 million Restricted Founder Shares to the Escrow Agent at Closing and the Founder Group and Arrow shall take all reasonable actions necessary to direct the Escrow Agent to release and deliver such Restricted Founder Shares to the Founder Group as follows:
(i) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, fifty percent (50%) of the Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group upon receipt by the Escrow Agent of the applicable Release Notice; and
(ii) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, the remaining fifty percent (50%) of the Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group upon receipt by the Escrow Agent of the applicable Release Notice.
(b) In the event that the Company delivers less than the Minimum Proceeds at Closing and Arrow has agreed to consummate transactions contemplated by the Purchase Agreement, the Founder Group shall deliver 6.045 million Restricted Founder Shares to the Escrow Agent at Closing and the Founder Group and Arrow shall take all reasonable actions necessary to direct the Escrow Agent to release and deliver the 6.045 million Restricted Founder Shares to the Founder Group and Arrow as follows:
(i) 3,022,500 million Restricted Founder Shares shall be released to the Founder Group as follows:
(A) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other

3
A number of shares equal to (i) 8.125 million shares minus (ii) 80,000 (Independent Director Shares) minus (iii) a minimum of 3.0 million Founder Shares (if Gross Proceeds equal $225 million) and a maximum of 6.0 million Founder Shares (if Gross Proceeds equal $325 million) and if Gross Proceeds are more than $225 million and less than $325 million, such number shall be prorated such that the Founder Shares shall be calculated as (a) 3.0 million plus (b) the product of  (1) 3.0 million multiplied by (2) a fraction, the numerator of which is the amount by which Gross Proceeds exceeds $225 million and the denominator of which is $100 million.

national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 1,511,250 Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group upon receipt by the Escrow Agent of the applicable Release Notice; and
(B) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, the remaining 1,511,250 Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group upon receipt by the Escrow Agent of the applicable Release Notice; and
(ii) 3,022,500 million Restricted Founder Shares shall be released to the Founder Group and Arrow according to either Section 2.3(b)(ii)(A) if there is no Backstop Offering or Section 2.3(b)(ii)(B) if there is a Backstop Offering:
(A) if there is no Backstop Offering:
1. at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 755,625 Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group and 755,625 Restricted Founder Shares will be released from the Escrow Account and distributed to Arrow, in each case, upon receipt by the Escrow Agent of the applicable Release Notice; and
2. at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 755,625 Restricted Founder Shares will be released from the Escrow Account and distributed to the Founder Group and 755,625 Restricted Founder Shares will be released from the Escrow Account and distributed to Arrow, in each case, upon receipt by the Escrow Agent of the applicable Release Notice; or
(B) if there is a Backstop Offering:
1. at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 1,511,250 Restricted Founder Shares will be released from the Escrow Account and distributed to the Party or Parties that deliver(s) the Backstop Offering proceeds, on a pro rata basis as the case may be, upon receipt by the Escrow Agent of the applicable Release Notice; and
2. at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, the remaining 1,511,250 Restricted Founder Shares will be released from the Escrow Account and distributed to the Party or Parties that deliver(s) the Backstop Offering proceeds, on a pro rata basis as the case may be, upon receipt by the Escrow Agent of the applicable Release Notice.

Section 2.04 Release of Restricted Additional Shares from the Escrow Account.   In the event of an Equity Offering and the issuance of Additional Founder Shares, all such Additional Founder Shares shall be deemed Restricted Additional Shares4 and the Company shall deliver all of such Restricted Additional Shares to the Escrow Agent at Closing and the Founder Group and Arrow shall prepare and deliver to the Escrow Agent a Release Notice directing the Escrow Agent to release and deliver the such Restricted Additional Founder Shares to the Founder Group and Arrow as follows:
(a) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, fifty percent (50%) of the Restricted Additional Shares will be released from the Escrow Account and distributed to the Founder Group and Arrow on a 50/50 basis, in each case upon receipt by the Escrow Agent of the applicable Release Notice; and
(b) at any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, the remaining fifty percent (50%) of the Restricted Additional Shares will be released from the Escrow Account and distributed to the Founder Group and Arrow on a 50/50 basis, in each case upon receipt by the Escrow Agent of the applicable Release Notice.
ARTICLE III FURTHER ASSURANCES
Section 3.01 Further Assurances.   In the event that any Founder Shares are required to be transferred and/or delivered pursuant to this Agreement, each Party agrees to execute and deliver all related documentation and take such other action in support of the transaction as shall reasonably be requested by any Party to such transaction in order to carry out the applicable terms and provision of this Agreement, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.
Section 3.02 General Undertaking.   Each Party shall exercise all powers and rights available to it, including as a holder of shares in the Company, and such other rights and powers available to it from time to time in order to give effect to the provisions of this Agreement and to ensure that the Company and the Escrow Agent comply with their respective obligations under this Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties of the Parties.   Each Party, on behalf of itself, represents and warrants to each other Party on the date of this Agreement as follows: (a) such Party has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party, to the extent required; (c) this Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02 Representations and Warranties of the Founder Group.   Each of Sponsor, Sloan and Sagansky, on behalf of itself and only with respect to such Restricted Shares held by such Party, represents and warrants on the date of this Agreement as follows: such Party owns, as of the date hereof, the Restricted Shares in the respective amounts set forth next to such Party’s name on Schedule 4.2 hereto, free

4
Up to 1.0 million shares

and clear of all Liens, other than Permitted Liens. Such Party covenants and agrees that it will not sell, transfer, exchange, convert, assign, subject to a Lien, or otherwise encumber or dispose of any of the Restricted Shares owned by such Party at any time during the term of this Agreement. Such Party further represents and warrants that, except as contemplated by this Agreement, there are no options, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the Restricted Shares owned by such Party.
Section 4.03 Representations and Warranties of Arrow.   Arrow represents and warrants to the Company on the date of this Agreement and on each occasion that the Company issues, or the Founder Group transfers, as the case may be, any shares to Arrow pursuant to this Agreement, as follows:
(a) Arrow is acquiring the shares and warrants for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);
(b) Arrow acknowledges and agrees that the shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws;
(c) Arrow is able to bear the economic risk of holding the shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment;
(d) Arrow acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the shares;
(e) Arrow has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the shares; and
(f) Arrow is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. Arrow was not organized solely for the purpose of acquiring the Securities and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
ARTICLE V TERMINATION
Section 5.01 Termination.   This Agreement will automatically terminate as follows:
(a) by the mutual written consent of the Parties; and
(b) upon the earlier of  (i) the expiration of the latest time period set forth in Sections 2.3 and 2.4 hereof or (ii) the depletion of all Restricted Shares from the Escrow Account.
Section 5.02 Effect of Termination.   In the event of termination of this Agreement as provided in Section 5.1 above, this Agreement shall become void and there shall be no liability on the part of any Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud. Upon termination of this Agreement, the Escrow Agreement will terminate in accordance with its terms and any Restricted Shares remaining in the Escrow Account at the time of such termination will automatically be cancelled and shall thereafter cease to exist and no Founder shall have any rights with respect thereto.
ARTICLE VI MISCELLANEOUS
Section 6.01 Amendment.   Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.
Section 6.02 Expenses.   All expenses incurred in connection with this Agreement, including without limitation any transfer costs, escrow fees and registration costs, will be paid for by the Company.

Section 6.03 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Founder Group to:

c/o Platinum Eagle Acquisition LLC
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Joel L. Rubinstein
              Jason D. Osborn
Facsimile: (212) 294-4700
E-mail: jrubinstein@winston.com
          josborn@winston.com

if to the Company to:

[ListCo Corp.]
2170 Buckthorne Place, Suite 400
The Woodlands, TX 77380
Attention: General Counsel
Email:

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: William Schwitter
E-mail: William.schwitter@allenovery.com
Section 6.04 Interpretation.   When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 6.05 Counterparts.   This Agreement may be executed manually or by facsimile or pdf by the Parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties hereto and delivered to the other Parties hereto.

Section 6.06 Entire Agreement.   This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, including without limitation the term sheet.
Section 6.07 Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible
Section 6.08 Governing Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.
Section 6.09 Enforcement; Remedies.   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
Section 6.10 Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHUOT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.
Section 6.11 Assignment.   This Agreement shall not be assigned by any of the Parties (including by operation of Law) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.
[LISTCO]
By: Name: Title:
DOUBLE EAGLE ACQUISITION LLC
By: Name: Title:
HARRY E. SLOAN
JEFF SAGANSKY
ARROW HOLDINGS S.A. R.L.
By: Name: Title:

ANNEX I
ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of  [•]1 by and among [LISTCO], a corporation organized under the laws of the State of Delaware (the “Company”), Harry E. Sloan (“Sloan”), Jeff Sagansky (“Sagansky”), Double Eagle Acquisition LLC, a limited liability company organized under the laws of the State of Delaware (“Sponsor” and, together with Sloan and Sagansky, the “Founder Group”), Arrow Holdings S.à r.l., a Luxembourg société à responsabilité limitée (“Arrow”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Each member of the Founder Group, Investor, the Company and the Escrow Agent are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Founder Group collectively owns 8,045,000 shares of Class A common stock, par value $0.0001 (collectively, the “Founder Shares”), of the Company;
WHEREAS, the Company, Arrow and certain other parties named therein to that certain Membership Interest Purchase Agreement dated as of November 12, 2018 (as the same may be amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Company, through a wholly-owned subsidiary, is acquiring the combined modular workforce accommodations business of RL Signor Holdings, LLC and its subsidiaries;
WHEREAS, capitalized terms used herein and not otherwise defined shall the have respective meanings assigned to them in the Purchase Agreement; and
WHEREAS, it is a condition precedent to the Transactions contemplated by the Purchase Agreement that the Founder Group, the Company and Arrow enter into that certain Earnout Agreement contemporaneously herewith, in the form attached hereto as Exhibit A (the “Earnout Agreement”), pursuant to which (i) certain of the Founder Shares, as determined based on the amount of proceeds delivered by the Company in connection with the Closing of the transactions contemplated by the Purchase Agreement (collectively, the “Restricted Founder Shares”) will be required to be held in escrow pursuant to the terms of this Agreement and will be released upon the occurrence of certain triggering events as specifically set forth in the Earnout Agreement, and (ii) all of the Additional Shares of the Company issued to the Founder Group and Arrow, as determined based on the amount of additional equity sold by the Company in connection with the Closing of the transactions contemplated by the Purchase Agreement, if applicable (collectively, the “Restricted Additional Shares” and together with the Restricted Founder Shares, the “Restricted Shares”), in each case to be held in escrow pursuant to the terms of this Agreement and will be released upon the occurrence of certain triggering events as specifically set forth in the Earnout Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the Parties agree as follows:
1. Appointment.   The Founder Group and Arrow hereby appoint the Escrow Agent as their escrow agent to hold the Restricted Shares in trust for the Founder Group and Arrow, if applicable, to administer and disburse the Restricted Shares and otherwise for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2. Deposit, Delivery and Receipt of Restricted Shares; Other Actions.
(a) Each member of the Founder Group will deliver its Restricted Founder Shares, and each member of the Founder Group and Arrow, respectively, will deliver the Restricted Additional Shares, if applicable, to the Escrow Agent on the date hereof electronically through the Depository Trust Company’s Deposit/Withdrawal At Custodian system to an account designated by the Escrow Agent.
(b) The Escrow Agent will hold the Restricted Shares as a book-entry position registered in the name of the Escrow Agent (the “Escrow Account”) until any such Restricted Shares are to be released to the members of the Founder Group and Arrow, if applicable, in accordance with the

1
To be dated Closing Date

terms of this Agreement and the Earnout Agreement. The Restricted Shares shall not be subject to attachment by any creditor of any party to the Purchase Agreement.
(c) The Escrow Agent does not own or have any interest in the Restricted Shares, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Restricted Shares in accordance with the terms and conditions set forth herein.
(d) All voting rights and other shareholder rights with respect to the Restricted Shares in the Escrow Account shall be suspended until such shares are released from the Escrow Account, or transferred to Arrow, in accordance with the terms of this Agreement and the Earnout Agreement.
3. Claims and Releases from Escrow.
(a) The Escrow Agent shall disburse the Restricted Shares only in accordance with the joint written instructions executed by each member of the Founder Group and Arrow, in the form of the Release Notice (as defined in the Earnout Agreement) contemplated by the Earnout Agreement.
(b) During the period from the date of this Agreement until the date upon which all of the Restricted Shares have been distributed, the Founder Group and Arrow agree to promptly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in the Earnout Agreement.
(c) Within two (2) Business Days following the receipt of any Release Notice, the Escrow Agent shall release and deliver from the Escrow Account to the person or persons designated in such Release Notice the number of Restricted Shares set forth in such Release Notice, by transfer of the relevant Restricted Shares into the securities accounts designated in such Release Notice.
(d) The Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken or suffered in good faith by it. The Escrow Agent shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under the Earnout Agreement.
(e) Subject to the provisions of Section 7, this Agreement shall terminate on the earlier of  (i) the termination of the Earnout Agreement and (ii) five (5) calendar days after all of the Restricted Shares have been disbursed in accordance with this Section 3.
4. Escrow Agent.
(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be inferred or implied. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).
(b) The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Founder Group, Arrow and the Company, in connection herewith, including without limitation the Purchase Agreement and Earnout Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the Parties conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects relating to the Escrow Agent, but in every other respect involving the parties and beneficiaries of such other agreement, the other agreement shall control.

(c) Absent gross negligence or willful misconduct, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person or persons without requiring inquiry or substantiating evidence of any kind. The Escrow Agent shall not be liable to any party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to or related to the transfer or distribution of the Restricted Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.
(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it hereunder except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to any Party. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a joint direction in writing by the Founder Group and Arrow that eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Founder Group and Arrow agree to pursue any redress or recourse in connection with any such dispute without making the Escrow Agent party to the same.
(e) The Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.
(f) The agreements set forth in this Section 4 shall survive the resignation, replacement or removal of the Escrow Agent, the termination of this Agreement and the payment of all amounts hereunder.
5. Succession.
(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days’ advance notice (pursuant to Section 9) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By joint written instructions executed by each member of the Founder Group and Arrow, the Founder Group and Arrow shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent, upon 30 days’ notice to the Escrow Agent. If the Escrow Agent shall resign or be removed or shall otherwise become incapable of acting, the Founder Group and Arrow shall appoint a successor to be the Escrow Agent. If the Founder Group and Arrow have failed to appoint a successor escrow agent prior to the expiration of 30 days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Restricted Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action on the part of any Party. The Escrow Agent shall promptly notify the Parties in the event this occurs.
(c) Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Founder Group and Arrow, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and, except as provided in Section 5(a), every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7.
6. Compensation and Reimbursement.   The Escrow Agent shall be entitled to compensation for its services under this Agreement as escrow agent and for reimbursement for its reasonable, documented out-of-pocket costs and expenses incurred by it in performance of its duties hereunder, payable in the amounts and as set forth on Schedule 2. The Parties agree that the costs for the fees, compensation and reimbursement of the Escrow Agent will be paid for by the Company. The Escrow Agent’s fees, compensation and reimbursements shall be payable upon request by the Escrow Agent and upon submission by the Escrow Agent to the Parties of a reasonably detailed statement setting forth the amount to be reimbursed. This section shall survive the resignation or termination of the Escrow Agent or the termination of this Agreement.
7. Indemnity.
(a) Subject to Section 7(c), the Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the reasonable fees and expenses of outside counsel and experts and all expenses of document location, duplication and shipment) (collectively “Losses”) of the Founder Group or Arrow only to the extent such Losses are determined by a court of competent jurisdiction to be a result of the Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of the Escrow Agent with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort or otherwise is limited to and shall not exceed the aggregate value of the Restricted Shares deposited with the Escrow Agent.
(b) The Founder Group and Arrow shall jointly and severally indemnify and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent of the Escrow Agent’s liability described in Section 7(a). Notwithstanding the foregoing, and except as provided in Section 6, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable) in equal shares by the members of the Founder Group on the one hand and the Investor on the other hand.
(c) The Escrow Agent shall not be liable for any incidental, indirect, punitive, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.
(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.
8. Security Procedures.
(a) Notwithstanding anything to the contrary set forth in this Section 8, any instructions setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Restricted Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Founder Group and Arrow by the Escrow Agent with receipt confirmed in accordance with Section 8(b).
(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.
(c) The Escrow Agent shall deliver the Restricted Shares in accordance with the delivery instructions set forth in the Release Notice.
9. Compliance with Court Orders.   In the event that any escrow property shall be attached, garnished or levied upon by any court order; the delivery thereof shall be stayed or enjoined by a court order; or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all orders, judgments or decrees so entered or issued, which it is advised by legal counsel is binding upon it, and in the event the Escrow Agent reasonably obeys or complies with any such order, judgment or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance.
10. Miscellaneous.
(a) Amendment.   Except for transfer instructions provided pursuant to Section 8 and subject to applicable Law, the provisions of this Agreement may be may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.
(b) Expenses.   All expenses incurred in connection with this Agreement, including without limitation any transfer costs, escrow fees and registration costs, will be treated as Transaction Expenses under and paid in accordance with the Purchase Agreement.
(c) Notices.   All notices and communications hereunder shall be in writing and, except for communications from the Founder Group and the Investor setting forth, claiming, containing, objecting to or in any way related to the full or partial transfer or distribution of the Restricted Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 8), shall be delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), by means of electronic transmission (including email) (notice deemed effective when sent), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery). Any notice pursuant to this section shall be delivered as follows or to such other person or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.
if to any member of the Founder Group:

c/o Platinum Eagle Acquisition LLC
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Joel L. Rubinstein
              Jason D. Osborn
Facsimile: (212) 294-4700
E-mail: jrubinstein@winston.com
          josborn@winston.com

if to Arrow:

c/o TDR Capital II Holdings L.P., acting by its Manager
20 Bentinck Street
London, WIU 2EU
Attn: General Counsel of the Manager
Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: William Schwitter
E-mail: william.schwitter@allenovery.com
Facsimile: (212) 610-6399

if to the Company:

[LISTCO]

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: William Schwitter
E-mail: william.schwitter@allenovery.com
Facsimile: (212) 610-6399
(d) Interpretation.   When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e) Counterparts.   This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.
(f) Entire Agreement.   This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, including without limitation the term sheet.
(g) Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
(h) Governing Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.
(i) Enforcement; Remedies.   Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(j) Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHUOT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(j).
(k) Assignment.   Except as provided in Section 5, this Agreement shall not be assigned by any of the Parties (including by operation of Law) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.
[LISTCO CORPORATION]
By: Name: Title:
HARRY E. SLOAN
JEFF SAGANSKY
DOUBLE EAGLE ACQUISITION LLC
By: Name: Title:
ARROW HOLDINGS S.À R.L.
By: Name: Title:
CONTINENTAL STOCK TRANSER & TRUST COMPANY
By: Name: Title:
[Signature page to Escrow Agreement]

Schedule 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Restricted Shares Transfer Instructions
If from the Founder Group:
Name	Telephone Number	Signature
1.
2.
3.
If from Arrow:
Name	Telephone Number	Signature
1.
2.
3.
Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Restricted Shares Transfer Instructions
If from the Founder Group:
Name	Telephone Number
1.
2.
3.

Schedule 2

Schedule of Fees for Escrow Agent Services
Escrow Agent Fee Schedule
Account Set Up Fee	$3,500.00
Annual Administration Fee (per month)	$200.00
Out-of-Pocket Expenses (Postage, Stationery, etc.)	As incurred
Overnight Delivery Charges	As incurred

Exhibit A
Earnout Agreement

ANNEX J

EXECUTION COPY
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 13, 2018, by and between Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Target Hospitality Corp.) (the “Company”), and each undersigned Subscriber (each as individually used herein, a “Subscriber”). Each Subscriber is acting severally and not jointly with any other Subscriber, including, without limitation, the obligation to purchase Subscribed Shares (as defined below) hereunder and the representations and warranties of each Subscriber hereunder (which are made by each Subscriber as to itself only).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive transaction agreement for the acquisition of Target Logistics Management, LLC (“Target”) and a definitive transaction agreement for the acquisition RL Signor Holdings, LLC (“Signor”) (the “Transaction Agreements” and the transactions contemplated by the Transaction Agreements, the “Transaction”);
WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Target Hospitality Corp. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company (“Ordinary Share”) shall convert into one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”);
WHEREAS, in connection with the Transaction, each Subscriber desires to subscribe for and purchase from the Company, immediately prior to the Domestication and the consummation of the Transaction, that number of Ordinary Shares set forth on its signature page hereto (with respect to each Subscriber, its “Subscribed Shares”) for a purchase price of  $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all such Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to each Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of each such Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements with certain other investors substantially similar to this Subscription Agreement, pursuant to which such investors agree to purchase on the closing date of the Transaction (the “Transaction Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to 8.0 million Ordinary Shares, at the Per Share Price (the “Other Subscription Agreements”);
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), each Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to such Subscriber, upon the payment of the Purchase Price, such Subscriber’s Subscribed Shares (such subscription and issuance, the “Subscription”).
2. Closing.
a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Transaction Closing Date immediately prior to the Domestication and the consummation of the Transaction.
b. At least five (5) Business Days before the anticipated Transaction Closing Date, the Company shall deliver written notice (the “Closing Notice”) to Subscriber specifying (i) the anticipated Transaction Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the

Company. Immediately prior to the Domestication and the closing of the Transaction on the Transaction Closing Date, (i) the Company shall deliver to each Subscriber (A) such Subscriber’s Subscribed Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of such Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by such Subscriber, as applicable, and (B) written notice from the Company or its transfer agent evidencing the issuance to such Subscriber of the Subscribed Shares on and as of the Transaction Closing Date, and (ii) upon receipt thereof, each Subscriber shall deliver to the Company the Purchase Price for such Subscriber’s Subscribed Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice; each of the Company and each Subscriber agrees to use commercially reasonable efforts to settle the Subscription in accordance with the foregoing as soon as practicable on the Transaction Closing Date. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
c. If, within one Business Day (as defined below) following the Closing, the Domestication and the consummation of the Transaction do not occur, the Company shall return the Purchase Price to each Subscriber, and each Subscriber shall return its Subscribed Shares to the Company for cancellation.
d. The Closing shall be subject to the satisfaction or valid waiver by each party of the conditions that, on the Transaction Closing Date:
(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreements, including the approval of the Company’s shareholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and
(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
e. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Transaction Closing Date, with respect to a Subscriber:
(i) all representations and warranties of such Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Transaction Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date); and
(ii) Such Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
f. The obligation of each Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by such Subscriber of the additional conditions that, on the Transaction Closing Date:
(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than the representations and warranties in Section 3(a) through (d) and Section 3(s) and (t) and those that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Transaction Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than the representations and warranties in Section 3(a) through (d) and Section 3(s) and (t) and those that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date);
(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii) the Common Stock shall be approved for listing on Nasdaq (as defined below) and the Company shall have obtained approval to list the Subscribed Shares, subject to official notice of issuance;
(iv) no Company Material Adverse Effect shall have occurred since the date of this Subscription Agreement;
(v) the Debt Financing (as defined in the Term Sheet among the Company, Target and Signor relating to the Transaction, in the form included on the date hereof in the online data room to which the Subscribers have had access (the “Term Sheet”)) and any other indebtedness for borrowed money shall not materially exceed $360 million;
(vi) there shall have been no amendment, waiver or modification to (A) the Transaction Agreements that materially and adversely affects the Company or (B) the Other Subscription Agreements that materially economically benefits the investors thereunder unless the Subscribers have been offered substantially the same benefits; and
(vii) except for the Warrants, the Transaction Agreements and the Other Subscription Agreements, the Company shall have no, and shall not have had any, other agreements or understandings (including, without limitation, side letters) with any Subscriber or other person to purchase Ordinary Shares or other equity securities of the Company unless the Subscribers have been offered the opportunity to enter into similar agreements or understandings to purchase their pro rata portion (based on the number of Ordinary Shares for which they have subscribed pursuant to this Subscription Agreement out of the total number of Ordinary Shares being purchased pursuant to this Subscription Agreement and the Other Subscription Agreements) of the shares being sold pursuant thereto.
g. Prior to or at the Closing, each Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
h. At the Closing, (i) the Company shall deliver to Subscribers a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Transaction Closing Date, certifying to the fulfillment of the conditions specified in Sections 2(d)(ii) and 2(f) and (ii) the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
3. Company Representations and Warranties.   The Company represents and warrants to each Subscriber that:
a. The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material

Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, has a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, taken as a whole, or the ability of the Company to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
b. The Subscribed Shares have been duly authorized and, when issued and delivered to such Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation or under any of the Company’s agreements.
c. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
d. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of  (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
e. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company or any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its subsidiaries is now a party or by which the Company’s or any of its subsidiaries’ properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their respective properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
f. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iii) the filings required in accordance with Section 8(p) of this Subscription Agreement; (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreements, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
g. As of the date hereof, the authorized share capital of the Company consists of 380,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares” and together with the Class A Ordinary Shares, “Ordinary Shares”) and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the Transaction Closing Date (and immediately after the consummation of the Transaction), the authorized capital stock of the Company will consist of 400,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value of  $0.0001 per share. As of the date hereof: (i) 32,500,000 Class A Ordinary Shares, 8,125,000 Class B Ordinary Shares and no Preferred Shares were issued and outstanding; (ii) 16,166,667 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (“Warrants”), were issued and outstanding, including 5,333,334 private placement warrants; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Transaction Agreements, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on January 11, 2018 pursuant to which Platinum Eagle Acquisition LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreements. Other than Class B Ordinary Shares which have the anti-dilution rights described in the Term Sheet, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of  (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.
h. The Company has made available to each Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by the Company with the Commission since its initial registration of the Class A Ordinary Shares (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no such representation or warranty with respect to any information relating to Target or Signor or any of their affiliates included in any SEC Document or filed as an exhibit thereto. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the SEC Documents. The lists of exhibits contained in the SEC Documents set forth a true and complete list, as of the date of this Subscription Agreement, of each agreement to which the Company or any of its subsidiaries is a party (other than this Subscription Agreement and the Other Subscription

Agreements) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-3 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the Commission if such a registration statement were filed by the Company on the date of this Subscription Agreement.
i. The financial statements of the Company included in the SEC Documents complied in all material respects with Regulation S-X of the Commission, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Commission) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein.
j. The Company has not received any written communication since December 31, 2017 from a governmental entity that alleges that the Company or any of its subsidiaries is not in compliance with or is in default or violation of any applicable law.
k. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
l. The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “EAGL.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act.
m. Upon consummation of the Transaction, the issued and outstanding shares of Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq.
n. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
o. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
p. Except in each case as would not reasonably be expected to have a Company Material Adverse Effect, (i) all material Tax Returns (as defined in the Transaction Agreements) required to be filed by or with respect to the Company and its subsidiaries have been duly and timely filed (taking into account extension of time for filing) with the appropriate governmental entity, (ii) all such Tax Returns were true, correct and complete in all material respects, (iii) the Company and its subsidiaries have paid all Taxes (as defined in the Transaction Agreements) and other assessments due, whether or not disputed, and (iv) the Company and its subsidiaries do not have any liabilities for Taxes of any other person or entity by contract, as a transferee or successor, under U.S. Treasury Regulation Section 1.1502-6 or analogous state, county, local or foreign provision or otherwise.
q. The Company is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

r. The Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Subscribed Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Company; provided, however, that the Company is obligated to pay a fee to the Merrill Lynch, Pierce, Fenner & Smith and Deutsche Bank Securities Inc., as the Company’s placement agents and capital markets advisors (the “Placement Agents”), in connection with the sale of the Subscribed Shares.
s. As of the date hereof, except for the Warrants, the Transaction Agreements and the Other Subscription Agreements, the Company has no other agreements or understandings (including, without limitation, side letters) with any Subscriber or other person to purchase Ordinary Shares or other equity securities of the Company.
t. As of the date hereof, the Transaction Agreements entered into concurrently herewith are consistent in all material respects with the Term Sheet.
4. Subscriber Representations and Warranties.   Each Subscriber represents and warrants to the Company that:
a. Such Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against such Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by such Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Subscriber pursuant to the terms of  (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Subscriber is a party or by which such Subscriber is bound or to which any of the property or assets of such Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to a Subscriber that would reasonably be expected to have a material adverse effect on such Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
d. Such Subscriber (i) is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with such information as reasonably requested related to its qualification as an accredited investor). Such Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
e. Such Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Such Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Such Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry position representing the Subscribed Shares shall contain a legend to such effect. Such Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
f. Such Subscriber understands and agrees that such Subscriber is purchasing the Subscribed Shares directly from the Company. Such Subscriber further acknowledges that there have not been, and such Subscriber is not relying on, any representations, warranties, covenants and agreements made to such Subscriber by the Company, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement.
g. In making its decision to purchase the Subscribed Shares, such Subscriber has relied solely upon independent investigation made by Subscriber. Such Subscriber acknowledges and agrees that such Subscriber has received such information as such Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including the company to be acquired in the Transaction and its respective subsidiaries). Such Subscriber represents and agrees that such Subscriber and such Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.
h. Such Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between such Subscriber and the Company or by means of contact from the Placement Agents, and the Subscribed Shares were offered to such Subscriber solely by direct contact between such Subscriber and the Company or by contact between such Subscriber and the Placement Agents. Such Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Such Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
i. Such Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Such Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and such Subscriber has sought such accounting, legal and tax advice as such Subscriber has considered necessary to make an informed investment decision.
j. Such Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for such Subscriber and that such Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Subscriber’s investment in the Company. Such Subscriber acknowledges specifically that a possibility of total loss exists.
k. Such Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
l. Such Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”).

m. Such Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.
n. Such Subscriber acknowledges and agrees that, to the extent the Subscribed Shares are not included in the registration statement on Form S-4 filed by the Company in connection with the Transaction (the “Form S-4”), the certificate or book-entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”
5. Registration Rights.
a. In connection with the Transactions, the Company will file the Form S-4, which will register the issuance of Common Stock in exchange for all outstanding Ordinary Shares (including the Subscribed Shares).
b. If the Subscribed Shares are not included in the Form S-4 at the time it becomes effective, then the Company shall, within thirty (30) calendar days after the Closing (the “Filing Deadline”), use commercially reasonable efforts to file with the Commission a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of  (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 10th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include a Subscriber’s Subscribed Shares in the Registration Statement are contingent upon such Subscriber furnishing in writing to the Company such information regarding such Subscriber, the securities of the Company held by such Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Not less than three (3) Business Days prior to filing the Registration Statement (or any amendment thereto), the Company will provide each Subscriber an opportunity to review and comment on the disclosure regarding such Subscriber. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement with respect to a Subscriber’s Subscribed Shares until the earlier of  (i) date on which such Subscriber has notified the Company that such securities have actually been sold and (ii) the date which is five (5) years after the Closing; provided that, subject to clause (iii) of the following paragraph (c), the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
c. If: (i) the Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Registration Statement is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, or (iii) after the effective date of the Registration Statement, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Subscribed Shares be effective or (B) the Subscribers are not permitted to utilize the prospectus contained therein to resell such shares, in each case of  (A) and (B), for a period of not more than thirty (30) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period (any such failure or breach in clauses (i) through (iii) above being referred to as an “Event,” and the date on which such Event occurs being referred to as an “Event Date”), then in addition to any other rights the Subscribers may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1.0% of the aggregate purchase price paid by such Subscriber pursuant to the Subscription Agreement for any unregistered Subscribed Shares held by such Subscriber on the Event Date. If the Company fails to pay any Liquidated Damages pursuant to this Section 5(c) in full within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 1.0% per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. With respect to a

Subscriber, the Effectiveness Deadline for a Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of such Subscriber to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Subscribed Shares held by such Subscriber).
d. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of such Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding a Subscriber furnished in writing to the Company by such Subscriber expressly for use therein. The Company shall notify each Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber.
e. Each Subscriber shall, severally and not jointly with any other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding a Subscriber furnished in writing to the Company by such Subscriber expressly for use therein. In no event shall the liability of a Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.
f. For the avoidance of doubt, the provisions of Sections 5(b) through 5(d) hereof shall have no effect if the Subscribed Shares are included in the Form S-4 at the time it becomes effective.
6. Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect with respect to a Subscriber, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of  (a) such date and time as the Transaction Agreements is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and such Subscriber to terminate this Subscription Agreement, (c) if, on the Transaction Closing Date, any of the conditions to Closing set forth in Section 2 of this

Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated or (d) March 15, 2019, if the Closing has not occurred by such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify each Subscriber of the termination of the Transaction Agreements promptly after the termination thereof.
7. Trust Account Waiver.   Each Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account arising from or in connection with this Subscription Agreement or the transactions contemplated hereby, or any discussions in connection therewith, (ii) agrees that it shall not make any claim against the Trust Account arising from or in connection with this Subscription Agreement or the transactions contemplated hereby, or any discussions in connection therewith, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (iii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future, and (iv) will not seek recourse against the Trust Account in respect of any Released Claims.
8. Miscellaneous.
a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (a), (c) or (d) of this Section 8(a), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof.
b. Each Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. The Company acknowledges that each Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify each Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
c. Neither this Subscription Agreement nor any rights that may accrue to the Subscribers hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned, provided, that, for the avoidance of doubt, the completion of the Domestication shall not be deemed a transfer or assignment by the Company.
d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
e. The Company may request from each Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of such Subscriber to acquire the Subscribed Shares, and each Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.
g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than (i) the parties hereto and their respective successor and assigns and (ii) the persons entitled to indemnification under Section 5 hereof.
h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
j. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
k. This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agents shall be intended third party beneficiaries of the representations and warranties of the Company in Section 3 hereof and of the Subscribers in Section 4 hereof.
l. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
m. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
n. EACH PARTY HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
o. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the state of Delaware and any state appellate court therefrom within the state of Delaware (or, if the Court of

Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
p. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to each Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, each Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agents. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Subscriber or any affiliate or investment adviser of any Subscriber, or include the name of any Subscriber or any affiliate or investment adviser of any Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of such Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under Nasdaq regulations, in which case the Company shall provide such Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with such Subscriber regarding such disclosure.
q. Any restrictive legend described in Section 4(n) above on a certificate or book-entry position representing the Subscribed Shares shall promptly be removed and the Company shall promptly issue shares without such restrictive legend or any other restrictive legend to the holder of the applicable Subscribed Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if such Subscribed Shares are sold or transferred pursuant to Rule 144 under the Securities Act or pursuant to the Registration Statement.
r. The Company shall pay the reasonable legal fees and expenses of one counsel to the Subscribers, incurred by such Subscribers in connection with the transactions contemplated by this Agreement, in an amount not to exceed $5,000, which amount shall be paid directly by the Company to such counsel at the Closing.
s. The obligations of each Subscriber under this Subscription Agreement are several and not joint with the obligations of any other Subscriber or any other investor under the Other Subscription Agreements, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of each Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by such Subscriber independently of any other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Subscriber or investor or by any agent or employee of any other Subscriber or investor, and no Subscriber and none of its agents or employees shall have any liability to any other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by any Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscribers and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Each Subscriber acknowledges that no other Subscriber has acted as agent for such Subscriber in connection with making its investment hereunder and that no Subscriber will be acting as agent of such Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any other Subscriber or investor to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Subscription Agreement is between the Company and a Subscriber, solely, and not between the Company and the Subscribers collectively and not between and among the Subscribers.
[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and each Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
PLATINUM EAGLE ACQUISITION CORP.
By: Name: Title:
Address for Notices: 2121 Avenue of the Stars, Suite 2300 Los Angeles, CA 90067

SUBSCRIBER:
Print Name:
By: Name: Title:
Address for Notices:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:		[____]
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$	[_]
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company.

ANNEX K
EXECUTION VERSION
BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, NY 10010	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CONFIDENTIAL
November 13, 2018
Topaz Holdings Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
Project Sparrow
Commitment Letter
Ladies and Gentlemen:
You have advised Bank of America, N.A. (together with its designated affiliates, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (acting through such of its affiliates and branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF”; CS and CSLF, collectively, “Credit Suisse”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI”, and together with Bank of America, MLPFS, Barclays, Credit Suisse, DBNY and DBCI, collectively, “we”, “us” or the “Commitment Parties”) that Topaz Holdings Corp. a newly created corporation organized under the laws of Delaware (“Holdings” or “you”), formed at the direction of Platinum Eagle Acquisition Corp., a Cayman Islands exempted company that will become a Delaware corporation prior to the Closing Date (the “SPAC”), intends to acquire all of the outstanding equity interests of two businesses previously identified to us as “Sparrow” (each, a “Company”, and together, the “Companies”) and to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”) and the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet” and, collectively with the ABL Facility Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
1. Commitments.
In connection with the Transactions, (A) each of Bank of America, Barclays, CS and DBNY (collectively, the “Initial ABL Lenders”) is pleased to advise you of its commitment to provide (on a several but not joint basis) to the Borrowers 25.0% of the aggregate principal amount of the ABL Facility and (B) each of Bank of America, Barclays, CS and DBNY (collectively, the “Initial Bridge Lenders”, and together with the Initial ABL Lenders, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide (on a several but not joint basis) to the Administrative Borrower 25.0% of the aggregate principal amount of the Bridge Facility, subject in each case only, as applicable, to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowings” (limited on the Closing Date (as defined below) as indicated therein) in Exhibit B hereto (in the case of the ABL Facility) and the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto (in the case of the Bridge Facility).

2. Titles and Roles.
It is agreed that (i) MLPFS, Barclays, CSLF and DBSI will act as joint lead arrangers and joint bookrunners for the ABL Facility (collectively, the “ABL Facility Lead Arrangers”) and (ii) CSLF, Barclays, DBSI and MLPFS will act as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, the “Bridge Lead Arrangers” and, together with the ABL Facility Lead Arrangers, each a “Lead Arranger” and together the “Lead Arrangers”), (iii) Bank of America will act as administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”) and (iv) CS will act as administrative agent and collateral agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, collectively with the ABL Administrative Agent, the “Administrative Agents”). It is further agreed that (i) MLPFS shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the ABL Facility, and shall hold the leading role and responsibility customarily associated with such “top left” placement, and (ii) Credit Suisse shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facility, and shall hold the leading role and responsibility customarily associated with such “top left” placement. The other Lead Arrangers will be listed in any and all marketing materials with respect to the ABL Facility and the Bridge Facility by the alphabetical order of their marketing names.
You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.
3. Syndication.
The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the Facilities hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (A) in respect of the ABL Facility, (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us on or prior to the date of this Commitment Letter, (ii) those persons who are competitors of either of the Companies and their respective subsidiaries that are separately identified in writing by you to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the ABL Facility) and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by you from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the ABL Facility or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “ABL Disqualified Lenders”) and (B) in respect of the Bridge Facility, (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us on or prior to the date of this Commitment Letter, (ii) those persons who are competitors of either of the Companies and their respective subsidiaries that are separately identified in writing by you to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facility) and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by you from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facility or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Bridge Disqualified Lenders”, and together with the ABL Disqualified Lenders, “Disqualified Lenders”); provided that the Lead Arrangers shall not (x) be obligated to ascertain, monitor or inquire as to whether any lender is a Disqualified Lender or (y) have any liability with respect to any assignment of loans or commitments under the Facilities to any Disqualified Lender.

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisitions (as defined in Exhibit A hereto) and the date of the initial funding under or effectiveness of the Facilities (the date of such consummation and initial funding of the ABL Facility, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) the Initial Bridge Lenders shall not assign prior to the Closing Date more than 49.0% of their aggregate commitments under the Bridge Facility unless you otherwise agree in writing.
Without limiting your obligations to assist with syndication efforts with respect to the Bridge Facility as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after the date of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of  (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the day that is 45 days following the Closing Date (the “Syndication Date”), you agree to assist the Bridge Lead Arrangers in seeking to complete a timely syndication with respect to the Bridge Facility that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of TDR Capital LLP (the “Sponsor”) and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements (as defined in Exhibit A hereto), the Companies’ and their respective subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you, the SPAC and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor, on the one hand, and the proposed Bridge Lenders, on the other hand, (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, such contact between senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Companies, on the one hand, and the proposed Bridge Lenders, on the other hand) in all such cases at locations and times mutually agreed upon, (c) your, the SPAC’s and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, the use of commercially reasonable efforts to cause the Companies to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of syndication, public ratings (but no specific ratings) for the Notes (the “Debt Ratings”) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but no specific corporate credit rating) and a public corporate family rating (collectively, the “Corporate Ratings” and, together with the Debt Ratings, the “Ratings”) in respect of the Administrative Borrower (as defined below) after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Bridge Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Bridge Lenders at reasonable time(s) and location(s) to be mutually agreed upon (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, to cause the officers of the Companies to be available for such meetings), (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries being offered, placed or arranged (other than (x) the Facilities and (y) the Notes or any “demand” securities issued pursuant to the Fee Letter (this clause (y), collectively, the “Takeout Securities”)) without the consent of the Bridge Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Bridge Facility or the placement of the Notes (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Bridge Facility or the placement of the Notes) and (g) at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Companies and their respective subsidiaries being offered, placed or arranged (other than (x) the Facilities, (y) the Takeout Securities and (z) any indebtedness of the Companies and their respective subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Acquisition Agreements) without the consent of the Bridge Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Bridge Facility or the placement of the Notes (it being understood and agreed that the Companies and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Bridge Facility or the placement of the Notes). To the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, you agree to use commercially reasonable efforts to (x) ensure that the ABL Administrative Agent and its designees shall have sufficient access to the Companies and their respective subsidiaries to complete a field examination and equipment appraisal with respect to the assets of the Companies and their respective subsidiaries to be included in the Borrowing Base (as defined in Exhibit B) (and the Lead Arrangers hereby acknowledge that (i) the ABL Administrative Agent has received a completed equipment appraisal dated August 30, 2018 that will satisfy the foregoing equipment appraisal provision with respect to the assets of Target Logistics (as defined in Exhibit A) and its subsidiaries and (ii) a “carveout” relating solely to the assets of Target Logistics and its subsidiaries with the same “as of” date of the most recently delivered field examination delivered pursuant to the terms of the existing Amended and Restated Syndicated Facility Agreement, dated as of December 19, 2013 among, inter alios, Algeco Scotsman Global S.à r.l., Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto (the “Algeco ABL Credit Agreement”), will satisfy the foregoing field examination provision with respect to Target Logistics and its subsidiaries) and (y) deliver a Borrowing Base Certificate (as defined in Exhibit B), or if you are unable to prepare and deliver a Borrowing Base Certificate that includes assets of the Companies and their respective subsidiaries, deliver a certificate evidencing the Modified Borrowing Base (as defined in Exhibit B) and giving effect to the initial borrowing under the ABL Facility on the Closing Date, which certificate shall be in such form as may be agreed between the Borrowers and the ABL Administrative Agent (and it being understood that failure to deliver such certificate shall result in a Modified Borrowing Base determined by reference to clause (x) of the definition thereof). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) your obligations to assist in syndication efforts as provided herein (including the obtaining of the Ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (g) above), (ii) the syndication of, or receipt of commitments in respect of, the Facilities and (iii) the commencement or successful completion of the syndication of the Facilities, in each case, shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of institutions acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Bridge Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the SPAC and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor to provide and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, to cause the Companies to provide) to the Lead Arrangers all customary information with respect to you, the Borrowers, the Companies and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraph 9 of Exhibit D hereto and customary financial estimates, forecasts and other projections (such projections, the “Projections”) and such other customary information, as the Bridge Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Companies or your or their respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Bridge Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that none of the foregoing shall be construed to limit any of the Borrowers’ representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Facilities Documentation. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Companies or their respective management to take (or to refrain from taking) any action is subject to the terms of the Acquisition Agreements and will not require you, under any circumstances, to take any action that is not practical, appropriate or reasonable in light of the circumstances or is in contravention of the terms of either of the Acquisition Agreements, including terminating the Acquisition Agreements. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 8 and 9 of Exhibit D and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
You hereby acknowledge that (a) the Bridge Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Memoranda”) (such Information, Projections, other customary marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Bridge Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Bridge Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, the SPAC, the Administrative Borrower, the Companies and your or their respective subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Bridge Lender, a “Public Sider” and each Bridge Lender that is not a Public Sider, a “Private Sider”). In arranging and syndicating the Bridge Facility, each of the Commitment Parties shall be entitled to use and rely upon the information contained in the Information Materials without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information Materials.
At the reasonable request of the Bridge Lead Arrangers, you agree to assist (and to cause the SPAC and, subject to your using commercially reasonable efforts, the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreements, to cause the Companies to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Bridge Facility that consists exclusively of information that is Public Sider Information with respect to you, the SPAC, the Borrowers and your or their respective subsidiaries or your or their respective securities for the purposes of United States federal or state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Bridge Lenders and represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than Information about the Bridge Facility and the Transactions) and contain a customary “10b-5” representation consistent with the representations set forth in Section 4 hereof but which, for the avoidance of doubt, shall not contain any knowledge qualifier or supplementation provisions. The Information Memoranda described above will contain customary language exculpating you, the SPAC, the Sponsor, the Companies and your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related marketing materials by the recipients thereof  (provided that such exculpation of you, the SPAC, the Sponsor, the Companies and your and their respective affiliates shall not impact the Commitment Parties’ right to indemnification hereunder). Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Bridge Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that you shall not be obligated to mark any information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.
You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Bridge Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Bridge Lead Arrangers for prospective Bridge Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you, the SPAC, the Companies or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.
4. Information.
You hereby represent and warrant that (with respect to Information and Projections relating to the Companies and their respective subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are (i) subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections relating to the Companies and their respective subsidiaries and its and their respective businesses) if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Companies and their respective subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Companies and their respective subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood, in each case, that such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.
5. Fees.
As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) the agreements of the Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.
6. Conditions.
The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) in the case of the ABL Facility, the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (limited on the Closing Date as indicated therein) and (b) in the case of the Bridge Facility, the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto and upon satisfaction (or waiver by all Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations made by, or with respect to, the Companies and their respective subsidiaries in the Acquisition Agreements as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the applicable Acquisition Agreement as a result of a breach of such representations in such Acquisition Agreement or to decline to consummate the applicable Acquisition (in accordance with the terms of the applicable Acquisition Agreement) (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) (in the case of the ABL Facility) and the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto (in the case of the Bridge Facility) are satisfied (or waived by the applicable Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheets) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Borrowers and each of their respective direct wholly owned material U.S. restricted subsidiaries (to the extent required by Exhibits B and C) and (2) other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or other applicable law (provided that, to the extent you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of the subsidiaries of the Borrowers (other than any such subsidiary which is a Borrower) will only be required to be delivered and/or perfected on the Closing Date pursuant to the terms set forth above if such certificated equity interests are received from the Companies)) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing of at least 90 days (or such longer period as may be mutually agreed by the Borrowers and the ABL Administrative Agent; provided that any certificated equity interests required to be delivered pursuant hereto and not delivered on the Closing Date shall be required to be delivered within five business days after the Closing Date) to be mutually agreed by the ABL Administrative Agent (and without any requirement for consent of the applicable Lenders) and the Borrowers (acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of or made by Holdings, the Borrowers and each other Guarantor to be set forth in the Facilities Documentation, as applicable, relating to organizational status of Holdings, the Borrowers and the other Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Bridge Facility and the ABL Facility, do not conflict with the organizational documents of Holdings, the Borrowers and each other Guarantor; solvency (to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 7 of Exhibit D hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; Patriot Act and similar laws; the making of the loans and the use of proceeds of the Facilities not violating OFAC, the FCPA or other similar laws; and subject to the parenthetical in the immediately preceding sentence and limitations set forth in the Term Sheets, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.
7. Indemnity.
To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing and their respective successors, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as financial advisors to you or any of the Companies or any of your or their respective affiliates in connection with the Acquisitions or any other potential acquisition of the Companies (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof  (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating thereto (each, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal fees and expenses (in each case, excluding the allocated costs of in-house counsel) of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, with your prior written consent, a single regulatory counsel in each applicable specialty for all such Indemnified Persons, taken as a whole, but no other third party advisors without your prior written consent and, solely in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, with your prior written consent, a single regulatory counsel in each applicable specialty, but no other third party advisors without your prior written consent, and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing (in each case, excluding the allocated costs of in-house counsel); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Commitment Letter in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing but subject to clauses (i) and (ii) above) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) subject to the proviso at the end of this sentence, if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, out-of-pocket expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), of a single regulatory counsel in each applicable specialty and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that (i) only one equipment appraisal and one field examination shall be included within the definition of Expenses and (ii) Expenses relating to such equipment appraisal and field examination shall be reimbursed by you regardless of whether the Closing Date occurs. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.
Notwithstanding any other provision of this Commitment Letter, (i) none of us, you (or any of your affiliates), the SPAC (or any of its affiliates), the Companies (or any of their respective affiliates) or any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that (x) nothing in this clause (i) shall impact the Commitment Parties’ right to indemnification hereunder and (y) the foregoing shall not limit your responsibility for the contents of such information and other materials, including to the extent of any representations and warranties with respect thereto contained herein or in the Facilities Documentation; and (ii) none of us, you (or any of your affiliates), the SPAC (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.
You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any Losses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the SPAC, the Companies or your or their respective affiliates or subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the SPAC, the Companies or your or their respective affiliates or subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the SPAC, the Companies and your or their respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, certain of the Commitment Parties and their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Companies and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Companies or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Companies and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Companies, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an agent, advisor or fiduciary of you, the Companies, your and their respective management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Companies on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and any transactions related thereto and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.
You acknowledge that certain of the Commitment Parties (or their respective affiliates) are, or may at any time be a lender under the Algeco ABL Credit Agreement (in such capacity, each an “Existing Lender”). You acknowledge and agree that each Existing Lender (a) will be acting for its own account as principal in connection with the Algeco ABL Credit Agreement, (b) will be under no obligation or duty as a result of the Commitment Parties’ roles in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments (including the Algeco ABL Consent, as defined in Exhibit D to this Commitment Letter)), or exercising any rights or remedies, that such Existing Lender may be entitled to take or exercise in respect of the Algeco ABL Credit Agreement and (c) may manage its exposure to the Algeco ABL Credit Agreement without regard to the Commitment Parties’ roles hereunder. In addition, you acknowledge and agree that this Commitment Letter (a) is not a guarantee with respect to the successful outcome of the Algeco ABL Consent and that no assurance can be given that the Algeco ABL Consent will be obtained, (b) does not create an obligation on the part of any Existing Lender to consent to the Algeco ABL Consent and (c) does not create an obligation on the part of any Commitment Party or Existing Lender to purchase any loans or commitments (or to pay any fees) in respect of the Algeco ABL Credit Agreement in order to obtain the necessary consents required to achieve the effectiveness of the Algeco ABL Consent.
Each of the Commitment Parties hereby acknowledges (i) the retention of MLPFS as capital markets advisor to the SPAC and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of MLPFS or its affiliates. Each of the Commitment Parties hereby also acknowledges (i) the retention of DBSI as capital markets advisor and financial advisor to the SPAC in connection with the Acquisitions and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of DBSI or its affiliates.
9. Confidentiality.
You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the SPAC, the Companies and to your, either of the Companies’ and any of the SPAC’s officers, directors, agents, employees, affiliates, attorneys, accountants, advisors, controlling persons, members, partners or equity holders and to actual and potential equity co-investors who are informed of the confidential nature thereof, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure), including to the extent required by the Securities and Exchange Commission or other governmental authority in connection with any public filing relating to the Transactions; provided that (i) you may disclose this Commitment Letter and the Fee Letter and the contents thereof to the Companies and their respective officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (provided that the Fee Letter and the contents thereof will be redacted in a manner reasonably satisfactory to the Commitment Parties), (ii) you may disclose this Commitment Letter and its contents, including the Term Sheets and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof), in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, including any financing transaction related thereto, (iii) you may disclose the Term Sheets and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining the Ratings, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Takeout Securities or in any public or regulatory filing relating to the Transactions or any offering or private placement of any Takeout Securities (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) you may disclose the Commitment Letter and the Fee Letter in connection with defending any of your rights or with respect to any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (vi) you may disclose the Term Sheets (but not the other portions of the Commitment Letter or the Fee Letter) to any rating agency in connection with the Transactions on a confidential basis, (vii) after the Closing Date, you may disclose the Commitment Letter and the Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs, (viii) you may disclose this Commitment Letter (but not the Fee Letter) in connection with any equity financing transaction for the Acquisitions and in connection with any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Takeout Securities and (ix) you may disclose this Commitment Letter and the contents hereof  (but not the Fee Letter or the contents thereof) to the extent that the Commitment Letter becomes publicly available other than as a result of a breach of this Commitment Letter by you, the Companies or your or their respective affiliates. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and shall be of no further effect (other than with respect to the Fee Letter) following the second anniversary of the date of this Commitment Letter.
The Commitment Parties and their affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure),

(b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, either of the Companies or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Companies or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph)), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrowers or any of their subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that any of the Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.
10. Trust Account Waiver
The Commitment Parties acknowledge and agree that the SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Algeco U.S. Holdings, LLC, Arrow Parent Corp., their respective subsidiaries and one or more businesses or assets. The Commitment Parties acknowledge and agree that the SPAC’s sole assets consist of the cash proceeds of the SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the account established for the benefit of the SPAC’s shareholders with Continental Stock Transfer & Trust Company (the “Trust Account”) for the benefit of its public shareholders. For and in consideration of you entering into this Commitment Letter, the receipt and sufficiency of which is hereby acknowledged, the Commitment Parties, on behalf of themselves and any of their respective managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds therein as a result of, or arising out of, any claims against the SPAC and/or its affiliates arising out of this Commitment Letter.
11. Miscellaneous.
This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment subject to the limitations set forth in Section 3 above, by an Initial Lender to any Lender) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). Notwithstanding the foregoing, the parties hereby agree that MLPFS may, without notice to or the consent of the Borrowers or you or any other person, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in each of the Acquisition Agreements) (and whether or not a Company Material Adverse Effect has occurred with respect to either of the Companies), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the applicable Acquisition Agreement or to decline to consummate the applicable Acquisition (in accordance with the terms of the applicable Acquisition Agreement) and (c) the determination of whether the applicable Acquisition has been consummated in accordance with the terms of the applicable Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Any Lead Arranger may, subject to your consent (which consent will not be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of

“tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein; provided that nothing in this Commitment Letter obliges you or any of your affiliates to consummate the Acquisitions or to draw all or any portion of the Facilities.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)) and 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.
The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Facilities Documentation, upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder in their entirety at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Facilities (on a pro rata basis amongst the Initial Lenders in the applicable Facility) in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit D.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 13, 2018. The offer of the Initial Lenders and the Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of  (i) the termination of either Acquisition Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the applicable Acquisition, (ii) the consummation of the Acquisitions without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on the date that is 150 days after the date of this Commitment Letter. Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.
[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,
BANK OF AMERICA, N.A.
By:
/s/ Douglas M. Ingram

Name: Douglas M. Ingram
Title:   Managing Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
/s/ Douglas M. Ingram

Name: Douglas M. Ingram
Title:   Managing Director
BARCLAYS BANK PLC
By:
/s/ Tom Blouin

Name: Tom Blouin
Title:   Managing Director
CREDIT SUISSE, LOAN FUNDING LLC
By:
/s/ Max Lipkind

Name: Max Lipkind
Title:   Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH
By: /s/ Mikhail Faybusovich

Name: Mikhail Faybusovich
Title:   Authorized Signatory
By: /s/ Andrew Griffin

Name: Andrew Griffin
Title:   Authorized Signatory
DEUTSCHE BANK AG, CAYMAN ISLANDS
BRANCH
By:
/s/ Edwin E. Roland

Name: Edwin E. Roland
Title:   Managing Director
By:
/s/ Alvin Varughese

Name: Alvin Varughese
Title:   Director
DEUTSCHE BANK AG NEW YORK BRANCH
By:
/s/ Edwin E. Roland

Name: Edwin E. Roland
Title:   Managing Director
By:
/s/ Alvin Varughese

Name: Alvin Varughese
Title:   Director
DEUTSCHE BANK SECURITIES INC.
By:
/s/ Edwin E. Roland

Name: Edwin E. Roland
Title:   Managing Director
By:
/s/ Alvin Varughese

Name: Alvin Varughese
Title:   Director
Accepted and agreed to as of
the date first above written:
TOPAZ HOLDINGS CORP.
By:
/s/ Jeff Sagansky

Name: Jeff Sagansky
Title:   President

EXHIBIT A
Project Sparrow
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
Topaz Holdings Corp., a newly created corporation organized under the laws of the State of Delaware (“Holdings”), formed at the direction of Platinum Eagle Acquisition Corp., a Cayman Islands exempted company to be converted to a Delaware corporation on or prior to the Closing Date (the “SPAC”), intends to acquire all of the issued and outstanding equity interests of  (i) Algeco U.S. Holdings, LLC (“Algeco Parent”), a Delaware limited liability company and the owner of all of the issued and outstanding equity interests of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target Logistics”), and (ii) Arrow Parent Corp. (“Arrow Parent”), a Delaware corporation and the owner of all of the issued and outstanding equity interests of Arrow Bidco, LLC (“Arrow Bidco” or the “Administrative Borrower”), a Delaware limited liability company and owner of all of the issued and outstanding equity interests of RL Signor Holdings, LLC (“Signor”), a Delaware limited liability company (the transactions in clauses (i) and (ii) each an “Acquisition” and collectively, the “Acquisitions”). It is intended that the Acquisitions be consummated pursuant to: (a) the Agreement and Plan of Merger, dated as of the date hereof  (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Signor Acquisition Agreement”), by and among Arrow Holdings S.à r.l., the SPAC and Signor Merger Sub Inc., a direct, wholly-owned subsidiary of the SPAC, pursuant to which Arrow Parent will merge with and into Signor Merger Sub Inc., with Arrow Parent surviving such merger; and (b) the Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Target Acquisition Agreement”; together with the “Signor Acquisition Agreement”, the “Acquisition Agreements”), by and among Algeco Investments B.V., the SPAC and Arrow Bidco, pursuant to which Algeco Parent will merge with and into Arrow Bidco, with Arrow Bidco surviving such merger, in each case for the purchase price specified in the applicable Acquisition Agreement (collectively, the “Acquisition Consideration”). Immediately following the transactions contemplated by the Signor Acquisition Agreement and prior to the transactions contemplated by the Target Acquisition Agreement, Arrow Parent will merge with and into Holdings, with Holdings surviving such merger. Upon the consummation of the Acquisitions, Holdings will be the sole member of Arrow Bidco, which will be the sole member of each of Signor and Target Logistics.
The SPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses (a “Business Combination”), and in connection therewith, the SPAC now seeks to consummate the Acquisitions. The SPAC is required, by the terms of its documents of incorporation, after signing the Acquisition Agreements (which constitutes the definitive agreement for the Business Combination) to seek shareholder approval (the “Proxy Process”) of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their Class A ordinary shares in the SPAC, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the SPAC’s trust account calculated as of two business days prior to the consummation of the Business Combination, including interest but less income taxes payable.
In connection with the foregoing, it is intended that:
a)
The SPAC has established Holdings.

b)
The Borrowers will obtain the $125.0 million asset based revolving credit facility described in Exhibit B to the Commitment Letter (the “ABL Facility”).

c)
The Administrative Borrower will (i) issue and sell second-lien senior secured notes (the “Notes”) in a Rule 144A or other private placement yielding $300.0 million in gross cash proceeds and/or

A-1

(ii) to the extent that less than $300.0 million in Notes are issued on or prior to the Closing Date obtain senior secured increasing rate loans (the “Bridge Loans”) under a senior secured credit facility having the terms described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, together with the ABL Facility, the “Facilities”), in an amount as will generate gross cash proceeds of up to $300.0 million when taken together with the gross cash proceeds from any issuance of Notes or Bridge Replacement Securities (as defined in the Fee Letter).
d)
On the Closing Date, the proceeds of the Facilities (and/or the Notes), common stock of the SPAC delivered pursuant to the Acquisition Agreements (the “Stock Consideration”) and cash on hand at the SPAC and the Companies and their respective subsidiaries will be applied to (i) pay the Acquisition Consideration and (ii) pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.
A-2

EXHIBIT B
Project Sparrow
$125.0 Million ABL Facility
Summary of Principal Terms and Conditions1
Borrowers:
Arrow Bidco, LLC, a Delaware limited liability company (the “Administrative Borrower”), Target Logistics, TLM Equipment, LLC, a Delaware limited liability company (the “Uncertificated Unit Borrower”), each of the other domestic, wholly-owned subsidiaries of Target Logistics that are borrowers under the Algeco ABL Credit Agreement, RL Signor Holdings LLC, a Delaware limited liability company, and each of its wholly-owned U.S. subsidiaries that becomes a borrower under the ABL Facility on the Closing Date, together with any additional wholly-owned U.S. subsidiary of the Administrative Borrower that becomes a borrower under the ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Considerations (including the delivery of information required pursuant to applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations) (collectively, the “Borrowers”).

Holdings:	Topaz Holdings Corp., a newly created corporation organized under the laws of the State of Delaware (“Holdings”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
ABL Administrative Agent and ABL Collateral Agent:
Bank of America, N.A. (together with its designated affiliates, “Bank of America”) will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Administrative Borrower (such consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial ABL Lenders, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:
MLPFS, Barclays, CSLF and DBSI (each in such capacity, an “ABL Lead Arranger” and, together, the “ABL Lead Arrangers”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

Additional Agents:	The Administrative Borrower may designate in consultation with the Lead Arrangers additional financial institutions to act as syndication agent, documentation agent or co-documentation agent.
ABL Facility:
A four and a half year senior secured asset based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of  $125.0 million will be made available to the Borrowers. Commitments under the ABL Facility are referred to as “ABL Commitments” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below are collectively referred to as “ABL Loans”. ABL Loans will be denominated in U.S. Dollars.

Incremental Facilities:
The ABL Facility Documentation will permit the Borrowers to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) in an aggregate amount not to exceed $75.0 million plus any voluntary prepayments that are accompanied by permanent commitment

1
All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, D and E thereto.

B-1

reductions under the ABL Facility; provided that (i) no event of default under the ABL Facility has occurred and is continuing or would exist after giving effect thereto (provided that, solely with respect to the obtaining of an Incremental ABL Facility incurred in connection with a Limited Condition Acquisition, no event of default shall exist at the time the definitive documentation for such Limited Condition Acquisition is executed and no payment or bankruptcy event of default shall exist at the time such Limited Condition Acquisition is consummated, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility), (ii) the terms of such Incremental ABL Facility will be the same terms as the ABL Facility provided that (a) if the applicable margin, undrawn commitment fees and letter of credit fees with respect to such Incremental ABL Facility are greater than those of the ABL Facility, the applicable margin, undrawn commitment fees and letter of credit fees with respect to the ABL Facility will be increased to the extent of the applicable differential and (b) notwithstanding the foregoing, any arrangement, upfront or similar fees that may be agreed to among the Borrowers and the lenders providing such Incremental ABL Facility will not be shared with the Lenders providing the existing ABL Facility and (iii) all representations and warranties in the ABL Facility Documentation shall be true and correct in all material respects on and as of the date of incurrence of the Incremental ABL Facility (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects) (provided that this clause (iii) shall be subject to customary “SunGard” or “certain funds” limitations solely with respect to the obtaining of an Incremental ABL Facility incurred in connection with a Limited Condition Acquisition, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility).

The Borrowers may seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (an “ABL Additional Lender”); provided that the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders shall have consent rights (not to be unreasonably withheld or delayed) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Swingline Facility:
In connection with the ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates) (in such capacity, the “Swingline Lender”) will make available to the Borrowers a swingline facility (the “Swingline Facility”) under which the Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $15.0 million. Except for purposes of calculating the commitment fees described in this Exhibit B, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

The Swingline Facility shall be on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Considerations.
B-2

Letters of Credit:
$15.0 million of the ABL Facility will be available to the Borrowers for the purpose of issuing standby letters of credit (collectively, “Letters of Credit”). Each Lead Arranger (or any of its applicable affiliates) (each in such capacity, an “Issuing Lender”) will provide a ratable portion of the foregoing Letter of Credit sub-limit. Each Letter of Credit shall expire not later than the earlier of  (a) twelve months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no ABL Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments). Each Letter of Credit must comply with the relevant Issuing Lenders’ policies and procedures with respect thereto.

Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Considerations.
Purpose:
The letters of credit and proceeds of ABL Loans may be used by the Borrowers to pay the Acquisition Funds and fund the other Transactions or for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the ABL Facility Documentation.

Availability:
ABL Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date to finance the Transactions (including payment of a portion of the Acquisition Consideration and all or a portion of the Transaction Costs) and for general corporate purposes, including working capital and/or purchase price adjustments under the Acquisition Agreements, in an aggregate amount not to exceed $50.0 million (“Closing Date Transaction Draw”). Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Borrowers or any of their respective subsidiaries as of the Closing Date (and if the issuer of such letters of credit becomes an ABL Lender under the ABL Facility, such existing letters of credit may be deemed to be letters of credit outstanding under the ABL Facility). Otherwise, ABL Loans will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates:	The interest rates under the ABL Facility will be payable on amounts outstanding thereunder as follows:

At the option of the Borrowers, initially, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability during the preceding quarter greater than 66.7% and less than 33.3%, respectively, of the Line Cap (as defined below).

B-3

The Borrowers may elect interest periods of one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, (i) in the case of ABR loans calculated by reference to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and any date of prepayment and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date and any date of prepayment.

There shall be no Adjusted LIBOR or ABR floors for the ABL Facility; provided that in the event either of the Adjusted LIBOR or ABR is less than zero, such rate will be deemed to be zero.
Adjusted LIBOR and ABR will be defined in a customary manner consistent with the ABL Facility Documentation Considerations.
Letter of Credit Fees:
A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue for the account of the applicable ABL Lenders (other than defaulting Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s relevant ABL Commitment. In addition, the relevant Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee not to exceed 0.125% per annum of the aggregate face amount of each outstanding Letter of Credit issued by it, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year and (b) customary issuance, processing and administration fees to be agreed.

ABL Commitment Fees:
0.50% per annum (or, if the average daily exposure (including with respect to Letters of Credit) under the ABL Facility exceeds 25.0% of the ABL Commitments, 0.375%) on the undrawn portion of the commitments in respect of the ABL Facility, payable to non-defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments in respect of the ABL Facility, calculated based on the number of days elapsed in a 360-day year.

Default Rate:
With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:	Four and a half years after the Closing Date. The ABL Facility will not amortize.

The ABL Facility Documentation shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Loans (which may include, among other things, an increase in the interest rates and fees (other than undrawn commitment fees) payable with respect to such extended Loans, which such

B-4

extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) in respect of the ABL Facility upon the request of the applicable Borrowers and without the consent of any other Lender (it being understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Borrowing Base:	The borrowing base (the “Borrowing Base”) at any time shall equal the sum of:
(a) 85% of the net book value of the Borrowers’ eligible accounts receivable, plus

(b) the lesser of  (i) 95% of the net book value of the Borrowers’ eligible rental equipment (which shall include, without limitation, value added products) and (ii) the product of  (x) 85% multiplied by (y) the net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the Borrowers’ eligible rental equipment, minus

(c) customary reserves (as described below).

Eligibility criteria for eligible accounts receivable and eligible rental equipment shall be set forth in the ABL Facility Documentation in a manner consistent with the ABL Facility Documentation Considerations.

The Borrowing Base will be computed by the Borrowers monthly and a certificate (the “Borrowing Base Certificate”) presenting the Borrowers’ computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 25th calendar day following the end of each calendar month; provided, however, that (x) during the continuance of a Specified Default (as defined below) or (y) if Excess Availability (as defined below) under the ABL Facility is less than the greater of  (i) $12.5 million and (ii) 12.5% of the lesser of  (A) the aggregate commitments at such time and (B) the Borrowing Base (the lesser of  (A) and (B), the “Line Cap”) for five consecutive business days, the Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis (no later than the fourth calendar day after the end of each week) until the date on which Excess Availability under the ABL Facility has been at least the greater of  (i) $12.5 million and (ii) 12.5% of the Line Cap for at least 20 consecutive calendar days and no Specified Default is outstanding during such 20 consecutive calendar day period. To the extent the Borrowers deliver a certificate in respect of the Modified Borrowing Base on the Closing Date, all references in this paragraph that refer to the Borrowing Base, prior to delivery of the first Borrowing Base Certificate, shall be deemed to refer to the Modified Borrowing Base.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion. For purposes of the foregoing, “Permitted Discretion” means the commercially reasonable credit judgment of the ABL Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the ABL Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any eligible accounts or eligible rental equipment, the enforceability or priority of the ABL Administrative Agent’s Liens thereon or the amount which any secured

B-5

party would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such eligible accounts or eligible rental equipment or (b) is evidence that any collateral report or financial information delivered to the ABL Administrative Agent by any person on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; provided that, the proposed action to be taken by the ABL Administrative Agent to mitigate the effects described above (including the amount of any reserve) shall bear a reasonable relationship to the effects that form the basis thereunder. In exercising such judgment as it relates to the establishment of reserves or the adjustment or imposition of exclusionary criteria, Permitted Discretion will require that: (a) such establishment, adjustment or imposition shall be based on, among other things: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of rental equipment, or in any concentration of risk with respect to accounts receivable that are first occurring or discovered by the ABL Administrative Agent after the Closing Date or (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the eligible accounts or eligible rental equipment, in each case, that are first occurring or discovered by the ABL Administrative Agent after the Closing Date, (b) the contributing factors to the establishment or modification of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of eligible accounts or eligible rental equipment, as applicable (or vice versa) or (ii) any reserves deducted in computing book value and (c) the amount of any such reserve so established shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factor. Availability reserves will not be established or changed except upon at least five business days’ prior written notice to the Administrative Borrower (during which period the ABL Administrative Agent shall be available to discuss any such proposed reserve with the Administrative Borrower and the Administrative Borrower may take such actions as may be required to ensure that the event, condition or matter that is the basis of such reserve no longer exists; provided that the Borrowers may not borrow ABL Loans or Swingline Loans or amend or request the issuance of Letters of Credit during such five business day period in excess of the Line Cap (which shall be calculated assuming the effectiveness of such proposed reserve)).

“Specified Default” shall mean any payment or bankruptcy event of default, any event of default resulting from a material misrepresentation of the Borrowing Base calculation, any event of default resulting from a failure to deliver any required Borrowing Base Certificate, any event of default resulting from breach of the cash management provisions and any event of default arising from failure to comply with the ABL Financial Covenants.

In the event that a field examination and/or equipment appraisal cannot be completed and delivered prior to the Closing Date, for the period from the Closing Date until the 120th day after the Closing Date (or such earlier date as the Borrowers may elect after delivery of a satisfactory field examination and/or equipment appraisal or such later date as may be agreed to by the ABL Administrative Agent), the Borrowing Base shall be deemed to be an amount equal to the “Borrowing Base” (under and as defined in the Algeco ABL Credit Agreement, but only with respect to Target Logistics and its subsidiaries that are contemplated to be Borrowers under the ABL Facility) as set forth on the most recently delivered “Borrowing Base Certificate” (under and as defined in the Algeco ABL Credit Agreement) delivered prior to the Closing Date (the “Modified Borrowing Base”). In the event that such a

B-6

field examination and equipment appraisal are not completed and a Borrowing Base Certificate delivered within such 120 day period (or other date to which the ABL Administrative Agent agrees (without any requirement for Lender consent)), the Borrowing Base shall be deemed to be $0 as of the 121st day following the Closing Date.

Guarantees:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, (i) all obligations of the Borrowers under the ABL Facility and Incremental ABL Facilities (“Borrower ABL Obligations”) and (ii) all obligations of any Borrower or any ABL Guarantor (as defined below) under any interest rate protection, currency exchange, commodity hedging or other swap or hedging arrangements (other than any obligation of any ABL Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (each, a “Swap”), if, and to the extent that, all or a portion of the guarantee by such ABL Guarantor of, or the grant by such ABL Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such ABL Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively, the “Excluded Swap Obligations”)), and obligations of any Borrower or any ABL Guarantor under cash management arrangements, in each case entered into with a Lender, Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, Lead Arranger or the ABL Administrative Agent (“Hedging/Cash Management Arrangements” and, together with the Borrower ABL Obligations, the “ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “ABL Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary (including the Borrowers) of Holdings (collectively, the “ABL Guarantors”; the Borrowers and the ABL Guarantors are herein collectively referred to as the “ABL Loan Parties”); provided that the ABL Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined by reference to individual revenues and assets excluded and the aggregate revenues and assets of the overall restricted group excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case, from guaranteeing the ABL Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts to obtain the same, (d) any subsidiary for which the provision of a Guarantee would result in a material adverse tax or regulatory consequence to the Borrowers or one of their respective subsidiaries (in each case as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent), (e) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of a Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (any such non-U.S. subsidiary, a “CFC”) and any direct or indirect U.S. subsidiary of a Borrower that has no

B-7

material assets (directly or through one or more disregarded entities) other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), and (f) certain special purpose entities, if any.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee outweighs the value afforded thereby. The ABL Guarantees will rank equal in right of payment with the guarantees of the Bridge Facility.

Security:
Subject to the limitations set forth below in this section, and, on the Closing Date, the Certain Funds Provisions, the ABL Secured Obligations and the ABL Guarantees will be secured by (a) a perfected first priority (subject to permitted liens) pledge of 100% of the equity interests of the Borrowers and of each direct, wholly-owned restricted subsidiary of any Borrower or any ABL Guarantor (which pledge, to the extent relating to a pledge of capital stock of any CFC or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such CFC or FSHCO) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property above, in the case of material fee-owned real property, an agreed threshold of the Borrowers and the ABL Guarantors (including but not limited to equipment, receivables, inventory, cash, deposit accounts, securities accounts, commodity accounts, general intangibles (including contract rights), investment property, intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding “Excluded Assets” (as defined below), collectively, the “Collateral”).

“Excluded Assets” shall mean (a) any lease, license, franchise, charter, authorization, contract or agreement to which any ABL Loan Party is a party, and any of its rights or interest thereunder, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted under the ABL Facility Documentation, in each case, if and to the extent that the grant of a security interest therein (i) is prohibited by or would violate any law, rule or regulation applicable to any ABL Loan Party or (ii) is prohibited by or would violate any term, provision or condition of such lease, license, franchise, charter, authorization, contract, agreement or arrangement, or would create a right of termination in favor of any other unaffiliated third-party thereto or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent), except, in each case, to the extent such prohibition is rendered ineffective under the Uniform Commercial Code or other applicable law; provided, however, that the Collateral shall include at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, any portion of such lease, license, franchise, charter, authorization, contract, agreement, arrangement or property not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract, agreement, arrangement or property which are not otherwise Excluded Assets; (b)(i) voting equity interests of a CFC or FSHCO

B-8

in excess of 65% of the voting stock owned by any ABL Loan Party (but, for the avoidance of doubt, 100% of any non-voting stock will be included in the Collateral); (ii) equity interests in joint ventures or any non-wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents or to the extent requiring the consent of one or more unaffiliated third parties (provided that there shall be no obligation to obtain such consent), except to the extent such provision is rendered ineffective under the Uniform Commercial Code or other applicable law and (iii) equity interests in captive insurance subsidiaries and not-for-profit subsidiaries; (c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (d)(i) any leasehold interest (including any ground lease interest) in real property and (ii) any fee interest in owned real property with a fair market value of less than an amount to be agreed (any real property not so excluded being “Material Real Property”); (e) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any law, rule or regulation applicable to any ABL Loan Party or (ii) requires a consent of any governmental authority that has not been obtained, except, in the case of clauses (i) and (ii), to the extent such prohibition or consent is rendered ineffective under the Uniform Commercial Code or other applicable law; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the legal prohibition or requirement for consent shall no longer be applicable and to the extent severable, shall attach to any portion of such assets not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law); provided, further, that the exclusions referred to in this clause (e) shall not include any proceeds of any such assets; (f) margin stock; (g) security interests to the extent the same would result in adverse tax or regulatory consequences to the Borrowers or one of their respective restricted subsidiaries as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent; and (h) other exceptions to be agreed.

Notwithstanding the foregoing, assets will also be excluded from the Collateral in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the costs of obtaining, perfecting or maintaining a security interest in such assets outweigh the benefit to the ABL Lenders afforded thereby.

In addition, (a) no perfection actions shall be required with respect to (i) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral or as to which perfection is accomplished solely by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), (ii) commercial tort claims of the Borrowers and the ABL Guarantors with a value of less than an amount to be agreed and (iii) promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed, (b) share certificates of immaterial subsidiaries and unrestricted subsidiaries shall not be required to be delivered and (c) no actions in any non-U.S jurisdiction or required by the laws of any non-U.S

B-9

jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

The Borrowers and the ABL Guarantors shall be required to record the ABL Administrative Agent’s liens on title certificates relating to any rental fleet equipment and containers that are subject to certificate of title laws to the extent required by applicable law for the perfection of such liens.

All the above-described pledges, security interests and mortgages shall be created on terms consistent with the ABL Facility Documentation Considerations and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than in connection with the Bridge Facility and certain other customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Facility Documentation, consistent with the ABL Facility Documentation Considerations.

With respect to real property, the ABL Administrative Agent or the Administrative Borrower shall give at least 45 days prior written notice to the ABL Lenders prior to the execution and delivery of the mortgage thereon and, prior to the execution and delivery thereof, the ABL Lenders shall have completed all flood insurance due diligence and complied with all applicable law relating to flood insurance.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this “Security” section shall be subject to the Certain Funds Provision.
Intercreditor Agreement:
The relative rights and priorities in the Collateral for the secured parties under (a) the ABL Facility and (b) the Bridge Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), the form of which will be based on the Intercreditor Agreement, dated as of November 29, 2017, among, inter alios, Bank of America, N.A., as initial first lien representative, Deutsche Bank Trust Company Americas, as initial second lien representative and Williams Scotsman International, Inc., as company.

Cash Management and Cash Dominion:
The Borrowers and the ABL Guarantors shall use commercially reasonable efforts to obtain account control agreements on their deposit accounts, securities accounts and commodities accounts (but in any event excluding deposit accounts that (i) are used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) are used solely for paying taxes, including sales taxes, (iii) are used solely as an escrow account or solely as a fiduciary or trust account, (iv) are disbursement accounts or (v) individually or in the aggregate with all other accounts being treated as excluded deposit accounts pursuant to this clause (v), have a daily balance of less than $1,000,000 (collectively, “Excluded Accounts”)) as soon as possible and in any event within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). If such arrangements are not obtained within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Borrowers and the ABL Guarantors shall be required to move their bank accounts to the ABL Administrative Agent or another bank that will provide such control agreements. During a Cash Dominion Period (as defined below), all amounts

B-10

in controlled accounts will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions, limitations and thresholds to be agreed.

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of  (x) 12.5% of the Line Cap and (y) $12.5 million, for five consecutive business days to the date Excess Availability shall have been at least the greater of  (x) 12.5% of the Line Cap and (y) $12.5 million for 20 consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

Excess Availability:
“Excess Availability” shall mean, at any time, an amount equal to (a) the lesser of  (i) the commitments in respect of the ABL Facility and (ii) the Borrowing Base, minus (b) the sum of  (i) the aggregate principal amount of all ABL Loans and swingline loans then outstanding under the ABL Facility, (ii) the maximum aggregate stated amounts of all then-outstanding Letters of Credit, (iii) all amounts drawn but unreimbursed under Letters of Credit at such time, and (iv) all other outstanding obligations in respect of Letters of Credit (other than, if no event of default exists, those constituting charges owed to any Issuing Lender).

Mandatory Prepayments:
If at any time, the aggregate amount of outstanding ABL Loans under the ABL Facility, unreimbursed Letter of Credit drawings and undrawn Letters of Credit exceeds the Line Cap, then the Borrowers will within one business day repay outstanding ABL Loans and cash collateralize outstanding Letters of Credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments.

Following the occurrence and during the continuation of a Cash Dominion Period, all cash receipts (with exceptions to be agreed in the ABL Facility Documentation) will be promptly applied by the ABL Administrative Agent in a manner consistent with the ABL Facility Documentation Considerations to repay outstanding ABL Loans and to cash collateralize outstanding Letters of Credit.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the ABL Commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions to Initial Borrowing:
The availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties, except as described in the following clause (c)), (c) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Acquisition Agreement Representations (only to the extent that Holdings (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate its or its affiliate’s obligations under either of the Acquisition Agreements or to decline to consummate either of the

B-11

Acquisitions (in each case, in accordance with the terms of the applicable Acquisition Agreement) as a result of a breach thereof) and the Specified Representations, (d) availability under the Borrowing Base or the Modified Borrowing Base, as applicable, and (e) the applicable conditions set forth in Exhibit D to the Commitment Letter.

The representations and warranties set forth in the ABL Facility Documentation will be required to be made in connection with the effectiveness of the ABL Facility on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations, as set forth above) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the ABL Facility on the Closing Date.

Conditions to Subsequent Borrowings:
After the Closing Date, the making of each extension of credit under the ABL Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, in all respects), (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the Borrowing Base.

ABL Facility Documentation:
The definitive financing documentation for the ABL Facility (the “ABL Facility Documentation”) shall be drafted by counsel to the Borrowers and shall be based on, and no less favorable than (except as expressly contemplated herein), the ABL Credit Agreement, dated as of November 29, 2017 (as amended by the amendments with respect thereto dated July 9, 2018, July 24, 2018 and August 15, 2018) (without giving effect to any other amendments thereto after the date of the Commitment Letter) among, inter alios, Williams Scotsman International, Inc., as borrower, and Bank of America, N.A., as administrative agent and collateral agent (the “ABL Precedent Documentation”) and shall contain the terms set forth in this Exhibit B (as such terms may be modified in accordance with the “market flex” provisions of the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, (ii) contain only those mandatory prepayments set forth above and representations and warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth below and (iii) contain such other terms as the Borrowers and the Lead Arrangers shall reasonably agree; provided that such ABL Precedent Documentation (1) shall be further modified by the terms set forth herein, (2) shall be subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrowers and their respective subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrowers and their respective subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) modifications that are mutually agreed to account for changes in law or

B-12

accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (iv), but the Borrowers and the ABL Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow drawing on the Closing Date, such provision shall be in the form of the corresponding provision of the ABL Precedent Documentation), (v) modifications as are reasonably necessary to exclude matters in the ABL Precedent Documentation with respect to credit parties outside the United States and (vi) modifications to reflect reasonable administrative agency and operational requirements of the ABL Administrative Agent and (3) shall be further modified to (x) contain a look forward period of 24 months with respect to cost savings, operations expense reductions and synergies add-backs to Consolidated EBITDA and (y) provide for all adjustments to Consolidated EBITDA set forth in the model delivered to the ABL Arrangers on October 18, 2018 without a cap so long as such adjustments are projected by the Administrative Borrower in good faith to result from actions taken or expected to be taken within 24 months of the Closing Date (collectively, the “ABL Facility Documentation Considerations”).

Limited Condition Acquisition:
For purposes of  (i) determining compliance with any provision of the ABL Facility Documentation which requires the calculation of a leverage ratio or the Fixed Charge Coverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the ABL Facility Documentation (including baskets measured as a percentage of total assets or Consolidated EBITDA (to be defined in a manner consistent with the ABL Facility Documentation Considerations) but excluding any basket based on satisfaction of the Payment Conditions), in each case, in connection with an acquisition by one or more of any Borrower or any of their restricted subsidiaries of any assets, business or person permitted to be acquired by the ABL Facility Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of  (i) the date

B-13

on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and, if with respect to any restricted payment, also on a standalone basis without assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, assets of the target of any Limited Condition Acquisition shall not be included in the Borrowing Base until the date on which such Limited Condition Acquisition is consummated.

Representations and Warranties:
Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, where applicable, Holdings): corporate status; power and authority; no violation; litigation; margin regulations; governmental approvals; Investment Company Act; true and complete disclosure on the Closing Date; financial condition and financial statements; taxes; employee benefit plans and ERISA (including that the Borrowers, the ABL Guarantors and their respective restricted subsidiaries are not employee benefit plans under ERISA or entities that hold plan assets under ERISA); subsidiaries; intellectual property; environmental laws; properties; solvency (defined in a manner consistent with Annex I attached to Exhibit D); accounts; OFAC, sanctions laws, the Patriot Act, the FCPA, the Beneficial Ownership Regulation and other applicable anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; compliance with applicable law; insurance; labor matters; no default; and ownership of unit interests by the Uncertificated Unit Borrower; subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the ABL Facility Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations. In addition, the ABL Facility Documentation will contain a representation from each ABL Lender that it is not an employee benefit plan under ERISA or an entity that holds plan assets under ERISA. For the avoidance of doubt, the representations and warranties will be required to be made in connection with each extension of credit under the ABL Facility Documentation on and after the Closing Date.

Affirmative Covenants:
Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, where applicable, Holdings): delivery of annual audited and quarterly unaudited and, at the discretion of the ABL Administrative Agent during any period from the date that Excess Availability shall have been less than the greater of  (x) 10.0% of the Line Cap and (y) $12.5 million to the date that Excess Availability shall have been at least the greater of  (x) 10.0% of the Line Cap and (y) $12.5 million for thirty consecutive calendar days, monthly unaudited consolidated financial statements (together with a compliance certificate) within 90 days after the end of any fiscal year (with respect to such annual financial statements), 60 days after the end of the first fiscal quarter for which financial statements are required to be delivered after the Closing Date and, thereafter, 45 days after the end of the first three fiscal quarters in any fiscal year (with respect to such unaudited financial statements) and, if applicable, 30 days after the end of each month (with respect to such unaudited financial statements) and, with

B-14

annual and quarterly financial statements to be accompanied by management discussion and analysis, and with annual financial statements to be accompanied by an opinion of a nationally recognized independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification or explanatory paragraph (other than solely with respect to, or resulting solely from an upcoming maturity date under the ABL Facility or prospective non-compliance with any financial covenants); delivery of an annual budget (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); delivery of Borrowing Base Certificates and other information and reporting regarding the Borrowing Base (with delivery time period to be consistent with the delivery requirements for Borrowing Base Certificates set forth elsewhere herein); delivery of compliance certificates, notices of defaults and events of default, material litigation and other material events; delivery of other customary information; maintenance of books and records and inspection rights; payment of taxes; maintenance of insurance (including flood insurance on all mortgaged property constituting Collateral that is in a flood zone from providers, on terms and in amounts as required under applicable law or as otherwise required by the ABL Lenders); quarterly lender calls (which, for the avoidance of doubt, (i) may be a joint call among the ABL Lenders and the holders of the Notes and (ii) shall not be required to the extent the Notes are no longer outstanding unless requested by the Required ABL Lenders); compliance with laws; ERISA and pension plan matters; maintenance of properties (subject to casualty, condemnation and normal wear and tear); compliance with OFAC, sanctions laws, the Patriot Act, FCPA and other applicable anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; transactions with affiliates; fiscal quarters and fiscal years; additional collateral and guarantors; use of proceeds; maintenance of existence and corporate franchises, rights and privileges, further assurances; ownership of the Uncertificated Unit Borrower and other covenants relating to ownership of equipment subject to certificate of title laws, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the ABL Facility Documentation, which shall be substantially consistent with the exceptions and qualifications provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations.

In addition, the ABL Administrative Agent may conduct up to two field examinations and two equipment appraisals (each at the expense of the Borrowers) during any fiscal year (with any additional field exams and equipment appraisals during the same fiscal year, in each case, being at the expense of the Lenders or Administrative Agent except as provided below); provided that at any time after the date on which Excess Availability has been less than the greater of  (x) 10.0% of the Line Cap and (y) $12.5 million for 30 consecutive calendar days, one additional field examination and one additional equipment appraisal may each be conducted (each at the expense of the Borrowers) if at any time more than 90 days have elapsed since the last field examination or equipment appraisal. Notwithstanding the foregoing, during the continuance of a default or event of default, the ABL Administrative Agent may conduct additional field examinations and equipment appraisals (each at the expense of the Borrowers).

B-15

Negative Covenants:
Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, with respect to the passive holding company covenant, Holdings) (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon, and certain monetary baskets (including but not limited to those specifically set forth below) will include basket builders based on a percentage to be mutually agreed of Consolidated EBITDA of the Borrowers and their restricted subsidiaries equivalent to no less than the initial monetary amount of such baskets):

a)
limitations on the incurrence of debt and the issuance of disqualified stock (which shall permit, among other things, (i) the Facilities (including Incremental ABL Facilities and/or any Takeout Securities and any permitted refinancing thereof), (ii) non-speculative hedging arrangements and cash management arrangements, (iii) any indebtedness of the Borrowers incurred or issued prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreements, all of which indebtedness shall be scheduled, (iv) purchase money indebtedness and capital leases up to an amount to be agreed without regard to any capital leases or purchase money indebtedness scheduled on the Closing Date, (v) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (vi) a general debt basket up to an amount to be agreed which may be secured to the extent permitted by exceptions to the lien covenant, (vii) a non-guarantor debt basket in an amount to be agreed, (viii) unlimited indebtedness subject to pro forma compliance with either a 2.00:1.00 Fixed Charge Coverage Ratio (or if in connection with a permitted acquisition or similar investment, such ratio immediately prior to such incurrence) or a Total Net Leverage Ratio (as defined below) that is no greater than 4.00:1.00 as of the most recent date for which financial statements have been delivered or are required to be delivered (or, if in connection with a permitted acquisition or similar investment, such ratio immediately prior to such incurrence); provided that (1) such indebtedness shall mature on or after 91 days after the latest maturity date under ABL Facility Documentation and such indebtedness shall not have any scheduled amortization payment that occur prior to 91 days after the latest maturity date under the ABL Facility Documentation (other than customary nominal amortization payments), (2) the aggregate amount of indebtedness incurred under this clause (viii) by non-guarantor restricted subsidiaries shall not exceed a cap to be agreed, (3) such indebtedness may be secured by the Collateral on a junior lien basis to the ABL Facility (and subject to the Intercreditor Agreement) subject to pro forma compliance with a Senior Secured Net Leverage Ratio that is no greater than 2.50:1.00 as of the most recent date for which financial statements have been delivered or are required to be delivered (or if in connection with a permitted acquisition or similar investment, such ratio immediately prior to such incurrence), (4) such indebtedness, if secured, shall only be secured by assets constituting Collateral and (5) such indebtedness, if guaranteed, shall only be guaranteed by persons that are ABL Guarantors, and (ix) other customary exceptions to be agreed;

b)
limitations on liens (which shall permit, among other things, (i) liens securing any ABL Incremental Facilities, (ii) liens on the Collateral securing the Bridge Facility, the Notes, the Extended Term Loans and the Exchange Notes, in each case to the extent subject to the

B-16

Intercreditor Agreement, (iii) liens on real estate securing debt assumed in connection with a Permitted Acquisition, provided that such liens extend only to the same real estate assets that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption and were not created in contemplation thereof, (iv) certain liens securing permitted purchase money indebtedness or capital leases, (v) a general lien basket in the amount of the general debt basket, provided that any such liens on Collateral shall be junior to the liens securing the ABL Facility (and subject to the Intercreditor Agreement), (vi) a non-guarantor lien basket equal to the size of the non-guarantor debt basket and limited to assets or property of such non-guarantor subsidiaries and (vii) an unlimited basket for liens on Collateral that are junior to the liens securing the ABL Facility (and subject to the Intercreditor Agreement) subject to the terms and conditions described in clause (viii) of the debt covenant above;

c)
limitations on fundamental changes (which shall permit unlimited Permitted Acquisitions consummated as permitted mergers or consolidations when the Payment Conditions are satisfied, subject to caps for acquisitions or investments in non-guarantor subsidiaries in amounts to be agreed);

d) limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions;

e)
limitations on investments and acquisitions (which shall permit (i) unlimited investments in the Borrowers and its restricted subsidiaries (with investments in restricted subsidiaries that are not or do not become ABL Guarantors subject to an amount to be agreed plus additional unlimited amounts subject to pro forma compliance with the Payment Conditions), (ii) a general investment basket in an amount to be agreed, (iii) an unrestricted subsidiary investment basket in an amount to be agreed and (iv) unlimited Permitted Acquisitions (as defined below) and other investments when the Payment Conditions are satisfied, subject to caps for acquisitions or investments in non-guarantor subsidiaries in amounts to be agreed);

f)
limitations on dividends or distributions on, or redemptions of, the Borrowers’ or their restricted subsidiaries’ (or any of its direct or indirect parent company’s) equity and payments under the transition services agreement to be entered into on the Closing Date (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrowers or their restricted subsidiaries and are net of payments already made by the Borrowers or such restricted subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent attributable to the ownership of the Borrowers and their subsidiaries not to exceed an amount to be agreed in any fiscal year and for the payment of franchise, excise or similar taxes required to maintain its corporate or other legal existence, (iii) a general basket to be agreed so long as no event of default shall have occurred and be continuing and (iv) additional dividends, distributions or redemptions, subject only to compliance with the Payment Conditions;

B-17

g)
limitations on prepayments, purchases or redemptions of any unsecured, junior lien (including, without limitation, the Bridge Loans and the Notes) or subordinated indebtedness (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged (provided that (x) such refinancing or exchange indebtedness for subordinated indebtedness shall be subordinated indebtedness and (y) such refinancing or exchange indebtedness for junior lien indebtedness shall be junior lien indebtedness with a lien priority no higher than the junior indebtedness being refinanced), (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments using the general restricted payments basket so long as no event of default shall have occurred and be continuing and (iv) unlimited prepayments, purchases or redemptions of Junior Debt when the Payment Conditions are satisfied; and

h) limitations on negative pledge clauses and restrictions on subsidiary distributions;
i) limitations on changes in conduct of business;
j) limitations on amendments of organizational documents and master lease documents;
k) limitations on accounting changes;

l)
limitations on mergers, consolidations, liquidations and dissolutions of, and acquisitions and the incurrence of indebtedness by, the Uncertificated Unit Borrower, and other limitations on the conduct of business by the Uncertificated Unit Borrower consistent with the ABL Facility Documentation Considerations; and

m) limitations on hedge agreements other than in the ordinary course of business and not for speculative purposes.
In addition, Holdings will be subject to a customary covenant relating to its passive holding company status.

The Borrowers and the ABL Guarantors shall not be permitted to enter into capital or operating leases with respect to assets of a type constituting Borrowing Base assets other than capital leases not in excess of  $25.0 million in the aggregate and operating leases that are consistent with past practices in all material respects.

“Payment Conditions” shall mean, as of any date of determination:
(i) no default or event of default exists or would arise after giving effect to the relevant transactions, and
(ii) either:

(a) the Borrowers having Excess Availability in excess of the greater of (1) 20.0% of the Line Cap and (2) $25.0 million on a pro forma basis immediately after giving effect to the relevant transaction and for the 30 days immediately prior to such date of determination on a pro forma basis (based on the daily Excess Availability for such 30 day period),

or
(b) (I) the Borrowers having Excess Availability in excess of the greater of (1) 15.0% of the Line Cap and (2) $18.75 million on a pro forma basis
B-18

immediately after giving effect to the relevant transaction and for the 30 days immediately prior to such date of determination on a pro forma basis (based on the daily Excess Availability for such 30 day period) and (II) the Borrowers being in pro forma compliance with the ABL Financial Covenants (as defined below) for the four fiscal quarters most recently preceding such transaction for which financial statements have been delivered.

“Permitted Acquisition” means any acquisition by any Borrower or any restricted subsidiary of persons that become restricted subsidiaries (but are not required to become ABL Guarantors) or of assets (including assets constituting a business unit, line of business or division) or capital stock subject to the following terms and conditions: (a) before and after giving effect thereto, no event of default has occurred and is continuing (or, in the case of a Limited Condition Acquisition, at the Borrowers’ option, at the time of execution of a definitive acquisition agreement, in which case no payment or bankruptcy event of default has occurred and is continuing at the time of consummation thereof), (b) after giving effect thereto, the Borrowers are in compliance with the permitted lines of business covenant, (c) acquisitions of persons that become restricted subsidiaries and do not become Borrowers or ABL Guarantors shall be subject to a limitation in an amount to be agreed plus unlimited additional amounts subject to pro forma compliance with the Payment Conditions and (d) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become ABL Guarantors and pledge their Collateral to the ABL Administrative Agent.

The “Total Net Leverage Ratio” shall be defined in the ABL Facility Documentation and shall include, solely for purposes of testing the Payment Conditions and the calculation of the Total Net Leverage Ratio Covenant (as defined below), a cap of  $75.0 million on the amount of cash and cash equivalents that may be netted in the calculation thereof and, for the avoidance of doubt, such cap shall not apply to any debt or lien incurrence-based tests.

ABL Financial Covenants:
If Excess Availability shall be less than the greater of  (x) 12.5% of the Line Cap and (y) $15.625 million (such amount, the “ABL Covenant Trigger”) and until Excess Availability is greater than or equal to the ABL Covenant Trigger for 30 consecutive calendar days (such period, a “Compliance Period”), the Borrowers shall comply on a quarterly basis with (1) a minimum ratio (the “Fixed Charge Coverage Ratio”) of  (x) Consolidated EBITDA minus cash taxes actually paid in such period minus cash capital expenditures (other than to the extent financed with (i) indebtedness (other than the ABL Facility), (ii) proceeds from asset sales, (iii) proceeds from equity issuances or (iv) other proceeds that would not be included in Consolidated EBITDA) actually made or incurred in such period to (y) consolidated interest expense plus scheduled principal amortization of indebtedness for borrowed money (excluding intercompany debt) plus cash dividends (other than those paid to an ABL Loan Party) of at least 1.00:1.00 and (2) a maximum Total Net Leverage Ratio (as defined above) of 4.00:1:00, in each case on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements have been delivered (or required to be delivered) and (ii) on the last day of each subsequently completed fiscal quarter of the Borrowers ending during a Compliance Period (the financial test described in this clause (2) is herein referred to as the

B-19

“Total Net Leverage Ratio Covenant”). The financial tests described in the foregoing clauses (1) and (2) are herein referred to as the “ABL Financial Covenants”.

For purposes of determining compliance with the ABL Financial Covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to Holdings (which amount shall be contributed in cash as common equity to the Administrative Borrower) within 15 business days following the ABL Covenant Trigger will, at the request of the Administrative Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such ABL Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); subject solely to the following conditions: (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount expected to be required to cause the Borrowers to be in pro forma compliance with the ABL Financial Covenants specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the ABL Facility, (d) all Specified Equity Contributions shall be disregarded for all purposes under the ABL Facility Documentation other than for purposes of determining compliance with the ABL Financial Covenants, (e) all Specified Equity Contributions shall be used promptly after receipt thereof to prepay ABL Loans and (f) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the ABL Financial Covenants; provided that such Specified Equity Contribution shall reduce debt in future periods (but not the fiscal quarter in respect of which it is made) to the extent used to prepay indebtedness. The ABL Facility Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made but the Borrowers shall not be permitted to borrow or amend or request the issuance of Letters of Credit during such period.

Unrestricted Subsidiaries:
The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees of obligations of and other investments in unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a Borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (provided that any such re-designated restricted subsidiary may not be designated as an unrestricted subsidiary thereafter) subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” (plus the aggregate outstanding principal amount of any debt owed by such subsidiary to any ABL Loan Party or other restricted subsidiary) shall be treated as an investment by the Borrowers at such time, (b) pro forma compliance with the Payment Conditions, (c) no default or event of default has occurred or is continuing or would exist after giving effect thereto and (d) such subsidiary is also designated as an unrestricted subsidiary under the Bridge Facility and/or the Notes and any other indebtedness in excess of a threshold amount to be agreed that has an “unrestricted subsidiary” construct. Unrestricted subsidiaries will not be subject to the representation and warranties,

B-20

affirmative or negative covenant or event of default provisions of the ABL Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated Net Income, Consolidated EBITDA or compliance with the covenants contained in the ABL Facility Documentation.

Events of Default:
Limited to the following (to be applicable to the Borrowers, the ABL Guarantors and their respective restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after, so long as a Cash Dominion Period is not then in effect, a five day grace period; violation of covenants (subject, in the case of affirmative covenants to a 30 day grace period (other than (a) failure to deliver notices of default or maintain the Borrowers’ existence, breach of the cash management provisions, failure to deliver a Borrowing Base Certificate, breach of the affiliate transactions covenant, breach of the maintenance of fiscal quarters and fiscal year covenant, breach of the use of proceeds covenant and breach of certain other specified affirmative covenants consistent with the ABL Facility Documentation Considerations, which shall not have a grace period and (b) failure to deliver a notice of material litigation and failure to deliver certain information regarding the Borrowing Base consistent with the ABL Facility Documentation Considerations, which shall be subject to a five day grace period); incorrectness of representations and warranties in any material respect (unless qualified by materiality, in which case in any respect); cross default and cross acceleration to indebtedness in excess of an amount to be agreed; bankruptcy or other similar insolvency events of Holdings, any Borrower or any material restricted subsidiary (with a 60 day grace period for involuntary events); monetary judgments in excess of an amount to be agreed; ERISA or similar events; actual or asserted invalidity of the Intercreditor Agreement or any subordination agreement, guarantees or security documents or other ABL Facility Documentation or any interest in Collateral; loss of Collateral; and change of control.

Voting:
Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than 50.0% of the aggregate amount of the ABL Loans, participations in Letters of Credit and Swingline Loans and unfunded ABL Commitments (the “Required ABL Lenders”), and, in addition, (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such Lender has agreed) such Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness in principal), interest (other than the waiver of default interest) or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (ii) the consent of 100% of the applicable Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the ABL Guarantors or releases of all or substantially all of the Collateral or subordination of liens in respect of the ABL Collateral, (iii) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided, (iv) the consent of 100% of the ABL Lenders shall be required for changes to the sharing provisions and payment

B-21

waterfall provisions related to the ABL Facility, to subordinate the obligations under the ABL Facility in right of payment to any other indebtedness or to subordinate the ABL Administrative Agent’s lien on any Collateral (other than as otherwise permitted) and (v) the consent of a supermajority (66.7%) of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans and participations in Letters of Credit and Swingline Loans) shall be required for any changes to the Borrowing Base definitions or the component definitions thereof which result in increased borrowing availability or which increase advance rates (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion).

The ABL Facility Documentation shall contain customary provisions for replacing the commitments of defaulting Lenders, non-extending ABL Lenders, ABL Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans, participations in Letters of Credit and Swingline Loans and commitments under the ABL Facility shall have consented thereto. Any commitment increase, maturity extension or renewal of the ABL Facility shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all ABL Lenders.

Cost and Yield Protection:	The ABL Facility Documentation will include customary cost and yield protection provisions consistent with the ABL Facility Documentation Considerations.
Defaulting Lenders:	The defaulting lender provisions to be set forth in the ABL Facility Documentation will be consistent with the ABL Facility Documentation Considerations.
Assignments and Participations:
The Lenders will be permitted to assign (other than to natural persons or to any ABL Disqualified Lender (with the list of ABL Disqualified Lenders being made available to all Lenders and prospective assignees and each assignee being required to represent that it is not an ABL Disqualified Lender or an affiliate of an ABL Disqualified Lender) loans and/or commitments under the ABL Facility with the consent of the Administrative Borrower, the ABL Administrative Agent, the Swingline Lender and each Issuing Lender (in each case not to be unreasonably withheld or delayed); provided that no consent of the Administrative Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy Event of Default, or, in any event, for assignments to ABL Lenders, affiliates thereof or approved funds, it being understood and agreed that the consent of the Administrative Borrower shall be deemed to have been given if no objection is made within 10 business days after written notice of the proposed assignment. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of  $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrowers and the ABL Administrative Agent) or, if less, all of such Lender’s remaining loans or commitments of the applicable class. Assignments will contain a representation from the applicable assignee that it is not an employee benefit plan under ERISA or entity that holds plan assets under ERISA.

B-22

The ABL Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of ABL Loans, or disclosure of confidential information, to any Disqualified Lender.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

EU Bail-In Provisions:	The ABL Facility Documentation will include customary EU Bail-In Provisions.
Expenses and Indemnification:	The ABL Facility Documentation will include customary expense reimbursement and indemnification provisions consistent with the ABL Facility Documentation Considerations.
Governing Law and Forum:	New York (other than collateral documents governed by applicable local law).
Counsel to the ABL Administrative Agent:	Latham & Watkins LLP
B-23

EXHIBIT C
Project Sparrow
$300.0 Million Secured Bridge Facility
Summary of Principal Terms and Conditions2
Borrower:	The Administrative Borrower. As used in this Exhibit C, references to the “Borrower” will refer to the Administrative Borrower.
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Bridge Administrative Agent:
CS will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower, excluding any Disqualified Lender (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.3

Bridge Lead Arrangers:	CSLF, Barclays, DBSI and MLPFS will act as lead arrangers and bookrunners (each in such capacity, a “Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.
Additional Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent.
Bridge Loans:
The Bridge Lenders will make senior secured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $300.0 million minus the amount of gross proceeds from Notes on the Closing Date or any “demand” securities issued in lieu thereof pursuant to the Fee Letter.

Availability:
The Bridge Lenders will make the Bridge Loans on the Closing Date simultaneously with the consummation of the Acquisitions. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:
The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility, the proceeds from the issuance of the Notes, and cash on hand at the SPAC, the Companies and their respective subsidiaries, to provide Acquisition Funds.

Ranking:	The Bridge Loans will rank equal in right of payment with the ABL Facility and other senior indebtedness of the Borrower.
Guarantees:
All obligations of the Borrower under the Bridge Facility (the “Bridge Secured Obligations”) will be jointly and severally guaranteed by each obligor under the ABL Facility (the “Bridge Guarantors” and together with the ABL Guarantors, the “Guarantors”), on a senior secured basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the ABL Facility (other than upon the repayment in full thereof). The Bridge Guarantees will rank equal in right of payment with the guarantees of the ABL Facility.

2
All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, and D thereto.

3
CS may perform its duties as “collateral agent” through a sub-agent or another bank or financial institution as may be agreed between the Bridge Administrative Agent and the Administrative Borrower.

Security:
The Bridge Secured Obligations and the Bridge Guarantees will be secured by a perfected second priority (subject to permitted liens) security interest in all Collateral (as defined in Exhibit B to the Commitment Letter) (except Excluded Assets) of the Borrower and the Bridge Guarantors, subject to the Intercreditor Agreement described in Exhibit B to the Commitment Letter.

Additional terms (including limitations and exclusions) shall be consistent with the Bridge/Bond Documentation Principles (as defined below).
Maturity:
All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, subject to the absence of a payment or bankruptcy event of default with respect to the Borrower, such Bridge Loans will be automatically converted into a senior secured term loan (each an “Extended Term Loan”) due on the date that is five years after the date of funding of the Bridge Facility (the “Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit C. The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. On any day following the Conversion Date, at the option of the applicable Bridge Lender, the Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that (i) no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes and (ii) no subsequent Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $100.0 million in aggregate principal amount of additional Exchange Notes or if less, the remaining amount of Extended Term Loans.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge Loans except as set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Extended Term Loans and the Exchange Notes shall rank equal in right of payment for all purposes.
Interest Rates:
Interest on the Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of one, two, three or six months, as selected by the Borrower) plus 5.75% (the “Initial Margin”) and commencing at the end of such initial three-month period, subject to the Total Cap (as defined in the Fee Letter) and at the end of each three-month period occurring thereafter, interest shall increase by an additional 50 basis points for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin, together with each 50 basis point step-up, the “Applicable Margin”).

“LIBOR” means the London interbank offered rate for dollars for the relevant interest period; provided that, with respect to the Bridge Facility, in the event LIBOR is less than zero, such rate will be deemed to be zero.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at a rate equal to the Total Cap.
Interest Payments:
Interest on the Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:
During the continuance of any event of default under the Bridge Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan, Extended Term Loans or Exchange Notes.

Mandatory Prepayment:
The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Notes; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand under the Fee Letter at an issue price above the price at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) by the Borrower or any of its restricted subsidiaries and other indebtedness, including, for the avoidance of doubt, issuances of debt convertible into equity and/or equity-linked securities (other than Permitted Debt (to be defined in a manner consistent with the Bridge/Bond Documentation Principles)) and (iii) the net cash proceeds from any non-ordinary course asset sales by, or condemnation proceeds of, in each case, the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Bridge/Bond Documentation Principles. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the Extended Term Loans.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.
Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”, together with the ABL Facility Documentation, the “Facilities Documentation”) shall be drafted by counsel to the Borrower, shall contain the terms set forth in this Exhibit C (subject to the right of the Lead Arrangers to exercise the “market flex” provisions under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit C, shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and be based on that certain Indenture, dated as of August 6, 2018, governing the 6.875% Senior Secured Notes due 2023 issued by Williams Scotsman International, Inc. (the “Precedent Indenture”), and in any event containing terms no less favorable to the Borrower than those contained in the ABL Facility Documentation (reflecting, in the case of the Bridge Facility or Extended Term Loans, credit agreement format) which will be subject to (i) such changes as the Borrower and the Bridge Lead Arrangers shall reasonably agree, (ii) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iii) baskets, thresholds and exceptions that are to be agreed in light of Consolidated EBITDA, total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iv) contain only those mandatory prepayments set forth above and representations and warranties, conditions to borrow, affirmative, negative and financial covenants and events of default set forth below, (v) contain modifications as are reasonably necessary to exclude matters with respect to the escrow structure contained therein and (vi) modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, total assets, geographic location, industries, businesses and business practices, operations, financial accounting and Projections and administrative and operational changes as reasonably requested by the Bridge Administrative Agent, which are consistent with other top tier transactions with such Bridge Administrative Agent (such precedent, provisions and requirements, the “Bridge/Bond Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions to Borrowing” section below and in Exhibit D to the Commitment Letter. The Bridge Facility Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit C.

Conditions to Borrowing:
The availability of the Bridge Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties, except as described in the following clause (c)), (c) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Acquisition Agreement Representations (only to the extent that Holdings or its affiliate has the right (taking into account any applicable cure provisions) to terminate its or its affiliate’s obligations under either of the Acquisition Agreements or to decline to consummate the applicable Acquisition (in each case, in accordance with the terms of the applicable Acquisition Agreement) as a result of a breach thereof) and the Specified Representations and (d) the applicable conditions set forth in Exhibit D to the Commitment Letter.

The representations and warranties set forth in the Bridge Facility Documentation will be required to be made in connection with the effectiveness of the Bridge Facility on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations, as set forth above) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding under the Bridge Facility on the Closing Date.

Representations and Warranties:
The Bridge Facility Documentation will contain representations and warranties as are substantially similar to the ABL Facility, but in any event are no less favorable to the Borrower than those in the ABL Facility, including as to exceptions and qualifications.

Covenants:
The Bridge Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants consistent with the Precedent Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable issuers (and consistent with the Bridge/Bond Documentation Principles) and shall include select lien and indebtedness carve-outs to permit the incurrence of indebtedness pursuant to the ABL Facility subject to the Borrowing Base (as defined in Exhibit B to the Commitment Letter) and indebtedness and other carve-outs to permit (i) the incurrence of  (x) indebtedness up to the greater of  $60.0 million and 15.0% of consolidated total assets (and a general liens basket of the same size) and (y) capital lease obligations up to the greater of  $40.0 million and 10.0% of consolidated total assets, (ii) liens to secure indebtedness on a pari passu basis with or junior basis to the Notes and/or Bridge Loans so long as, on a pro forma basis, the Senior Secured Net Leverage Ratio (to be defined in the ABL Facility Documentation) would not exceed 2.50:1.00, (iii) restricted payments subject to pro forma compliance with a 1.50:1.00 Senior Secured Net Leverage Ratio test, (iv) restricted payments up to $50.0 million and (v) investments up to the greater of $60.0 million and 15.0% consolidated total assets. Prior to the Initial Maturity Date, the debt, liens and restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.
Events of Default:
Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge/Bond Documentation Principles (and subject to customary notice and grace periods).

Cost and Yield Protection:	The Bridge Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the ABL Facility Documentation.
Assignment and Participation:
The Bridge Lenders will have the right to assign (other than to any Bridge Disqualified Lender (with the list of Bridge Disqualified Lenders being made available to all Lenders and prospective assignees and each assignee being required to represent that it is not a Bridge Disqualified Lender or an affiliate of a Bridge Disqualified Lender)) Bridge Loans after the Closing Date in consultation with but without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Bridge Loans, or disclosure of confidential information, to any Disqualified Lender.

The Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Facility Documentation will contain customary provisions for replacing non-consenting Lenders.
Voting:
Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates, fees or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Bridge/Bond Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Facility Documentation) and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages.

EU Bail-In Provisions:	The Bridge Documentation will include customary EU Bail-In Provisions
Expenses and Indemnification:	The Bridge Documentation will include expenses and indemnification provisions substantially consistent with those set forth in the ABL Facility Documentation.
Governing Law:	New York.
Counsel to the Bridge Administrative Agent:	Latham & Watkins LLP.

Annex I to Exhibit C
Extended Term Loans
Maturity:	The Extended Term Loans will mature on the date that is five years after the Closing Date.
Interest Rate:
The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the then applicable Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:
During the continuance of any event of default under the Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.
Guarantees:	Same as the Bridge Loans.
Security and Intercreditor Agreement:	Same as the Bridge Loans.
Covenants, Defaults and Mandatory Prepayments:
Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Bridge Loans will apply) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.
Governing Law:	New York.
C-I-1

Annex II to Exhibit C
Exchange Notes
Issuer:
The Borrower will issue the Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Exchange Notes that is a corporation and is wholly owned restricted subsidiary of the Issuer.

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $75.0 million.

Maturity:	The Exchange Notes will mature on the date that is five years after the Closing Date.
Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.
Default Rate:	During the continuance of any event of default under the Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.
Ranking:	Same as the Bridge Loans and Extended Term Loans.
Guarantees:	Same as the Bridge Loans and Extended Term Loans.
Security and Intercreditor Agreement:	Same as the Bridge Loans and Extended Term Loans.
Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries, in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or to holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes, and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Bridge/Bond Documentation Principles.

Offer to Purchase upon Change of Control:
The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:
Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the second anniversary of the date of the funding of the Bridge Loans. Thereafter, each such Exchange Note will be callable at par plus accrued

C-II-1

interest plus a premium equal to 50% of the coupon on such Exchange Note during the third year after the Closing Date, which call premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of such Exchange Notes.

Prior to the second anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 40.0% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Bridge/Bond Documentation Principles.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 10% of such Exchange Notes each year at a price in cash equal to 103% of the outstanding principal amount thereof.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Bridge/Bond Documentation Principles. Prior to a Demand Failure Event, any Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Bridge/Bond Documentation Principles.
Modification:	Consistent with the Bridge/Bond Documentation Principles.
Registration Rights:	None.
Right to Transfer Exchange Notes:
The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants:
Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Exchange Notes will be incurrence-based covenants consistent with the Precedent Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers (and consistent with the Bridge/Bond Documentation Principles).

Events of Default:	Consistent with the Bridge/Bond Documentation Principles.
Governing Law:	New York.
C-II-2

EXHIBIT D
Project Sparrow
Summary of Additional Conditions4
The initial borrowings under the Facilities shall, subject in all respects to the Certain Funds Provisions, be subject to the following conditions:
1.
(a) each Acquisition has been consummated or will be consummated substantially concurrently with the initial borrowings under the Facilities (and/or the issuance of the Notes) in accordance in all material respects with the terms of the applicable Acquisition Agreement and (b) since the date of the Commitment Letter, neither Acquisition Agreement has been amended, waived or modified (whether pursuant to your consent or otherwise) in any respect by you in a manner that is materially adverse to the Commitment Parties, in their respective capacity as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that, in each case, the Lead Arrangers shall be deemed to have consented to such amendment, waiver or modification unless they shall object in writing thereto within three business days of receipt of written notice of such amendment, waiver or modification; provided, further, that (i) a reduction in the purchase price under either or both Acquisition Agreements will be deemed not to be materially adverse to the Commitment Parties to the extent such reduction is less than 10.0% of the purchase price of, or consideration for, the Acquisitions, and such reduction will be allocated to reduce the Bridge Facility and/or the Notes (but in no event shall the aggregate principal amount of the Bridge Facility and/or the Notes fall below $275.0 million), (ii) any modification, amendment or waiver that results in an increase in the purchase price of, or consideration for, either Acquisition shall not be deemed to be material and adverse to the interests of the Commitment Parties so long as such increase is funded with an increase to the Cash Contribution (as defined below) and/or additional Stock Consideration and (iii) any change to the definition of  “Company Material Adverse Effect” or the “Xerox” provisions contained in either Acquisition Agreement as in effect on the date hereof will be deemed to be materially adverse to the Commitment Parties.

2.
The SPAC shall have (i) made, directly or indirectly, cash equity contributions to Holdings in a minimum amount of  $225.0 million (the “Minimum Cash Contribution”) and (ii) made, directly or indirectly, cash equity contributions (together with the Minimum Cash Contribution, the “Cash Contribution”) and/or delivered Stock Consideration in an aggregate amount under this clause (ii) that, together with the Minimum Cash Contribution, represents consideration of at least $750.0 million.

3.
Since the date of the Acquisition Agreements, no Company Material Adverse Effect (as defined in each of the Acquisition Agreements as in effect on the date hereof) shall have occurred under either Acquisition Agreement.

4.
Subject in all respects to the Certain Funds Provisions, (i) as a condition to the availability of the Bridge Facility, all documents and instruments required to create and perfect the Bridge Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Bridge Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisitions) and (ii) as a condition to the availability of the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the

4
Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

D-1

Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisitions).
5.
The Administrative Agents and the Lead Arrangers shall have received at least three business days before the Closing Date (or five business days before the Closing Date, with respect to information provided pursuant to the Beneficial Ownership Regulation) all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

6.
The execution and delivery by the Borrowers and the other Guarantors of the applicable Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter (including all Exhibits thereto, and as modified to reflect any exercise of the “market flex” provisions under the Fee Letter), and subject in all respects to the Certain Funds Provisions, ABL Facility Documentation Considerations and Bridge/Bond Documentation Principles.

7.
The execution and delivery of customary legal opinions, customary evidence of authorization with respect to each Borrower and each Guarantor, customary officer’s certificates (including relevant attachments) with respect to each Borrower and Guarantor (provided that such certificates shall not include any representation or statement as to the absence (or existence) of any default or event of default or the accuracy of representations and warranties except as set forth in clause (c) of the section captioned “Conditions to Initial Borrowing” in the ABL Facility Term Sheet and in clause (c) of the section captioned “Conditions to Borrowing” in the Bridge Term Sheet), good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of the Administrative Borrower’s chief financial officer, or other officer of equivalent duties and responsibilities (certifying that, after giving effect to the Transactions, the Borrowers and their subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit D. In the case of the ABL Facility, the ABL Lead Arrangers shall have received either (1) a Borrowing Base Certificate in respect of the ABL Facility or (2) notice that the Modified Borrowing Base will be in effect (together with the applicable calculation thereof).

8.
The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the SPAC as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the SPAC’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.
The Lead Arrangers shall have received: (a) audited consolidated balance sheets of each Company and the SPAC and their respective consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of each Company and the SPAC and their respective consolidated subsidiaries for, (x) in respect of the Companies, the two prior fiscal years ended at least 90 days before the Closing Date and (y) in respect of the SPAC, the period from July 12, 2017 (date of inception) to December 31, 2017, and each subsequent fiscal year ended at least 90 days before the Closing Date, and (b) unaudited consolidated balance sheets of each Company and the SPAC and their respective consolidated subsidiaries as at the end of, and related unaudited statements of income, stockholders’ equity and cash flows of each Company and the SPAC and their respective consolidated subsidiaries for, (x) in respect of the Companies, the six months ended June 30, 2017 and June 30, 2018, (y) in respect of the SPAC, the six months

D-2

ended June 30, 2018 and (z) in respect of the Companies and the SPAC, each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of each Company and the SPAC and their respective consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided for such Company or the SPAC, as applicable, pursuant to clause (a) hereof and at least 45 days before the Closing Date. The Lead Arrangers acknowledge and agree that they have already received (i) the annual financial statements for the Companies and their respective consolidated subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2017, (ii) the annual financial statements for the SPAC and its consolidated subsidiaries for the period from June 12, 2017 to December 31, 2017, (iii) the financial statements of the Companies and their respective consolidated subsidiaries for the six months ended June 30, 2017 and June 30, 2018 and (iv) the financial statements of the SPAC and its consolidated subsidiaries for the fiscal quarters ended March 31, 2018 and June 30, 2018.
10.
With respect to the Bridge Facility, (a) investment banks satisfactory to the Lead Arrangers (the “Investment Banks”) have been engaged to privately place the Notes pursuant to the engagement letter dated the date hereof among the Investment Banks and Holdings, and each shall have received (i) a customary preliminary offering memorandum containing (A) all customary information (other than a “description of notes”, “offering summary”, “plan of distribution” and information customarily provided by the Investment Banks or their counsel or advisors), including historical financial statements of each Company and the SPAC (other than pro forma financial statements which are described below) (which historical financial statements shall be no more than those required by paragraph 9 above), business and other financial data (with respect to financial data, to the extent derived from such financial statements or readily available from the books and records of the Companies) of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Rules 3-05 (other than financial statements required in connection with any acquisitions entered into after the date of this Commitment Letter), 3-09, 3-10 and 3-16 of Regulation S-X and Items 302 and 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions for other information customarily excluded from an offering memorandum for a Rule 144A private placement) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data of each Company and the SPAC that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of each Company and the SPAC in connection with the offering of the Notes (the accountants shall have provided final drafts of such comfort letters, which they are prepared to issue (which shall provide customary “negative assurance” comfort), upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period (the “Notes Marketing Period”) of at least 15 consecutive business days, commencing upon receipt of the information described in clause (a)(i) (the “Notes Required Information”), to seek to place the Notes with qualified purchasers thereof; provided that (i) November 22, 2018 and November 23, 2018 shall not be considered a business day for the purposes of the Notes Marketing Period (but shall not serve as a break in consecutive business days) and (ii) the Notes Marketing Period shall be completed by December 21, 2018 or shall not commence prior to January 2, 2019 (the dates and/or periods excluded from the Notes Marketing Period referred to in the foregoing clauses (i) and (ii), the “Notes Blackout Dates”). If the Administrative Borrower reasonably believes that it has delivered the Notes Required Information, the Administrative Borrower may deliver to the Lead Arrangers a written notice to that effect (stating when the Administrative Borrower reasonably believes it completed such delivery). The notice delivered by the Administrative Borrower will be effective to start the Notes Marketing Period as of the date of delivery of such

D-3

notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of such notice, the Bridge Lead Arrangers deliver written notice to the Administrative Borrower stating that they do not believe the Administrative Borrower has delivered the Notes Required Information and specifying in reasonable detail the Notes Required Information that has not been received (provided that delivery of such written notice from the Bridge Lead Arrangers to the Administrative Borrower will not prejudice the Administrative Borrower’s right to assert that the Notes Required Information has, in fact, been delivered).
11.
All fees required to be paid on the Closing Date pursuant to the Fee Letter in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise agreed to by the Borrowers), shall, substantially concurrently with the initial borrowing under the Facilities, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

12.
The Borrowers shall have obtained written consents (in form and substance reasonably satisfactory to the Lead Arrangers) (the “Algeco ABL Consent”) to the Transactions from the requisite lenders under the Algeco ABL Credit Agreement.

D-4

CONFIDENTIALEXHIBIT D-I
Form of Solvency Certificate
Date:
Reference is made to Credit Agreement, dated as of  [•] (the “Credit Agreement”), among [•] (the “Borrowers”), the lending institutions from time to time parties thereto (the “Lenders”), and [•], as Administrative Agent and Collateral Agent.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [•] of the Credit Agreement.
Solely in my capacity as a financial executive officer of the Administrative Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:
1.
The sum of the liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their subsidiaries, on a consolidated basis.

2.
The fair value of the property of the Borrowers and their subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis.

3.
The capital of the Borrowers and their subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.
The Borrowers and their subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
D-I-1

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.
[ADMINISTRATIVE BORROWER]
By:

Name:
Title:
D-I-2